Form 10-K, Exhibit 13
period 1996-12-31
PEOPLES FINANCIAL CORP
filed 1997-03-25
CIK 770460

Exhibit 13: Annual Report to Shareholders

CONSOLIDATED STATEMENTS OF CONDITION
  Peoples Financial Corporation and Subsidiaries



December 31,                                          1996           1995           1994
----------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                       $ 26,873,638   $ 24,220,348   $ 20,779,080

Available for sale securities                   53,159,353     20,829,655        198,083

Held to maturity securities, fair value of
  $128,879,000 - 1996; $167,384,000 - 1995;
  $156,660,000 - 1994                          127,870,283    165,142,083    159,498,209

Loans                                          228,508,895    224,069,011    222,841,508

  Less: Unearned income                             17,295         22,531         11,682

          Allowance for loan losses              4,522,704      4,352,967      4,901,453
                                              ------------   ------------   ------------
  Loans, net                                   223,968,896    219,693,513    217,928,373

Bank premises and equipment, net                 8,626,068      8,789,642      8,636,809

Other real estate                                  264,962        726,838        946,526

Accrued interest receivable                      3,891,465      3,169,666      3,322,214

Other assets                                     2,958,967      2,919,601      2,548,002

Intangible assets                                  495,993        813,825      1,131,657
                                              ------------   ------------   ------------
TOTAL ASSETS                                  $448,109,625   $446,305,171   $414,988,953
                                              ============   ============   ============

























See Notes to Consolidated Financial Statements.

  Peoples Financial Corporation and Subsidiaries

December 31,                                                    1996             1995             1994
------------------------------------------------------------------------------------------------------
LIABILITIES & SHAREHOLDERS' EQUITY

Liabilities:

  Deposits:

    Demand, non-interest bearing                       $  73,535,221    $  63,255,936    $  67,741,827

    Savings and demand, interest bearing                 153,596,132      174,721,683      196,772,760

    Time, $100,000 or more                                84,973,369       84,117,293       33,959,293

    Other time deposits                                   56,027,287       54,076,823       49,716,535
                                                       -------------    -------------    -------------
    Total deposits                                       368,132,009      376,171,735      348,190,415

  Accrued interest payable                                 1,005,508        1,139,768          450,156

  Federal funds purchased                                 16,500,000       12,150,000       15,900,000

  Notes payable                                              226,608          437,520          622,862

  Other liabilities                                        1,891,296        1,823,743        1,384,450
                                                       -------------    -------------    -------------
  TOTAL LIABILITIES                                      387,755,421      391,722,766      366,547,883

SHAREHOLDERS' EQUITY:

  Common Stock, $1 par value, 1,500,000 shares
    authorized, 738,168 shares issued and
    outstanding at December 31, 1996, 1995 and
    1994, after giving retroactive effect to
    one stock split effective October 16, 1996 and
    Two for two for one stock split effective
    November 22, 1995                                        738,168          738,168          738,168

  Surplus                                                 53,926,262       48,926,262       43,176,262

  Undivided profits                                        5,428,068        5,075,542        4,901,640

  Unrealized gain on available for sale securities,
   net of tax                                                261,706          336,945

  Additional minimum liability in excess of prior
     service cost, net of tax                                                (294,512)

  Note payable offset associated with employee
    stock ownership plan                                                     (200,000)        (375,000)
                                                       -------------    -------------    -------------
  TOTAL SHAREHOLDERS' EQUITY                              60,354,204       54,582,405       48,441,070
                                                       -------------    -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 448,109,625    $ 446,305,171    $ 414,988,953
                                                       =============    =============    =============










See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
  Peoples Financial Corporation and Subsidiaries

Years Ended December 31,                                         1996                    1995                    1994
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:

  Interest and fees on loans                     $         20,414,470    $         21,364,008    $         17,093,692

  Interest and dividends on securities:

    U. S. Treasury                                          7,992,855               8,138,663               8,812,526

    U. S. Government agencies and corporations              3,809,117                 898,990                 483,115

    States and political subdivisions                         403,698                 398,584                 434,683

    Other investments                                          45,322                  17,590                  16,111

  Interest on federal funds sold                              582,321                 667,429                 345,468
                                              ----------------------- ----------------------- -----------------------
  TOTAL INTEREST INCOME                                    33,247,783              31,485,264              27,185,595
                                              ----------------------- ----------------------- -----------------------
INTEREST EXPENSE:

  Time deposits of $100,000 or more                         5,092,411               3,315,121               1,320,796

  Other deposits                                            9,190,266               8,967,278               8,118,392

  Mortgage indebtedness                                        12,512                  13,082                  13,623

  Federal funds purchased                                     110,324                  76,757                  69,498
                                              ----------------------- ----------------------- -----------------------
  TOTAL INTEREST EXPENSE                                   14,405,513              12,372,238               9,522,309
                                              ----------------------- ----------------------- -----------------------
NET INTEREST INCOME                                        18,842,270              19,113,026              17,663,286

REDUCTION OF ALLOWANCE FOR LOSSES ON LOANS                    150,000                                         300,000
                                              ----------------------- ----------------------- -----------------------
NET INTEREST INCOME AFTER REDUCTION OF

  ALLOWANCE FOR LOSSES ON LOANS                            18,992,270              19,113,026              17,963,286
                                              ----------------------- ----------------------- -----------------------
OTHER OPERATING INCOME:

  Trust department income and fees                            932,502               1,013,858                 886,449

  Service charges on deposit accounts                       3,763,566               3,384,659               2,479,815

  Other service charges, commissions and fees                 246,579                 262,970                 281,063

  Other income                                                621,730                 578,361                 314,178
                                              ----------------------- ----------------------- -----------------------
  TOTAL OTHER OPERATING INCOME                              5,564,377               5,239,848               3,961,505
                                              ----------------------- ----------------------- -----------------------

OTHER OPERATING EXPENSE:

  Salaries and employee benefits                      7,932,306     6,886,597     6,358,110

  Net occupancy                                         780,928       940,164       801,464

  Equipment rentals, depreciation and maintenance     1,633,110     1,481,108     1,528,297

  Other expense                                       5,071,101     5,227,131     4,778,758
                                                    -----------   -----------   -----------
  TOTAL OTHER OPERATING EXPENSE                      15,417,445    14,535,000    13,466,629
                                                    -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                            9,139,202     9,817,874     8,458,162

Income taxes                                          2,993,145     3,146,577     2,842,623
                                                    -----------   -----------   -----------
NET INCOME                                          $ 6,146,057   $ 6,671,297   $ 5,615,539
                                                    ===========   ===========   ===========
EARNINGS PER SHARE                                  $         8   $         9   $         8
                                                    ===========   ===========   ===========





See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  Peoples Financial Corporations and Subsidiaries

                                                                                                Additional
                                                                                                  minimum
                                                                                Unrealized      liability in
                                                                                  gain on        excess of       Note
                            Number                                              available for      prior        payable
                              of                                                   sale           service       offset
                            common      Common                    Undivided    securities,   cost, net of    associated
                            shares      stock       Surplus       profits      net of tax        tax          with ESOP      Total
                           ---------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1,
 1994                        369,084   $369,084    $38,545,346    $4,955,066    $ -0-          $  -0-     $ (550,000)   $43,319,496

Two-for-one stock split      369,084    369,084       (369,084)
                          ----------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1,
 1994, AS RESTATED           738,168     738,168    38,176,262     4,955,066      -0-             -0-       (550,000)    43,319,496

Net income                                                         5,615,539                                              5,615,539

Cash dividends, common
  ($ .90625 per share)                                              (668,965)                                              (668,965)

Transfer of undivided
 profits                                             5,000,000    (5,000,000)

Reduction to note payable
 offset associated with
 esop                                                                                                        175,000        175,000
                          ----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
 1994, AS RESTATED           738,168     738,168    43,176,262     4,901,640      -0-             -0-       (375,000)    48,441,070

Net income                                                         6,671,297                                              6,671,297

Cash dividends, common
  ($1.0125 per share)                                               (747,395)                                              (747,395)

Transfer of undivided
  profits                                            5,750,000    (5,750,000)

Net change in unrealized
  gain on available for sale
  securities, net of tax                                                          336,945                                   336,945

Additional minimum
  liability in excess of
  prior service cost, net of
  tax                                                                                         (294,512)                    (294,512)

Reduction to note payable
  offset associated with
  esop                                                                                                       175,000        175,000
                          ---------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
   1995, AS RESTATED         738,168     738,168    48,926,262     5,075,542      336,945     (294,512)     (200,000)    54,582,405

Net income                                                         6,146,057                                              6,146,057

Cash dividends, common
  ($1.075 per share)                                                (793,531)                                              (793,531)

Transfer of undivided
  profits                                             5,000,000   (5,000,000)

Net change in unrealized
  gain on available for
  sale securities, net of
  tax                                                                            (75,239)                                   (75,239)

Additional minimum
  liability in excess of
  prior service cost, net
  of tax                                                                                     294,512                        294,512

Reduction to note payable
  offset associated with
  esop                                                                                                     200,000          200,000
                          --------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
   1996                      738,168  $  738,168  $  53,926,262  $ 5,428,068   $ 261,706   $   -0-        $   -0-      $ 60,354,204
                          ==========================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
  Peoples Financial Corporation and Subsidiaries


Years Ended December 31,                                     1996             1995             1994
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                          $   6,146,057    $   6,671,297    $   5,615,539

    Adjustments to reconcile net income to net cash provided by operating activities:

      Proceeds from sales of other real estate
        and other property                                  322,700          242,720          815,382

      Gain on sales of other real estate and other
       property                                            (145,850)         (29,071)        (263,191)

      Depreciation and amortization                       1,322,449        1,297,275        1,359,309

      Pension plan termination cost                         446,230

      Reduction of allowance for loan losses               (150,000)                         (300,000)

      Provision for losses on other real estate             154,376          159,247          152,637


      Purchase of other real estate                                         (100,708)

      Changes in assets and liabilities:

        Accrued interest receivable                        (721,799)         152,548         (785,704)

        Other assets                                        112,665         (291,618)         (13,043)

        Accrued interest payable                           (134,260)         689,612          119,787

        Other liabilities                                    67,553          335,943          133,782
                                                      -----------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES               7,420,121        9,127,245        6,834,498
                                                      -----------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from maturities and calls of
      available for sale securities                      19,935,000

  Investment in available for sale securities           (52,377,557)     (20,120,942)

  Proceeds from maturities and calls of held
      to maturity securities                            160,217,482      111,143,796      126,275,000

  Investment in held to maturity securities            (122,945,682)    (116,787,670)    (128,752,432)

  Loans, net increases                                   (4,125,383)      (1,817,640)     (37,975,518)

  Acquisition of premises and equipment                    (710,393)      (1,132,276)      (1,527,437)

  Retirement of premises and equipment                                                         212,089

  Federal funds sold                                                                         1,800,000

  Other assets                                             (266,129)        (229,054)         (90,642)
                                                      ------------------------------------------------
  NET CASH USED IN INVESTING ACTIVITIES                    (272,662)     (28,943,786)     (40,058,940)
                                                      ------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Demand and savings deposits, net increase
    (decrease)                                        (10,846,266)    (26,536,968)     15,735,820

  Time deposits made, net increase                      2,806,540      54,518,288       8,029,105

  Principal payments on notes                             (10,912)        (10,342)         (9,801)

  Cash dividends                                         (793,531)       (747,395)       (668,965)

  Federal funds purchased, net increase (decrease)      4,350,000      (3,750,000)     15,900,000

  Pension plan additional minimum liability
    contributed                                                          (215,774)
                                                     --------------------------------------------
  NET CASH PROVIDED BY (USED IN) FINANCING
    ACTIVITIES                                         (4,494,169)     23,257,809      38,986,159
                                                     --------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS               2,653,290       3,441,268       5,761,717

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR           24,220,348      20,779,080      15,017,363
                                                     --------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR               $ 26,873,638    $ 24,220,348    $ 20,779,080
                                                     ============================================



See Notes to Consolidated Financial Statements.

Notes To Consolidated Financial Statements
  Peoples Financial Corporation and Subsidiaries

NOTE A - ACCOUNTING POLICIES:

Business of The Company

 Peoples Financial Corporation is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi, and PFC Service Corp. Its principal subsidiary is The Peoples Bank, Biloxi, Mississippi, which provides a full range of banking, financial and trust services to individuals and small and commercial businesses operating in 12 locations in Harrison, Hancock and west Jackson counties.

Principles of Consolidation

  The consolidated financial statements include the accounts of Peoples Financial Corporation and its wholly owned subsidiaries, The Peoples Bank, Biloxi, Mississippi, and PFC Service Corp. All significant intercompany transactions and balances have been eliminated.

Basis of Accounting

  Peoples Financial Corporation and Subsidiaries recognize assets and liabilities, and income and expense, on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Due from Banks

  The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $8,388,000, $9,193,000 and $9,770,000 for the years ending December 31, 1996, 1995 and 1994, respectively.
  The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 1996, the bank subsidiary had excess deposits of $1,951,936. These amounts were uninsured and uncollateralized.

Securities

  In May 1993, the Financial Accounting Standards Board issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Investments." SFAS 115 prescribes the accounting and reporting for certain investments in equity securities and debt securities. Investments are to be classified in one of three categories: held to maturity, trading or available for sale. The classification of an investment determines its accounting treatment. This Statement became effective for the Company on January 1, 1994.

  Available for sale securities are stated at fair value. The unrealized difference, if any, between amortized cost and fair value of these securities is excluded from earnings and is reported, net of deferred taxes, as a component of shareholders' equity. Held to maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Most of the Company's portfolio is classified as held to maturity since it has the positive intent and ability to hold its investments until maturity. Gains or losses, if any, are recognized as income when realized and are computed based on the amortized cost of the specific securities sold.

Loans

  Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Interest on loans is recognized over the terms of the loan based on the unpaid principal balances.

  Loan origination fees are recognized as income when received. Revenue from these fees is not material to the financial statements.

  The Company places loans on a nonaccrual status when, in the opinion of Management, they possess sufficient uncertainty as to timely collection of interest or principal so as to preclude the recognition in reported earnings of some or all of the contractual interest. Accrued interest on loans classified as nonaccrual is reversed at the time the loans are placed on nonaccrual.

  In June 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" and in October 1994, issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." These Statements became effective for the Company on January 1, 1995. SFAS 114 and 118 address loan impairment and the related measurement methods. The Statements stipulate that loans shall be identified as being impaired if it is doubtful that all principal and interest due contractually under the terms of the loan agreement will be collected. When a loan is impaired as defined by the Statements, measurement of impairment shall be based on the present value of the expected future cash flows discounted at that loan's effective interest rate except that, as a practical expedient, measurement may be based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The Company has determined that all loans which have been classified as impaired are also collateral dependent. Accordingly, the allowance for losses on these impaired loans has been computed using the fair value of the underlying collateral. The loans which have been classified as impaired under SFAS 114 had previously been identified by the Company as loans for which a specific reserve should be established. The Company had in prior years computed the allowance on such loans in a similar manner as that required under SFAS 114. Therefore, no additional allowance was required at January 1, 1995, in order to implement SFAS 114. The provisions of SFAS 118 concerning recognition of interest income on impaired loans allow for the Company to continue its present recognition polices discussed above.

Allowance for Loan Losses

  The allowance for loan losses is based on Management's evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. The evaluation includes the nature and volume of the loan portfolio, a study of loss experience, a review of delinquencies, the estimated value of any underlying collateral and an estimate of the possibility of loss based on the risk characteristics of the portfolio.

Bank Premises and Equipment

  Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed primarily by the straight-line method based on the estimated useful lives of the related assets.

Other Real Estate

  Other real estate acquired through foreclosure is carried at the lower of cost (primarily outstanding loan balance) or estimated market value, less estimated costs to sell. If, at foreclosure, the carrying value of the loan is greater than the estimated market value of the property acquired, the excess is charged against the allowance for loan losses and any subsequent adjustments are charged to expense. Costs of operating and maintaining the properties, net of related income and gains (losses) on their disposition, are charged to expense as incurred.

Intangible Assets

  The excess of the purchase price over the value of the net tangible assets acquired in the Gulf National Bank acquisition on August 19, 1988, was assigned primarily to the value of core deposits and is being amortized over 10 years.

  The core deposits acquired in the main branch of the Southern Federal Bank for Savings acquisition on August 16, 1991, are being amortized over the estimated lives of the demand deposits (72 months), savings deposits (84 months) and certificates (84 months) acquired.

Trust Department Income and Fees

  Trust fees are recorded when received. These fees amounted to $932,502, $1,013,858 and $886,449 in 1996, 1995 and 1994, respectively.

Income Taxes

 The Company files a consolidated tax return with its wholly owned subsidiaries. The tax liability of each entity is allocated based on the entity's contribution to consolidated taxable income.

  The provision for applicable income taxes is based upon reported income and expenses as adjusted for differences between reported income and taxable income. The primary differences are exempt income on state, county and municipal securities; differences in provisions for losses on loans as compared to the amount allowable for income tax purposes; directors' and officers' insurance; depreciation for income tax purposes over that reported for financial statements and gains reported under the installment sales method for tax purposes.

Leases

  All leases are accounted for as operating leases in accordance with the terms of the leases.

Earnings Per Share

  Primary earnings per share is computed on the basis of the weighted average number of common shares outstanding, 738,168 in 1996, 1995 and 1994.

Statements of Cash Flows

  The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $14,539,773, $11,682,626 and $9,402,522 in 1996,
1995 and 1994,
respectively, for interest on deposits and borrowings. Income tax payments totaled $2,869,605, $3,498,388 and $2,787,144 in 1996, 1995 and 1994,
respectively. Loans transferred to other real estate amounted to $52,500 and $371,750 in 1995 and 1994, respectively. No loans were transferred to other real estate in 1996. After receiving regulatory approval, the Company transferred property with a book value of $130,650 from other real estate into banking premises during 1996.

Reclassifications

  Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.


NOTE B - SECURITIES:

  The amortized cost and estimated fair value of securities at December 31, 1996, 1995 and 1994, respectively, are as follows (in thousands):

                                                              GROSS      GROSS
                                                 AMORTIZED  UNREALIZED UNREALIZED  ESTIMATED
DECEMBER 31, 1996                                   COST      GAINS     LOSSES    FAIR VALUE
--------------------------------------------------------------------------------------------
Available for sale securities:

  Debt securities:

    U. S. Treasury                              $  5,969   $      2   $    (37)   $  5,934

    U. S. Government agencies
     and corp                                     46,594         41       (648)     45,987
                                                --------   --------   --------    --------
    Total debt securities                         52,563         43       (685)     51,921

  Equity securities                                  198      1,040      1,238
                                                --------   --------   --------    --------
Total available for sale securities             $ 52,761   $  1,083   $   (685)   $ 53,159
                                                ========   ========   ========    ========


Held to maturity securities:

  U. S. Treasury                                $108,568   $    830   $   (188)   $109,210

  U. S. Government agencies and
   corp                                           13,522         34        (39)     13,517

  States and political subdivisions                5,780        373         (1)      6,152
                                                --------   --------   --------    --------
Total held to maturity securities               $127,870   $  1,237   $   (228)   $128,879
                                                ========   ========   ========    ========

                                                            Gross       Gross
                                                Amortized  unrealized  unrealized  Estimated
December 31, 1995                                 cost      gains       losses    fair value
--------------------------------------------------------------------------------------------
Available for sale securities:

  Debt securities:

    U. S. Treasury                              $  2,949   $     52    $           $  3,001

    U. S. Government agencies
      and corp                                    17,172          3         (31)     17,144
                                                --------   --------    --------    --------
  Total debt securities                           20,121         55         (31)     20,145

  Equity securities                                  198        487         685
                                                --------   --------    --------    --------
Total available for sale
  securities                                    $ 20,319   $    542    $    (31)   $ 20,830
                                                ========   ========    ========    ========

Held to maturity securities:

  U. S. Treasury                                $152,632   $  1,858    $   (182)   $154,308

  U. S. Government agencies and
   corp                                            8,024         82         (22)      8,084

  States and political subdivisions                4,486        509          (3)      4,992
                                                --------   --------    --------    --------
Total held to maturity securities               $165,142   $  2,449    $   (207)   $167,384
                                                ========   ========    ========    ========



                                                             Gross      Gross
                                                Amortized  unrealized  unrealized  Estimated
December 31, 1994                                 cost       gains      losses    fair value
--------------------------------------------------------------------------------------------
Available for sale securities:

  Equity securities                             $    198   $           $           $    198
                                                --------   --------    --------    --------
Total available for sale
  securities                                    $    198   $           $           $    198
                                                ========   ========    ========    ========
Held to maturity securities:

  U. S. Treasury                                $146,214   $    183    $ (3,012)   $143,385

  U. S. Government agencies and
   corp                                            9,022                   (352)      8,670

 States and political subdivisions                 4,262        440         (97)      4,605
                                                --------   --------    --------    --------
Total held to maturity securities               $159,498   $    623    $ (3,461)   $156,660
                                                ========   ========    ========    ========

 The amortized cost and estimated fair value of debt securities at December 31, 1996, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                      ESTIMATED FAIR
                                                           AMORTIZED COST                      VALUE
                                                           -----------------------------------------
Available for sale securities:

  Due in one year or less                                  $       1,998               $       1,995

  Due after one year through five
   years                                                          23,935                      23,711

  Due after five years through ten
   years                                                          22,630                      22,316

  Due after ten years                                              4,000                       3,899
                                                           -------------               -------------
  Totals                                                   $      52,563               $      51,921
                                                           =============               =============


Held to maturity securities:

  Due in one year or less                                        $54,099                     $54,209

  Due after one year through five
    years                                                         67,145                      67,722

  Due after five years through ten
    years                                                          5,028                       5,284

 Due after ten years                                               1,598                       1,664
                                                           -------------               -------------
  Totals                                                   $     127,870               $     128,879
                                                           =============               =============

  Available for sale securities include equity securities of Hibernia Corporation. The Company had acquired common and preferred shares of Progressive Bancorporation in 1993 from a debt previously contracted and had recorded the shares at their estimated value of $1.00. During 1995, Progressive was acquired by Hibernia Corporation. As a result of the merger, the Company received cash for its Progressive preferred shares and common stock of Hibernia in exchange for the Progressive common. The Company holds the Hibernia common as an available for sale security and recorded the stock at its fair value, with an unrealized gain of $596,205 recorded, net of deferred tax, as an adjustment to shareholders' equity.

  During 1994, the Company purchased three multi-step up instruments issued by the Federal Home Loan Bank with a total par value of $4,000,000. These instruments had original maturity dates in 1996 and 2009 and provided for a call option by the issuer at each interest payment date until maturity. There was a fixed increase in the interest rate on an annual basis. The Company purchased these instruments in the management of its interest rate exposure since these notes carried a higher rate of interest than other agency notes available at the time of purchase. Appropriate review of the market value and risk associated with these investments is performed by Management. These investments were classified as held to maturity and carried at amortized cost in compliance with Management's positive intent and ability to hold these investments until maturity. During 1995 and 1996, these investments were called at par value. During 1996, the Company purchased a multi-step up instrument issued by the Federal Home Loan Bank with a par value of $2,000,000 which matures in 2001. This instrument, which the Company still held at December 31, 1996, has been classified as available for sale.

  Proceeds from maturities and calls of held to maturity securities during 1996, 1995 and 1994 were $160,217,482, $111,143,796 and $126,275,000, respectively. There were no sales of held to maturity securities during 1994, 1995 and 1996. Proceeds from maturities and calls of available for sale securities were $19,935,000 during 1996. There were no maturities of available for sale securities during 1995 and 1994. There were no sales of available for sale securities during 1994, 1995 and 1996.

  Securities with a carrying value of approximately $165,515,000, $172,802,000 and $146,350,000 at December 31, 1996, 1995 and 1994, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

NOTE C - LOANS:

  The composition of the loan portfolio was as follows (in thousands):

December 31,                          1996       1995       1994
----------------------------------------------------------------
Real estate, construction         $ 14,704   $ 16,473   $ 14,056

Real estate, mortgage              137,766    138,254    131,584

Loans to finance agricultural
  production and other loans to
  farmers                           10,483      9,962     11,259

Commercial and industrial loans     48,057     39,228     42,505

Loans to individuals for
  household, family and other
  consumer expenditures             11,179     11,903     13,114

Obligations of states and political
  subdivisions (primarily
  industrial revenue bonds and
  local government tax
  anticipation notes)                        4,496        5,469        6,752

All other loans                              1,824        2,780        3,572
                                         ---------    ---------    ---------
Totals                                   $ 228,509    $ 224,069    $ 222,842
                                         =========    =========    =========

Transactions in the allowance for loan losses are as follows (in thousands):


                                              1996         1995         1994
                                         -----------------------------------
Balance, January 1                       $   4,353    $   4,901    $   5,100
Recoveries                                     459          154          238
Loans charged off                             (139)        (702)        (137)
Reduction of allowance for loan
  losses                                      (150)                     (300)
                                         ---------    ---------    ---------
Balance,  December 31                    $   4,523    $   4,353    $   4,901
                                         =========    =========    =========

   In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectability and do not include other unfavorable features.

   An analysis of the activity with respect to such loans to related parties is as follows (in thousands):


                                            1996        1995        1994
                                        --------------------------------
Balance, January 1                      $  6,857    $  6,066    $  8,281

January 1 balance, loans of
 directors appointed in current
 year                                        224

New loans and advances                    28,599      24,908      26,612

Repayments                               (27,789)    (24,117)    (28,827)
                                        --------    --------    --------
Balance, December 31                    $  7,891    $  6,857    $  6,066
                                        ========    ========    ========

    Industrial revenue bonds with a carrying value of $3,318,251, $4,037,834 and $4,204,037 at December 31, 1996, 1995 and 1994, respectively, were pledged to secure public deposits.

  Nonaccrual loans amounted to approximately $546,000, $610,000 and $138,000 and renegotiated loans amounted to approximately $2,303,562, $2,327,838 and $2,502,000 at December 31, 1996, 1995 and 1994, respectively. The Company recognized $167,982 in interest income on renegotiated loans during 1996. The amount of interest that would have been recognized during 1996 under the original terms of the loan agreements was $200,203.

   The total recorded investment in impaired loans amounted to $1,017,000 and $1,443,000 at December 31, 1996 and 1995, respectively. The amount of that recorded investment in impaired loans for which there is a related allowance for loan losses and the amount of that allowance was $149,000 at December 31, 1995. The amount of that recorded investment in impaired loans for which there is no related allowance for loan losses was $1,017,000 and $1,294,000 at December 31, 1996 and 1995, respectively.

  At December 31, 1996, the average recorded investment in impaired loans was $1,031,000. During 1996, the Company recognized $61,000 in interest income on impaired loans and received $57,000 in interest payments on impaired loans.

NOTE D - BANK PREMISES AND EQUIPMENT:

  Bank premises and equipment are shown as follows (in thousands):



                                  Estimated
December 31,                      useful lives    1996        1995       1994
------------------------------------------------------------------------------
Land                                             $ 1,314     $ 1,293   $ 1,303

Buildings                          5-40 years      8,659       8,369     8,175

Furniture,fixtures and equipment   5-10 years      5,533       5,299     4,558
                                                 -------     -------   -------
Totals, at cost                                   15,506      14,961    14,036

Less: Accumulated depreciation                     6,880       6,171     5,399
                                                 -------     -------   -------
Totals                                           $ 8,626     $ 8,790   $ 8,637
                                                 =======     =======   =======

  Depreciation expense charged to operations in 1996, 1995 and 1994 was $1,004,617, $979,442 and $1,041,477, respectively.

NOTE E - NOTES PAYABLE:


December 31,                               1996           1995          1994
-------------------------------------------------------------------------------
Small Business Administration,
  outstanding mortgage on property
  acquired.The note bears interest
  at 5 3/8% and is payable at $1,952
  monthly through January 16, 2004        $226,608      $237,520      $247,862

First Alabama Bank, $1,250,000
  line of credit of Peoples
  Financial Corporation Employee
  Stock Ownership Plan, secured
  by a pledge of 4,426 and 8,588
  shares of Company common stock
  at December 31, 1995 and 1994,
  respectively, pledge of 36,550
  shares of The Peoples Bank,
  Biloxi, Mississippi, and the
  guarantee of the Company; interest
  rate at 85% of the base rate of
  First Alabama Bancshares, Inc.
  (7.225% at December 31, 1995
  and 1994), plus $43,750 principal
  quarterly                                              200,000       375,000
                                          --------      --------      --------
Totals                                    $226,608      $437,520      $622,862
                                          ========      ========      ========

    The maturities of notes payable for each of the next five years are as follows:



               1997                               $  11,514
               1998                                  12,149
               1999                                  12,819
               2000                                  13,525
               2001                                  14,271
               THEREAFTER                           162,330
                                                  ---------
               TOTAL                              $ 226,608
                                                  =========

NOTE F - INCOME TAXES:

  Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 1996, 1995 and 1994, included in other assets or other liabilities, were as follows (in thousands):


December 31,                               1996           1995          1994
----------------------------------------------------------------------------
Deferred tax assets:

  Allowance for loan losses              $   776       $   827       $   827

  Employee benefit plans'
   liabilities                               444           377           289

  Other                                      129           173           157
                                         -------       -------       -------
  Deferred tax assets                     (1,349)       (1,377)       (1,273)
                                         -------       -------       -------
Deferred tax liabilities:

  Accumulated depreciation                   865           795           797

  Installment sales                           15            16            18

  Unrealized gains on available
    for sale securities, charged to
    equity                                   134           174
                                         -------       -------       -------
Deferred tax liabilities                   1,014           985           815
                                         -------       -------       -------
Net deferred charges                        (335)         (392)         (458)

Current (refundable) payable                (183)          216
                                         -------       -------       -------
Totals                                   $  (335)      $  (575)      $  (242)
                                         =======       =======       =======


  The Company has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will eventually be realized.

Income taxes consist of the following components (in thousands):

Years Ended December 31,     1996        1995         1994
-----------------------------------------------------------
Current                   $ 2,936      $ 3,081      $ 2,915
Deferred                       57           66          (72)
                          -------      -------      -------
Totals                    $ 2,993      $ 3,147      $ 2,843
                          =======      =======      =======

  Deferred income taxes (benefits) resulted from the following (in thousands):


Years Ended December 31,               1996        1995         1994
--------------------------------------------------------------------
Depreciation                          $  70       $  (2)      $ (25)

Installment sales                        (1)         (1)       (130)

Provision for loan losses                51                     102

Officers' and directors' life
  insurance                             (67)        (88)         (3)

Unrealized gain on available for
  sale securities                       (40)        174

Other                                    44         (17)        (16)
                                      -----       -----       -----
Totals                                $  57       $  66       $ (72)
                                      =====       =====       =====

  Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 1996, 1995 and 1994, to earnings before income taxes. The reason for these differences is shown below (in thousands):


Years Ended December            1996                      1995                    1994
 31,                           AMOUNT          %         Amount         %        Amount          %
----------------------------------------------------------------------------------------------------
Taxes computed at
  statutory rate               $ 3,107        34.0       $3,338        34.0     $ 2,876         34.0

Increase (decrease)
 resulting from:

  Tax-exempt interest
   income                         (288)       (3.2)       (286)        (2.8)       (246)        (2.9)

  Deductible dividends to
   ESOP                             (1)       (0.1)         (3)        (0.1)        (15)        (0.2)



  Non-deductible interest           36         0.4         31          0.3          26         0.3

  Non-deductible
   amortization                    100         1.1         92          1.0          92         1.1

  Other, net                        39         0.5        (25)        (0.3)        110         1.3
                               -------        ----    -------         ----     -------        ----
Total income taxes             $ 2,993        32.7    $ 3,147         32.1     $ 2,843        33.6
                               =======        ====    =======         ====     =======        ====

  During a prior year, the Internal Revenue Service began an audit of the Company's 1994 and 1993 returns. As a result of the examination, adjustments were proposed by the Internal Revenue Service. The Company agreed with the adjustments and paid an assessment of $102,000 on July 23, 1996, which included interest of $17,000.

NOTE G - SHAREHOLDERS' EQUITY:

  On October 26, 1994, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 92,271 shares of Company stock received an additional 92,271 common shares. On November 22, 1995, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 184,542 shares of Company stock received an additional 184,542 common shares. On October 4, 1996, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 369,084 shares of Company stock received an additional 369,084 common shares. The Consolidated Statements of Condition and Shareholders' Equity have been restated to give retroactive effect to these splits. Additionally, all share and per share data have also been given retroactive effect for these splits.

  Banking regulations limit the amount of dividends that may be paid without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 1996, approximately $1,459,193 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors.

NOTE H - OTHER EXPENSES:

  Other expenses consisted of the following:

Years Ended December 31,     1996          1995           1994
---------------------------------------------------------------
Amortization               $317,832      $317,832      $317,832

Advertising                 498,820       346,248       375,860

Data processing             841,174       919,036       648,313


FDIC and state banking
  assessments                              188,060           467,623          785,511

Legal and accounting                       328,788           213,799          219,805

Postage and freight                        160,448           111,521          136,975

Stationary, printing and supplies          242,367           284,841          207,681

Other real estate                          (15,465)          218,484           61,305

ATM expense                              1,286,179         1,154,642          668,859

Federal Reserve service charges             96,416            91,163           90,449

Conferences and classes                    110,119           138,416          147,414

Taxes and licenses                         183,826           192,739          175,165

Consulting fees                             27,270            23,100           25,350

Trust expense                              151,223           191,175          166,729

Other                                      654,044           556,512          751,510
                                       -----------       -----------      -----------
Totals                                 $ 5,071,101       $ 5,227,131      $ 4,778,758
                                       ===========       ===========      ===========


NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and irrevocable letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the bank subsidiary has in particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and irrevocable letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance- sheet instruments.

  At December 31, 1996, 1995 and 1994, the Company had outstanding irrevocable letters of credit aggregating $1,170,107, $1,944,505 and $1,007,564, respectively.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the agreement. Irrevocable letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commitments and irrevocable letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements.

  The Company evaluated each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on Management's credit evaluation of the customer. Collateral obtained varies but may include equipment, real property and inventory.

  The Company generally grants loans to customers in its primary trade area of Harrison, Hancock and west Jackson counties. The Company also grants loans on a limited basis in Claiborne County.

NOTE J - CONTINGENCIES:

  In January 1996, a class action suit was filed against the Company's bank subsidiary related to the placement of collateral protection insurance by the bank subsidiary. The complaint does not specify a specific dollar amount in damages. Bank Management intends to vigorously contest the allegations of the complaint.

  The bank is involved in various other legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters is expected, in the opinion of Management, to have a material adverse effect upon the financial position or results of operations of the Company.

NOTE K - CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION:

  Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.

CONDENSED BALANCE SHEETS (in thousands)


December 31,                        1996         1995         1994
-------------------------------------------------------------------
ASSETS
Investments in subsidiaries,
at underlying equity:

  Bank subsidiary                 $59,720      $54,135      $47,857

  Nonbank subsidiary                   55           53           52

Cash in bank subsidiary                48           74          100

Intangible assets                     496          813        1,131

Other assets                          656          210          214
                                  -------      -------      -------
TOTAL ASSETS                      $60,975      $55,285      $49,354
                                  =======      =======      =======

LIABILITIES AND SHAREHOLDERS'
EQUITY
Notes payable, nonaffiliates       $            $   200      $   375

Deferred federal income taxes          621          503          538
                                   -------      -------      -------
Total liabilities                      621          703          913

Shareholders' equity                60,354       54,582       48,441
                                   -------      -------      -------
TOTAL LIABILITIES AND              $60,975      $55,285      $49,354
  SHAREHOLDERS' EQUITY             =======      =======      =======

CONDENSED STATEMENTS OF INCOME (in thousands)


Years Ended December 31,                           1996       1995        1994
------------------------------------------------------------------------------
INCOME
Earnings of unconsolidated bank subsidiary:

  Distributed earnings                           $  800      $  740      $  550

  Undistributed earnings                          5,373       5,952       5,093

Earnings of unconsolidated
 nonbank subsidiary                                   2           2           2

Interest income                                       3           3           5

Other income                                         12          15          18
                                                 ------      ------      ------
TOTAL INCOME                                      6,190       6,712       5,668
                                                 ------      ------      ------
EXPENSES

Other expense                                        59          52          68
                                                 ------      ------      ------
TOTAL EXPENSES                                       59          52          68
                                                 ------      ------      ------
INCOME BEFORE BENEFIT FROM
  INCOME TAXES                                    6,131       6,660       5,600

Benefit from income taxes                            15          11          16
                                                 ------      ------      ------
NET INCOME                                       $6,146      $6,671      $5,616
                                                 ======      ======      ======

CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

Years Ended December 31,                1996         1995           1994
------------------------------------------------------------------------
CASH FLOWS FROM OPERATING
   ACTIVITIES:

  Net income                          $ 6,146       $ 6,671       $ 5,616

  Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Net income of unconsolidated
     subsidiaries                      (6,175)       (6,694)       (5,645)

    Changes in assets and
      liabilities:

      Accrued expenses                     (3)            4             7
                                      -------       -------       -------
  NET CASH USED IN OPERATING
   ACTIVITIES                             (32)          (19)          (22)
                                      -------       -------       -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:

  Dividends from unconsolidated
    subsidiary                            800           740           550
                                      -------       -------       -------
  NET CASH PROVIDED BY
    INVESTING ACTIVITIES                  800           740           550
                                      -------       -------       -------
CASH FLOWS FROM FINANCING
   ACTIVITIES:

  Dividends paid                         (794)         (747)         (669)
                                      -------       -------       -------
  NET CASH USED IN FINANCING
   ACTIVITIES                            (794)         (747)         (669)
                                      -------       -------       -------

NET DECREASE IN CASH                      (26)          (26)         (141)

CASH, BEGINNING OF YEAR                    74           100           241
                                      -------       -------       -------
CASH, END OF YEAR                     $    48       $    74       $   100
                                      =======       =======       =======

  Peoples Financial Corporation paid income taxes of $2,869,605, $3,498,388 and $2,787,144 in 1996, 1995 and 1994, respectively. No interest was paid during the three years ended

December 31, 1996.

NOTE L - EMPLOYEE BENEFIT PLANS:

  The Company sponsored the Peoples Financial Corporation Retirement Plan (Pension Plan), a non-contributory defined benefit pension plan covering substantially all salaried, full-time employees. Pension benefits are fully vested after 7 years and are based on average compensation during years of service, with 1985 compensation used for each year prior to 1985. A partial reduction in benefits was provided for each year less than 30 years of service. The Company's funding policy for years presented was to contribute no more than the minimum funding requirement for federal income tax purposes. No contribution was made in 1994.

  The following is a summary of the components of net periodic pension cost:


Years Ended December 31,         1996           1995           1994
---------------------------------------------------------------------
Interest cost                  $ 47,827       $ 72,937       $ 72,640

Return on assets                (36,147)       (66,247)       (66,956)
                               --------       --------       --------
Net periodic pension cost      $ 11,680       $  6,690       $  5,684
                               ========       ========       ========


  Net pension cost was determined for 1995 and 1994 based on expected return on assets. Actual return on plan assets was $80,623 and $33,759 for the years ended December 31, 1995 and 1994, respectively, resulting in $14,376 and $33,197 differences between expected return and actual return on assets.

  Effective December 31, 1991, the Pension Plan was frozen and no additional benefits accrued under the Plan. The accrued benefit of each participant, other than a highly compensated employee within the meaning of Section 414(q)(A) or
(B) of the Internal Revenue Code, was equal to the employee's accrued benefit calculated as of December 31, 1991. The accrued benefit of a highly compensated employee was equal to the employee's accrued benefit as of the December 31 preceding the Plan year in which the employee became a highly compensated employee, but no earlier than December 31, 1988. Future credited service counted for vesting purposes for those participants not fully vested at December 31, 1991. All participants were notified of these events on December 14, 1991, in accordance with ERISA. No new participants entered the Plan after December 31, 1991. The Pension Plan was amended on December 16, 1994, to comply with the Internal Revenue Code. The amendment was retroactively effective to January 1, 1989, unless specifically indicated to the contrary.

  On June 28, 1995, the Board of Directors of the Company voted to terminate the Plan effective September 1, 1995. The participants were notified of this event by June 29, 1995, in accordance with ERISA. Approval was received from the Internal Revenue Service on March 18, 1996, to terminate the Plan. Upon the Plan's termination, each participant became 100% vested in their accrued benefit. All assets of the Plan were distributed to participants either as a lump sum or by the purchase of an annuity with an insurance carrier on July 18 and August 28, 1996. The lump sum distributions were calculated using the GATT interest rate in effect as of January 1, 1996 (6.06%) and a 50/50 blend of the 1983 Group Annuity Mortality for males and females. The loss realized as a result of the termination was $426,747. The Company was obligated to make further contributions to provide sufficient funds to settle the liabilities of the Plan. The Company made contributions of $95,890 and $215,774 to the Plan during 1996 and 1995, respectively, to fulfill its obligation.

  The following table sets forth the Pension Plan's funded status at December 31, 1995 and 1994, respectively:


December 31,                                             1995              1994
----------------------------------------------------------------------------------
Actuarial present value of benefit obligations:

  Vested benefit obligation                          $ 1,195,676       $   887,455

  Non-vested benefit obligation                                              2,016
                                                     -----------       -----------
  Accumulated and projected
   benefit obligation                                  1,195,676           889,471

  Plan assets at fair value                            1,092,326           977,786
                                                     -----------       -----------
  Projected benefit obligation less
   than (greater than) plan assets                      (103,350)           88,315

  Unrecognized net loss from past
    experience different from that
    assumed and effects of
    changes in assumptions                               446,230            45,481

  Additional minimum liability                          (446,230)
                                                     -----------       -----------
  Prepaid (accrued) pension cost                     $  (103,350)      $   133,796
                                                     ===========       ===========

  A weighted average discount rate of 6.00% and 8.50% for 1995 and 1994, respectively, and a rate of increase in future compensation levels of 5% was used in determining the actuarial present value of the projected benefit obligation.

   The Company also sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Company Management curtailed the Retirement Plan in 1991 and decided to terminate the Plan in 1995 because of their intent to make the ESOP, which is more flexible than the Pension Plan, the primary benefit plan, and because of the high cost of administering two plans.

  The employee stock ownership plan covers substantially all salaried, full-time employees. The effective date of the ESOP is December 24, 1984. On November 22, 1989, the plan was amended and restated effective January 1, 1989, to comply with Internal Revenue Code of 1986 and other regulations, to adopt 401(k) provisions for the plan, and effective December 31, 1989, to merge the former Gulf National Bank Profit Sharing Plan into the plan. On

December 31, 1991, the plan was amended effective January 1, 1991, except where specifically indicated to the contrary, to adjust, among other things, Employer Discretionary Matching Contribution and Vesting Schedule. On December 16, 1994, the plan was amended effective January 1, 1989, except where specifically indicated to the contrary, to comply with the Internal Revenue Code and to clarify the hardship distribution provisions. Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $240,000, $300,000 and $300,000 in 1996, 1995 and 1994, respectively.

  In November 1993, Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" was issued. This Statement prescribes the accounting treatment for transactions involving leveraged esop's. Specifically, the Statement applied to shares acquired by such plans after December 31, 1992 and was effective for fiscal years beginning after December 15, 1993. The ESOP was a leveraged esop. All shares held by the ESOP were acquired before that date. Application of the Statement is limited to disclosure of information relating to the description and administration of the plan. At December 31, 1996, 1995 and 1994, the ESOP owned 94,280, 94,064 and 94,144 shares of common stock of the Company. Of these shares, 4,426 and 8,588 shares were held in suspense at First Alabama Bancshares as security on the line of credit at December 31, 1995 and 1994, respectively. The remaining shares were allocated to participants' accounts. The agreement with First Alabama provided for the release of shares held as collateral as payments were made based on a fraction applied to the total shares held as collateral. The numerator of the fraction was the principal and interest paid during the plan year and the denominator was the numerator plus the principal and interest to be paid during all future years. Dividends on allocated shares are credited to participants' accounts. Dividends on unallocated shares were used to reduce the principal on the line of credit. The line of credit was paid off on April 18, 1996, and all shares held as collateral were released by First Alabama.

  The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan in 1985. These plans provide for non-vested pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $2,070,924, $1,816,846 and $1,633,496 at December 31, 1996, 1995 and 1994, respectively. The present value of accumulated benefits under these plans, using an interest rate of 10%, and the projected unit cost method has been accrued. The accrual amounted to $1,046,262, $837,469 and $599,167 at December 31, 1996, 1995 and 1994,
respectively.

  The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two split dollar policies of which certain executive officers are the owners and beneficiaries, and which are assigned to the bank subsidiary for the repayment of premiums paid by the Company. These contracts are carried at their cash surrender value, which amounted to $281,937, $ 268,891 and $208,224 at December 31, 1996, 1995 and 1994, respectively. The present value of accumulated benefits under these plans using an interest rate of 8.50% and the projected unit cost method has been accrued.

The accrual amounted to $259,508, $258,577 and $250,907 at December 31, 1996, 1995 and 1994, respectively.

  The Financial Accounting Standards Board issued SFAS 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The Statement requires that the expected cost of providing these post-retirement benefits be recognized during the period of active employment. The Company provides post-retirement health insurance to certain of its retired employees. Employees are eligible to participate in the retiree health plan if they retire from active service no earlier than their Social Security normal retirement age, which varies from 65 to 67 based on the year of birth. In addition, the employee must have at least 25 continuous years of service with the Company immediately preceding retirement. However, any active employee who is at least age 65 as of January 1, 1995, does not have to meet the 25 years of service requirement. Statement 106 was adopted by the Company on January 1, 1995. The accumulated post-retirement benefit obligation at that date was $517,599, which the Company has elected to amortize over 20 years. Through December 31, 1994, the cost of providing these benefits was recognized on a cash basis when premiums were paid. These premiums amounted to $22,401 for the year ended December 31, 1994. The Company reserves the right to modify, reduce or eliminate these health benefits.

  The following is a summary of the components of the net periodic postretirement benefit cost:


Years Ended December 31,                   1996          1995
---------------------------------------------------------------
Service cost                             $ 49,154      $ 30,841

Interest cost                              49,381        42,962

Amortization of net transition
 obligation                                38,498        25,880
                                         --------      --------
Net periodic postretirement benefit
  cost                                   $137,033      $ 99,683
                                         ========      ========

The discount rate used in determining the accumulated postretirement benefit obligation was 7.00% in 1996 and 1995. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10.03% in 1996. The rate was assumed to decrease gradually to 6.00% for 2016 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1%, the accumulated postretirement benefit obligation as of December 31, 1996, would be increased by 21.99%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have increased by 27.98%.


December 31,                                          1996             1995
-----------------------------------------------------------------------------
Accumulated postretirement benefit obligation:

  Retirees                                          $ 185,595       $ 242,875

  Eligible to retire                                  101,298         116,307

  Not eligible to retire                              352,473         358,762
                                                    ---------       ---------
Total                                                 639,366         717,944

Plan assets at fair value                                 -0-             -0-
                                                    ---------       ---------
Accumulated postretirement
  benefit obligation in excess of
  plan assets                                         639,366         717,944

Unrecognized transition
  obligation                                         (465,839)       (491,719)

Prior service cost not yet
  recognized in net periodic post-
  retirement benefit cost                              95,042

Unrecognized net loss from past
  experience different from that
  assumed and from changes in
  assumptions                                         (77,273)       (146,962)
                                                    ---------       ---------
Accrued postretirement benefit
  cost                                              $ 191,296       $  79,263
                                                    =========       =========


NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS:

  In December 1991, the Financial Accounting Standards Board issued SFAS 107, "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of condition, for which it is practical to estimate its fair value.

  SFAS 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  In preparing these disclosures, Management made highly sensitive estimates and assumptions in developing the methodology to be utilized in the computation of fair value. These estimates and assumptions were formulated based on judgments regarding economic conditions and risk characteristics of the financial instruments that were present at the time the computations were made. Events may occur that alter these conditions and thus perhaps change the assumptions as well. A change in the assumptions might affect the fair value of the financial instruments disclosed in this footnote. In addition, the tax consequences related to the realization of the unrealized gains and losses have not been computed or disclosed herein.

   Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

Cash and Due from Banks

  The amount shown as cash and due from banks approximates fair value.


Available for Sale Securities

 The fair value of available for sale securities is based on quoted market prices.

Held to Maturity Securities

  The fair value of held to maturity securities is based on quoted market prices.

Loans

  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the remaining maturities. The cash flows considered in computing the fair value of such loans are segmented into categories relating to the nature of the contract and collateral based on contractual principal maturities. Appropriate adjustments are made to reflect probable credit losses. Cash flows have not been adjusted for such factors as prepayment risk or the effect of the maturity of balloon notes.

Deposits

  The fair value of non-interest bearing demand and interest bearing savings and demand deposits is the amount reported in the financial statements. The fair value of time deposits is estimated by discounting the cash flows using current rates of time deposits with similar remaining maturities. The cash flows considered in computing the fair value of such deposits are based on contractual maturities, since approximately 98% of time deposits provide for automatic renewal at current interest rates.

Federal Funds Purchased

The amount shown as federal funds purchased approximates fair value.

Notes Payable

  The fair value of notes payable is computed by discounting the cash flows using current borrowing rates.

Irrevocable Letters of Credit

  The fair value of irrevocable letters of credit is estimated using the fees currently charged to enter into similar agreements.

  The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 1996, 1995 and 1994 (in thousands):

                                    1996                        1995                      1994
                            ----------------------------------------------------------------------------
                           CARRYING       FAIR        Carrying         Fair      Carrying         Fair
                            AMOUNT        VALUE        Amount         Value       Amount         Value
                            ----------------------------------------------------------------------------
Financial Assets:

  Cash and due
    from banks            $ 26,874      $ 26,874      $ 24,220      $ 24,220      $ 20,779      $ 20,779

Available for sale
  securities                53,159        53,159        20,830        20,830           198           198

Held to maturity
 securities                127,870       128,879       165,142       167,384       159,498       156,660

  Loans, net               223,969       225,492       219,694       219,269       217,928       216,954

Financial
Liabilities:

  Deposits:

    Non-interest
     bearing                73,535        73,535        82,790        82,790        67,741        67,741

    Interest bearing       294,597       294,728       293,382       293,561       280,449       280,468
                          --------      --------      --------      --------      --------      --------
  Total deposits           368,132       368,263       376,172       376,351       348,190       348,209

  Federal funds
   purchased                16,500        16,500        12,150        12,150        15,900        15,900

  Notes payable                227           198           438           402           623           583

  Irrevocable
   letters of credit          --              12          --              19          --              10

NOTE N - REGULATORY MATTERS:

  The bank subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the bank's subsidiary's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank subsidiary must meet specific capital guidelines that involve quantitative measures of the bank subsidiary's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The bank subsidiary's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the bank subsidiary to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets.

  As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage capital ratio of 5% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

  The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 1996, 1995 and 1994, are as follows:


                                                          Actual               For Capital Adequacy
                                                                                    Purposes
                                             ------------------------------------------------------
                                                 Amount           Ratio      Amount           Ratio
                                             ------------------------------------------------------
DECEMBER 31, 1996:

TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)       $62,072,284         26.20%   $18,952,160         8.00%

TIER 1 CAqPITAL (TO RISK WEIGHTED ASSETS)      59,111,009         24.95      9,476,080         4.00

TIER 1 CAPITAL (TO AVERAGE ASSETS)             59,111,009         12.63     18,713,857         4.00

December 31, 1995:

Total Capital (to Risk Weighted Assets)        56,363,238         24.89     18,112,782         8.00

Tier 1 Capital (to Risk Weighted Assets)       53,533,730         23.64      9,056,391         4.00

Tier 1 Capital (to Average Assets)             53,533,730         12.46     17,186,775         4.00

December 31, 1994:

Total Capital (to Risk Weighted Assets         49,974,389         22.73     17,587,047         8.00

Tier 1 Capital (to Risk Weighted Assets)       47,226,413         21.48      8,793,524         4.00

Tier 1 Capital (to Average Assets)             47,226,413         11.34     16,662,655         4.00

INDEPENDENT AUDITORS' REPORT
  Peoples Financial Corporation and Subsidiaries

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

  We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 1996, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 1996, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Certified Public Accountants


PILTZ, WILLIAMS, LAROSA & CO.

Biloxi, Mississippi
January 17, 1997

Board of Directors
 Peoples Financial Corporation

Chevis C. Swetman, Chairman of the Board
Andy Carpenter, Vice Chairman
Drew Allen, President, Allen Beverages, Inc.
William A. Barq, Former Owner and President (retired),
     Barq's Bottling Co., Inc.
F. Walker Tucei, Executive Vice-President (retired),
     The Peoples Bank, Biloxi, Mississippi

Officers
  Peoples Financial Corporation

Chevis C. Swetman, President and CEO
Andy Carpenter, Executive Vice-President
Jeannette E. Romero, First Vice-President
Thomas J. Sliman, Second Vice-President
Robert M. Tucei, Vice-President and Secretary
David M. Hughes, Vice-President
Lauri A. Wood, Chief Financial Officer and Controller

Officers
  The Peoples Bank

COMMERCIAL LENDING
A. Wes Fulmer, Vice-President
Darnell M. Hebert, Assistant Vice-President

CONSUMER LENDING
Ralph A. Seymour, Assistant Vice-President
Brian J. Kozlowski, Loan Officer

COMPLIANCE
Evelyn R. Madison, Compliance Officer

AUDIT AND ACCOUNTING
Gregory M. Batia, Assistant Auditor
Caroline B. Randolph, Assistant Auditor - Trust
Connie F. Lepoma, Accounting Officer

INVESTMENTS
Peggy M. Byrd, Vice-President
Janet H. Wood, Investment Officer

LOAN PROCESSING
Donna F. Bessetti, Vice-President
Margaret H. Delahousey, Assistant Vice-President
Jesse J. Migues, Assistant Cashier

LOAN REVIEW
Robert E. Smith, Jr., Assistant Vice-President
F. Kay Woodbury, Loan Review Officer

PERSONNEL
Jackie L. Henson, Vice-President
Janis C. Culler, Vice-President - Employee Benefits
Patricia L. Levine, Assistant Vice-President - Personnel

MARKETING
Jeanne S. Adams, Marketing Director

ASSET MANAGEMENT & TRUST SERVICES
M. O. Lawrence, III, Vice-President - Trust
Ann F. Guice, Trust Officer
Louise C. Johns, Assistant Trust Officer
Thomas H. Wicks, Assistant Trust Officer
Diana T. Winland, Assistant Trust Officer

PROPERTY
Shirley A. Braun, Assistant Vice-President - Property
Ray I. Cross, Assistant Vice-President - Appraisals

OPERATIONS/OTHER SERVICES
Sandra L. York, Vice-President - Data Processing
Dennis J. Burke, Vice-President - Operations
Robin J. Vignes, Assistant Vice-President - Security
George S. Tranum, Assistant Vice-President - Telecommunications
Susan B. Polovich, Assistant Operations Officer
Cassandra F. Reid, Assistant Cashier
Charlotte R. Balius, Bankcard Officer
Cheryl A. Dubaz, ATM Officer
Ardell M. Roberts, Assistant Cashier
Hugh J. Kavanagh, Assistant Cashier
Janice L. Smitherman, Administrative Officer
Gloria A. Cothern, ACH/Returns Officer
Yvonne P. Owen, Assistant Cashier
Ronald L. Baldwin, Systems Support Technician
Kathy S. Comstock, Savings Officer

BRANCH LOCATIONS AND OFFICERS
 The Peoples Bank

BILOXI BRANCHES

MAIN OFFICE, 152 Lameuse Street, Biloxi, Mississippi 39530, (601) 435-5511 VETERANS AVENUE OFFICE, 186 Veterans Avenue, Biloxi, Mississippi 39531,
(601) 897-8711
R. Patrick Byrd, Branch Manager
WEST BILOXI OFFICE, 2430 Pass Road, Biloxi, Mississippi 39531, (601) 435-8203 Robert A. Brashier, Assistant Vice-President

GULFPORT BRANCHES

HANDSBORO OFFICE, 0412 E. Pass Road, Gulfport, Mississippi 39507, (601) 897-8717 Andrew M. Welter, Branch Manager
HIGHWAY 90 OFFICE, 3300 West Beach Boulevard, Gulfport, Mississippi 39501,
(601) 897-8715
David M. Hughes, Senior Vice-President
John W. McKellar, Vice-President
C. J. Tennant, Commercial Loan Officer
Diana W. Williams, Branch Manager
James P. Estrada, Loan Officer
ORANGE GROVE OFFICE, 12020 Highway 49 North, Gulfport, Mississippi 39503,
(601) 897-8718
Mark A. Chatham, Assistant Vice-President

OTHER BRANCHES

BAY ST. LOUIS OFFICE, 408 Highway 90 East, Bay St. Louis, Mississippi 39520,
(601) 897-8710
Jeannie M. Deen, Vice-President
Read H. Breeland, Assistant Branch Manager
DIAMONDHEAD OFFICE, 4408 West Aloha Drive, Diamondhead, Mississippi 39525,
(601) 897-8714
J. Patrick Wild, Assistant Vice-President
D'IBERVILLE-ST. MARTIN OFFICE, 10491 Lemoyne Boulevard, D'Iberville, Mississippi 39532, (601) 435-8202
Douglas E. Gill, Vice-President
LONG BEACH OFFICE, 403 Jeff Davis Avenue, Long Beach, Mississippi 39560
(601) 897-8712
Brent G. Johnson, Assistant Vice-President
OCEAN SPRINGS OFFICE, 2015 Bienville Boulevard, Ocean Springs,
Mississippi 39564, (601) 435-8204
Ronnie F. Harrison, Assistant Vice-President
PASS CHRISTIAN OFFICE, 125 Henderson Avenue, Pass Christian,
Mississippi 39571, (601) 897-8719
Karen T. Boudreaux, Branch Manager

SHAREHOLDER INFORMATION
   Peoples Financial Corporation and Subsidiaries

DIVIDEND SERVICES/ADDRESS CHANGE/STOCK TRANSFER:
   For complete information concerning the common stock of Peoples Financial Corporation, inquiries should be directed to:
        M. O. Lawrence, III, Vice-President, Asset Management & Trust Services Department P. O. Box 1416, Biloxi, Mississippi 39533-1416
        (601) 435-8208

INDEPENDENT AUDITORS:
 Piltz, Williams, LaRosa & Company, Biloxi, Mississippi

S.E.C. FORM 10-K REQUESTS:
  A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:
        Lauri A. Wood, Chief Financial Officer/Controller, Peoples Financial Corporation 152 Lameuse Street, P. O. Drawer 529, Biloxi, Mississippi 39533-0529, (601) 435-8412