Form 10-K405, Exhibit 13
period 1997-12-31
PEOPLES FINANCIAL CORP
filed 1998-03-30
CIK 770460

                                                                      EXHIBIT 13

Five-Year Comparative Summary of Selected Financial Information (in thousands except per share data)
 Peoples Financial Corporation and Subsidiaries


                                              1997              1996               1995               1994               1993
                                              ----              ----               ----               ----               ----

BALANCE SHEET SUMMARY

Total assets                             $   441,759        $   448,110        $   446,305        $   414,989        $   370,134

Available for sale securities                 47,678             53,159             20,830                198                198

Held to maturity securities                  102,836            127,870            165,142            159,498            157,021

Loans, net of unearned discount              251,796            228,492            224,046            222,830            185,124

Deposits                                     372,555            368,132            376,172            348,190            324,425

Long term notes payable                          215                227                438                623                808

Shareholders' equity                          65,772             60,354             54,582             48,441             43,319



SUMMARY OF OPERATIONS

Interest income                          $    32,235        $    33,248        $    31,485        $    27,185        $    23,606

Interest expense                              12,956             14,406             12,372              9,522              7,855
                                         -----------        -----------        -----------        -----------        -----------

Net interest income                           19,279             18,842             19,113             17,663             15,751

Provision for loan losses                                          (150)                                 (300)               275
                                         -----------        -----------        -----------        -----------        -----------

Net interest income after provision
   for loan losses                            19,279             18,992             19,113             17,963             15,476

Non-interest income                            6,241              5,564              5,240              3,962              2,627

Non-interest expense                         (16,065)           (15,417)           (14,535)           (13,467)           (10,899)
                                         -----------        -----------        -----------        -----------        -----------

Income before taxes                            9,455              9,139              9,818              8,458              7,204

Applicable income taxes                        3,088              2,993              3,147              2,842              2,124
                                         -----------        -----------        -----------        -----------        -----------

Net income                               $     6,367        $     6,146        $     6,671        $     5,616        $     5,080
                                         ===========        ===========        ===========        ===========        ===========



PER SHARE DATA

Basic earnings per share                 $      4.31        $      4.16        $      4.52        $      3.80        $      3.57

Dividends:

  Common                                        0.59               0.55               0.51               0.46               0.36

  Preferred                                                                                                                 2.00

Book Value                                     44.55              40.88              36.97              32.81              29.34

Weighted average number of shares          1,476,336          1,476,336          1,476,336          1,476,336          1,278,736



SELECTED RATIOS

Return on average assets                        1.42%              1.36%              1.53%              1.41%              1.45%

Return on average equity                       10.10%             10.69              12.94              12.24              12.35

Capital formation rate                          8.98%             10.57              12.68              11.82              11.22

Primary capital to average assets              15.62%             14.36              13.54              13.42              13.84

Risk-based capital ratios:

  Tier 1                                       25.58              24.95              23.64              21.48              23.21

 Total                                         26.83              26.20              24.89              22.73              24.46


NOTE: ALL SHARE AND PER SHARE DATA HAVE BEEN GIVEN RETROACTIVE EFFECT FOR THE TWO FOR ONE STOCK SPLIT EFFECTIVE OCTOBER 26, 1994, THE TWO FOR ONE STOCK SPLIT EFFECTIVE NOVEMBER 22, 1995, THE TWO FOR ONE STOCK SPLIT EFFECTIVE OCTOBER 16, 1996 AND THE TWO FOR ONE STOCK SPLIT EFFECTIVE SEPTEMBER 15, 1997.

Management's Discussion and Analysis of Financial Condition and Results of Operations
  Peoples Financial Corporation and Subsidiaries

  The following presents Management's discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 1997, 1996 and 1995. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

OVERVIEW

  Net income was $6,367,000 for the year ended December 31, 1997, as compared to $6,146,000 for the year ended December 31, 1996. The increase in earnings was primarily attributable to the gain, net of taxes, of $422,000 on the sale of securities held in the available for sale portfolio. The Company has invested approximately $1,800,000 in banking premises and equipment during 1997. These expenditures are largely related to the purchase of hardware and software for the computer conversion completed during 1997 in the Asset Management and Trust Services Department and the computer conversion of the bank subsidiary's core data processing applications to be completed in 1998.


FINANCIAL CONDITION

Federal Funds Sold

  Federal funds sold were $6,150,000 at December 31, 1997, as a result of the Company managing its liquidity position.

Available for Sale Securities

  Available for sale securities decreased $5,482,000 at December 31, 1997 as compared with December 31, 1996 primarily as a result of maturities and sales of these securities during the year.

  Gross unrealized gains were $492,000, $1,083,000 and $542,000 and gross unrealized losses were $215,000, $685,000 and $31,000 for available for sale securities at December 31, 1997, 1996 and 1995, respectively. A realized gain of $668,000 was the result of the sale of shares of Hibernia Corporation and call of other debt securities during 1997. There were no realized gains or losses from calls or sales of available for sale securities during 1996 or 1995.

Held to Maturity Securities

  Held to maturity securities decreased $25,035,000 at December 31, 1997, compared with December 31, 1996. The decrease in these securities is directly attributable to the management by the Company of its liquidity position. Specifically, the Company anticipated the reallocation of approximately $35 million in March by one of its customers. This event was considered in executing investment decisions during 1997.

  Gross unrealized gains were $1,067,000, $1,237,000 and $2,449,000, while gross unrealized losses were $109,000, $228,000 and $207,000, at December 31, 1997,
1996 and 1995, respectively. There were no significant realized gains or losses from calls or sales of these investments for the years ended December 31, 1997, 1996 and 1995.

  The Company's held to maturity portfolio consists primarily of U. S. Treasury securities, which is indicative of Management's conservative investment policy of maximizing return on investments while maintaining proper liquidity and risk factors.

Loans

  The Company's loan portfolio increased $23,289,000 at December 31, 1997, as compared with December 31, 1996, and $4,440,000 at December 31, 1996, as compared with December 31, 1995. The portfolio includes commercial and consumer loans primarily in its trade area of Harrison, Hancock and west Jackson counties. The continued growth in the portfolio is primarily a product of the increased real estate and commercial and industrial loan demand as a result of improved economic conditions in the trade area. The increases in these categories are illustrated on the schedule summarizing loans included in Note C to the Consolidated Financial Statements. The Company anticipates that this demand will remain steady into 1998.

Banking Premises and Equipment

  Banking premises and equipment increased $798,000 at December 31, 1997, as compared with December 31, 1996, primarily as a result of the acquisition of hardware and software relating to the data processing conversions referred to in the Overview.

Other Real Estate

  The Other Real Estate (ORE) portfolio increased $247,000 at December 31, 1997 as compared with December 31, 1996 due to the transfer of several properties into ORE during 1997.

  Gains realized on sales of ORE were $1,999, $145,850 and $29,071 for the years ended December 31, 1997, 1996 and 1995, respectively.

  During 1995, the Company received approval from the Department of Banking and Consumer Finance to purchase certain property in Harrison County. Such property, which is adjacent to other real estate already acquired by the Company in prior years from debt previously contracted, is carried in the Other Real Estate portfolio and is subject to all banking regulations pertaining to ORE. The purpose of the purchase was to improve the marketability of the previously owned real estate. During 1996, after receiving regulatory approval, the Company transferred property with a book value of $130,650 from other real estate into bank premises.

Deposits

  Total deposits increased $4,423,000 at December 31, 1997, as compared with December 31, 1996, and decreased $8,040,000 at December 31, 1996, as compared with December 31, 1995. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. The Company has managed its funds including planning the timing of investment maturities so as to achieve appropriate liquidity.

Federal Funds Purchased

  Federal funds purchased decreased $16,500,000 at December 31, 1997, as compared with December 31, 1996. This fluctuation is directly related to the liquidity needs of the bank subsidiary.

Shareholders' Equity

  During 1997, 1996 and 1995, there were significant events that impacted the components of shareholders' equity. These events are detailed in Note G to the Consolidated Financial Statements included in this report.

  Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The decrease in some of the indicators results from the increase in assets during these years and does not reflect a softening of the Company's capital position. Management continues to emphasize the importance of maintaining the appropriate capital levels for the Company.

  In 1989, the Federal Reserve Board, Federal Deposit Insurance Corporation
(FDIC) and other regulators mandated compliance with a new capital standard: risk-based capital ratios. The new ratios were formulated to give consideration to the risk associated with both on- and off-balance sheet components. Due to conservative management and the historic strength of its capital, the Company's risk-based capital ratios are significantly in excess of the minimum standards as set forth by the regulators. The Company's total risk- based capital ratio at December 31, 1997, 1996 and 1995 was 26.8%, 26.2% and 24.9% as compared with the required standard of 8%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

RESULTS OF OPERATIONS

Net Interest Income

  Net interest income, the amount by which interest income on loans, investments and other interest earning assets exceeds interest expense on deposits and other borrowed funds, is the single largest component of the Company's income. Management's objective is to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk.

  Total interest income decreased $1,012,000 for the year ended December 31, 1997, as compared with the year ended December 31, 1996, and had increased $1,763,000 for the year ended December 31, 1996, as compared with the year ended December 31, 1995. These fluctuations in interest income are primarily due to the increases and decreases in volume in investments and loans.

  Total interest expense has decreased $1,449,000 for the year ended December 31, 1997, as compared with the year ended December 31, 1996, and increased $2,033,000 for the year ended December 31, 1996, as compared with the year ended December 31, 1995. The decrease in total interest expense in 1997 is attributable to the decrease in volume in deposits during 1997, particularly during the second quarter. The increase in 1996 was the result of both increases in interest bearing deposits during this year as well as the increase in rates earned on these deposits. Specifically, the increase in interest expense on time deposits of $100,000 or more is attributable to a highly competitive interest rate environment.

Provision for Loan Losses

  During 1995 and 1997, the Company made no adjustments to its provision for loan losses. During 1996, the Company reduced its allowance for loan losses by $150,000. The Company has not provided for its allowance for loan losses since the first quarter of 1993. The reserve is currently 1.76% of loans, net of unearned income. Management continuously monitors the Company's relationships with its loan customers, especially those in concentrated industries such as seafood, gaming and hotel/motel, and their direct and indirect impact on its operations. Any possible losses have been considered in the computation of the allowance for loan losses. Based on current conditions and giving full consideration to the significant increase in loans, Management has determined that the allowance is adequate and does not anticipate expensing any provision for loan losses during 1998.

Gain on Sale of Securities

  During 1997, the Company sold the shares of common stock of Hibernia Corporation it had carried in its available for sale portfolio at a realized gain of $640,000.

LIQUIDITY

  Liquidity represents the Company's ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets. Deposits, payment of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. At December 31, 1997, cash and due from banks, investment securities and federal funds sold were 48% of total deposits, as compared with 57% and 56% at December 31, 1996 and 1995, respectively.

NEW ACCOUNTING REQUIREMENTS

  In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share" and SFAS 129, "Disclosure of Information about Capital Structure." Both Statements are effective for periods ending after December 15, 1997. SFAS 128 establishes guidelines for the computation and disclosure of earnings per share. Due the simple structure of its capital, this Statement had no impact for the Company. SFAS 129 relates to the disclosure of information about the Company's capital structure. The implementation of SFAS 129 had no impact for the Company.

  In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosure about Segments of an Enterprise and Related Information." Both Statements are effective for periods beginning after December 15, 1997. The Company has evaluated the provisions of both Statements and has determined that their implementation will not have a material impact on its financial statements.

YEAR 2000

  The banking industry will be critically impacted by the advent of the Year 2000. Computer hardware and software as well as other operational systems and programs may be potentially affected by Year 2000. A failure to ensure compliance would severely impair the Company's operations.

  In response to this issue, the Company has developed a methodology for assessing, documenting and testing its response to the Year 2000 challenge. The plan requires completion of all related activities by December 31, 1998 in order to adequately address Year 2000. The Company believes that its response is appropriate in relation to the significance of this issue and its possible effect on operations. The Company believes that the cost of this project will not be material to the financial statements.

Market Information
 Peoples Financial Corporation and Subsidiaries

The common stock of Peoples Financial Corporation is not listed or traded on an exchange or over-the-counter. Trading in the stock is very limited. Most transactions in Company stock occur between existing shareholders or members of the family of existing shareholders. The prices listed in the table below are based on sale prices as stated to the transfer agent, and after restatement to give retroactive effect for the 2 for 1 stock split effective October 16, 1996, and the 2 for 1 stock split effective September 15, 1997. These do not represent all sales.

                                                                                              Dividend per
Year                              Quarter                High                    Low             share
----                              -------                ----                    ---          ------------

1997                                1ST                  $ 41                   $ 41               .29

                                    2ND                    50                     48

                                    3RD                    61                     53               .30

                                    4TH                    93                     61

1996                                1st                    34                     33               .27

                                    2nd                    37                     37

                                    3rd                    40                     40               .28

                                    4th                    40                     38


  There were 442 holders of record of common stock of the Company at January 31, 1998, and 1,476,336 shares issued and outstanding.

  The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.

Summary of Quarterly Results of Operations (in thousands except per share data)
  Peoples Financial Corporation and Subsidiaries

QUARTER ENDED, 1997                      MARCH 31            JUNE 30             SEPTEMBER 30           DECEMBER 31
-------------------                      --------            -------             ------------           -----------

Interest income                           $ 7,967            $ 7,906               $ 8,246               $ 8,116

Net interest income                         4,679              4,693                 5,057                 4,850

Net income                                  1,807              1,401                 1,533                 1,626

Earnings per share                           1.22               0.95                  1.04                  1.10


Quarter Ended, 1996                       March 31            June 30            September 30           December 31
-------------------                       --------            -------            ------------           -----------

Interest income                            $ 8,371            $ 8,318                  $8,384              $ 8,175

Net interest income                          4,656              4,708                   4,758                4,720

Provision for (reduction of)
  allowance for loan losses                                                                                  (150)

Net income                                   1,810              1,273                   1,351                1,712

Earnings per share                            1.22               0.86                    0.92                 1.16

CONSOLIDATED STATEMENTS OF CONDITION
  Peoples Financial Corporation and Subsidiaries



December 31,                                        1997              1996              1995
------------                                        ----              ----              ----

ASSETS

Cash and due from banks                         $ 20,611,495      $ 26,873,638      $ 24,220,348

Federal funds sold                                 6,150,000

Available for sale securities                     47,677,562        53,159,353        20,829,655

Held to maturity securities, fair value of
  $103,793,000 - 1997; $128,879,000 - 1996;
  $167,384,000 - 1995                            102,835,564       127,870,283       165,142,083

Loans                                            251,797,566       228,508,895       224,069,011

  Less: Unearned income                                1,314            17,295            22,531

        Allowance for loan losses                  4,434,770         4,522,704         4,352,967
                                                ------------      ------------      ------------

          Loans, net                             247,361,482       223,968,896       219,693,513

Bank premises and equipment, net                   9,424,080         8,626,068         8,789,642

Other real estate                                    512,370           264,962           726,838

Accrued interest receivable                        3,619,917         3,891,465         3,169,666

Other assets                                       3,376,662         2,958,967         2,919,601

Intangible assets                                    189,397           495,993           813,825
                                                ------------      ------------      ------------

TOTAL ASSETS                                    $441,758,529      $448,109,625      $446,305,171
                                                ============      ============      ============



See Notes to Consolidated Financial Statements.

  Peoples Financial Corporation and Subsidiaries

December 31,                                                 1997                1996                1995
------------                                                 ----                ----                ----

LIABILITIES & SHAREHOLDERS' EQUITY

LIABILITIES:

  Deposits:

    Demand, non-interest bearing                         $  67,580,617       $  73,535,221      $  63,255,936

    Savings and demand, interest bearing                   160,499,479         153,596,132        174,721,683

    Time, $100,000 or more                                  83,700,139          84,973,369         84,117,293

    Other time deposits                                     60,774,594          56,027,287         54,076,823
                                                         -------------       -------------      -------------

    Total deposits                                         372,554,829         368,132,009        376,171,735

  Accrued interest payable                                     726,763           1,005,508          1,139,768

  Federal funds purchased                                                       16,500,000         12,150,000

  Notes payable                                                215,094             226,608            437,520

  Other liabilities                                          2,490,081           1,891,296          1,823,743
                                                         -------------       -------------      -------------

  TOTAL LIABILITIES                                        375,986,767         387,755,421        391,722,766

SHAREHOLDERS' EQUITY:

  Common Stock, $1 par value, 1,500,000 shares
   authorized, 1,476,336 shares issued and
   outstanding at December 31, 1997, 1996 and
   1995, after giving retroactive effect to two
   for one stock split effective September 15,
   1997 and two for one stock split effective
   October 16, 1996                                          1,476,336           1,476,336          1,476,336

  Surplus                                                   58,188,094          53,188,094         48,188,094

  Undivided profits                                          5,924,027           5,428,068          5,075,542

  Unrealized gain on available for sale securities,
    net of tax                                                 183,305             261,706            336,945

  Additional minimum liability in excess of prior
     service cost, net of tax                                                                        (294,512)

  Note payable offset associated with employee
   stock ownership plan                                                                              (200,000)
                                                         -------------       -------------      -------------

  TOTAL SHAREHOLDERS' EQUITY                                65,771,762          60,354,204         54,582,405
                                                         -------------       -------------      -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $ 441,758,529       $ 448,109,625      $ 446,305,171
                                                         =============       =============      =============



See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
  Peoples Financial Corporation and Subsidiaries

Years Ended December 31,                                   1997             1996             1995
------------------------                                   ----             ----             ----

INTEREST INCOME:

  Interest and fees on loans                          $ 21,776,773     $ 20,414,470     $ 21,364,008

  Interest and dividends on securities:

    U. S. Treasury                                       5,342,196        7,992,855        8,138,663

    U. S. Government agencies and corporations           3,904,276        3,809,117          898,990

    States and political subdivisions                      415,011          403,698          398,584

    Other investments                                      297,494           45,322           17,590

  Interest on federal funds sold                           499,722          582,321          667,429
                                                      ------------     ------------     ------------

  TOTAL INTEREST INCOME                                 32,235,472       33,247,783       31,485,264
                                                      ------------     ------------     ------------

INTEREST EXPENSE:

  Time deposits of $100,000 or more                      4,290,114        5,092,411        3,315,121

  Other deposits                                         8,557,223        9,190,266        8,967,278

  Mortgage indebtedness                                     11,910           12,512           13,082

  Federal funds purchased                                   97,115          110,324           76,757
                                                      ------------     ------------     ------------

  TOTAL INTEREST EXPENSE                                12,956,362       14,405,513       12,372,238
                                                      ------------     ------------     ------------

NET INTEREST INCOME                                     19,279,110       18,842,270       19,113,026

REDUCTION OF ALLOWANCE FOR LOSSES ON LOANS                                  150,000
                                                      ------------     ------------     ------------

NET INTEREST INCOME AFTER REDUCTION OF ALLOWANCE
  FOR LOSSES ON LOANS                                   19,279,110       18,992,270       19,113,026
                                                      ------------     ------------     ------------

OTHER OPERATING INCOME:

  Trust department income and fees                       1,105,776          932,502        1,013,858

  Service charges on deposit accounts                    3,828,586        3,763,566        3,384,659

  Other service charges, commissions and fees              266,973          246,579          262,970

  Gain on sale and calls of securities                     667,728

  Other income                                             372,232          621,730          578,361
                                                      ------------     ------------     ------------

  TOTAL OTHER OPERATING INCOME                           6,241,295        5,564,377        5,239,848
                                                      ------------     ------------     ------------

OTHER OPERATING EXPENSE:

  Salaries and employee benefits                         7,874,492        7,932,306        6,886,597

  Net occupancy                                            964,890          780,928          940,164

  Equipment rentals, depreciation and maintenance        1,748,030        1,633,110        1,481,108

  Other expense                                          5,478,256        5,071,101        5,227,131
                                                      ------------     ------------     ------------

  TOTAL OTHER OPERATING EXPENSE                         16,065,668       15,417,445       14,535,000
                                                      ------------     ------------     ------------

INCOME BEFORE INCOME TAXES                               9,454,737        9,139,202        9,817,874

Income taxes                                             3,087,740        2,993,145        3,146,577
                                                      ------------     ------------     ------------

NET INCOME                                            $  6,366,997     $  6,146,057     $  6,671,297
                                                      ============     ============     ============

BASIC EARNINGS PER SHARE                              $       4.31     $       4.16     $       4.52
                                                      ============     ============     ============



See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  Peoples Financial Corporations and Subsidiaries


                                                                                                                        Additional
                                                                                                                          minimum
                                                                                                     Unrealized        liability in
                                                                                                      gain on            excess of
                               Number                                                               available for          prior
                                 of                                                                     sale              service
                               common           Common                              Undivided        securities,         cost, net
                               shares            stock             Surplus            profits        net of tax            of tax
                             ---------       ------------       ------------       ------------      ------------      ------------

BALANCE, JANUARY
  1, 1995                      738,168       $    738,168       $ 43,176,262       $  4,901,640      $          0      $          0

Two-for-one stock
  split                        738,168            738,168           (738,168)
                             ---------       ------------       ------------       ------------      ------------      ------------

BALANCE, JANUARY
  1, 1995 AS
RESTATED                     1,476,336          1,476,336         42,438,094          4,901,640                 0                 0

Net income                                                                            6,671,297

Cash dividends,
 ( $.50625 per
share)                                                                                 (747,395)

Transfer of
undivided
profits                                                            5,750,000         (5,750,000)

Net change in
unrealized gain on
available for sale
securities, net of
tax                                                                                                       336,945

Additional
minimum
liability in excess
of prior service
cost, net of tax                                                                                                           (294,512)

Reduction to note
  payable offset
 associated with
 ESOP
                             ---------       ------------       ------------       ------------      ------------      ------------

BALANCE,
DECEMBER 31,
1995 AS  RESTATED            1,476,336          1,476,336         48,188,094          5,075,542           336,945          (294,512)

Net income                                                                            6,146,057

Cash dividends,
  ($.5375 per share)                                                                   (793,531)

Transfer of
undivided profits                                                  5,000,000         (5,000,000)

Net change in
unrealized gain on
available for sale
securities, net of
tax                                                                                                       (75,239)

Additional
minimum
liability in excess
of prior service
cost, net of tax                                                                                                            294,512

Reduction to note
  payable offset
 associated with
 ESOP
                             ---------       ------------       ------------       ------------      ------------      ------------

BALANCE,
DECEMBER 31,
1996 AS  RESTATED            1,476,336          1,476,336         53,188,094          5,428,068           261,706                 0

Net income                                                                            6,366,997

Cash dividends,
 ($.59 per share)                                                                      (871,038)

Transfer of
undivided profits                                                  5,000,000         (5,000,000)

Net change in
unrealized gain on
available for sale
securities, net of
tax                                                                                                       (78,401)
                             ---------       ------------       ------------       ------------      ------------      ------------

BALANCE,
DECEMBER 31, 1997            1,476,336       $  1,476,336       $ 58,188,094       $  5,924,027      $    183,305      $       -0-
                             =========       ============       ============       ============      ============      ===========


                                    Note payable
                                      offset
                                     associated
                                      with ESOP            Total
                                    ------------       ------------

BALANCE, JANUARY
  1, 1995                           $   (375,000)      $ 48,441,070

Two-for-one stock
  split
                                    ------------       ------------

BALANCE, JANUARY
  1, 1995 AS
RESTATED                                (375,000)        48,441,070

Net income                                                6,671,297

Cash dividends,
 ( $.50625 per
share)                                                     (747,395)

Transfer of
undivided
profits

Net change in
unrealized gain on
available for sale
securities, net of
tax                                                         336,945

Additional
minimum
liability in excess
of prior service
cost, net of tax                                           (294,512)

Reduction to note
  payable offset
 associated with
 ESOP                                    175,000            175,000
                                    ------------       ------------

BALANCE,
DECEMBER 31,
1995 AS  RESTATED                       (200,000)        54,582,405

Net income                                                6,146,057

Cash dividends,
  ($.5375 per share)                                       (793,531)

Transfer of
undivided profits

Net change in
unrealized gain on
available for sale
securities, net of
tax                                                         (75,239)

Additional
minimum
liability in excess
of prior service
cost, net of tax                                            294,512

Reduction to note
  payable offset
 associated with
 ESOP                                    200,000            200,000
                                    ------------       ------------

BALANCE,
DECEMBER 31,
1996 AS  RESTATED                              0         60,354,204

Net income                                                6,366,997

Cash dividends,
 ($.59 per share)                                          (871,038)

Transfer of
undivided profits

Net change in
unrealized gain on
available for sale
securities, net of
tax                                                         (78,401)
                                    ------------       ------------

BALANCE,
DECEMBER 31, 1997                   $        -0-       $ 65,771,762
                                    ============       ============


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
  Peoples Financial Corporation and Subsidiaries


Years Ended December 31,                                                  1997                1996                1995
------------------------                                                  ----                ----                ----

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                        $   6,366,997       $   6,146,057       $   6,671,297

    Adjustments to reconcile net income to net cash provided by operating activities:

      Gain on sales of other real estate and other
      property                                                             (1,999)           (145,850)            (29,071)

      Gain on sale and calls of securities                               (667,728)

      Depreciation and amortization                                     1,382,474           1,322,449           1,297,275

      Pension plan termination cost                                                           446,230

      Reduction of allowance for loan losses                                                 (150,000)

      Provision for losses on other real estate                            75,638             154,376             159,247

      Changes in assets and liabilities:

        Accrued interest receivable                                       271,548            (721,799)            152,548

        Other assets                                                      (79,567)            112,665            (291,618)

        Accrued interest payable                                         (278,745)           (134,260)            689,612

        Other liabilities                                                 598,785              67,553             335,943
                                                                    -------------       -------------       -------------

  NET CASH PROVIDED BY OPERATING ACTIVITIES                             7,667,403           7,097,421           8,985,233
                                                                    -------------       -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from maturities, sales and calls of
  available for sale securities                                         7,017,728          19,935,000

  Investment in available for sale securities                            (961,500)        (52,377,557)        (20,120,942)

  Proceeds from maturities and calls of held to
   maturity securities                                                 72,858,400         160,217,482         111,143,796

  Investment in held to maturity securities                           (47,823,681)       (122,945,682)       (116,787,670)

  Proceeds from sales of other real estate and other
   property                                                               182,200             322,700             242,720

  Purchase of other real estate                                                                                  (100,708)

  Loans, net increases                                                (23,895,833)         (4,125,383)         (1,817,640)

  Acquisition of premises and equipment                                (1,873,890)           (710,393)         (1,132,276)

  Federal funds sold                                                   (6,150,000)

  Other assets                                                           (323,238)           (266,129)           (229,054)
                                                                    -------------       -------------       -------------

  NET CASH PROVIDED BY ( USED IN) INVESTING
  ACTIVITIES                                                             (969,814)             50,038         (28,801,774)
                                                                    -------------       -------------       -------------


CASH FLOWS FROM FINANCING ACTIVITIES:

  Demand and savings deposits, net increase
 (decrease)                                                               948,743         (10,846,266)        (26,536,968)

  Time deposits made, net increase                                      3,474,077           2,806,540          54,518,288

  Principal payments on notes                                             (11,514)            (10,912)            (10,342)

  Cash dividends                                                         (871,038)           (793,531)           (747,395)

  Federal funds purchased, net increase (decrease)                    (16,500,000)          4,350,000          (3,750,000)

  Pension plan additional minimum liability
  contributed                                                                                                    (215,774)
                                                                    -------------       -------------       -------------

  NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES                                                          (12,959,732)         (4,494,169)         23,257,809
                                                                    -------------       -------------       -------------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                                            (6,262,143)          2,653,290           3,441,268

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           26,873,638          24,220,348          20,779,080
                                                                    -------------       -------------       -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $  20,611,495       $  26,873,638       $  24,220,348
                                                                    =============       =============       =============




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

Cash and Due from Banks

  The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $8,442,000, $8,388,000 and $9,193,000 for the years ending December 31, 1997, 1996 and 1995, respectively.

  The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 1997, the bank subsidiary had excess deposits of $1,165,367. These amounts were uninsured and uncollateralized.

Securities

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

  In June 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" and in October 1994, issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." These Statements became effective for the Company on January 1, 1995. SFAS 114 and 118 address loan impairment and the related measurement methods. The Statements stipulate that loans shall be identified as being impaired if it is doubtful that all principal and interest due contractually under the terms of the loan agreement will be collected. When a loan is impaired as defined by the Statements, measurement of impairment shall be based on the present value of the expected future cash flows discounted at that loan's effective interest rate except that, as a practical expedient, measurement may be based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The Company has determined that all loans which have been classified as impaired are also collateral dependent. Accordingly, the allowance for losses on these impaired loans has been computed using the fair value of the underlying collateral. The loans which have been classified as impaired under SFAS 114 had previously been identified by the Company as loans for which a specific reserve should be established. The Company had in prior years computed the allowance on such loans in a similar manner as that required under SFAS 114. Therefore, no additional allowance was required at January 1, 1995, in order to implement SFAS 114. The provisions of SFAS 118 concerning recognition of interest income on impaired loans allow for the Company to continue its present recognition policies discussed above.

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

Trust Department Income and Fees

  Trust fees are recorded when received. These fees amounted to $1,105,776, $932,502 and $1,013,858 in 1997, 1996 and 1995, respectively.

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

Earnings Per Share

 Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding, 1,476,336 in 1997, 1996 and 1995.

Statements of Cash Flows

  The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $13,235,107, $14,539,773 and $11,682,626 in 1997, 1996 and 1995, respectively, for interest on deposits and borrowings. Income tax payments totaled $3,199,740, $2,869,605 and $3,498,388 in 1997, 1996 and 1995,
respectively. Loans transferred to other real estate amounted to $503,248 and $52,500 in 1997 and 1995, respectively. No loans were transferred to other real estate in 1996. After receiving regulatory approval, the Company transferred property with a book value of $130,650 from other real estate into banking premises during 1996.

Reclassifications

 Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

NOTE B - SECURITIES:

  The amortized cost and estimated fair value of securities at December 31, 1997, 1996 and 1995, respectively, are as follows (in thousands):


                                                        GROSS          GROSS
                                         AMORTIZED    UNREALIZED     UNREALIZED    ESTIMATED
DECEMBER 31, 1997                           COST        GAINS          LOSSES      FAIR VALUE
-----------------                        ---------    ----------     ----------    ----------
Available for sale securities:

  Debt securities:

    U. S. Treasury                       $  3,984      $      4      $     (5)      $  3,983

    U. S. Government agencies
      and corp                             42,627            42          (210)        42,459

    States and political
      subdivisions                            592             3                          595
                                         --------      --------      --------       --------

    Total debt securities                  47,203            49          (215)        47,037

  Equity securities                           198           443                          641
                                         --------      --------      --------       --------

Total available for sale securities      $ 47,401      $    492      $   (215)      $ 47,678
                                         ========      ========      ========       ========


Held to maturity securities:

  U. S. Treasury                         $ 76,670      $    690      $    (83)      $ 77,277

  U. S. Government agencies and
    corp                                   20,491            35           (26)        20,500

  States and political subdivisions         5,674           342                        6,016
                                         --------      --------      --------       --------

Total held to maturity securities        $102,835      $  1,067      $   (109)      $103,793
                                         ========      ========      ========       ========

                                                        GROSS          GROSS
                                         AMORTIZED    UNREALIZED     UNREALIZED    ESTIMATED
DECEMBER 31, 1996                           COST        GAINS          LOSSES      FAIR VALUE
-----------------                        ---------    ----------     ----------    ----------

Available for sale securities:

  Debt securities:

    U. S. Treasury                       $  5,969      $      2      $    (37)      $  5,934

    U. S. Government agencies
      and corp                             46,594            41          (648)        45,987
                                         --------      --------      --------       --------

    Total debt securities                  52,563            43          (685)        51,921

  Equity securities                           198         1,040                        1,238
                                         --------      --------      --------       --------

Total available for sale
  securities                             $ 52,761      $  1,083      $   (685)      $ 53,159
                                         ========      ========      ========       ========

Held to maturity securities:

  U. S. Treasury                         $108,568      $    830      $   (188)      $109,210

  U. S. Government agencies and
    corp                                   13,522            34           (39)        13,517

  States and political subdivisions         5,780           373            (1)         6,152
                                         --------      --------      --------       --------

Total held to maturity securities        $127,870      $  1,237      $   (228)      $128,879
                                         ========      ========      ========       ========

                                                        GROSS          GROSS
                                         AMORTIZED    UNREALIZED     UNREALIZED    ESTIMATED
DECEMBER 31, 1995                           COST        GAINS          LOSSES      FAIR VALUE
-----------------                        ---------    ----------     ----------    ----------

Available for sale securities:

  Debt securities:

    U. S. Treasury                       $  2,949      $     52                     $  3,001

    U. S. Government agencies
      and corp                             17,172             3           (31)        17,144
                                         --------      --------      --------       --------

  Total debt securities                    20,121            55           (31)        20,145

  Equity securities                           198           487                          685
                                         --------      --------      --------       --------

Total available for sale
securities                               $ 20,319      $    542      $    (31)      $ 20,830
                                         ========      ========      ========       ========

Held to maturity securities:

  U. S. Treasury                         $152,632      $  1,858      $   (182)      $154,308

  U. S. Government agencies and
     corp                                   8,024            82           (22)         8,084

  States and political subdivisions         4,486           509            (3)         4,992
                                         --------      --------      --------       --------

Total held to maturity securities        $165,142      $  2,449      $   (207)      $167,384
                                         ========      ========      ========       ========

 The amortized cost and estimated fair value of debt securities at December 31, 1997, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Estimated fair
                                    Amortized cost       value
                                    --------------     ---------
Available for sale securities:

  Due in one year or less              $  2,986        $  2,988

  Due after one year through five
  years                                  18,968          18,888

  Due after five years through ten
  years                                  20,658          20,585

  Due after ten years                     4,591           4,576
                                       --------        --------

  Totals                               $ 47,203        $ 47,037
                                       ========        ========

Held to maturity securities:

  Due in one year or less              $ 53,534        $ 53,534

  Due after one year through five
  years                                  43,242          44,024

  Due after five years through ten
  years                                   4,910           5,009

  Due after ten years                     1,149           1,226
                                       --------        --------

  Totals                               $102,835        $103,793
                                       ========        ========

  Available for sale securities included equity securities of Hibernia Corporation. The Company had acquired common and preferred shares of Progressive Bancorporation in 1993 from a debt previously contracted and had recorded the shares at their estimated value of $1.00. During 1995, Progressive was acquired by Hibernia Corporation. As a result of the merger, the Company received cash for its Progressive preferred shares and common stock of Hibernia in exchange for the Progressive common. The Company held the Hibernia common as an available for sale security and recorded the stock at its fair value, with an unrealized gain of $596,205 recorded, net of deferred tax, as an adjustment to shareholders' equity. These shares were sold during 1997 at a realized gain of $640,706.

  During 1994, the Company purchased three multi-step up instruments issued by the Federal Home Loan Bank with a total par value of $4,000,000. These instruments had original maturity dates in 1996 and 2009 and provided for a call option by the issuer at each interest payment date until maturity. There was a fixed increase in the interest rate on an annual basis. The Company purchased these instruments in the management of its interest rate exposure since these notes carried a higher rate of interest than other agency notes available at the time of purchase. Appropriate review of the market value and risk associated with these investments is performed by Management. These investments were classified as held to maturity and carried at amortized cost in compliance with Management's positive intent and ability to hold these investments until maturity. During 1995 and 1996, these investments were called at par value. During 1996, the Company purchased a multi-step up instrument issued by the Federal Home Loan Bank with a par value of $2,000,000 which was due to mature in 2001. This instrument was called at par value during 1997.
  Proceeds from maturities and calls of held to maturity debt securities during 1997, 1996 and 1995 were $72,858,400, $160,217,482 and $111,143,796, respectively. There were no sales of held to maturity debt securities during 1995, 1996 and 1997. Proceeds from maturities and calls of available for sale debt securities were $6,377,022 and $19,935,000 during 1997 and 1996, respectively. There were no maturities of available for sale debt securities during 1995. There were no sales of available for sale debt securities during 1995, 1996 and 1997.

  Securities with a carrying value of approximately $147,612,000, $165,515,000 and $172,802,000 at December 31, 1997, 1996 and 1995, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

NOTE C - LOANS:

  The composition of the loan portfolio was as follows (in thousands):


December 31,                              1997         1996        1995
                                        --------     --------     --------
Real estate, construction               $ 14,819     $ 14,704     $ 16,473

Real estate, mortgage                    154,653      137,766      138,254

Loans to finance agricultural
production and other loans to
farmers                                   12,501       10,483        9,962

Commercial and industrial loans           50,224       48,057       39,228

Loans to individuals for
household, family and other
consumer expenditures                     13,125       11,179       11,903

Obligations of states and political
subdivisions (primarily
industrial revenue bonds and
local government tax
anticipation notes)                        5,257        4,496        5,469

All other loans                            1,219        1,824        2,780
                                        --------     --------     --------

Totals                                  $251,798     $228,509     $224,069
                                        ========     ========     ========

Transactions in the allowance for loan losses are as follows (in thousands):


                                     1997          1996         1995
                                    -------      -------      -------
Balance, January 1                  $ 4,523      $ 4,353      $ 4,901

Recoveries                              347          459          154

Loans charged off                      (435)        (139)        (702)

Reduction of allowance for loan
 losses                                             (150)
                                    -------      -------      -------
Balance,  December 31               $ 4,435      $ 4,523      $ 4,353
                                    =======      =======      =======

   In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectability and do not include other unfavorable features.

 An analysis of the activity with respect to such loans to related parties is as follows (in thousands):


                                       1997          1996          1995
                                     --------      --------      --------
Balance, January 1                   $  7,891      $  6,857      $  6,066

January 1 balance, loans of
officers and directors appointed
during the year                                         224

New loans and advances                 22,358        28,599        24,908

Repayments                            (21,077)      (27,789)      (24,117)
                                     --------      --------      --------

Balance, December 31                 $  9,172      $  7,891      $  6,857
                                     ========      ========      ========

    Industrial revenue bonds with a carrying value of $1,547,120, $3,318,251 and $4,037,834 at December 31, 1997, 1996 and 1995, respectively, were pledged to secure public deposits.

    Nonaccrual loans amounted to approximately $1,167,000, $546,000 and $610,000 and renegotiated loans amounted to approximately $2,176,072, $2,303,562 and $2,327,838 at December 31, 1997, 1996 and 1995, respectively. The Company recognized $181,630 in interest income on renegotiated loans during 1997. The amount of interest that would have been recognized during 1997 under the original terms of the loan agreements was $200,525.

    The total recorded investment in impaired loans amounted to $1,208,000, $1,017,000 and $1,443,000 at December 31, 1997, 1996 and 1995, respectively. The amount of that recorded investment in impaired loans for which there is a related allowance for loan losses and the amount of that allowance was $149,000 at December 31, 1995. The amount of that recorded investment in impaired loans for which there is no related allowance for loan losses was $1,208,000, $1,017,000 and $1,294,000 at December 31, 1997, 1996 and 1995, respectively.

    At December 31, 1997, the average recorded investment in impaired loans was $1,265,000. During 1997, the Company recognized $40,000 in interest income on impaired loans and received $52,000 in interest payments on impaired loans.

NOTE D - BANK PREMISES AND EQUIPMENT:

  Bank premises and equipment are shown as follows (in thousands):


                                   Estimated
December 31,                       useful lives    1997        1996         1995
------------                       ------------   -------     -------     -------
Land                                              $ 1,339     $ 1,314     $ 1,293

Buildings                             5-40 years    8,904       8,659       8,369

Furniture, fixtures and equipment     5-10 years    6,943       5,533       5,299
                                                  -------     -------     -------

Totals, at cost                                    17,186      15,506      14,961

Less: Accumulated depreciation                      7,762       6,880       6,171
                                                  -------     -------     -------

Totals                                            $ 9,424     $ 8,626     $ 8,790
                                                  =======     =======     =======

  Depreciation expense charged to operations in 1997, 1996 and 1995 was $1,075,877, $1,004,617 and $979,442, respectively.

NOTE E - NOTES PAYABLE:



December 31,                                    1997           1996           1995
------------                                 ----------     ----------     ---------

Small Business Administration,
outstanding mortgage on property
acquired. The note bears interest at
5-3/8% and is payable at $1,952 monthly
through January 16, 2004                     $  215,094     $  226,608     $ 237,520

First Alabama Bank, $1,250,000 line of
credit of Peoples Financial Corporation
Employee Stock Ownership Plan, secured
by a pledge of 8,852 shares of Company
common stock at December 31, 1995,
pledge of 36,550 shares of The Peoples
Bank, Biloxi, Mississippi, and the
guarantee of the Company; interest rate
at 85% of the base rate of First
Alabama Bancshares, Inc. (7.225% at
December 31, 1995), plus $43,750
principal quarterly                                                          200,000
                                             ----------     ----------     ---------
Totals                                       $  215,094     $  226,608     $ 437,520
                                             ==========     ==========     =========


    The maturities of notes payable for each of the next five years are as follows:




                                1998                 $ 12,149

                                1999                   12,819

                                2000                   13,525

                                2001                   14,271

                                2002                   15,058

                                Thereafter             147,272
                                                     ---------

                                Total                $ 215,094
                                                     =========


NOTE F - INCOME TAXES:

  Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 1997, 1996 and 1995, included in other assets or other liabilities, were as follows (in thousands):



December 31,                            1997        1996          1995
------------                          -------      -------      -------
Deferred tax assets:

  Allowance for loan losses           $   776      $   776      $   827

  Employee benefit plans'
  liabilities                             479          444          377

  Other                                   192          129          173
                                      -------      -------      -------
  Deferred tax assets                  (1,447)      (1,349)      (1,377)
                                      -------      -------      -------

Deferred tax liabilities:

  Accumulated depreciation                950          865          795

  Installment sales                        14           15           16

  Unrealized gains on available
  for sale securities, charged to
  equity                                   94          134          174
                                      -------      -------      -------
  Deferred tax liabilities              1,058        1,014          985
                                      -------      -------      -------

Net deferred charges                     (389)        (335)        (392)

Current refundable                       (103)                     (183)
                                      -------      -------      -------
Totals                                $  (492)     $  (335)     $  (575)
                                      =======      =======      =======



  The Company has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will eventually be realized.

Income taxes consist of the following components (in thousands):


Years Ended December 31,             1997         1996        1995
                                   -------      -------     -------
Current                            $ 3,142      $ 2,936     $ 3,081

Deferred                               (54)          57          66
                                   -------      -------     -------
Totals                             $ 3,088      $ 2,993     $ 3,147
                                   =======      =======     =======

  Deferred income taxes (benefits) resulted from the following (in thousands):


Years Ended December 31,              1997       1996      1995
------------------------             -----      -----      -----
Depreciation                         $  85      $  70      $  (2)

Installment sales                       (1)        (1)        (1)

Provision for loan losses                          51

Officers' and directors' life
insurance                              (35)       (67)       (88)

Unrealized gain on available for
sale securities                        (40)       (40)       174

Other                                  (63)        44        (17)
                                     -----      -----      -----

Totals                               $ (54)     $  57      $  66
                                     =====      =====      =====

  Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 1997, 1996 and 1995, to earnings before income taxes. The reason for these differences is shown below (in thousands):


Years Ended December                      1997                  1996                   1995
31,                                      Amount         %      Amount          %      Amount           %
--------------------                     ------        ----    ------         ----    ------         ----
Taxes computed at
statutory rate                          $ 3,215        34.0    $ 3,107        34.0    $ 3,338        34.0

Increase (decrease)
resulting from:

  Tax-exempt interest
  income                                   (250)       (2.6)      (288)       (3.2)      (286)       (2.8)

  Deductible dividends to
  ESOP                                                              (1)       (0.1)        (3)       (0.1)

  Non-deductible interest                    33         0.3         36         0.4         31         0.3

  Non-deductible
  amortization                               98         1.1        100         1.1         92         1.0

  Other, net                                 (8)       (0.1)        39         0.5        (25)       (0.3)
                                        -------        ----    -------        ----    -------        ----
Total income taxes                      $ 3,088        32.7    $ 2,993        32.7    $ 3,147        32.1
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

NOTE G - SHAREHOLDERS' EQUITY:

  On November 22, 1995, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 184,542 shares of Company stock received an additional 184,542 common shares. On October 4, 1996, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 369,084 shares of Company stock received an additional 369,084 common shares. On August 27, 1997, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 738,168 shares of Company stock received an additional 738,168 common shares. The Consolidated Statements of Condition and Shareholders' Equity have been restated to give retroactive effect to these splits. Additionally, all share and per share data have also been given retroactive effect for these splits.

  Banking regulations limit the amount of dividends that may be paid without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 1997, approximately $1,699,562 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors.

NOTE H - OTHER EXPENSES:

  Other expenses consisted of the following:

Years Ended December 31,                 1997            1996             1995
------------------------              -----------     -----------      -----------
Amortization                          $   306,596     $   317,832      $   317,832

Advertising                               546,308         498,820          346,248

Data processing                           965,944         841,174          919,036

FDIC and state banking
assessments                                91,368         188,060          467,623

Legal and accounting                      354,343         328,788          213,799

Postage and freight                       131,160         160,448          111,521

Stationary, printing and supplies         198,984         242,367          284,841

Other real estate                          53,299         (15,465)         218,484

ATM expense                             1,341,118       1,286,179        1,154,642

Federal Reserve service charges            89,964          96,416           91,163

Conferences and classes                   149,316         110,119          138,416

Taxes and licenses                        212,036         183,826          192,739

Consulting fees                            30,942          27,270           23,100

Trust expense                             192,420         151,223          191,175

Other                                     814,458         654,044          556,512
                                      -----------     -----------      -----------
Totals                                $ 5,478,256     $ 5,071,101      $ 5,227,131
                                      ===========     ===========      ===========

NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and irrevocable letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the bank subsidiary has in particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and irrevocable letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  At December 31, 1997, 1996 and 1995, the Company had outstanding irrevocable letters of credit aggregating $3,156,909, $1,170,107 and $1,944,505, respectively.

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

NOTE J - CONTINGENCIES:

  In January 1996, a class action suit was filed against the Company's bank subsidiary related to the placement of collateral protection insurance by the bank subsidiary. The attempt to certify a class action was unsuccessful. In October of 1997, the case was settled with the bank subsidiary making an immaterial cash payment to the plaintiff.

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

CONDENSED BALANCE SHEETS (in thousands)


December 31,                                            1997         1996        1995
------------                                           -------     -------     -------
ASSETS

Investments in subsidiaries, at underlying equity:

  Bank subsidiary                                      $65,162     $59,720     $54,135

  Nonbank subsidiary                                        55          55          53

Cash in bank subsidiary                                    306          48          74

Intangible assets                                          189         496         813

Other assets                                               655         656         210
                                                       -------     -------     -------

TOTAL ASSETS                                           $66,367     $60,975     $55,285
                                                       =======     =======     =======

LIABILITIES AND SHAREHOLDERS'
EQUITY

Notes payable, nonaffiliates                                                   $   200

Deferred federal income taxes                              595         621         503
                                                       -------     -------     -------

Total liabilities                                          595         621         703

Shareholders' equity                                    65,772      60,354      54,582
                                                       -------     -------     -------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                                   $66,367     $60,975     $55,285
                                                       =======     =======     =======


CONDENSED STATEMENTS OF INCOME (in thousands)



Years Ended December 31,                         1997       1996       1995
------------------------                        ------     ------     ------
INCOME

Earnings of unconsolidated bank subsidiary:

  Distributed earnings                          $  875     $  800     $  740

  Undistributed earnings                         5,240      5,373      5,952

Earnings of unconsolidated
nonbank subsidiary                                   1          2          2

Interest income                                      4          3          3

Other income                                       288         12         15
                                                ------     ------     ------

TOTAL INCOME                                     6,408      6,190      6,712
                                                ------     ------     ------

EXPENSES

Other expense                                       53         59         52
                                                ------     ------     ------

TOTAL EXPENSES                                      53         59         52
                                                ------     ------     ------

INCOME BEFORE BENEFIT FROM
INCOME TAXES                                     6,355      6,131      6,660

Benefit from income taxes                           12         15         11
                                                ------     ------     ------

NET INCOME                                      $6,367     $6,146     $6,671
                                                ======     ======     ======

CONDENSED STATEMENTS OF CASH FLOWS (in thousands)


Years Ended December 31,                       1997         1996        1995
------------------------                     -------      -------      -------
CASH FLOWS FROM OPERATING
 ACTIVITIES:

  Net income                                 $ 6,367      $ 6,146      $ 6,671

  Adjustments to reconcile net income to
  net cash provided by operating
  activities:


    Net income of unconsolidated
    subsidiaries                              (6,116)      (6,175)      (6,694)

    Changes in assets and
      liabilities:

      Accrued expenses                             3           (3)           4
                                             -------      -------      -------

  NET CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES                          254          (32)         (19)
                                             -------      -------      -------

CASH FLOWS FROM INVESTING
ACTIVITIES:

  Dividends from unconsolidated
   subsidiary                                    875          800          740
                                             -------      -------      -------

  NET CASH PROVIDED BY
   INVESTING ACTIVITIES                          875          800          740
                                             -------      -------      -------

CASH FLOWS FROM FINANCING
ACTIVITIES:

  Dividends paid                                (871)        (794)        (747)
                                             -------      -------      -------

  NET CASH USED IN FINANCING
   ACTIVITIES                                   (871)        (794)        (747)
                                             -------      -------      -------


NET INCREASE (DECREASE) IN CASH                  258          (26)         (26)

CASH, BEGINNING OF YEAR                           48           74          100
                                             -------      -------      -------

CASH, END OF YEAR                            $   306      $    48      $    74
                                             =======      =======      =======

  Peoples Financial Corporation paid income taxes of $3,199,740, $2,869,605 and $3,498,388 in 1997, 1996 and 1995, respectively. No interest was paid during the three years ended December 31, 1997.

NOTE L - EMPLOYEE BENEFIT PLANS:

  The Company sponsored the Peoples Financial Corporation Retirement Plan (Pension Plan), a non-contributory defined benefit pension plan covering substantially all salaried, full-time employees. Pension benefits were fully vested after 7 years and were based on average compensation during years of service, with 1985 compensation used for each year prior to 1985. A partial reduction in benefits was provided for each year less than 30 years of service. The Company's funding policy for years presented was to contribute no more than the minimum funding requirement for federal income tax purposes.

  The following is a summary of the components of net periodic pension cost:


Years Ended December 31,                               1996                1995
------------------------                           --------            ---------
Interest cost                                      $ 47,827            $ 72,937

Return on assets                                    (36,147)            (66,247)
                                                   --------            --------

Net periodic pension cost                          $ 11,680            $  6,690
                                                   ========            ========

  Net pension cost was determined for 1995 based on expected return on assets. Actual return on plan assets was $80,623 for the year ended December 31, 1995, resulting in a difference of $14,376 between expected return and actual return on assets.

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

  The following table sets forth the Pension Plan's funded status at December 31, 1995:


December 31,                                                               1995
----------------------------------                                 -------------
Actuarial present value of benefit
  obligations:

    Vested benefit obligation                                      $  1,195,676
                                                                   ------------

Accumulated and projected
  benefit obligation                                                  1,195,676

Plan assets at fair value                                             1,092,326
                                                                   ------------

Projected benefit obligation
  greater than plan assets                                              103,350

  Unrecognized net loss from past
    experience different from that
    assumed and effects of
    changes in assumptions                                              446,230

  Additional minimum liability                                         (446,230)
                                                                   ------------

  Accrued pension cost                                             $    103,350
                                                                   ============


  A weighted average discount rate of 6.00% for 1995, and a rate of increase in future compensation levels of 5% was used in determining the actuarial present value of the projected benefit obligation.

  The Company also sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Company Management curtailed the Pension Plan in 1991 and decided to terminate the Plan in 1995 because of their intent to make the ESOP, which is more flexible than the Pension Plan, the primary benefit plan, and because of the high cost of administering two plans.

  The employee stock ownership plan covers substantially all salaried, full-time employees. The effective date of the ESOP is December 24, 1984. On November 22, 1989, the plan was amended and restated effective January 1, 1989, to comply with Internal Revenue Code of 1986 and other regulations, to adopt 401(k) provisions for the plan, and effective December 31, 1989, to merge the former Gulf National Bank Profit Sharing Plan into the plan. On December 31, 1991, the plan was amended effective January 1, 1991, except where specifically indicated to the contrary, to adjust, among other things, the Employer Discretionary Matching Contribution and the vesting schedule. On December 16, 1994, the plan was amended effective January 1, 1989, except where specifically indicated to the contrary, to comply with the Internal Revenue Code and to clarify the hardship distribution provisions. Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $210,000, $240,000 and $300,000 in 1997, 1996 and 1995, respectively.

  In November 1993, Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" was issued. This Statement prescribes the accounting treatment for transactions involving leveraged esop's. Specifically, the Statement applied to shares acquired by such plans after December 31, 1992 and was effective for fiscal years beginning after December 15, 1993. The ESOP was a leveraged esop. All shares held by the ESOP were acquired before that date. Application of the Statement is limited to disclosure of information relating to the description and administration of the plan. At December 31, 1997, 1996 and 1995, the ESOP owned 186,779, 188,560 and 188,128 shares of common stock of the Company. Of these shares, 8,852 shares were held in suspense at First Alabama Bancshares as security on the line of credit at December 31, 1995. The remaining shares were allocated to participants' accounts. The agreement with First Alabama provided for the release of shares held as collateral as payments were made based on a fraction applied to the total shares held as collateral. The numerator of the fraction was the principal and interest paid during the plan year and the denominator was the numerator plus the principal and interest to be paid during all future years. Dividends on allocated shares are credited to participants' accounts. Dividends on unallocated shares were used to reduce the principal on the line of credit. The line of credit was paid off on April 18, 1996, and all shares held as collateral were released by First Alabama.

  The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan in 1985. These plans provide for non-vested pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $2,293,656, $2,070,924 and $1,816,846 at December 31, 1997, 1996 and
1995, respectively. The present value of accumulated benefits under these plans, using an interest rate of 10%, and the projected unit cost method has been accrued. The accrual amounted to $1,146,192, $1,046,262 and $837,469 at December 31, 1997, 1996 and 1995, respectively.

  The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two split dollar policies of which certain executive officers are the owners and beneficiaries, and which are assigned to the bank subsidiary for the repayment of premiums paid by the Company. These contracts are carried at their cash surrender value, which amounted to $283,150, $281,937 and $268,891 at December 31, 1997, 1996 and 1995, respectively. The present value of accumulated benefits under these plans using an interest rate of 8.50% and the projected unit cost method has been accrued. The accrual amounted to $263,809, $259,508 and $258,577 at December 31, 1997, 1996 and 1995, respectively.

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

  The following is a summary of the components of the net periodic postretirement benefit cost:


Years Ended December 31,                          1997         1996         1995
------------------------------                --------     --------     --------
Service cost                                  $ 39,595     $ 49,154     $ 30,841

Interest cost                                   41,260       49,381       42,962

Amortization of net transition
  obligation                                    20,600       38,498       25,880
                                              --------     --------     --------

Net periodic postretirement
  benefit cost                                $101,455     $137,033     $ 99,683
                                              ========     ========     ========


The discount rate used in determining the accumulated postretirement benefit obligation was 7.00% in 1997 and 1995, and 7.50% in 1996. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.45% in 1997. The rate was assumed to decrease gradually to 6.00% for 2016 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1%, the accumulated postretirement benefit obligation as of December 31, 1997, would be increased by 20.02%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have increased by 26.47%.


December 31,                                   1997          1996          1995
--------------------------------------   ----------    ----------    ----------
Accumulated postretirement
  benefit obligation:

  Retirees                               $  236,748    $  185,595    $  242,875

  Eligible to retire                         70,923       101,298       116,307

  Not eligible to retire                    278,203       352,473       358,762
                                         ----------    ----------    ----------

Total                                       585,874       639,366       717,944

Plan assets at fair value                       -0-           -0-           -0-
                                         ----------    ----------    ----------

Accumulated postretirement
  benefit obligation in excess of
  plan assets                               585,874       639,366       717,944

Unrecognized transition
  obligation                               (350,197)     (465,839)     (491,719)

Prior service cost not yet
  recognized in net periodic post-
  retirement benefit cost                                  95,042

Unrecognized net (gain) loss from
  past experience different from
  that assumed and from changes
  in assumptions                             31,734       (77,273)     (146,962)
                                         ----------    ----------    ----------

Accrued postretirement benefit
  cost                                   $  267,411    $  191,296    $   79,263
                                         ==========    ==========    ==========

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

  The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 1997, 1996 and 1995 (in thousands):


                            1997                 1996                 1995
                    ------------------------------------------------------------
                    CARRYING     FAIR    Carrying     Fair    Carrying     Fair
                     AMOUNT     VALUE     Amount     Value     Amount     Value
                    --------   -------   --------   -------   --------   -------
Financial Assets:

  Cash and due
    from banks      $ 20,611   $20,611   $ 26,874   $26,874   $ 24,220   $24,220

Available for sale
  securities          47,678    47,678     53,159    53,159     20,830    20,830

Held to maturity
  securities         102,836   103,793    127,870   128,879    165,142   167,384

  Loans, net         247,361   247,210    223,969   225,492    219,694   219,269

Financial
Liabilities:

  Deposits:

    Non-interest
    bearing           67,581    67,581     73,535    73,535     63,256    63,256

    Interest
    bearing          304,974   305,159    294,597   294,728    312,916   313,095
                    --------   -------   --------   -------   --------   -------

  Total deposits     372,555   372,740    368,132   368,263    376,172   376,351

  Federal funds
    purchased                              16,500    16,500     12,150    12,150

  Notes payable          215       189        227       198        438       402

  Irrevocable
    letters of
    credit                --        32         --        12         --        19

NOTE N - REGULATORY MATTERS:

  The bank subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the bank's subsidiary's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank subsidiary must meet specific capital guidelines that involve quantitative measures of the bank subsidiary's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The bank subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the bank subsidiary to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets.

  As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage capital ratio of 5% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

  The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 1997, 1996 and 1995, are as follows:


                                                                             For Capital Adequacy
                                                        Actual                      Purposes
                                             ------------------------      ------------------------
                                                Amount         Ratio          Amount         Ratio
                                             ------------     -------      ------------     -------
DECEMBER 31, 1997:

TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)      $ 68,186,611       26.83%     $ 20,333,200        8.00%

TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)       65,010,555       25.58        10,166,600        4.00

TIER 1 CAPITAL (TO AVERAGE ASSETS)             65,010,555       14.61        17,800,360        4.00


December 31, 1996:

Total Capital (to Risk Weighted Assets)        62,072,284       26.20        18,952,160        8.00

Tier 1 Capital (to Risk Weighted Assets)       59,111,009       24.95         9,476,080        4.00

Tier 1 Capital (to Average Assets)             59,111,009       12.63        18,713,857        4.00


December 31, 1995:

Total Capital (to Risk Weighted Assets         56,363,238       24.89        18,112,782        8.00

Tier 1 Capital (to Risk Weighted Assets)       53,533,730       23.64         9,056,391        4.00

Tier 1 Capital (to Average Assets)             53,533,730       12.46        17,186,775        4.00

NOTE O - REAL ESTATE TRANSACTIONS:

  During October 1997, the Company completed a review of the accessability and convenience to its customers of its branch locations. As a result, the Company has commenced a series of transactions whereby the Company's Highway 90 branch located at 3300 W. Beach Blvd. in Gulfport, MS, will be sold, with the proceeds being reinvested into other parcels of real estate which will be needed as future branch locations and an expanded operations center. The Company expects the series of transactions to be completed by July 31, 1998. The Company has received an option on the Highway 90 branch which will result in the Company's bank subsidiary realizing a gain, net of income taxes, of approximately $3,300,000 during the first quarter of 1998. The Company has structured the transaction so as to qualify most of the transaction for the tax benefits of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986. An option has been placed on one parcel of property to be used as replacement property in the like kind exchange.

INDEPENDENT AUDITORS' REPORT
  Peoples Financial Corporation and Subsidiaries

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

  We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 1997, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Certified Public Accountants


PILTZ, WILLIAMS, LAROSA & CO.

Biloxi, Mississippi
January 16, 1998

Board of Directors
 Peoples Financial Corporation

Chevis C. Swetman, Chairman of the Board
Andy Carpenter, Vice Chairman
Drew Allen, President, Allen Beverages, Inc.
William A. Barq, Former Owner and President (retired),
     Barq's Bottling Co., Inc.
F. Walker Tucei, Executive Vice-President (retired),
     The Peoples Bank, Biloxi, Mississippi

Officers
  Peoples Financial Corporation

Chevis C. Swetman, President and CEO
Andy Carpenter, Executive Vice-President
Jeannette E. Romero, First Vice-President
Thomas J. Sliman, Second Vice-President
Robert M. Tucei, Vice-President
David M. Hughes, Vice-President
Lauri A. Wood, Chief Financial Officer and Controller
A. Wes Fulmer, Secretary

Board of Directors
 The Peoples Bank

Chevis C. Swetman, Chairman
William A. Barq, Vice-Chairman, Former Owner and President (retired), Barq's Bottling Co., Inc.
Drew Allen, President, Allen Beverages, Inc.
Andy Carpenter, Executive Vice-President, The Peoples Bank, Biloxi, Mississippi Tyrone J. Gollott, Secretary-Treasurer, Gollott & Sons Transfer & Storage, Inc. Liz Corso Joachim, President, Frank P. Corso, Inc.
Rex E. Kelly, Director of Corporate Communications, Mississippi Power Company Dan Magruder, President, Rex Distributing Co., Inc.
Jeffrey H. O'Keefe, President, Bradford-O'Keefe Funeral Homes, Inc.
Lyle M. Page, Partner, Page, Mannino, Peresich, Dickinson & McDermott
F. Walker Tucei, Executive Vice-President (retired), The Peoples Bank, Biloxi, Mississippi

Officers
  The Peoples Bank

SENIOR MANAGEMENT
Chevis C. Swetman, President and CEO
Andy Carpenter, Executive Vice-President
Jeannette E. Romero, Senior Vice-President
Thomas J. Sliman, Senior Vice-President
Robert M. Tucei, Senior Vice-President
David M. Hughes, Senior Vice-President
Lauri A. Wood, Senior Vice-President
A. Wes Fulmer, Senior Vice-President

COMMERCIAL LENDING
Darnell M. Hebert, Assistant Vice-President

CONSUMER LENDING
Brian J. Kozlowski, Loan Officer

COMPLIANCE
Evelyn R. Madison, Compliance Officer

AUDIT AND ACCOUNTING
Gregory M. Batia, Assistant Auditor
Caroline B. Randolph, Assistant Auditor - Trust
Connie F. Lepoma, Accounting Officer

INVESTMENTS
Peggy M. Byrd, Vice-President
Janet H. Wood, Investment Officer

LOAN PROCESSING
Donna F. Bessetti, Vice-President
Jesse J. Migues, Assistant Vice-President

LOAN REVIEW
Robert E. Smith, Jr., Assistant Vice-President
F. Kay Woodbury, Loan Review Officer

PERSONNEL
Jackie L. Henson, Vice-President
Janis C. Culler, Vice-President - Employee Benefits
Patricia L. Levine, Assistant Vice-President

MARKETING
Jeanne S. Adams, Marketing Director

ASSET MANAGEMENT & TRUST SERVICES
M. O. Lawrence, III, Vice-President
Ann F. Guice, Trust Officer
Louise C. Johns, Assistant Trust Officer
Thomas H. Wicks, Assistant Trust Officer

PROPERTY
Shirley A. Braun, Assistant Vice-President
Ray I. Cross, Assistant Vice-President - Appraisals

SECURITY
Robin J. Vignes, Assistant Vice-President
Minh-Tuyet Nguyen, Assistant Security Officer

CASH MANAGEMENT
Larry A. Evans, Cash Management Officer
Gloria A. Cothern, Assistant Vice-President

DATA PROCESSING
Sandra L. York, Vice-President - Information Systems
Dennis J. Burke, Vice-President - Business Solutions
George S. Tranum, Assistant Vice-President - Technical Support
Ronald L. Baldwin, Systems Support Technician
Scott P. Landrum, Data Processing Officer

OPERATIONS/OTHER SERVICES
Cheryl A. Dubaz, Assistant Vice-President - ATM
Susan B. Polovich, Assistant Operations Officer
Charlotte R. Balius, Bankcard Officer
Janice L. Smitherman, Administrative Officer
Cassandra F. Reid, Assistant Cashier
Ardell M. Roberts, Assistant Cashier
Hugh J. Kavanagh, Assistant Cashier
Kathy S. Comstock, Savings Officer
Kathleen M. Worrell, Insurance Officer
Yvonne P. Owen, Assistant Cashier

BRANCH LOCATIONS AND OFFICERS
 The Peoples Bank

BILOXI BRANCHES

MAIN OFFICE, 152 Lameuse Street, Biloxi, Mississippi 39530, (228) 435-5511 Ralph A. Seymour, Vice-President
VETERANS AVENUE OFFICE, 186 Veterans Avenue, Biloxi, Mississippi 39531,
(228) 897-8711
R. Patrick Byrd, Branch Manager
WEST BILOXI OFFICE, 2430 Pass Road, Biloxi, Mississippi 39531, (228) 435-8203 Robert A. Brashier, Vice-President

GULFPORT BRANCHES

DOWNTOWN GULFPORT OFFICE, 3014 11th Street, Gulfport, Mississippi 39501,
(228) 897-8715
David M. Hughes, Senior Vice-President
John W. McKellar, Vice-President
Brent G. Johnson, Assistant Vice-President
C. J. Tennant, Commercial Loan Officer
Diana W. Williams, Branch Manager
Shannon D. Garrett, Loan Officer
HANDSBORO OFFICE, 0412 E. Pass Road, Gulfport, Mississippi 39507, (228) 897-8717 Andrew M. Welter, Branch Manager
ORANGE GROVE OFFICE, 12020 Highway 49 North, Gulfport, Mississippi 39503,
(228) 897-8718
Mark A. Chatham, Assistant Vice-President

OTHER BRANCHES

BAY ST. LOUIS OFFICE, 408 Highway 90 East, Bay St. Louis, Mississippi 39520,
(228) 897-8710
Jeannie M. Deen, Vice-President
Read H. Breeland, Assistant Vice-President
DIAMONDHEAD OFFICE, 4408 West Aloha Drive, Diamondhead, Mississippi 39525,
(228) 897-8714
J. Patrick Wild, Assistant Vice-President
D'IBERVILLE-ST. MARTIN OFFICE, 10491 Lemoyne Boulevard, D'Iberville, Mississippi 39532, (228) 435-8202
Jerome D. Dodge, II, Vice-President
LONG BEACH OFFICE, 403 Jeff Davis Avenue, Long Beach, Mississippi 39560
(228) 897-8712
Eric M. Chambless, Branch Manager
OCEAN SPRINGS OFFICE, 2015 Bienville Boulevard, Ocean Springs,
Mississippi 39564, (228) 435-8204
Ronnie F. Harrison, Assistant Vice-President
PASS CHRISTIAN OFFICE, 125 Henderson Avenue, Pass Christian, Mississippi 39571,
(228) 897-8719
Gerald C. Gex, Jr., Assistant Vice-President
Diana T. Winland, Loan Officer

SHAREHOLDER INFORMATION
   Peoples Financial Corporation and Subsidiaries

DIVIDEND SERVICES/ADDRESS CHANGE/STOCK TRANSFER:
   For complete information concerning the common stock of Peoples Financial Corporation, inquiries should be directed to:
           M. O. Lawrence, III, Vice-President, Asset Management & Trust Services Department
           P. O. Box 1416, Biloxi, Mississippi 39533-1416
           (228) 435-8208

INDEPENDENT AUDITORS:
 Piltz, Williams, LaRosa & Company, Biloxi, Mississippi

S.E.C. FORM 10-K REQUESTS:

   A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

     Lauri A. Wood, Chief Financial Officer and Controller, Peoples Financial Corporation, P. O. Drawer 529, Biloxi, Mississippi 39533-0529
     (228) 435-8412