Form 10-K405, Exhibit 13
period 1998-12-31
PEOPLES FINANCIAL CORP /MS/
filed 1999-03-24
CIK 770460

                                                                      EXHIBIT 13



                         ANNUAL REPORT TO SHAREHOLDERS



Five-Year Comparative Summary of Selected Financial Information (in thousands except per share data)

  Peoples Financial Corporation and Subsidiaries

                                        1998              1997              1996              1995              1994
                                    -----------       -----------       -----------       -----------       -----------

BALANCE SHEET SUMMARY

Total assets                        $   488,171       $   441,759       $   448,110       $   446,305       $   414,989

Available for sale securities            12,837            47,678            53,159            20,830               198

Held to maturity securities             134,724           102,836           127,870           165,142           159,498

Loans, net of unearned discount         291,513           251,796           228,492           224,046           222,830

Deposits                                381,602           372,555           368,132           376,172           348,190

Long term notes payable                     203               215               227               438               623

Shareholders' equity                     73,545            65,772            60,354            54,582            48,441


SUMMARY OF OPERATIONS

Interest income                     $    33,425       $    32,235       $    33,248       $    31,485       $    27,185

Interest expense                         13,990            12,956            14,406            12,372             9,522
                                    -----------       -----------       -----------       -----------       -----------
Net interest income                      19,435            19,279            18,842            19,113            17,663

Provision for loan losses                                                      (150)                               (300)
                                    -----------       -----------       -----------       -----------       -----------

Net interest income after
 provision for loan losses               19,435            19,279            18,992            19,113            17,963

Non-interest income                      11,220             6,241             5,564             5,240             3,962

Non-interest expense                    (17,274)          (16,065)          (15,417)          (14,535)          (13,467)
                                    -----------       -----------       -----------       -----------       -----------

Income before taxes                      13,381             9,455             9,139             9,818             8,458

Applicable income taxes                   4,591             3,088             2,993             3,147             2,842
                                    -----------       -----------       -----------       -----------       -----------
Net income                          $     8,790       $     6,367       $     6,146       $     6,671       $     5,616
                                    ===========       ===========       ===========       ===========       ===========

PER SHARE DATA

Basic earnings per share            $      2.98       $      2.16       $      2.08       $      2.26       $      1.90

Dividends per share                        0.33              0.30              0.28              0.26              0.23

Book Value                                24.91             22.28             20.44             18.49             16.41

Weighted average number of
shares                                2,952,672         2,952,672         2,952,672         2,952,672         2,952,672

SELECTED RATIOS

Return on average assets                   1.87%             1.42%             1.36%             1.53%             1.41%

Return on average equity                  12.62             10.10             10.69             12.94             12.24

Capital formation rate                    11.82              8.98             10.57             12.68             11.82

Primary capital to average
assets                                    16.60             15.62             14.36             13.54             13.42

Risk-based capital ratios:

  Tier 1                                  24.65             25.58             24.95             23.64             21.48

 Total                                    25.90             26.83             26.20             24.89             22.73


NOTE: ALL SHARE AND PER SHARE DATA HAVE BEEN GIVEN RETROACTIVE EFFECT FOR THE TWO FOR ONE STOCK SPLIT EFFECTIVE NOVEMBER 22, 1995, THE TWO FOR ONE STOCK SPLIT EFFECTIVE OCTOBER 16, 1996, THE TWO FOR ONE STOCK SPLIT EFFECTIVE SEPTEMBER 15, 1997 AND THE TWO FOR ONE STOCK SPLIT EFFECTIVE NOVEMBER 16, 1998.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  Peoples Financial Corporation and Subsidiaries

  The following presents Management's discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 1998, 1997 and 1996. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

OVERVIEW

  Net income was $8,790,000 for the year ended December 31, 1998, as compared to $6,367,000 for the year ended December 31, 1997. The increase in earnings was primarily attributable to the gain realized for book purposes of $3,300,000, net of taxes, from the sale of a branch location. The transaction was structured for tax purposes to qualify the transaction as a like-kind exchange, and thus minimize the current tax payment associated with the sale. The proceeds of the transaction were invested in replacement properties, which the Company plans to use for future branch locations. The exchange was completed on August 4, 1998.

FINANCIAL CONDITION

Federal Funds Sold

  Federal funds sold decreased $6,150,000 at December 31, 1998, as compared with December 31, 1997, as a result of the management of the Company's liquidity position.

Available for Sale Securities

  Available for sale securities decreased $34,841,000 at December 31, 1998 as compared with December 31, 1997 primarily as a result of maturities and calls of these securities during the year. The Company chose to reinvest the proceeds from these maturities and calls in shorter term U. S. Treasury securities, which have been classified as held to maturity.

  Gross unrealized gains were $522,000, $492,000 and $1,083,000 and gross unrealized losses were $63,000, $215,000 and $685,000 for available for sale securities at December 31, 1998, 1997 and 1996, respectively. A realized gain of $668,000 was the result of the sale of shares of Hibernia Corporation and call of other debt securities during 1997. There were no significant realized gains or losses from calls or sales of available for sale securities during 1998 and 1996.

Held to Maturity Securities

  Held to maturity securities increased $31,888,000 at December 31, 1998, compared with December 31, 1997. The increase in these securities is directly attributable to the management by the Company of its liquidity position, as discussed above.

  Gross unrealized gains were $1,392,000, $1,067,000 and $1,237,000, while gross unrealized losses were $192,000, $109,000 and $228,000, at December 31, 1998,
1997 and 1996, respectively. There were no significant realized gains or losses from calls or sales of these investments for the years ended December 31, 1998, 1997 and 1996.

  The Company's held to maturity portfolio consists primarily of U. S. Treasury securities, which is indicative of Management's conservative investment policy of maximizing return on investments while maintaining proper liquidity and risk factors.

Loans

  The Company's loan portfolio increased $39,717,000 at December 31, 1998, as compared with December 31, 1997, and $23,289,000 at December 31, 1997, as compared with December 31, 1996. The portfolio includes commercial and consumer loans primarily in its trade area of Harrison, Hancock and west Jackson counties. The continued growth in the portfolio is primarily a product of the increased real estate and commercial and industrial loan demand as a result of improved economic conditions in the trade area. The increases in these categories are illustrated on the schedule summarizing loans included in Note C to the Consolidated Financial Statements. The Company anticipates that this demand will remain steady into 1999.

Bank Premises and Equipment

  Bank premises and equipment increased $6,500,000 at December 31, 1998, as compared with December 31, 1997, primarily as a result of the acquisition of real estate to be used for future branch locations in Harrison and Stone Counties. During 1998, the Company also completed the acquisition of computer hardware and software related to its data processing conversion.

Other Real Estate

  The Other Real Estate (ORE) portfolio decreased $238,000 at December 31, 1998 as compared with December 31, 1997 due to the sale of several properties during 1998.

  Gains realized on sales of ORE were $335,768, $1,999 and $145,850 for the years ended December 31, 1998, 1997 and 1996, respectively.

  During 1996, after receiving regulatory approval, the Company transferred property with a book value of $130,650 from other real estate into bank premises.

Deposits

  Total deposits increased $9,047,000 at December 31, 1998, as compared with December 31, 1997, and $4,423,000 at December 31, 1997, as compared with December 31, 1996. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. The Company has managed its funds including planning the timing of investment maturities so as to achieve appropriate liquidity.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

  Federal funds purchased and securities sold under agreements to repurchase increased $28,051,000 at December 31, 1998, as compared with December 31, 1997. This fluctuation is directly related to the introduction of a non-deposit product during the current year.

Other Liabilities

 Other liabilities increased $1,356,000 at December 31, 1998, as compared with December 31, 1997, as the result of deferred taxes on the gain relating to the sale of bank premises which was structured as a like-kind exchange for tax purposes.

Shareholders' Equity

  During 1998, 1997 and 1996, there were significant events that impacted the components of shareholders' equity. These events are detailed in Note G to the Consolidated Financial Statements included in this report.

  Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company's total risk-based capital ratio at December 31, 1998, 1997 and 1996 was 25.90%, 26.83% and 26.20% as compared with the required standard of 8%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

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

  Total interest income increased $1,189,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997, and had decreased $1,012,000 for the year ended December 31, 1997, as compared with the year ended December 31, 1996. These fluctuations in interest income are primarily due to the increases and decreases in volume in investments and loans.

  Total interest expense increased $1,033,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997, and had decreased $1,449,000 for the year ended December 31, 1997, as compared with the year ended December 31, 1996. The decrease in total interest expense in 1997 is attributable to the decrease in volume in deposits during 1997, particularly during the second quarter. The increase in 1998 was the result of both increases in interest bearing deposits during this year as well as the increase in rates earned on these deposits.

Provision for Loan Losses

  During 1998 and 1997, the Company made no adjustments to its provision for loan losses. During 1996, the Company reduced its allowance for loan losses by $150,000. The Company has not provided for its allowance for loan losses since the first quarter of 1993. The reserve is currently 1.50% of loans, net of unearned income. Management continuously monitors the Company's relationships with its loan customers, especially those in concentrated industries such as seafood, gaming and hotel/motel, and their direct and indirect impact on its operations. Any possible losses have been considered in the computation of the allowance for loan losses. Based on current conditions and giving full consideration to the increase in loans, Management has determined that the allowance is adequate.

Gain on Sale of Securities

  During 1997, the Company sold the shares of common stock of Hibernia Corporation it had carried in its available for sale portfolio at a realized gain of $640,000.

Gain on Sale of Bank Premises

  Gain on sale of bank premises reflects the gain realized for book purposes of $5,083,000 as a result of the sale of one of the branch locations during the current year.

Salaries and Employee Benefits

  Salaries and employee benefits increased $1,073,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997, as the result of an increase in health insurance and an increase in employee salaries during the current year.

Equipment, Rentals, Depreciation and Maintenance

  Equipment, rentals, depreciation and maintenance increased $496,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997, primarily due to increased depreciation of $309,000 on the computer hardware and software acquired during the prior eighteen months.

LIQUIDITY

  Liquidity represents the Company's ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets. Deposits, payment of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. At December 31, 1998, cash and due from banks, investment securities and federal funds sold were 47% of total deposits, as compared with 48% and 57% at December 31, 1997 and 1996, respectively.

NEW ACCOUNTING REQUIREMENTS

   In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosure about Segments of an Enterprise and Related Information." In February 1998, the Financial Accounting Standards Board issued SFAS 132, "Employers' Discloures about Pensions and Other Postretirement Benefits." These Statements are effective for periods beginning after December 15, 1997. SFAS 130 requires the disclosure of comprehensive income within the financial statements. SFAS 130 was implemented by the Company during 1998. SFAS 131 requires the disclosure of certain information relating to operating segments. The Company has evaluated the disclosure prescribed by Statement 131 and has determined that this Statement is not applicable to the Company at this time. SFAS 132 revises current disclosures for employers' pension and other postretirement benefit plans. SFAS 132 was implemented by the Company during 1998.

  In February 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," and in October 1998, issues SFAS 134, "Accounting for Mortgaged Back Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." These statements are effective for fiscal years beginning after December 31, 1998. The Company has evaluated the provisions of these Statements and has determined that their implementation will not have a material impact on its financial statements.

YEAR 2000

  The banking industry will be critically impacted by the advent of the Year 2000. In response to this issue, the Company has established a committee, headed by a senior officer of the Company, to review all computer-based systems which includes all operations departments and applications as well as other operational activities. The committee has developed and is in the process of implementing a plan of action, which has been approved by the Board of Directors, to ensure that its computer and information systems will function properly in the Year 2000. This plan incorporates the awareness, assessment, renovation, validation and implementation phases as directed by the Federal Deposit Insurance Corporation (FDIC).

  Renovation of systems for Year 2000 compliance was completed by December 31, 1998, with final testing to be completed by June 30, 1999. The Company has budgeted for projected Year 2000 expenses, and the Company does not expect the costs of achieving Year 2000 compliance to have a material effect on the Company's financial statements. In the event of unforeseen Year 2000 problems, the Company has established a Year 2000 contingency plan, which includes all information technology and non-information technology systems. The Plan, which has been approved by the Board of Directors, also addresses potential Year 2000 issues relating to core application software, trust services software, ATM services, liquidity and other operational activities.

  While the Company has taken steps to ensure that its material vendors and customers are Year 2000 compliant, there is no guarantee that the systems of these other companies will be Year 2000 compliant on time. As a result, the Company could be adversely affected by the failure of other companies to become Year 2000 compliant. The potential impact of such a failure cannot be quantified at this time.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

  Market risk is the risk of loss arising from adverse changes in market prices and rates. Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities. Also, the Company does not currently nor does it plan in the immediate future to engage in trading activities or use derivative or off-balance sheet instruments to control interest rate risk.

  The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability ("ALCO") Committee, consisting of the President and the Investment Officers, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company's tolerance for risk. Specifically, the key objectives of the Company's asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO committee reports to the Board of Directors on a quarterly basis.

  The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Government securities with maturities of two years or less. The loan portfolio consists of a 50% - 50% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less. On the liability side, more than 60% of the deposits are demand and savings transaction accounts. Additionally, the vast majority of the certificates of deposit mature within eighteen months. The short term nature of the financial assets and liabilities allow the Company to meet the dual requirements of liquidity and interest rate risk management.

  The interest rate sensitivity tables below provide additional information about the Company's financial instruments that are sensitive to changes in interest rates. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

  Interest rate sensitivity at December 31, 1998 was as follows (in thousands):

                                                                                                                          12/31/98
                                                                                                                            Fair
                       1999           2000           2001           2002           2003           Beyond       Total       Value
                  -----------    -----------    -----------    -----------    -----------    -----------    ---------    ---------

Loans, net        $   110,407    $    19,252    $    48,974    $    40,458    $    50,524    $    17,516    $ 287,131    $ 288,425

Average rate             8.18%          8.49%          8.24%          8.12%          8.45%          8.56%        8.15%

Investment
securities             67,066         19,212         20,259          9,043         18,321         13,660      147,561      148,761

Average rate             5.20%          5.66%          6.12%          6.04%          6.04%          4.84%        5.39%

Total Financial
Assets                177,473         38,464         69,233         49,501         68,845         31,176      434,692      437,186

Average rate             7.35%          7.36%          7.73%          7.82%          7.95%          7.42%        7.44%

Deposits              294,724          4,417          1,882          2,586          1,724                     305,333      306,006

Average rate             4.29%          5.39%          5.25%          5.54%          5.49%                       4.44%

Long-term funds            13             14             14             15             16            131          203          185

Average rate             5.38%          5.38%          5.38%          5.38%          5.38%          5.38%        5.38%

Total Financial
Liabilities           294,737          4,431          1,896          2,601          1,740            131      305,536      306,191

Average rate             4.29%          5.39%          5.25%          5.54%          5.49%          5.38%        4.44%

Interest rate sensitivity at December 31, 1997 was as follows (in thousands):

                                                                                                                         12/31/97
                                                                                                                            Fair
                      1998           1999           2000           2001           2002         Beyond         Total        Value
                  -----------    -----------    -----------    -----------    -----------    -----------    ---------    ---------

Loans, net        $    88,751    $    28,021    $    29,748    $    52,201    $    30,462    $    18,178    $ 247,361    $ 247,210

Average rate             8.91%          9.67%          9.68%          9.70%          9.71%          9.30%        9.36%

Investment
securities             56,521         26,699         15,162         19,291            980         31,861      150,514      151,471

Average rate             5.68%          6.16%          6.26%          6.34%          6.46%          6.53%        6.10%

Total Financial
Assets                145,272         54,720         44,910         71,492         31,442         50,039      397,875      398,681

Average rate             7.98%          8.34%          8.83%          9.05%          9.64%          7.77%        8.43%

Deposits              296,056          3,889          2,458            711          1,860                     304,974      305,159

Average rate             4.48%          5.29%          5.62%          4.86%          5.71%                       4.67%

Long-term funds            12             13             13             14             16            147          215          189

Average rate             5.38%          5.38%          5.38%          5.38%          5.38%          5.38%        5.38%

Total Financial
Liabilities           296,068          3,902          2,471            725          1,876            147      305,189      305,348

Average rate             4.48%          5.29%          5.62%          4.88%          5.71%          5.38%        4.67%



FORWARD LOOKING INFORMATION - Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company's anticipated future financial performance. This act provides a safe harbor for such disclosure which protects the companies from unwarranted litigation if actual results are different form management expectations. This report contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

Market Information

 Peoples Financial Corporation and Subsidiaries

The common stock of Peoples Financial Corporation is not listed or traded on an exchange or over-the-counter. Trading in the stock is very limited. Most transactions in Company stock occur between existing shareholders or members of the family of existing shareholders. The prices listed in the table below are based on sale prices as stated to the transfer agent, and after restatement to give retroactive effect for the 2 for 1 stock split effective September 15, 1997, and the 2 for 1 stock split effective November 16, 1998. These do not represent all sales.


                                                                          Dividend per
Year               Quarter              High               Low                share
----------------------------------------------------------------------------------------

1998                1st                $ 48               $ 47                 .16
                    2nd                  48                 47
                    3rd                  47                 47                 .17
                    4th                  61                 47
1997                1st                  20                 20                 .15
                    2nd                  25                 24
                    3rd                  30                 26                 .15
                    4th                  46                 30

  There were 520 holders of record of common stock of the Company at January 31, 1999, and 2,952,672 shares issued and outstanding.

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

Summary of Quarterly Results of Operations (in thousands except per share data)

  Peoples Financial Corporation and Subsidiaries

 QUARTER ENDED, 1998               MARCH 31       JUNE 30       SEPTEMBER 30        DECEMBER 31
 ------------------------------------------------------------------------------------------------

 Interest income                    $ 8,184       $ 8,343            $ 8,530            $ 8,368
 Net interest income                  4,868         4,862              4,936              4,769
 Net income                           4,360         1,284              1,579              1,567
 Earnings per share                    1.48          0.44               0.53               0.53



 Quarter Ended, 1997               March 31       June 30       September 30        December 31
 ------------------------------------------------------------------------------------------------

 Interest income                    $ 7,967       $ 7,906            $ 8,246            $ 8,116
 Net interest income                  4,679         4,693              5,057              4,850
 Net income                           1,807         1,401              1,533              1,626
 Earnings per share                    0.61          0.48               0.52               0.55

CONSOLIDATED STATEMENTS OF CONDITION
  Peoples Financial Corporation and Subsidiaries


December 31,                                            1998              1997              1996
                                                   ------------      ------------      ------------

ASSETS

Cash and due from banks                            $ 30,359,600      $ 20,611,495      $ 26,873,638

Federal funds sold                                                      6,150,000

Available for sale securities                        12,836,885        47,677,562        53,159,353

Held to maturity securities, fair value of
 $135,924,000 - 1998; $103,793,000 - 1997;
 $128,879,000 - 1996                                134,723,695       102,835,564       127,870,283

Loans                                               291,514,748       251,797,566       228,508,895

  Less: Unearned income                                   1,850             1,314            17,295

        Allowance for loan losses                     4,382,157         4,434,770         4,522,704
                                                   ------------      ------------      ------------
        Loans, net                                  287,130,741       247,361,482       223,968,896

Bank premises and equipment, net                     15,923,450         9,424,080         8,626,068

Other real estate                                       274,280           512,370           264,962

Accrued interest receivable                           3,128,279         3,619,917         3,891,465

Other assets                                          3,794,213         3,376,662         2,958,967

Intangible assets                                                         189,397           495,993
                                                   ------------      ------------      ------------
TOTAL ASSETS                                       $488,171,143      $441,758,529      $448,109,625
                                                   ============      ============      ============


See Notes to Consolidated Financial Statements.

  Peoples Financial Corporation and Subsidiaries

December 31,                                                   1998                   1997                   1996
                                                      -------------          -------------          -------------

LIABILITIES & SHAREHOLDERS' EQUITY

LIABILITIES:

  Deposits:

    Demand, non-interest bearing                      $  76,268,636          $  67,580,617          $  73,535,221

    Savings and demand, interest bearing                167,120,669            160,499,479            153,596,132

    Time, $100,000 or more                               68,080,406             83,700,139             84,973,369

    Other time deposits                                  70,132,525             60,774,594             56,027,287
                                                      -------------          -------------          -------------
    Total deposits                                      381,602,236            372,554,829            368,132,009

  Accrued interest payable                                  924,172                726,763              1,005,508

  Federal funds purchased and securities
   sold under agreements to repurchase                   28,050,780                                    16,500,000

  Notes payable                                             202,946                215,094                226,608

  Other liabilities                                       3,845,616              2,490,081              1,891,296
                                                      -------------          -------------          -------------
  TOTAL LIABILITIES                                     414,625,750            375,986,767            387,755,421

SHAREHOLDERS' EQUITY:

  Common Stock, $1 par value, 15,000,000
   shares authorized, 2,952,672 shares
   issued and outstanding at December 31,
   1998, 1997 and 1996, after giving
   retroactive effect to two for one stock
   split effective September 15, 1997 and
   two for one stock split effective
   November 16, 1998                                      2,952,672              2,952,672              2,952,672

  Surplus                                                63,711,758             56,711,758             51,711,758

  Undivided profits                                       6,739,151              5,924,027              5,428,068

 Unearned compensation                                    (160,900)

  Accumulated other comprehensive income                    302,712                183,305                261,706
                                                      -------------          -------------          -------------
  TOTAL SHAREHOLDERS' EQUITY                             73,545,393             65,771,762             60,354,204
                                                      -------------          -------------          -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 488,171,143          $ 441,758,529          $ 448,109,625
                                                      =============          =============          =============



See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

  Peoples Financial Corporation and Subsidiaries

Years Ended December 31,                                1998              1997              1996
                                                    ------------      ------------      ------------

INTEREST INCOME:

  Interest and fees on loans                        $ 24,411,619      $ 21,776,773      $ 20,414,470

  Interest and dividends on securities:

    U. S. Treasury                                     5,086,243         5,342,196         7,992,855

    U. S. Government agencies and corporations         3,013,102         3,904,276         3,809,117

    States and political subdivisions                    393,269           415,011           403,698

    Other investments                                     27,130           297,494            45,322

  Interest on federal funds sold                         493,488           499,722           582,321
                                                    ------------      ------------      ------------
  TOTAL INTEREST INCOME                               33,424,851        32,235,472        33,247,783
                                                    ------------      ------------      ------------

INTEREST EXPENSE:

  Time deposits of $100,000 or more                    4,097,194         4,290,114         5,092,411

  Other deposits                                       9,328,234         8,557,223         9,190,266

  Mortgage indebtedness                                   11,275            11,910            12,512

  Federal funds purchased and securities
   sold under agreements to repurchase                   552,935            97,115           110,324
                                                    ------------      ------------      ------------
  TOTAL INTEREST EXPENSE                              13,989,638        12,956,362        14,405,513
                                                    ------------      ------------      ------------
NET INTEREST INCOME                                   19,435,213        19,279,110        18,842,270

REDUCTION OF ALLOWANCE FOR LOSSES ON LOANS                                                   150,000
                                                    ------------      ------------      ------------
NET INTEREST INCOME AFTER REDUCTION OF
  ALLOWANCE FOR LOSSES ON LOANS                       19,435,213        19,279,110        18,992,270
                                                    ------------      ------------      ------------

OTHER OPERATING INCOME:

  Trust department income and fees                     1,262,348         1,105,776           932,502

  Service charges on deposit accounts                  3,973,627         3,828,586         3,763,566

  Other service charges, commissions and fees            258,955           266,973           246,579

  Gain on sale and calls of securities                   115,494           667,728

  Gain on sale of bank premises                        5,228,741

  Other income                                           380,344           372,232           621,730
                                                    ------------      ------------      ------------
  TOTAL OTHER OPERATING INCOME                        11,219,509         6,241,295         5,564,377
                                                    ------------      ------------      ------------

OTHER OPERATING EXPENSE:

  Salaries and employee benefits                       8,947,361         7,874,492         7,932,306

  Net occupancy                                          994,740           964,890           780,928

  Equipment rentals, depreciation and
    maintenance                                        2,244,288         1,748,030         1,633,110

  Other expense                                        5,087,267         5,478,256         5,071,101
                                                    ------------      ------------      ------------
  TOTAL OTHER OPERATING EXPENSE                       17,273,656        16,065,668        15,417,445
                                                    ------------      ------------      ------------
                                                      13,381,066         9,454,737         9,139,202
INCOME BEFORE INCOME TAXES

Income taxes                                           4,591,560         3,087,740         2,993,145
                                                    ------------      ------------      ------------

NET INCOME                                          $  8,789,506      $  6,366,997      $  6,146,057
                                                    ============      ============      ============

BASIC EARNINGS PER SHARE                            $       2.98      $       2.16      $       2.08
                                                    ============      ============      ============





See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  Peoples Financial Corporation and Subsidiaries

                                                                                   Accumulated
                                                                                     Other
               Number of                                              Unearned     Comprehen-
                 common       Common                    Undivided     Compensa-       sive         Comprehen-
                 shares       stock        Surplus       profits        tion         Income       sive Income         Total
               ----------  ------------  ------------  ------------  -----------   -----------   -------------    -------------

BALANCE,
JANUARY
1, 1996       $ 1,476,336  $  1,476,336  $ 48,188,094  $ 5,075,542   $  (200,000)  $    42,433                    $ 54,582,405

Two-for-one
stock
split           1,476,336     1,476,336    (1,476,336)
              -----------  ------------  ------------  ------------  -----------   -----------                    ------------

BALANCE,
JANUARY
1, 1996 AS
RESTATED        2,952,672     2,952,672    46,711,758    5,075,542      (200,000)       42,433                      54,582,405

Comprehensive
Income:

Net income                                               6,146,057                                 $ 6,146,057       6,146,057

Net
unrealized
gain on
available
for sale
securities,
net of tax                                                                             (75,239)        (75,239)        (75,239)

Additional
minimum
liability in
excess of
prior
service
cost, net of
tax                                                                                    294,512         294,512         294,512
                                                                                                   -----------
Total
comprehensive
income                                                                                             $ 6,365,330
                                                                                                   ===========
Allocation
of ESOP
shares                                                                   200,000                                       200,000

Cash
dividends,
($ .26875
per share)                                                (793,531)                                                   (793,531)

Transfer of
undivided
profits                                     5,000,000   (5,000,000)
              -----------  ------------  ------------  ------------  -----------   -----------                    ------------


                                                                                   Accumulated
                                                                                     Other
               Number of                                              Unearned     Comprehen-
                 common       Common                    Undivided     Compensa-       sive         Comprehen-
                 shares       stock        Surplus       profits        tion         Income       sive Income         Total
               ----------  ------------  ------------  ------------  -----------   -----------   -------------    -------------

BALANCE,
DECEMBER 31,
1996            2,952,672     2,952,672   51,711,758      5,428,068       -0-          261,706                      60,354,204

Compre-
hensive
Income:

Net
Income                                                    6,366,997                                $ 6,366,997       6,366,997

Net
unrealized
gain on
available
for sale
securities,
net of tax                                                                             334,640         334,640         334,640

Reclassifi-
cation
adjustment
for
available
for sale
securities
called or
sold in
current
year, net of
tax                                                                                   (413,041)       (413,041)       (413,041)
                                                                                                   -----------
Total
compre-
hensive
income                                                                                             $ 6,288,596
                                                                                                   ===========
Cash
dividends,
($ .295 per
share)                                                     (871,038)                                                  (871,038)

Transfer of
undivided
profits                                     5,000,000    (5,000,000)
               ----------  ------------  ------------  ------------  -----------   -----------   -------------    -------------

BALANCE,
DECEMBER 31,
1997            2,952,672     2,952,672    56,711,758     5,924,027          -0-       183,305                       65,771,762

Comprehensive
Income:

Net income                                                8,789,506                                $ 8,789,506        8,789,506

Net
unrealized
gain on
available
for sale
securities,
net of tax                                                                             183,683         183,683          183,683

                                                                                   Accumulated
                                                                                     Other
               Number of                                              Unearned     Comprehen-
                 common       Common                    Undivided     Compensa-       sive         Comprehen-
                 shares       stock        Surplus       profits        tion         Income       sive Income         Total
               ----------  ------------  ------------  ------------  -----------   -----------   -------------    -------------

Reclassifi-
cation
adjustment
available
for sale
securities
called or
sold in
current
year, net of
tax                                                                                    (64,276)        (64,276)        (64,276)
                                                                                                   -----------
Total
comprehensive
income                                                                                             $ 8,908,913
                                                                                                   ===========

Purchase of
common
shares by
ESOP                                                                  (220,900)                                       (220,900)

Allocation
of ESOP
shares                                                                  60,000                                          60,000

Cash
dividends,
($ .33 per
share)                                                    (974,382)                                                   (974,382)

Transfer of
undivided
profits                                     7,000,000   (7,000,000)
                 ----------  ----------- ------------ ------------ -----------    ------------                   -------------
Balance,
December 31,
1998              2,952,672  $ 2,952,672 $ 63,711,758 $  6,739,151 $  (160,900)   $    302,712                   $  73,545,393
                 ==========  =========== ============ ============ ===========    ============                   =============

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

  Peoples Financial Corporation and Subsidiaries

Years Ended December  31,                                        1998                1997                 1996
                                                             -------------       -------------       -------------

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                 $   8,789,506       $   6,366,997       $   6,146,057

    Adjustments to reconcile net income to net cash provided by operating activities:

      Gain on sales of other real estate                          (335,768)             (1,999)           (145,850)

      Gain on sale and calls of securities                        (115,494)           (667,728)

      Gain on sale of bank premises                             (5,228,741)

      Depreciation and amortization                              1,574,548           1,382,474           1,322,449

      Pension plan termination cost                                                                        446,230

      Reduction of allowance for loan losses                                                              (150,000)

      Provision for losses on other real estate                     88,687              75,638             154,376

      Changes in assets and liabilities:

        Accrued interest receivable                                491,638             271,548            (721,799)

        Other assets                                               164,439             (79,567)            112,665

        Accrued interest payable                                   197,409            (278,745)           (134,260)

        Other liabilities                                        1,296,918             598,785              67,553
                                                             -------------       -------------       -------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                      6,923,142           7,667,403           7,097,421
                                                             -------------       -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from maturities, sales and calls of
    available for sale securities                               43,783,631           7,017,728          19,935,000

  Investment in available for sale securities                   (8,666,154)           (961,500)        (52,377,557)

  Proceeds from maturities and calls of held to
    maturity securities                                        112,885,000          72,858,400         160,217,482

  Investment in held to maturity securities                   (144,756,413)        (47,823,681)       (122,945,682)

  Proceeds from sales of other real estate and other
    property                                                       889,077             182,200             322,700

  Loans, net increases                                         (40,334,065)        (23,895,833)         (4,125,383)

  Proceeds from sale of bank premises                            6,141,628

  Acquisition of premises and equipment                         (8,797,408)         (1,873,890)           (710,393)

  Federal funds sold                                             6,150,000          (6,150,000)

  Other assets                                                    (581,990)           (323,238)           (266,129)
                                                             -------------       -------------       -------------
  NET CASH PROVIDED BY (USED IN) INVESTING
    ACTIVITIES                                                 (33,286,694)           (969,814)             50,038
                                                             -------------       -------------       -------------
  CASH FLOWS FROM FINANCING ACTIVITIES:

  Demand and savings deposits, net increase
    (decrease)                                                  15,299,432             948,743         (10,846,266)

  Time deposits made, net increase (decrease)                   (6,252,025)          3,474,077           2,806,540

  Principal payments on notes                                      (12,148)            (11,514)            (10,912)

  Cash dividends                                                  (974,382)           (871,038)           (793,531)

  Federal funds purchased and securities purchased
    under agreements to repurchase, net increase
    (decrease)                                                  28,050,780         (16,500,000)          4,350,000
                                                             -------------       -------------       -------------

  NET CASH PROVIDED BY (USED IN) FINANCING
    ACTIVITIES                                                  36,111,657         (12,959,732)         (4,494,169)
                                                             -------------       -------------       -------------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                    9,748,105          (6,262,143)          2,653,290

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    20,611,495          26,873,638          24,220,348
                                                             -------------       -------------       -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                       $  30,359,600       $  20,611,495       $  26,873,638
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

Cash and Due from Banks

  The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $9,347,000, $8,442,000 and $8,388,000 for the years ending December 31, 1998, 1997 and 1996, respectively.

  The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 1998, the bank subsidiary had excess deposits of $254,254. These amounts were uninsured and uncollateralized.

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

Loans

  Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Interest on loans is recognized over the terms of each loan based on the unpaid principal balances.

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

Intangible Assets

  The excess of the purchase price over the value of the net tangible assets acquired in the Gulf National Bank acquisition on August 19, 1988, was assigned primarily to the value of core deposits and was being amortized over 10 years.

  The core deposits acquired in the main branch of the Southern Federal Bank for Savings acquisition on August 16, 1991, were being amortized over the estimated lives of the demand deposits (72 months), savings deposits (84 months) and certificates (84 months) acquired.

Trust Department Income and Fees

  Trust fees are recorded when received. These fees amounted to $1,262,348, $1,105,776 and $932,502 in 1998, 1997 and 1996, respectively.

Income Taxes

 The Company files a consolidated tax return with its wholly owned subsidiaries. The tax liability of each entity is allocated based on the entity's contribution to consolidated taxable income.

  The provision for applicable income taxes is based upon reported income and expenses as adjusted for differences between reported income and taxable income. The primary differences are exempt income on state, county and municipal securities; differences in provisions for losses on loans as compared to the amount allowable for income tax purposes; directors' and officers' insurance; depreciation for income tax purposes over that reported for financial statements, gains reported under the installment sales method for tax purposes and the gain on the sale of bank premises which was structured under the provisions of Section 1031 of the Internal Revenue Code.

Leases

  All leases are accounted for as operating leases in accordance with the terms of the leases.

Earnings Per Share

  Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding, 2,952,672 in 1998, 1997 and 1996.

Statements of Cash Flows

  The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $13,792,229, $13,235,107 and $14,539,773 in 1998, 1997 and 1996, respectively, for interest on deposits and borrowings. Income tax payments totaled $2,810,100, $3,199,740 and $2,869,605 in 1998, 1997 and 1996,
respectively. Loans transferred to other real estate amounted to $403,906 and $503,248 in 1998 and 1997, respectively. No loans were transferred to other real estate in 1996. After receiving regulatory approval, the Company transferred property with a book value of $130,650 from other real estate into banking premises during 1996. The income tax effect on the accumulated other comprehensive income was $61,512, $(40,388) and $112,958, at December 31, 1998, 1997 and 1996, respectively.

NOTE B - SECURITIES:

  The amortized cost and estimated fair value of securities at December 31, 1998, 1997 and 1996, respectively, are as follows (in thousands):

                                                                   GROSS        GROSS
                                                  AMORTIZED   UNREALIZED   UNREALIZED      ESTIMATED
DECEMBER 31, 1998                                      COST        GAINS       LOSSES     FAIR VALUE
-----------------                                 ---------   ----------   ----------     ----------

Available for sale securities:

  Debt securities:

    U. S. Treasury                                $   2,995     $     37     $     (5)     $   3,027

    U. S. Government agencies
      and corp                                        5,999            1          (51)         5,949

    States and political subdivisions                 2,246           36           (7)         2,275

    Other securities                                    940            5                         945
                                                  ---------     --------     --------      ---------
    Total debt securities                            12,180           79          (63)        12,196

  Equity securities                                     198          443                         641
                                                  ---------     --------     --------      ---------
Total available for sale securities               $  12,378     $    522     $    (63)     $  12,837
                                                  =========     ========     ========      =========

Held to maturity securities:

  U. S. Treasury                                  $  90,244     $    936     $    (70)     $  91,110

  U. S. Government agencies and corp                 37,931          112         (122)        37,921

  States and political subdivisions                   6,549          344                       6,893
                                                  ---------     --------     --------      ---------
Total held to maturity securities                 $ 134,724     $  1,392     $   (192)     $ 135,924
                                                  =========     ========     ========      =========

                                                                    Gross         Gross
                                                  Amortized    unrealized    unrealized     Estimated
December 31, 1997                                      cost         gains        losses    fair value
-----------------                                 ---------    ----------    ----------    ----------

Available for sale securities:

  Debt securities:

    U. S. Treasury                                $   3,984     $      4     $     (5)     $   3,983

    U. S. Government agencies
      and corp                                       42,627           42         (210)        42,459

    States and political subdivisions                   592            3                         595
                                                  ---------     --------     --------      ---------
    Total debt securities                            47,203           49         (215)        47,037

  Equity securities                                     198          443                         641
                                                  ---------     --------     --------      ---------
Total available for sale securities               $  47,401     $    492     $   (215)     $  47,678
                                                  =========     ========     ========      =========

Held to maturity securities:

  U. S. Treasury                                  $  76,670     $    690     $    (83)     $  77,277

  U. S. Government agencies and
    corp                                             20,491           35          (26)        20,500

  States and political subdivisions                   5,674          342                       6,016
                                                  ---------     --------     --------      ---------
Total held to maturity securities                 $ 102,835     $  1,067     $   (109)     $ 103,793
                                                  =========     ========     ========      =========

                                                                    Gross         Gross
                                                  Amortized    unrealized    unrealized     Estimated
December 31, 1996                                      cost         gains        losses    fair value
-----------------                                 ---------    ----------    ----------    ----------

Available for sale securities:

  Debt securities:

    U. S. Treasury                                $   5,969     $      2     $    (37)     $   5,934

    U. S. Government agencies
      and corp                                       46,594           41         (648)        45,987
                                                  ---------     --------     --------      ---------
  Total debt securities                              52,563           43         (685)        51,921

  Equity securities                                     198        1,040                       1,238
                                                  ---------     --------     --------      ---------
Total available for sale securities               $  52,761     $  1,083     $   (685)     $  53,159
                                                  =========     ========     ========      =========

Held to maturity securities:

  U. S. Treasury                                  $ 108,568     $    830     $   (188)     $ 109,210

  U. S. Government agencies and corp                 13,522           34          (39)        13,517

  States and political subdivisions                   5,780          373           (1)         6,152
                                                  ---------     --------     --------      ---------
Total held to maturity securities                 $ 127,870     $  1,237     $   (228)     $ 128,879
                                                  =========     ========     ========      =========


 The amortized cost and estimated fair value of debt securities at December 31, 1998, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                ESTIMATED FAIR
                                                AMORTIZED COST           VALUE
                                               ---------------  --------------

Available for sale securities:

  Due in one year or less                         $   1,999       $   2,036

  Due after one year through five
     years                                            3,996           3,982

  Due after five years through ten
     years                                            4,493           4,482

  Due after ten years                                 1,692           1,696
                                                  ---------       ---------
  Totals                                          $  12,180       $  12,196
                                                  =========       =========

Held to maturity securities:

  Due in one year or less                         $  67,066       $  67,150

  Due after one year through five
     years                                           43,488          44,413

  Due after five years through ten
     years                                           22,408          22,497

  Due after ten years                                 1,762           1,864
                                                  ---------       ---------
  Totals                                          $ 134,724       $ 135,924
                                                  =========       =========

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

  During 1994, the Company purchased three multi-step up instruments issued by the Federal Home Loan Bank with a total par value of $4,000,000. These instruments had original maturity dates in 1996 and 2009 and provided for a call option by the issuer at each interest payment date until maturity. There was a fixed increase in the interest rate on an annual basis. The Company purchased these instruments in the management of its interest rate exposure since these notes carried a higher rate of interest than other agency notes available at the time of purchase. Appropriate review of the market value and risk associated with these investments was performed by Management. These investments were classified as held to maturity and carried at amortized cost in compliance with Management's positive intent and ability to hold these investments until maturity. During 1995 and 1996, these investments were called at par value. During 1996, the Company purchased a multi-step up instrument issued by the Federal Home Loan Bank with a par value of $2,000,000 which was due to mature in 2001. This instrument was called at par value during 1997.

  Proceeds from maturities and calls of held to maturity debt securities during 1998, 1997 and 1996 were $112,885,000, $72,858,400 and $160,217,482, respectively. There were no sales of held to maturity debt securities during 1996, 1997 and 1998. Proceeds from maturities and calls of available for sale debt securities were $43,783,631, $6,377,022 and $19,935,000 during 1998, 1997 and 1996, respectively. There were no sales of available for sale debt securities during 1996, 1997 and 1998.

  Securities with a carrying value of approximately $126,670,000, $147,612,000 and $165,515,000 at December 31, 1998, 1997 and 1996, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

NOTE C - LOANS:

  The composition of the loan portfolio was as follows (in thousands):

December 31,                                    1998          1997          1996
------------                                    ----          ----          ----

Real estate, construction                    $  24,836     $  14,819     $  14,704

Real estate, mortgage                          179,123       154,653       137,766

Loans to finance agricultural
  production and other loans to
  farmers                                       13,493        12,501        10,483

Commercial and industrial loans                 49,633        50,224        48,057

Loans to individuals for
  household, family and other
  consumer expenditures                         15,717        13,125        11,179

Obligations of states and political
  subdivisions (primarily industrial
  revenue bonds and local
  government tax anticipation
  notes)                                         6,809         5,257         4,496

All other loans                                  1,904         1,219         1,824
                                             ---------     ---------     ---------
Totals                                       $ 291,515     $ 251,798     $ 228,509
                                             =========     =========     =========

Transactions in the allowance for loan losses are as follows (in thousands):

                                                    1998         1997         1996
                                                  -------      -------      -------

Balance, January 1                                $ 4,435      $ 4,523      $ 4,353

Recoveries                                            413          347          459

Loans charged off                                    (466)        (435)        (139)

Reduction of allowance for loan
  losses                                                                       (150)
                                                  -------      -------      -------
Balance,  December 31                             $ 4,382      $ 4,435      $ 4,523
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

   An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

                                                     1998          1997          1996
                                                  --------      --------      --------

Balance, January 1                                $  9,172      $  7,891      $  6,857

January 1 balance, loans of
officers and directors appointed
  during the year                                       75                         224

New loans and advances                              22,098        22,358        28,599

Repayments                                         (18,735)      (21,077)      (27,789)
                                                  --------      --------      --------
Balance, December 31                              $ 12,610      $  9,172      $  7,891
                                                  ========      ========      ========

   Industrial revenue bonds with a carrying value of $1,408,856, $1,547,120 and $3,318,251 at December 31, 1998, 1997 and 1996, respectively, were pledged to secure public deposits.

   Nonaccrual loans amounted to approximately $490,000, $1,167,000 and $546,000 at December 31, 1998, 1997 and 1996, respectively.

   The total recorded investment in impaired loans amounted to $490,000, $1,208,000 and $1,017,000 at December 31, 1998, 1997 and 1996, respectively. The amount of that recorded investment in impaired loans for which there is no related allowance for loan losses was $490,000, $1,208,000 and $1,017000 at December 31, 1998, 1997 and 1996, respectively.

   At December 31, 1998, the average recorded investment in impaired loans was $493,000. During 1998, the Company recognized $19,000 in interest income on impaired loans and received $22,000 in interest payments on impaired loans.

NOTE D - BANK PREMISES AND EQUIPMENT:

   Bank premises and equipment are shown as follows (in thousands):


                                           Estimated
December 31,                              useful lives     1998         1997        1996
                                           ----------   ----------   ----------   ----------
Land                                                    $    4,463   $    1,339   $    1,314

Buildings                                  5-40 years       11,370        8,904        8,659

Furniture, fixtures and equipment          3-10 years        9,020        6,943        5,533
                                                        ----------   ----------   ----------

Totals, at cost                                             24,853       17,186       15,506

Less: Accumulated depreciation                               8,930        7,762        6,880
                                                        ----------   ----------   ----------
Totals                                                  $   15,923   $    9,424   $    8,626
                                                        ==========   ==========   ==========

   Depreciation expense charged to operations in 1998, 1997 and 1996 was $1,385,151, $1,075,877 and $1,044,617, respectively.


NOTE E - NOTES PAYABLE:

December 31,                                  1998         1997         1996
                                           ----------   ----------   ----------
Small Business Administration,
outstanding mortgage on property
acquired. The note bears interest
at 5 3/8% & is payable at $1,952
monthly through January 2004               $  202,946   $  215,094   $  226,608
                                           ==========   ==========   ==========

   The maturities of notes payable for each of the next five years are as follows:

                               1999                         $    12,819

                               2000                              13,525

                               2001                              14,271

                               2002                              15,058

                               2003                              15,885

                               THEREAFTER                       131,388
                                                            -----------
                               TOTAL                        $   202,946
                                                            ===========

NOTE F - INCOME TAXES:

  Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 1998, 1997 and 1996, included in other assets or other liabilities, were as follows (in thousands):

December 31,                                  1998          1997          1996
                                           ----------    ----------    ----------

Deferred tax assets:

  Allowance for loan losses                $      776    $      776    $      776

  Employee benefit plans'
    liabilities                                   531           479           444

  Other                                           229           192           129
                                           ----------    ----------    ----------
  Deferred tax assets                          (1,536)       (1,447)       (1,349)
                                           ----------    ----------    ----------

Deferred tax liabilities:

  Accumulated depreciation                      1,016           950           865

  Deferred gain on sale of bank
    premises                                    1,582

  Installment sales                                14            14            15

  Unrealized gains on available
    for sale securities, charged to
    equity                                        156            94           134
                                           ----------    ----------    ----------
  Deferred tax liabilities                      2,768         1,058         1,014
                                           ----------    ----------    ----------
Net deferred taxes (charges)                    1,232          (389)         (335)

Current payable (refundable)                      125          (103)
                                           ----------    ----------    ----------
Totals                                     $    1,357    $     (492)   $     (335)
                                           ==========    ==========    ==========

   Income taxes consist of the following components (in thousands):

Years Ended December 31,                  1998         1997          1996
                                      ----------   ----------    ----------


Current                               $    2,971   $    3,142    $    2,936

Deferred                                   1,621          (54)           57
                                      ----------   ----------    ----------
Totals                                $    4,592   $    3,088    $    2,993
                                      ==========   ==========    ==========


  Deferred income taxes (benefits) resulted from the following (in thousands):

Years Ended December 31,                      1998          1997          1996
                                           ----------    ----------    ----------


Depreciation                               $       66    $       85    $       70

Installment sales                                                (1)           (1)

Provision for loan losses                                                      51

Officers' and directors' life
  insurance                                       (52)          (35)          (67)

Deferred gain on sale of bank
  premises                                      1,582

Unrealized gain on available for
  sale securities                                  62           (40)          (40)

Other                                             (37)          (63)           44
                                           ----------    ----------    ----------
Totals                                     $    1,621    $      (54)   $       57
                                           ==========    ==========    ==========

  Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 1998, 1997 and 1996, to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December               1998                  1997                  1996
 31,                             AMOUNT        %       Amount        %       Amount        %
                                 -------    -------    -------    -------    -------    -------
Taxes computed at
   statutory rate                $ 4,550       34.0    $ 3,215       34.0    $ 3,107       34.0

Increase (decrease)
   resulting from:

Tax-exempt interest
   income                           (187)      (1.3)      (250)      (2.6)      (288)      (3.2)

  Deductible dividends to
     ESOP                                                                         (1)      (0.1)

  Non-deductible interest             32        0.2         33        0.3         36        0.4

  Non-deductible
   amortization                       64        0.5         98        1.1        100        1.1

  Other, net                         133        0.9         (8)      (0.1)        39        0.5
                                 -------    -------    -------    -------    -------    -------
Total income taxes               $ 4,592       34.3    $ 3,088       32.7    $ 2,993       32.7
                                 =======    =======    =======    =======    =======    =======


  During a prior year, the Internal Revenue Service began an audit of the Company's 1994 and 1993 returns. As a result of the examination, adjustments were proposed by the Internal Revenue Service. The Company agreed with the adjustments and paid an assessment of $102,000 on July 23, 1996, which included interest of $17,000.

NOTE G - SHAREHOLDERS' EQUITY:

  On October 4, 1996, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 369,084 shares of Company stock received an additional 369,084 common shares. On August 27, 1997, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 738,168 shares of Company stock received an additional 738,168 common shares. On October 28, 1998, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 1,476,336 shares of Company stock received an additional 1,476,336 common shares. The Consolidated Statements of Condition and Shareholders' Equity have been restated to give retroactive effect to these splits. Additionally, all share and per share data have also been given retroactive effect for these splits.

  Banking regulations limit the amount of dividends that may be paid without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 1998, approximately $3,792,912 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors.

NOTE H - OTHER EXPENSES:

  Other expenses consisted of the following:

Years Ended December 31,                       1998           1997          1996
                                           -----------    -----------   -----------

Amortization                               $   189,416    $   306,596   $   317,832

Advertising                                    539,792        546,308       498,820

Data processing                                501,388        965,944       841,174

FDIC and state banking
  assessments                                   98,817         91,368       188,060

Legal and accounting                           311,100        354,343       328,788

Postage and freight                            181,120        131,160       160,448

Stationary, printing and supplies              243,940        198,984       242,367

Other real estate                             (231,430)        53,299       (15,465)

ATM expense                                  1,487,583      1,341,118     1,286,179

Federal Reserve service charges                104,017         89,964        96,416

Conferences and classes                        151,663        149,316       110,119

Taxes and licenses                             244,860        212,036       183,826

Consulting fees                                 24,108         30,942        27,270

Trust expense                                  383,364        192,420       151,223

Other                                          857,529        814,458       654,044
                                           -----------    -----------   -----------
Totals                                     $ 5,087,267    $ 5,478,256   $ 5,071,101
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

  At December 31, 1998, 1997 and 1996, the Company had outstanding irrevocable letters of credit aggregating $5,479,053 , $3,156,909 and $1,170,107, respectively.

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

CONDENSED BALANCE SHEETS (in thousands)

December 31,                                   1998         1997         1996
                                           ----------   ----------   ----------

ASSETS

Investments in subsidiaries, at
  underlying equity:

    Bank subsidiary                        $   73,530   $   65,162   $   59,720

    Nonbank subsidiary                             56           55           55

Cash in bank subsidiary                            28          306           48

Intangible assets                                 189          496

Other assets                                      661          655          656
                                           ----------   ----------   ----------
TOTAL ASSETS                               $   74,275   $   66,367   $   60,975
                                           ==========   ==========   ==========

LIABILITIES AND SHAREHOLDERS'
  EQUITY

Notes payable, nonaffiliates               $      161   $            $

Deferred federal income taxes                     569          595          621
                                           ----------   ----------   ----------
Total liabilities                                 730          595          621

Shareholders' equity                           73,545       65,772       60,354
                                           ----------   ----------   ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                     $   74,275   $   66,367   $   60,975
                                           ==========   ==========   ==========

CONDENSED STATEMENTS OF INCOME (in thousands)

Years Ended December 31,                    1998          1997         1996
                                         ----------    ----------   ----------

INCOME

Earnings of unconsolidated bank
  subsidiary:

    Distributed earnings                 $      750    $      875   $      800

    Undistributed earnings                    8,085         5,240        5,373

Earnings of unconsolidated
nonbank subsidiary                                1             1            2

Interest income                                   2             4            3

Other income                                     14           288           12
                                         ----------    ----------   ----------
TOTAL INCOME                                  8,852         6,408        6,190
                                         ----------    ----------   ----------

EXPENSES

Other expense                                    58            53           59
                                         ----------    ----------   ----------
TOTAL EXPENSES                                   58            53           59
                                         ----------    ----------   ----------
INCOME BEFORE INCOME TAXES                    8,794         6,355        6,131

Income taxes                                     (4)           12           15
                                         ----------    ----------   ----------
NET INCOME                               $    8,790    $    6,367   $    6,146
                                         ==========    ==========   ==========

CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

Years Ended December 31,                        1998          1997          1996
                                             ----------    ----------    ----------

CASH FLOWS FROM OPERATING

ACTIVITIES:

  Net income                                 $    8,790    $    6,367    $    6,146

  Adjustments to reconcile net
    income to net cash provided
    by operating activities:

    Net income of unconsolidated                 (8,836)       (6,116)       (6,175)
      subsidiaries

    Changes in assets and liabilities:
      Accrued expenses                               (8)            3            (3)
                                             ----------    ----------    ----------
  NET CASH PROVIDED BY (USED IN)                    (54)          254           (32)
    OPERATING ACTIVITIES
                                             ----------    ----------    ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:

  Dividends from unconsolidated                     750           875           800
    subsidiary
                                             ----------    ----------    ----------
NET CASH PROVIDED BY INVESTING                      750           875           800
  ACTIVITIES
                                             ----------    ----------    ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:

  Dividends paid                                   (974)         (871)         (794)
                                             ----------    ----------    ----------
  NET CASH USED IN FINANCING                       (974)         (871)         (794)
    ACTIVITIES
                                             ----------    ----------    ----------
NET INCREASE (DECREASE) IN CASH                    (278)          258           (26)

CASH, BEGINNING OF YEAR                             306            48            74
                                             ----------    ----------    ----------
CASH, END OF YEAR                            $       28    $      306    $       48
                                             ==========    ==========    ==========

  Peoples Financial Corporation paid income taxes of $2,810,100, $3,199,740 and $2,869,605 in 1998, 1997 and 1996, respectively. No interest was paid during the three years ended December 31, 1998.

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

   The following is a summary of the components of net periodic pension cost:

Year Ended December 31,                  1996
                                      ----------

Interest cost                         $   47,827

Return on assets                         (36,147)
                                      ----------
Net periodic pension cost             $   11,680
                                      ==========


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

   On June 28, 1995, the Board of Directors of the Company voted to terminate the Plan effective September 1, 1995. The participants were notified of this event by June 29, 1995, in accordance with ERISA. Approval was received from the Internal Revenue Service on March 18, 1996, to terminate the Plan. Upon the Plan's termination, each participant became 100% vested in their accrued benefit. All assets of the Plan were distributed to participants either as a lump sum or by the purchase of an annuity with an insurance carrier on July 18 and August 28, 1996. The lump sum distributions were calculated using the GATT interest rate in effect as of January 1, 1996 (6.06%) and a 50/50 blend of the 1983 Group Annuity Mortality for males and females. The loss realized as a result of the termination was $426,747. The Company was obligated to make further contributions to provide sufficient funds to settle the liabilities of the Plan. The Company made a contribution of $95,890 to the Plan during 1996 to fulfill its obligation.

   The Company also sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Company Management curtailed the Pension Plan in 1991 and decided to terminate the Plan in 1995 because of their intent to make the ESOP, which is more flexible than the Pension Plan, the primary benefit plan, and because of the high cost of administering two plans.

  The employee stock ownership plan covers substantially all salaried, full-time employees. The effective date of the ESOP is December 24, 1984. On November 22, 1989, the plan was amended and restated effective January 1, 1989, to comply with Internal Revenue Code of 1986 and other regulations, to adopt 401(k) provisions for the plan, and effective December 31, 1989, to merge the former Gulf National Bank Profit Sharing Plan into the plan. On December 31, 1991, the plan was amended effective January 1, 1991, except where specifically indicated to the contrary, to adjust, among other things, the Employer Discretionary Matching Contribution and the vesting schedule. On December 16, 1994, the plan was amended effective January 1, 1989, except where specifically indicated to the contrary, to comply with the Internal Revenue Code and to clarify the hardship distribution provisions. Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $260,000, $210,000 and $240,000 in 1998, 1997 and 1996, respectively.

  The Company accounts for all shares acquired after the December 15, 1993, effective date of Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" in accordance with the statement of position. Accordingly, the debt of The Parent Company and the shares pledged as collateral are reported as unearned compensation in equity. The Peoples Bank, Biloxi, Mississippi's loan asset and the Parent Company's debt liability eliminate in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

  Compensation expense of $6,068,311, $5,520,368 and $5,228,487 relating to the ESOP was recorded during 1998, 1997 and 1996, respectively. The ESOP held 387,626, 373,554 and 377,120 allocated shares and 3,537 suspense shares at December 31, 1998. The fair value of the suspense shares at December 31, 1998 was $194,535. Since the Company stock is not readily tradable on an established market, the plan requires the Company to issue a "put option" to any Participant who receives a distribution of Company Stock. The fair value of all shares subject to this put option was $21,319,430 at December 31, 1998.

  The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan in 1985. These plans provide for non-vested pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $2,418,146, $2,293,656 and $2,070,924 at December 31, 1998, 1997 and
1996, respectively. The present value of accumulated benefits under these plans, using an interest rate of 10%, and the projected unit cost method has been accrued. The accrual amounted to $1,288,261, $1,146,192 and $1,046,262 at December 31, 1998, 1997 and 1996, respectively.

  The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two split dollar policies of which certain executive officers are the owners and beneficiaries, and which are assigned to the bank subsidiary for the repayment of premiums paid by the Company. These contracts are carried at their cash surrender value, which amounted to $340,824 , $283,150 and $281,937 at December 31, 1998, 1997 and 1996, respectively. The present value of accumulated benefits under these plans using an interest rate of 8.50% and the projected unit cost method has been accrued. The accrual amounted to $273,877, $263,809 and $259,508 at December 31, 1998, 1997 and 1996, respectively.

  The Company provides post-retirement health insurance to certain of its retired employees. Employees are eligible to participate in the retiree health plan if they retire from active service no earlier than their Social Security normal retirement age, which varies from 65 to 67 based on the year of birth. In addition, the employee must have at least 25 continuous years of service with the Company immediately preceding retirement. However, any active employee who is at least age 65 as of January 1, 1995, does not have to meet the 25 years of service requirement. The accumulated post-retirement benefit obligation at January 1, 1995, was $517,599, which the Company elected to amortize over 20 years. The Company reserves the right to modify, reduce or eliminate these health benefits.

  The following is a summary of the components of the net periodic postretirement benefit cost:

Years Ended December 31,                 1998         1997         1996
                                      ----------   ----------   ----------

Service cost                          $   38,373   $   39,595   $   49,154

Interest cost                             40,136       41,260       49,381

Amortization of net transition
obligation                                20,600       20,600       38,498
                                      ----------   ----------   ----------
Net periodic postretirement
benefit cost                          $   99,109   $  101,455   $  137,033
                                      ==========   ==========   ==========

The discount rate used in determining the accumulated postretirement benefit obligation was 6.50% in 1998, 7.00% in 1997 and 7.50% in 1996. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.50% in 1998. The rate was assumed to decrease gradually to 5.00% for 2003 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated postretirement benefit obligation as of December 31, 1998, would be increased by 22.48%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have increased by 27.40%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated postretirement benefit obligation as of December 31, 1998, would be decreased by 17.27%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have decreased by 20.39%.

The following is a reconciliation of the accumulated postretirement benefit obligation:

Accumulated postretirement benefit
obligation as of December 31, 1997         $  585,874

Service cost                                   38,373

Interest cost                                  40,136

Actuarial loss                                 55,784

Benefits paid                                 (24,992)
                                           ----------
Accumulated postretirement benefit
obligation as of December 31, 1998         $  695,175
                                           ==========

December 31,                                  1998          1997          1996
                                           ----------    ----------    ----------

Accumulated postretirement
benefit obligation:

  Retirees                                 $  238,265    $  236,748    $  185,595

  Eligible to retire                           79,446        70,923       101,298

  Not eligible to retire                      377,464       278,203       352,473
                                           ----------    ----------    ----------
Total                                         695,175       585,874       639,366

Plan assets at fair value                         -0-           -0-           -0-
                                           ----------    ----------    ----------
Accumulated postretirement
benefit obligation in excess of
plan assets                                   695,175       585,874       639,366

Unrecognized transition
obligation                                   (329,597)     (350,197)     (465,839)

Prior service cost not yet
recognized in net periodic post-
retirement benefit cost                                                    95,042

Unrecognized net (gain) loss from
past experience different from
that assumed and from changes
in assumptions                                (24,050)       31,734       (77,273)
                                           ----------    ----------    ----------
Accrued postretirement benefit
cost                                       $  341,528    $  267,411    $  191,296
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

Accrued Interest Receivable

  The amount shown as accrued interest receivable approximates fair value.

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

Federal Funds Purchased and Securities Sold under Agreements to Repurchase

  The amount shown as federal funds purchased and securities sold under agreements to repurchase approximates fair value.

Notes Payable

  The fair value of notes payable is computed by discounting the cash flows using current borrowing rates.

Accrued Interest Payable

 The amount shown as accrued interest payable approximates fair value.

Irrevocable Letters of Credit

  The fair value of irrevocable letters of credit is estimated using the fees currently charged to enter into similar agreements.

  The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 1998, 1997 and 1996 (in thousands):

                                          1998                       1997                      1996
                                 -----------------------   -----------------------   -----------------------
                                  CARRYING      FAIR        Carrying      Fair       Carrying         Fair
                                   AMOUNT       VALUE        Amount       Value       Amount         Value
                                 ----------   ----------   ----------   ----------   ----------   ----------
Financial Assets:

Cash and due from banks          $   30,360   $   30,360   $   20,611   $   20,611   $   26,874   $   26,874

Available for sale
securities                           12,837       12,837       47,678       47,678       53,159       53,159

Held to maturity
securities                          134,724      135,924      102,836      103,793      127,870      128,879

Loans, net                          287,131      288,425      247,361      247,210      223,969      225,492

Accrued interest
receivable                            3,128        3,128        3,620        3,620        3,891        3,891

Financial Liabilities:

Deposits:

Non-interest bearing                 76,269       76,269       67,581       67,581       73,535       73,535

Interest bearing                    305,333      306,006      304,974      305,159      294,597      294,728
                                 ----------   ----------   ----------   ----------   ----------   ----------
Total deposits                      381,602      382,275      372,555      372,740      368,132      368,263

Federal funds
purchased and
securities sold under
agreements to repurchase             28,051       28,051                                 16,500       16,500

Notes payable                           203          185          215          189          227          198

Accrued interest
payable                                 924          924          727          727        1,005        1,005

Irrevocable letters
of credit                              --             55         --             32         --             12

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

  As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage capital ratio of 5% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

  The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 1998, 1997 and 1996, are as follows:

                                                                                For Capital Adequacy
                                                         Actual                       Purposes
                                                -------------------------    -------------------------
                                                  Amount         Ratio         Amount         Ratio
                                                -----------   -----------    -----------   -----------
December 31, 1998:
Total Capital (to Risk Weighted Assets)         $77,125,631         25.90%   $23,768,820          8.00%

Tier 1 Capital (to Risk Weighted Assets)         73,403,581         24.65     11,884,160          4.00

Tier 1 Capital (to Average Assets)               73,403,581         15.78     18,601,800          4.00


December 31, 1997:

Total Capital (to Risk Weighted Assets)          68,186,611         26.83     20,333,200          8.00

Tier 1 Capital (to Risk Weighted Assets)         65,010,555         25.58     10,166,600          4.00

Tier 1 Capital (to Average Assets)               65,010,555         14.61     17,800,360          4.00


December 31, 1996:

Total Capital (to Risk Weighted Assets           62,072,284         26.20     18,952,160          8.00

Tier 1 Capital (to Risk Weighted Assets)         59,111,009         24.95      9,476,080          4.00

Tier 1 Capital (to Average Assets)               59,111,009         12.63     18,713,857          4.00

INDEPENDENT AUDITORS' REPORT

  Peoples Financial Corporation and Subsidiaries

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

  We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 1998, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Certified Public Accountants


/s/ Piltz, Williams, LaRosa & Co.

PILTZ, WILLIAMS, LAROSA & CO.

Biloxi, Mississippi
January 19, 1999

Board of Directors
 Peoples Financial Corporation

Chevis C. Swetman, Chairman of the Board
Andy Carpenter, Vice Chairman
Drew Allen, President, Allen Beverages, Inc.
William A. Barq, Former Owner and President (retired),
     Barq's Bottling Co., Inc.
F. Walker Tucei, Executive Vice-President (retired),
     The Peoples Bank, Biloxi, Mississippi

Officers
  Peoples Financial Corporation

Chevis C. Swetman, President and CEO
Andy Carpenter, Executive Vice-President
Jeannette E. Romero, First Vice-President
Thomas J. Sliman, Second Vice-President
Robert M. Tucei, Vice-President
David M. Hughes, Vice-President
A. Wes Fulmer, Vice-President and Secretary
M. O. Lawrence, III, Vice-President
Lauri A. Wood, Chief Financial Officer and Controller

Board of Directors
 The Peoples Bank, Biloxi, Mississippi

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

Officers

  The Peoples Bank, Biloxi, Mississippi

SENIOR MANAGEMENT

Chevis C. Swetman, President and CEO
Andy Carpenter, Executive Vice-President
Jeannette E. Romero, Senior Vice-President
Thomas J. Sliman, Senior Vice-President
Robert M. Tucei, Senior Vice-President
David M. Hughes, Senior Vice-President
Lauri A. Wood, Senior Vice-President
A. Wes Fulmer, Senior Vice-President
M. O. Lawrence, III, Senior Vice-President

COMMERCIAL LENDING

Darnell M. Hebert, Assistant Vice-President

CONSUMER LENDING

Brian J. Kozlowski, Loan Officer

COMPLIANCE

Evelyn R. Madison, Compliance Officer

AUDIT AND ACCOUNTING

Gregory M. Batia, Assistant Auditor
Caroline B. Randolph, Trust Auditor
Connie F. Lepoma, Accounting Officer

INVESTMENTS

Peggy M. Byrd, Vice-President
Janet H. Wood, Investment Officer

LOAN PROCESSING

Donna F. Bessetti, Vice-President
Jesse J. Migues, Assistant Vice-President

LOAN REVIEW

Robert E. Smith, Jr., Assistant Vice-President
F. Kay Woodbury, Loan Review Officer

PERSONNEL

Jackie L. Henson, Vice-President
Janis C. Culler, Vice-President - Employee Benefits
Patricia L. Levine, Vice-President
Janice L. Smitherman, Employee Benefits Officer
Jennifer S. Crane, Training Officer

ASSET MANAGEMENT & TRUST SERVICES

M. O. Lawrence, III, Senior Vice-President
Ann F. Guice, Vice-President
Louise C. Johns, Trust Officer
Thomas H. Wicks, Assistant Trust Officer
Daniel A. Bass, Assistant Trust Officer
C. J. Dunaway, Assistant Trust Officer

PROPERTY

Shirley A. Braun, Vice-President
Ray I. Cross, Assistant Vice-President - Appraisals

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

OPERATIONS/OTHER SERVICES

Cheryl A. Dubaz, Assistant Vice-President - ATM
Susan B. Polovich, Assistant Operations Officer
Charlotte R. Balius, Bankcard Officer
Cassandra F. Reid, Assistant Cashier
Ardell M. Roberts, Assistant Cashier
Hugh J. Kavanagh, Assistant Cashier
Kathy S. Comstock, Savings Officer
Kathleen M. Worrell, Insurance Officer
Yvonne P. Owen, Assistant Cashier

BRANCH LOCATIONS AND OFFICERS

 The Peoples Bank, Biloxi, Mississippi

BILOXI BRANCHES

MAIN OFFICE, 152 Lameuse Street, Biloxi, Mississippi 39530, (228) 435-5511 Ralph A. Seymour, Vice-President

VETERANS AVENUE OFFICE, 186 Veterans Avenue, Biloxi, Mississippi 39531,
(228) 897-8711
R. Patrick Byrd, Branch Manager
Diana T. Winland, Loan Officer

WEST BILOXI OFFICE, 2430 Pass Road, Biloxi, Mississippi 39531, (228) 435-8203 Read H. Breeland, Assistant Vice-President

GULFPORT BRANCHES

DOWNTOWN GULFPORT OFFICE, 1105 30th Avenue, Gulfport, Mississippi 39501,
(228) 897-8715
David M. Hughes, Senior Vice-President
John W. McKellar, Vice-President
Brent G. Johnson, Assistant Vice-President
Diana W. Williams, Branch Manager

HANDSBORO OFFICE, 0412 E. Pass Road, Gulfport, Mississippi 39507,
(228) 897-8717
Andrew M. Welter, Assistant Vice-President

ORANGE GROVE OFFICE, 12020 Highway 49 North, Gulfport, Mississippi 39503,
(228) 897-8718
Mark A. Chatham, Assistant Vice-President
William R. Aborn, Loan Officer

OTHER BRANCHES

BAY ST. LOUIS OFFICE, 408 Highway 90 East, Bay St. Louis, Mississippi 39520,
(228) 897-8710
Jeannie M. Deen, Vice-President
Laura A. Elliott, Assistant Branch Manager
Shannon D. Garrett, Loan Officer

DIAMONDHEAD OFFICE, 4408 West Aloha Drive, Diamondhead, Mississippi 39525,
(228) 897-8714
J. Patrick Wild, Assistant Vice-President

D'IBERVILLE-ST. MARTIN OFFICE, 10491 Lemoyne Boulevard, D'Iberville, Mississippi 39532, (228) 435-8202
Jerome D. Dodge, II, Vice-President
John L. Welter, IV, Loan Officer

LONG BEACH OFFICE, 403 Jeff Davis Avenue, Long Beach, Mississippi 39560
(228) 897-8712
Eric M. Chambless, Branch Manager

OCEAN SPRINGS OFFICE, 2015 Bienville Boulevard, Ocean Springs,
Mississippi 39564, (228) 435-8204
Ronnie F. Harrison, Assistant Vice-President

PASS CHRISTIAN OFFICE, 125 Henderson Avenue, Pass Christian, Mississippi 39571,
(228) 897-8719
Gerald C. Gex, Jr., Assistant Vice-President

SAUCIER OFFICE, (Opening summer 1999)17689 Second Street, Saucier, Mississippi 39574
James P. Estrada, Assistant Vice-President

SHAREHOLDER INFORMATION

   Peoples Financial Corporation and Subsidiaries

DIVIDEND SERVICES/ADDRESS CHANGE/STOCK TRANSFER:

   For complete information concerning the common stock of Peoples Financial Corporation, inquiries should be directed to:

           M. O. Lawrence, III, Senior Vice-President
           Asset Management & Trust Services Department
           P. O. Box 1416, Biloxi, Mississippi 39533-1416
           (228) 435-8208

INDEPENDENT AUDITORS:

 Piltz, Williams, LaRosa & Company, Biloxi, Mississippi

S.E.C. FORM 10-K REQUESTS:

  A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

           Lauri A. Wood, Chief Financial Officer and Controller
           Peoples Financial Corporation
           P. O. Drawer 529, Biloxi, Mississippi 39533-0529
           (228) 435-8412