Form 10-K405, Exhibit 13
period 1999-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2000-03-28
CIK 770460

                                                                      EXHIBIT 13

Market Information
Peoples Financial Corporation and Subsidiaries

The common stock of Peoples Financial Corporation is not listed or traded on an exchange or over- the-counter. Trading in the stock is very limited. Most transactions in Company stock occur between existing shareholders or members of the family of existing shareholders. The prices listed in the table below are based on sale prices as stated to the transfer agent. These do not represent all sales.

                                       Dividend per
Year         Quarter   High     Low       share
----         -------   ----     ----   ------------
1999           1st     $ 61     $ 58      $ .19

               2nd       61       59

               3rd       61       55        .20

               4th       62       61

1998           1st       48       47        .16

               2nd       48       47

               3rd       47       47        .17

               4th       61       47

There were 664 holders of record of common stock of the Company at January 28, 2000, and 2,952,672 shares issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.

                       TABLE OF CONTENTS

                       Five-Year Comparative Summary                     6

                       Management's Discussion and Analysis              7

(Company Logo)         Consolidated Financial Statements                13

                       Notes to Consolidated Financial Statements       19

                       Independent Auditors' Report                     36

                       Board of Directors and Officers                  37

                       Branch Locations and Officers                    38

                       Shareholder Information                          39

Five-Year Comparative Summary of Selected Financial Information (in thousands except per share data) Peoples Financial Corporation and Subsidiaries

                                               1999            1998           1997            1996            1995
                                           -----------     -----------     -----------     -----------     -----------

BALANCE SHEET SUMMARY

Total assets                               $   537,972     $   488,171     $   441,759     $   448,110     $   446,305

Available for sale securities                   33,076          12,837          47,678          53,159          20,830

Held to maturity securities                    115,273         134,724         102,836         127,870         165,142

Loans, net of unearned discount                332,510         291,513         251,796         228,492         224,046

Deposits                                       394,681         381,602         372,555         368,132         376,172

Long term notes payable                            274             203             215             227             438

Shareholders' equity                            77,767          73,545          65,772          60,354          54,582


SUMMARY OF OPERATIONS

Interest income                            $    35,440     $    33,425     $    32,235     $    33,248     $    31,485

Interest expense                                14,441          13,990          12,956          14,406          12,372
                                           -----------     -----------     -----------     -----------     -----------

Net interest income                             20,999          19,435          19,279          18,842          19,113

Provision for loan losses                          120                                            (150)
                                           -----------     -----------     -----------     -----------     -----------

Net interest income after provision             20,879          19,435          19,279          18,992          19,113
 for loan losses

Non-interest income                              6,767          11,220           6,241           5,564           5,240

Non-interest expense                           (18,438)        (17,274)        (16,065)        (15,417)        (14,535)
                                           -----------     -----------     -----------     -----------     -----------

Income before taxes                              9,208          13,381           9,455           9,139           9,818

Applicable income taxes                          2,958           4,591           3,088           2,993           3,147
                                           -----------     -----------     -----------     -----------     -----------

Net income                                 $     6,250     $     8,790     $     6,367     $     6,146     $     6,671
                                           ===========     ===========     ===========     ===========     ===========


PER SHARE DATA

Basic and diluted earnings per share       $      2.12     $      2.98     $      2.16     $      2.08     $      2.26

Dividends per share                               0.39            0.33            0.30            0.28            0.26

Book value                                       26.34           24.91           22.28           20.44           18.49

Weighted average number of shares            2,952,672       2,952,672       2,952,672       2,952,672       2,952,672


SELECTED RATIOS

Return on average assets                          1.21%           1.87%           1.42%           1.36%           1.53%

Return on average equity                          8.26%          12.62%          10.10%          10.69%          12.94%

Capital formation rate                            5.74%          11.82%           8.98%          10.57%          12.68%

Primary capital to average                       15.86%          16.60%          15.62%          14.36%          13.54%
assets

Risk-based capital ratios:

  Tier 1                                         22.45%          24.65%          25.58%          24.95%          23.64%

 Total                                           23.69%          25.90%          26.83%          26.20%          24.89%


NOTE: ALL SHARE AND PER SHARE DATA HAVE BEEN GIVEN RETROACTIVE EFFECT FOR THE TWO FOR ONE STOCK SPLIT EFFECTIVE OCTOBER 16, 1996, THE TWO FOR ONE STOCK SPLIT EFFECTIVE SEPTEMBER 15, 1997 AND THE TWO FOR ONE STOCK SPLIT EFFECTIVE NOVEMBER 16, 1998.

Management's Discussion and Analysis of Financial Condition and Results of Operations
 Peoples Financial Corporation and Subsidiaries

The following presents Management's discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 1999, 1998 and 1997. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

FORWARD-LOOKING INFORMATION

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company's anticipated future financial performance. This act provides a safe harbor for such disclosure which protects the companies from unwarranted litigation if actual results are different from management expectations. This report contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.


OVERVIEW

Net income was $6,250,000 for the year ended December 31, 1999, as compared to $8,790,000 for the year ended December 31, 1998. The decrease in earnings was primarily attributable to the gain realized for book purposes of $3,300,000, net of taxes, from the sale of a branch location during 1998. The transaction was structured for tax purposes to qualify the transaction as a like-kind exchange, and thus minimize the current tax payment associated with the sale. The proceeds of the transaction were invested in replacement properties, which the Company plans to use for future branch locations. The exchange was completed on August 4, 1998.



FINANCIAL CONDITION

AVAILABLE FOR SALE SECURITIES

Available for sale securities increased $20,239,000 at December 31, 1999 as compared with December 31, 1998 primarily as a result of the management of the bank subsidiary's liquidity position as the Company meets the current and continuing strong loan demand in its trade area. Specifically, approximately $20,000,000 received in proceeds from maturities of held to maturity securities was generally reinvested in available for sale securities.

Gross unrealized gains were $918,000, $522,000 and $492,000 and gross unrealized losses were $1,090,000, $63,000 and $215,000 for available for sale securities at December 31, 1999, 1998 and 1997, respectively. A realized gain of $668,000 was the result of the sale of shares of Hibernia Corporation and call of other debt securities during 1997. There were no significant realized gains or losses from calls or sales of available for sale securities during 1998 and 1999.


HELD TO MATURITY SECURITIES

Held to maturity securities decreased $19,451,000 at December 31, 1999, compared with December 31, 1998. The decrease in these securities is directly attributable to the management by the Company of its liquidity position, as discussed above.

Gross unrealized gains were $253,000, $1,392,000 and $1,067,000, while gross unrealized losses were $1,817,000, $192,000 and $109,000, at December 31, 1999,
1998 and 1997, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 1999, 1998 and 1997.

The Company's held to maturity portfolio consists primarily of U. S. Treasury and U. S. Government Agency securities, which is indicative of Management's conservative investment policy of maximizing return on investments while maintaining proper liquidity and risk factors.


FEDERAL HOME LOAN BANK STOCK

During 1999, the Company acquired common stock issued by the Federal Home Loan Bank as a prerequisite for participating in their loan programs.


LOANS

The Company's loan portfolio increased $41,002,000 at December 31, 1999, as compared with December 31, 1998, and $39,717,000 at December 31, 1998, as compared with December 31, 1997. The portfolio includes commercial and consumer loans primarily in its trade area of Harrison, Hancock, Stone and west Jackson counties. The continued growth in the portfolio is primarily a product of the increased real estate and commercial and industrial loan demand as a result of improved economic conditions in the trade area. The increases in these categories are illustrated in the schedule summarizing loans included in Note C to the Consolidated Financial Statements. The Company anticipates that this demand will remain steady into 2000 and, as previously mentioned, has managed its liquidity position accordingly.


OTHER REAL ESTATE

The Other Real Estate (ORE) portfolio decreased $180,000 at December 31, 1999 as compared with December 31, 1998 due to the sale of several properties during 1999. Gains realized on sales of ORE were $459,529, $335,768 and $1,999 for the years ended December 31, 1999, 1998 and 1997, respectively.


DEPOSITS

Total deposits increased $13,079,000 at December 31, 1999, as compared with December 31, 1998, and $9,047,000 at December 31, 1998, as compared with December 31, 1997. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. The Company has managed its funds including planning the timing of investment maturities so as to achieve appropriate liquidity.


FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased and securities sold under agreements to repurchase increased $32,783,000 at December 31, 1999, as compared with December 31, 1998. This fluctuation is directly related to the introduction of a non-deposit product during the prior year and the management of the Company's liquidity position.


SHAREHOLDERS' EQUITY

During 1998 and 1997, there were significant events that impacted the components of shareholders' equity. These events are detailed in Note G to the Consolidated Financial Statements included in this report.

Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company's total risk-based capital ratio at December 31, 1999, 1998 and 1997 was 23.69%, 25.90% and 26.83% as compared with the required standard of 8.00%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 1999, approximately $2,411,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors.


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

Total interest income increased $2,015,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998, and had increased $1,189,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997. These fluctuations in interest income are primarily due to the increases in volume in loans.

Total interest expense increased $451,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998, and had increased $1,033,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997. The increases were the result of both increases in interest bearing deposits as well as the increase in rates paid on these deposits.


PROVISION FOR LOAN LOSSES

Management continuously monitors the Company's relationships with its loan customers, especially those in concentrated industries such as seafood, gaming and hotel/motel, and their direct and indirect impact on its operations. A thorough analysis of current economic conditions and the quality of the loan portfolio are conducted on a quarterly basis. These analyses are utilized in the computation of the adequacy of the allowance for loan losses. During the period from 1993 until 1998, the Company had not recorded a provision for loan losses. Beginning in January 1999, the Company began providing $10,000 for loan losses on a monthly basis. This action was implemented primarily in response to the large increase in the volume of the loan portfolio and does not indicate a deterioration of its quality. Based on these same factors, the Company expects to provide approximately $17,000 per month for loan losses during 2000.


SERVICE CHARGES ON DEPOSIT ACCOUNTS

Service charges on deposit accounts increased $747,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998. This was the result of increased volume of ATM transactions during 1999 at casino and bank locations.

GAIN ON SALE OF SECURITIES

During 1997, the Company sold the shares of common stock of Hibernia Corporation it had carried in its available for sale portfolio at a realized gain of $640,000.


GAIN ON SALE OF BANK PREMISES

Gain on sale of bank premises reflects the gain realized for book purposes of $5,083,000 as a result of the sale of one of the branch locations during 1998.


SALARIES AND EMPLOYEE BENEFITS

Salaries and employee benefits increased $998,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998, and had increased $1,073,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997. The increase in 1999 was the result of an increase in the number of full-time employees during this time frame due to the opening of two new branch locations and significant cost of living adjustment raises. The increase during 1998 was the result of an increase in the cost of health insurance and an increase in employee salaries.


EQUIPMENT, RENTALS, DEPRECIATION AND MAINTENANCE

Equipment, rentals, depreciation and maintenance increased $320,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998, and had increased $496,000 for the year ended December 31, 1998, as compared with the year ended December 31, 1997. These increases were primarily due to increased depreciation on the computer hardware and software acquired during the prior twenty-four months.


LIQUIDITY

Liquidity represents the Company's ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets. Deposits, payment of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. At December 31, 1999, cash and due from banks, investment securities and federal funds sold were 47% of total deposits, as compared with 47% and 48% at December 31, 1998 and 1997, respectively.


NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued several statements during the current year which are not required to be adopted until future periods. The Company has evaluated the implementation of adopting these new pronouncements and has determined that their adoption will not have a material effect on its financial statements. Statement 133, "Accounting for Derivative Instruments and Hedging Activities," was effective for the current year but had no effect on the Company's financial statements.

YEAR 2000

The Company began addressing Year 2000 issues in early 1997. Since that time, significant resources have been committed to developing and implementing a plan of action, which was approved by the Board of Directors, to ensure that its computer and information systems would function properly in the Year 2000. This plan incorporated the awareness, assessment, renovation, validation and implementation phases as directed by the Federal Deposit Insurance Corporation
(FDIC) and included FDIC-enforced mandatory deadlines for completion of key phases of the plan. Deadlines for assessment, renovation and validation were met by the Company. There was no significant effect on the financial statements as a result of costs associated with the Company's Year 2000 efforts.

The Company experienced no significant problems as a result of the century date change on January 1, 2000. If any unforeseen Year 2000 problems had occurred, the Company had established a Year 2000 contingency plan, which included all information technology and non-information technology systems. The Plan, which was approved by the Board of Directors, also addressed potential Year 2000 issues relating to core application software, trust services software, ATM services, liquidity and other operational activities. The Plan will continue to be in place should subsequent Year 2000 issues occur.

While the Company has taken steps to ensure that its material vendors and customers are Year 2000 compliant, there is no guarantee that the systems of these other companies will be Year 2000 compliant. As a result, the Company could be adversely affected by the failure of other companies due to Year 2000 issues. The potential impact of such a failure cannot be quantified at this time.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market prices and rates. Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities. Also, the Company does not currently and has no plans to engage in trading activities or use derivative or off-balance sheet instruments to manage interest rate risk.

The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (ALCO), consisting of the President and Investment Officers, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company's tolerance for risk. Specifically, the key objectives of the Company's asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO committee reports to the Board of Directors on a quarterly basis.

The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Government securities with maturities of two years or less. The loan portfolio consists of a 50% - 50% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less. On the liability side, more than 60% of the deposits are demand and savings transaction accounts. Additionally, the vast majority of the certificates of deposit mature within eighteen months. Since the Company's deposits are generally not rate- sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

The interest rate sensitivity tables below provide additional information about the Company's financial instruments that are sensitive to changes in interest rates. The negative gap in 2000 is mitigated by the nature of the Company's deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.



Interest rate sensitivity at December 31, 1999 was as follows (in thousands):

                                                                                                                      12/31/99
                                                                                                                       Fair
                      2000           2001          2002          2003          2004        Beyond         Total        Value
                  -----------    -----------   -----------   -----------   -----------   -----------   -----------    --------

Loans, net        $   108,413    $    37,037   $    38,541   $    64,847   $    65,979   $    13,354   $   328,171    $327,962

Average                  8.61%          8.61%         8.61%         8.28%         8.28%         8.58%         8.48%
rate

Investment             41,385         27,189        16,979        21,208        19,763        23,472       149,996     148,432
securities

Average                  5.40           5.62          5.95          5.62          6.10          5.53          5.67
rate

Total                 149,798         64,226        55,520        86,055        85,742        36,826       478,167     476,394
Financial
Assets

Average                  7.99           7.64          7.99          7.80          7.89          6.96          7.82
rate

Deposits              302,848          7,914         2,473         2,068         1,379            19       316,701     316,636

Average                  4.38           4.87          5.49          5.15          5.14          4.72          4.41
rate

Long-term                  14             14            15            15           216                         274         256
funds

Average rate             5.38           5.38          5.38          5.38          5.38                        5.38

Total                 302,862          7,928         2,488         2,083         1,595            19       316,975     316,892
Financial
Liabilities

Average                  4.38           4.87          5.49          5.15          5.17          4.72          4.41
rate

Interest rate sensitivity at December 31, 1998 was as follows (in thousands):

                                                                                                                          12/31/98
                                                                                                                            Fair
                     1999           2000           2001           2002           2003          Beyond         Total         Value
                 -----------    -----------    -----------    -----------    -----------    -----------    -----------    --------

Loans, net       $   110,407    $    19,252    $    48,974    $    40,458    $    50,524    $    17,516    $   287,131    $288,425

Average                 8.18%          8.49%          8.24%          8.12%          8.45%          8.56%          8.15%
rate

Investment            67,066         19,212         20,259          9,043         18,321         13,660        147,561     148,761
securities

Average                 5.20           5.66           6.12           6.04           6.04           4.84           5.39
rate

Total                177,473         38,464         69,233         49,501         68,845         31,176        434,692     437,186
Financial
Assets

Average                 7.35           7.36           7.73           7.82           7.95           7.42           7.44
rate

Deposits             294,724          4,417          1,882          2,586          1,724                       305,333     306,006

Average                 4.29           5.39           5.25           5.54           5.49                          4.44
rate

Long-term                 13             14             14             15             16            131            203         185
funds

Average                 5.38           5.38           5.38           5.38           5.38           5.38           5.38
rate

Total                294,737          4,431          1,896          2,601          1,740            131        305,536     306,191
Financial
Liabilities

Average                 4.29           5.39           5.25           5.54           5.49           5.38           4.44
rate

Summary of Quarterly Results of Operations (in thousands except per share data)
  Peoples Financial Corporation and Subsidiaries

QUARTER ENDED, 1999              MARCH 31     JUNE 30    SEPTEMBER 30  DECEMBER 31
--------------------------      ----------   ----------  ------------  -----------

Interest income                 $    8,303   $    8,835   $    9,105   $    9,197

Net interest income                  4,770        5,249        5,428        5,552

Provision for loan losses               30           30           30           30

Income before income taxes           2,235        2,147        2,193        2,633

Net income                           1,459        1,414        1,489        1,888

Basic and diluted earnings            0.49         0.48         0.50         0.65
per share


Quarter Ended, 1998              March 31     June 30    September 30  December 31
--------------------------      ----------   ----------  ------------  -----------

Interest income                 $    8,184   $    8,343   $    8,530   $    8,368

Net interest income                  4,868        4,862        4,936        4,769

Income before income taxes           6,623        1,967        2,293        2,498

Net income                           4,360        1,284        1,579        1,567

Basic and diluted earnings            1.48         0.44         0.53         0.53
per share

CONSOLIDATED STATEMENTS OF CONDITION
  Peoples Financial Corporation and Subsidiaries


December 31,                                               1999             1998             1997
                                                       ------------     ------------     ------------
ASSETS

Cash and due from banks                                $ 35,540,978     $ 30,359,600     $ 20,611,495

Federal funds sold                                                                          6,150,000

Available for sale securities                            33,075,555       12,836,885       47,677,562

Held to maturity securities, fair value of
  $113,709,000 - 1999; $135,924,000 - 1998
  $103,793,000 - 1997                                   115,272,790      134,723,695      102,835,564

Federal Home Loan Bank Stock, at cost                     1,647,300

Loans                                                   332,516,552      291,514,748      251,797,566

  Less: Unearned income                                       6,985            1,850            1,314

        Allowance for loan losses                         4,338,149        4,382,157        4,434,770
                                                       ------------     ------------     ------------
        Loans, net                                      328,171,418      287,130,741      247,361,482

Bank premises and equipment, net                         16,960,986       15,923,450        9,424,080

Other real estate                                            94,502          274,280          512,370

Accrued interest receivable                               3,785,623        3,128,279        3,619,917

Other assets                                              3,423,266        3,794,213        3,376,662

Intangible assets                                                                             189,397
                                                       ------------     ------------     ------------
TOTAL ASSETS                                           $537,972,418     $488,171,143     $441,758,529
                                                       ============     ============     ============


See Notes to Consolidated Financial Statements.

  Peoples Financial Corporation and Subsidiaries

December 31,                                                1999              1998                1997
                                                       -------------      -------------      -------------
LIABILITIES & SHAREHOLDERS' EQUITY

LIABILITIES:

  Deposits:

    Demand, non-interest bearing                       $  77,980,244      $  76,268,636      $  67,580,617

    Savings and demand, interest bearing                 160,605,623        167,120,669        160,499,479

    Time, $100,000 or more                                91,575,980         68,080,406         83,700,139

    Other time deposits                                   64,519,310         70,132,525         60,774,594
                                                       -------------      -------------      -------------
    Total deposits                                       394,681,157        381,602,236        372,554,829

  Accrued interest payable                                   768,943            924,172            726,763

  Federal funds purchased and securities
    sold under agreements to repurchase                   60,833,677         28,050,780

  Notes payable                                              274,129            202,946            215,094

  Other liabilities                                        3,647,626          3,845,616          2,490,081
                                                       -------------      -------------      -------------
  TOTAL LIABILITIES                                      460,205,532        414,625,750        375,986,767

SHAREHOLDERS' EQUITY:

  Common Stock, $1 par value, 15,000,000
    shares authorized, 2,952,672 shares
    issued and outstanding at December
    31, 1999, 1998 and 1997, after
    giving retroactive effect to two for
    one stock split effective November 16,
    1998                                                   2,952,672          2,952,672          2,952,672

  Surplus                                                 68,711,758         63,711,758         56,711,758

  Undivided profits                                        6,837,628          6,739,151          5,924,027

  Unearned compensation                                     (624,842)          (160,900)

  Accumulated other comprehensive income,
    net of tax                                              (110,330)           302,712            183,305
                                                       -------------      -------------      -------------
  TOTAL SHAREHOLDERS' EQUITY                              77,766,886         73,545,393         65,771,762
                                                       -------------      -------------      -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 537,972,418      $ 488,171,143      $ 441,758,529
                                                       =============      =============      =============

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
  Peoples Financial Corporation and Subsidiaries

Years Ended December 31,                                   1999             1998             1997
                                                       ------------     ------------     ------------
INTEREST INCOME:

  Interest and fees on loans                           $ 26,425,625     $ 24,411,619     $ 21,776,773

  Interest and dividends on securities:

    U. S. Treasury                                        4,446,038        5,086,243        5,342,196

    U. S. Government agencies and
       corporations                                       3,511,373        3,013,102        3,904,276

    States and political subdivisions                       454,577          393,269          415,011

    Other investments                                        98,806           27,130          297,494

  Interest on federal funds sold                            503,882          493,488          499,722
                                                       ------------     ------------     ------------
  TOTAL INTEREST INCOME                                  35,440,301       33,424,851       32,235,472
                                                       ------------     ------------     ------------
INTEREST EXPENSE:

  Time deposits of $100,000 or more                       3,832,318        4,097,194        4,290,114

  Other deposits                                          9,076,985        9,328,234        8,557,223

  Mortgage indebtedness                                      10,605           11,275           11,910

  Federal funds purchased and securities
    sold under agreements to repurchase                   1,520,997          552,935           97,115
                                                       ------------     ------------     ------------
  TOTAL INTEREST EXPENSE                                 14,440,905       13,989,638       12,956,362
                                                       ------------     ------------     ------------
NET INTEREST INCOME                                      20,999,396       19,435,213       19,279,110

PROVISION FOR ALLOWANCE FOR LOSSES ON LOANS                 120,000
                                                       ------------     ------------     ------------
NET INTEREST INCOME AFTER PROVISION
   FOR ALLOWANCE FOR LOSSES ON LOANS                     20,879,396       19,435,213       19,279,110
                                                       ------------     ------------     ------------
OTHER OPERATING INCOME:

  Trust department income and fees                        1,366,288        1,262,348        1,105,776

  Service charges on deposit accounts                     4,720,293        3,973,627        3,828,586

  Other service charges, commissions and
    fees                                                    268,370          258,955          266,973

  Gain on sale and calls of securities                                       115,494          667,728

  Gain on sale of bank premises                                            5,228,741

  Other income                                              411,645          380,344          372,232
                                                       ------------     ------------     ------------
  TOTAL OTHER OPERATING INCOME                            6,766,596       11,219,509        6,241,295
                                                       ------------     ------------     ------------
OTHER OPERATING EXPENSE:

  Salaries and employee benefits                          9,945,753        8,947,361        7,874,492

  Net occupancy                                             864,694          994,740          964,890

  Equipment rentals, depreciation and
    maintenance                                           2,564,186        2,244,288        1,748,030

  Other expense                                           5,062,970        5,087,267        5,478,256
                                                       ------------     ------------     ------------

  TOTAL OTHER OPERATING EXPENSE                          18,437,603       17,273,656       16,065,668
                                                       ------------     ------------     ------------
INCOME BEFORE INCOME TAXES                                9,208,389       13,381,066        9,454,737

Income taxes                                              2,958,370        4,591,560        3,087,740
                                                       ------------     ------------     ------------
NET INCOME                                             $  6,250,019     $  8,789,506     $  6,366,997
                                                       ============     ============     ============
BASIC AND DILUTED EARNINGS PER SHARE                   $       2.12     $       2.98     $       2.16
                                                       ============     ============     ============

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  Peoples Financial Corporation and Subsidiaries

                                                                            Accumulated
                                                                              Other
               Number of                                         Unearned   Comprehen-    Comprehen-
                Common      Common                  Undivided    Compensa-     sive          sive
                Shares      Stock       Surplus      Profits       tion       Income        Income        Total
               ---------  ----------  -----------  ----------   ----------  -----------  ------------  -----------

BALANCE,
JANUARY
1, 1997        2,952,672  $2,952,672  $51,711,758  $5,428,068    $       0  $   261,706                $60,354,204

Compre-
hensive
Income:

Net
income                                              6,366,997                            $  6,366,997    6,366,997

Net
unrealized
gain on
available
for sale
securities,
net of tax                                                                      334,640       334,640      334,640

Reclassifi-
cation
adjustment
for
available
for sale
securities
called or
sold in
current
year, net of
tax                                                                            (413,041)     (413,041)    (413,041)
                                                                                         ------------
Total
compre-
hensive
income                                                                                   $  6,288,596
                                                                                         ============
Cash
dividends
($.295 per
share)                                               (871,038)                                            (871,038)

Transfer of
undivided
profits                                 5,000,000  (5,000,000)
               ---------  ----------  -----------  ----------   ----------  -----------                -----------
BALANCE,
DECEMBER
31, 1997       2,952,672   2,952,672   56,711,758   5,924,027            0      183,305                 65,771,762

Compre-
hensive
Income:

Net
income                                              8,789,506                            $  8,789,506    8,789,506


                                                                            Accumulated
                                                                              Other
               Number of                                         Unearned   Comprehen-    Comprehen-
                Common      Common                  Undivided    Compensa-     sive          sive
                Shares      Stock       Surplus      Profits       tion       Income        Income        Total
               ---------  ----------  -----------  ----------   ----------  -----------  ------------  -----------
Net
unrealized
gain on
available
for sale
securities,
net of tax                                                                      183,683       183,683      183,683

Reclassifi-
cation
adjustment
for
available
for sale
securities
called or
sold in
current
year, net of
tax                                                                             (64,276)      (64,276)     (64,276)
                                                                                         ------------
Total
compre-
hensive
income                                                                                   $  8,908,913
                                                                                         ============
Purchase of
common
shares by
ESOP                                                              (220,900)                               (220,900)

Allocation
of ESOP
shares                                                              60,000                                  60,000

Cash
dividends
($.33 per
share)                                               (974,382)                                            (974,382)

Transfer of
undivided
profits                                 7,000,000  (7,000,000)
               ---------  ----------  -----------  ----------   ----------  -----------                -----------
BALANCE,
DECEMBER 31,
1998           2,952,672   2,952,672   63,711,758   6,739,151     (160,900)     302,712                 73,545,393

Compre-
hensive
Income:

Net
income                                              6,250,019                            $  6,250,019    6,250,019

Net
unrealized
loss on
available
for sale
securities,
net of tax                                                                     (413,042)     (413,042)    (413,042)
                                                                                         ------------
Total
compre-
hensive
income                                                                                   $  5,836,977
                                                                                         ============
Purchase of                                                       (684,842)                               (684,842)
common
shares by
ESOP

Allocation                                                         220,900                                 220,900
of ESOP
shares

Cash                                               (1,151,542)                                          (1,151,542)
dividends
($.39 per
share)

Transfer of
undivided
profits                                 5,000,000  (5,000,000)
               ---------  ----------  -----------  ----------   ----------  -----------                -----------
Balance,
December 31,
1999           2,952,672  $2,952,672  $68,711,758  $6,837,628   $ (624,842) $  (110,330)               $77,766,886
               =========  ==========  ===========  ==========   ==========  ===========                ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
  Peoples Financial Corporation and Subsidiaries

Years Ended December  31,                                   1999               1998              1997
                                                       -------------      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                           $   6,250,019      $   8,789,506      $   6,366,997

    Adjustments to reconcile net income to
      net cash provided by operating
      activities:

      Gain on sales of other real estate                    (459,529)          (335,768)            (1,999)

      Gain on sale and calls of securities                                     (115,494)          (667,728)

      Gain on sale of bank premises                                          (5,228,741)

      Depreciation and amortization                        1,661,201          1,574,548          1,382,474

      Provision for allowance for loan
        losses                                               120,000

      Provision for losses on other real
        estate                                                60,307             88,687             75,638

      Changes in assets and liabilities:

        Accrued interest receivable                         (657,344)           491,638            271,548

        Other assets                                          11,523            164,439            (79,567)

        Accrued interest payable                            (155,229)           197,409           (278,745)

        Other liabilities                                     22,590          1,296,918            598,785
                                                       -------------      -------------      -------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                6,853,538          6,923,142          7,667,403
                                                       -------------      -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from maturities, sales and calls
    of available for sale securities                       1,253,008         43,783,631          7,017,728

  Investment in available for sale
    securities                                           (22,125,300)        (8,666,154)          (961,500)

  Proceeds from maturities and calls of
    held to maturity securities                          127,775,000        112,885,000         72,858,400

  Investment in held to maturity securities             (108,324,095)      (144,756,413)       (47,823,681)

  Investment in Federal Home Loan Bank stock              (1,647,300)

  Proceeds from sales of other real estate
    and other property                                       579,000            889,077            182,200

  Loans, net increases                                   (41,540,617)       (40,334,065)       (23,895,833)

  Proceeds from sale of bank premises                                         6,141,628

  Acquisition of premises and equipment                   (2,698,737)        (8,797,408)        (1,873,890)

  Federal funds sold                                                          6,150,000         (6,150,000)

  Other assets                                               359,424           (581,990)          (323,238)
                                                       -------------      -------------      -------------
  NET CASH USED IN INVESTING  ACTIVITIES                 (46,369,617)       (33,286,694)          (969,814)
                                                       -------------      -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Demand and savings deposits, net
    increase (decrease)                                   (4,803,438)        15,299,432            948,743

  Time deposits made, net increase
    (decrease)                                            17,882,359         (6,252,025)         3,474,077

  Principal payments on notes                                (12,819)           (12,148)           (11,514)

  Cash dividends                                          (1,151,542)          (974,382)          (871,038)

  Federal funds purchased and securities
    sold under agreements to repurchase,
    net increase (decrease)                               32,782,897         28,050,780        (16,500,000)
                                                       -------------      -------------      -------------
  NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES                                  44,697,457         36,111,657        (12,959,732)
                                                       -------------      -------------      -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                         5,181,378          9,748,105         (6,262,143)

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                 30,359,600         20,611,495         26,873,638
                                                       -------------      -------------      -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                 $  35,540,978      $  30,359,600      $  20,611,495
                                                       =============      =============      =============

See Notes to Consolidated Financial Statements.

Notes To Consolidated Financial Statements
  Peoples Financial Corporation and Subsidiaries

NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business of The Company

Peoples Financial Corporation is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi, and PFC Service Corp. Its principal subsidiary is The Peoples Bank, Biloxi, Mississippi, which provides a full range of banking, financial and trust services to individuals and small and commercial businesses operating in 14 locations in Harrison, Hancock, Stone and west Jackson counties.

Principles of Consolidation

The consolidated financial statements include the accounts of Peoples Financial Corporation and its wholly-owned subsidiaries, The Peoples Bank, Biloxi, Mississippi, and PFC Service Corp. All significant intercompany transactions and balances have been eliminated in consolidation.

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

Cash and Due from Banks

The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $11,090,000, $9,347,000 and $8,442,000 for the years ending December 31, 1999, 1998 and 1997, respectively.

The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 1999, the bank subsidiary had excess deposits of $229,033. These amounts were uninsured and uncollateralized.

Securities

The classification of securities is determined by Management at the time of purchase. Securities are classified as held to maturity when the Company has the positive intent and ability to hold the security until maturity. Securities held to maturity are stated at amortized cost.

Securities not classified as held to maturity are classified as available for sale and are stated at fair value. Unrealized gains and losses, net of tax, on these securities are recorded in shareholders' equity as accumulated other comprehensive income.

The amortized cost of available for sale securities and held to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as gain on sale and calls of securities in other operating income.

Loans

The loan portfolio consists of commercial and industrial and real estate loans within the Company's trade area in South Mississippi. The loan policy establishes guidelines relating to pricing, repayment terms, collateral standards including loan to value (LTV) limits, appraisal and environmental standards, lending authority, lending limits and documentation requirements.

Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Interest on loans is recognized over the terms of each loan based on the unpaid principal balance.

Loan origination fees are recognized as income when received. Revenue from these fees is not material to the financial statements.

The Company places loans on a nonaccrual status when, in the opinion of Management, they possess sufficient uncertainty as to timely collection of interest or principal so as to preclude the recognition in reported earnings of some or all of the contractual interest. Accrued interest on loans classified as nonaccrual is reversed at the time the loans are placed on nonaccrual. Loans classified as nonaccrual are generally identified as impaired loans.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is based on Management's evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. The evaluation includes the nature and volume of the loan portfolio, a study of loss experience, a review of delinquencies, the estimated value of any underlying collateral, an estimate of the possibility of loss based on the risk characteristics of the portfolio, adverse situations that may affect the borrower's ability to repay and other relevant factors.

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

Intangible Assets

The excess of the purchase price over the value of the net tangible assets acquired in the Gulf National Bank acquisition on August 19, 1988, was assigned primarily to the value of core deposits and was amortized over 10 years.

The core deposits acquired in the main branch of the Southern Federal Bank for Savings acquisition on August 16, 1991, were amortized over the estimated lives ranging from six to seven years.

Trust Department Income and Fees

Trust fees are recorded when received. These fees amounted to $1,366,288, $1,262,348 and $1,105,776 in 1999, 1998 and 1997, respectively.

Income Taxes

The Company files a consolidated tax return with its wholly-owned subsidiaries. The tax liability of each entity is allocated based on the entity's contribution to consolidated taxable income. The provision for applicable income taxes is based upon reported income and expenses as adjusted for differences between reported income and taxable income. The primary differences are exempt income on state, county and municipal securities; differences in provisions for losses on loans as compared to the amount allowable for income tax purposes; directors' and officers' insurance; depreciation for income tax purposes over that reported for financial statements; gains reported under the installment sales method for tax purposes and the gain on the sale of bank premises which was structured under the provisions of Section 1031 of the Internal Revenue Code.

Leases

All leases are accounted for as operating leases in accordance with the terms of the leases.

Earnings Per Share

Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 2,952,672 in 1999, 1998 and 1997.

Statements of Cash Flows

The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $14,596,134, $13,792,229 and $13,235,107 in 1999, 1998 and 1997, respectively, for interest on deposits and borrowings. Income tax payments totaled $3,361,436, $2,810,100 and $3,199,740 in 1999, 1998 and 1997,
respectively. Loans transferred to other real estate amounted to $403,906 and $503,248 in 1998 and 1997, respectively. No loans were transferred to other real estate in 1999. The income tax effect on the accumulated other comprehensive income was $(212,779), $61,512 and $(40,388), at December 31, 1999, 1998 and
1997, respectively.

NOTE B - SECURITIES:

The amortized cost and estimated fair value of securities at December 31, 1999, 1998 and 1997, respectively, are as follows (in thousands):

                                                            Gross        Gross
                                          Amortized       unrealized   unrealized  Estimated
December 31, 1999                           cost            gains        losses    fair value
-----------------                        -----------      ----------   ----------  ----------
Available for sale securities:

 Debt securities:

    U. S. Treasury                       $     5,994        $           $   (201)  $   5,793

    U. S. Government agencies
       and corp.                              19,670                        (720)     18,950

    States and political subdivisions          3,808                        (103)      3,705
                                         -----------        ------      --------   ---------
    Total debt securities                     29,472                      (1,024)     28,448

  Equity securities                            3,776           918           (66)      4,628
                                         -----------        ------      --------   ---------
Total available for sale securities      $    33,248        $  918      $ (1,090)  $  33,076
                                         ===========        ======      ========   =========
Held to maturity securities:

  U. S. Treasury                         $    53,693        $  147      $   (234)  $  53,606

  U. S. Government agencies and corp.         55,312                      (1,441)     53,871

  States and political subdivisions            6,268           106          (142)      6,232
                                         -----------        ------      --------   ---------
Total held to maturity securities        $   115,273        $  253      $ (1,817)  $ 113,709
                                         ===========        ======      ========   =========

                                                                Gross        Gross
                                                 Amortized   unrealized   unrealized    Estimated
December 31, 1998                                  cost         gains       losses      fair value
-----------------                               ----------   ----------   ----------    ----------
Available for sale securities:
  Debt securities:

    U. S. Treasury                              $    2,995   $       37   $       (5)   $    3,027

    U. S. Government agencies and corp               5,999            1          (51)        5,949

    States and political subdivisions                2,246           36           (7)        2,275

    Other securities                                   940            5                        945
                                                ----------   ----------   ----------    ----------
    Total debt securities                           12,180           79          (63)       12,196

  Equity securities                                    198          443                        641
                                                ----------   ----------   ----------    ----------
Total available for sale securities             $   12,378   $      522   $      (63)   $   12,837
                                                ==========   ==========   ==========    ==========
Held to maturity securities:

  U. S. Treasury                                $   90,244   $      936   $      (70)   $   91,110

  U. S. Government agencies and corp                37,931          112         (122)       37,921

  States and political subdivisions                  6,549          344                      6,893
                                                ----------   ----------   ----------    ----------
Total held to maturity securities               $  134,724   $    1,392   $     (192)   $  135,924
                                                ==========   ==========   ==========    ==========

                                                            Gross        Gross
                                          Amortized       unrealized   unrealized  Estimated
December 31, 1997                           cost           gains        losses    fair value
-----------------                        -----------     ----------   ----------  ----------
  Debt securities:

    U. S. Treasury                       $   3,984       $       4   $      (5)   $   3,983

    U. S. Government agencies and corp      42,627              42        (210)      42,459

    States and political subdivisions          592               3                      595
                                         ---------       ---------   ---------    ---------
  Total debt securities                     47,203              49        (215)      47,037

  Equity securities                            198             443                      641

Total available for sale securities      $  47,401       $     492   $    (215)   $  47,678
                                         =========       =========   =========    =========
Held to maturity securities:

  U. S. Treasury                         $  76,670       $     690   $     (83)   $  77,277

  U. S. Government agencies and corp        20,491              35         (26)      20,500

  States and political subdivisions          5,674             342                    6,016
                                         ---------       ---------   ---------    ---------
Total held to maturity securities        $ 102,835       $   1,067   $    (109)   $ 103,793
                                         =========       =========   =========    =========

The amortized cost and estimated fair value of debt securities at December 31, 1999, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                             AMORTIZED COST    ESTIMATED FAIR VALUE
                                             ---------------   --------------------

Available for sale securities:

  Due in one year or less                    $         2,000     $         1,990

  Due after one year through five years               16,848              16,316

  Due after five years through ten years               8,930               8,595

  Due after ten years                                  1,694               1,547
                                             ---------------     ---------------

  Totals                                     $        29,472     $        28,448
                                             ===============     ===============


Held to maturity securities:

  Due in one year or less                    $        39,395     $        39,314

  Due after one year through five years               68,823              67,550

  Due after five years through ten years               5,060               4,930

  Due after ten years                                  1,995               1,915
                                             ---------------     ---------------

  Totals                                     $       115,273     $       113,709
                                             ===============     ===============

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

Proceeds from maturities and calls of held to maturity debt securities during 1999, 1998 and 1997 were $127,775,000, $112,885,000 and $72,858,400, respectively. There were no sales of held to maturity debt securities during 1997, 1998 and 1999. Proceeds from maturities and calls of available for sale debt securities were $1,253,008, $43,783,631 and $6,377,022 during 1999, 1998 and 1997, respectively. There were no sales of available for sale debt securities during 1997, 1998 and 1999.

Securities with an amortized cost of approximately $139,051,000, $125,107,000 and $147,780,000 at December 31, 1999, 1998 and 1997, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

Federal Home Loan Bank (FHLB) common stock was purchased during 1999 in order for the Company to participate in FHLB loan programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. The investment is carried at cost. At December 31, 1999, the Company was not a participant in any FHLB programs. At such time as the Company does participate in such programs, other obligations may be required.

NOTE C - LOANS:

The composition of the loan portfolio was as follows (in thousands):



December 31,                                1999          1998          1997
------------                             ---------     ---------     ---------

Real estate, construction                $  24,793     $  24,836     $  14,819

Real estate, mortgage                      215,726       179,123       154,653

Loans to finance agricultural
  production and other loans to
  farmers                                    8,441        13,493        12,501

Commercial and industrial loans             63,104        49,633        50,224

Loans to individuals for
  household, family and other
  consumer expenditures                     16,476        15,717        13,125

Obligations of states and political
  subdivisions (primarily industrial
  revenue bonds and local
  government tax anticipation
  notes)                                     2,723         6,809         5,257

All other loans                              1,254         1,904         1,219
                                         ---------     ---------     ---------

Totals                                   $ 332,517     $ 291,515     $ 251,798
                                         =========     =========     =========

Transactions in the allowance for loan losses are as follows (in thousands):


                                           1999           1998          1997
                                         ---------     ---------     ---------

Balance, January 1                       $   4,382     $   4,435     $   4,523

Recoveries                                     244           413           347

Loans charged off                             (408)         (466)         (435)

Provision for allowance for loan
losses                                         120
                                         ---------     ---------     ---------

Balance,  December 31                    $   4,338     $   4,382     $   4,435
                                         =========     =========     =========

In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectability and do not include other unfavorable features.

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):



                                            1999           1998           1997
                                         ---------      ---------      ---------

Balance, January 1                       $  12,610      $   9,172      $   7,891

January 1 balance, loans of
officers and directors appointed
during the year                                                75

New loans and advances                      21,704         22,098         22,358

Repayments                                 (22,951)       (18,735)       (21,077)
                                         ---------      ---------      ---------

Balance, December 31                     $  11,363      $  12,610      $   9,172
                                         =========      =========      =========

Industrial revenue bonds with a carrying value of $1,258,433, $1,408,856 and $1,547,120 at December 31, 1999, 1998 and 1997, respectively, were pledged to secure public deposits.

Nonaccrual loans amounted to approximately $100,000, $490,000 and $1,167,000 at December 31, 1999, 1998 and 1997, respectively.

The total recorded investment in impaired loans amounted to $100,000, $490,000 and $1,208,000 at December 31, 1999, 1998 and 1997, respectively. The amount of that recorded investment in impaired loans for which there is no related allowance for loan losses was $100,000, $490,000 and $1,208,000 at December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, 1998 and 1997, the average recorded investment in impaired loans was $101,000, $493,000 and $1,265,000, respectively. The amount of interest not accrued on these loans did not have a significant effect on earnings in 1999, 1998 or 1997.

NOTE D - BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are shown as follows (in thousands):



                                               Estimated
December 31,                                  useful lives        1999         1998          1997
------------                                  ------------      --------     ---------     --------

Land                                                            $  4,682     $   4,463     $  1,339

Buildings                                     5-40 years          12,480        11,370        8,904

Furniture, fixtures and equipment             3-10 years           9,889         9,020        6,943
                                                                --------     ---------     --------

Totals, at cost                                                   27,051        24,853       17,186

Less: Accumulated depreciation                                    10,090         8,930        7,762
                                                                --------     ---------     --------

Totals                                                          $ 16,961     $  15,923     $  9,424
                                                                ========     =========     ========

Depreciation expense charged to operations in 1999, 1998 and 1997 was $1,661,201, $1,385,151 and $1,075,877, respectively.

NOTE E - NOTES PAYABLE:




December 31,                                           1999            1998            1997
------------                                        -----------     -----------     -----------

Small Business Administration,
outstanding mortgage on property acquired
The note bears interest at 5 3/8% & is
payable at $1,952 monthly through January
2004                                                $   190,127     $   202,946     $   215,094

RiverHills Bank, $750,000 line of credit
for Peoples Financial Corporation Employee
Stock Ownership Plan, secured by the
guarantee of the Company; Interest at New
York Prime (8.50% at December 31, 1999) due
quarterly, principal due at maturity in
June 2004                                                84,002
                                                    -----------     -----------     -----------

Totals                                              $   274,129     $   202,946     $   215,094
                                                    ===========     ===========     ===========

The maturities of notes payable for each of the next five years are as follows:


                               2000                $  13,525

                               2001                   14,271

                               2002                   15,058

                               2003                   15,885

                               2004                  215,390
                                                   ---------

                               Total               $ 274,129
                                                   =========

NOTE F - INCOME TAXES:

Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 1999, 1998 and 1997, included in other assets or other liabilities, were as follows (in thousands):



December 31,                                   1999             1998            1997
------------                                 ----------      ----------      ----------

Deferred tax assets:

  Allowance for loan losses                  $      888      $      776      $      776

  Employee benefit plans'
    liabilities                                     618             531             479

  Other                                             337             229             192
                                             ----------      ----------      ----------

  Deferred tax assets                            (1,843)         (1,536)         (1,447)
                                             ----------      ----------      ----------

Deferred tax liabilities:

  Accumulated depreciation                        1,064           1,016             950

  Deferred gain on sale of bank
    premises                                      1,582           1,582

  Installment sales                                  14              14              14

  Unrealized gains on available
    for sale securities, charged to
    equity                                                          156              94
                                             ----------      ----------      ----------

  Deferred tax liabilities                        2,660           2,768           1,058
                                             ----------      ----------      ----------

Net deferred taxes (charges)                        817           1,232            (389)

Current payable (refundable)                        (85)            125            (103)
                                             ----------      ----------      ----------

Totals                                       $      732      $    1,357      $     (492)
                                             ==========      ==========      ==========

Income taxes consist of the following components (in thousands):



Years Ended December 31,            1999            1998           1997
------------------------         ----------      ----------     ----------

Current                          $    3,373      $    2,970     $    3,142

Deferred                               (415)          1,621            (54)
                                 ----------      ----------     ----------

Totals                           $    2,958      $    4,591     $    3,088
                                 ==========      ==========     ==========


Deferred income taxes (benefits) resulted from the following (in thousands):


Years Ended December 31,                        1999            1998            1997
------------------------                     ----------      ----------      ----------

Depreciation                                 $       48      $       66      $       85

Installment sales                                                                    (1)

Provision for loan losses                          (112)

Officers' and directors' life
   insurance                                        (87)            (52)            (35)

Deferred gain on sale of bank
   premises                                                       1,582

Unrealized gain (loss) on available
   for sale securities                             (216)             62             (40)

Other                                               (48)            (37)            (63)
                                             ----------      ----------      ----------

Totals                                       $     (415)     $    1,621      $      (54)
                                             ==========      ==========      ==========

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 1999, 1998 and 1997, to earnings before income taxes. The reason for these differences is shown below (in thousands):




                                               1999                        1998                        1997
Years Ended December 31,                      AMOUNT           %          Amount          %           Amount           %
------------------------                     --------      --------      --------      --------      --------      --------

Taxes computed at
  statutory rate                             $  3,131          34.0      $  4,550          34.0      $  3,215          34.0

Increase (decrease) resulting from:

  Tax-exempt interest
    income                                       (301)         (3.3)         (187)         (1.3)         (250)         (2.6)

  Non-deductible interest                          27           0.3            32           0.2            33           0.3


  Non-deductible
    amortization                                                               64           0.5            98           1.1

  Other, net                                      101           1.1           132           0.9            (8)         (0.1)
                                             --------      --------      --------      --------      --------      --------

Total income taxes                           $  2,958          32.1      $  4,591          34.3      $  3,088          32.7
                                             ========      ========      ========      ========      ========      ========


NOTE G - SHAREHOLDERS' EQUITY:

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

Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi.

At December 31, 1999, approximately $2,411,570 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors.

The bank subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the bank subsidiary's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank subsidiary must meet specific capital guidelines that involve quantitative measures of the bank subsidiary's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The bank subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the bank subsidiary to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 1999, 1998 and 1997, are as follows:

                                                                                                   For Capital Adequacy
                                                              Actual                                     Purposes
                                              ------------------------------------       ------------------------------------
                                                   Amount                    Ratio            Amount                    Ratio
                                              ---------------                -----       ---------------                -----
DECEMBER 31, 1999:

TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)       $    82,840,207                23.69%      $    27,969,862                 8.00%

TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)           78,502,058                22.45%           13,984,931                 4.00%

TIER 1 CAPITAL (TO AVERAGE ASSETS)                 78,502,058                15.16%           20,711,320                 4.00%


December 31, 1998:

Total Capital (to Risk Weighted Assets)            77,125,631                25.90%           23,768,820                 8.00%

Tier 1 Capital (to Risk Weighted Assets)           73,403,581                24.65%           11,884,410                 4.00%

Tier 1 Capital (to Average Assets)                 73,403,581                15.78%           18,601,800                 4.00%


December 31, 1997:

Total Capital (to Risk Weighted Assets)            68,186,611                26.83%           20,333,200                 8.00%

Tier 1 Capital (to Risk Weighted Assets)           65,010,555                25.58%           10,166,600                 4.00%

Tier 1 Capital (to Average Assets)                 65,010,555                14.61%           17,800,360                 4.00%



NOTE H - OTHER EXPENSES:

Other expenses consisted of the following:

Years Ended December 31,                     1999               1998               1997
------------------------                 ------------       ------------       ------------
Amortization                             $                  $    189,416       $    306,596

Advertising                                   485,419            539,792            546,308

Data processing                               588,733            501,388            965,944

FDIC and state banking assessments            103,799             98,817             91,368

Legal and accounting                          253,644            311,100            354,343

Postage and freight                           194,842            181,120            131,160

Stationary, printing and supplies             339,236            243,940            198,984

Other real estate                            (425,729)          (231,430)            53,299

ATM expense                                 1,777,665          1,487,583          1,341,118

Federal Reserve service charges               118,032            104,017             89,964

Conferences and classes                       115,103            151,663            149,316

Taxes and licenses                            245,851            244,860            212,036

Consulting fees                                22,983             24,108             30,942

Trust expense                                 317,673            383,364            192,420

Other                                         925,719            857,529            814,458
                                         ------------       ------------       ------------
Totals                                   $  5,062,970       $  5,087,267       $  5,478,256
                                         ============       ============       ============

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

The Company generally grants loans to customers in its primary trade area of Harrison, Hancock, west Jackson and Stone counties. The Company also grants loans on a limited basis in Claiborne County.

At December 31, 1999, 1998 and 1997, the Company had outstanding irrevocable letters of credit aggregating $5,392,000, $5,479,053 and $3,156,909, respectively. At December 31, 1999, 1998 and 1997, the Company had outstanding unused loan commitments aggregating $110,690,000, $99,105,000 and $77,257,000, respectively.


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

CONDENSED BALANCE SHEETS (in thousands)

December 31,                                              1999            1998            1997
------------                                           ----------      ----------      ----------
ASSETS
Investments in subsidiaries, at
 underlying equity:

   Bank subsidiary                                     $   77,395      $   73,530      $   65,162

   Nonbank subsidiary                                          57              56              55

Cash in bank subsidiary                                         2              28             306

Intangible assets                                                                             189

Other assets                                                1,641             661             655
                                                       ----------      ----------      ----------
TOTAL ASSETS                                           $   79,095      $   74,275      $   66,367
                                                       ==========      ==========      ==========

LIABILITIES AND SHAREHOLDERS'
 EQUITY

Notes payable                                          $      625      $      161      $

Deferred federal income taxes                                 703             569             595
                                                       ----------      ----------      ----------
Total liabilities                                           1,328             730             595

Shareholders' equity                                       77,767          73,545          65,772
                                                       ----------      ----------      ----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                                   $   79,095      $   74,275      $   66,367
                                                       ==========      ==========      ==========

CONDENSED STATEMENTS OF INCOME (in thousands)

Years Ended December 31,                                   1999            1998            1997
                                                        ----------      ----------      ----------
INCOME

Earnings of unconsolidated bank
 subsidiary:

    Distributed earnings                                $    1,629        $    750      $      875

    Undistributed earnings                                   4,619           8,085           5,240

Earnings of unconsolidated
 nonbank subsidiary                                              1               1               1

Interest income                                                  2               2               4

Other income                                                    95              14             288
                                                        ----------      ----------      ----------
TOTAL INCOME                                                 6,346           8,852           6,408
                                                        ----------      ----------      ----------
EXPENSES

Other expense                                                   98              58              53
                                                        ----------      ----------      ----------
TOTAL EXPENSES                                                  98              58              53
                                                        ----------      ----------      ----------
INCOME BEFORE INCOME TAXES                                   6,248           8,794           6,355

Income taxes                                                     2              (4)             12
                                                        ----------      ----------      ----------
NET INCOME                                              $    6,250      $    8,790       $   6,367
                                                        ==========      ==========       =========



CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

Years Ended December 31,                                   1999            1998            1997
------------------------                                ----------      ----------      ----------
CASH FLOWS FROM OPERATING
ACTIVITIES:

  Net income                                            $    6,250      $    8,790      $    6,367

  Adjustments to reconcile net
   income to net cash provided
   by operating activities:

   Net income of unconsolidated
    subsidiaries                                            (6,249)         (8,836)         (6,116)

   Changes in assets and liabilities:

    Accrued expenses                                                           (8)              3
                                                        ----------      ----------      ----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                                           1             (54)            254
                                                        ----------      ----------      ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:

 Investment in common stock                                   (504)

 Dividends from unconsolidated
  subsidiary                                                 1,629             750             875
                                                        ----------      ----------      ----------
NET CASH PROVIDED BY INVESTING
 ACTIVITIES                                                  1,125             750             875
                                                        ----------      ----------      ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:

 Dividends paid                                             (1,152)           (974)           (871)
                                                        ----------      ----------      ----------
 NET CASH USED IN FINANCING
  ACTIVITIES                                                (1,152)           (974)           (871)
                                                        ----------      ----------      ----------
NET INCREASE (DECREASE) IN CASH                                (26)           (278)            258

CASH, BEGINNING OF YEAR                                         28             306              48
                                                        ----------      ----------      ----------
CASH, END OF YEAR                                       $        2      $       28      $      306
                                                        ==========      ==========      ==========

Peoples Financial Corporation paid income taxes of $3,361,436, $2,810,100 and $3,199,740 in 1999, 1998 and 1997, respectively. No interest was paid during the three years ended December 31, 1999.

NOTE L - EMPLOYEE BENEFIT PLANS:

The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). The ESOP covers substantially all salaried, full-time employees. The effective date of the ESOP is December 24, 1984. On November 22, 1989, the plan was amended and restated effective January 1, 1989, to comply with Internal Revenue Code of 1986 and other regulations, to adopt 401(k) provisions for the plan, and effective December 31, 1989, to merge the former Gulf National Bank Profit Sharing Plan into the plan. On December 31, 1991, the plan was amended effective January 1, 1991, except where specifically indicated to the contrary, to adjust, among other things, the Employer Discretionary Matching Contribution and the vesting schedule. On December 16, 1994, the plan was amended effective January 1, 1989, except where specifically indicated to the contrary, to comply with the Internal Revenue Code and to clarify the hardship distribution provisions. Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $360,000, $260,000 and $210,000 in 1999, 1998 and 1997, respectively.

The Company accounts for all shares acquired after the December 15, 1993, effective date of Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" in accordance with the statement of position. Accordingly, the debt of the Company and the shares pledged as collateral are reported as unearned compensation in equity. The Peoples Bank, Biloxi, Mississippi's loan asset and the Company's debt liability eliminate in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

Compensation expense of $6,939,345, $6,068,311 and $5,520,368 relating to the ESOP was recorded during 1999, 1998 and 1997, respectively. The ESOP held 377,276, 384,268 and 373,554 allocated shares and 9,627 and 3,358 suspense shares at December 31, 1999 and 1998, respectively. The fair value of the suspense shares at December 31, 1999 was $587,247. Since the Company stock is not readily tradable on an established market, the plan requires the Company to issue a "put option" to any Participant who receives a distribution of Company Stock. The fair value of all shares subject to this put option was $23,013,836 at December 31, 1999.

The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan in 1985. These plans provide for non-vested pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $2,450,560, $2,418,146 and $2,293,656 at December 31, 1999, 1998 and
1997, respectively. The present value of accumulated benefits under these plans, using an interest rate of 9.00% for 1999 and 10.00% for 1998 and 1997, and the projected unit cost method, has been accrued. The accrual amounted to $1,523,024, $1,288,261 and $1,146,192 at December 31, 1999, 1998 and 1997,
respectively.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two split dollar policies of which certain executive officers are the owners and beneficiaries, and which are assigned to the bank subsidiary for the repayment of premiums paid by the Company. These contracts are carried at their cash surrender value, which amounted to $425,235, $340,824 and $283,150 at December 31, 1999, 1998 and 1997, respectively. The present value of accumulated benefits under these plans using an interest rate of 8.50% and the projected unit cost method has been accrued. The accrual amounted to $294,493, $273,877 and $263,809 at December 31, 1999, 1998 and 1997, respectively.

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

The following is a summary of the components of the net periodic postretirement benefit cost:

Years Ended December 31,                      1999          1998          1997
------------------------                    --------      --------      --------
Service cost                                $ 62,975      $ 38,373      $ 39,595

Interest cost                                 55,862        40,136        41,260

Amortization of net transition
obligation                                    20,600        20,600        20,600
                                            --------      --------      --------
Net periodic postretirement                 $139,437      $ 99,109      $101,455
benefit cost                                ========      ========      ========

The discount rate used in determining the accumulated postretirement benefit obligation was 7.75% in 1999, 6.50% in 1998 and 7.00% in 1997. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.00% in 1999. The rate was assumed to decrease gradually to 5.00% for 2003 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated postretirement benefit obligation as of December 31, 1999, would be increased by 20.59%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have increased by 28.55%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated postretirement benefit obligation as of December 31, 1999, would be decreased by 16.05%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have decreased by 21.29%.

The following is a reconciliation of the accumulated postretirement benefit obligation:

Accumulated postretirement
benefit obligation as of December
31, 1998                                  $ 695,175

Service cost                                 62,975

Interest cost                                55,862

Actuarial loss                                 (436)

Benefits paid                               (46,040)
                                          ---------
Accumulated postretirement
benefit obligation as of December
31, 1999                                  $ 767,536
                                          =========

December 31,                                 1999          1998          1997
--------------------------                ---------     ---------     ---------
Accumulated postretirement
benefit obligation:

  Retirees                                $ 295,164     $ 238,265     $ 236,748

  Eligible to retire                         32,463        79,446        70,923

  Not eligible to retire                    439,909       377,464       278,203
                                          ---------     ---------     ---------
Total                                       767,536       695,175       585,874

Plan assets at fair value                       -0-           -0-           -0-
                                          ---------     ---------     ---------
Accumulated postretirement
benefit obligation in excess of
plan assets                                 767,536       695,175       585,874

Unrecognized transition
obligation                                 (308,997)     (329,597)     (350,197)

Unrecognized cumulative net
(gain) loss from past experience
different from that assumed and
from changes in assumptions                 (23,614)      (24,050)       31,734
                                          ---------     ---------     ---------
Accrued postretirement benefit
cost                                      $ 434,925     $ 341,528     $ 267,411
                                          =========     =========     =========

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

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 1999, 1998 and 1997 (in thousands):

                            1999                   1998                  1997
                     -------------------   -------------------   -------------------
                     CARRYING    FAIR      Carrying    Fair      Carrying    Fair
                      AMOUNT     VALUE      Amount     Value      Amount     Value
                     --------   --------   --------   --------   --------   --------
Financial Assets:

Cash and due from
banks                $ 35,541   $ 35,541   $ 30,360   $ 30,360   $ 20,611   $ 20,611

Available for sale
securities             33,076     33,076     12,837     12,837     47,678     47,678

Held to maturity
securities            115,273    113,709    134,724    135,924    102,836    103,793

Loans, net            328,171    327,962    287,131    288,425    247,361    247,210

Accrued interest
receivable              3,786      3,786      3,128      3,128      3,620      3,620

Financial
Liabilities:

Deposits:

Non-interest
bearing                77,980     77,980     76,269     76,269     67,581     67,581

Interest bearing      316,701    316,636    305,333    306,006    304,974    305,159
                     --------   --------   --------   --------   --------   --------
Total deposits        394,681    394,616    381,602    382,275    372,555    372,740

Federal funds
purchased and
securities sold
under agreements
to repurchase          60,834     60,834     28,051     28,051

Notes payable             274        256        203        185        215        189

Accrued interest
payable                   769        769        924        924        727        727

INDEPENDENT AUDITORS' REPORT
  Peoples Financial Corporation and Subsidiaries

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Certified Public Accountants



/s/ Piltz, Williams, LaRosa & Co.

PILTZ, WILLIAMS, LAROSA & CO.

Biloxi, Mississippi
January 19, 2000

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

Board of Directors
 The Peoples Bank, Biloxi, Mississippi

Chevis C. Swetman, Chairman
William A. Barq, Vice-Chairman, Former Owner and President (retired), Barq's
     Bottling Co., Inc.
Drew Allen, President, Allen Beverages, Inc.
Andy Carpenter, Executive Vice-President, The Peoples Bank, Biloxi, Mississippi Tyrone J. Gollott, Secretary-Treasurer, Gollott & Sons Transfer & Storage, Inc. Liz Corso Joachim, President, Frank P. Corso, Inc.
Rex E. Kelly, Director of Corporate Communications, Mississippi Power Company Dan Magruder, President, Rex Distributing Co., Inc.
Jeffrey H. O'Keefe, President, Bradford-O'Keefe Funeral Homes, Inc.
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott
F. Walker Tucei, Executive Vice-President (retired), The Peoples Bank, Biloxi, Mississippi

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

COMMERCIAL LENDING

Darnell M. Hebert, Assistant Vice-President

CONSUMER LENDING

Brian J. Kozlowski, Assistant Vice-President
Stephanie D. Broussard, Loan Officer

COMPLIANCE

Evelyn R. Madison, Assistant Vice-President

AUDIT AND ACCOUNTING

Gregory M. Batia, Auditor
Caroline B. Randolph, Trust Auditor
Connie F. Lepoma, Accounting Officer

INVESTMENTS

Peggy M. Byrd, Vice-President
Janet H. Wood, Assistant Vice-President

LOAN PROCESSING

Donna F. Bessetti, Vice-President
Jesse J. Migues, Assistant Vice-President
Lisa S. Adams, Assistant Cashier

LOAN REVIEW

Robert E. Smith, Jr., Assistant Vice-President
F. Kay Woodbury, Loan Review Officer

PERSONNEL

Jackie L. Henson, Vice-President
Janis C. Culler, Vice-President - Employee Benefits

Patricia L. Levine, Vice-President
Janice L. Smitherman, Employee Benefits Officer
Jennifer S. Crane, Marketing/Training Officer

ASSET MANAGEMENT & TRUST SERVICES

M. O. Lawrence, III, Senior Vice-President
Ann F. Guice, Vice-President
Emily W. Suares, Vice-President
Louise C. Johns, Trust Officer
Thomas H. Wicks, Trust Officer
Daniel A. Bass, Assistant Trust Officer
C. J. Dunaway, Assistant Trust Officer
Carla Hsie, Assistant Trust Officer

PROPERTY

Shirley A. Braun, Vice-President
Ray I. Cross, Assistant Vice-President - Appraisals

SECURITY

Robin J. Vignes, Vice-President
Minh-Tuyet Nguyen, Assistant Security Officer
Margaret H. Chandler, Assistant Security Officer

CASH MANAGEMENT

Larry A. Evans, Cash Management Officer
Gloria A. Cothern, Assistant Vice-President

DATA PROCESSING

Sandra L. York, Vice-President - Information Systems
Dennis J. Burke, Vice-President - Business Solutions
George S. Tranum, Assistant Vice-President - Technical Support
Ronald L. Baldwin, Systems Support Technician
Scott P. Landrum, Data Processing Officer

OPERATIONS/OTHER SERVICES

Cheryl A. Dubaz, Assistant Vice-President - ATM
Susan B. Polovich, Assistant Vice-President - Operations
Charlotte R. Balius, Bankcard Officer
Cassandra F. Reid, Assistant Cashier
Ardell M. Roberts, Assistant Cashier
Hugh J. Kavanagh, Assistant Cashier
Kathy S. Comstock, Savings Officer
Kathleen M. Worrell, Insurance Officer
Toni A. Montiforte,  Assistant Cashier

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

HANDSBORO OFFICE, 0412 E. Pass Road, Gulfport, Mississippi 39507, (228) 897-8717 Andrew M. Welter, Assistant Vice-President

ORANGE GROVE OFFICE, 12020 Highway 49 North, Gulfport, Mississippi 39503,
     (228) 897-8718
Mark A. Chatham, Assistant Vice-President

OTHER BRANCHES

BAY ST. LOUIS OFFICE, 408 Highway 90 East, Bay St. Louis, Mississippi 39520,
     (228) 897-8710
Jeannie M. Deen, Vice-President
Laura A. Elliott, Assistant Branch Manager
William R. Aborn, Loan Officer

DIAMONDHEAD OFFICE, 4408 West Aloha Drive, Diamondhead, Mississippi 39525,
     (228) 897-8714
J. Patrick Wild, Assistant Vice-President

D'IBERVILLE-ST. MARTIN OFFICE, 10491 Lemoyne Boulevard, D'Iberville, Mississippi
     39532, (228) 435-8202
Jerome D. Dodge, II, Vice-President
John L. Welter, IV, Loan Officer

LONG BEACH OFFICE, 403 Jeff Davis Avenue, Long Beach, Mississippi 39560
     (228) 897-8712
Eric M. Chambless, Assistant Vice-President

OCEAN SPRINGS OFFICE, 2015 Bienville Boulevard, Ocean Springs, Mississippi
     39564, (228) 435-8204
Ronnie F. Harrison, Assistant Vice-President

PASS CHRISTIAN OFFICE, 125 Henderson Avenue, Pass Christian, Mississippi 39571,
     (228) 897-8719
Gerald C. Gex, Jr., Assistant Vice-President

SAUCIER OFFICE, 17689 Second Street, Saucier, Mississippi 39574, (228) 897-8716 James P. Estrada, Assistant Vice-President

WIGGINS OFFICE, 1312 S. Magnolia Drive, Wiggins, Mississippi 39577
     (228) 897-8722
Patrick R. Somers, Vice-President
William S. Maddox, Loan Officer

SHAREHOLDER INFORMATION
   Peoples Financial Corporation and Subsidiaries

DIVIDEND SERVICES/ADDRESS CHANGE/STOCK TRANSFER:
   For complete information concerning the common stock of Peoples Financial Corporation, inquiries should be directed to:
           M. O. Lawrence, III, Senior Vice-President
           The Peoples Bank, Biloxi, Mississippi
           Asset Management & Trust Services Department
           P. O. Box 1416, Biloxi, Mississippi 39533-1416
           (228) 435-8208

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


                                 (Company logo)