Form 10-K405, Exhibit 13
period 2000-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2001-03-28
CIK 770460

                                                                EXHIBIT 13


Summary of Quarterly Results of Operations (in thousands except per share data) Peoples Financial Corporation and Subsidiaries


QUARTER ENDED, 2000            MARCH 31      JUNE 30   SEPTEMBER 30  DECEMBER 31
-------------------           ------------  ---------- ------------  -----------

Interest income               $      9,894  $   10,490  $   10,905   $   10,961

Net interest income                  5,931       5,956       5,505        5,457

Provision for loan losses               53          53       2,735        1,351

Income before income
taxes                                2,678       2,785        (311)       1,551

Net income                           1,799       1,896        (229)       1,172

Basic and diluted earnings
per share                             0.30        0.33       (0.03)        0.19


Quarter ended, 1999             March 31        June 30       September 30     December 31
-------------------           ------------    ------------    ------------    ------------
Interest income               $      8,303    $      8,835    $      9,105    $      9,197

Net interest income                  4,770           5,249           5,428           5,552

Provision for loan losses               30              30              30              30

Income before income
taxes                                2,235           2,147           2,193           2,633

Net income                           1,459           1,414           1,489           1,888

Basic and diluted earnings
per share                             0.24            0.24            0.25            0.33

Per share data presented on this page have been given retroactive effect for the two for one stock split effective April 17, 2000.

Market Information

Prior to May 10, 2000, the common stock of Peoples Financial Corporation was not listed or traded on an exchange or over-the-counter. The prices listed in the table below before May 10, 2000 are based on sale prices as stated to the transfer agent. These do not represent all sales. On May 10, 2000, the Company registered its common stock on NASDAQ Small Cap Market. The Company's stock is traded under the symbol PFBX.


                                                                                        DIVIDEND PER
YEAR                                         QUARTER        HIGH           LOW                 SHARE
------------------                       -----------   -----------  ------------      --------------
2000                                             1ST   $        31  $         31      $         0.10

                                                 2ND            31            19

                                                 3RD            21            18                0.11

                                                 4TH            20            16

1999                                             1st            31            29                0.08

                                                 2nd            31            29

                                                 3rd            31            28                0.09

                                                 4th            31            31


There were 780 holders of record of common stock of the Company at January 31, 2001, and shares 5,648,904 issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.

Five-Year Comparative Summary of Selected Financial Information (in thousands except per share data) Peoples Financial Corporation and Subsidiaries


                                           2000             1999             1998             1997               1996
                                        -----------      -----------      -----------      -----------      -----------
BALANCE SHEET SUMMARY
Total assets                            $   587,244      $   537,972      $   488,171      $   441,759      $   448,110
Available for sale securities                48,168           33,076           12,837           47,678           53,159
Held to maturity securities                  98,052          115,273          134,724          102,836          127,870
Loans, net of unearned discount             377,476          332,510          291,513          251,796          228,492
Deposits                                    413,724          394,681          381,602          372,555          368,132
Borrowings from FHLB                         23,160
Long term notes payable                         291              274              203              215              227
Shareholders' equity                         78,717           77,767           73,545           65,772           60,354

SUMMARY OF OPERATIONS
Interest income                         $    42,250      $    35,440      $    33,425      $    32,235      $    33,248
Interest expense                             19,401           14,441           13,990           12,956           14,406
                                        -----------      -----------      -----------      -----------      -----------
Net interest income                          22,849           20,999           19,435           19,279           18,842
Provision for loan losses                     4,192              120                                               (150)
                                        -----------      -----------      -----------      -----------      -----------
Net interest income after provision
   for loan losses                           18,657           20,879           19,435           19,279           18,992
Non-interest income                           7,678            6,767           11,220            6,241            5,564
Non-interest expense                        (19,632)         (18,438)         (17,274)         (16,065)         (15,417)
                                        -----------      -----------      -----------      -----------      -----------
Income before taxes                           6,703            9,208           13,381            9,455            9,139
Applicable income taxes                       2,065            2,958            4,591            3,088            2,993
                                        -----------      -----------      -----------      -----------      -----------
Net income                              $     4,638      $     6,250      $     8,790      $     6,367      $     6,146
                                        ===========      ===========      ===========      ===========      ===========

PER SHARE DATA
Basic and diluted earnings per share    $      0.79      $      1.06      $      1.49      $      1.08      $      1.04
Dividends per share                            0.21             0.20             0.17             0.15             0.14
Book value                                    13.58            13.17            12.46            11.14            10.22
Weighted average number of shares         5,857,232        5,905,344        5,905,344        5,905,344        5,905,344

SELECTED RATIOS
Return on average assets                        .82%            1.21%            1.87%            1.42%            1.36%
Return on average equity                       5.93%            8.26%           12.62%           10.10%           10.69%
Capital formation rate                         1.22%            5.74%           11.82%            8.98%           10.57%
Primary capital to average assets             14.68%           15.86%           16.60%           15.62%           14.36%
Risk-based capital ratios:
  Tier 1                                      19.97%           22.45%           24.65%           25.58%           24.95%
  Total                                       21.13%           23.69%           25.90%           26.83%           26.20%



NOTE: ALL SHARE AND PER SHARE DATA HAVE BEEN GIVEN RETROACTIVE EFFECT FOR THE TWO FOR ONE STOCK SPLIT EFFECTIVE SEPTEMBER 15, 1997, THE TWO FOR ONE STOCK SPLIT EFFECTIVE NOVEMBER 16, 1998 AND THE TWO FOR ONE STOCK SPLIT EFFECTIVE APRIL 17, 2000.

Management's Discussion and Analysis of Financial Condition and Results of Operations
  Peoples Financial Corporation and Subsidiaries

The following presents Management's discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 2000, 1999 and 1998. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

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


OVERVIEW

Net income was $4,638,000 for the year ended December 31, 2000, as compared with $6,250,000 for the year ended December 31, 1999. The decrease in earnings was primarily attributable to the $4,192,000 provision for loan losses recorded in 2000, as compared to the provision of $120,000 in 1999. This significant increase is due to the deterioration of several loans and the specific events that negatively impacted those customers. More information on the provision for loan losses can be found in that section of Management's Discussion. During 2000, the Company sold bank premises, realizing a gain for book purposes of $317,000. These transactions were structured for tax purposes to qualify the transactions as a like-kind exchange. The proceeds of these transactions will be invested in replacement properties, which the Company plans to use for future branch locations.

Loan demand continues to be strong in our trade area, with the volume of the Company's loan portfolio reaching record levels during 2000. Like other financial institutions, the Company faced challenges in managing its liquidity position during the year. In response, $30,000,000 in brokered deposits were acquired during 2000. Additionally, the Company borrowed funds from the Federal Home Loan Bank to address its liquidity needs.

FINANCIAL CONDITION

AVAILABLE FOR SALE SECURITIES

Available for sale securities increased $15,092,000 at December 31, 2000 as compared with December 31, 1999 primarily as a result of the management of the bank subsidiary's liquidity position as the Company meets the current and continuing strong loan demand in its trade area. Specifically, approximately $15,000,000 received in proceeds from maturities of held to maturity securities was generally reinvested in available for sale securities.

Gross unrealized gains were $1,215,000, $918,000 and $522,000 and gross unrealized losses were $334,000, $1,090,000 and $63,000 for available for sale securities at December 31, 2000, 1999 and 1998, respectively. There were no significant realized gains or losses from calls or sales of available for sale securities during 1998, 1999 and 2000.


HELD TO MATURITY SECURITIES

Held to maturity securities decreased $17,221,000 at December 31, 2000, compared with December 31, 1999. The decrease in these securities is directly attributable to the management by the Company of its liquidity position, as discussed above.

Gross unrealized gains were $296,000, $253,000 and $1,392,000, while gross unrealized losses were $402,000, $1,817,000 and $192,000, at December 31, 2000,
1999 and 1998, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2000, 1999 and 1998.

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


LOANS

The Company's loan portfolio increased $44,969,000 at December 31, 2000, as compared with December 31, 1999, and $41,002,000 at December 31, 1999, as compared with December 31, 1998. The continued growth in the portfolio is primarily a product of the increased real estate and commercial and industrial loan demand as a result of improved economic conditions in the trade area. The increases in these categories are illustrated in the schedule summarizing loans included in Note C. The Company anticipates that this demand will remain steady into 2001. This loan growth is partly funded by non-traditional sources, including the acquisition of brokered deposits and borrowings from the Federal Home Loan Bank, as mentioned further below.


OTHER REAL ESTATE

The Other Real Estate (ORE) portfolio increased $967,000 at December 31, 2000 as compared with December 31, 1999 due to the foreclosure of two parcels of commercial real estate in December. Gains realized on sales of ORE were $19,581, $459,529 and $335,768 for the years ended

December 31, 2000, 1999 and 1998, respectively.

ACCRUED INTEREST RECEIVABLE

Accrued interest receivable increased $712,000 at December 31, 2000, as compared with December 31, 1999, as a result of the increase in loan volume.


OTHER ASSETS

Other assets increased $4,007,000 as of December 31, 2000, as compared with December 31, 1999, primarily as a result of the investment in whole life insurance of $2,000,000 owned by the bank subsidiary and an income tax benefit of $1,525,000.


DEPOSITS

Total deposits increased $19,043,000 at December 31, 2000, as compared with December 31, 1999, and $13,079,000 at December 31, 1999, as compared with December 31, 1998. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. The Company has managed its funds including planning the timing of investment maturities and using other funding sources and their maturity so as to achieve appropriate liquidity. Specifically, the Company acquired $30,000,000 in brokered certificates of deposit in the management of the bank subsidiary's liquidity position. This transaction resulted in the large increase in time deposits, $100,000 or more, at December 31, 2000.


FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased and securities sold under agreements to repurchase increased $4,505,000 at December 31, 2000, as compared with December 31, 1999. This fluctuation is directly related to the introduction of a non-deposit product during the prior year and the management of the Company's liquidity position.


BORROWINGS FROM FEDERAL HOME LOAN BANK

The Company acquired funds from the Federal Home Loan Bank during 2000 in the management of the liquidity position.


SHAREHOLDERS' EQUITY

During 2000 and 1998, there were significant events that impacted the components of shareholders' equity. These events are detailed in Note H to the Consolidated Financial Statements included in this report.

Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company's total risk-based capital ratio at December 31, 2000, 1999 and 1998 was 21.13%, 23.69% and 25.90% as compared with the required standard of 8.00%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. Based on the limitations specified by the Commissioner, at December 31, 2000, the bank subsidiary was unable to provide funds for future distribution to the Company as dividends. A dividend of $3,750,000, however, was approved by the Commissioner and paid by the bank subsidiary on December 29, 2000 to the Company which provided funds for the activities referred to in Note H including the payment of the semi-annual dividend on January 16, 2001, the stock repurchase approved on December 8, 2000, and the stock repurchase program approved on May 24, 2000, as well as other disbursements required by the Company during 2001. The Company does not anticipate having to replenish its funds until its next semi-annual dividend is declared in June 2001. As the bank subsidiary records earnings in the current year, funds will be available to provide dividends to the Company.

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

Total interest income increased $6,810,000 for the year ended December 31, 2000, as compared with the year ended December 31, 1999, and had increased $2,015,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998. These fluctuations in interest income are primarily due to the increases in the volume in loans.

Total interest expense increased $4,960,000 for the year ended December 31, 2000, as compared with the year ended December 31, 1999, and had increased $451,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998. The increases were the result of both increases in interest bearing deposits as well as the increase in rates paid on these deposits. As previously discussed, the Company used brokered time deposits and borrowings from the Federal Home Loan Bank to address its liquidity position. The cost of these funding sources has been higher than other more traditional deposit funds, and has had a slightly negative impact on the Company's net margin.

PROVISION FOR LOAN LOSSES

Management continuously monitors the Company's relationships with its loan customers, especially those in concentrated industries such as seafood, gaming and hotel/motel, and their direct and indirect impact on its operations. A thorough analysis of current economic conditions and the quality of the loan portfolio are conducted on a quarterly basis using the latest available information. These analyses are utilized in the computation of the adequacy of the allowance for loan losses. During the period from 1993 until 1998, the Company had not recorded a provision for loan losses due to its favorable credit loss experience. Since January 1999, the Company began providing for loan losses on a monthly basis. These monthly provisions were recorded in response to the large increase in the volume of the loan portfolio during the last several years.

The Company provided $4,192,000 for its loan loss provision during 2000, half of which was recorded during the third quarter. This increase is entirely related to specific events which have negatively impacted one commercial customer, who is contemplating bankruptcy, and several personal customers, whose loans are secured by the stock of one unrelated corporation. These events came to Management's attention in October of 2000. In December, the Company charged-off principal of $3,800,000 related to these specific loans.

Management continues to closely evaluate these loans, and the entire loan portfolio, in accordance with its policies and procedures. Absent any unforeseen unusual events, the Company will provide for its loan loss provision on a monthly basis in 2001 at a level consistent with provisions made during the first two quarters of 2000.


GAIN ON SALE OF BANK PREMISES

Gain on sale of bank premises reflects the gain realized for book purposes of $317,000 as a result of the sale of one former branch location and other bank premises during 2000.


SALARIES AND EMPLOYEE BENEFITS

Salaries and employee benefits increased $523,000 for the year ended December 31, 2000, as compared with the year ended December 31, 1999, and had increased $998,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998. These increases were the result of an increase in the number of full-time employees during this time frame due to the opening of three new branch locations and significant cost of living adjustment raises.


EQUIPMENT, RENTALS, DEPRECIATION AND MAINTENANCE

Equipment, rentals, depreciation and maintenance increased $202,000 for the year ended December 31, 2000, as compared with the year ended December 31, 1999, and had increased $320,000 for the year ended December 31, 1999, as compared with the year ended December 31, 1998. These increases were primarily due to increased depreciation on the computer hardware and software acquired during the prior thirty-six months.

LIQUIDITY

Liquidity represents the Company's ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets. Deposits, payment of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. As mentioned previously, the Company used other, non-traditional sources of funds during 2000. Recent state legislation, when effective, will reduce the pledging requirements by individual financial institutions for public funds. As the Company has significant public funds, it anticipates that this reduction will positively affect the Company's liquidity position. At December 31, 2000, cash and due from banks, investment securities and federal funds sold were 44% of total deposits, as compared with 47% and 47% at December 31, 1999 and 1998, respectively.


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


YEAR 2000

The Company experienced no significant problems as a result of the century date change on January 1, 2000. If any unforeseen Year 2000 problems had occurred, the Company had established a Year 2000 contingency plan, which included all information technology and non-information technology systems. The Plan also addressed potential Year 2000 issues relating to core application software, trust services software, ATM services, liquidity and other operational activities.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market prices and rates. Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities. Also, the Company does not currently, and has no plans to, engage in trading activities or use derivative or off-balance sheet instruments to manage interest rate risk.

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

The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Government securities with maturities of two years or less. The loan portfolio consists of a 50% - 50% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less. On the liability side, more than 50% of the deposits are demand and savings transaction accounts. Additionally, the vast majority of the certificates of deposit mature within eighteen months. Since the Company's deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

The interest rate sensitivity tables on the next page provide additional information about the Company's financial instruments that are sensitive to changes in interest rates. The negative gap in 2001 is mitigated by the nature of the Company's deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

Interest rate sensitivity at December 31, 2000 was as follows (in thousands):


                                                                                                                        12/31/00
                                                                                                                           Fair
                  2001          2002            2003           2004           2005          Beyond         Total           Value
               ----------     ----------     ----------     ----------     ----------     ----------     ----------     ----------
Loans, net     $  129,705     $   34,470     $   56,354     $   62,637     $   77,099     $   12,644     $  372,909     $  370,237

Average              9.84%          9.42%          9.19%          8.86%          9.90%          9.34%          9.55%
rate

Securities         48,398         24,099         26,271         18,802         10,335         19,962        147,867        147,761

Average              5.83           6.14           5.95           6.16           6.75           5.27           5.90
rate

Total             178,103         58,569         82,625         81,439         87,434         32,606        520,776        517,998
Financial
Assets

Average              9.71           8.39           8.44           8.40           9.64           6.17           8.83
rate

Deposits          302,189         23,429         17,981          1,159            773            112        345,643        347,516

Average              4.92           6.60           6.84           5.43           5.43           5.59           5.06
rate

Long-term          18,014             25             26            256             10          5,120         23,451         23,589
funds

Average
rate                 6.43           5.38           5.38           7.95           6.80           6.50           7.58

Total             320,203         23,454         18,007          1,415            783          5,232        369,094        371,105
Financial
Liabilities

Average              5.02           6.60           6.84           6.04           5.43           6.50           5.29
rate

Interest rate sensitivity at December 31, 1999 was as follows (in thousands):


                                                                                                               12/31/99
                                                                                                                 Fair
                  2000             2001         2002        2003         2004       Beyond         Total         Value
               -----------     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Loans, net     $   108,413     $    37,037  $    38,541  $    64,847  $    65,979  $    13,354  $   328,171  $   327,962

Average               8.61%           8.61%        8.61%        8.28%        8.28%        8.58%        8.48%
rate

Securities          41,385          27,189       16,979       21,208       19,763       23,472      149,996      148,432

Average               5.40            5.62         5.95         5.62         6.10         5.53         5.67
rate

Total              149,798          64,226       55,520       86,055       85,742       36,826      478,167      476,394
Financial
Assets

Average               7.99            7.64         7.99         7.80         7.89         6.96         7.82
rate

Deposits           302,848           7,914        2,473        2,068        1,379           19      316,701      316,636

Average               4.38            4.87         5.49         5.15         5.14         4.72         4.41
rate

Long-term               14              14           15           15          216                       274          256
funds

Average               5.38            5.38         5.38         5.38         5.38                      5.38
rate

Total              302,862           7,928        2,488        2,083        1,595           19      316,975      316,892
Financial
Liabilities

Average               4.38            4.87         5.49         5.15         5.17         4.72         4.41
rate

CONSOLIDATED STATEMENTS OF CONDITION
  Peoples Financial Corporation and Subsidiaries



December 31,                                        2000            1999             1998
------------                                    ------------     ------------     ------------
ASSETS

Cash and due from banks                         $ 35,145,868     $ 35,540,978     $ 30,359,600

Available for sale securities                     48,167,770       33,075,555       12,836,885

Held to maturity securities, fair value of
  $97,946,000 - 2000; $113,709,000 - 1999;
  $135,924,000 - 1998                             98,051,955      115,272,790      134,723,695

Federal Home Loan Bank Stock, at cost              1,647,300        1,647,300

Loans                                            377,485,768      332,516,552      291,514,748

  Less: Unearned income                                9,612            6,985            1,850

        Allowance for loan losses                  4,567,565        4,338,149        4,382,157
                                                ------------     ------------     ------------
        Loans, net                               372,908,591      328,171,418      287,130,741

Bank premises and equipment, net                  18,333,272       16,960,986       15,923,450

Other real estate                                  1,061,081           94,502          274,280

Accrued interest receivable                        4,497,713        3,785,623        3,128,279

Other assets                                       7,430,384        3,423,266        3,794,213
                                                ------------     ------------     ------------
TOTAL ASSETS                                    $587,243,934     $537,972,418     $488,171,143
                                                ============     ============     ============











See Notes to Consolidated Financial Statements.

  Peoples Financial Corporation and Subsidiaries


December 31,                                          2000              1999               1998
                                                 -------------      -------------      -------------
LIABILITIES & SHAREHOLDERS' EQUITY

LIABILITIES:

  Deposits:

    Demand, non-interest bearing                 $  68,080,764      $  77,980,244      $  76,268,636

    Savings and demand, interest bearing           137,531,988        149,878,462        156,212,828

    Time, $100,000 or more                         126,353,164         92,535,818         69,031,413

    Other time deposits                             81,758,161         74,286,633         80,089,350
                                                 -------------      -------------      -------------
    Total deposits                                 413,724,077        394,681,157        381,602,236

  Accrued interest payable                           1,028,564            768,943            924,172

  Federal funds purchased and securities
   sold under agreements to repurchase              65,339,084         60,833,677         28,050,780

  Borrowings from Federal Home Loan Bank            23,159,507

  Notes payable                                        291,481            274,129            202,946

  Other liabilities                                  4,984,364          3,647,626          3,845,616
                                                 -------------      -------------      -------------
  TOTAL LIABILITIES                                508,527,077        460,205,532        414,625,750

SHAREHOLDERS' EQUITY:

  Common Stock, $1 par value, 15,000,000
   shares authorized, 5,795,207 shares
   issued and outstanding at December 31,
   2000, 5,905,344 shares issues and
   outstanding at December 31, 1999
   and 1998, after giving retroactive effect
   to two for one stock split effective
   April 17, 2000                                    5,795,207          5,905,344          5,905,344

  Surplus                                           65,780,254         65,759,086         60,759,086

  Undivided profits                                  7,093,830          6,837,628          6,739,151

  Unearned compensation                               (535,840)          (624,842)          (160,900)

  Accumulated other comprehensive income,
   net of tax                                          583,406           (110,330)           302,712
                                                 -------------      -------------      -------------
  TOTAL SHAREHOLDERS' EQUITY                        78,716,857         77,766,886         73,545,393
                                                 -------------      -------------      -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 587,243,934      $ 537,972,418      $ 488,171,143
                                                 =============      =============      =============



See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
  Peoples Financial Corporation and Subsidiaries


Years Ended December 31,                              2000            1999             1998
                                                   -----------     -----------     -----------
INTEREST INCOME:

  Interest and fees on loans                       $33,262,945     $26,425,625     $24,411,619

  Interest and dividends on securities:

    U. S. Treasury                                   2,960,250       4,446,038       5,086,243

    U. S. Government agencies and corporations       5,167,514       3,511,373       3,013,102

    States and political subdivisions                  540,191         454,577         393,269

    Other investments                                  203,953          98,806          27,130

  Interest on federal funds sold                       115,781         503,882         493,488
                                                   -----------     -----------     -----------
  TOTAL INTEREST INCOME                             42,250,634      35,440,301      33,424,851
                                                   -----------     -----------     -----------
INTEREST EXPENSE:
  Time deposits of $100,000 or more                  6,305,900       3,832,318       4,097,194

  Other deposits                                     9,229,993       9,076,985       9,328,234

  Borrowings from Federal Home Loan Bank               869,562

  Mortgage indebtedness                                  9,777          10,605          11,275

  Federal funds purchased and securities
    sold under agreements to repurchase              2,986,052       1,520,997         552,935
                                                   -----------     -----------     -----------
  TOTAL INTEREST EXPENSE                            19,401,284      14,440,905      13,989,638
                                                   -----------     -----------     -----------
NET INTEREST INCOME                                 22,849,350      20,999,396      19,435,213

PROVISION FOR ALLOWANCE FOR LOSSES ON LOANS          4,191,700         120,000
                                                   -----------     -----------     -----------
NET INTEREST INCOME AFTER PROVISION
  FOR ALLOWANCE FOR LOSSES ON LOANS                 18,657,650      20,879,396      19,435,213
                                                   -----------     -----------     -----------
OTHER OPERATING INCOME:

  Trust department income and fees                   1,353,294       1,366,288       1,262,348

  Service charges on deposit accounts                5,089,421       4,720,293       3,973,627

  Other service charges, commissions and
    fees                                               294,373         268,370         258,955

  Gain on sale and calls of securities                                                 115,494

  Gain on sale of bank premises                        317,690                       5,228,741

  Other income                                         623,554         411,645         380,344
                                                   -----------     -----------     -----------
  TOTAL OTHER OPERATING INCOME                       7,678,332       6,766,596      11,219,509
                                                   -----------     -----------     -----------
OTHER OPERATING EXPENSE:

  Salaries and employee benefits                    10,469,450       9,945,753       8,947,361

  Net occupancy                                      1,145,536         864,694         994,740

  Equipment rentals, depreciation and
   maintenance                                       2,766,053       2,564,186       2,244,288

  Other expense                                      5,251,641       5,062,970       5,087,267
                                                   -----------     -----------     -----------
  TOTAL OTHER OPERATING EXPENSE                     19,632,680      18,437,603      17,273,656
                                                   -----------     -----------     -----------
                                                     6,703,302       9,208,389      13,381,066
INCOME BEFORE INCOME TAXES

Income taxes                                         2,065,525       2,958,370       4,591,560
                                                   -----------     -----------     -----------
NET INCOME                                         $ 4,637,777     $ 6,250,019     $ 8,789,506
                                                   ===========     ===========     ===========
BASIC AND DILUTED EARNINGS PER SHARE               $      0.79     $      1.06     $      1.49
                                                   ===========     ===========     ===========





See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  Peoples Financial Corporation and Subsidiaries



                Number                                                          Accumulated
                  of                                                Unearned      Other
                Common       Common                    Undivided    Compensa-   Comprehen-     Comprehen-
                Shares       Stock         Surplus      Profits       tion      sive Income    sive Income      Total
               ----------  -----------  ------------  -----------  -----------  -----------    -----------  -------------
BALANCE,
JANUARY
1, 1998         2,952,672  $ 2,952,672  $ 56,711,758  $ 5,924,027  $        -0- $   183,305                 $  65,771,762

Two-for-one
stock split     2,952,672    2,952,672    (2,952,672)
               ----------  -----------  ------------  -----------  -----------  -----------    -----------  -------------
Balance,
January 1,
1998, as
restated        5,905,344    5,905,344    53,759,086    5,924,027           -0-     183,305                    65,771,762

Comprehensive
Income:

Net
income                                                  8,789,506                              $ 8,789,506      8,789,506

Net
unrealized
gain on
available
for sale
securities,
net of tax                                                                          183,683        183,683        183,683


Reclassification
adjustment
for
available
for sale
securities
called or
sold in
current
year, net of
tax                                                                                 (64,276)       (64,276)       (64,276)
                                                                                               -----------
Total
comprehensive
income                                                                                         $ 8,908,913
                                                                                               ===========
Purchase of
common
shares by
ESOP                                                                  (220,900)                                  (220,900)

Allocation
of ESOP
shares                                                                  60,000                                     60,000

Cash
dividends ($.165
per share)                                  (974,382)                                                            (974,382)

Transfer of
undivided
profits                                    7,000,000   (7,000,000)
               ----------  -----------  ------------  -----------  -----------  -----------                 -------------

BALANCE,
DECEMBER 31,
1998            5,905,344    5,905,344    60,759,086    6,739,151     (160,900)     302,712                    73,545,393

Comprehensive
Income:

Net income                                              6,250,019                              $ 6,250,019      6,250,019

Net
unrealized
loss on
available
for sale
securities,
net of tax                                                                         (413,042)      (413,042)      (413,042)
                                                                                              ------------

Total
comprehensive
income                                                                                        $  5,836,977
                                                                                              ============
Purchase of
common
shares by
ESOP                                                                  (684,842)                                  (684,842)

Allocation
of ESOP
shares                                                                 220,900                                    220,900

Cash
dividends
($.195 per
share)                                                 (1,151,542)                                             (1,151,542)

Transfer of
undivided
profits                                    5,000,000   (5,000,000)
               ----------  -----------  ------------  -----------  -----------  -----------                 -------------

BALANCE,
DECEMBER 31,
1999            5,905,344    5,905,344    65,759,086    6,837,628     (624,842)    (110,330)                   77,766,886

Comprehensive
Income:

Net income                                              4,637,777                             $  4,637,777      4,637,777

Net
unrealized
gain on
available
for sale
securities,
net of tax                                                                          693,736        693,736        693,736
                                                                                              ------------
Total
comprehensive
income                                                                                        $  5,331,513
                                                                                              ============
Purchase of
common
shares by
ESOP                                                                   (83,068)                                   (83,068)

Allocation
of ESOP
shares                                                                 172,070                                    172,070

Cash
dividends
($.21  per
share)                                                 (1,235,428)                                             (1,235,428)

Dividend
declared
($.11 per
share)                                                   (637,473)                                               (637,473)

Retirement
of stock         (110,137)    (110,137)       21,168   (2,508,674)                                             (2,597,643)
               ----------  -----------  ------------  -----------  -----------  -----------                 -------------

BALANCE,
DECEMBER 31,
2000            5,795,207  $ 5,795,207  $ 65,780,254  $ 7,093,830  $  (535,840) $   583,406                 $  78,716,857
               ==========  ===========  ============  ===========  ===========  ===========                 =============






See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
  Peoples Financial Corporation and Subsidiaries



Years Ended December  31,                               2000               1999                1998
                                                    -------------      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                        $   4,637,777      $   6,250,019      $   8,789,506

    Adjustments to reconcile net income to
      net cash provided by operating
      activities:

      Gain on sales of other real estate                  (19,581)          (459,529)          (335,768)


      Gain on sale and calls of securities                                                     (115,494)

      Gain on sale of bank premises                      (317,690)                           (5,228,741)

      Depreciation and amortization                     1,827,000          1,661,201          1,574,548

      Provision for allowance for loan losses           4,191,700            120,000

      Provision for losses on other real estate            25,487             60,307             88,687

      Changes in assets and liabilities:

        Accrued interest receivable                      (712,090)          (657,344)           491,638

        Other assets                                   (1,411,203)            11,523            164,439

        Accrued interest payable                          259,621           (155,229)           197,409

        Other liabilities                                 342,154             22,590          1,296,918
                                                    -------------      -------------      -------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES             8,823,175          6,853,538          6,923,142
                                                    -------------      -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from maturities, sales and calls
    of available for sale securities                    2,224,119          1,253,008         43,783,631

  Investment in available for sale securities         (16,265,487)       (22,125,300)        (8,666,154)

  Proceeds from maturities and calls of
    held to maturity securities                        56,675,000        127,775,000        112,885,000

  Investment in held to maturity securities           (39,454,165)      (108,324,095)      (144,756,413)

  Investment in Federal Home Loan Bank stock                              (1,647,300)

  Proceeds from sales of other real estate
    and other property                                     96,000            579,000            889,077

  Loans, net increases                                (49,896,792)       (41,540,617)       (40,334,065)

  Proceeds from sale of bank premises                     469,065                             6,141,628

  Acquisition of premises and equipment                (3,331,227)        (2,698,737)        (8,797,408)

  Federal funds sold                                                                          6,150,000

  Other assets                                         (2,595,915)           359,424           (581,990)
                                                    -------------      -------------      -------------
  NET CASH USED IN INVESTING ACTIVITIES               (52,079,402)       (46,369,617)       (33,286,694)
                                                    -------------      -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Demand and savings deposits, net
   increase (decrease)                                (22,245,954)        (4,622,758)        14,927,504

  Time deposits made, net increase (decrease)          41,288,874         17,701,679         (5,880,097)

  Principal payments on notes                             (13,646)           (12,819)           (12,148)

  Cash dividends                                       (1,235,428)        (1,151,542)          (974,382)

  Retirement of common stock                           (2,597,643)

  Borrowings from Federal Home Loan Bank               23,159,507

  Federal funds purchased and securities
   sold under agreements to repurchase, net
   increase                                             4,505,407         32,782,897         28,050,780
                                                    -------------      -------------      -------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES            42,861,117         44,697,457         36,111,657
                                                    -------------      -------------      -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                       (395,110)         5,181,378          9,748,105

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR           35,540,978         30,359,600         20,611,495
                                                    -------------      -------------      -------------

CASH AND CASH EQUIVALENTS, END OF YEAR              $  35,145,868      $  35,540,978      $  30,359,600
                                                    =============      =============      =============


See Notes to Consolidated Financial Statements.

Notes To Consolidated Financial Statements
  Peoples Financial Corporation and Subsidiaries

NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business of The Company

Peoples Financial Corporation is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi, and PFC Service Corp. Its principal subsidiary is The Peoples Bank, Biloxi, Mississippi, which provides a full range of banking, financial and trust services to individuals and small and commercial businesses operating in 16 locations in Harrison, Hancock, Stone and west Jackson counties.

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

Cash and Due from Banks

The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $10,531,000, $11,090,000 and $9,347,000 for the years ending December 31, 2000, 1999 and 1998, respectively.

The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2000, the bank subsidiary had excess deposits of $1,556,071. These amounts were uninsured and uncollateralized.

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

Trust Department Income and Fees

Trust fees are recorded when received. These fees amounted to $1,353,294, $1,366,288 and $1,262,348 in 2000, 1999 and 1998, respectively.

Income Taxes

The Company files a consolidated tax return with its wholly-owned subsidiaries. The tax liability of each entity is allocated based on the entity's contribution to consolidated taxable income. The provision for applicable income taxes is based upon reported income and expenses as adjusted for differences between reported income and taxable income. The primary differences are exempt income on state, county and municipal securities; differences in provisions for losses on loans as compared to the amount allowable for income tax purposes; directors' and officers' insurance; depreciation for income tax purposes over that reported for financial statements; gains reported under the installment sales method for tax purposes and gains on the sale of bank premises which were structured under the provisions of Section 1031 of the Internal Revenue Code.

Leases

All leases are accounted for as operating leases in accordance with the terms of the leases.

Earnings Per Share

Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,857,232 in 2000, and 5,905,344 in 1999 and 1998.

Statements of Cash Flows

The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $19,141,663, $14,596,134 and $13,792,229 in 2000, 1999 and 1998, respectively, for interest on deposits and borrowings. Income tax payments totaled $3,630,000, $3,361,436 and $2,810,100 in 2000, 1999 and 1998,
respectively. Loans transferred to other real estate amounted to $1,011,500 and $403,906 in 2000 and 1998, respectively. No loans were transferred to other real estate in 1999. After receiving regulatory approval, the Company transferred property with a book value of $19,434 from other real estate to banking premises during 2000. The income tax effect on the accumulated other comprehensive income was $357,379, $(212,779) and $61,512, at December 31, 2000, 1999 and 1998, respectively.

Reclassifications

Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

NOTE B - SECURITIES:

The amortized cost and estimated fair value of securities at December 31, 2000, 1999 and 1998, respectively, are as follows (in thousands):

                                                              GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED     ESTIMATED
DECEMBER 31, 2000                                 COST        GAINS       LOSSES    FAIR VALUE
-------------------------------------        ---------   ----------   ----------    ----------
Available for sale securities:

  Debt securities:

    U. S. Treasury                           $   5,966   $       75   $      (42)   $    5,999

    U. S. Government agencies
     and corp.                                  32,492          121         (194)       32,419

    States and political subdivisions            4,803          101          (23)        4,881
                                             ---------   ----------   ----------    ----------

    Total debt securities                       43,261          297         (259)       43,299

  Equity securities                              4,026          918          (75)        4,869
                                             ---------   ----------   ----------    ----------

Total available for sale securities          $  47,287   $    1,215   $     (334)   $   48,168
                                             =========   ==========   ==========    ==========

Held to maturity securities:

  U. S. Treasury                             $  31,797   $      118   $      (35)   $   31,880

  U. S. Government agencies and
     corp.                                      60,181           33         (335)       59,879

  States and political subdivisions              6,074          145          (32)        6,187
                                             ---------   ----------   ----------    ----------

Total held to maturity securities            $  98,052   $      296   $     (402)   $   97,946
                                             =========   ==========   ==========    ==========

                                                              Gross         Gross
                                             Amortized   Unrealized    Unrealized     Estimated
December 31, 1999                                 Cost        Gains        Losses    Fair Value
-------------------------------------        ---------   ----------    ----------    ----------
Available for sale securities:

  Debt securities:

    U. S. Treasury                           $   5,994   $             $     (201)   $    5,793

    U. S. Government agencies
       and corp.                                19,670                       (720)       18,950

    States and political subdivisions            3,808                       (103)        3,705
                                             ---------   ----------    ----------    ----------

    Total debt securities                       29,472                     (1,024)       28,448

  Equity securities                              3,776          918           (66)        4,628
                                             ---------   ----------    ----------    ----------

Total available for sale securities          $  33,248   $      918    $   (1,090)   $   33,076
                                             =========   ==========    ==========    ==========

Held to maturity securities:

  U. S. Treasury                             $  53,693   $      147    $     (234)   $   53,606

  U. S. Government agencies and
      corp.                                     55,312                     (1,441)       53,871

  States and political subdivisions              6,268          106          (142)        6,232
                                             ---------   ----------    ----------    ----------

Total held to maturity securities            $ 115,273   $      253    $   (1,817)   $  113,709
                                             =========   ==========    ==========    ==========

                                                              Gross        Gross
                                             Amortized   Unrealized   Unrealized    Estimated
December 31, 1998                                 Cost        Gains       Losses    Fair Value
-------------------------------------        ---------   ----------   ----------    ----------
Available for sale securities:

  Debt securities:

    U. S. Treasury                           $   2,995   $       37   $       (5)   $    3,027

    U. S. Government agencies
       and corp.                                 5,999            1          (51)        5,949

    States and political subdivisions            2,246           36           (7)        2,275

  Other securities                                 940            5                        945
                                             ---------   ----------   ----------    ----------

  Total debt securities                         12,180           79          (63)       12,196

  Equity securities                                198          443                        641
                                             ---------   ----------   ----------    ----------

Total available for sale securities          $  12,378   $      522   $      (63)   $   12,837
                                             =========   ==========   ==========    ==========

Held to maturity securities:

  U. S. Treasury                             $  90,244   $      936   $      (70)   $   91,110

  U. S. Government agencies and                 37,931          112         (122)       37,921
       corp.

  States and political subdivisions              6,549          344                      6,893
                                             ---------   ----------   ----------    ----------

Total held to maturity securities            $ 134,724   $    1,392   $     (192)   $  135,924
                                             =========   ==========   ==========    ==========


The amortized cost and estimated fair value of debt securities at December 31, 2000, (in thousands) by contractual maturity, are shown on next page. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               ESTIMATED FAIR
                                           AMORTIZED COST               VALUE
                                           --------------      --------------
Available for sale securities:

  Due in one year or less                  $        3,994      $        3,989

  Due after one year through five
    years                                          29,294              29,300

  Due after five years through ten
    years                                           7,779               7,846

  Due after ten years                               2,194               2,164
                                           --------------      --------------

  Totals                                   $       43,261      $       43,299
                                           ==============      ==============

Held to maturity securities:

  Due in one year or less                  $       44,409      $       44,365

  Due after one year through five
    years                                          50,207              50,096

  Due after five years through ten
    years                                           1,537               1,537

  Due after ten years                               1,899               1,948
                                           --------------      --------------

  Totals                                   $       98,052      $       97,946
                                           ==============      ==============


Proceeds from maturities and calls of held to maturity debt securities during 2000, 1999 and 1998 were $56,675,000, $127,775,000 and $112,885,000, respectively. There were no sales of held to maturity debt securities during 1998, 1999 and 2000. Proceeds from maturities and calls of available for sale debt securities were $2,224,119, $1,253,008 and $43,783,631 during 2000, 1999 and 1998, respectively. There were no sales of available for sale debt securities during 1998, 1999 and 2000.

Securities with an amortized cost of approximately $133,314,000, $139,051,000 and $125,107,000 at December 31, 2000, 1999 and 1998, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

Federal Home Loan Bank (FHLB) common stock was purchased during 1999 in order for the Company to participate in certain FHLB programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. The investment is carried at cost.

NOTE C - LOANS:


The composition of the loan portfolio was as follows (in thousands):

December 31,                                        2000         1999         1998
------------                                     ----------   ----------   ----------
Real estate, construction                        $   29,269   $   24,793   $   24,836

Real estate, mortgage                               235,835      215,726      179,123

Loans to finance agricultural
  production and other loans to
  farmers                                            11,019        8,441       13,493

Commercial and industrial loans                      79,620       63,104       49,633

Loans to individuals for
  household, family and other
  consumer expenditures                              17,186       16,476       15,717

Obligations of states and political
  subdivisions (primarily industrial
  revenue bonds and local
  government tax anticipation
  notes)                                              3,967        2,723        6,809

All other loans                                         590        1,254        1,904
                                                 ----------   ----------   ----------
Totals                                           $  377,486   $  332,517   $  291,515
                                                 ==========   ==========   ==========


Transactions in the allowance for loan losses are as follows (in thousands):

                                               2000        1999        1998
                                             --------    --------    --------
Balance, January 1                           $  4,338    $  4,382    $  4,435

Recoveries                                        699         244         413

Loans charged off                              (4,661)       (408)       (466)

Provision for allowance for loan
  losses                                        4,192         120
                                             --------    --------    --------
Balance,  December 31                        $  4,568    $  4,338    $  4,382
                                             ========    ========    ========

In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectability and do not include other unfavorable features.

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

                                                2000          1999          1998
                                             ----------    ----------    ----------
Balance, January 1                           $   11,363    $   12,610    $    9,172

January 1 balance, loans of
officers and directors appointed
during the year                                                                  75

New loans and advances                           26,141        21,704        22,098

Repayments                                      (23,073)      (22,951)      (18,735)
                                             ----------    ----------    ----------
Balance, December 31                         $   14,431    $   11,363    $   12,610
                                             ==========    ==========    ==========

Industrial revenue bonds with a carrying value of $1,094,233, $1,258,433 and $1,408,856 at December 31, 2000, 1999 and 1998, respectively, were pledged to secure public deposits.

Nonaccrual loans amounted to approximately $3,424,280, $100,000 and $490,000 at December 31, 2000, 1999 and 1998, respectively.

The total recorded investment in impaired loans amounted to $3,424,280, $100,000 and $490,000 at December 31, 2000, 1999 and 1998, respectively. The amount of that recorded investment in impaired loans for which there is no related allowance for loan losses was $3,424,280, $100,000 and $490,000 at December 31, 2000, 1999 and 1998, respectively. At December 31, 2000, 1999 and 1998, the average recorded investment in impaired loans was $881,000, $101,000 and $493,000, respectively. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2000, 1999 or 1998.

NOTE D - BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are shown as follows (in thousands):

                                              Estimated
December 31,                                 useful lives           2000           1999           1998
------------                                 ------------        ----------     ----------     ----------
Land                                                             $    4,845     $    4,682     $    4,463

Buildings                                    5-40 years              14,551         12,480         11,370

Furniture, fixtures and equipment            3-10 years              10,364          9,889          9,020
                                                                 ----------     ----------     ----------

Totals, at cost                                                      29,760         27,051         24,853

Less: Accumulated depreciation                                       11,427         10,090          8,930
                                                                 ----------     ----------     ----------
Totals                                                           $   18,333     $   16,961     $   15,923
                                                                 ==========     ==========     ==========

Depreciation expense charged to operations in 2000, 1999 and 1998 was $1,827,000, $1,661,201 and $1,385,151, respectively.

NOTE E - BORROWINGS FROM FEDERAL HOME LOAN BANK:

At December 31, 2000, the Company had $23,000,000 outstanding in advances under a $76,000,000 line of credit with the Federal Home Loan Bank of Dallas ("FHLB"). These advances bore interest at 6.43% - 6.50%. An advance of $18,000,000 was repaid on January 2, 2001, and the remaining funds mature in 2010. The advances are collateralized by a blanket floating lien on the Company's residential first mortgage loans.

NOTE F - NOTES PAYABLE:

December 31,                                              2000           1999           1998
------------                                           ----------     ----------     ----------
Small Business Administration,
outstanding mortgage on property acquired
The note bears interest at 5 3/8% & is
payable at $1,952 monthly through January
2004.                                                  $  176,481     $  190,127     $  202,946

RiverHills Bank, $750,000 line of credit
for Peoples Financial Corporation Employee
Stock Ownership Plan, secured by the
guarantee of the Company; Interest at New
York Prime (9.50% at December 31, 2000) due
quarterly, principal due at maturity in
June 2004.                                                115,000         84,002
                                                       ----------     ----------     ----------
Totals                                                 $  291,481     $  274,129     $  202,946
                                                       ==========     ==========     ==========

The maturities of notes payable are as follows:

                  2001                       $ 14,271

                  2002                         15,058

                  2003                         15,885

                  2004                        246,267
                                             --------
                  Total                      $291,481
                                             ========

NOTE G - INCOME TAXES:

Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 2000, 1999 and 1998, included in other assets or other liabilities, were as follows (in thousands):

December 31,                                        2000            1999            1998
------------                                     ----------      ----------      ----------
Deferred tax assets:

  Allowance for loan losses                      $      962      $      888      $      776

  Employee benefit
     plans' liabilities                                 718             618             531

  Other                                                  43             337             229
                                                 ----------      ----------      ----------
  Deferred tax assets                                (1,723)         (1,843)         (1,536)
                                                 ----------      ----------      ----------
Deferred tax liabilities:

  Accumulated depreciation                            1,071           1,064           1,016

  Deferred gain on sale of bank
     premises                                         1,687           1,582           1,582

  Installment sales                                      14              14              14

  Unrealized gains on available
     for sale securities, charged to
     equity                                                                             156
                                                 ----------      ----------      ----------
  Deferred tax liabilities                            2,772           2,660           2,768
                                                 ----------      ----------      ----------
Net deferred taxes                                    1,049             817           1,232

Current payable (refundable)                         (1,525)            (85)            125
                                                 ----------      ----------      ----------
Totals                                           $     (476)     $      732      $    1,357
                                                 ==========      ==========      ==========

Income taxes consist of the following components (in thousands):

Years Ended December 31,                            2000           1999            1998
------------------------                         ----------     ----------      ----------
Current                                          $    1,834     $    3,373      $    2,970

Deferred                                                232           (415)          1,621
                                                 ----------     ----------      ----------
Totals                                           $    2,066     $    2,958      $    4,591
                                                 ==========     ==========      ==========

Deferred income taxes (benefits) resulted from the following (in thousands):

Years Ended December 31,                            2000            1999            1998
------------------------                         ----------      ----------      ----------
Depreciation                                     $        7      $       48      $       66

Provision for loan losses                               (74)           (112)

Officers' and directors'
  life insurance                                       (100)            (87)            (52)

Deferred gain on sale of bank
  premises                                              105                           1,582

Unrealized gain (loss) on available for
  sale securities                                       361            (216)             62

Other                                                   (67)            (48)            (37)
                                                 ----------      ----------      ----------
Totals                                           $      232      $     (415)     $    1,621
                                                 ==========      ==========      ==========

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2000, 1999 and 1998, to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,        2000 AMOUNT          %          1999 Amount          %          1998 Amount          %
------------------------        -----------      ----------     -----------      ----------     -----------      ----------
Taxes computed at
  statutory rate                 $    2,279            34.0      $    3,131            34.0      $    4,550            34.0

Increase (decrease)
  resulting from:

  Tax-exempt interest
   income                              (263)           (3.9)           (301)           (3.3)           (187)           (1.3)

  Non-deductible interest                34             0.5              27             0.3              32             0.2

Non-deductible
  amortization                                                                                           64             0.5

  Other, net                             16             0.2             101             1.1             132             0.9
                                 ----------      ----------      ----------      ----------      ----------      ----------
Total income taxes               $    2,066            30.8      $    2,958            32.1      $    4,591            34.3
                                 ==========      ==========      ==========      ==========      ==========      ==========

NOTE H - SHAREHOLDERS' EQUITY:

On October 28, 1998, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 1,476,336 shares of Company stock received an additional 1,476,336 common shares. On April 5, 2000, the Company's Board of Directors approved a two for one stock split of the common shares of the Company. As a result of this split, shareholders holding a total of 2,952,672 shares of Company stock received an additional 2,952,672 common shares. The Consolidated Statements of Condition and Shareholders' Equity have been restated to give retroactive effect to these splits. Additionally, all share and per share data have also been given retroactive effect for these splits.

Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. Based on the limitations specified by the Commissioner, at December 31, 2000, the bank subsidiary was unable to provide funds for future distribution to the Company as dividends. A dividend of $3,750,000, however, was approved by the Commissioner and was paid by the bank subsidiary on December 29, 2000 to the Company which provided funds for the activities referred to below including the payment of the semi-annual dividend on January 16, 2001, the stock repurchase approved on December 8, 2000, and the stock repurchase program approved on May 24, 2000, as well as other disbursements required by the Company during 2001. The Company does not anticipate having to replenish its funds until its next semi-annual dividend is declared in June 2001. As the bank subsidiary records earnings in the current year, funds will be available to provide dividends to the Company.

On May 24, 2000, the Company's Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company's common stock. As of December 31, 2000, 110,137 shares had been repurchased and retired. On December 8, 2000, the Company's Board of Directors approved the repurchase of 146,304 shares of the outstanding common stock from one unrelated shareholder at a purchase price of $2,432,000. This repurchase was executed on January 2, 2001, and these shares were subsequently retired.

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

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 2000, 1999 and 1998, are as follows:

                                                                                        For Capital Adequacy
                                                            Actual                            Purposes
                                                 -----------------------------      -----------------------------
                                                    Amount            Ratio            Amount            Ratio
                                                 ------------     ------------      ------------     ------------
DECEMBER 31, 2000:

TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)          $ 83,236,856            21.13%     $ 31,517,120             8.00%

TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)           78,669,291            19.97%       15,758,560             4.00%

TIER 1 CAPITAL (TO AVERAGE ASSETS)                 78,669,291            13.87%       22,682,441             4.00%

December 31, 1999:

Total Capital (to Risk Weighted Assets)            82,840,207            23.69%       27,969,862             8.00%

Tier 1 Capital (to Risk Weighted Assets)           78,502,058            22.45%       13,984,931             4.00%

Tier 1 Capital (to Average Assets)                 78,502,058            15.16%       20,711,320             4.00%

December 31, 1998:

Total Capital (to Risk Weighted Assets)            77,125,631            25.90%       23,768,820             8.00%

Tier 1 Capital (to Risk Weighted Assets)           73,403,581            24.65%       11,884,410             4.00%

Tier 1 Capital (to Average Assets)                 73,403,581            15.78%       18,601,800             4.00%

NOTE I - OTHER EXPENSES:

Other expenses consisted of the following:

Years Ended December 31,                         2000              1999              1998
------------------------                     ------------      ------------      ------------
Amortization                                 $         --      $         --      $    189,416

Advertising                                       474,047           485,419           539,792

Data processing                                   332,202           588,733           501,388

FDIC and state banking assessments                139,225           103,799            98,817

Legal and accounting                              205,113           253,644           311,100

Postage and freight                               189,740           194,842           181,120

Stationery, printing and supplies                 261,747           339,236           243,940

Other real estate                                 (18,022)         (425,729)         (231,430)

ATM expense                                     1,968,209         1,777,665         1,487,583

Federal Reserve service charges                   131,485           118,032           104,017

Conferences and classes                           137,852           115,103           151,663

Taxes and licenses                                255,153           245,851           244,860

Consulting fees                                    35,718            22,983            24,108

Trust expense                                     354,744           317,673           383,364

Other                                             784,428           925,719           857,529
                                             ------------      ------------      ------------
Totals                                       $  5,251,641      $  5,062,970      $  5,087,267
                                             ============      ============      ============

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

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

At December 31, 2000, 1999 and 1998, the Company had outstanding irrevocable letters of credit aggregating $2,815,262, $5,392,000 and $5,479,053, respectively. At December 31, 2000, 1999 and 1998, the Company had outstanding unused loan commitments aggregating $73,201,000, $110,690,000 and $99,105,000, respectively.

NOTE K - CONTINGENCIES:

The bank is involved in various other legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters is expected, in the opinion of Management, to have a material adverse effect upon the financial position or results of operations of the Company.

NOTE L - CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION:

Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.

CONDENSED BALANCE SHEETS (in thousands)

December 31,                             2000           1999           1998
------------                          ----------     ----------     ----------
ASSETS

Investments in subsidiaries, at
 underlying equity:

    Bank subsidiary                   $   74,927     $   77,395     $   73,530

    Nonbank subsidiary                         1             57             56

Cash in bank subsidiary                    3,746              2             28

Other assets                               1,893          1,641            661
                                      ----------     ----------     ----------
TOTAL ASSETS                          $   80,567     $   79,095     $   74,275
                                      ==========     ==========     ==========

LIABILITIES AND SHAREHOLDERS'
 EQUITY

Notes payable                         $      536     $      625     $      161

Other liabilities                          1,314            703            569
                                      ----------     ----------     ----------
Total liabilities                          1,850          1,328            730

Shareholders' equity                      78,717         77,767         73,545
                                      ----------     ----------     ----------
TOTAL LIABILITIES
 AND SHAREHOLDERS' EQUITY             $   80,567     $   79,095     $   74,275
                                      ==========     ==========     ==========

CONDENSED STATEMENTS OF INCOME (in thousands)

Years Ended December 31,                 2000            1999            1998
------------------------              ----------      ----------      ----------
INCOME

Earnings of unconsolidated bank
 subsidiary:

    Distributed earnings              $    4,655      $    1,629      $      750

    Undistributed earnings                                 4,619           8,085

Earnings of unconsolidated
 nonbank subsidiary                            1               1               1

Interest income                               12               2               2

Other income                                  40              95              14
                                      ----------      ----------      ----------
TOTAL INCOME                               4,708           6,346           8,852
                                      ----------      ----------      ----------
EXPENSES

Other expense                                 78              98              58
                                      ----------      ----------      ----------
TOTAL EXPENSES                                78              98              58
                                      ----------      ----------      ----------
INCOME BEFORE INCOME TAXES                 4,630           6,248           8,794

Income taxes (benefit)                        (8)             (2)              4
                                      ----------      ----------      ----------
NET INCOME                            $    4,638      $    6,250      $    8,790
                                      ==========      ==========      ==========

CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

Years Ended December 31,                        2000            1999            1998
------------------------                     ----------      ----------      ----------
CASH FLOWS FROM OPERATING
ACTIVITIES:

  Net income                                 $    4,638      $    6,250      $    8,790

  Adjustments to reconcile net
    income to net cash provided by
    operating activities:

    Net income of unconsolidated
      subsidiaries                               (4,656)         (6,249)         (8,836)

    Changes in assets and liabilities:
      Other assets                                   (3)                             (8)
                                             ----------      ----------      ----------
  NET CASH PROVIDED BY (USED IN)
      OPERATING ACTIVITIES                          (21)              1             (54)
                                             ----------      ----------      ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:

  Investment in common stock                       (250)           (504)

  Dividends from unconsolidated
    subsidiary                                    7,791           1,629             750
                                             ----------      ----------      ----------
NET CASH PROVIDED BY INVESTING
  ACTIVITIES                                      7,541           1,125             750
                                             ----------      ----------      ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:

  Return of capital                                  56

  Retirement of stock                            (2,597)

  Dividends paid                                 (1,235)         (1,152)           (974)
                                             ----------      ----------      ----------
  NET CASH USED IN FINANCING
    ACTIVITIES                                   (3,776)         (1,152)           (974)
                                             ----------      ----------      ----------
NET INCREASE (DECREASE) IN CASH                   3,744             (26)           (278)

CASH, BEGINNING OF YEAR                               2              28             306
                                             ----------      ----------      ----------
CASH, END OF YEAR                            $    3,746      $        2      $       28
                                             ==========      ==========      ==========

Peoples Financial Corporation paid income taxes of $3,630,000, $3,361,436 and $2,810,100 in 2000, 1999 and 1998, respectively. No interest was paid during the three years ended December 31, 2000.

NOTE M - EMPLOYEE BENEFIT PLANS:

The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). The ESOP covers substantially all salaried, full-time employees. The effective date of the ESOP is December 24, 1984. On November 22, 1989, the plan was amended and restated effective January 1, 1989, to comply with Internal Revenue Code of 1986 and other regulations, to adopt 401(k) provisions for the plan, and effective December 31, 1989, to merge the former Gulf National Bank Profit Sharing Plan into the plan. On December 31, 1991, the plan was amended effective January 1, 1991, except where specifically indicated to the contrary, to adjust, among other things, the Employer Discretionary Matching Contribution and the vesting schedule. On December 16, 1994, the plan was amended effective January 1, 1989, except where specifically indicated to the contrary, to comply with the Internal Revenue Code and to clarify the hardship distribution provisions. Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $360,000, $360,000 and $260,000 in 2000, 1999 and 1998, respectively.

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

Compensation expense of $7,230,082, $6,939,345 and $6,068,311 relating to the ESOP was recorded during 2000, 1999 and 1998, respectively. The ESOP held 696,718, 754,552 and 768,536 allocated shares and 14,355, 19,254 and 6,716 suspense shares at December 31, 2000, 1999 and 1998, respectively. The fair value of the suspense shares at December 31, 2000 was $247,624.

The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan in 1985. These plans provide for non-vested pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $4,743,262, $2,450,560 and $2,418,146 at December 31, 2000, 1999 and
1998, respectively. The present value of accumulated benefits under these plans, using an interest rate of 9.00% for 2000 and 1999 and 10.00% for 1998, and the projected unit cost method, has been accrued. The accrual amounted to $1,798,078, $1,523,024 and $1,288,261 at December 31, 2000, 1999 and 1998,
respectively.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two split dollar policies of which certain executive officers are the owners and beneficiaries, and which are assigned to the bank subsidiary for the repayment of premiums paid by the Company. These contracts are carried at their cash surrender value, which amounted to $478,248, $425,235 and $340,824 at December 31, 2000, 1999 and 1998, respectively. The present value of accumulated benefits under these plans using an interest rate of 8.50% and the projected unit cost method has been accrued. The accrual amounted to $314,638, $294,493 and $273,877 at December 31, 2000, 1999 and 1998, respectively.

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

The following is a summary of the components of the net periodic postretirement benefit cost:

Years Ended December 31,                 2000           1999           1998
------------------------              ----------     ----------     ----------
Service cost                          $   52,520     $   62,975     $   38,373

Interest cost                             58,321         55,862         40,136

Amortization of net transition
obligation                                20,600         20,600         20,600
                                      ----------     ----------     ----------
Net periodic postretirement
benefit cost                          $  131,441     $  139,437     $   99,109
                                      ==========     ==========     ==========

The discount rate used in determining the accumulated postretirement benefit obligation was 7.50% in 2000, 7.75% in 1999, and 6.50% in 1998. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.50% in 2000. The rate was assumed to decrease gradually to 5.00% for 2003 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated postretirement benefit obligation as of December 31, 2000, would be increased by 22.37 %, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have increased by 25.05%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated postretirement benefit obligation as of December 31, 2000, would be decreased by 17.32%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have decreased by 18.95%.

The following is a reconciliation of the accumulated postretirement benefit obligation:

Accumulated postretirement benefit
obligation as of December 31, 1999           $  767,536

Service cost                                     52,520

Interest cost                                    58,321

Actuarial loss                                   36,283

Benefits paid                                   (30,015)
                                             ----------

Accumulated postretirement benefit
obligation as of December 31, 2000           $  884,645
                                             ==========

December 31,                                2000            1999            1998
------------                             ----------      ----------      ----------
Accumulated postretirement
benefit obligation:

  Retirees                               $  293,192      $  295,164      $  238,265

  Eligible to retire                         35,626          32,463          79,446

  Not eligible to retire                    555,827         439,909         377,464
                                         ----------      ----------      ----------

Total                                       884,645         767,536         695,175

Plan assets at fair value                       -0-             -0-             -0-
                                         ----------      ----------      ----------
Accumulated postretirement
benefit obligation in excess of
plan assets                                 884,645         767,536         695,175

Unrecognized transition
obligation                                 (288,397)       (308,997)       (329,597)

Unrecognized cumulative net
(gain) loss from past experience
different from that assumed and
from changes in assumptions                 (59,897)        (23,614)        (24,050)
                                         ----------      ----------      ----------

Accrued postretirement benefit
cost                                     $  536,351      $  434,925      $  341,528
                                         ==========      ==========      ==========

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of condition, for which it is practical to estimate its fair value. SFAS 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In preparing these disclosures, Management made highly sensitive estimates and assumptions in developing the methodology to be utilized in the computation of fair value. These estimates and assumptions were formulated based on judgments regarding economic conditions and risk characteristics of the financial instruments that were present at the time the computations were made. Events may occur that alter these conditions and thus perhaps change the assumptions as well. A change in the assumptions might affect the fair value of the financial instruments disclosed in this footnote. In addition, the tax consequences related to the realization of the unrealized gains and losses have not been computed or disclosed herein. These fair value estimates, methods and assumptions are set forth below.

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

LONG TERM FUNDS

The fair value of long term funds is computed by discounting the cash flows using current borrowing rates.

ACCRUED INTEREST PAYABLE

The amount shown as accrued interest payable approximates fair value.

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2000, 1999 and 1998 (in thousands):

                                          2000                         1999                          1998
                               -------------------------     -------------------------     -------------------------
                                CARRYING        FAIR          Carrying        Fair          Carrying        Fair
                                 AMOUNT         VALUE          Amount         Value          Amount         Value
                               ----------     ----------     ----------     ----------     ----------     ----------
Financial Assets:

Cash and due from banks        $   35,146     $   35,146     $   35,541     $   35,541     $   30,360     $   30,360

Available for sale
securities                         48,168         48,168         33,076         33,076         12,837         12,837

Held to maturity
securities                         98,052         97,946        115,273        113,709        134,724        135,924

Loans, net                        372,909        370,237        328,171        327,962        287,131        288,425

Accrued interest
receivable                          4,498          4,498          3,786          3,786          3,128          3,128

Financial Liabilities:

Deposits:

Non-interest bearing               68,081         68,081         77,980         77,980         76,269         76,269

Interest bearing                  345,643        347,516        316,701        316,636        305,333        306,006
                               ----------     ----------     ----------     ----------     ----------     ----------
Total deposits                    413,724        415,597        394,681        394,616        381,602        382,275

Federal funds
purchased and
securities sold under
agreements to repurchase           65,339         65,339         60,834         60,834         28,051         28,051

Long term funds                    23,451         23,589            274            256            203            185

Accrued interest
payable                             1,029          1,029            769            769            924            924

INDEPENDENT AUDITORS' REPORT
  Peoples Financial Corporation and Subsidiaries

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2000, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2000, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Certified Public Accountants


/s/ Piltz, Williams, LaRosa & Co.

PILTZ, WILLIAMS, LAROSA & CO.

Biloxi, Mississippi
January 19, 2001

Board of Directors
 Peoples Financial Corporation

Chevis C. Swetman, Chairman of the Board
Andy Carpenter, Vice Chairman
Drew Allen, President, Allen Beverages, Inc.
William A. Barq, Former Owner and President (retired),
     Barq's Bottling Co., Inc.
Dan Magruder, President, Rex Distributing Co., Inc.
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott

Officers
  Peoples Financial Corporation

Chevis C. Swetman, President and CEO
Andy Carpenter, Executive Vice-President
Thomas J. Sliman, First Vice-President
Jeannette E. Romero, Second Vice-President
Robert M. Tucei, Vice-President
David M. Hughes, Vice-President
A. Wes Fulmer, Vice-President and Secretary
M. O. Lawrence, III, Vice-President
Lauri A. Wood, Chief Financial Officer and Controller


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

Officers
  The Peoples Bank, Biloxi, Mississippi

SENIOR MANAGEMENT
Chevis C. Swetman, President and CEO
Andy Carpenter, Executive Vice-President
Thomas J. Sliman, Senior Vice-President
Jeannette E. Romero, Senior Vice-President
Robert M. Tucei, Senior Vice-President
David M. Hughes, Senior Vice-President
Lauri A. Wood, Senior Vice-President
A. Wes Fulmer, Senior Vice-President
M. O. Lawrence, III, Senior Vice-President

CONSUMER LENDING
Brian J. Kozlowski, Assistant Vice-President
Stephanie D. Broussard, Loan Officer

COMPLIANCE
Evelyn R. Herrington, Assistant Vice-President

AUDIT AND ACCOUNTING
Gregory M. Batia, Auditor
Caroline B. Randolph, Trust Auditor
James M. Gruich, Assistant Vice-President - Technology Security
Connie F. Lepoma, Assistant Vice-President - Accounting

INVESTMENTS
Peggy M. Byrd, Vice-President
Janet H. Wood, Assistant Vice-President

LOAN PROCESSING
Donna F. Bessetti, Vice-President
Jesse J. Migues, Assistant Vice-President
Lisa S. Adams, Assistant Cashier

LOAN REVIEW
Robert E. Smith, Jr., Assistant Vice-President
F. Kay Woodbury, Loan Review Officer

PERSONNEL
Jackie L. Henson, Vice-President
Janis C. Mars, Vice-President - Employee Benefits
Patricia L. Levine, Vice-President
Janice L. Smitherman, Employee Benefits Officer

MARKETING
Jennifer S. Crane, Assistant Vice-President

ASSET MANAGEMENT & TRUST SERVICES
M. O. Lawrence, III, Senior Vice-President
Ann F. Guice, Vice-President
Emily W. Suares, Vice-President
Louise C. Wilson, Trust Officer
Thomas H. Wicks, Trust Officer
Daniel A. Bass, Assistant Trust Officer
C. J. Dunaway, Assistant Trust Officer
Carla Hsie, Assistant Trust Officer

PROPERTY
Shirley A. Braun, Vice-President
Ray I. Cross, Assistant Vice-President - Appraisals
Ronnie F. Harrison, Assistant Vice-President

SECURITY
Robin J. Vignes, Vice-President
Minh-Tuyet Nguyen, Assistant Security Officer
Margaret H. Chandler, Assistant Security Officer

CASH MANAGEMENT
Larry A. Evans, Cash Management Officer
Gloria A. Cothern, Assistant Vice-President

DATA PROCESSING
Sandra L. York, Vice-President - Information Systems
Dennis J. Burke, Vice-President - Business Solutions
George S. Tranum, Vice-President - Technical Support
Ronald L. Baldwin, Systems Support Technician
Scott P. Landrum, Data Processing Officer

OPERATIONS/OTHER SERVICES
Cheryl A. Dubaz, Assistant Vice-President - ATM
Susan B. Polovich, Assistant Vice-President - Operations
Charlotte R. Balius, Bankcard Officer
Cassandra F. Reid, Assistant Cashier
Ardell M. Roberts, Assistant Cashier
Hugh J. Kavanagh, Assistant Cashier
Kathy S. Comstock, Savings Officer
Kathleen M. Worrell, Insurance Officer
Toni A. Ganucheau,  Assistant Cashier
John M. Zorich, Internet Banking Technology Officer

BRANCH LOCATIONS AND OFFICERS
 The Peoples Bank, Biloxi, Mississippi

BILOXI BRANCHES

MAIN OFFICE, 152 Lameuse Street, Biloxi, Mississippi 39530, (228) 435-5511 Ralph A. Seymour, Vice-President
CEDAR LAKE OFFICE, 11355 Cedar Lake Road, Biloxi, Mississippi 39532
(228) 435-8688
Julie B. Carpenter, Branch Manager
VETERANS AVENUE OFFICE, 186 Veterans Avenue, Biloxi, Mississippi 39531,
(228) 897-8711
Drive thru facility only
WEST BILOXI OFFICE, 2430 Pass Road, Biloxi, Mississippi 39531, (228) 435-8203 Read H. Breeland, Assistant Vice-President
Diana T. Winland, Loan Officer

GULFPORT BRANCHES

DOWNTOWN GULFPORT OFFICE, 1105 30th Avenue, Gulfport, Mississippi 39501,
(228) 897-8715
David M. Hughes, Senior Vice-President
John W. McKellar, Vice-President
Brent G. Johnson, Assistant Vice-President
Diana W. Williams, Branch Manager
Shannon D. Garrett, Loan Officer
HANDSBORO OFFICE, 0412 E. Pass Road, Gulfport, Mississippi 39507, (228) 897-8717 John L. Welter, IV, Branch Manager
ORANGE GROVE OFFICE, 12020 Highway 49 North, Gulfport, Mississippi 39503,
(228) 897-8718
Mark A. Chatham, Vice-President
Alex M. Eleuterius, Loan Officer

OTHER BRANCHES

BAY ST. LOUIS OFFICE, 408 Highway 90 East, Bay St. Louis, Mississippi 39520,
(228) 897-8710
Jeannie M. Deen, Vice-President
Laura A. Elliott, Assistant Branch Manager
J. Denise Holmes, Loan Officer
DIAMONDHEAD OFFICE, 4408 West Aloha Drive, Diamondhead, Mississippi 39525,
(228) 897-8714
William R. Aborn, Branch Manager
D'IBERVILLE-ST. MARTIN OFFICE, 10491 Lemoyne Boulevard, D'Iberville, Mississippi 39532, (228) 435-8202
Jerome D. Dodge, II, Vice-President
LONG BEACH OFFICE, 403 Jeff Davis Avenue, Long Beach, Mississippi 39560
(228) 897-8712
Eric M. Chambless, Assistant Vice-President
OCEAN SPRINGS OFFICE, 2015 Bienville Boulevard, Ocean Springs, Mississippi 39564, (228) 435-8204
Andrew M. Welter, Assistant Vice-President

PASS CHRISTIAN OFFICE, 125 Henderson Avenue, Pass Christian, Mississippi 39571,
(228) 897-8719
J. Patrick Wild, Assistant Vice-President
SAUCIER OFFICE, 17689 Second Street, Saucier, Mississippi 39574, (228) 897-8716 James P. Estrada, Assistant Vice-President
WIGGINS OFFICE, 1312 S. Magnolia Drive, Wiggins, Mississippi 39577
(228) 897-8722
William S. Maddox, Branch Manager

CORPORATE INFORMATION

Peoples Financial Corporation and Subsidiaries

CORPORATE OFFICE

MAILING ADDRESS            PHYSICAL ADDRESS          WEBSITE
P. O. Box 529              152 Lameuse Street        www.thepeoples.com
Biloxi, MS 39533-0529      Biloxi, MS 39530
(228) 435-8205

CORPORATE STOCK

The common stock of Peoples Financial Corporation is traded on the NASDAQ Small Cap Market under the symbol: PFBX. The current market makers are:

         Johnston Lemon & Company
         Morgan Keegan & Company, Inc.
         Sterne, Agee & Leach, Inc.

SHAREHOLDER INFORMATION

For complete information concerning the common stock of Peoples Financial Corporation, including dividend reinvestment, or general information about the Company, direct inquiries to transfer agent/investor relations:

           Asset Management & Trust Services Department
           The Peoples Bank, Biloxi, Mississippi
           Attention: M. O. Lawrence, III, Senior Vice-President
           P. O. Box 1416, Biloxi, Mississippi 39533-1416
           (228) 435-8208, e-mail: investorrelations@thepeoples.com


INDEPENDENT AUDITORS

Piltz, Williams, LaRosa & Company, Biloxi, Mississippi


S.E.C. FORM 10-K REQUESTS

A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

           Lauri A. Wood, Chief Financial Officer and Controller
           Peoples Financial Corporation
           P. O. Drawer 529, Biloxi, Mississippi 39533-0529
           (228) 435-8412, e-mail: lwood@thepeoples.com