Form 10-K405, Exhibit 13
period 2001-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2002-03-27
CIK 770460

Exhibit 13: Annual Report to Shareholders

                                    [PICTURE]

                         PEOPLES FINANCIAL CORPORATION
                               2001 ANNUAL REPORT

                            WHERE PEOPLE COME FIRST

                                   [PICTURES]

                         [PICTURE OF CHEVIS C. SWETMAN]

                               FROM THE PRESIDENT

                               Dear Shareholders,
     We at Peoples Financial Corporation are keeping a strong watch over all economic factors affecting the nation, and are ceaselessly looking for ways to maximize our shareholders' interests. Peoples Financial Corporation and its principal subsidiary, The Peoples Bank, anticipate that financial institutions should enjoy wider margins and faster growth in net interest income as our cost of deposits and borrowed funds, fall faster than assets can re-price. Since our bank is more dependent on traditional bank activities, we should receive a benefit from last year's interest rate reductions by the Federal Reserve.

   The Mississippi Gulf Coast, like the rest of the country, has experienced a downturn in the economy since the beginning of 2000. We've seen even greater weakening of the economy and the disruption of travel nationwide, resulting from the horrific terrorist acts of
         September 11. Fortunately, the Mississippi Gulf Coast has not
       been as affected as other tourism and gaming destinations. This is likely due to the fact that we are primarily a drive in market.

        As we continue to monitor the economy, we will also continue to identify the financial needs of our community. We have
        upgraded and improved our banking facilities over the past year, increased computer capabilities and added new financial products to complement our traditional banking services. New products now available to our customers include Internet Banking
                             and Bounce Protection.

     Yes, The Peoples Bank has positioned itself to take advantage of - and offer back to our customers - all financial opportunities that come our way. As we wait for global events to unfold and hope for peace, you have my solid commitment that The Peoples Bank will keep an active role in this community and help the residents of the
            Mississippi Gulf Coast resume their normal daily lives.

                              /s/ CHEVIS C. SWETMAN

      Chevis C. Swetman - Chairman, President and Chief Executive Officer

"TREAT EVERY MAN AS IF HE
 WERE KING -
 EVERY WOMAN AS IF SHE
 WERE QUEEN."
 -Glenn L. Swetman

                                   [PICTURES]

                                THE PEOPLES BANK
                                      ...
                                   COMMITTED
                                  TO COMMUNITY

               "We believe that our success or failure rests upon
                the economic finances of the community we serve.
                    As in the past, we will continue to work
                      and strive to improve our community.
                        Our dedication and hope is that
                      the community, as well as the Bank,
                      will continue to grow and prosper."

               -The Peoples Bank Community Reinvestment Statement


                                   [PICTURES]

Each year, employees of The Peoples Bank give their time and energy to raise funds to benefit local charities. Raffles, po-boy sales, bake sales, and golf and bowling tournaments have raised over $126,000 in the past eight years.

o 1994 - Camp Rainbow - $13,938 o 1995 - Center for the Prevention of Child Abuse - $12,411 o 1996 - Gaits to Success - $13,755 o 1997 - Loaves & Fishes, Hancock County Food Shelter - $15,270 o 1998 - Habitat for Humanity - $16,219
o 1999 - Gulf Coast Society for Retarded Citizens, $17,100 o 2000 - Harrison County Youth Court Shelter, Hope Haven of Hancock County, Long Beach Vision 20/20 Task Force, Stone County Local Park Committee, Homes of Grace Noah's Ark Program (Jackson County) - $19,277 o 2001 - American Cancer Society (Gulf Coast Division), Alzheimer's Association (Mississippi Gulf Coast Chapter) - $18,680

                          The Peoples Bank donates its
                   holiday gift resources of $10,000, in honor
                 of our valued customers, to charity each year.

                                   [PICTURES]

                      In addition to employee fundraisers
                             and holiday donations,
                        The Peoples Bank makes generous
                         charitable donations exceeding
                              $100,000 each year.

             We participate annually in community events including:

                             o  The Salvation Army's
                      Holiday Bell Ringing and Angel Tree
                 o  The American Cancer Society's Relay for Life

                 o  The Alzheimer's Association Walk to Remember
                           o  The March of Dimes' Walk
                            o  Make A Difference Day
                      o  Biloxi Chamber's Chamber Challenge
                 o  Christmas Caroling for area Senior Citizens
                 Employees also make over 150 casseroles, cakes
                         and pies for The Salvation Army
                               and area shelters.

"WORK HARD AND BE PATIENT.
 THESE ARE CHARACTERISTICS
 THAT MAKE FOR LONG-TERM
 SUCCESS IN LIFE."

-Mr. William Barq
The Peoples Bank
Board of Directors

                                   [PICTURES]

        Our commitment to education in our community remains unwavering.
     The Peoples Bank is the first bank in Mississippi to participate in the national "Save for America" program. The Lil' Peoples Bank at
        North Bay and Beauvoir Elementaries in Biloxi offer children the opportunity to open their own savings account and make weekly deposits at their school.

          We participate in the national "Teach Children to Save Day."
              In support of this day, Peoples Bank employees visit
               local schools to present programs designed to help
                children understand the concept of saving money.

               We are also proud of our many employees who mentor
          students at Popps Ferry Elementary, Gaston Point Elementary and Jeff Davis Elementary.

                                   [PICTURES]

                                THE PEOPLES BANK
                            WHERE PEOPLE COME FIRST

                                  14 LOCATIONS

          o  Bay St. Louis o  Cedar Lake o  Diamondhead o  D'Iberville
                o  Downtown Gulfport o  Handsboro o  Long Beach
            o  Main Office, Biloxi o  Ocean Springs o  Orange Grove
             o  Pass Christian o  Saucier o  West Biloxi o  Wiggins


                                58 ATM LOCATIONS

                o  Beau Rivage o  Biloxi Regional Medical Center
    o  Boomtown Casino o  Casino Magic Bay St. Louis o  Casino Magic Biloxi
  o  Copa Casino o  Eagle Express, Biloxi o  Fayard BP o  Grand Casino Biloxi
   o  Isle of Capri Casino o  Memorial Hospital at Gulfport o  Palace Casino
           o  Southern Style Deli o  The Peoples Bank, Bay St. Louis
        o  The Peoples Bank, Cedar Lake o  The Peoples Bank, D'Iberville
     o  The Peoples Bank, Diamondhead o  The Peoples Bank, Downtown Biloxi
     o  The Peoples Bank, Downtown Gulfport o  The Peoples Bank, Handsboro
       o  The Peoples Bank, Long Beach o  The Peoples Bank, Ocean Springs
     o  The Peoples Bank, Orange Grove o  The Peoples Bank, Pass Christian
        o  The Peoples Bank, Saucier o  The Peoples Bank, Veterans Avenue
         o  The Peoples Bank, West Biloxi o  The Peoples Bank, Wiggins
        o  The President Casino o  Gulfport/Biloxi International Airport

                               www.THEPEOPLES.com

                                   [PICTURES]

TABLE OF CONTENTS

        Summary of Quarterly Results of Operations...................................................10
        Market Information...........................................................................10
        Five-Year Comparative Summary of Selected Financial Information..............................11
        Management's Discussion and Analysis of Financial Condition and Results of Operations........12-16
        Consolidated Financial Statements............................................................17-22
        Notes to Consolidated Financial Statements...................................................23-40
        Independent Auditors' Report.................................................................41
        Board of Directors and Officers..............................................................42
        Branch Locations and Officers................................................................43
        Corporate Information........................................................................44

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
(in thousands except per share data)

Peoples Financial Corporation and Subsidiaries

QUARTER ENDED, 2001                                MARCH 31       JUNE 30      SEPTEMBER 30    DECEMBER 31
-------------------                                --------       -------      ------------    -----------
Interest income                                    $10,585        $ 9,688         $ 9,039        $ 7,973
Net interest income                                  5,022          4,706           4,653          4,550
Provision for loan losses                               75          1,332              74          1,022
Income before income taxes and
  extraordinary gain                                 2,075           (200)          1,879            733
Extraordinary gain                                                                                   594
Net income                                           1,405           (118)          1,303          1,409
Basic and diluted earnings per share                   .25           (.02)            .23            .25
Basic and diluted earnings per share before
  extraordinary gain                                   .25           (.02)            .23            .14

Quarter Ended, 2000                         March 31         June 30      September 30     December 31
-------------------                         --------        --------      ------------     -----------
Interest income                             $  9,894        $ 10,490        $ 10,905         $ 10,961
Net interest income                            5,931           5,956           5,505            5,457
Provision for loan losses                         53              53           2,735            1,351
Income before income taxes                     2,678           2,785            (311)           1,551
Net income                                     1,799           1,896            (229)           1,172
Basic and diluted earnings per share             .30             .33            (.03)             .19

MARKET INFORMATION

Peoples Financial Corporation and Subsidiaries

On May 10, 2000, the Company registered its common stock on NASDAQ Small Cap Market. The Company's stock is traded under the symbol PFBX and is quoted in publications under "PplFnMS". The following table sets forth the high and low sale prices of the Company's common stock as reported on the NASDAQ Stock Market.

                                                   DIVIDEND
YEAR            QUARTER     HIGH        LOW        PER SHARE
----            -------    ------      ------      ---------
2001              1ST      $   25      $   13       $   .11
                  2ND          18          14
                  3RD          17          12           .12
                  4TH          15          10

2000              1st      $   31      $   31       $   .10
                  2nd          31          19
                  3rd          21          18           .11
                  4th          20          16

There were 678 holders of record of common stock of the Company at January 31, 2002, and 5,625,238 shares issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.

FIVE-YEAR COMPARATIVE SUMMARY OF SELECTED
FINANCIAL INFORMATION (in thousands except per share data)

Peoples Financial Corporation and Subsidiaries

                                             2001              2000              1999              1998              1997
                                         -----------       -----------       -----------       -----------       -----------
BALANCE SHEET SUMMARY
Total assets                             $   587,012       $   587,244       $   537,972       $   488,171       $   441,759
Available for sale securities                142,902            48,168            33,076            12,837            47,678
Held to maturity securities                   38,279            98,052           115,273           134,724           102,836
Loans, net of unearned discount              347,169           377,476           332,510           291,513           251,796
Deposits                                     412,543           413,724           394,681           381,602           372,555
Borrowings from FHLB                           5,549            23,160
Long term notes payable                          336               291               274               203               215
Shareholders' equity                          80,069            78,717            77,767            73,545            65,772

SUMMARY OF OPERATIONS
Interest income                          $    37,285       $    42,250       $    35,440       $    33,425       $    32,235
Interest expense                              18,354            19,401            14,441            13,990            12,956
                                         -----------       -----------       -----------       -----------       -----------
Net interest income                           18,931            22,849            20,999            19,435            19,279
Provision for loan losses                      2,503             4,192               120
                                         -----------       -----------       -----------       -----------       -----------
Net interest income after provision
  for loan losses                             16,428            18,657            20,879            19,435            19,279
Non-interest income                            9,256             7,678             6,767            11,220             6,241
Non-interest expense                         (21,197)          (19,632)          (18,438)          (17,274)          (16,065)
                                         -----------       -----------       -----------       -----------       -----------
Income before taxes and
  extraordinary gain                           4,487             6,703             9,208            13,381             9,455
Applicable income taxes                        1,082             2,065             2,958             4,591             3,088
Extraordinary gain                               594
                                         -----------       -----------       -----------       -----------       -----------
Net income                               $     3,999       $     4,638       $     6,250       $     8,790       $     6,367
                                         ===========       ===========       ===========       ===========       ===========

PER SHARE DATA
Basic and diluted earnings per share     $       .71       $       .79       $      1.06       $      1.49       $      1.08
Basic and diluted earnings per share
  before extraordinary gain                      .60               .79              1.06              1.49              1.08
Dividends per share                              .24               .21               .20               .17               .15
Book value                                     14.25             13.58             13.17             12.46             11.14
Weighted average number of shares          5,629,872         5,857,232         5,905,344         5,905,344         5,905,344

SELECTED RATIOS
Return on average assets                         .68%              .82%             1.21%             1.87%             1.42%
Return on average equity                        5.04%             5.93%             8.26%            12.62%            10.10%
Capital formation rate                          1.72%             1.22%             5.74%            11.82%             8.98%
Primary capital to average assets              14.47%            14.68%            15.86%            16.60%            15.62%
Risk-based capital ratios:
  Tier 1                                       20.65%            19.97%            22.45%            24.65%            25.58%
  Total                                        21.90%            21.13%            23.69%            25.90%            26.83%

Note: All share and per share data have been given retroactive effect for the two for one stock split effective November 16, 1998 and the two for one stock split effective April 17, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Peoples Financial Corporation and Subsidiaries

The following presents Management's discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 2001, 2000 and 1999. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

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

OVERVIEW

Net income was $3,999,000 for the year ended December 31, 2001, as compared with $4,638,000 for the year ended December 31, 2000. The decrease in earnings was primarily attributable to the reduction in interest rates. Specifically, interest earned on loans has decreased rapidly while interest paid on deposits, especially large certificates of deposit, has not changed significantly. During the fourth quarter of 2001, this negative trend began to improve and the Company expects a more favorable interest margin in 2002.

FINANCIAL CONDITION

AVAILABLE FOR SALE SECURITIES

Available for sale securities increased $94,735,000 at December 31, 2001 as compared with December 31, 2000 primarily as a result of the management of the bank subsidiary's liquidity position and its interest margin. The Company reinvested funds from maturities in held to maturity securities in available for sale securities. During the last six months of 2001, funds were also available for reinvestment in these securities as loan demand decreased.

Gross unrealized gains were $2,787,000, $1,215,000 and $918,000 and gross unrealized losses were $84,000, $334,000 and $1,090,000 for available for sale securities at December 31, 2001, 2000 and 1999, respectively. There were no significant realized gains or losses from calls or sales of available for sale securities during 1999 and 2000. A gain of $243,000 was realized on the sale of available for sale securities in 2001.

HELD TO MATURITY SECURITIES

Held to maturity securities decreased $59,773,000 at December 31, 2001, compared with December 31, 2000. The decrease in these securities is directly attributable to the management by the Company of its liquidity position, as discussed above.

Gross unrealized gains were $725,000, $296,000 and $253,000, while gross unrealized losses were $18,000, $402,000 and $1,817,000, at December 31, 2001,
2000 and 1999, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2001, 2000 and 1999.

FEDERAL HOME LOAN BANK STOCK

The Company acquired common stock issued by the Federal Home Loan Bank as a prerequisite for participating in their loan programs.

LOANS

The Company's loan portfolio decreased $30,317,000 at December 31, 2001. This decrease was a result of decreased loan demand in the Company's trade area, which in turn was due to a softening of the local economy. In addition, a number of customers paid off several large credits during the second and third quarters of 2001. Fluctuations in the various categories of loans are illustrated in Note
C. The Company anticipates that this demand will be moderate into the first quarter of 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)

Peoples Financial Corporation and Subsidiaries

OTHER REAL ESTATE

The Other Real Estate (ORE) portfolio increased $738,000 at December 31, 2001 as compared with December 31, 2000 due to the foreclosure of several parcels of commercial real estate during 2001. Gains realized on sales of ORE were $118,716, $19,581 and $459,529 for the years ended December 31, 2001, 2000 and
1999, respectively. The Company is actively marketing these foreclosed assets and has contracts for sale for several parcels which it expects to close in the first quarter of 2002.

ACCRUED INTEREST RECEIVABLE

Accrued interest receivable decreased $769,000 at December 31, 2001, as compared with December 31, 2000, as a result of the decline in interest rates on loans and investments.

DEPOSITS

Total deposits decreased $1,181,000 at December 31, 2001, as compared with December 31, 2000, and had increased $19,043,000 at December 31, 2000, as compared with December 31, 1999. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. The Company has managed its funds including planning the timing of investment maturities and using other funding sources and their maturity so as to achieve appropriate liquidity. Beginning with the third quarter of 2000, the Company acquired brokered certificates of deposit in the management of the bank subsidiary's liquidity position.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased and securities sold under agreements to repurchase increased $17,150,000 at December 31, 2001, as compared with December 31, 2000. This fluctuation is directly related to customers' periodic reallocation of their funds in a non-deposit product and the management of the Company's liquidity position.

BORROWINGS FROM FEDERAL HOME LOAN BANK

The Company acquires funds from the Federal Home Loan Bank in the management of the liquidity position.

SHAREHOLDERS' EQUITY

During 2001 and 2000, there were significant events that impacted the components of shareholders' equity. These events are detailed in Note H to the Consolidated Financial Statements included in this report.

Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company's total risk-based capital ratio at December 31, 2001, 2000 and 1999 was 21.90%, 21.13% and 23.69% as compared with the required standard of 8.00%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2001, approximately $2,651,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)

Peoples Financial Corporation and Subsidiaries

RESULTS OF OPERATIONS (continued)

NET INTEREST INCOME (continued)

Total interest income decreased $4,966,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000, and had increased $6,810,000 for the year ended December 31, 2000, as compared with the year ended December 31, 1999. This fluctuation in 2000 in interest income was primarily due to the increase in volume in loans. During 2001, the Company experienced a decline in interest income, particularly from loans, as a result of the decrease in the volume of loans during the year and the decrease in interest rates earned on loans.

Total interest expense decreased $1,048,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000, and had increased $4,960,000 for the year ended December 31, 2000, as compared with the year ended December 31, 1999. The increase was the result of both increases in interest bearing deposits as well as the increase in rates paid on these deposits. As previously discussed, the Company used brokered time deposits and borrowings from the Federal Home Loan Bank to address its liquidity position. The cost of these funding sources has been higher than other more traditional deposit funds, and has had a slightly negative impact on the Company's net margin. As these funds are repriced more favorably, such repricing having begun in the third quarter of 2001, the Company has realized a positive improvement in its interest margin. This improvement is expected to continue in 2002.

PROVISION FOR LOAN LOSSES

The Company continuously monitors its relationships with its loan customers, especially those in concentrated industries such as seafood, gaming and hotel/motel, and their direct and indirect impact on its operations. A thorough analysis of current economic conditions and the quality of the loan portfolio is conducted on a quarterly basis using the latest available information. These analyses are utilized in the computation of the adequacy of the allowance for loan losses. A provision is charged to income on a periodic basis to absorb potential losses based on these analyses. Further information related to the computation of the provision is presented in Note A.

During the second quarter of 2001, the Company identified negative events with respect to an overall softening of the economy, and during the second and fourth quarters of 2001, the Company identified negative events with respect to specific credits which required a large increase to the Company's provision for loan losses during those quarters. The Company believes this action will provide funds to absorb potential losses. Management continues to closely evaluate these loans, and the entire loan portfolio, in accordance with its policies and procedures. Absent any unforeseen unusual events, the Company will provide for its loan loss provision on a monthly basis in 2002 at a level consistent with provisions made during the first and third quarters of 2001.

SERVICE CHARGES

Service charges increased $1,299,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000, as a result of the introduction of a new overdraft protection product in the second quarter of 2001.

SALARIES AND EMPLOYEE BENEFITS

Salaries and employee benefits increased $977,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000, as a result of an increase in health insurance premiums and additional contributions made to the Company's ESOP.

OTHER EXPENSE

Other expense increased $543,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000, primarily due to write downs of other real estate of $409,000 during 2001.

RELATED PARTIES

The Company extends loans to certain officers and directors and their personal business interests, at terms and rates comparable to other loans of similar credit risks. Further disclosure of these transactions are presented in Note C. The Company has not currently engaged, nor does it have any plans to engage, in any other transactions with any related person or entities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)
Peoples Financial Corporation and Subsidiaries

LIQUIDITY

Liquidity represents the Company's ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets. Note J discloses information relating to financial instruments with off-balance-sheet risk, including letters of credit and outstanding unused loan commitments. The Company closely monitors the potential effect of funding these commitments on its liquidity position.

Deposits, payment of principal and interest on loans, proceeds from maturities of investment securities, earnings on investment securities, purchases of federal funds and securities sold under agreements to repurchase are the principal sources of funds for the Company. During 2000, the Company began using other, non-traditional sources of funds, including borrowings from the Federal Home Loan Bank. Recent state legislation, which is expected to become effective in 2002, will reduce the pledging requirements by individual financial institutions for public funds. As the Company has significant public funds, it anticipates that this reduction will positively affect the Company's liquidity position.

NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued several statements during the current year. Statement 141, "Business Combinations," Statement 142, "Goodwill and Other Intangible Assets" and Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" were effective for the current year. Statement 143, "Accounting for Asset Retirement Obligations" is effective in 2003. The Company has evaluated the implementation of adopting these new pronouncements and has determined that their adoption will not have a material effect on its financial statements.

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

The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Government securities with maturities of two years or less. The loan portfolio consists of a 40% - 60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less. On the liability side, more than 50% of the deposits are demand and savings transaction accounts. Additionally, the vast majority of the certificates of deposit mature within eighteen months. Since the Company's deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

The interest rate sensitivity tables on the next page provide additional information about the Company's financial instruments that are sensitive to changes in interest rates. The negative gap in 2002 is mitigated by the nature of the Company's deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)
Peoples Financial Corporation and Subsidiaries

Interest rate sensitivity at December 31, 2001 was as follows (in thousands):

                                                                                                                           12/31/01
                        2002         2003            2004           2005          2006        BEYOND        TOTAL         FAIR VALUE
                    -----------   -----------    -----------    -----------   -----------   -----------   -----------     ----------
Loans, net          $   103,132   $    53,757    $    66,641    $    64,612   $    40,466   $    12,903   $   341,511      $345,155
Average rate               6.61%         6.99%          7.16%          7.13%         6.46%         6.05%         6.88%

Securities               37,419        63,650         48,082         11,702         9,836        12,363       183,052       183,759
Average rate               4.73          4.44           4.75           5.25          5.59          7.18          4.96

Total Financial
  Assets                140,551       117,407        114,723         76,314        50,302        25,266       524,563       528,914
Average rate               6.07          5.89           6.38           6.91          6.31          6.65          6.34

Deposits                309,323        23,245          1,937            868           868            86       336,327       339,640
Average rate               4.11          6.43           4.93           5.15          5.15          5.60          4.36

Long-term funds              71            72            361             64            48         5,269         5,885         6,356
Average rate               5.71          5.71           5.17           5.79          5.79          6.22          6.14

Total Financial
  Liabilities           309,394        23,317          2,298            932           916         5,355       342,212       345,996
Average rate               4.11          6.43           4.97           5.19          5.18          6.22          4.40

Interest rate sensitivity at December 31, 2000 was as follows (in thousands):

                                                                                                                           12/31/00
                       2001          2002           2003           2004          2005         BEYOND        TOTAL         FAIR VALUE
                    -----------   -----------    -----------    -----------   -----------   -----------   -----------     ----------
Loans, net          $   129,705   $    34,470    $    56,354    $    62,637   $    77,099   $    12,644   $   372,909     $  370,237
Average rate               9.84%         9.42%          9.19%          8.86%         9.90%         9.34%         9.55%

Securities               48,398        24,099         26,271         18,802        10,335        19,962       147,867        147,761
Average rate               5.83          6.14           5.95           6.16          6.75          5.27          5.90

Total Financial
  Assets                178,103        58,569         82,625         81,439        87,434        32,606       520,776        517,998
Average rate               9.71          8.39           8.44           8.40          9.64          6.17          8.83

Deposits                302,189        23,429         17,981          1,159           773           112       345,643        347,516
Average rate               4.92          6.60           6.84           5.43          5.43          5.59          5.06

Long-term funds          18,014            25             26            256            10         5,120        23,451         23,589
Average rate               6.43          5.38           5.38           7.95          6.80          6.50          7.58

Total Financial
  Liabilities           320,203        23,454         18,007          1,415           783         5,232       369,094        371,105
Average rate               5.02          6.60           6.84           6.04          5.43          6.50          5.29

CONSOLIDATED STATEMENTS OF CONDITION

Peoples Financial Corporation and Subsidiaries

December 31,                                       2001             2000              1999
------------                                   ------------     ------------     ------------
ASSETS
Cash and due from banks                        $ 32,034,976     $ 35,145,868     $ 35,540,978
Available for sale securities                   142,902,274       48,167,770       33,075,555
Held to maturity securities, fair value of
  $38,986,000 - 2001;
  $97,946,000 - 2000;
  $113,709,000 - 1999                            38,278,962       98,051,955      115,272,790
Federal Home Loan Bank Stock, at cost             1,870,500        1,647,300        1,647,300

Loans                                           347,168,766      377,485,768      332,516,552
  Less: Unearned income                                                9,612            6,985

Allowance for loan losses                         5,658,210        4,567,565        4,338,149
                                               ------------     ------------     ------------

Loans, net                                      341,510,556      372,908,591      328,171,418

Bank premises and equipment, net                 18,117,908       18,333,272       16,960,986
Other real estate                                 1,799,527        1,061,081           94,502
Accrued interest receivable                       3,728,850        4,497,713        3,785,623
Other assets                                      6,768,669        7,430,384        3,423,266
                                               ------------     ------------     ------------
TOTAL ASSETS                                   $587,012,222     $587,243,934     $537,972,418
                                               ============     ============     ============

See Notes to Consolidated Financial Statements.

Peoples Financial Corporation and Subsidiaries

December 31,                                                                             2001             2000             1999
------------                                                                         -------------    -------------   -------------
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits:
    Demand, non-interest bearing                                                     $  76,215,302    $  68,080,764   $  77,980,244
    Savings and demand, interest bearing                                               145,248,560      137,531,988     149,878,462
    Time, $100,000 or more                                                             105,446,070      126,353,164      92,535,818
    Other time deposits                                                                 85,632,730       81,758,161      74,286,633
                                                                                     -------------    -------------   -------------
    Total deposits                                                                     412,542,662      413,724,077     394,681,157
  Accrued interest payable                                                                 613,762        1,028,564         768,943
  Federal funds purchased and securities sold
    under agreements to repurchase                                                      82,488,859       65,339,084      60,833,677
  Borrowings from Federal Home Loan Bank                                                 5,548,988       23,159,507
  Notes payable                                                                            336,251          291,481         274,129
  Other liabilities                                                                      5,412,674        4,984,364       3,647,626
                                                                                     -------------    -------------   -------------
  TOTAL LIABILITIES                                                                    506,943,196      508,527,077     460,205,532
SHAREHOLDERS' EQUITY:
  Common Stock, $1 par value, 15,000,000 shares authorized, 5,620,239,
    5,795,207, and 5,905,344 shares issued and outstanding at December 31, 2001,
    2000 and 1999, respectively, after giving retroactive effect to
    two for one stock split effective April 17, 2000                                     5,620,239        5,795,207       5,905,344
  Surplus                                                                               65,780,254       65,780,254      65,759,086
  Undivided profits                                                                      7,052,559        7,093,830       6,837,628
  Unearned compensation                                                                   (174,043)        (535,840)       (624,842)
  Accumulated other comprehensive income,
    net of tax                                                                           1,790,017          583,406        (110,330)
                                                                                     -------------    -------------   -------------
  TOTAL SHAREHOLDERS' EQUITY                                                            80,069,026       78,716,857      77,766,886
                                                                                     -------------    -------------   -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $ 587,012,222    $ 587,243,934   $ 537,972,418
                                                                                     =============    =============   =============

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

Peoples Financial Corporation and Subsidiaries

Year Ended December 31,                               2001             2000            1999
-----------------------                            -----------     -----------     -----------
INTEREST INCOME:
  Interest and fees on loans                       $28,174,153     $33,262,945     $26,425,625
  Interest and dividends on securities:
    U. S. Treasury                                   2,064,729       2,960,250       4,446,038
    U. S. Government agencies and corporations       5,881,969       5,167,514       3,511,373
    States and political subdivisions                  514,351         540,191         454,577
    Other investments                                  445,784         203,953          98,806
  Interest on federal funds sold                       203,566         115,781         503,882
                                                   -----------     -----------     -----------
  TOTAL INTEREST INCOME                             37,284,552      42,250,634      35,440,301
                                                   -----------     -----------     -----------
INTEREST EXPENSE:
  Deposits                                          15,696,840      15,535,893      12,909,303
  Long-term borrowings                                 437,144         879,339          10,605
  Federal funds purchased and securities sold
    under agreements to repurchase                   2,219,601       2,986,052       1,520,997
                                                   -----------     -----------     -----------
  TOTAL INTEREST EXPENSE                            18,353,585      19,401,284      14,440,905
                                                   -----------     -----------     -----------
NET INTEREST INCOME                                 18,930,967      22,849,350      20,999,396
PROVISION FOR ALLOWANCE FOR LOSSES ON LOANS          2,503,000       4,191,700         120,000
                                                   -----------     -----------     -----------
NET INTEREST INCOME AFTER PROVISION FOR
  ALLOWANCE FOR LOSSES ON LOANS                     16,427,967      18,657,650      20,879,396
                                                   -----------     -----------     -----------
OTHER OPERATING INCOME:
  Trust department income and fees                   1,418,847       1,353,294       1,366,288
  Service charges on deposit accounts                6,388,406       5,089,421       4,720,293
  Gain on sale and calls of securities                 243,126
  Other income                                       1,205,750       1,235,617         680,015
                                                   -----------     -----------     -----------
  TOTAL OTHER OPERATING INCOME                       9,256,129       7,678,332       6,766,596
                                                   -----------     -----------     -----------
OTHER OPERATING EXPENSE:
  Salaries and employee benefits                    11,447,070      10,469,450       9,945,753
  Net occupancy                                      1,178,261       1,145,536         864,694
  Equipment rentals, depreciation
    and maintenance                                  2,776,745       2,766,053       2,564,186
  Other expense                                      5,795,068       5,251,641       5,062,970
                                                   -----------     -----------     -----------
  TOTAL OTHER OPERATING EXPENSE                     21,197,144      19,632,680      18,437,603
                                                   -----------     -----------     -----------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY GAIN                                 4,486,952       6,703,302       9,208,389
INCOME TAXES                                         1,082,000       2,065,525       2,958,370
                                                   -----------     -----------     -----------
INCOME BEFORE EXTRAORDINARY GAIN                     3,404,952       4,637,777       6,250,019
EXTRAORDINARY GAIN, NET OF INCOME TAX                  594,000
                                                   -----------     -----------     -----------
NET INCOME                                         $ 3,998,952     $ 4,637,777     $ 6,250,019
                                                   ===========     ===========     ===========
BASIC AND DILUTED EARNINGS PER SHARE               $       .71     $       .79     $      1.06
                                                   ===========     ===========     ===========
BASIC AND DILUTED EARNINGS PER SHARE BEFORE
  EXTRAORDINARY GAIN                               $       .60     $       .79     $      1.06
                                                   ===========     ===========     ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Peoples Financial Corporation and Subsidiaries

                                                          Number of
                                                           Common             Common
                                                           Shares             Stock           Surplus
                                                        ------------      ------------      ------------
BALANCE, JANUARY 1, 1999                                   5,905,344      $  5,905,344      $ 60,759,086
Comprehensive Income:
  Net income
  Net unrealized loss on available for sale
    securities, net of tax
  Total comprehensive income
Purchase of common shares by ESOP
Allocation of ESOP shares
Cash dividends ($ .195 per share)
Transfer of undivided profits                                                                  5,000,000
                                                        ------------      ------------      ------------
BALANCE, DECEMBER 31, 1999                                 5,905,344         5,905,344        65,759,086
Comprehensive Income:
  Net income
  Net unrealized gain on available for sale
    securities, net of tax
  Total comprehensive income
Purchase of common shares by ESOP
Allocation of ESOP shares
Cash dividends  ($ .21 per share)
Dividend declared, ($ .11 per share)

Retirement of stock                                         (110,137)         (110,137)           21,168
                                                        ------------      ------------      ------------
BALANCE, DECEMBER 31, 2000                                 5,795,207         5,795,207        65,780,254
Comprehensive Income:
  Net income
  Net unrealized gain on available for sale
    securities, net of tax
  Reclassification adjustment for available for
    sale securities called or sold in current year,
    net of tax
  Total comprehensive income
Purchase of common shares by ESOP
Allocation of ESOP shares
Cash dividends ($ .12  per share)
Dividend declared ($ .12 per share)
Issuance of stock for stock incentive plan                     6,886             6,886
Effect of stock retirement on accrued dividends
Retirement of stock                                         (181,854)         (181,854)
                                                        ------------      ------------      ------------
BALANCE, DECEMBER 31, 2001                                 5,620,239      $  5,620,239      $ 65,780,254
                                                        ============      ============      ============


See Notes to Consolidated Financial Statements.

                                                                                      Accumulated
                                                                                         Other
                                                       Undivided       Unearned       Comprehensive   Comprehensive
                                                        Profits      Compensation         Income          Income          Total
                                                      ------------   ------------     -------------   -------------   ------------
BALANCE, JANUARY 1, 1999                              $  6,739,151   $   (160,900)     $    302,712                   $ 73,545,393
Comprehensive Income:
  Net income                                             6,250,019                                     $  6,250,019      6,250,019
  Net unrealized loss on available for sale
    securities, net of tax                                                                 (413,042)       (413,042)      (413,042)
                                                                                                       ------------
  Total comprehensive income                                                                           $  5,836,977
                                                                                                       ============
Purchase of common shares by ESOP                                        (684,842)                                        (684,842)
Allocation of ESOP shares                                                 220,900                                          220,900
Cash dividends ($ .195 per share)                       (1,151,542)                                                     (1,151,542)
Transfer of undivided profits                           (5,000,000)
                                                      ------------   ------------      ------------                   ------------

BALANCE, DECEMBER 31, 1999                               6,837,628       (624,842)         (110,330)                    77,766,886
Comprehensive Income:
  Net income                                             4,637,777                                     $  4,637,777      4,637,777
  Net unrealized gain on available for sale
    securities, net of tax                                                                  693,736         693,736        693,736
                                                                                                       ------------
  Total comprehensive income                                                                           $  5,331,513
                                                                                                       ============
Purchase of common shares by ESOP                                         (83,068)                                         (83,068)
Allocation of ESOP shares                                                 172,070                                          172,070
Cash dividends  ($ .21 per share)                       (1,235,428)                                                     (1,235,428)
Dividend declared, ($ .11 per share)
                                                          (637,473)                                                       (637,473)
Retirement of stock                                     (2,508,674)                                                     (2,597,643)
                                                      ------------   ------------      ------------                   ------------
BALANCE, DECEMBER 31, 2000                               7,093,830       (535,840)          583,406                     78,716,857
Comprehensive Income:
  Net income                                             3,998,952                                     $  3,998,952      3,998,952
  Net unrealized gain on available for sale
    securities, net of tax                                                                1,359,541       1,359,541      1,359,541
  Reclassification adjustment for available for
    sale securities called or sold in current year,
    net of tax                                                                             (152,930)       (152,930)      (152,930)
                                                                                                       ------------
  Total comprehensive income                                                                           $  5,205,563
                                                                                                       ============
Purchase of common shares by ESOP                                         (80,043)                                         (80,043)
Allocation of ESOP shares                                                 441,840                                          441,840
Cash dividends ($ .12  per share)                         (675,388)                                                       (675,388)
Dividend declared ($ .12 per share)                       (674,428)                                                       (674,428)
Issuance of stock for stock incentive plan                  93,097                                                          99,983
Effect of stock retirement on accrued dividends             15,545                                                          15,545
Retirement of stock                                     (2,799,049)                                                     (2,980,903)
                                                      ------------   ------------      ------------                   ------------
BALANCE, DECEMBER 31, 2001                            $  7,052,559   $   (174,043)     $  1,790,017                   $ 80,069,026
                                                      ============   ============      ============                   ============

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Peoples Financial Corporation and Subsidiaries

Year Ended December 31,                                                  2001                2000               1999
-----------------------                                              -------------      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $   3,998,952      $   4,637,777      $   6,250,019
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Gain on sales of other real estate                                    (118,716)           (19,581)          (459,529)
    Gain on sale and calls of securities                                  (243,126)
    Gain on sale of bank premises                                                            (317,690)
    Stock incentive plan                                                    99,983
    Depreciation                                                         1,864,827          1,827,000          1,661,201
    Provision for allowance for loan losses                              2,503,000          4,191,700            120,000
    Provision for losses on other real estate                              409,264             25,487             60,307
    Changes in assets and liabilities:
       Accrued interest receivable                                         768,863           (712,090)          (657,344)
       Other assets                                                        140,233         (1,411,203)            11,523
       Accrued interest payable                                           (414,802)           259,621           (155,229)
       Other liabilities                                                  (223,975)           342,154             22,590
                                                                     -------------      -------------      -------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                              8,784,503          8,823,175          6,853,538
                                                                     -------------      -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities, sales and calls of
    available for sale securities                                       46,359,462          2,224,119          1,253,008
  Investment in available for sale securities                         (139,028,899)       (16,265,487)       (22,125,300)
  Proceeds from maturities and calls of held to
    maturity securities                                                143,715,000         56,675,000        127,775,000
  Investment in held to maturity securities                            (83,942,007)       (39,454,165)      (108,324,095)
  Investment in Federal Home Loan Bank stock                              (223,200)                           (1,647,300)
  Proceeds from sales of other real estate                               1,044,119             96,000            579,000
  Loans, net (increase) decrease                                        27,242,762        (49,896,792)       (41,540,617)
  Proceeds from sale of bank premises                                                         469,065
  Acquisition of premises and equipment                                 (1,649,463)        (3,331,227)        (2,698,737)
  Other assets                                                             521,482         (2,595,915)           359,424
                                                                     -------------      -------------      -------------
  NET CASH USED IN INVESTING  ACTIVITIES                                (5,960,744)       (52,079,402)       (46,369,617)
                                                                     -------------      -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Demand and savings deposits, net increase
    (decrease)                                                          15,851,110        (22,245,954)        (4,622,758)
  Time deposits made, net increase (decrease)                          (17,032,525)        41,288,874         17,701,679
  Principal payments on notes                                              (14,273)           (13,646)           (12,819)
  Cash dividends                                                        (1,297,316)        (1,235,428)        (1,151,542)
  Retirement of common stock                                            (2,980,903)        (2,597,643)
  Borrowings from Federal Home Loan Bank                                                   23,159,507
  Repayments to Federal Home Loan Bank                                 (17,610,519)
  Federal funds purchased and securities sold
    under agreements to repurchase, net increase                        17,149,775          4,505,407         32,782,897
                                                                     -------------      -------------      -------------
  NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES                                                (5,934,651)        42,861,117         44,697,457
                                                                     -------------      -------------      -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    (3,110,892)          (395,110)         5,181,378
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            35,145,868         35,540,978         30,359,600
                                                                     -------------      -------------      -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                               $  32,034,976      $  35,145,868      $  35,540,978
                                                                     =============      =============      =============

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Peoples Financial Corporation and Subsidiaries

NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS OF THE COMPANY

Peoples Financial Corporation is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi, and PFC Service Corp. Its principal subsidiary is The Peoples Bank, Biloxi, Mississippi, which provides a full range of banking, financial and trust services to individuals and small and commercial businesses operating in 15 locations in Harrison, Hancock, Stone and west Jackson counties.

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

CASH AND DUE FROM BANKS

The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $8,420,000, $10,531,000 and $11,090,000 for the years ending December 31, 2001, 2000 and 1999, respectively.

The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2001, the bank subsidiary had excess deposits of $1,777,111. These amounts were uninsured and uncollateralized.

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

NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

LOANS (continued)

Loan origination fees are recognized as income when received. Revenue from these fees is not material to the financial statements.

The Company places loans on a nonaccrual status when, in the opinion of Management, they possess sufficient uncertainty as to timely collection of interest or principal so as to preclude the recognition in reported earnings of some or all of the contractual interest. Accrued interest on loans classified as nonaccrual is reversed at the time the loans are placed on nonaccrual. Interest received on nonaccrual loans is applied against principal. Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Loans classified as nonaccrual are generally identified as impaired loans. The policy for recognizing income on impaired loans is consistent with the nonaccrual policy.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through provisions for loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is based on Management's evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. The evaluation includes Management's assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, a study of loss experience, a review of classified, nonperforming and delinquent loans, the estimated value of any underlying collateral, an estimate of the possibility of loss based on the risk characteristics of the portfolio, adverse situations that may affect the borrower's ability to repay, and the results of regulatory examinations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

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

TRUST DEPARTMENT INCOME AND FEES

Trust fees are recorded when received and amounted to $1,418,847, $1,353,294 and $1,366,288 in 2001, 2000 and 1999, respectively.

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

Peoples Financial Corporation and Subsidiaries

ADVERTISING

Advertising costs are expensed as incurred.

LEASES

All leases are accounted for as operating leases in accordance with the terms of the leases.

EARNINGS PER SHARE

Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,629,872, 5,857,232 and 5,905,344 in 2001, 2000 and 1999, respectively.

STATEMENTS OF CASH FLOWS

The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $18,768,387, $19,141,663 and $14,596,134 in 2001, 2000 and 1999, respectively, for interest on deposits and borrowings. Income tax payments totaled $1,847,250, $3,630,000 and $3,361,436 in 2001, 2000 and 1999,
respectively. Loans transferred to other real estate amounted to $2,073,113 and $1,011,500 in 2001 and 2000, respectively. No loans were transferred to other real estate in 1999. After receiving regulatory approval, the Company transferred property with a book value of $19,434 from other real estate to banking premises during 2000. The income tax effect on the accumulated other comprehensive income was $621,587, $357,379 and ($212,779), at December 31, 2001, 2000 and 1999, respectively.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

NOTE B - SECURITIES:

The amortized cost and estimated fair value of securities at December 31, 2001, 2000 and 1999, respectively, are as follows (in thousands):

                                                           Gross       Gross
                                            Amortized   unrealized   unrealized   Estimated fair
December 31, 2001                             cost         gains       losses         value
-----------------                           ---------   ----------   ----------   --------------
Available for sale securities:
  Debt securities:
    U. S. Treasury                          $ 20,975     $    207     $    (10)     $ 21,172
    U. S. Government agencies and corp       113,494        1,557          (74)      114,977
    States and political subdivisions          1,759            4                      1,763
                                            --------     --------     --------      --------
    Total debt securities                    136,228        1,768          (84)      137,912
  Equity securities                            3,971        1,019                      4,990
                                            --------     --------     --------      --------
Total available for sale securities         $140,199     $  2,787     $    (84)     $142,902
                                            ========     ========     ========      ========

Held to maturity securities:
  U. S. Treasury                            $ 18,948     $    283     $             $ 19,231
  U. S. Government agencies and corp          13,687          306                     13,993
  States and political subdivisions            5,644          136          (18)        5,762
                                            --------     --------     --------      --------
Total held to maturity securities           $ 38,279     $    725     $    (18)     $ 38,986
                                            ========     ========     ========      ========

Peoples Financial Corporation and Subsidiaries

                                                         Gross       Gross
                                           Amortized   unrealized  unrealized  Estimated fair
December 31, 2000                            cost        gains       losses        value
-----------------                          ---------   ----------  ----------  --------------
Available for sale securities:
  Debt securities:
    U. S. Treasury                          $ 5,966     $    75     $   (42)      $ 5,999
    U. S. Government agencies and corp       32,492         121        (194)       32,419
    States and political subdivisions         4,803         101         (23)        4,881
                                            -------     -------     -------       -------
    Total debt securities                    43,261         297        (259)       43,299
  Equity securities                           4,026         918         (75)        4,869
                                            -------     -------     -------       -------
Total available for sale securities         $47,287     $ 1,215     $  (334)      $48,168
                                            =======     =======     =======       =======

Held to maturity securities:
  U. S. Treasury                            $31,797     $   118     $   (35)      $31,880
  U. S. Government agencies and corp         60,181          33        (335)       59,879
  States and political subdivisions           6,074         145         (32)        6,187
                                            -------     -------     -------       -------
Total held to maturity securities           $98,052     $   296     $  (402)      $97,946
                                            =======     =======     =======       =======

                                                          Gross          Gross
                                            Amortized   unrealized    unrealized   Estimated fair
December 31, 1999                             cost        gains         losses         value
-----------------                           ---------   ----------    ----------   --------------
Available for sale securities:
  Debt securities:
    U. S. Treasury                          $  5,994     $             $   (201)     $  5,793
    U. S. Government agencies and corp        19,670                       (720)       18,950
    States and political subdivisions          3,808                       (103)        3,705
                                            --------     --------      --------      --------
    Total debt securities                     29,472                     (1,024)       28,448
  Equity securities                            3,776          918           (66)        4,628
                                            --------     --------      --------      --------
Total available for sale securities         $ 33,248     $    918      $ (1,090)     $ 33,076
                                            ========     ========      ========      ========

Held to maturity securities:
  U. S. Treasury                            $ 53,693     $    147      $   (234)     $ 53,606
  U. S. Government agencies and corp          55,312                     (1,441)       53,871
  States and political subdivisions            6,268          106          (142)        6,232
                                            --------     --------      --------      --------
Total held to maturity securities           $115,273     $    253      $ (1,817)     $113,709
                                            ========     ========      ========      ========

The amortized cost and estimated fair value of debt securities at December 31, 2001, (in thousands) by contractual maturity, are shown on next page. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Peoples Financial Corporation and Subsidiaries

NOTE B - SECURITIES: (continued)

                                            Amortized   Estimated fair
                                               cost         value
                                            ---------   --------------
Available for sale securities:
  Due in one year or less                    $ 19,036     $ 19,233
  Due after one year through five years       114,443      115,890
  Due after five years through ten years        2,540        2,581
  Due after ten years                             209          208
                                             --------     --------
  Totals                                     $136,228     $137,912
                                             ========     ========

Held to maturity securities:
  Due in one year or less                    $ 18,186     $ 18,401
  Due after one year through five years        17,381       17,823
  Due after five years through ten years          895          899
  Due after ten years                           1,817        1,863
                                             --------     --------
  Totals                                     $ 38,279     $ 38,986
                                             ========     ========

Proceeds from maturities and calls of held to maturity debt securities during 2001, 2000 and 1999 were $143,715,000, $56,675,000 and $127,775,000, respectively. There were no sales of held to maturity debt securities during 1999, 2000 and 2001. Proceeds from maturities and calls of available for sale debt securities were $46,359,462, $2,224,119 and $1,253,008 during 2001, 2000 and 1999, respectively. Available for sale debt securities were sold in 2001 for a gain of $243,126. There were no sales of available for sale debt securities during 1999 and 2000.

Securities with an amortized cost of approximately $149,013,000, $133,314,000 and $139,051,000 at December 31, 2001, 2000 and 1999, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

Federal Home Loan Bank (FHLB) common stock was purchased during 1999 in order for the Company to participate in certain FHLB programs. The amount invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. The investment is carried at cost. Dividends received are reinvested in FLHB stock.

Peoples Financial Corporation and Subsidiaries

NOTE C - LOANS

The composition of the loan portfolio was as follows (in thousands):

December 31,                                           2001        2000          1999
------------                                         --------     --------     --------
Real estate, construction                            $ 25,636     $ 29,269     $ 24,793
Real estate, mortgage                                 224,524      235,835      215,726
Loans to finance agricultural production
  and other loans to farmers                            7,241       11,019        8,441
Commercial and industrial loans                        71,271       79,620       63,104
Loans to individuals for household, family
  and other consumer expenditures                      15,068       17,186       16,476
Obligations of states and political subdivisions
  (primarily industrial revenue bonds and local
  government tax anticipation notes)                    3,233        3,967        2,723
All other loans                                           196          590        1,254
                                                     --------     --------     --------
Totals                                               $347,169     $377,486     $332,517
                                                     ========     ========     ========

Transactions in the allowance for loan losses are as follows (in thousands):

                                              2001         2000         1999
                                            -------      -------      -------
Balance, January 1                          $ 4,568      $ 4,338      $ 4,382
Recoveries                                      561          699          244
Loans charged off                            (1,974)      (4,661)        (408)
Provision for allowance for loan losses       2,503        4,192          120
                                            -------      -------      -------
Balance,  December 31                       $ 5,658      $ 4,568      $ 4,338
                                            =======      =======      =======

In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectibility and do not include other unfavorable features.

Peoples Financial Corporation and Subsidiaries

NOTE C - LOANS (continued)

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

                             2001          2000          1999
                           --------      --------      --------
Balance, January 1         $ 14,431      $ 11,363      $ 12,610
New loans and advances       20,533        26,141        21,704
Repayments                  (22,528)      (23,073)      (22,951)
                           --------      --------      --------
Balance, December 31       $ 12,436      $ 14,431      $ 11,363
                           ========      ========      ========

Industrial revenue bonds with a carrying value of $898,687, $1,094,233 and $1,258,433 at December 31, 2001, 2000 and 1999, respectively, were pledged to secure public deposits.

Nonaccrual loans amounted to approximately $650,215, $3,424,280 and $100,000 at December 31, 2001, 2000 and 1999, respectively.

The total recorded investment in impaired loans amounted to $650,215, $3,424,280 and $100,000 at December 31, 2001, 2000 and 1999, respectively. The amount of that recorded investment in impaired loans for which there is no related allowance for loan losses was $650,215, $3,424,280 and $100,000 at December 31, 2001, 2000 and 1999, respectively. At December 31, 2001, 2000 and 1999, the average recorded investment in impaired loans was $661,000, $881,000 and $101,000, respectively. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2001, 2000 or 1999.

NOTE D - BANK PREMISES AND EQUIPMENT

Bank premises and equipment are shown as follows (in thousands):

                                      Estimated
December 31,                         useful lives      2001       2000        1999
------------                         ------------    -------     -------     -------
Land                                                 $ 4,988     $ 4,845     $ 4,682
Buildings                             5-40 years      15,315      14,551      12,480
Furniture, fixtures and equipment     3-10 years      11,107      10,364       9,889
                                                     -------     -------     -------
Totals, at cost                                       31,410      29,760      27,051
Less: Accumulated depreciation                        13,292      11,427      10,090
                                                     -------     -------     -------
Totals                                               $18,118     $18,333     $16,961
                                                     =======     =======     =======

Depreciation expense charged to operations in 2001, 2000 and 1999 was $1,864,827, $1,827,000 and $1,661,201, respectively.

Peoples Financial Corporation and Subsidiaries

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

NOTE F - NOTES PAYABLE:

The composition of the loan portfolio was as follows (in thousands):

December 31,                                                                        2001         2000         1999
------------                                                                      --------     --------     --------
Small Business Administration, outstanding
  mortgage on property acquired.  The note bears
  interest at 5 3/8% & is payable at $1,952
  monthly through January 2004                                                    $162,209     $176,481     $190,127
RiverHills Bank, $750,000 line of credit
  for Peoples Financial Corporation Employee Stock Ownership Plan, secured by the guarantee of the Company; Interest at New York Prime (4.75% at December
  31, 2001) due quarterly, principal due at maturity
  in June 2004                                                                     174,042      115,000       84,002
                                                                                  --------     --------     --------
Totals                                                                            $336,251     $291,481     $274,129
                                                                                  ========     ========     ========

The maturities of notes payable are as follows:

2002        $  15,058
2003           15,885
2004          305,308
            ---------
Total       $ 336,251
            =========

Peoples Financial Corporation and Subsidiaries

NOTE G - INCOME TAXES:

Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 2001, 2000 and 1999, included in other assets or other liabilities, were as follows (in thousands):

Years Ended December 31,                       2001         2000         1999
------------------------                     -------      -------      -------
Deferred tax assets:
  Allowance for loan losses                  $ 1,542      $   962      $   888
  Employee benefit plans' liabilities            938          718          618
  Unrealized loss on available for sale
    securities, charged to equity                                          168
  Other                                          431          236          169
                                             -------      -------      -------
  Deferred tax assets                         (2,911)      (1,916)      (1,843)
                                             -------      -------      -------
Deferred tax liabilities:
  Accumulated depreciation                       947        1,071        1,064
  Deferred gain on sale of bank premises       1,687        1,687        1,582
  Installment sales                               13           14           14
  Unrealized gains on available for sale
    securities, charged to equity                813          193
                                             -------      -------      -------
  Deferred tax liabilities                     3,460        2,965        2,660
                                             -------      -------      -------
Net deferred taxes                               549        1,049          817
Current payable (refundable)                      75       (1,525)         (85)
                                             -------      -------      -------
Totals                                       $   624      $  (476)     $   732
                                             =======      =======      =======

Income taxes consist of the following components (in thousands):

Years Ended December 31,       2001         2000         1999
------------------------     -------      -------      -------
Current                      $ 2,202      $ 2,195      $ 3,157
Deferred                      (1,120)        (129)        (199)
                             -------      -------      -------
Totals                       $ 1,082      $ 2,066      $ 2,958
                             =======      =======      =======

Deferred income taxes (benefits) resulted from the following (in thousands):

Years Ended December 31,                          2001       2000       1999
------------------------                         -----      -----      -----
Depreciation                                     $(124)     $   7      $  48
Provision for loan losses                         (580)       (74)      (112)
Officers' and directors' life insurance           (220)      (100)       (87)
Deferred gain on sale of bank premises                        105
Unrealized gain (loss) on available for sale
  securities, charged to equity                    620        361       (216)
Other                                             (196)       (67)       (48)
                                                 -----      -----      -----
Totals                                           $(500)     $ 232      $(415)
                                                 =====      =====      =====

Peoples Financial Corporation and Subsidiaries

NOTE G - INCOME TAXES: (continued)

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2001, 2000 and 1999, to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,                2001 AMOUNT      %       2000 Amount       %       1999 Amount       %
------------------------                -----------   -------    -----------    -------    -----------    -------
Taxes computed at statutory rate         $ 1,526         34.0      $ 2,279         34.0      $ 3,131         34.0
Increase (decrease)  resulting from:
  Tax-exempt interest  income               (259)        (5.8)        (263)        (3.9)        (301)        (3.3)
  Non-deductible interest                     30           .7           34          0.5           27          0.3
  Credit for certified historic
    structure                               (113)        (2.5)
  Non-taxable life insurance
    proceeds                                 (62)        (1.4)
  Dividend exclusion                         (96)        (2.1)         (38)        (0.6)         (20)         (.2)
  Other, net                                  56          1.2           54          0.8          121          1.3
                                         -------      -------      -------      -------      -------      -------
Total income taxes                       $ 1,082         24.1      $ 2,066         30.8      $ 2,958         32.1
                                         =======      =======      =======      =======      =======      =======

NOTE H - SHAREHOLDER'S EQUITY:

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

Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2001, approximately $2,651,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to the approval by Board of Directors.

On May 24, 2000, the Company's Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company's common stock. As of December 31, 2001, 103,016 shares had been repurchased and retired under the plan approved May 24, 2000. On December 8, 2000, the Company's Board of Directors approved the repurchase of 146,304 shares of the outstanding common stock from one unrelated shareholder at a purchase price of $2,432,000. This repurchase was executed on January 2, 2001, and these shares were subsequently retired.

On May 23, 2001, the Company's Board of Directors approved a stock incentive program for two executive officers. Under this plan, whole shares valued as of the distribution date at $50,000 are to be distributed to each of these officers who continue to meet the eligibility requirements on June 15, 2001, and on January 15 of the four succeeding years. On June 15, 2001, a total of 6,886 shares of Peoples Financial Corporation common stock was issued. This incentive program was established subsequent to the surrender of split dollar policies that had been obtained on behalf of these executives.

On December 12, 2001, the Company's Board of Directors approved a semi-annual dividend of $ .12 per share. This dividend has a record date of January 9, 2002 and a distribution date of January 14, 2002.

Peoples Financial Corporation and Subsidiaries

NOTE H - SHAREHOLDER'S EQUITY: (continued)

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

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 2001, 2000 and 1999, are as follows:

                                                      Actual            For Capital Adequacy Purposes
                                             ---------------------      -----------------------------
                                                Amount       Ratio        Amount                Ratio
                                             -----------     -----      -----------             -----
DECEMBER 31, 2001:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)      $83,201,465     21.90%     $30,389,840              8.00%
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)      78,453,052     20.65%      15,194,920              4.00%
TIER 1 CAPITAL (TO AVERAGE ASSETS)            78,453,052     13.25%      23,677,357              4.00%

December 31, 2000:
Total Capital (to Risk Weighted Assets)       83,236,856     21.13%      31,517,120              8.00%
Tier 1 Capital (to Risk Weighted Assets)      78,669,291     19.97%      15,758,560              4.00%
Tier 1 Capital (to Average Assets)            78,669,291     13.87%      22,682,441              4.00%

December 31, 1999:
Total Capital (to Risk Weighted Assets)       82,840,207     23.69%      27,969,862              8.00%
Tier 1 Capital (to Risk Weighted Assets)      78,502,058     22.45%      13,984,931              4.00%
Tier 1 Capital (to Average Assets)            78,502,058     15.16%      20,711,320              4.00%

Peoples Financial Corporation and Subsidiaries

NOTE I - OTHER INCOME AND EXPENSES:

Other income consisted of the following:

December 31,                                       2001           2000           1999
------------                                    ----------     ----------     ----------
Other service charges, commissions and fees     $  280,517     $  294,373     $  268,370
Gain on sale of bank premises                                     317,690
Rentals                                            511,751        404,458        273,215
Other income                                       413,482        219,096        138,430
                                                ----------     ----------     ----------
Totals                                          $1,205,750     $1,235,617     $  680,015
                                                ==========     ==========     ==========

Other expenses consisted of the following:

December 31,                               2001            2000            1999
------------                           -----------     -----------      -----------
Advertising                            $   463,103     $   474,047      $   485,419
Data processing                            233,390         332,202          588,733
FDIC and state banking assessments         132,629         139,225          103,799
Legal and accounting                       272,337         205,113          253,644
Postage and freight                        211,792         189,740          194,842
Stationery, printing and supplies          191,803         261,747          339,236
Other real estate                          328,133         (18,022)        (425,729)
ATM expense                              2,282,118       1,968,209        1,777,665
Federal Reserve service charges            152,815         131,485          118,032
Conferences and classes                    112,469         137,852          115,103
Taxes and licenses                         252,491         255,153          245,851
Consulting fees                             11,250          35,718           22,983
Trust expense                              350,525         354,744          317,673
Other                                      800,213         784,428          925,719
                                       -----------     -----------      -----------
Totals                                 $ 5,795,068     $ 5,251,641      $ 5,062,970
                                       ===========     ===========      ===========

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

Peoples Financial Corporation and Subsidiaries

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: (continued)

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

At December 31, 2001, 2000 and 1999, the Company had outstanding irrevocable letters of credit aggregating $3,344,016, $2,815,262 and $5,392,000, respectively. At December 31, 2001, 2000 and 1999, the Company had outstanding unused loan commitments aggregating $74,254,000, $73,201,000 and $110,690,000, respectively.

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

CONDENSED BALANCE SHEETS (in thousands)

December 31,                                            2001        2000        1999
------------                                           -------     -------     -------
Assets
Investments in subsidiaries, at underlying equity:
  Bank subsidiary                                      $79,483     $74,927     $77,395
  Nonbank subsidiary                                         1           1          57
Cash in bank subsidiary                                    263       3,746           2
Other assets                                             1,821       1,893       1,641
                                                       -------     -------     -------
Total assets                                           $81,568     $80,567     $79,095
                                                       =======     =======     =======

Liabilities and Shareholders' Equity
Notes payable                                          $   174     $   536     $   625
Other liabilities                                        1,325       1,314         703
                                                       -------     -------     -------
Total liabilities                                        1,499       1,850       1,328
Shareholders' equity                                    80,069      78,717      77,767
                                                       -------     -------     -------
Total liabilities and shareholders' equity             $81,568     $80,567     $79,095
                                                       =======     =======     =======

Peoples Financial Corporation and Subsidiaries

NOTE L - CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION: (continued)

CONDENSED STATEMENTS OF INCOME (in thousands)

Year Ended December 31,                             2001         2000         1999
-----------------------                           -------      -------      -------
INCOME
Earnings of unconsolidated bank subsidiary:
  Distributed earnings                            $   700      $ 4,655      $ 1,629
  Undistributed earnings                            3,375                     4,619
Earnings of unconsolidated nonbank subsidiary                        1            1
Interest income                                        14           12            2
Other income                                           41           40           95
                                                  -------      -------      -------
TOTAL INCOME                                        4,130        4,708        6,346
                                                  -------      -------      -------
EXPENSES
Other expense                                         183           78           98
                                                  -------      -------      -------
TOTAL EXPENSES                                        183           78           98
                                                  -------      -------      -------
INCOME BEFORE INCOME TAXES                          3,947        4,630        6,248
Income tax benefit                                    (52)          (8)          (2)
                                                  -------      -------      -------
NET INCOME                                        $ 3,999      $ 4,638      $ 6,250
                                                  =======      =======      =======

CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

Year Ended December 31,                           2001          2000         1999
-----------------------                          -------      -------      -------
Cash flows from operating activities:
   Net income                                    $ 3,999      $ 4,638      $ 6,250
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Net income of unconsolidated subsidiaries       (4,075)      (4,656)      (6,249)
  Stock incentive plan                               100
  Changes in assets and liabilities:
   Other assets                                       71           (3)
                                                 -------      -------      -------
  Net cash provided by (used in)
    operating activities                              95          (21)           1
                                                 -------      -------      -------
Cash flows from investing activities:
  Investment in common stock                                     (250)        (504)

  Dividends from unconsolidated subsidiary           700        7,791        1,629
                                                 -------      -------      -------
Net cash provided by investing activities            700        7,541        1,125
                                                 -------      -------      -------
Cash flows from financing activities:
  Return of capital                                                56
  Retirement of stock                             (2,981)      (2,597)
  Dividends paid                                  (1,297)      (1,235)      (1,152)
                                                 -------      -------      -------
  Net cash used in financing activities           (4,278)      (3,776)      (1,152)
                                                 -------      -------      -------
Net increase (decrease) in cash                   (3,483)       3,744          (26)
Cash, beginning of year                            3,746            2           28
                                                 -------      -------      -------
Cash, end of year                                $   263      $ 3,746      $     2
                                                 =======      =======      =======

Peoples Financial Corporation paid income taxes of $1,847,250, $3,630,000 and $3,361,436 in 2001, 2000 and 1999, respectively. No interest was paid during the three years ended December 31, 2001.

Peoples Financial Corporation and Subsidiaries

NOTE M - EMPLOYEE BENEFIT PLANS:

The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Employees who work more than 1,000 hours are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Plan. The separation had no impact on the eligibility or benefits provided to the participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plans charged to operating expense were $734,000, $360,000 and $360,000 in 2001, 2000, and 1999, respectively.

ESOP debt for acquisition of Company shares has been guaranteed by the Company and is reported as a debt of the Company. Shares pledged as collateral are reported as unearned compensation in equity. ESOP debt for acquisition from The Peoples Bank, Biloxi, Mississippi, is eliminated in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

Compensation expense of $7,681,720, $7,230,082 and $6,939,345 relating to the ESOP was recorded during 2001, 2000, and 1999, respectively. The ESOP held 560,010, 696,718, and 754,552 allocated shares and 14,355, and 19,254 suspense shares at December 31, 2000 and 1999, respectively.

The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $4,558,220, $4,743,262 and $2,450,560 at December 31, 2001, 2000 and 1999,
respectively. The present value of accumulated benefits under these plans, using an interest rate of 7.50% for 2001 and 9.00% for 2000 and 1999, and the projected unit cost method, has been accrued. The accrual amounted to $2,418,114, $1,798,078 and $1,523,024 at December 31, 2001, 2000 and 1999,
respectively.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $420,221, $478,248 and $425,235 at December 31, 2001, 2000 and 1999, respectively. The present value of accumulated benefits under these plans using an interest rate of 7.50% in 2001 and 8.50% in 2000 and 1999 and the projected unit cost method has been accrued. The accrual amounted to $341,819, $314,638 and $294,493 at December 31, 2001, 2000 and 1999, respectively.

The Company provides post-retirement health insurance to certain of its retired employees. Employees are eligible to participate in the retiree health plan if they retire from active service no earlier than their Social Security normal retirement age, which varies from 65 to 67 based on the year of birth. In addition, the employee must have at least 25 continuous years of service with the Company immediately preceding retirement. However, any active employee who was at least age 65 as of January 1, 1995, does not have to meet the 25 years of service requirement. The accumulated post-retirement benefit obligation at January 1, 1995, was $517,599, which the Company elected to amortize over 20 years. The Company reserves the right to modify, reduce or eliminate these health benefits.

Peoples Financial Corporation and Subsidiaries

NOTE M - EMPLOYEE BENEFIT PLANS: (continued)

The following is a summary of the components of the net periodic postretirement benefit cost:

Year Ended December 31,                         2001         2000         1999
-----------------------                       --------     --------     --------
Service cost                                  $ 67,981     $ 52,520     $ 62,975
Interest cost                                   70,461       58,321       55,862
Amortization of net transition obligation       20,600       20,600       20,600
                                              --------     --------     --------
Net periodic postretirement benefit cost      $159,042     $131,441     $139,437
                                              ========     ========     ========

The discount rate used in determining the accumulated postretirement benefit obligation was 7.25% in 2001, 7.50% in 2000, and 7.75% in 1999. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.00% in 2001. The rate was assumed to decrease gradually to 5.00% for 2003 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated postretirement benefit obligation as of December 31, 2001, would be increased by 21.98 %, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have increased by 25.43%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated postretirement benefit obligation as of December 31, 2001, would be decreased by 17.00%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have decreased by 19.25%.

The following is a reconciliation of the accumulated postretirement benefit obligation:

Accumulated postretirement benefit obligation as of December 31, 2000        $  884,645
Service cost                                                                     65,873
Interest cost                                                                    70,461
Actuarial loss                                                                  336,822
Benefits paid                                                                   (36,077)
                                                                             ----------
Accumulated postretirement benefit obligation as of December 31, 2001        $1,321,724
                                                                             ==========

Year Ended December 31,                                2001             2000             1999
-----------------------                            -----------      -----------      -----------
Accumulated postretirement benefit obligation:
  Retirees                                         $   395,895      $   293,192      $   295,164
  Eligible to retire                                    44,172           35,626           32,463
  Not eligible to retire                               881,657          555,827          439,909
                                                   -----------      -----------      -----------
Total                                                1,321,724          884,645          767,536
Plan assets at fair value                                  -0-              -0-              -0-
                                                   -----------      -----------      -----------
Accumulated postretirement benefit obligation
  in excess of plan assets                           1,321,724          884,645          767,536
Unrecognized transition obligation                    (267,797)        (288,397)        (308,997)
Unrecognized cumulative net (gain) loss
  from past experience different from that
  assumed and from changes in assumptions             (394,611)         (59,897)         (23,614)
                                                   -----------      -----------      -----------
Accrued postretirement benefit cost                $   659,316      $   536,351      $   434,925
                                                   ===========      ===========      ===========

Peoples Financial Corporation and Subsidiaries

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

Peoples Financial Corporation and Subsidiaries

NOTE N - Fair Value of Financial Instruments: (continued)

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2001, 2000 and 1999 (in thousands):

                                           2001                       2000                      1999
                                  ---------------------     ---------------------     ---------------------
                                  CARRYING       FAIR       Carrying      Fair        Carrying       Fair
                                   AMOUNT       VALUE        Amount       Value        Amount        Value
                                  --------     --------     --------     --------     --------     --------
Financial Assets:
Cash and due from banks           $ 32,035     $ 32,035     $ 35,146     $ 35,146     $ 35,541     $ 35,541
Available for sale securities      142,902      142,902       48,168       48,168       33,076       33,076
Held to maturity securities         38,279       38,986       98,052       97,946      115,273      113,709
Loans, net                         341,511      345,155      372,909      370,237      328,171      327,962
Accrued interest receivable          3,729        3,729        4,498        4,498        3,786        3,786
Financial Liabilities:
Deposits:
  Non-interest bearing              76,215       76,215       68,081       68,081       77,980       77,980
  Interest bearing                 336,327      339,640      345,643      347,516      316,701      316,636
                                  --------     --------     --------     --------     --------     --------
Total deposits                     412,542      415,855      413,724      415,597      394,681      394,616
Federal funds purchased and
  securities sold under
  agreements to repurchase          82,489       82,489       65,339       65,339       60,834       60,834
Long term funds                      5,885        6,356       23,451       23,589          274          256
Accrued interest payable               614          614        1,029        1,029          769          769

NOTE O - EXTRAORDINARY GAIN:

In 2001, the Company agreed to an out of court settlement of an insurance claim. An extraordinary gain of $594,000, net of taxes was realized in the current year as a result of this settlement.

INDEPENDENT AUDITOR'S REPORT

Peoples Financial Corporation and Subsidiaries

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2001, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2001, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

/s/ PILTZ, WILLIAMS, LAROSA & CO.


PILTZ, WILLIAMS, LAROSA & CO.

Biloxi, Mississippi
January 18, 2002

BOARD OF DIRECTORS & OFFICERS

Peoples Financial Corporation and Subsidiaries

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

CONSUMER LENDING
         Brian J. Kozlowski, Assistant Vice-President
         Stephanie D. Broussard, Loan Officer
         Shannon D. Garrett, Loan Officer

COMPLIANCE
         Evelyn R. Herrington, Assistant Vice-President

AUDIT AND ACCOUNTING
         Gregory M. Batia, Auditor
         Caroline B. Randolph, Trust Auditor
         James M. Gruich, Assistant Vice-President -
           Technology Security
         Connie F. Lepoma, Assistant Vice-President -
           Accounting
         Rebecca A. Williams, Assistant Auditor

INVESTMENTS
         Peggy M. Byrd, Vice-President
         Janet H. Wood, Assistant Vice-President

LOAN PROCESSING
         Donna F. Bessetti, Vice-President
         Jesse J. Migues, Assistant Vice-President
         Lisa S. Adams, Assistant Cashier

LOAN REVIEW
         Robert E. Smith, Jr., Vice-President
         F. Kay Woodbury, Loan Review Officer

PERSONNEL
         Jackie L. Henson, Vice-President
         Patricia L. Levine, Vice-President
         Janice L. Smitherman, Assistant Vice-President -
           Employee Benefits

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

PROPERTY
         Shirley A. Braun, Vice-President
         Ray I. Cross, Assistant Vice-President -
           Appraisals
         Ronnie F. Harrison, Assistant Vice-President

SECURITY
         Robin J. Vignes, Vice-President
         Minh-Tuyet Nguyen, Security Officer
         Margaret H. Chandler, Assistant Security Officer

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

BRANCH LOCATIONS & OFFICERS

The Peoples Bank Biloxi, Mississippi

BILOXI BRANCHES

o Main Office, 152 Lameuse Street, Biloxi, Mississippi 39530, (228) 435-5511 Ralph A. Seymour, Vice-President

o  Cedar Lake Office, 11355 Cedar Lake Road, Biloxi, Mississippi 39532,
   (228) 435-8688
   Julie B. Carpenter, Branch Manager

o West Biloxi Office, 2430 Pass Road, Biloxi, Mississippi 39531, (228) 435-8203 Read H. Breeland, Assistant Vice-President
   Diana T. Winland, Loan Officer

GULFPORT BRANCHES

o  Downtown Gulfport Office, 1105 30th Avenue, Gulfport, Mississippi 39501,
   (228) 897-8715
   David M. Hughes, Senior Vice-President
   John W. McKellar, Vice-President
   Brent G. Johnson, Assistant Vice-President
   Diana W. Williams, Branch Manager
o  Handsboro Office, 0412 E. Pass Road, Gulfport, Mississippi 39507,
   (228) 897-8717
   John L. Welter, IV, Branch Manager
o  Orange Grove Office, 12020 Highway 49 North, Gulfport, Mississippi 39503,
   (228) 897-8718
   Mark A. Chatham, Vice-President

Other Branches
o  Bay St. Louis Office, 408 Highway 90 East, Bay St. Louis, Mississippi 39520,
   (228) 897-8710
   Jeannie M. Deen, Vice-President
   Laura A. Elliott, Assistant Branch Manager
   J. Denise Holmes, Loan Officer
o  Diamondhead Office, 4408 West Aloha Drive, Diamondhead, Mississippi 39525,
   (228) 897-8714
   William R. Aborn, Branch Manager
o D'Iberville-St. Martin Office, 10491 Lemoyne Boulevard, D'Iberville, Mississippi 39532, (228) 435-8202
   Jerome D. Dodge, II, Vice-President
   Henry N. Knue, Loan Officer
o  Long Beach Office, 403 Jeff Davis Avenue, Long Beach, Mississippi 39560,
   (228) 897-8712
   Eric M. Chambless, Assistant Vice-President
o Ocean Springs Office, 2015 Bienville Boulevard, Ocean Springs, Mississippi 39564, (228) 435-8204
   Andrew M. Welter, Assistant Vice-President
   David A. Thompson, Assistant Vice-President
o Pass Christian Office, 125 Henderson Avenue, Pass Christian, Mississippi 39571, (228) 897-8719
   J. Patrick Wild, Vice-President
o  Saucier Office, 17689 Second Street, Saucier, Mississippi 39574,
   (228) 897-8716
   James P. Estrada, Assistant Vice-President
o  Wiggins Office, 1312 S. Magnolia Drive, Wiggins, Mississippi 39577,
   (228) 897-8722
   William S. Maddox, Branch Manager

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

                                  [BACK COVER]