Form 10-K, Exhibit 13
period 2002-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2003-03-28
CIK 770460

                                                                      EXHIBIT 13
Dear Shareholders,

         In a year that can best be charitably described as financially unkind to many individuals and institutions, The Peoples Bank shared some of the same pain, although remaining solidly profitable and financially strong.

         Earnings were impacted by the addition of $1.5 million before taxes to our loan loss reserves as a result of a single event involving an individual commercial customer. Senior management of the bank decided to take immediate action, in line with our longstanding philosophy of resolving credit problems rapidly, even at the expense of short-term earnings.

         Without the charge, net income would have increased over the year before, largely because our net interest margin increased for the first time in two years.

         Despite this adversity, we continued to expand our banking facilities and to increase our level of support to the Gulf Coast community during 2002. When viewed in context, the performance of The Peoples Bank in 2002 represents a series of accomplishments in which our stockholders, our directors and our employees should take justifiable pride.

         Your bank's financial results are detailed elsewhere on the pages of this annual report. However, certain numbers merit special comment, most notably the capital ratios of The Peoples Bank, which represent the measure of this institution's financial strength and stability.

         Primary capital to average assets grew from 14.47% in 2001 to 15.39% in 2002, and the total risk-based capital ratio increased from 21.90% in 2001 to 24.16% in 2002. By way of reference, the required standard of total risk-based capital is 8.0%. To put those numbers in perspective, The Peoples Bank is three times as well capitalized as it is required to be by federal and state regulators. Your bank is sound, and your bank is profitable, reflecting the management skills of our excellent team.

         That financial strength forms the bedrock foundation that permits us to continue to grow during these otherwise difficult times. During 2002, we substantially completed construction of our new branch in Gautier, which opened January 29, 2003. The Gautier branch gives us a second location to serve the rapidly growing population of Jackson County.

         Moving westward, we acquired property at the northwest corner of Cedar Lake Road and Interstate 10. This parcel will be developed either as an operations center or as a branch serving Biloxi's northward expansion.

         Even farther west, we began construction of a new, larger branch in Long Beach after selling the property where the current branch is located. The new Long Beach office is scheduled to open July, 2003, and we will continue to operate the existing branch until the new facility is completed.

         Our growth in 2002 extended beyond bricks and mortar and dollars and cents, however. The opening pages of this annual report showcase some of the highlights of our year supporting the communities we serve along the Gulf Coast.

         From high-profile, popular events like Cruisin' the Coast(R) to long-term investments represented by the Biloxi First Educational Endowment Fund, The Peoples Bank puts our theme "Where People Come First", to work every day. We recognize that our real business is building our community by supplying the financial and human capital to generate sustainable growth.

         While we look back on 2002, we must also mark the death of William A. Barq, a member of the board of Peoples Financial Corporation and The Peoples Bank for more than 30 years. Mr. Barq's advice and insight into matters affecting every aspect of our institution will be deeply missed by his extended family here at The Peoples Bank.

         Finally, as you read through the pages of this annual report, you may recognize many of our employees, who collectively represent the most valuable asset of our institution. Without them, we could not function as a bank, and without their inspired dedication, this bank could not provide the level of community support that has become our hallmark. I thank each and every member of The Peoples Bank team, including our directors, and I thank you, our stockholders, for giving us your trust and support.

                              Sincerely yours,

                              /s/ CHEVIS C. SWETMAN
                              Chevis C. Swetman
                              President & CEO

TABLE OF CONTENTS

Five-Year Comparative Summary                                              6
Management's Discussion and Analysis                                       7
Consolidated Financial Statements                                         13
Notes to Consolidated Financial Statements                                19
Independent Auditors' Report                                              36
Board of Directors and Officers                                           37
Branch Locations and Officers                                             38
Corporate Information                                                     39
Summary of Quarterly Results/Market Information                           40

FIVE-YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION
(in thousands except per share data)

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

                                               2002             2001             2000             1999             1998
                                       ------------     ------------     ------------     ------------     ------------

BALANCE SHEET SUMMARY
Total assets                           $    550,139     $    587,012     $    587,244     $    537,972     $    488,171
Available for sale securities               151,484          142,902           48,168           33,076           12,837
Held to maturity securities                  17,588           38,279           98,052          115,273          134,724
Loans, net of unearned discount             312,296          347,169          377,476          332,510          291,513
Deposits                                    388,174          412,543          413,724          394,681          381,602
Borrowings from FHLB                          6,313            5,549           23,160
Long term notes payable                         334              336              291              274              203
Shareholders' equity                         81,732           80,069           78,717           77,767           73,545

SUMMARY OF OPERATIONS
Interest income                        $     27,424     $     37,285     $     42,250     $     35,440     $     33,425
Interest expense                              9,616           18,354           19,401           14,441           13,990
                                       ------------     ------------     ------------     ------------     ------------
Net interest income                          17,808           18,931           22,849           20,999           19,435
Provision for loan losses                     2,428            2,503            4,192              120
                                       ------------     ------------     ------------     ------------     ------------
Net interest income after provision
  for loan losses                            15,380           16,428           18,657           20,879           19,435
Non-interest income                          10,372            9,256            7,678            6,767           11,220
Non-interest expense                        (21,874)         (21,197)         (19,632)         (18,438)         (17,274)
                                       ------------     ------------     ------------     ------------     ------------
Income before taxes and
  extraordinary gain                          3,878            4,487            6,703            9,208           13,381
Applicable income taxes                         687            1,082            2,065            2,958            4,591
Extraordinary gain                                               594
                                       ------------     ------------     ------------     ------------     ------------
Net income                             $      3,191     $      3,999     $      4,638     $      6,250     $      8,790
                                       ============     ============     ============     ============     ============

PER SHARE DATA
Basic and diluted earnings per share   $        .57     $        .71     $        .79     $       1.06     $       1.49
Basic and diluted earnings per share
  before extraordinary gain                     .57              .60              .79             1.06             1.49
Dividends per share                             .24              .24              .21              .20              .17
Book value                                    14.64            14.25            13.58            13.17            12.46
Weighted average number of shares         5,603,834        5,629,872        5,857,232        5,905,344        5,905,344

SELECTED RATIOS
Return on average assets                        .56%             .68%             .82%            1.21%            1.87%
Return on average equity                       3.94%            5.04%            5.93%            8.26%           12.62%
Capital formation rate                         2.08%            1.72%            1.22%            5.74%           11.82%
Primary capital to average assets             15.39%           14.47%           14.68%           15.86%           16.60%
Risk-based capital ratios:
  Tier 1                                      22.91%           20.65%           19.97%           22.45%           24.65%
  Total                                       24.16%           21.90%           21.13%           23.69%           25.90%


NOTE: ALL SHARE AND PER SHARE DATA HAVE BEEN GIVEN RETROACTIVE EFFECT FOR THE TWO FOR ONE STOCK SPLIT EFFECTIVE APRIL 17, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

         The following presents Management's discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 2002, 2001 and 2000. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

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

OVERVIEW

         Net income was $3,191,000 for the year ended December 31, 2002, as compared with $3,999,000 for the year ended December 31, 2001. The Company recorded a provision for loan losses of $2.4 million in 2002, of which $1.7 million was recorded during the fourth quarter of 2002. This provision was recorded due to specific events relating to one customer. Refer to the Provision for Loan Losses on page 9 and Note P. The negative trend in the net interest margin the Company had experienced in 2001 and early 2002 has now stabilized through the aggressive pricing of loans and the favorable repricing of deposits, specifically large and brokered certificates of deposit. The Company also realized income from proceeds from whole life insurance.

FINANCIAL CONDITION
AVAILABLE FOR SALE SECURITIES

         Available for sale securities increased $8,582,000 at December 31, 2002 as compared with December 31, 2001 primarily as a result of the management of the bank subsidiary's liquidity position and its interest margin. The Company reinvested funds from maturities in held to maturity securities in available for sale securities.

         Gross unrealized gains were $3,032,000, $2,787,000 and $1,215,000 and gross unrealized losses were $12,000, $84,000 and $334,000 for available for sale securities at December 31, 2002, 2001 and 2000, respectively. There were no significant realized gains or losses from the liquidation, call or sale of available for sale securities during 2000. Gains of $210,000 and $243,000 were realized on the liquidation or sale of available for sale securities in 2002 and 2001.

HELD TO MATURITY SECURITIES

         Held to maturity securities decreased $20,692,000 at December 31, 2002, compared with December 31, 2001. The decrease in these securities is directly attributable to the management by the Company of its liquidity position, as discussed above. Gross unrealized gains were $438,000, $725,000 and $296,000, at December 31, 2002, 2001 and 2000, respectively, while gross unrealized losses were $18,000 and $402,000, at December 31, 2001 and 2000, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2002, 2001 and 2000.

FEDERAL HOME LOAN BANK STOCK

         The Company acquired common stock issued by the Federal Home Loan Bank as a prerequisite for participating in their loan programs.

LOANS

         The Company's loan portfolio decreased $34,873,000 at December 31, 2002, as compared with December 31, 2001. This decrease was a result of decreased loan demand in the Company's trade area, which in turn was due to a softening of the local economy. In addition, a number of customers paid off several large credits during 2002. Fluctuations in the various categories of loans are illustrated in Note C. The Company anticipates that this demand will be moderate into the first quarter of 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

OTHER REAL ESTATE

         The Other Real Estate (ORE) portfolio decreased $604,000 at December 31, 2002 as compared with December 31, 2001 due to the sale of a number of parcels during 2002. Gains (losses) realized on sales of ORE were ($43,666), $118,716 and $19,581 for the years ended December 31, 2002, 2001 and 2000, respectively.

ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable decreased $871,000 at December 31, 2002, as compared with December 31, 2001, as a result of the decline in interest rates on loans and investments and a decline in the volume of these assets.

OTHER ASSETS

         Other assets increased $6,005,000 at December 31, 2002, as compared with December 31, 2001, primarily due to the investment of $5,000,000 in bank owned life insurance in 2002.

DEPOSITS

         Total deposits decreased $24,369,000 at December 31, 2002, as compared with December 31, 2001. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. Additionally, the Company obtained brokered deposits during 2000, most of which have now matured. The Company has managed its funds including planning the timing of investment maturities and the classification of investments and using other funding sources and their maturity so as to achieve appropriate liquidity.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Federal funds purchased and securities sold under agreements to repurchase decreased $15,243,000 at December 31, 2002, as compared with December 31, 2001. This fluctuation is directly related to customers' periodic reallocation of their funds in a non-deposit product and the management of the Company's liquidity position.

BORROWINGS FROM FEDERAL HOME LOAN BANK

         The Company acquires funds from the Federal Home Loan Bank in the management of the liquidity position.

SHAREHOLDERS' EQUITY

         During 2002, 2001 and 2000, there were significant events that impacted the components of shareholders' equity. These events are detailed in Note H to the Consolidated Financial Statements included in this report.

         Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company's total risk-based capital ratio at December 31, 2002, 2001 and 2000 was 24.16%, 21.90% and 21.13% as compared with the required standard of 8.00%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

         Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2002, approximately $4,403,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors. The Company cannot predict what dividends, if any, will be paid in the future, however the Board of Directors has established a goal of achieving a 35% dividend payout ratio.

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

         Total interest income decreased $9,861,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001, and had decreased $4,966,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000. The Company experienced a decline in interest income, particularly from loans, as result of the decrease in the volume of loans and the decrease in interest rates earned on loans.

         Total interest expense decreased $8,738,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001, and had decreased $1,048,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000. As previously discussed, the Company used brokered time deposits and borrowings from the Federal Home Loan Bank to address its liquidity position. The cost of these funding sources was higher than other more traditional deposit funds, and has had a slightly negative impact on the Company's net margin. As these funds are repriced more favorably, such repricing having begun in the third quarter of 2001, the Company has realized a positive improvement in its interest margin.

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

         During 2000, 2001 and 2002, the Company identified negative events with respect to an overall softening of the economy and negative events with respect to specific credits which required a large increase to the Company's provision for loan losses during those years. The Company believes that this action has provided funds to absorb potential losses. Management continues to closely evaluate these loans, and the entire loan portfolio, in accordance with its policies and procedures. Absent any unforeseen unusual events, the Company expects to provide for its loan loss provision on a monthly basis in 2003 at a level consistent with provisions made during the third quarter of 2002.

SERVICE CHARGE ON DEPOSIT ACCOUNTS

         Service charges on deposit accounts increased $434,000 for the year ended December 31, 2002 as compared with the year ended December 31, 2001, and had increased $1,299,000 for the year ended December 31, 2001, as compared with the year ended December 31, 2000, as a result of the introduction of a new overdraft protection product in 2001.

OTHER INCOME

         Other income increased $715,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001, as a result of the gain realized from the sale of bank premises and the income realized on proceeds from whole life insurance owned by the bank subsidiary.

SALARIES AND EMPLOYEE BENEFITS

         Salaries and employee benefits decreased $523,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001, as a result of a decrease in contributions to the ESOP. Salaries and employee benefits had increased $977,000 for the year ended December 31, 2001, as compared with that year ended December 31, 2000, as a result of an increase in health insurance premiums and additional contributions made to the Company's ESOP.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

NET OCCUPANCY

         Net occupancy expense increased $328,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001, as a result of increased liability insurance costs.

OTHER EXPENSE

         Other expense increased $847,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001, and had increased $543,000 for the year ended December 31, 2001 as compared with the year ended December 31, 2000, primarily due to write downs of other real estate, losses on the sale of other real estate and additional expenses associated with the operation of ATM's at off-site locations.

RELATED PARTIES

         The Company extends loans to certain officers and directors and their personal business interests, at terms and rates comparable to other loans of similar credit risks. Further disclosure of these transactions are presented in Note C. The Company has not currently engaged, nor does it have any plans to engage, in any other transactions with any related persons or entities.

LIQUIDITY

         Liquidity represents the Company's ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets. Note J discloses information relating to financial instruments with off-balance-sheet risk, including letters of credit and outstanding unused loan commitments. The Company closely monitors the potential effects of funding these commitments on its liquidity position.

         Deposits, payment of principal and interest on loans, proceeds from maturities of investment securities, earnings on investment securities, and purchases of federal funds and securities sold under agreements to repurchase are the principal sources of funds for the Company. During 2000, the Company began using other, non-traditional sources of funds,including borrowings from the Federal Home Loan Bank.

THE SARBANES - OXLEY ACT OF 2002

         The Sarbanes - Oxley Act of 2002 (the "Act") was signed into law on July 30, 2002. The Act requires the implementation of provisions designed to enhance public company governance, responsibility and disclosure. The issues addressed by the Act include the composition and conduct of a public company's board of directors and audit committee, the certification of financial statements by the chief executive officer and chief financial officer, timely reporting of trading by insiders and independence of external auditors. The Company has implemented all effective provisions of the Act and is closely monitoring those provisions which have not yet become effective. The Company will take the necessary actions to ensure compliance with the Act.

NEW ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) has issued several statements during the current year. Statement 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Correction", and Statement 146, "Accounting for Costs Associated with Exit or Disposal Activities" are effective in 2003. Statement 147, "Acquisition of Certain Financial Institutions" was effective for the current year. The Company has evaluated the implementation of adopting these new pronouncements and has determined that their adoption will not have a material effect on its financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

CRITICAL ACCOUNTING POLICIES

         Certain critical accounting policies affect the more significant estimates and assumptions used in the preparation of the consolidated financial statements. The Company's single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If there was a deterioration of any of the factors considered by Management in evaluating the allowance for loan losses, as discussed in Note A, the estimates of loss would be updated, and additional provisions for loan losses may be required.

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

         The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term
U. S. Government securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended to ten years or less with call provisions. The loan portfolio consists of a 30% - 70% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less, however the market is now dictating floating rate terms extended to fifteen years. On the liability side, more than 60% of the deposits are demand and savings transaction accounts. Additionally, the vast majority of the certificates of deposit mature within eighteen months. Since the Company's deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

         The interest rate sensitivity tables on the next page provide additional information about the Company's financial instruments that are sensitive to changes in interest rates. The negative gap in 2003 is mitigated by the nature of the Company's deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for the reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK (Continued)

Interest rate sensitivity at December 31, 2002 was as follows (in thousands):

                                                                                                                            12/31/02
                                                                                                                                Fair
                              2003          2004          2005          2006          2007        Beyond         Total         Value
                        ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------

Loans, net              $  100,226   $    49,710   $    67,666   $    35,508   $    38,850   $    13,639   $   305,599   $   307,501
Average rate                  6.38%         6.86%         6.69%         6.17%         6.33%         5.82%         6.47%

Securities                  54,478        35,122         7,799        20,605        25,939        27,056       170,999       171,437
Average rate                  4.22          3.48          4.31          4.00          4.13          4.65          3.93

Total Financial Assets     154,704        84,832        75,465        56,113        64,789        40,695       476,598       478,938
Average rate                  5.62          5.97          6.52          5.58          5.66          5.10          5.59

Deposits                   290,104         9,199        10,536         1,579         1,053             4       312,475       314,495
Average rate                  2.59          3.43          4.12          4.02          4.02          3.89          3.47

Long-term funds                153           382           193           105            97         5,717         6,647         7,398
Average rate                  5.29          5.32          5.25          5.25          5.25          6.37          6.24

Total Financial
  Liabilities              290,257         9,581        10,729         1,684         1,150         5,721       319,122       321,893
Average rate                  2.59          3.51          4.14          4.09          4.12          6.37          3.53

Interest rate sensitivity at December 31, 2001 was as follows (in thousands):


                                                                                                                      12/31/01
                                                                                                                          Fair
                        2002          2003          2004          2005          2006        Beyond         Total         Value
                 -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------

Loans, net       $   103,132   $    53,757   $    66,641   $    64,612   $    40,466   $    12,903   $   341,511   $   345,155
Average rate            6.61%         6.99%         7.16%         7.13%         6.46%         6.05%         6.88%

Securities            37,419        63,650        48,082        11,702         9,836        12,363       183,052       183,759
Average rate            4.73          4.44          4.75          5.25          5.59          7.18          4.96

Total Financial
  Assets             140,551       117,407       114,723        76,314        50,302        25,266       524,563       528,914
Average rate            6.07          5.89          6.38          6.91          6.31          6.65          6.34

Deposits             309,323        23,245         1,937           868           868            86       336,327       339,640
Average rate            4.11          6.43          4.93          5.15          5.15          5.60          4.36

Long-term funds           71            72           361            64            48         5,269         5,885         6,356
Average rate            5.71          5.71          5.17          5.79          5.79          6.22          6.14

Total Financial
  Liabilities        309,394        23,317         2,298           932           916         5,355       342,212       345,996
Average rate            4.11          6.43          4.97          5.19          5.18          6.22          4.40

CONSOLIDATED STATEMENTS OF CONDITION

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

December 31,                                          2002           2001           2000
                                              ------------   ------------   ------------

ASSETS
Cash and due from banks                       $ 39,654,247   $ 32,034,976   $ 35,145,868
Available for sale securities                  151,483,997    142,902,274     48,167,770
Held to maturity securities, fair value of
    $18,026,000 - 2002; $38,986,000 - 2001;
    $97,946,000 - 2000                          17,587,690     38,278,962     98,051,955
Federal Home Loan Bank Stock, at cost            1,927,000      1,870,500      1,647,300

Loans                                          312,296,263    347,168,766    377,476,156
  Less: Allowance for loan losses                6,696,911      5,658,210      4,567,565
                                              ------------   ------------   ------------
           Loans, net                          305,599,352    341,510,556    372,908,591

Bank premises and equipment, net                17,059,400     18,117,908     18,333,272
Other real estate                                1,195,720      1,799,527      1,061,081
Accrued interest receivable                      2,858,190      3,728,850      4,497,713
Other assets                                    12,773,580      6,768,669      7,430,384
                                              ------------   ------------   ------------
TOTAL ASSETS                                  $550,139,176   $587,012,222   $587,243,934
                                              ============   ============   ============

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

December 31,                                                   2002             2001             2000
                                                      -------------    -------------    -------------

LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits:
    Demand, non-interest bearing                      $  75,698,316    $  76,215,302    $  68,080,764
    Savings and demand, interest bearing                164,954,932      145,248,560      137,531,988
    Time, $100,000 or more                               74,064,356      105,446,070      126,353,164
    Other time deposits                                  73,456,208       85,632,730       81,758,161
                                                      -------------    -------------    -------------
    Total deposits                                      388,173,812      412,542,662      413,724,077
  Accrued interest payable                                  300,042          613,762        1,028,564
  Federal funds purchased and securities sold under
    agreements to repurchase                             67,245,703       82,488,859       65,339,084
  Borrowings from Federal Home Loan Bank                  6,313,077        5,548,988       23,159,507
  Notes payable                                             334,371          336,251          291,481
  Other liabilities                                       6,040,565        5,412,674        4,984,364
                                                      -------------    -------------    -------------
  TOTAL LIABILITIES                                     468,407,570      506,943,196      508,527,077
SHAREHOLDERS' EQUITY:
  Common Stock, $1 par value, 15,000,000 shares
    authorized, 5,583,472, 5,620,239, and
    5,795,207 shares issued and outstanding at
    December 31, 2002, 2001, and 2000,
    respectively                                          5,583,472        5,620,239        5,795,207
  Surplus                                                65,780,254       65,780,254       65,780,254
  Undivided profits                                       8,510,341        7,052,559        7,093,830
  Unearned compensation                                    (143,043)        (174,043)        (535,840)
  Accumulated other comprehensive income, net of
    tax                                                   2,000,582        1,790,017          583,406
                                                      -------------    -------------    -------------
  TOTAL SHAREHOLDERS' EQUITY                             81,731,606       80,069,026       78,716,857
                                                      -------------    -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 550,139,176    $ 587,012,222    $ 587,243,934
                                                      =============    =============    =============

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31,                                     2002          2001          2000
                                                      -----------   -----------   -----------

INTEREST INCOME:
  Interest and fees on loans                          $20,061,342   $28,174,153   $33,262,945
  Interest and dividends on securities:
    U. S. Treasury                                      1,397,148     2,064,729     2,960,250
    U. S. Government agencies and corporations          5,161,358     5,881,969     5,167,514
    States and political subdivisions                     350,498       514,351       540,191
    Other investments                                     257,339       445,784       203,953
  Interest on federal funds sold                          196,207       203,566       115,781
                                                      -----------   -----------   -----------
  TOTAL INTEREST INCOME                                27,423,892    37,284,552    42,250,634
                                                      -----------   -----------   -----------
INTEREST EXPENSE:
  Deposits                                              8,052,732    15,696,840    15,535,893
  Long-term borrowings                                    382,912       437,144       879,339
  Federal funds purchased and securities sold under
    agreements to repurchase                            1,179,993     2,219,601     2,986,052
                                                      -----------   -----------   -----------
  TOTAL INTEREST EXPENSE                                9,615,637    18,353,585    19,401,284
                                                      -----------   -----------   -----------
NET INTEREST INCOME                                    17,808,255    18,930,967    22,849,350
PROVISION FOR ALLOWANCE FOR LOSSES ON LOANS             2,428,000     2,503,000     4,191,700
                                                      -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR
  ALLOWANCE FOR LOSSES ON LOANS                        15,380,255    16,427,967    18,657,650
                                                      -----------   -----------   -----------
OTHER OPERATING INCOME:
  Trust department income and fees                      1,419,463     1,418,847     1,353,294
  Service charges on deposit accounts                   6,822,638     6,388,406     5,089,421
  Gain on liquidation, sale and calls of securities       209,659       243,126
  Other income                                          1,920,452     1,205,750     1,235,617
                                                      -----------   -----------   -----------
  TOTAL OTHER OPERATING INCOME                         10,372,212     9,256,129     7,678,332
                                                      -----------   -----------   -----------
OTHER OPERATING EXPENSE:
  Salaries and employee benefits                       10,923,858    11,447,070    10,469,450
  Net occupancy                                         1,506,113     1,178,261     1,145,536
  Equipment rentals, depreciation and maintenance       2,802,343     2,776,745     2,766,053
  Other expense                                         6,641,849     5,795,068     5,251,641
                                                      -----------   -----------   -----------
  TOTAL OTHER OPERATING EXPENSE                        21,874,163    21,197,144    19,632,680
                                                      -----------   -----------   -----------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY GAIN       3,878,304     4,486,952     6,703,302
Income taxes                                              687,582     1,082,000     2,065,525
                                                      -----------   -----------   -----------
Income before extraordinary gain                        3,190,722     3,404,952     4,637,777
Extraordinary gain, net of income tax                                   594,000
                                                      -----------   -----------   -----------
NET INCOME                                            $ 3,190,722   $ 3,998,952   $ 4,637,777
                                                      ===========   ===========   ===========
BASIC AND DILUTED EARNINGS PER SHARE                  $       .57   $       .71   $       .79
                                                      ===========   ===========   ===========
BASIC AND DILUTED EARNINGS PER SHARE BEFORE
   EXTRAORDINARY GAIN                                 $       .57   $       .60   $       .79
                                                      ===========   ===========   ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES


                                                    NUMBER OF
                                                       COMMON             COMMON
                                                       SHARES              STOCK            SURPLUS
                                             ----------------   ----------------   ----------------

BALANCE, JANUARY 1, 2000                            5,905,344   $      5,905,344   $     65,759,086
Comprehensive income:
    Net income
    Net unrealized gain on available
       for sale securities, net of tax
    Total comprehensive income
Purchase of common shares by ESOP
Allocation of ESOP shares
Cash dividends ($ .21 per share)
Dividend declared ($ .11 per share)
Retirement of stock                                  (110,137)          (110,137)            21,168
                                             ----------------   ----------------   ----------------

BALANCE, DECEMBER 31, 2000                          5,795,207          5,795,207         65,780,254
Comprehensive income:
    Net income
    Net unrealized gain on available
       for sale securities, net of tax
    Reclassification adjustment for
       available for sale securities
       called or sold in current year,
       net of tax
    Total comprehensive income
Purchase of common shares by ESOP
Allocation of ESOP shares
Cash dividends ($ .12 per share)
Dividend declared ($ .12 per share)
Issuance of stock for stock incentive plan              6,886              6,886
Effect of stock retirement on accrued
  dividends
Retirement of stock                                  (181,854)          (181,854)
                                             ----------------   ----------------   ----------------

BALANCE, DECEMBER 31, 2001                          5,620,239          5,620,239         65,780,254
Comprehensive income:
    Net income
    Net unrealized gain on available
       for sale securities, net of tax
    Reclassification adjustment for
       available for sale securities
       called, sold, or liquidated in
       current year, net of tax
    Total comprehensive income
Allocation of ESOP shares
Cash dividends ($ .12 per share)
Dividend declared ($ .12 per share)
Issuance of stock for stock incentive plan              7,142              7,142
Retirement of stock                                   (43,909)           (43,909)
                                             ----------------   ----------------   ----------------

BALANCE, DECEMBER 31, 2002                          5,583,472   $      5,583,472   $     65,780,254
                                             ================   ================   ================


See Notes to Consolidated Financial Statements.

                                                                                          ACCUMULATED
                                                                                                OTHER
                                                    UNDIVIDED            UNEARNED       COMPREHENSIVE
                                                      PROFITS        COMPENSATION              INCOME
                                             ----------------    ----------------    ----------------

BALANCE, JANUARY 1, 2000                     $      6,837,628    $       (624,842)   $       (110,330)
Comprehensive income:
    Net income                                      4,637,777
    Net unrealized gain on available
       for sale securities, net of tax                                                        693,736

    Total comprehensive income

Purchase of common shares by ESOP                                         (83,068)
Allocation of ESOP shares                                                 172,070
Cash dividends ($ .21 per share)                   (1,235,428)
Dividend declared ($ .11 per share)                  (637,473)
Retirement of stock                                (2,508,674)
                                             ----------------    ----------------    ----------------

BALANCE, DECEMBER 31, 2000                          7,093,830            (535,840)            583,406
Comprehensive income:
    Net income                                      3,998,952
    Net unrealized gain on available
       for sale securities, net of tax                                                      1,359,541
    Reclassification adjustment for
       available for sale securities
       called or sold in current year,
       net of tax                                                                            (152,930)

    Total comprehensive income

Purchase of common shares by ESOP                                         (80,043)
Allocation of ESOP shares                                                 441,840
Cash dividends ($ .12 per share)                     (675,388)
Dividend declared ($ .12 per share)                  (674,428)
Issuance of stock for stock incentive plan             93,097
Effect of stock retirement on accrued
  dividends                                            15,545
Retirement of stock                                (2,799,049)
                                             ----------------    ----------------    ----------------

BALANCE, DECEMBER 31, 2001                          7,052,559            (174,043)          1,790,017
Comprehensive income:
    Net income                                      3,190,722
    Net unrealized gain on available
       for sale securities, net of tax                                                        471,295
    Reclassification adjustment for
       available for sale securities
       called, sold, or liquidated in
       current year, net of tax                                                              (260,730)

    Total comprehensive income

Allocation of ESOP shares                                                  31,000
Cash dividends ($ .12 per share)                     (672,080)
Dividend declared ($ .12 per share)                  (670,017)
Issuance of stock for stock incentive plan             92,846
Retirement of stock                                  (483,689)
                                             ----------------    ----------------    ----------------

BALANCE, DECEMBER 31, 2002                   $      8,510,341    $       (143,043)   $      2,000,582
                                             ================    ================    ================



                                                 COMPREHENSIVE
                                                        INCOME              TOTAL
                                              ----------------   ----------------

BALANCE, JANUARY 1, 2000                                         $     77,766,886
Comprehensive income:
    Net income                                $      4,637,777          4,637,777
    Net unrealized gain on available
       for sale securities, net of tax                 693,736            693,736
                                              ----------------
    Total comprehensive income                $      5,331,513
                                              ================
Purchase of common shares by ESOP                                         (83,068)
Allocation of ESOP shares                                                 172,070
Cash dividends ($ .21 per share)                                       (1,235,428)
Dividend declared ($ .11 per share)                                      (637,473)
Retirement of stock                                                    (2,597,643)
                                                                 ----------------

BALANCE, DECEMBER 31, 2000                                             78,716,857
Comprehensive income:
    Net income                                $      3,998,952          3,998,952
    Net unrealized gain on available
       for sale securities, net of tax               1,359,541          1,359,541
    Reclassification adjustment for
       available for sale securities
       called or sold in current year,
       net of tax                                     (152,930)          (152,930)
                                              ----------------
    Total comprehensive income                $      5,205,563
                                              ================
Purchase of common shares by ESOP                                         (80,043)
Allocation of ESOP shares                                                 441,840
Cash dividends ($ .12 per share)                                         (675,388)
Dividend declared ($ .12 per share)                                      (674,428)
Issuance of stock for stock incentive plan                                 99,983
Effect of stock retirement on accrued
  dividends                                                                15,545
Retirement of stock                                                    (2,980,903)
                                                                 ----------------

BALANCE, DECEMBER 31, 2001                                             80,069,026
Comprehensive income:
    Net income                                $      3,190,722          3,190,722
    Net unrealized gain on available
       for sale securities, net of tax                 471,295            471,295
    Reclassification adjustment for
       available for sale securities
       called, sold, or liquidated in
       current year, net of tax                       (260,730)          (260,730)
                                              ----------------
    Total comprehensive income                $      3,401,287
                                              ================
Allocation of ESOP shares                                                  31,000
Cash dividends ($ .12 per share)                                         (672,080)
Dividend declared ($ .12 per share)                                      (670,017)
Issuance of stock for stock incentive plan                                 99,988
Retirement of stock                                                      (527,598
                                                                 ----------------

BALANCE, DECEMBER 31, 2002                                       $     81,731,606
                                                                 ================

CONSOLIDATED STATEMENTS OF CASH FLOWS

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31,                                                2002              2001              2000
-------------------------------------------------------        -------------     -------------     -------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $   3,190,722     $   3,998,952     $   4,637,777
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      (Gain) loss on sales of other real estate                       43,666          (118,716)          (19,581)
      Gain on sale, call and liquidation of securities              (209,659)         (243,126)
      Gain on sale of bank premises                                 (182,861)                           (317,690)
      Stock incentive plan                                            99,988            99,983
      Depreciation                                                 1,842,000         1,864,827         1,827,000
      Provision for allowance for loan losses                      2,428,000         2,503,000         4,191,700
      Provision for losses on other real estate                      533,848           409,264            25,487
      Changes in assets and liabilities:
        Accrued interest receivable                                  870,660           768,863          (712,090)
        Other assets                                                 448,969           140,233        (1,411,203)
        Accrued interest payable                                    (313,720)         (414,802)          259,621
        Other liabilities                                            354,132          (223,975)          342,154
                                                               -------------     -------------     -------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                        9,105,745         8,784,503         8,823,175
                                                               -------------     -------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities, sales and calls of
    available for sale securities                                145,297,421        46,359,462         2,224,119
  Investment in available for sale securities                   (153,352,620)     (139,028,899)      (16,265,487)
  Proceeds from maturities and calls of held to
    maturity securities                                           20,745,000       143,715,000        56,675,000
  Investment in held to maturity securities                          (53,728)      (83,942,007)      (39,454,165)
  Investment in Federal Home Loan Bank stock                         (56,500)         (223,200)
  Proceeds from sales of other real estate                         1,010,723         1,044,119            96,000
  Loans, net (increase) decrease                                  32,498,774        27,242,762       (49,896,792)
  Proceeds from sale of bank premises                                355,620                             469,065
  Acquisition of premises and equipment                             (956,251)       (1,649,463)       (3,331,227)
  Other assets                                                    (6,282,010)          521,482        (2,595,915)
                                                               -------------     -------------     -------------
  NET CASH PROVIDED BY (USED IN) INVESTING  ACTIVITIES            39,206,429        (5,960,744)      (52,079,402)
                                                               -------------     -------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Demand and savings deposits, net increase (decrease)            19,189,386        15,851,110       (22,245,954)
  Time deposits made, net increase (decrease)                    (43,558,236)      (17,032,525)       41,288,874
  Notes payable                                                       72,799
  Principal payments on notes                                        (43,679           (14,273)          (13,646)
  Cash dividends                                                  (1,346,508)       (1,297,316)       (1,235,428)
  Retirement of common stock                                        (527,598)       (2,980,903)       (2,597,643)
  Borrowings from Federal Home Loan Bank                             764,089                          23,159,507
  Repayments to Federal Home Loan Bank                                             (17,610,519)
  Federal funds purchased and securities sold
    under agreements to repurchase, net increase (decrease)      (15,243,156)       17,149,775         4,505,407
                                                               -------------     -------------     -------------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES            (40,692,903)       (5,934,651)       42,861,117
                                                               -------------     -------------     -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               7,619,271        (3,110,892)         (395,110)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      32,034,976        35,145,868        35,540,978
                                                               -------------     -------------     -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                         $  39,654,247     $  32,034,976     $  35,145,868
                                                               =============     =============     =============

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS OF THE COMPANY

         Peoples Financial Corporation is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi, and PFC Service Corp. Its principal subsidiary is The Peoples Bank, Biloxi, Mississippi, which provides a full range of banking, financial and trust services to individuals and small and commercial businesses operating in Harrison, Hancock, Stone and Jackson counties.

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

CASH AND DUE FROM BANKS

         The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $9,013,000, $8,420,000 and $10,531,000 for the years ending December 31, 2002, 2001 and 2000, respectively.

         The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2002, the bank subsidiary had excess deposits of $6,905,000. These amounts were uninsured and uncollateralized.

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

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

LOANS (Continued)

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

         The allowance for loan losses is based on Management's evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. The evaluation includes Management's assessment of several factors: review and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, a study of loss experience, a review of classified, non-performing and delinquent loans, the estimated value of any underlying collateral, an estimate of the possibility of loss based on the risk characteristics of the portfolio, adverse situations that may affect the borrower's ability to repay and the results of regulatory examinations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

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

TRUST DEPARTMENT INCOME AND FEES

         Trust fees are recorded when received and amounted to $1,419,463, $1,418,847 and $1,353,294 in 2002, 2001 and 2000, respectively.

INCOME TAXES

         The Company files a consolidated tax return with its wholly-owned subsidiaries. The tax liability of each entity is allocated based on the entity's contribution to consolidated taxable income. The provision for applicable income taxes is based upon reported income and expenses as adjusted for differences between reported income and taxable income. The primary differences are exempt income on state, county and municipal securities; differences in provisions for losses on loans as compared to the amount allowable for income tax purposes; directors' and officers' insurance; depreciation for income tax purposes over (under) that reported for financial statements; gains reported under the installment sales method for tax purposes and gains on the sale of bank premises which were structured under the provisions of Section 1031 of the Internal Revenue Code.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

ADVERTISING

         Advertising costs are expensed as incurred.

LEASES

         All leases are accounted for as operating leases in accordance with the terms of the leases.

EARNINGS PER SHARE

         Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,603,834, 5,629,872 and 5,857,232 in 2002, 2001 and 2000, respectively.

STATEMENTS OF CASH FLOWS

         The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $9,929,357, $18,768,387 and $19,141,663 in
2002, 2001 and 2000, respectively, for interest on deposits and borrowings. Income tax payments totaled $1,639,612, $1,847,250 and $3,630,000 in 2002, 2001 and 2000, respectively. Loans transferred to other real estate amounted to $984,430, $2,073,113 and $1,011,500 in 2002, 2001 and 2000, respectively. After receiving regulatory approval, the Company transferred property with a book value of $19,434 from other real estate to banking premises during 2000. The income tax effect on the accumulated other comprehensive income was $108,473, $621,587 and $357,379, at December 31, 2002, 2001 and 2000, respectively.

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

NOTE B - SECURITIES:

         The amortized cost and estimated fair value of securities at December 31, 2002, 2001 and 2000, respectively, are as follows (in thousands):

                                                                            Gross                Gross
                                                   Amortized           unrealized           unrealized            Estimated
December 31, 2002                                       cost                gains               losses           fair value
---------------------------------------    -----------------    -----------------    -----------------    -----------------

Available for sale securities:
  Debt securities:
    U. S. Treasury                         $          46,948    $             709    $              (1)   $          47,656
    U. S. Government agencies and corp.               93,627                1,468                                    95,095
    States and political subdivisions                  4,061                   89                  (11)               4,139
                                           -----------------    -----------------    -----------------    -----------------
    Total debt securities                            144,636                2,266                  (12)             146,890
  Equity securities                                    3,828                  766                                     4,594
                                           -----------------    -----------------    -----------------    -----------------
Total available for sale securities        $         148,464    $           3,032    $             (12)   $         151,484
                                           =================    =================    =================    =================

Held to maturity securities:
  U. S. Treasury                           $           5,998    $             120    $                    $           6,118
  U. S. Government agencies and corp.                  7,000                  143                                     7,143
  States and political subdivisions                    4,590                  175                                     4,765
                                           -----------------    -----------------    -----------------    -----------------
Total held to maturity securities          $          17,588    $             438    $                    $          18,026
                                           =================    =================    =================    =================

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                  Gross           Gross
                                              Amortized      unrealized      unrealized        Estimated
December 31, 2001                                  cost           gains          losses       fair value
----------------------------------------   ------------    ------------    ------------     ------------

Available for sale securities:
  Debt securities:
    U. S. Treasury                         $     20,975    $        207    $        (10)    $     21,172
    U. S. Government agencies and corp.         113,494           1,557             (74)         114,977
    States and political subdivisions             1,759               4                            1,763
                                           ------------    ------------    ------------     ------------
    Total debt securities                       136,228           1,768             (84)         137,912
  Equity securities                               3,971           1,019                            4,990
                                           ------------    ------------    ------------     ------------
Total available for sale securities        $    140,199    $      2,787    $        (84)    $    142,902
                                           ============    ============    ============     ============

Held to maturity securities:
  U. S. Treasury                           $     18,948    $        283    $                $     19,231
  U. S. Government agencies and corp.            13,687             306                           13,993
  States and political subdivisions               5,644             136             (18)           5,762
                                           ------------    ------------    ------------     ------------
Total held to maturity securities          $     38,279    $        725    $        (18)    $     38,986
                                           ============    ============    ============     ============

                                                                  Gross           Gross
                                              Amortized      unrealized      unrealized        Estimated
December 31, 2000                                  cost           gains          losses       fair value
----------------------------------------   ------------    ------------    ------------     ------------

Available for sale securities:
  Debt securities:
    U. S. Treasury                         $      5,966    $         75    $        (42)    $      5,999
    U. S. Government agencies and corp.          32,492             121            (194)          32,419
    States and political subdivisions             4,803             101             (23)           4,881
                                           ------------    ------------    ------------     ------------
  Total debt securities                          43,261             297            (259)          43,299
  Equity securities                               4,026             918             (75)           4,869
                                           ------------    ------------    ------------     ------------
Total available for sale securities        $     47,287    $      1,215    $       (334)    $     48,168
                                           ============    ============    ============     ============

Held to maturity securities:
  U. S. Treasury                           $     31,797    $        118    $        (35)    $     31,880
  U. S. Government agencies and corp.            60,181              33            (335)          59,879
  States and political subdivisions               6,074             145             (32)           6,187
                                           ------------    ------------    ------------     ------------
Total held to maturity securities          $     98,052    $        296    $       (402)    $     97,946
                                           ============    ============    ============     ============

         The amortized cost and estimated fair value of debt securities at December 31, 2002, (in thousands) by contractual maturity, are shown on the next page. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                       Estimated
                                              Amortized cost          fair value
                                            ----------------    ----------------
Available for sale securities:
  Due in one year or less                   $         41,669    $         42,168
  Due after one year through five years               84,958              86,381
  Due after five years through ten years              16,709              17,044
  Due after ten years                                  1,300               1,297
                                            ----------------    ----------------
  Totals                                    $        144,636    $        146,890
                                            ================    ================

Held to maturity securities:
  Due in one year or less                   $         12,309    $         12,524
  Due after one year through five years                3,084               3,177
  Due after five years through ten years                 372                 390
  Due after ten years                                  1,823               1,935
                                            ----------------    ----------------
  Totals                                    $         17,588    $         18,026
                                            ================    ================

         Proceeds from maturities and calls of held to maturity debt securities during 2002, 2001 and 2000 were $20,745,000, $143,715,000 and $56,675,000, respectively. There were no sales of held to maturity debt securities during 2002, 2001 and 2000. Proceeds from maturities and calls of available for sale debt securities were $145,297,421, $46,359,462 and $2,224,119 during 2002, 2001 and 2000, respectively. Available for sale debt securities were sold in 2001 for a gain of $243,126. There were no sales of available for sale debt securities during 2002 and 2000. The Company realized a gain of $209,659 from the liquidation of equity securities in 2002.

         Securities with an amortized cost of approximately $139,625,000, $149,013,000 and $133,314,000 at December 31, 2002, 2001 and 2000, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

         Federal Home Loan Bank (FHLB) common stock was purchased during 1999 in order for the Company to participate in certain FHLB programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. The investment is carried at cost. Dividends received are reinvested in FHLB stock.

NOTE C - LOANS:

The composition of the loan portfolio was as follows (in thousands):

December 31,                                                2002            2001            2000
                                                    ------------    ------------    ------------

Real estate, construction                           $     21,534    $     25,636    $     29,269
Real estate, mortgage                                    197,478         224,524         235,835
Loans to finance agricultural
  production and other loans to farmers                    7,375           7,241          11,019
Commercial and industrial loans                           65,946          71,271          79,620
Loans to individuals for household, family
  and other consumer expenditures                         15,990          15,068          17,186
Obligations of states and political subdivisions
  (primarily industrial revenue bonds and local
  government tax anticipation notes)                       3,637           3,233           3,967
All other loans                                              336             196             580
                                                    ------------    ------------    ------------
Totals                                              $    312,296    $    347,169    $    377,476
                                                    ============    ============    ============

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE C - LOANS: (Continued)

Transactions in the allowance for loan losses are as follows (in thousands):

                                                   2002             2001             2000
                                           ------------     ------------     ------------
Balance, January 1                         $      5,658     $      4,568     $      4,338

Recoveries                                          676              561              699
Loans charged off                                (2,065)          (1,974)          (4,661)

Provision for allowance for loan losses           2,428            2,503            4,192
                                           ------------     ------------     ------------
Balance, December 31                       $      6,697     $      5,658     $      4,568
                                           ============     ============     ============


         In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectibility and do not include other unfavorable features.

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

                                  2002             2001             2000
                          ------------     ------------     ------------
Balance, January 1        $     12,427     $     14,426     $     11,355
New loans and advances          19,531           20,511           26,130
Repayments                     (21,878)         (22,510)         (23,059)
                          ------------     ------------     ------------
Balance, December 31      $     10,080     $     12,427     $     14,426
                          ============     ============     ============

         Industrial revenue bonds with a carrying value of $700,356, $898,687 and $1,094,233 at December 31, 2002, 2001 and 2000, respectively, were pledged to secure public deposits.

         Nonaccrual loans amounted to approximately $6,550,169, $650,215 and $3,424,280 at December 31, 2002, 2001 and 2000, respectively.

         The total recorded investment in impaired loans amounted to $6,550,169, $650,215 and $3,424,280 at December 31, 2002, 2001 and 2000, respectively. The amount of that recorded investment in impaired loans for which there is a related allowance for loan losses was $6,550,169, $650,215 and $3,424,280 at December 31, 2002, 2001 and 2000, respectively. At December 31, 2002, 2001 and 2000, the average recorded investment in impaired loans was $6,602,000, $661,000 and $881,000, respectively. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2001 or 2000. The amount of interest not accrued on these loans was approximately $212,000 in 2002.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE D - BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are shown as follows (in thousands):

                                        Estimated
December 31,                         useful lives            2002            2001            2000
---------------------------------    ------------    ------------    ------------    ------------
Land                                                 $      4,839    $      4,988    $      4,845
Buildings                              5-40 years          15,584          15,315          14,551
Furniture, fixtures and equipment      3-10 years          11,596          11,107          10,364
                                                     ------------    ------------    ------------
Totals, at cost                                            32,019          31,410          29,760
Less: Accumulated depreciation                             14,960          13,292          11,427
                                                     ------------    ------------    ------------
Totals                                               $     17,059    $     18,118    $     18,333
                                                     ============    ============    ============

NOTE E - BORROWINGS FROM FEDERAL HOME LOAN BANK:

         At December 31, 2002, the Company had $5,000,000 outstanding in advances under a $76,000,000 line of credit with the Federal Home Loan Bank of Dallas ("FHLB"). This advance bore interest at 6.50% and matures in 2010. The advances are collateralized by a blanket floating lien on the Company's residential first mortgage loans.

NOTE F - NOTES PAYABLE:

December 31,                                                         2002            2001             2000
--------------------------------------------------------     ------------    ------------    -------------

Small Business Administration, outstanding mortgage
  on property acquired. The note bears interest at
  5 3/8% & is payable at $1,952 monthly through
  January 2004.                                              $    147,029    $    162,208    $     176,481

Notes payable on automobiles. The notes are non interest-
  bearing and payable in monthly installments through
  January 2005.                                                    44,299

RiverHills Bank, $750,000 line of credit for Peoples
  Financial Corporation Employee Stock Ownership Plan,
  secured by the guarantee of the Company; Interest
  at New York Prime (4.25% at December 31, 2002)
  due quarterly, principal due at maturity in June 2004.          143,043         174,043          115,000
                                                             ------------    ------------    -------------
  Totals                                                     $    334,371    $    336,251    $     291,481
                                                             ============    ============    =============

The maturities of notes payable are as follows:
2003                                                         $     52,388
2004                                                              281,517
2005                                                                  466
                                                             ------------
Total                                                        $    334,371
                                                             ============

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE G - INCOME TAXES:

Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 2002, 2001 and 2000, included in other assets or other liabilities, were as follows (in thousands):

December 31,                                    2002             2001             2000
---------------------------------------     ------------     ------------     ------------

Deferred tax assets:
  Allowance for loan losses                 $      2,215     $      1,542     $        962
  Employee benefit plans' liabilities              1,145              938              718
  Other                                              685              431              236
                                            ------------     ------------     ------------
  Deferred tax assets                             (4,045)          (2,911)          (1,916)
                                            ------------     ------------     ------------
Deferred tax liabilities:
  Accumulated depreciation                           820              947            1,071
  Deferred gain on sale of bank premises           1,750            1,687            1,687
  Installment sales                                   13               13               14
  Unrealized gains on available for sale
    securities, charged to equity                  1,026              813              193
                                            ------------     ------------     ------------
  Deferred tax liabilities                         3,609            3,460            2,965
                                            ------------     ------------     ------------
Net deferred taxes                                  (436)             549            1,049
Current payable (refundable)                         200               75           (1,525)
                                            ------------     ------------     ------------
Totals                                      $       (236)    $        624     $       (476)
                                            ============     ============     ============

Income taxes consist of the following components (in thousands):

Years Ended December 31,            2002             2001             2000
------------------------    ------------     ------------     ------------

Current                     $      1,886     $      2,202     $      2,195
Deferred                          (1,198)          (1,120)            (129)
                            ------------     ------------     ------------
Totals                      $        688     $      1,082     $      2,066
                            ============     ============     ============

Deferred income taxes (benefits) resulted from the following (in thousands):

Years Ended December 31,                                     2002             2001             2000
------------------------------------------------     ------------     ------------     ------------

Depreciation                                         $       (127)    $       (124)    $          7
Provision for loan losses                                    (628)            (580)             (74)
Officers' and directors' life insurance                      (281)            (220)            (100)
Deferred gain on sale of bank premises                         63                               105
Unrealized gain on available for sale securities,
  charged to equity                                           213              620              361
Other                                                        (225)            (196)             (67)
                                                     ------------     ------------     ------------
Totals                                               $       (985)    $       (500)    $        232
                                                     ============     ============     ============

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2002, 2001 and 2000, to earnings before income taxes. The reason for these differences is shown below (in thousands):

                                                 2002                      2001                      2000
Years Ended December 31,                       Amount            %       Amount            %       Amount            %
-----------------------------------------    --------     --------     --------     --------     --------     --------

Taxes computed at statutory rate             $  1,319         34.0     $  1,526         34.0     $  2,279         34.0
Increase (decrease) resulting from:
  Tax-exempt interest income                     (187)        (4.8)        (259)        (5.8)        (263)        (3.9)
  Non-deductible interest                          15          0.4           30          0.7           34          0.5
  Credit for certified historic structure                                  (113)        (2.5)
  Non-taxable life insurance proceeds            (201)        (5.2)         (62)        (1.4)
  Dividend exclusion                              (63)        (1.6)         (96)        (2.1)         (38)        (0.6)
  Other, net                                     (195)        (5.1)          56          1.2           54          0.8
                                             --------     --------     --------     --------     --------     --------
Total income taxes                           $    688         17.7     $  1,082         24.1     $  2,066         30.8
                                             ========     ========     ========     ========     ========     ========

NOTE H - SHAREHOLDERS' EQUITY:

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

         Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2002, approximately $4,403,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to the approval by Board of Directors.

         On May 24, 2000, the Company's Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company's common stock. As of December 31, 2002, 143,152 shares had been repurchased and retired under the plan approved May 24, 2000. On December 8, 2000, the Company's Board of Directors approved the repurchase of 146,304 shares of the outstanding common stock from one unrelated shareholder at a purchase price of $2,432,000. This repurchase was executed on January 2, 2001, and these shares were subsequently retired. On November 26, 2002, the Company's Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company's common stock. This stock repurchase program began in January 2003, after the stock repurchase program approved on May 24, 2000 was completed.

         On May 23, 2001, the Company's Board of Directors approved a stock incentive program for two executive officers. Under this plan, whole shares valued as of the distribution date at $50,000 were distributed to each of these officers who continue to meet the eligibility requirements on June 15, 2001, and on January 15 of the four succeeding years. On June 15, 2001 and January 15, 2002, a total of 6,886 and 7,142 shares, respectively, of Peoples Financial Corporation common stock was issued. This incentive program was established subsequent to the surrender of collateral assignment split dollar policies that had been obtained on behalf of these executives. On December 9, 2002, the Company's Board of Directors approved the termination of the stock incentive program, which has been replaced by the acquisition of endorsement split dollar policies for the two executive officers.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

         On December 6, 2002, the Company's Board of Directors approved a semi-annual dividend of $ .12 per share. This dividend has a record date of January 8, 2003 and a distribution date of January 15, 2003.

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

         As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

         The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 2002, 2001 and 2000, are as follows (in thousands):

                                                                            For Capital Adequacy
                                                      Actual                     Purposes
                                            ------------------------     ------------------------
                                                Amount         Ratio         Amount         Ratio
                                            ----------    ----------     ----------    ----------

December 31, 2002:
Total Capital (to Risk Weighted Assets)     $   83,768        24.16%     $   27,720         8.00%
Tier 1 Capital (to Risk Weighted Assets)        79,437        22.91%         13,860         4.00%
Tier 1 Capital (to Average Assets)              79,437        13.98%         22,798         4.00%

December 31, 2001:
Total Capital (to Risk Weighted Assets)     $   83,201        21.90%     $   30,390         8.00%
Tier 1 Capital (to Risk Weighted Assets)        78,453        20.65%         15,195         4.00%
Tier 1 Capital (to Average Assets)              78,453        13.25%         23,677         4.00%

December 31, 2000:
Total Capital (to Risk Weighted Assets)     $   83,237        21.13%     $   31,517         8.00%
Tier 1 Capital (to Risk Weighted Assets)        78,669        19.97%         15,758         4.00%
Tier 1 Capital (to Average Assets)              78,669        13.87%         22,682         4.00%

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE I - OTHER INCOME AND EXPENSES:

Other income consisted of the following:

Years Ended December 31,                               2002            2001            2000
-------------------------------------------    ------------    ------------    ------------

Other service charges, commissions and fees    $    189,835    $    208,332    $    225,950
Gain on sale of bank premises                       182,861                         317,690
Rentals                                             494,055         511,751         404,458
Income from proceeds of insurance policies          592,436
Other income                                        461,265         485,667         287,519
                                               ------------    ------------    ------------
Totals                                         $  1,920,452    $  1,205,750    $  1,235,617
                                               ============    ============    ============

Other expenses consisted of the following:

Years Ended December 31,                               2002            2001            2000
-------------------------------------------    ------------    ------------    ------------

Advertising                                    $    433,037    $    463,103    $    474,047
Data processing                                     268,044         233,390         332,202
FDIC and state banking assessments                  127,234         132,629         139,225
Legal and accounting                                395,016         272,337         205,113
Postage and freight                                 227,871         211,792         189,740
Stationery, printing and supplies                   169,583         191,803         261,747
Other real estate                                   636,789         328,133         (18,022)
ATM expense                                       2,477,104       2,282,118       1,968,209
Federal Reserve service charges                     153,783         152,815         131,485
Conferences and classes                              99,325         112,469         137,852
Taxes and licenses                                  276,910         252,491         255,153
Consulting fees                                      45,880          11,250          35,718
Trust expense                                       373,483         350,525         354,744
Other                                               957,790         800,213         784,428
                                               ------------    ------------    ------------
Totals                                         $  6,641,849    $  5,795,068    $  5,251,641
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

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

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

         The Company generally grants loans to customers in its primary trade area of Harrison, Hancock, Jackson and Stone counties. The Company also grants loans on a limited basis in Claiborne County.

         At December 31, 2002, 2001 and 2000, the Company had outstanding irrevocable letters of credit aggregating $2,849,400, $3,344,016 and $2,815,262, respectively. At December 31, 2002, 2001 and 2000, the Company had outstanding unused loan commitments aggregating $87,382,000, $74,254,000 and $73,201,000, respectively. Approximately $43,543,000 and $27,810,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2002 and 2001, respectively.

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

CONDENSED BALANCE SHEETS (in thousands)

December 31,                                                  2002            2001            2000
-------------------------------------------------     ------------    ------------    ------------

ASSETS
Investments in subsidiaries, at underlying equity:
    Bank subsidiary                                   $     81,558    $     79,483    $     74,927
    Nonbank subsidiary                                           1               1               1
Cash in bank subsidiary                                         84             263           3,746
Other assets                                                 1,462           1,821           1,893
                                                      ------------    ------------    ------------
TOTAL ASSETS                                          $     83,105    $     81,568    $     80,567
                                                      ============    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable                                         $        143    $        174    $        536
Other liabilities                                            1,230           1,325           1,314
                                                      ------------    ------------    ------------
Total liabilities                                            1,373           1,499           1,850
Shareholders' equity                                        81,732          80,069          78,717
                                                      ------------    ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $     83,105    $     81,568    $     80,567
                                                      ============    ============    ============

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENTS OF INCOME (in thousands)

Years Ended December 31,                                              2002             2001             2000
--------------------------------------------------            ------------     ------------     ------------

INCOME
Earnings of unconsolidated subsidiaries:
    Distributed earnings                                      $      1,400     $        700     $      4,655
    Undistributed earnings                                           1,752            3,375                1
Interest income                                                          7               14               12
Other income                                                           230               41               40
                                                              ------------     ------------     ------------
TOTAL INCOME                                                         3,389            4,130            4,708
                                                              ------------     ------------     ------------
EXPENSES
Other expense                                                          185              183               78
                                                              ------------     ------------     ------------
TOTAL EXPENSES                                                         185              183               78
                                                              ------------     ------------     ------------
INCOME BEFORE INCOME TAXES                                           3,204            3,947            4,630
Income taxes (benefit)                                                  13              (52)              (8)
                                                              ------------     ------------     ------------
NET INCOME                                                    $      3,191     $      3,999     $      4,638
                                                              ============     ============     ============

CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

Years Ended December 31,                                              2002             2001             2000
--------------------------------------------------            ------------     ------------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $      3,191     $      3,999     $      4,638
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Gain on liquidation of investment                                 (210)
    Net income of unconsolidated subsidiaries                       (3,152)          (4,075)          (4,656)
    Stock incentive plan                                               100              100
    Changes in assets and liabilities:
      Other assets                                                      15               71               (3)
                                                              ------------     ------------     ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    (56)              95              (21)
                                                              ------------     ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in common stock                                                                            (250)
  Proceeds from liquidation of investment                              352
  Dividends from unconsolidated subsidiary                           1,400              700            7,791
                                                              ------------     ------------     ------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                            1,752              700            7,541
                                                              ------------     ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Return of capital                                                                                       56
  Retirement of common stock                                          (528)          (2,981)          (2,597)
  Dividends paid                                                    (1,347)          (1,297)          (1,235)
                                                              ------------     ------------     ------------
  NET CASH USED IN FINANCING ACTIVITIES                             (1,875)          (4,278)          (3,776)
                                                              ------------     ------------     ------------
NET INCREASE (DECREASE) IN CASH                                       (179)          (3,483)           3,744
CASH, BEGINNING OF YEAR                                                263            3,746                2
                                                              ------------     ------------     ------------
CASH, END OF YEAR                                             $         84     $        263     $      3,746
                                                              ============     ============     ============

Peoples Financial Corporation paid income taxes of $1,639,612, $1,847,250 and $3,630,000 in 2002, 2001 and 2000, respectively. No interest was paid during the three years ended December 31, 2002.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE M - EMPLOYEE BENEFIT PLANS:

         The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Employees who work more than 1,000 hours are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $360,000, $734,000 and $360,000 in 2002, 2001 and 2000, respectively.

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

         Compensation expense of $7,167,143, $7,681,720 and $7,230,082 relating to the ESOP was recorded during 2002, 2001 and 2000, respectively. The ESOP held 533,733, 560,010 and 696,718 allocated shares and 14,355 suspense shares at December 31, 2000.

         The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $10,276,887, $4,558,220 and $4,743,262 at December 31, 2002, 2001
and 2000, respectively. The present value of accumulated benefits under these plans, using an interest rate of 7.50% and 8.00%, and the interest ramp-up method for 2002 and using an interest rate of 7.50% and 9.00% and the project unit cost method for 2001 and 2000, respectively, has been accrued. The accrual amounted to $2,882,009, $2,418,114 and $1,798,078 at December 31, 2002, 2001 and
2000, respectively.

         The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants' beneficiaries. These contracts are carried at their cash surrender value, which amounted to $686,381, $420,221 and $478,248 at December 31, 2002, 2001 and 2000, respectively. The present value of accumulated benefits under these plans using an interest rate of 7.50% in 2002 and 2001 and 8.50% in 2000 and the projected unit cost method has been accrued. The accrual amounted to $485,534, $341,819 and $314,638 at December 31, 2002, 2001 and 2000,
respectively.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

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

         The following is a summary of the components of the net periodic postretirement benefit cost:


Years Ended December 31,                             2002            2001            2000
-----------------------------------------    ------------    ------------    ------------

Service cost                                 $    107,533    $     67,981    $     52,520
Interest cost                                      94,603          70,461          58,321
Amortization of net transition obligation          20,600          20,600          20,600
                                             ------------    ------------    ------------
Net periodic postretirement benefit cost     $    222,736    $    159,042    $    131,441
                                             ============    ============    ============

         The discount rate used in determining the accumulated postretirement benefit obligation was 6.50% in 2002, 7.25% in 2001, and 7.50% in 2000. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.00% in 2002. The rate was assumed to decrease gradually to 5.00% for 2010 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated postretirement benefit obligation as of December 31, 2002, would be increased by 24.03%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have increased by 26.93%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated postretirement benefit obligation as of December 31, 2002, would be decreased by 18.39%, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended would have decreased by 19.86%.

         The following is a reconciliation of the accumulated postretirement benefit obligation:

Accumulated postretirement benefit obligation
  as of December 31, 2001                        $  1,321,724
Service cost                                           91,343
Interest cost                                          94,603
Actuarial loss                                        237,041
Benefits paid                                         (51,589)
                                                 ------------
Accumulated postretirement benefit obligation
  as of December 31, 2002                        $  1,693,122
                                                 ============

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

December 31,                                                 2002             2001             2000
                                                     ------------     ------------     ------------

Accumulated postretirement benefit obligation:
  Retirees                                           $    422,403     $    395,895     $    293,192
  Eligible to retire                                       50,218           44,172           35,626
  Not eligible to retire                                1,220,501          881,657          555,827
                                                     ------------     ------------     ------------
Total                                                   1,693,122        1,321,724          884,645
Plan assets at fair value                                     -0-              -0-              -0-
                                                     ------------     ------------     ------------
Accumulated postretirement benefit obligation
  in excess of plan assets                              1,693,122        1,321,724          884,645
Unrecognized transition obligation                       (247,197)        (267,797)        (288,397)
Unrecognized cumulative net gain from
  past experience different from that assumed and
  from changes in assumptions                            (615,462)        (394,611)         (59,897)
                                                     ------------     ------------     ------------
Accrued postretirement benefit cost                  $    830,463     $    659,316     $    536,351
                                                     ============     ============     ============

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

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

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

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2002, 2001 and 2000 (in thousands):

                                          2002                      2001                      2000
                                -----------------------   -----------------------   -----------------------
                                  Carrying         Fair     Carrying         Fair     Carrying         Fair
                                    Amount        Value       Amount        Value       Amount        Value
                                ----------   ----------   ----------   ----------   ----------   ----------
Financial Assets:
Cash and due from banks         $   39,654   $   39,654   $   32,035   $   32,035   $   35,146   $   35,146
Available for sale securities      151,484      151,484      142,902      142,902       48,168       48,168
Held to maturity securities         17,588       18,026       38,279       38,986       98,052       97,946
Loans, net                         305,599      307,501      341,511      345,155      372,909      370,237
Financial Liabilities:
Deposits:
  Non-interest bearing              75,698       75,698       76,215       76,215       68,081       68,081
  Interest bearing                 312,476      314,495      336,328      339,640      345,643      347,516
                                ----------   ----------   ----------   ----------   ----------   ----------
  Total deposits                   388,174      390,193      412,543      415,855      413,724      415,597
Federal funds purchased
  and securities sold under
  agreements to repurchase          67,246       67,246       82,489       82,489       65,339       65,339
Long term funds                      6,647        7,398        5,885        6,356       23,451       23,589

NOTE O - EXTRAORDINARY GAIN:

         In 2001, the Company agreed to an out of court settlement of an insurance claim. An extraordinary gain of $594,000, net of taxes, was realized in the prior year as a result of this settlement.

NOTE P - SUBSEQUENT EVENT:

         After December 31, 2002, but before this Annual Report was published, the Company identified specific events which negatively impacted one commercial customer and which may result in potential loan losses. Since these potential losses existed at December 31, 2002 and are reasonably estimable, the Company provided for this loss by charging $1,500,000 to earnings in the fourth quarter of 2002. Management will continue to evaluate the collectibility of this loan and, if necessary, additional reserves will be recorded in 2003.

INDEPENDENT AUDITORS' REPORT

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

         We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2002, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2002, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants


PILTZ, WILLIAMS, LAROSA & CO.

Biloxi, Mississippi
January 17, 2003, except for Note P,
as to which the date is February 18, 2003

BOARD OF DIRECTORS                          OFFICERS                                     PERSONNEL
PEOPLES FINANCIAL CORPORATION               THE PEOPLES BANK, BILOXI, MISSISSIPPI        Jackie L. Henson, Vice-President
Chevis C. Swetman, Chairman of the          SENIOR MANAGEMENT                            Patricia L. Levine, Vice-President
  Board                                     Chevis C. Swetman, President and CEO         Janice L. Smitherman, Assistant
Dan Magruder, Vice Chairman;                Andy Carpenter,                                Vice-President - Employee Benefits
  President, Rex Distributing Co., Inc.       Executive Vice-President
Drew Allen,                                 Jeannette E. Romero,                         MARKETING
  President, Allen Beverages, Inc.            Senior Vice-President                      Jennifer S. Crane,
Andy Carpenter,                             Thomas J. Sliman,                              Assistant Vice-President
  Executive Vice President                    Senior Vice-President
Rex E. Kelly,                               Robert M. Tucei,                             ASSET MANAGEMENT
  Director of Corporate Communications,       Senior Vice-President                      & TRUST SERVICES
  Mississippi Power Company                 Lauri A. Wood, Senior Vice-President         M. O. Lawrence, III,
Lyle M. Page, Partner, Page, Mannino,         and Cashier                                  Senior Vice-President
   Peresich & McDermott                     A. Wes Fulmer, Senior Vice-President         Ann F. Guice, Vice-President
                                            M. O. Lawrence, III,                         Louise C. Wilson, Trust Officer
OFFICERS                                      Senior Vice-President                      Thomas H. Wicks, Trust Officer
PEOPLES FINANCIAL CORPORATION                                                            Daniel A. Bass, Trust Officer
Chevis C. Swetman, President and CEO        CONSUMER LENDING                             C. J. Dunaway, Trust Officer
Andy Carpenter,                             Brian J. Kozlowski,
  Executive Vice-President                    Assistant Vice-President                   PROPERTY
Thomas J. Sliman,                           Stephanie D. Broussard, Loan Officer         Ronnie F. Harrison,
  First Vice-President                      Diana T. Winland, Loan Officer                 Assistant Vice-President
Jeannette E. Romero,                                                                     Frederick J. Breal, Property Officer
  Second Vice-President                     COMPLIANCE
Robert M. Tucei, Vice-President             Evelyn R. Herrington, Vice-President         SECURITY
A. Wes Fulmer,                              Darnell Y. Schreck, Assistant Cashier        Robin J. Vignes, Vice-President
  Vice-President and Secretary                                                           Minh-Tuyet Nguyen,
M. O. Lawrence, III, Vice-President         AUDIT AND ACCOUNTING                           Security Officer
Lauri A. Wood,                              Gregory M. Batia, Vice-President             Margaret H. Chandler,
  Chief Financial Officer and Controller      and Auditor                                  Assistant Security Officer
                                            James M. Gruich, Assistant Vice-
BOARD OF DIRECTORS                            President - Technology Security            CASH MANAGEMENT
THE PEOPLES BANK, BILOXI, MISSISSIPPI       Connie F. Lepoma, Assistant Vice-            Larry A. Evans, Cash Management
Chevis C. Swetman, Chairman                   President - Accounting                       Officer
Tyrone J. Gollott, Vice-Chairman;           Rebecca A. Williams,                         Gloria A. Cothern,
  Secretary-Treasurer, Gollott & Sons         Assistant Auditor                            Assistant Vice-President
  Transfer & Storage, Inc.                  Lisa S. Adams,
Drew Allen,                                   Assistant Auditor - Trust                  DATA PROCESSING
  President, Allen Beverages, Inc.                                                       Sandra L. York, Vice-President -
Andy Carpenter,                             INVESTMENTS                                    Information Systems
  Executive Vice-President,                 Peggy M. Byrd, Vice-President                Dennis J. Burke, Vice-President -
  The Peoples Bank, Biloxi, Mississippi     Janet H. Wood,                                 Business Solutions
Liz Corso Joachim,                            Assistant Vice-President                   George S. Tranum, Vice-President -
  President, Frank P. Corso, Inc.                                                          Technical Support
Rex E. Kelly,                               LOAN PROCESSING                              Ronald L. Baldwin, Systems Support
  Director of Corporate Communications,     Donna F. Bessetti, Vice-President              Technician Officer
  Mississippi Power Company                 Jesse J. Migues,                             Cheryl A. Dewey,
Dan Magruder, President,                      Assistant Vice-President                     Data Processing Officer
  Rex Distributing Co., Inc.
Jeffrey H. O'Keefe, President,              LOAN REVIEW                                  OPERATIONS/OTHER SERVICES
  Bradford-O'Keefe Funeral Homes, Inc.      Robert E. Smith, Jr.,                        Cheryl A. Dubaz,
Lyle M. Page, Partner, Page, Mannino,         Vice-President                               Assistant Vice-President - ATM
  Peresich & McDermott                      F. Kay Rice, Loan Review Officer             Susan B. Page, Assistant
                                                                                           Vice-President - Operations
                                                                                         Charlotte R. Balius, Bankcard Officer
                                                                                         Cassandra F. Reid, Assistant Cashier
                                                                                         Ardell M. Roberts, Assistant Cashier
                                                                                         Hugh J. Kavanagh, Assistant Cashier
                                                                                         Kathy S. Comstock, Savings Officer
                                                                                         Kathleen M. Worrell, Insurance Officer
                                                                                         Toni A. Ganucheau,  Assistant Cashier
                                                                                         John M. Zorich, Internet Banking
                                                                                           Technology Officer
                                                                                         Pinky T. Walker,  Administrative Officer

BRANCH LOCATIONS AND OFFICERS
THE PEOPLES BANK, BILOXI, MISSISSIPPI


BILOXI BRANCHES


MAIN OFFICE, 152 Lameuse Street, Biloxi, Mississippi 39530, (228) 435-5511 Melanie L. Battise, Branch Manager

CEDAR LAKE OFFICE, 11355 Cedar Lake Road, Biloxi, Mississippi 39532
(228) 435-8688
Julie B. Carpenter, Branch Manager

WEST BILOXI OFFICE, 2430 Pass Road, Biloxi, Mississippi 39531, (228) 435-8203 Andrew M. Welter, Assistant Vice-President


GULFPORT BRANCHES


DOWNTOWN GULFPORT OFFICE, 1105 30th Avenue, Gulfport, Mississippi 39501,
(228) 897-8715
John W. McKellar, Vice-President
Brent G. Johnson, Assistant Vice-President
Diana W. Williams, Branch Manager

HANDSBORO OFFICE, 0412 E. Pass Road, Gulfport, Mississippi 39507,
(228) 897-8717
J. Denise Holmes, Branch Manager

ORANGE GROVE OFFICE, 12020 Highway 49 North, Gulfport, Mississippi 39503,
(228) 897-8718
Mark A. Chatham, Vice-President
Read H. Breeland, Assistant Vice-President


OTHER BRANCHES


BAY ST. LOUIS OFFICE, 408 Highway 90 East, Bay St. Louis, Mississippi 39520,
(228) 897-8710
Jeannie M. Deen, Vice-President
Laura A. Elliott, Assistant Branch Manager
Debora T. Batchelor, Loan Officer
Shannon D. Garrett, Loan Officer

DIAMONDHEAD OFFICE, 4408 West Aloha Drive, Diamondhead, Mississippi 39525,
(228) 897-8714
William R. Aborn, Branch Manager

D'IBERVILLE-ST. MARTIN OFFICE, 10491 Lemoyne Boulevard, D'Iberville, Mississippi 39532, (228) 435-8202
Jerome D. Dodge, II, Vice-President
John L. Welter, IV, Branch Manager

GAUTIER OFFICE, 2601 Highway 90, Gautier, Mississippi 39553,   (228) 497-1766
David A. Thompson, Assistant Vice-President

LONG BEACH OFFICE, 403 Jeff Davis Avenue, Long Beach, Mississippi 39560
(228) 897-8712
Eric M. Chambless, Assistant Vice-President

OCEAN SPRINGS OFFICE, 2015 Bienville Boulevard, Ocean Springs, Mississippi 39564, (228) 435-8204
Henry N. Knue, Branch Manager

PASS CHRISTIAN OFFICE, 125 Henderson Avenue, Pass Christian, Mississippi 39571,
(228) 897-8719
J. Patrick Wild, Vice-President

SAUCIER OFFICE, 17689 Second Street, Saucier, Mississippi 39574, (228) 897-8716 James P. Estrada, Assistant Vice-President

WIGGINS OFFICE, 1312 S. Magnolia Drive, Wiggins, Mississippi 39577
(228) 897-8722
William S. Maddox, Assistant Vice-President

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

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (in thousands except per share data)

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

Quarter Ended, 2002                          March 31          June 30     September 30      December 31
-------------------                    --------------   --------------   --------------   --------------

Interest income                        $        7,118   $        6,993   $        6,787   $        6,526
Net interest income                             4,282            4,396            4,507            4,623
Provision for loan losses                         445              168              136            1,679
Income before income taxes                        894              787            1,551              646
Net income                                        667              658            1,145              721
Basic and diluted earnings per share              .12              .12              .20              .13

Quarter Ended, 2001                          March 31          June 30      September 30      December 31
-------------------                    --------------   --------------    --------------   --------------

Interest income                        $       10,585   $        9,688    $        9,039   $        7,973
Net interest income                             5,022            4,706             4,653            4,550
Provision for loan losses                          75            1,332                74            1,022
Income before income taxes
  and extraordinary items                       2,075             (200)            1,879              733
Extraordinary gain                                                                                    594
Net income                                      1,405             (118)            1,303            1,409
Basic and diluted earnings per share              .25             (.02)              .23              .25
Basic and diluted earnings per share
  before extraordinary item                       .25             (.02)              .23              .14


MARKET INFORMATION
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

         On May 10, 2000, the Company registered its common stock on NASDAQ Small Cap Market. The Company's Stock is traded under the symbol PFBX and is quoted in publications under "PplFnMS". The following table sets forth the high and low sale prices of the Company's common stock as reported on the NASDAQ Stock Market.

                                                                                                                Dividend per
    Year                                 Quarter                   High                   Low                          share
    ----                                 -------                   ----                   ---                   ------------

    2002                                     1st                    $15                   $12                           $.12
                                             2nd                     15                    13
                                             3rd                     15                    12                            .12
                                             4th                     15                    12
    2001                                     1st                    $25                   $13                           $.11
                                             2nd                     18                    14
                                             3rd                     17                    12                            .12
                                             4th                     15                    10


         There were 672 holders of record of common stock of the Company at January 31, 2003, and 5,569,490 shares issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.