Form 10-K, Exhibit 13
period 2003-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2004-03-26
CIK 770460

Exhibit 13

Annual Report to Shareholders

[COVER]

[PHOTO]

CONTENTS

1 PRESIDENT'S LETTER

2 YEAR IN REVIEW

12 FINANCIALS

35 CORPORATE INFORMATION

LETTER FROM THE
       PRESIDENT

[PICTURE OF PRESIDENT]

CHARTING THE COURSE FOR THE FUTURE

DEAR SHAREHOLDERS:

In some important ways, 2003 was a year of seeming contradiction: Peoples Financial Corporation stayed the course of our strategic plan, yet at the same time we charted new directions for the future.

In practice, these actions were not incompatible. And they were quite successful: the company enjoyed its most profitable year since 1999, with net income increasing 57% over 2002 to $5,018,000. Moreover, we were able to raise the dividend not once but twice during 2003, a total increase of 25%, from $.12 a share at the beginning of 2003 to $.15 a share at the start of 2004.

So how did we stay the course and chart new directions at the same time? First, we stayed the course of our strategic plan to continue pursuing expansion in the face of difficult economic conditions. We started the year with the opening of our new branch in Gautier in January, 2003, then dedicated a new, larger facility in Long Beach near the end of the year. In December, we began work on the renovation of our Bay St. Louis branch to accommodate the growth of our business in Hancock County.

On the financial side of our business, we aggressively tackled the challenge of shrinking interest margins by repricing deposits, while simultaneously addressing loan portfolio issues. As we start 2004, I'm comfortable that all our problem loans have been dealt with, and we can look forward to pursuing business on the loan side once again.

At the same time, during 2003 we began charting new directions to position The Peoples Bank for more growth in the future. Specifically, we engaged the services of a respected management consulting firm to analyze our entire organizational structure and suggest changes to take us seamlessly to another level of asset size.

During the second half of 2003, we began to implement the report's recommendations. Most notably, we have clearly defined the responsibilities of the members of our senior management team, and they in turn have begun to build their respective employee groups to implement their own strategic plans. The result, we are confident, will be a more efficient operation that provides more responsive service to our customers.

Throughout this year of change, we have been blessed with a group of employees whose dedication has been unwavering. Their contribution to the success of The Peoples Bank is incalculable. Whether they are on the front line directly serving customers or in the back office keeping our systems running smoothly, our team members represent the engine that drives The Peoples Bank. I want to acknowledge and salute their splendid performance through turbulent times.

I also want to pay special tribute to our board of directors, who have demonstrated their leadership in charting this new direction for Peoples Financial Corporation while supporting our management team to stay the course of our strategic plan. Our directors' combination of vision and determination represents a great source of strength on which I am personally grateful to depend.

Finally, I offer my gratitude to our stockholders who have entrusted our team with the management and operation of this institution. We never forget that our stockholders are our owners; we strive to earn your trust and generate a fair return on your investment every day.

        Sincerely,

        /s/ Chevis C. Swetman

        Chevis C. Swetman
        Chairman of the Board, Chief Executive Officer

                                                            PRESIDENT'S LETTER 1

THE YEAR IN
        REVIEW

[CHART OF NET INCOME 2001-2003]

        IN THOUSANDS

PROFITS RISE, DIVIDEND RAISED TWICE

Financial performance in 2003 reversed the course of the last three years of economic difficulty, with net income rising 57% over the year before, totaling $5,018,000, compared to $3,191,000 for 2002. The 2002 performance was impacted by a $1,500,000 addition to loan loss reserves caused by a single credit.

However, exclusive of the loss provision, 2003 results exceeded 2002 by nearly 9%, largely on the strength of an 8% increase in net interest income to more than $19,000,000. The increase in net interest income was the result of stabilizing interest rates and our ability to reprice loans and deposits to bring interest rates margins back to acceptable levels.

As a result of the steady rise in earnings, the Board of Directors voted to increase the dividend paid on the common stock of Peoples Financial Corporation twice during 2003. In June, the Board voted to increase the dividend by 16.7%, from $.12 to $.14 a share. At the end of the year, the Board voted to raise the dividend another 7.1% to $.15 a common share.

[CHART OF NET INTEREST INCOME 2001-2003]

        IN THOUSANDS

Combined, the two dividend raises increased the dividend 25% above the level it stood at the end of 2002. The current dividend represents a distribution of about 32% of earnings, very near the target of 35% set by the board a year earlier. The latest dividend increase was the fifth in the last six years, making the current $.30 annualized dividend 76% higher than the 1998 payout of $.17 per share.

[CHART OF DIVIDENDS 2001-2003]

          PER SHARE

Meanwhile, The Peoples Bank capital ratios continued to improve during the year. Primary capital to average assets finished 2003 at 15.84%, compared to 15.39% at the end of 2002. Our strong capital base gives us the ability to continue our expansion program, even during difficult economic conditions.

[CHART OF CAPITAL RATIO 2001-2003]

2 THE YEAR IN REVIEW

TWO NEW BRANCHES OPEN, RENOVATION OF ANOTHER BRANCH ANNOUNCED

In a continuation of our program of physical and geographic expansion, 2003 saw the grand opening of two new branches of the Peoples Bank. We opened our new branch in Gautier in January to serve our growing customer base in Jackson County. Later in the fall, we dedicated a new facility in Long Beach that replaced an older branch two blocks away. The new, full-service Long Beach branch provides a total of 2,000 square feet of banking space to customers, including a night drop, safe deposit boxes, two drive-up lanes and an ATM.

At the end of the year, The Peoples Bank also announced plans to renovate the Bay St. Louis branch to offer enhanced service to customers in the Bay-Waveland area.

[PHOTO OF BRANCH]

[PHOTO OF BRANCH]

Bay St. Louis branch manager Jeannie Deen and prominent business executive William Lady were featured in a television commercial that was part of a new advertising campaign launched in 2003. The campaign features employees from all departments and branches in a series of print ads that accompany the television and radio commercials.

                                                            THE YEAR IN REVIEW 3

THE PEOPLES BANK AND ITS PEOPLE GIVE BACK TO THE COMMUNITY

[PICTURE OF PEOPLES BANK]

During 2003, The Peoples Bank continued its long-standing tradition of giving back to the community, with corporate and individual donations to non-profit groups serving the Mississippi Gulf Coast.

Two local charitable organizations -- St. Vincent DePaul Pharmacy and the Junior Auxiliary of Biloxi -- each received checks for $8,266.50, raised through the efforts of Peoples Bank employees through charity golf and bowling tournaments during the year. The donation to the Junior Auxiliary is believed to be the largest single donation ever received by the organization, according to officials of the group.

In addition, bank employees selected Life of South Mississippi and Morning Star to receive corporate donations of $5,000 each. Bank president Chevis Swetman presented the checks to representatives of the two organizations.

Once again, The Peoples Bank took an active role in the week-long Cruisin' the Coast event that has grown to nearly 6,000 registered participants. The annual Biloxi block party of the event was once again staged in front of the Main Branch of the bank. All staffers at the Main Branch, including president and CEO Chevis Swetman, supported the event by dressing in 50s outfits of blue jeans and poodle skirts.

[PICTURE OF PEOPLES BANK]

4 THE YEAR IN REVIEW

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

     The following presents Management's discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 2003, 2002 and 2001. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

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

OVERVIEW

     Net income was $5,018,000 for the year ended December 31, 2003, as compared with $3,191,000 for the year ended December 31, 2002. Net interest income improved from $17,808,000 for 2002 to $19,227,000 for 2003 as the Company continues its interest rate management policies begun in 2002. These policies particularly include the aggressive pricing of loans and the favorable repricing of deposits, specifically large and brokered certificates of deposit. Also, the provision for loan losses was $2,428,000 for 2002, as compared with a provision of $447,000 for 2003, as the Company had previously identified and provided for potential significant loan losses in the prior year.

FINANCIAL CONDITION

     AVAILABLE FOR SALE SECURITIES

     Available for sale securities increased $56,002,000 at December 31, 2003 as compared with December 31, 2002 primarily as a result of the management of the bank subsidiary's liquidity position and its interest margin. The Company reinvested funds from maturities in held to maturity securities in available for sale securities.

     Gross unrealized gains were $2,113,000, $3,032,000 and $2,787,000 and gross unrealized losses were $1,094,000, $12,000 and $84,000 for available for sale securities at December 31, 2003, 2002 and 2001, respectively. Gains of $57,000, $210,000 and $243,000 were realized on the liquidation or sale of available for sale securities in 2003, 2002 and 2001, respectively.

     HELD TO MATURITY SECURITIES

     Held to maturity securities decreased $13,235,000 at December 31, 2003, compared with December 31, 2002. The decrease in these securities is directly attributable to the management by the Company of its liquidity position, as discussed above. Funds available from the maturity of these securities were generally invested in available for sale securities.

     Gross unrealized gains were $176,000, $438,000 and $725,000, at December 31, 2003, 2002 and 2001, respectively, while gross unrealized losses were $2,000 and $18,000, at December 31, 2003 and 2001, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2003, 2002 and 2001.

                                                                    FINANCIALS 5

     FEDERAL HOME LOAN BANK STOCK

     The Company acquired common stock issued by the Federal Home Loan Bank as a prerequisite for participating in their loan programs.

     LOANS

     The Company's loan portfolio decreased $14,373,000 at December 31, 2003, as compared with December 31, 2002. This decrease was a result of decreased loan demand in the Company's trade area caused by the softening of the local economy. Another contributing factor was the refinancing of loans in our trade area's highly competitive interest rate environment. During the fourth quarter of 2003, the loan portfolio increased as the local economy became stabilized. The Company anticipates that this positive loan growth will continue in 2004. Funds that are available to fund loan demand in the future are presently invested primarily in available for sale securities. Fluctuations in the various categories of loans are illustrated in Note C.

     OTHER REAL ESTATE

     The Other Real Estate (ORE) portfolio increased $188,000 at December 31, 2003 as compared with December 31, 2002 due to the foreclosure of several large parcels of real estate. The Company is actively marketing these properties and anticipates a significant reduction in ORE for 2004. Gains (losses) realized on sales of ORE were $248,170, ($43,666) and $118,716 for the years ended December 31, 2003, 2002 and 2001, respectively.

     OTHER ASSETS

     Other assets increased $1,031,000 at December 31, 2003, as compared with December 31, 2002, due to deferred taxes on unrealized losses on available for sale securities.

     DEPOSITS

     Total deposits decreased $15,617,000 at December 31, 2003, as compared with December 31, 2002. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. The Company has managed its funds including planning the timing of investment maturities and the classification of investments and using other funding sources and their maturity so as to achieve appropriate liquidity. Specifically, the Company obtained $30,000,000 in brokered deposits during 2000, the last of which matured in 2003. The Company does not currently plan to obtain further brokered deposits.

     FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Federal funds purchased and securities sold under agreements to repurchase increased $27,794,000 at December 31, 2003, as compared with December 31, 2002. This fluctuation is directly related to customers' periodic reallocation of their funds in a non-deposit product and the management of the Company's liquidity position.

     BORROWINGS FROM FEDERAL HOME LOAN BANK

     The Company acquires funds from the Federal Home Loan Bank in the management of the liquidity position. As discussed in Note E, the Company acquired $10,000,000 in advances which matures on January 9, 2004.

     OTHER LIABILITIES

     Other liabilities increased $814,000 at December 31, 2003, as compared with December 31, 2002, as a result of an increase in liabilities related to deferred compensation benefits for a retired officer and current officers and directors of the bank subsidiary.

     SHAREHOLDERS' EQUITY

     During 2003, 2002 and 2001, there were significant events that impacted the components of shareholders' equity. These events are detailed in Note H to the Consolidated Financial Statements included in this report.

     Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company's total risk-based capital ratio at December 31, 2003, 2002 and 2001 was 24.81 %, 24.16% and 21.90% as compared with the required standard of 8.00%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

     Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2003, approximately $7,142,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors. The Company cannot predict what dividends, if any, will be paid in the future, however the Board of Directors has established a goal of achieving a 35% dividend payout ratio.

6 FINANCIALS

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

     Total interest income decreased $2,359,000 for the year ended December 31, 2003, as compared with the year ended December 31, 2002, and had decreased $9,861,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001. The Company experienced a decline in interest income, particularly from loans, as a result of the decrease in the volume of loans and the decrease in interest rates earned on loans.

     Total interest expense decreased $3,777,000 for the year ended December 31, 2003, as compared with the year ended December 31, 2002, and had decreased $8,738,000 for the year ended December 31, 2002, as compared with the year ended December 31, 2001. As previously discussed, the Company used brokered time deposits and borrowings from the Federal Home Loan Bank to address its liquidity position. The cost of these funding sources was higher than other more traditional deposit funds, and has had a slightly negative impact on the Company's net margin. As these funds have been repriced more favorably, the Company has realized a positive improvement in its interest margin.

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

     During 2001 and 2002, the Company identified negative events with respect to an overall softening of the economy and negative events with respect to specific credits which required a large increase to the Company's provision for loan losses during those years. The Company believes that this action provided sufficient funds to absorb significant potential losses. Provisions for loan losses amounted to $2,428,000 and $2,503,000 for the years ended December 31, 2002 and 2001, respectively. A provision for loan losses of $447,000 was charged to expense for the year ended December 31, 2003. Management continues to closely evaluate the entire loan portfolio, in accordance with its policies and procedures and will provide for any future potential losses as deemed necessary. As a part of this evaluation, the Company also closely monitors any improvements to specific credits previously identified in prior years as having a potential loss. Any such improvements and their potential impact on the provision for loan losses are considered on a periodic basis. Although some uncertainty exists, the Company is monitoring positive events with respect to specific credits that may be resolved during 2004.

     OTHER INCOME

     Other income decreased $408,000 for the year ended December 31, 2003, as compared with the year ended December 31, 2002, primarily as a result of the income realized in 2002 from proceeds from whole life insurance owned by the bank subsidiary.

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

     Deposits, payment of principal and interest on loans, proceeds from maturities of investment securities, earnings on investment securities, and purchases of federal funds and securities sold under agreements to repurchase are the principal sources of funds for the Company. During 2000, the Company began using other, non-traditional sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on traditional sources of funds, especially deposits and purchases of federal funds, for its liquidity needs in 2004.

                                                                    FINANCIALS 7

THE SARBANES - OXLEY ACT OF 2002

     The Sarbanes - Oxley Act of 2002 (the "Act") was signed into law on July 30, 2002. The Act requires the implementation of provisions designed to enhance public company governance, responsibility and disclosure. The issues addressed by the Act include the composition and responsibilities of a public company's board of directors and its committees, especially the Audit and Nominating Committees, the certification of financial statements by the chief executive officer and chief financial officer, timely reporting of trading by insiders and independence of external auditors. The Company has implemented all effective provisions of the Act and is closely monitoring those provisions which have not yet become effective. The Company will take the necessary actions to ensure compliance with the Act, as well as the listing requirements of NASDAQ, on which the Company is registered.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (FASB) has issued several statements during the current year. Statement 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", Statement 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" and Statement 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" are effective for the current year. The Company evaluated the implementation of adopting these new pronouncements and determined that their adoption did not have a material effect on its financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

     The Company is a party to off-balance-sheet arrangements in the normal course of business to meet the financing needs of its customers. These arrangements include unused commitments to extend credit, which amounted to $95,165,000 at December 31, 2003, and irrevocable letters of credit, which amounted to $3,388,997 at December 31, 2003. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet arrangements. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. As discussed previously, the Company carefully monitors its liquidity needs and considers the cash requirements, especially for loan commitments, in making decisions on investments and obtaining funds from its other sources. Further information relating to off-balance sheet instruments can be found in Note J.

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

     The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (ALCO), whose members include the chief executive officer and senior and middle management from the financial, lending, investing, and deposit areas, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company's tolerance for risk. Specifically, the key objectives of the Company's asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO committee reports to the Board of Directors on a quarterly basis. During 2004, the ALCO committee will enhance its risk management analysis through the implementation of software to assist in balance sheet management, interest rate risk analysis and portfolio modeling.

     The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Agency securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended to seven years or less with call provisions. The loan portfolio consists of a 40% - 60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however the market is now dictating floating rate terms to be extended to fifteen years. On the liability side, more than 66% of the deposits are demand and savings transaction accounts. Additionally, more than 75% of the certificates of deposit mature within eighteen months. Since the Company's deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

8 FINANCIALS

     The interest rate sensitivity tables below provide additional information about the Company's financial instruments that are sensitive to changes in interest rates. The negative gap in 2004 is mitigated by the nature of the Company's deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

     Interest rate sensitivity at December 31, 2003 was as follows (in thousands):

                                                                                                           12/31/03
                                                                                                             FAIR
                               2004       2005       2006       2007       2008      BEYOND      TOTAL       VALUE
                             --------   --------   --------   --------   --------   --------   ---------   --------
Loans, net                   $195,878   $ 27,523   $  6,233   $ 10,399   $ 33,757   $ 17,734   $ 291,524   $294,685
Average rate                     5.58%      7.60%      7.51%      6.22%      5.92%      6.05%       5.82%
Securities                     31,568     14,560      9,320     31,852     50,176     76,337     213,813    213,987
Average rate                     3.45       5.11       3.34       3.55       3.63       4.31        3.87
Total Financial Assets        227,446     42,083     15,553     42,251     83,933     94,071     505,337    508,672
Average rate                     5.75       7.12       5.86       4.52       4.83       4.74        5.31
Deposits                      273,265     15,088      4,387      2,035      1,356          2     296,133    297,008
Average rate                     1.38       3.69       3.11       3.39       3.39       3.67        1.96
Long-term funds                10,273        184        236        168        160      6,159      17,180     18,076
Average rate                     1.30       4.91       4.91       4.91       4.91       6.26        4.96
Total Financial Liabilities   283,538     15,272      4,623      2,203      1,516      6,161     313,313    315,084
Average rate                     1.37       3.71       3.24       3.55       3.59       6.26        2.34

     Interest rate sensitivity at December 31, 2002 was as follows (in thousands):

                                                                                                           12/31/02
                                                                                                             FAIR
                               2003       2004       2005       2006       2007      BEYOND      TOTAL       VALUE
                             --------   --------   --------   --------   --------   --------   ---------   --------
Loans, net                   $235,880   $ 21,654   $ 28,094   $  7,485   $  7,965   $  4,521   $ 305,599   $307,501
Average rate                     5.98%      8.05%      7.91%      8.04%      6.56%      6.66%       6.47%
Securities                     54,478     35,122      7,799     20,605     25,939     27,056     170,999    171,437
Average rate                     4.22       3.48       4.31       4.00       4.13       4.65        3.93
Total Financial Assets        290,358     56,776     35,893     28,090     33,904     31,577     476,598    478,938
Average rate                     5.73       6.17       7.44       5.70       4.93       5.04        5.59
Deposits                      290,104      9,199     10,536      1,579      1,053          4     312,475    314,495
Average rate                     2.59       3.43       4.12       4.02       4.02       3.89        3.47
Long-term funds                   153        382        193        105         97      5,717       6,647      7,398
Average rate                     5.29       5.32       5.25       5.25       5.25       6.37        6.24
Total Financial Liabilities   290,257      9,581     10,729      1,684      1,150      5,721     319,122    321,893
Average rate                     2.59       3.51       4.14       4.09       4.12       6.37        3.53

                                                                    FINANCIALS 9

CONSOLIDATED STATEMENTS OF CONDITION
                 PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

 DECEMBER 31,                                                                 2003              2002              2001
 ASSETS

 Cash and due from banks                                                 $   33,861,029    $   39,654,247    $   32,034,976
 Available for sale securities                                              207,486,172       151,483,997       142,902,274
 Held to maturity securities, fair value of
  $4,527,000-2003; $18,026,000-2002; $38,986,000-2001                         4,352,854        17,587,690        38,278,962
 Federal Home Loan Bank Stock, at cost                                        1,974,200         1,927,000         1,870,500
 Loans                                                                      297,922,945       312,296,263       347,168,766
       Less: Allowance for loan losses                                        6,398,694         6,696,911         5,658,210
                                                                         --------------    --------------    --------------
       Loans, net                                                           291,524,251       305,599,352       341,510,556
 Bank premises and equipment, net                                            17,952,504        17,059,400        18,117,908
 Other real estate                                                            1,383,451         1,195,720         1,799,527
 Accrued interest receivable                                                  3,096,002         2,858,190         3,728,850
 Other assets                                                                13,804,039        12,773,580         6,768,669
                                                                         --------------    --------------    --------------
 TOTAL ASSETS                                                            $  575,434,502    $  550,139,176    $  587,012,222
                                                                         ==============    ==============    ==============
 LIABILITIES & SHAREHOLDERS' EQUITY

 LIABILITIES:

  Deposits:
   Demand, non-interest bearing                                          $   76,423,904    $   75,698,316    $   76,215,302
   Savings and demand, interest bearing                                     173,913,054       164,954,932       145,248,560
   Time, $100,000 or more                                                    58,182,870        74,064,356       105,446,070
   Other time deposits                                                       64,036,836        73,456,208        85,632,730
                                                                         --------------    --------------    --------------
   Total deposits                                                           372,556,664       388,173,812       412,542,662
  Federal funds purchased and securities sold
   under agreements to repurchase                                            95,039,261        67,245,703        82,488,859
  Borrowings from Federal Home Loan Bank                                     17,069,848         6,313,077         5,548,988
  Notes payable                                                                 110,235           334,371           336,251
  Other liabilities                                                           7,154,545         6,340,607         6,026,436
                                                                         --------------    --------------    --------------
  TOTAL LIABILITIES                                                         491,930,553       468,407,570       506,943,196

 SHAREHOLDERS' EQUITY:

  Common Stock, $1 par value, 15,000,000 shares authorized, 5,557,379,
   5,583,472, and 5,620,239 shares issued and outstanding at
   December 31, 2003, 2002 and 2001, respectively                             5,557,379         5,583,472         5,620,239
  Surplus                                                                    65,780,254        65,780,254        65,780,254
  Undivided profits                                                          11,574,074         8,510,341         7,052,559
  Unearned compensation                                                         (94,899)         (143,043)         (174,043)
  Accumulated other comprehensive income, net of tax                            687,141         2,000,582         1,790,017
                                                                         --------------    --------------    --------------
  TOTAL SHAREHOLDERS' EQUITY                                                 83,503,949        81,731,606        80,069,026
                                                                         --------------    --------------    --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $  575,434,502    $  550,139,176    $  587,012,222
                                                                         ==============    ==============    ==============

See Notes to Consolidated Financial Statements.

10 FINANCIALS

CONSOLIDATED STATEMENTS OF INCOME
                 PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

YEARS ENDED DECEMBER 31,                                             2003           2002           2001
INTEREST INCOME:
  Interest and fees on loans                                     $ 17,181,975   $ 20,061,342   $ 28,174,153
  Interest and dividends on securities:
       U. S. Treasury                                               1,320,545      1,397,148      2,064,729
       U. S. Government agencies and corporations                   5,882,469      5,161,358      5,881,969
       States and political subdivisions                              368,934        350,498        514,351
       Other investments                                              249,185        257,339        445,784
  Interest on federal funds sold                                       62,109        196,207        203,566
                                                                 ------------   ------------   ------------
  TOTAL INTEREST INCOME                                            25,065,217     27,423,892     37,284,552
                                                                 ------------   ------------   ------------
INTEREST EXPENSE:
  Deposits                                                          4,383,806      8,052,732     15,696,840
  Long-term borrowings                                                456,694        382,912        437,144
  Federal funds purchased and securities sold under
       agreements to repurchase                                       998,139      1,179,993      2,219,601
                                                                 ------------   ------------   ------------
  TOTAL INTEREST EXPENSE                                            5,838,639      9,615,637     18,353,585
                                                                 ------------   ------------   ------------
NET INTEREST INCOME                                                19,226,578     17,808,255     18,930,967
PROVISION FOR ALLOWANCE FOR LOSSES ON LOANS                           447,000      2,428,000      2,503,000
                                                                 ------------   ------------   ------------
NET INTEREST INCOME AFTER PROVISION FOR
       ALLOWANCE FOR LOSSES ON LOANS                               18,779,578     15,380,255     16,427,967
                                                                 ------------   ------------   ------------
OTHER OPERATING INCOME:
  Trust department income and fees                                  1,458,037      1,419,463      1,418,847
  Service charges on deposit accounts                               6,709,852      6,822,638      6,388,406
  Gain on liquidation, sale and calls of securities                    57,356        209,659        243,126
  Other income                                                      1,512,169      1,920,452      1,205,750
                                                                 ------------   ------------   ------------
  TOTAL OTHER OPERATING INCOME                                      9,737,414     10,372,212      9,256,129
                                                                 ------------   ------------   ------------
OTHER OPERATING EXPENSE:
  Salaries and employee benefits                                   10,989,269     10,923,858     11,447,070
  Net occupancy                                                     1,466,797      1,506,113      1,178,261
  Equipment rentals, depreciation and maintenance                   2,760,125      2,802,343      2,776,745
  Other expense                                                     6,247,956      6,641,849      5,795,068
                                                                 ------------   ------------   ------------
  TOTAL OTHER OPERATING EXPENSE                                    21,464,147     21,874,163     21,197,144
                                                                 ------------   ------------   ------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY GAIN                   7,052,845      3,878,304      4,486,952
Income taxes                                                        2,035,000        687,582      1,082,000
                                                                 ------------   ------------   ------------
Income before extraordinary gain                                    5,017,845      3,190,722      3,404,952
Extraordinary gain, net of income tax                                                               594,000
                                                                 ------------   ------------   ------------
NET INCOME                                                       $  5,017,845   $  3,190,722   $  3,998,952
                                                                 ============   ============   ============
BASIC AND DILUTED EARNINGS PER SHARE                             $        .90   $        .57   $        .71
                                                                 ============   ============   ============
BASIC AND DILUTED EARNINGS PER SHARE BEFORE EXTRAORDINARY GAIN   $        .90   $        .57   $        .60
                                                                 ============   ============   ============

See Notes to Consolidated Financial Statements.

                                                                   FINANCIALS 11

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                    NUMBER OF
                                                                     COMMON        COMMON
                                                                     SHARES         STOCK        SURPLUS
                                                                   -----------   -----------   -----------
BALANCE, JANUARY 1, 2001                                             5,795,207   $ 5,795,207   $65,780,254

Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Purchase of common shares by ESOP
Allocation of ESOP shares
Cash dividends ($ .12 per share)
Dividend declared ($ .12 per share)
Issuance of stock for stock incentive plan                               6,886         6,886
Effect of stock retirement on accrued dividends
Retirement of stock                                                   (181,854)     (181,854)
                                                                   -----------   -----------   -----------
BALANCE, DECEMBER 31, 2001                                           5,620,239     5,620,239    65,780,254

Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, tax net of
Total comprehensive income
Allocation of ESOP shares
Cash dividends ($ .12 per share)
Dividend declared ($ .12 per share)
Issuance of stock for stock incentive plan                               7,142         7,142
Retirement of stock                                                    (43,909)      (43,909)
                                                                   -----------   -----------   -----------
BALANCE, DECEMBER 31, 2002                                           5,583,472     5,583,472    65,780,254

Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Allocation of ESOP shares
Cash dividends ($ .14 per share)
Dividend declared ($ .15 per share)
Retirement of stock                                                    (26,093)      (26,093)
                                                                   -----------   -----------   -----------
BALANCE, DECEMBER 31, 2003                                           5,557,379   $ 5,557,379   $65,780,254
                                                                   ===========   ===========   ===========

See Notes to Consolidated Financial Statements.

12 FINANCIALS

                                                                                   ACCUMULATED
                                                                                      OTHER
                                                    UNDIVIDED       UNEARNED      COMPREHENSIVE    COMPREHENSIVE
                                                     PROFITS      COMPENSATION       INCOME            INCOME          TOTAL
                                                  ------------    ------------    -------------    -------------    ------------
BALANCE, JANUARY 1, 2001                          $  7,093,830    $   (535,840)   $     583,406                     $ 78,716,857
Comprehensive Income:
Net income                                           3,998,952                                     $   3,998,952       3,998,952
Net unrealized gain on available for sale
   securities, net of tax                                                             1,359,541        1,359,541       1,359,541
Reclassification adjustment for available
   for sale securities called or sold in
   current year, net of tax                                                            (152,930)        (152,930)       (152,930)
                                                                                                   -------------
Total comprehensive income                                                                         $   5,205,563
                                                                                                   =============
Purchase of common shares by ESOP                                      (80,043)                                          (80,043)
Allocation of ESOP shares                                              441,840                                           441,840
Cash dividends ($ .12 per share)                      (675,388)                                                         (675,388)
Dividend declared ($ .12 per share)                   (674,428)                                                         (674,428)
Issuance of stock for stock incentive plan              93,097                                                            99,983
Effect of stock retirement on accrued dividends         15,545                                                            15,545
Retirement of stock                                 (2,799,049)                                                       (2,980,903)
                                                  ------------    ------------    -------------                     ------------
BALANCE, DECEMBER 31, 2001                           7,052,559        (174,043)       1,790,017                       80,069,026
Comprehensive Income:
Net income                                           3,190,722                                     $   3,190,722       3,190,722
Net unrealized gain on available for sale
   securities, net of tax                                                               471,295          471,295         471,295
Reclassification adjustment for available
   for sale securities called or sold in
   current year, tax net of                                                            (260,730)        (260,730)       (260,730)
                                                                                                   -------------
Total comprehensive income                                                                         $   3,401,287
                                                                                                   =============
Allocation of ESOP shares                                               31,000                                            31,000
Cash dividends ($ .12 per share)                      (672,080)                                                         (672,080)
Dividend declared ($ .12 per share)                   (670,017)                                                         (670,017)
Issuance of stock for stock incentive plan              92,846                                                            99,988
Retirement of stock                                   (483,689)                                                         (527,598)
                                                  ------------    ------------    -------------                     ------------
BALANCE, DECEMBER 31, 2002                           8,510,341        (143,043)       2,000,582                       81,731,606
Comprehensive Income:
Net income                                           5,017,845                                     $   5,017,845       5,017,845
Net unrealized loss on available for sale
   securities, net of tax                                                            (1,195,267)      (1,195,267)     (1,195,267)
Reclassification adjustment for available
   for sale securities called or sold in
   current year, net of tax                                                            (118,174)        (118,174)       (118,174)
                                                                                                   -------------
Total comprehensive income                                                                         $   3,704,404
                                                                                                   =============
Allocation of ESOP shares                                               48,144                                            48,144
Cash dividends ($ .14 per share)                      (778,570)                                                         (778,570)
Dividend declared ($ .15 per share)                   (833,607)                                                         (833,607)
Retirement of stock                                   (341,935)                                                         (368,028)
                                                  ------------    ------------    -------------                     ------------
BALANCE, DECEMBER 31, 2003                        $ 11,574,074    $    (94,899)   $     687,141                     $ 83,503,949
                                                  ============    ============    =============                     ============

                                                                   FINANCIALS 13

  CONSOLIDATED STATEMENTS OF CASH FLOWS

                 PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

YEARS ENDED DECEMBER 31,                                                            2003             2002            2001
      CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                               $   5,017,845    $   3,190,722    $   3,998,952
                Adjustments to reconcile net income to net cash
                          provided by operating activities:
                          (Gain) loss on sales of other real estate                 (248,170)          43,666         (118,716)
                          Gain on sales, calls and liquidation of securities         (57,356)        (209,659)        (243,126)
                          Gain on sale of bank premises                             (130,503)        (182,861)
                          Stock incentive plan                                                         99,988           99,983
                          Depreciation                                             1,676,000        1,842,000        1,864,827
                          Provision for allowance for loan losses                    447,000        2,428,000        2,503,000
                          Provision for losses on other real estate                  210,358          533,848          409,264
                          Changes in assets and liabilities:
                               Accrued interest receivable                          (237,812)         870,660          768,863
                               Other assets                                         (323,618)         448,969          140,233
                               Other liabilities                                     304,832           40,412         (638,777)
                                                                               -------------    -------------    -------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                               6,658,576        9,105,745        8,784,503
                                                                               -------------    -------------    -------------
      CASH FLOWS FROM INVESTING ACTIVITIES:
           Proceeds from maturities, sales and calls of available
                     for sale securities                                         130,443,200      145,297,421       46,359,462
           Investment in available for sale securities                          (188,388,210)    (153,352,620)    (139,028,899)
           Proceeds from maturities and calls of held to maturity securities      13,234,836       20,745,000      143,715,000
           Investment in held to maturity securities                                                  (53,728)     (83,942,007)
           Investment in Federal Home Loan Bank stock                                (47,200)         (56,500)        (223,200)
           Proceeds from sales of other real estate                                  827,665        1,010,723        1,044,119
           Loans, net decrease                                                    12,650,517       32,498,774       27,242,762
           Proceeds from sale of bank premises                                       445,068          355,620
           Acquisition of premises and equipment                                  (2,883,669)        (956,251)      (1,649,463)
           Other assets                                                              325,425       (6,282,010)         521,482
                                                                               -------------    -------------    -------------
           NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                   (33,392,368)      39,206,429       (5,960,744)
                                                                               -------------    -------------    -------------
      CASH FLOWS FROM FINANCING ACTIVITIES:
           Demand and savings deposits, net increase                               9,683,710       19,189,386       15,851,110
           Time deposits made, net decrease                                      (25,300,858)     (43,558,236)     (17,032,525)
           Notes payable                                                                               72,799
           Principal payments on notes                                              (175,992)         (43,679)         (14,273)
           Cash dividends                                                         (1,448,587)      (1,346,508)      (1,297,316)
           Retirement of common stock                                               (368,028)        (527,598)      (2,980,903)
           Borrowings from Federal Home Loan Bank                                 10,756,771          764,089
           Repayments to Federal Home Loan Bank                                                                    (17,610,519)
           Federal funds purchased and securities sold
                     under agreements to repurchase, net increase (decrease)      27,793,558      (15,243,156)      17,149,775
                                                                               -------------    -------------    -------------
           NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                    20,940,574      (40,692,903)      (5,934,651)
                                                                               -------------    -------------    -------------
      NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (5,793,218)       7,619,271       (3,110,892)
      CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                39,654,247       32,034,976       35,145,868
                                                                               -------------    -------------    -------------
      CASH AND CASH EQUIVALENTS, END OF YEAR                                   $  33,861,029    $  39,654,247    $  32,034,976
                                                                               =============    =============    =============

   See Notes to Consolidated Financial Statements.

14 FINANCIALS

   NOTES TO CONSOLIDATED STATEMENTS

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

     CASH AND DUE FROM BANKS

     The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $10,220,000, $9,013,000 and $8,420,000 for the years ending December 31, 2003, 2002 and 2001, respectively.

     The Company's bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2003, the bank subsidiary had excess deposits of $8,001,000. These amounts were uninsured and uncollateralized.

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

     The Company places loans on a nonaccrual status when, in the opinion of Management, they possess sufficient uncertainty as to timely collection of interest or principal so as to preclude the

                                                                   FINANCIALS 15
     recognition in reported earnings of some or all of the contractual interest. Accrued interest on loans classified as nonaccrual is reversed at the time the loans are placed on nonaccrual. Interest received on nonaccrual loans is applied against principal. Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Loans classified as nonaccrual are generally identified as impaired loans. The policy for recognizing income on impaired loans is consistent with the nonaccrual policy.

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

     TRUST DEPARTMENT INCOME AND FEES

     Corporate trust fees are accounted for on an accrual basis and personal trust fees are recorded when received for 2003. All trust fees were recorded for 2002 and 2001 when received.

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

     EARNINGS PER SHARE

     Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,563,015, 5,603,834 and 5,629,872 in 2003, 2002 and 2001, respectively.

     STATEMENTS OF CASH FLOWS

     The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $5,937,967, $9,929,357 and $18,768,387 in
     2003, 2002 and 2001, respectively, for interest on deposits and borrowings. Income tax payments totaled $2,537,223, $1,639,612 and $1,847,250 in 2003,
     2002 and 2001, respectively. Loans transferred to other real estate amounted to $977,584, $984,430 and $2,073,113 in 2003, 2002 and 2001,
     respectively. The income tax effect on the accumulated other comprehensive income was ($676,621), $108,473 and $621,587, at December 31, 2003, 2002
     and 2001, respectively.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

16 FINANCIALS

NOTE B - SECURITIES:

     The amortized cost and estimated fair value of securities at December 31, 2003, 2002, and 2001, respectively, are as follows (in thousands):

                                                                      Gross             Gross         Estimated
              December 31, 2003                  Amortized cost  unrealized gains  unrealized losses  fair value
---------------------------------------------    --------------  ----------------  -----------------  ----------
Available for sale securities:
      Debt securities:
           U. S. Treasury                           $ 49,977         $    465          $    (38)       $ 50,404
           U. S. Government agencies and corp.       145,507              778              (801)        145,484
           States and political subdivisions           7,154              161               (48)          7,267
                                                    --------         --------          --------        --------
           Total debt securities                     202,638            1,404              (887)        203,155
      Equity securities                                3,829              709              (207)          4,331
                                                    --------         --------          --------        --------
Total available for sale securities                 $206,467         $  2,113          $ (1,094)       $207,486
                                                    ========         ========          ========        ========

Held to maturity securities:
      U. S. Treasury                                $  1,000         $     17          $               $  1,017
      States and political subdivisions                3,353              159                (2)          3,510
                                                    --------         --------          --------        --------
Total held to maturity securities                   $  4,353         $    176          $     (2)       $  4,527
                                                    ========         ========          ========        ========

                                                                      Gross             Gross         Estimated
              December 31, 2002                  Amortized cost  unrealized gains  unrealized losses  fair value
---------------------------------------------    --------------  ----------------  -----------------  ----------
Available for sale securities:
      Debt securities:
           U. S. Treasury                           $ 46,948         $    709          $     (1)       $ 47,656
           U. S. Government agencies and corp.        93,627            1,468                            95,095
           States and political subdivisions           4,061               89               (11)          4,139
                                                    --------         --------          --------        --------
           Total debt securities                     144,636            2,266               (12)        146,890
      Equity securities                                3,828              766                             4,594
                                                    --------         --------          --------        --------
Total available for sale securities                 $148,464         $  3,032          $    (12)       $151,484
                                                    ========         ========          ========        ========
Held to maturity securities:
      U. S. Treasury                                $  5,998         $    120          $               $  6,118
      U. S. Government agencies and corp.              7,000              143                             7,143
      States and political subdivisions                4,590              175                             4,765
                                                    --------         --------          --------        --------
Total held to maturity securities                   $ 17,588         $    438          $               $ 18,026
                                                    ========         ========          ========        ========

                                                                   FINANCIALS 17

                                                                      Gross             Gross         Estimated
              December 31, 2001                  Amortized cost  unrealized gains  unrealized losses  fair value
---------------------------------------------    --------------  ----------------  -----------------  ----------
Available for sale securities:
      Debt securities:
           U. S. Treasury                           $ 20,975         $    207          $    (10)       $ 21,172
           U. S. Government agencies and corp.       113,494            1,557               (74)        114,977
           States and political subdivisions           1,759                4                             1,763
                                                    --------         --------          --------        --------
      Total debt securities                          136,228            1,768               (84)        137,912
      Equity securities                                3,971            1,019                             4,990
                                                    --------         --------          --------        --------
Total available for sale securities                 $140,199         $  2,787          $    (84)       $142,902
                                                    ========         ========          ========        ========
Held to maturity securities:
      U. S. Treasury                                $ 18,948         $    283          $               $ 19,231
      U. S. Government agencies and corp.             13,687              306                            13,993
      States and political subdivisions                5,644              136               (18)          5,762
                                                    --------         --------          --------        --------
Total held to maturity securities                   $ 38,279         $    725          $    (18)       $ 38,986
                                                    ========         ========          ========        ========

     The amortized cost and estimated fair value of debt securities at December 31, 2003, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  Estimated
                                                 Amortized cost  fair value
                                                 --------------  ----------
Available for sale securities:
      Due in one year or less                       $  30,168    $   30,438
      Due after one year through five years           104,057       104,696
      Due after five years through ten years           63,596        63,256
      Due after ten years                               4,817         4,765
                                                    ---------    ----------
      Totals                                        $ 202,638    $  203,155
                                                    =========    ==========
Held to maturity securities:
      Due in one year or less                       $   1,130    $    1,149
      Due after one year through five years             1,213         1,241
      Due after five years through ten years              283           299
      Due after ten years                               1,727         1,838
                                                    ---------    ----------
      Totals                                        $   4,353    $    4,527
                                                    =========    ==========

     Proceeds from maturities and calls of held to maturity debt securities during 2003, 2002 and 2001 were $13,234,836, $20,745,000 and $143,715,000, respectively. There were no sales of held to maturity debt securities during 2003, 2002 and 2001. Proceeds from maturities and calls of available for sale debt securities were $130,443,200, $145,297,421 and $46,359,462 during 2003, 2002 and 2001, respectively. Available for sale debt securities were sold in 2001 for a gain of $243,126. There were no sales of available for sale debt securities during 2003 and 2002. The Company realized gains of $57,356 and $209,659 from the liquidation of equity securities in 2003 and 2002, respectively.

     Securities with an amortized cost of approximately $154,105,000, $139,625,000 and $149,013,000 at December 31, 2003, 2002 and 2001,
     respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

     Federal Home Loan Bank (FHLB) common stock was purchased during 1999 in order for the Company to participate in certain FHLB programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. The investment is carried at cost. Dividends received are reinvested in FHLB stock.

18 FINANCIALS

NOTE C - LOANS:

     The composition of the loan portfolio was as follows (in thousands):

                   December 31,                         2003       2002       2001
---------------------------------------------------   --------   --------   --------
Real estate, construction                             $ 14,896   $ 21,534   $ 25,636
Real estate, mortgage                                  223,246    197,478    224,524
Loans to finance agricultural production
      and other loans to farmers                         3,980      7,375      7,241
Commercial and industrial loans                         41,832     65,946     71,271
Loans to individuals for household, family
      and other consumer expenditures                   11,020     15,990     15,068
Obligations of states and political subdivisions
      (primarily industrial revenue bonds and local
      government tax anticipation notes)                 2,560      3,637      3,233
All other loans                                            389        336        196
                                                      --------   --------   --------
Totals                                                $297,923   $312,296   $347,169
                                                      ========   ========   ========

     Transactions in the allowance for loan losses are as follows (in thousands):

                                                        2003       2002       2001
                                                      --------   --------   --------
Balance, January 1                                    $  6,697   $  5,658   $  4,568
Recoveries                                                 600        676        561
Loans charged off                                       (1,345)    (2,065)    (1,974)
Provision for allowance for loan losses                    447      2,428      2,503
                                                      --------   --------   --------
Balance, December 31                                  $  6,399   $  6,697   $  5,658
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

     An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

                           2003        2002        2001
                         --------    --------    --------
Balance, January 1       $ 10,080    $ 12,340    $ 14,118
New loans and advances     14,453      19,529      20,511
Repayments                (15,587)    (21,789)    (22,289)
                         --------    --------    --------
Balance, December 31     $  8,946    $ 10,080    $ 12,340
                         ========    ========    ========

     Industrial revenue bonds with a carrying value of $502,187, $700,356 and $898,687 at December 31, 2003, 2002 and 2001, respectively, were pledged to secure public deposits.

     Nonaccrual loans amounted to $7,415,073, $6,550,169 and $650,215 at December 31, 2003, 2002 and 2001, respectively.

     The total recorded investment in impaired loans amounted to $7,415,073, $6,550,169 and $650,215 at December 31, 2003, 2002 and 2001, respectively.
     The amount of that recorded investment in impaired loans for which there is a related allowance for loan losses was $7,415,073, $6,550,169 and $650,215 at December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, 2002 and 2001, the average recorded investment in impaired loans was $7,400,000, $6,602,000 and $661,000, respectively. The amount of interest not accrued on these loans was approximately $261,000 and $212,000 in 2003 and 2002, respectively. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2001.

                                                                   FINANCIALS 19

NOTE D - BANK PREMISES AND EQUIPMENT:

     Bank premises and equipment are shown as follows (in thousands):

                                    Estimated
            December 31,           useful lives    2003     2002     2001
---------------------------------  ------------  -------  -------  -------
Land                                             $ 4,522  $ 4,839  $ 4,988
Buildings                          5-40 years     17,533   15,584   15,315
Furniture, fixtures and equipment  3-10 years     12,173   11,596   11,107
                                                 -------  -------  -------
Totals, at cost                                   34,228   32,019   31,410
Less: Accumulated depreciation                    16,275   14,960   13,292
                                                 -------  -------  -------
Totals                                           $17,953  $17,059  $18,118
                                                 =======  =======  =======

NOTE E - BORROWINGS FROM FEDERAL HOME LOAN BANK:

     At December 31, 2003, the Company had $5,000,000 outstanding in advances under a $76,000,000 line of credit with the Federal Home Loan Bank of Dallas ("FHLB"). This advance bore interest at 6.50% and matures in 2010. The Company also had $10,000,000 outstanding under the line which bears interest at 1.06% and matures January 9, 2004. The advances are collateralized by a blanket floating lien on the Company's residential first mortgage loans.

NOTE F - NOTES PAYABLE:

                December 31,                     2003         2002        2001
--------------------------------------------   ---------   ----------  ---------
Small Business Administration, outstanding
mortgage on property acquired. The note
bears interest at 5 3/8% & is payable at
$1,952 monthly through January 2004.           $           $  147,029  $ 162,208

Notes payable on automobiles. The notes
are non interest-bearing and payable in
monthly installments through January 2005.        15,336       44,299

RiverHills Bank, $750,000 line of credit for
Peoples Financial Corporation Employee Stock
Ownership Plan, secured by the guarantee of
the Company; Interest at New York Prime
(4.00% at December 31, 2003) due quarterly,
principal due at maturity in June 2004.           94,899      143,043    174,043
                                               ---------   ----------  ---------
Totals                                         $ 110,235   $  334,371  $ 336,251
                                               =========   ==========  =========

     The maturities of notes payable are as follows:

2004   $  109,769
2005          466
       ----------
Total  $  110,235
       ==========

20 FINANCIALS

NOTE G - INCOME TAXES:

     Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 2003, 2002 and 2001, included in other assets or other liabilities, were as follows (in thousands):

                      December 31,                           2003       2002       2001
--------------------------------------------------------   --------   --------   --------
Deferred tax assets:
      Allowance for loan losses                            $  2,114   $  2,215   $  1,542
      Employee benefit plans' liabilities                     1,328      1,145        938
      Other                                                     836        685        431
                                                           --------   --------   --------
      Deferred tax assets                                    (4,278)    (4,045)    (2,911)
                                                           --------   --------   --------
Deferred tax liabilities:
      Accumulated depreciation                                  732        820        947
      Deferred gain on sale of bank premises                  1,784      1,750      1,687
      Installment sales                                          13         13         13
      Unrealized gains on available for sale securities,
           charged to equity                                    347      1,026        813
                                                           --------   --------   --------
      Deferred tax liabilities                                2,876      3,609      3,460
                                                           --------   --------   --------
Net deferred taxes                                           (1,402)      (436)       549
Current payable (refundable)                                    (20)       200         75
                                                           --------   --------   --------
Totals                                                     $ (1,422)  $   (236)  $    624
                                                           ========   ========   ========

     Income taxes consist of the following components (in thousands):

                  Years Ended December 31,                   2003       2002       2001
--------------------------------------------------------   --------   --------   --------
Current                                                    $  2,322   $  1,886   $  2,202
Deferred                                                       (287)    (1,198)    (1,120)
                                                           --------   --------   --------
Totals                                                     $  2,035   $    688   $  1,082
                                                           ========   ========   ========

Deferred income taxes (benefits) resulted from the following (in thousands):

                  Years Ended December 31,                   2003       2002       2001
--------------------------------------------------------   --------   --------   --------
Depreciation                                               $    (88)  $   (127)  $   (124)
Provision for loan losses                                       101       (628)      (580)
Officers' and directors' life insurance                        (183)      (281)      (220)
Deferred gain on sale of bank premises                           34         63
Unrealized gain on available for sale securities,
      charged to equity                                        (679)       213        620
Other                                                          (151)      (225)      (196)
                                                           --------   --------   --------
Totals                                                     $   (966)  $   (985)  $   (500)
                                                           ========   ========   ========

                                                                   FINANCIALS 21

     Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2003, 2002 and 2001, to earnings before income taxes. The reason for these differences is shown below (in thousands):

           Years Ended December 31,            2003 Amount    %   2002 Amount    %    2001 Amount    %
---------------------------------------------  -----------  ----  -----------  ----   -----------  ----
Taxes computed at statutory rate                 $ 2,398    34.0    $ 1,319    34.0     $ 1,526    34.0
Increase (decrease) resulting from:
      Tax-exempt interest income                    (184)   (2.6)      (187)   (4.8)       (259)   (5.8)
      Non-deductible interest                          8     0.1         15     0.4          30     0.7
      Credit for certified historic structure                                              (113)   (2.5)
      Non-taxable life insurance proceeds                              (201)   (5.2)        (62)   (1.4)
      Dividend exclusion                             (54)   (0.8)       (63)   (1.6)        (96)   (2.1)
      Other, net                                    (133)   (1.8)      (195)   (5.1)         56     1.2
                                                 -------    ----    -------    ----     -------    ----
Total income taxes                               $ 2,035    28.9    $   688    17.7     $ 1,082    24.1
                                                 =======    ====    =======    ====     =======    ====

NOTE H - SHAREHOLDERS' EQUITY:

     Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2003, approximately $7,142,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to the approval by Board of Directors.

     On May 24, 2000, the Company's Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company's common stock. As of December 31, 2003, the 147,633 shares available under this plan had been repurchased and retired. On December 8, 2000, the Company's Board of Directors approved the repurchase of 146,304 shares of the outstanding common stock from one unrelated shareholder at a purchase price of $2,432,000. This repurchase was executed on January 2, 2001, and these shares were subsequently retired. On November 26, 2002, the Company's Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company's common stock. As of December 31, 2003, 21,613 shares had been repurchased and retired under the plan approved November 26, 2002.

     On May 23, 2001, the Company's Board of Directors approved a stock incentive program for two executive officers. Under this plan, whole shares valued as of the distribution date at $50,000 were distributed to each of these officers who continue to meet the eligibility requirements on June 15, 2001, and on January 15 of the four succeeding years. On June 15, 2001 and January 15, 2002, a total of 6,886 and 7,142 shares, respectively, of Peoples Financial Corporation common stock was issued. This incentive program was established subsequent to the surrender of collateral assignment split dollar policies that had been obtained on behalf of these executives. On December 6, 2002, the Company's Board of Directors approved the termination of the stock incentive program, which was replaced by the acquisition of endorsement split dollar policies for the two executive officers.

     On November 25, 2003, the Company's Board of Directors approved a semi-annual dividend of $ .15 per share. This dividend has a record date of January 9, 2004 and a distribution date of January 16, 2004.

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

22 FINANCIALS

     As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary's category.

     The bank subsidiary's actual capital amounts and ratios and required minimum capital amounts and ratios for 2003, 2002 and 2001, are as follows (in thousands):

                                                                  For Capital Adequacy
                                                 Actual                  Purposes
                                           -------------------------------------------
                                           Amount      Ratio       Amount     Ratio
                                           -------     -----      -------     -----
December 31, 2003:
Total Capital (to Risk Weighted Assets)    $85,583     24.81%     $27,600      8.00%
Tier 1 Capital (to Risk Weighted Assets)    81,270     23.56%      13,800      4.00%
Tier 1 Capital (to Average Assets)          81,270     14.44%      22,511      4.00%
December 31, 2002:
Total Capital (to Risk Weighted Assets)    $83,768     24.16%     $27,720      8.00%
Tier 1 Capital (to Risk Weighted Assets)    79,437     22.91%      13,860      4.00%
Tier 1 Capital (to Average Assets)          79,437     13.98%      22,798      4.00%
December 31, 2001:
Total Capital (to Risk Weighted Assets)    $83,201     21.90%     $30,930      8.00%
Tier 1 Capital (to Risk Weighted Assets)    78,453     20.65%      15,195      4.00%
Tier 1 Capital (to Average Assets)          78,453     13.25%      23,677      4.00%

NOTE 1 - OTHER INCOME AND EXPENSES:

     Other income consisted of the following:

         Years Ended December 31,                2003         2002         2001
-------------------------------------------   ----------   ----------   ----------
Other service charges, commissions and fees   $  226,946   $  189,835   $  208,332
Gain on sale of bank premises                    130,503      182,861
Rentals                                          473,292      494,055      511,751
Income from proceeds of insurance policies                    592,436
Other income                                     681,428      461,265      485,667
                                              ----------   ----------   ----------
Totals                                        $1,512,169   $1,920,452   $1,205,750
                                              ==========   ==========   ==========

                                                                   FINANCIALS 23

     Other expenses consisted of the following:

     Years Ended December 31,           2003         2002         2001
----------------------------------   ----------   ----------   ----------
Advertising                          $  515,538   $  433,037   $  463,103
Data processing                         282,420      268,044      233,390
FDIC and state banking assessments      117,271      127,234      132,629
Legal and accounting                    382,161      395,016      272,337
Postage and freight                     167,517      227,871      211,792
Stationery, printing and supplies       250,976      169,583      191,803
Other real estate                        59,887      636,789      328,133
ATM expense                           2,223,479    2,477,104    2,282,118
Federal Reserve service charges         154,701      153,783      152,815
Conferences and classes                 120,293       99,325      112,469
Taxes and licenses                      267,319      276,910      252,491
Consulting fees                         363,282       45,880       11,250
Trust expense                           381,233      373,483      350,525
Other                                   961,879      957,790      800,213
                                     ----------   ----------   ----------
Totals                               $6,247,956   $6,641,849   $5,795,068
                                     ==========   ==========   ==========

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

     At December 31, 2003, 2002 and 2002, the Company had outstanding irrevocable letters of credit aggregating $3,388,997, $2,849,400 and $3,344,016, respectively. At December 31, 2003, 2002 and 2001, the Company had outstanding unused loan commitments aggregating $95,165,000, $87,382,000 and $74,254,000, respectively. Approximately $46,688,000,
     $43,543,000 and $27,810,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2003, 2002 and 2001, respectively.

24 FINANCIALS

NOTE K - CONTINGENCIES:

     During 2003, a lawsuit was filed again the Company's bank subsidiary. This litigation, which specifies damages of $1,500,000 and punitive damages of $12,500,000, has been filed by an insurance company trying to reverse a settlement it voluntarily agreed to in 2000. The bank subsidiary intends to vigorously contest the allegations of the complaint. The bank is involved in various other legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters is expected, in the opinion of Management, to have a material adverse effect upon the financial position or results of operations of the Company.

NOTE L - CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION:

     Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.

CONDENSED BALANCE SHEETS (IN THOUSANDS)

                   December 31,                        2003      2002      2001
--------------------------------------------------   -------   -------   -------
ASSETS

Investments in subsidiaries, at underlying equity:
      Bank subsidiary                                $82,957   $81,558   $79,483
      Nonbank subsidiary                                   1         1         1
Cash in bank subsidiary                                  546        84       263
Other assets                                           1,462     1,462     1,821
                                                     -------   -------   -------
TOTAL ASSETS                                         $84,966   $83,105   $81,568
                                                     =======   =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable                                        $    95   $   143   $   174
Other liabilities                                      1,367     1,230     1,325
                                                     -------   -------   -------
Total liabilities                                      1,462     1,373     1,499
Shareholders' equity                                  83,504    81,732    80,069
                                                     -------   -------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $84,966   $83,105   $81,568
                                                     =======   =======   =======

CONDENSED STATEMENTS OF INCOME (IN THOUSANDS)

          Years Ended December 31,             2003       2002     2001
-------------------------------------------   -------    ------   -------
INCOME
Earnings of unconsolidated
 bank subsidiary:
      Distributed earnings                    $ 2,280    $1,400   $   700
      Undistributed earnings                    2,739     1,752     3,375
Interest income                                     5         7        14
Other income                                       79       230        41
                                              -------    ------   -------
TOTAL INCOME                                    5,103     3,389     4,130
                                              -------    ------   -------
EXPENSES
Other expense                                      86       185       183
                                              -------    ------   -------
TOTAL EXPENSES                                     86       185       183
                                              -------    ------   -------
INCOME BEFORE INCOME TAXES                      5,017     3,204     3,947
Income tax (benefit)                               (1)       13       (52)
                                              -------    ------   -------
NET INCOME                                    $ 5,018    $3,191   $ 3,999
                                              =======    ======   =======

                                                                   FINANCIALS 25

CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

             Years Ended December 31,                     2003       2002        2001
------------------------------------------------------   -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                            $ 5,018    $ 3,191    $ 3,999
   Adjustments to reconcile net income to
        net cash provided by operating activities:
     Gain on liquidation of investment                       (57)      (210)
     Net income of unconsolidated subsidiaries            (5,019)    (3,152)    (4,075)
     Stock incentive plan                                               100        100
     Changes in assets and liabilities:
          Other assets                                                   15         71
                                                         -------    -------    -------
   NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES       (58)       (56)        95
                                                         -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from liquidation of investment                    57        352
   Dividends from unconsolidated subsidiary                2,280      1,400        700
                                                         -------    -------    -------
NET CASH PROVIDED BY INVESTING ACTIVITIES                  2,337      1,752        700
                                                         -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Retirement of stock                                      (368)      (528)    (2,981)
   Dividends paid                                         (1,449)    (1,347)    (1,297)
                                                         -------    -------    -------
   NET CASH USED IN FINANCING ACTIVITIES                  (1,817)    (1,875)    (4,278)
                                                         -------    -------    -------
NET INCREASE (DECREASE) IN CASH                              462       (179)    (3,483)
CASH, BEGINNING OF YEAR                                       84        263      3,746
                                                         -------    -------    -------
CASH, END OF YEAR                                        $   546    $    84    $   263
                                                         =======    =======    =======

     Peoples Financial Corporation paid income taxes of $2,537,223, $1,639,612 and $1,847,250 in 2003, 2002 and 2001, respectively. No interest was paid during the three years ended December 31, 2003.

NOTE M - EMPLOYEE BENEFIT PLAN:

     The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Employees who work more than 1,000 hours are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $360,000, $360,000 and $734,000 in 2003, 2002 and
     2001, respectively.

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

     Compensation expense of $7,021,816, $7,167,143 and $7,681,720 relating to the ESOP was recorded during 2003, 2002 and 2001, respectively. The ESOP held 467,499, 533,733 and 560,010 allocated shares at December 31, 2003, 2002, and 2001 respectively.

26 FINANCIALS

     The Company established an Executive Supplemental Income Plan and a Directors' Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $10,588,084, $10,276,887 and $4,558,220 at
     December 31, 2003, 2002 and 2001, respectively. The present value of accumulated benefits under these plans, using an interest rate of 7.50% and 8.00% and the interest ramp-up method for 2003 and 2002 and using an interest rate of 7.5% and the projected unit cost method for 2001, has been accrued. The accrual amounted to $3,375,938, $2,882,009 and $2,418,114 at December 31, 2003, 2002 and 2001, respectively.

     The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants' beneficiaries. These contracts are carried at their cash surrender value, which amounted to $989,004, $686,381 and $420,221 at December 31, 2003, 2002 and 2001, respectively. The present value of accumulated benefits under these plans using an interest rate of 7.50% in 2003, 2002 and 2001 and the projected unit cost method has been accrued. The accrual amounted to $530,372 , $485,534 and $341,819 at December 31, 2003, 2002 and 2001, respectively.

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

     The following is a summary of the components of the net periodic post-retirement benefit cost:

           Years Ended December 31,           2003       2002       2001
-----------------------------------------   --------   --------   --------
Service cost                                $157,515   $107,533   $ 67,981
Interest cost                                104,409     94,603     70,461
Amortization of net transition obligation     20,600     20,600     20,600
                                            --------   --------   --------
Net periodic post-retirement benefit cost   $282,524   $222,736   $159,042
                                            ========   ========   ========

     The discount rate used in determining the accumulated post-retirement benefit obligation was 6.25% in 2003, 6.50% in 2002, and 7.25% in 2001. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.00% in 2003. The rate was assumed to decrease gradually to 5.00% for 2013 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2003, would be increased by 24.39%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 28.72%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2003, would be decreased by 18.64%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 21.37%.

                                                                   FINANCIALS 27

     The following is a reconciliation of the accumulated post-retirement benefit obligation:

Accumulated post-retirement benefit obligation as of December 31, 2002   $ 1,693,122
Service cost                                                                 135,006
Interest cost                                                                104,409
Actuarial loss                                                               294,994
Benefits paid                                                                (74,549)
                                                                         -----------
Accumulated post-retirement benefit obligation as of December 31, 2003   $ 2,152,982
                                                                         ===========

                   December 31,                       2003           2002           2001
-----------------------------------------------   -----------    -----------    -----------
Accumulated post-retirement benefit obligation:
   Retirees                                       $   659,859    $   422,403    $   395,895
   Eligible to retire                               1,493,123         50,218         44,172
   Not eligible to retire                                          1,220,501        881,657
                                                  -----------    -----------    -----------
Total                                               2,152,982      1,693,122      1,321,724
Plan assets at fair value                                 -0-            -0-            -0-
                                                  -----------    -----------    -----------
Accumulated post-retirement benefit
     obligation in excess of plan assets            2,152,982      1,693,122      1,321,724
Unrecognized transition obligation                   (226,597)      (247,197)      (267,797)
Unrecognized cumulative net gain from past
     experience different from that assumed
     and from changes in assumptions                 (887,947)      (615,462)      (394,611)
                                                  -----------    -----------    -----------
Accrued post-retirement benefit cost              $ 1,038,438    $   830,463    $   659,316
                                                  ===========    ===========    ===========

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

28 FINANCIALS

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

     The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2003, 2002 and 2001 (in thousands):

                                       2003                 2002                 2001
                                -----------------------------------------------------------
                                Carrying    Fair     Carrying    Fair    Carrying    Fair
                                 Amount     Value     Amount     Value    Amount     Value
                                --------   -------   --------   -------  --------   -------
Financial Assets:
Cash and due from banks         $ 33,861  $ 33,861   $ 39,654  $ 39,654  $ 32,035  $ 32,035
Available for sale securities    206,467   207,486    151,484   151,484   142,902   142,902
Held to maturity securities        4,353     4,527     17,588    18,026    38,279    38,986
Loans, net                       291,524   294,685    305,599   307,501   341,511   345,155
Financial Liabilities:
Deposits:
Non-interest bearing              76,424    76,424     75,698    75,698    76,215    76,215
Interest bearing                 296,133   297,008    312,476   314,495   336,328   339,640
                                --------  --------  ---------  --------  --------  --------
Total deposits                   372,557   373,432    388,174   390,193   412,543   415,855
Federal funds purchased and
   securities sold under
   agreements to repurchase       95,039    95,039     67,246    67,246    82,489    82,489
Long term funds                   17,180    18,076      6,647     7,398     5,885     6,356


NOTE O - EXTRAORDINARY GAIN:

     In 2001, the Company agreed to an out of court settlement of an insurance claim. An extraordinary gain of $594,000, net of taxes, was realized in the prior year as a result of this settlement.

                                                                   FINANCIALS 29

     INDEPENDENT AUDITORS' REPORT

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

     Board of Directors
     Peoples Financial Corporation and Subsidiaries
     Biloxi, Mississippi

     We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2003, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2003, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

     Certified Public Accountants

     /s/ PILTZ, WILLIAMS, LAROSA & CO.

     PILTZ, WILLIAMS, LAROSA & CO.

     Biloxi, Mississippi
     January 21, 2004

30 FINANCIALS

FIVE-YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION (IN THOUSANDS EXCEPT PER SHARE DATA)

                 PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

                                               2003          2002           2001         2000           1999
                                           -----------   ------------   ------------  -----------    -----------
BALANCE SHEET SUMMARY

Total assets                               $   575,435   $    550,139   $    587,012  $   587,244    $   537,972
Available for sale securities                  207,486        151,484        142,902       48,168         33,076
Held to maturity securities                      4,353         17,588         38,279       98,052        115,273
Loans, net of unearned discount                297,923        312,296        347,169      377,476        332,510
Deposits                                       372,557        388,174        412,543      413,724        394,681
Borrowings from FHLB                            17,070          6,313          5,549       23,160
Long term notes payable                            110            334            336          291            274
Shareholders' equity                            83,504         81,732         80,069       78,717         77,767

SUMMARY OF OPERATIONS

Interest income                            $    25,065   $     27,424   $     37,285  $    42,250    $    35,440
Interest expense                                 5,838          9,616         18,354       19,401         14,441
                                           -----------   ------------   ------------  -----------    -----------
Net interest income                             19,227         17,808         18,931       22,849         20,999
Provision for loan losses                          447          2,428          2,503        4,192            120
                                           -----------   ------------   ------------  -----------    -----------
Net interest income after provision
   for loan losses                              18,780         15,380         16,428       18,657         20,879
Non-interest income                              9,737         10,372          9,256        7,678          6,767
Non-interest expense                           (21,464)       (21,874)       (21,197)     (19,632)       (18,438)
                                           -----------   ------------   ------------  -----------    -----------
Income before taxes
   and extraordinary gain                        7,053          3,878          4,487        6,703          9,208
Applicable income taxes                          2,035            687          1,082        2,065          2,958
Extraordinary gain                                                               594
                                           -----------   ------------   ------------  -----------    -----------
Net income                                 $     5,018   $      3,191   $      3,999  $     4,638    $     6,250
                                           ===========   ============   ============  ===========    ===========
PER SHARE DATA

Basic and diluted earnings per share       $       .90   $        .57   $        .71  $       .79    $      1.06
Basic and diluted earnings per share
   before extraordinary gain                       .90            .57            .60          .79           1.06
Dividends per share                                .29            .24            .24          .21            .20
Book value                                       15.03          14.64          14.25        13.58          13.17
Weighted average number of shares            5,563,015      5,603,834      5,629,872    5,857,232      5,905,344

SELECTED RATIOS

Return on average assets                           .88%           .56%           .68%         .82%          1.21%
Return on average equity                          6.07%          3.94%          5.04%        5.93%          8.26%
Capital formation rate                            2.17%          2.08%          1.72%        1.22%          5.74%
Primary capital to average assets                15.79%         15.39%         14.47%       14.68%         15.86%
Risk-based capital ratios:
   Tier 1                                        23.56%         22.91%         20.65%       19.97%         22.45%
   Total                                         24.81%         24.16%         21.90%       21.13%         23.69%

Note: All share and per share data have been given retroactive effect for the two for one stock split effective April 17, 2000.

                                                                   FINANCIALS 31

 Summary of Quarterly Results of Operations (in thousands except per share data)

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

        Quarter Ended, 2003                 March 31             June 30           September 30         December 31
------------------------------------    -----------------  ------------------   ------------------   ----------------
Interest income                         $           6,410  $            6,332   $            6,174   $          6,149
Net interest income                                 4,725               4,708                4,883              4,911
Provision for loan losses                             179                 139                   65                 64
Income before income taxes                          1,384               1,599                2,116              1,954
Net income                                          1,037               1,088                1,511              1,382
Basic and diluted earnings per share                  .19                 .19                  .27                .25

        Quarter Ended, 2002                 March 31             June 30           September 30         December 31
------------------------------------    -----------------  ------------------   ------------------   ----------------
Interest income                         $           7,118   $           6,993   $            6,787   $          6,526
Net interest income                                 4,282               4,396                4,507              4,623
Provision for loan losses                             445                 168                  136              1,679
Income before income taxes
   and extraordinary items                            894                 787                1,551                646
Net income                                            667                 658                1,145                721
Basic and diluted earnings per share                  .12                 .12                  .20                .13

     MARKET INFORMATION

     The Company's stock is traded under the symbol PFBX and is quoted in publications under "PplFnMS". The following table sets forth the high and low sale prices of the Company's common stock as reported on the NASDAQ Stock Market.

                                                                                  Dividend
Year           Quarter              High                       Low                per share
-----          -------          -------------            --------------        -------------
2003             1st            $          15            $           13        $         .12
                 2nd                       16                        13
                 3rd                       17                        14                  .14
                 4th                       18                        15

2002             1st            $          15            $           12        $         .12
                 2nd                       15                        13
                 3rd                       15                        12                  .12
                 4th                       15                        12

     There were 661 holders of record of common stock of the Company at January 30, 2004, and 5,557,379 shares issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.

32 FINANCIALS

Board of Directors
Peoples Financial Corporation

Chevis C. Swetman, Chairman of the Board
Dan Magruder, Vice Chairman; President, Rex Distributing Co., Inc. Drew Allen, President, Allen Beverages, Inc.
Rex E. Kelly, Director of Corporate Communications, Mississippi
        Power Company
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott

Officers
     Peoples Financial Corporation

Chevis C. Swetman, President and CEO
Thomas J. Sliman, First Vice-President
Jeannette E. Romero, Second Vice-President
Robert M. Tucei, Vice-President
A. Wes Fulmer, Vice-President and Secretary
M. O. Lawrence, III, Vice-President
Lauri A. Wood, Chief Financial Officer and Controller

Board of Directors
   The Peoples Bank, Biloxi, Mississippi

Chevis C. Swetman, Chairman
Tyrone J. Gollott, Vice-Chairman; Secretary-Treasurer, Gollott &
        Sons Transfer & Storage, Inc.
Drew Allen, President, Allen Beverages, Inc.
Liz Corso Joachim, President, Frank P. Corso, Inc.
Rex E. Kelly, Director of Corporate Communications, Mississippi
        Power Company
Dan Magruder, President, Rex Distributing Co., Inc.
Jeffrey H. O'Keefe, President, Bradford-O'Keefe Funeral Homes, Inc. Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott

Officers
     The Peoples Bank, Biloxi, Mississippi

SENIOR MANAGEMENT

Chevis C. Swetman, President and CEO
Thomas J. Sliman, Senior Vice-President
Jeannette E. Romero, Senior Vice-President
Robert M. Tucei, Senior Vice-President
Lauri A. Wood, Senior Vice-President and Cashier
A. Wes Fulmer, Senior Vice-President
M. O. Lawrence, III, Senior Vice-President

A. WES FULMER, SENIOR VICE-PRESIDENT AND CHIEF LENDING OFFICER

LENDING

Brian J. Kozlowski, Assistant Vice-President
Andrew M. Welter, Assistant Vice-President
Stephanie D. Broussard, Loan Officer
Melanie L. Battise, Branch Manager
Diana T. Winland, Loan Officer
Pinky T. Walker, Administrative Officer

West Region

Jeannie M. Deen, Vice-President
Eric M . Chambless, Assistant Vice-President
William A. Aborn, Branch Manager
Debora T. Batchelor, Loan Officer
Shannon D. Garrett, Loan Officer

Central Region

John W. McKellar, Vice-President
Mark A. Chatham, Vice-President
Read H. Breeland, Assistant Vice-President
James P. Estrada, Assistant Vice-President
Brent G. Johnson, Assistant Vice-President
William S. Maddox, Assistant Vice-President
J. Denise Holmes, Branch Manager

East Region

Jerome D. Dodge,II, Vice-President
David A. Thompson, Assistant Vice-President
Henry N. Knue, Branch Manager
Patrick J. Lyons, Branch Manager
John L.Welter, IV, Branch Manager
Julie B. Carpenter, Loan Officer

HUMAN RESOURCES

Jackie L. Henson, Vice-President
Patricia L. Levine, Vice-President
Janice L. Smitherman, Assistant Vice-President - Employee
   Benefits

BUSINESS DEVELOPMENT

Dennis J. Burke, Vice-President

ROBERT M. TUCEI, SENIOR VICE-PRESIDENT AND CHIEF CREDIT OFFICER

CREDIT ADMINISTRATION

J. Patrick Wild, Vice-President
Donna F. Bessetti, Vice-President
Jesse J. Migues, Assistant Vice-President
Ronnie F. Harrison, Assistant Vice-President
Kathleen M. Worrell, Insurance Officer

                                                                   FINANCIALS 33

THOMAS J. SLIMAN, SENIOR VICE-PRESIDENT AND CHIEF INFORMATION
OFFICER

TECHNOLOGY AND FACILITIES

Sandra L. York, Vice-President - Information Systems
George S. Tranum, Vice-President - Technical Support
James M. Gruich, Assistant Vice-President - Technology Security
Gloria A. Cothern, Assistant Vice-President - Electronic Banking
Ronald L. Baldwin, Systems Support Technician Officer
Frederick J. Breal, Property Officer
Cheryl A. Dewey, Data Processing Officer
Thomas A. Esposito, Jr., Business Solutions Officer
John M. Zorich, Internet Banking Technology Officer

LAURI A. WOOD, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

FINANCIAL

Connie F. Lepoma, Assistant Vice-President
Cassandra F. Reid, Assistant Cashier

INVESTMENTS

Peggy M. Byrd, Vice-President
Janet H. Wood, Assistant Vice-President

M. O. LAWRENCE, III, SENIOR VICE-PRESIDENT AND SENIOR TRUST OFFICER

ASSET MANAGEMENT & TRUST SERVICES

Ann F. Guice, Vice-President
Louise C. Wilson, Trust Officer
Thomas H. Wicks, Trust Officer
Daniel A. Bass, Trust Officer
C. J. Dunaway, Trust Officer

JEANNETTE E. ROMERO, SENIOR VICE PRESIDENT AND RETAIL BANKING OFFICER

ACCOUNT SERVICES

Kathy S. Comstock, Savings Officer
Toni A. Ganucheau, Assistant Cashier

ATM/BANKCARD

Cheryl A. Dubaz, Assistant Vice-President - ATM
Charlotte R. Balius, Bankcard Officer

OPERATIONS

Susan B. Page, Assistant Vice-President - Operations
Ardell M. Roberts, Assistant Cashier
Hugh J. Kavanagh, Assistant Cashier
Diana W. Williams - Branch Manager
Laura E. Elliott, Assistant Branch Manager

SECURITY

Robin Vignes, Vice-President
Minh-Tuyet Nguyen, Security Officer
Margaret H. Chandler, Assistant Security Officer

AUDIT, COMPLIANCE AND LOAN REVIEW

Gregory M. Batia, Vice-President and Auditor
Evelyn R. Herrington, Vice-President - Compliance
Robert E. Smith, Jr., Vice-President - Loan Review
F. Kay Rice, Loan Review Officer
Rebecca A. Williams, Assistant Auditor
Darnell Y. Schreck, Assistant Cashier - Compliance

BRANCH LOCATIONS

 The Peoples Bank, Biloxi, Mississippi

BILOXI BRANCHES

MAIN OFFICE, 152 Lameuse Street, Biloxi, Mississippi 39530,
     (228) 435-5511

CEDAR LAKE OFFICE, 11355 Cedar Lake Road, Biloxi, Mississippi 39532
     (228) 435-8688

WEST BILOXI OFFICE, 2430 Pass Road, Biloxi, Mississippi 39531,
     (228) 435-8203

GULFPORT BRANCHES

DOWNTOWN GULFPORT OFFICE, 1105 30th Avenue, Gulfport,
     Mississippi 39501, (228) 897-8715

HANDSBORO OFFICE, 0412 E. Pass Road, Gulfport, Mississippi 39507,
     (228) 897-8717

ORANGE GROVE OFFICE, 12020 Highway 49 North, Gulfport,
     Mississippi 39503, (228) 897-8718

OTHER BRANCHES

BAY ST. LOUIS OFFICE, 408 Highway 90 East, Bay St. Louis,
     Mississippi 39520, (228) 897-8710

DIAMONDHEAD OFFICE, 4408 West Aloha Drive, Diamondhead,
     Mississippi 39525, (228) 897-8714

D'IBERVILLE-ST. MARTIN OFFICE, 10491 Lemoyne Boulevard,
     D'iberville, Mississippi 39532, (228) 435-8202

GAUTIER OFFICE, 2601 Highway 90, Gautier, Mississippi 39553,
     (228) 497-1766

LONG BEACH OFFICE, 298 Jeff Davis Avenue, Long Beach,
     Mississippi 39560 (228) 897-8712

OCEAN SPRINGS OFFICE, 2015 Bienville Boulevard, Ocean Springs,
     Mississippi 39564, (228) 435-8204

PASS CHRISTIAN OFFICE, 125 Henderson Avenue, Pass Christian,
     Mississippi 39571, (228) 897-8719

SAUCIER OFFICE, 17689 Second Street, Saucier, Mississippi 39574,
     (228) 897-8716

WIGGINS OFFICE, 1312 S. Magnolia Drive, Wiggins, Mississippi 39577
     (228) 897-8722

34 FINANCIALS

CORPORATE INFORMATION

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

CORPORATE OFFICE

MAILING ADDRESS

P. O. Box 529
Biloxi, MS 39533-0529
(228) 435-8205

PHYSICAL ADDRESS

152 Lameuse Street
Biloxi, MS 39530

WEBSITE

www.thepeoples.com

CORPORATE STOCK

The common stock of Peoples Financial Corporation is traded on the NASDAQ Small Cap Market under the symbol: PFBX. The cur-rent market makers are:

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

                                                                   FINANCIALS 35

[PICTURE OF BOARD OF DIRECTORS]

BOARD OF DIRECTORS

PEOPLES FINANCIAL CORPORATION

THE PEOPLES BANK, BILOXI, MISSISSIPPI

BACK ROW FROM LEFT: Jeffrey H. O'Keefe, President, Bradford-O'Keefe Funeral Homes, Inc.; Tyrone J. Gollott, Vice-Chairman of The Peoples Bank; Secretary-Treasurer, Gollott & Sons Transfer & Storage, Inc.; Lyle M. Page*, Partner, Page, Mannino, Peresich & McDermott.

FRONT ROW FROM LEFT: Rex E. Kelly*, Director of Corporate Communications, Mississippi Power Company; Drew Allen*, President, Allen Beverages, Inc.; Chevis
C. Swetman*, Chairman of the Board; Dan Magruder*, Vice-Chairman of Peoples Financial Corporation; President, Rex Distributing Co., Inc.; Liz Corso Joachim, President, Frank P. Corso, Inc.

*Member of both boards.

36 THE YEAR IN REVIEW

[COVER]