Form 10-K, Exhibit 13
period 2004-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2005-03-24
CIK 770460

Exhibit 13

THE COAST LOOKS UP - LITERALLY AND ECONOMICALLY
EARNINGS INCREASE 15%, LOANS GROW 11%
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF SHAREHOLDERS ‘ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
BOARD OF DIRECTOR
BRANCH LOCATIONS
CORPORATE INFORMATION
BOARD OF DIRECTORS

TO OUR SHAREHOLDERS:

As you travel along the beach, you will see that things are looking up along the

THE COAST LOOKS UP - LITERALLY AND ECONOMICALLY

Mississippi Gulf Coast. For the first time in more than six years, a new casino is rising on the beach in Biloxi, and for the first time in history, new high-rise condominiums are going up as well. This is good for the Coast.

Shrimp boats at the dock behind the rising Hard Rock Casino under construction symbolize the past and the future of the Mississippi Gulf Coast and The Peoples Bank.

If 2004 saw the beginning of a new phase of construction activity, the year ahead promises even more. At least two more casino resorts are in advanced stages of planning, and the expansion of the Coast Coliseum is expected to begin later this year.

All this construction activity—what I like to refer to as the “Crane Index”—points to more jobs today and ultimately more tourists tomorrow, all of which ripple through our local economy to create even more jobs, more spending and more business. We find ourselves here along the Coast in a revitalized cycle of economic development.

As our local economy continues its transition to a tourism foundation, The Peoples Bank is reaping the benefit of the change. Our loan volume in 2004 rose a solid 11%, significantly greater than the growth of the overall healthy economy on the Coast. In addition, we are seeing consistent improvement in the quality of our loans, with a corresponding reduction in our allowance for loan loss from 2.12% in 2003 down to 1.97% in 2004.

We spent a good deal of our efforts in 2004 positioning our bank to benefit even more from the growth of tourism. During the fourth quarter, we sold a number of investment securities in order to provide liquidity to maintain the pace of our loan growth. In addition, we increased our deposit base, offering an innovative product named the “Turbo CD” that gives the bank long-term deposits and the customer an opportunity to increase the yield one time during the life of the CD. These steps give us capacity for more loans, which generate significantly greater return to the bank.

In closing out a very successful 2004, I want to recognize and thank our great team of dedicated employees, managers and directors for making it so. They collectively deserve the credit for developing our strategic plan and implementing it every day with every customer to benefit our community and our shareholders. On their behalf, I want to express our shared commitment to enhancing the value of your investment.

Sincerely,

Chevis C. Swetman
Chairman of the Board, Chief Executive Officer & President

Net Income (in thousands)

Dividends (per share)
% increase from previous year

Loans (in thousands)

THE YEAR IN REVIEW

EARNINGS INCREASE 15%, LOANS GROW 11%

Net income in 2004 reached $5.8 million, a 15% increase over 2003 and the highest since 1999. In addition, loan volume grew 11% during 2004, indicating a significant increase in business activity along the Mississippi Gulf Coast.

We began to see our loan volume begin to pick up in early 2004, and it continued its pace throughout the year. At the same time, the quality of loans on our books continues to improve, which has allowed the bank to reduce its provision for loan loss to less than $500,000 each of the last two years. We are confident that we have successfully worked through a series of credit problems that impacted our earnings a few years ago.

The improvement in our credit quality can be attributed to two distinct but related factors. The first is the establishment of a separate credit administration function as part of our new management structure initiated in late 2003 and implemented throughout 2004. Our new credit administration function works together with our lenders to significantly strengthen the underwriting, communications and monitoring of our growing loan portfolio.

The second factor in helping us increase both the quantity and the quality of our loans is, ironically, the Sarbanes-Oxley Act, which was originally passed by Congress to combat accounting fraud. Beyond tactical compliance with a number of new regulations, the underlying intent of Sarbanes-Oxley is to strongly encourage—if not force—publicly owned companies to establish a policy of “best practices” in their corporate governance.

Led by our board of directors, we have set high goals for embracing the spirit of Sarbanes-Oxley, and we have established a number of new procedures to make certain the federally mandated guidelines are not only met but exceeded.

We have improved communications between management and the board; we have reorganized and empowered committees of independent board members, especially audit and nominating committees; we have implemented more effective disclosure procedures for financial reporting and we are in the process of examining our internal controls over financial reports.

All of these steps make us a better company under the law. However, combined with our new management structure, they have made us a better bank. Today, we are more capable of managing the higher loan volumes we are experiencing and more prepared than ever before to accommodate additional growth in the future.

DIVIDEND INCREASES TWICE

As a result of the higher earnings in 2004 and the prospect of continued strength indicated by the growth of loan volume, the Board of Directors raised the semi-annual common stock dividend twice during the year. The January dividend was increased to $.15 a common share, and the July dividend was raised to $.17 a share. The annual dividend of $.32 a share paid in 2004 was 23% higher than what was paid in 2003. In December 2004, the Board approved another increase in the semi-annual dividend to $.18 a share, the fourth rise in two years.

Bank president Chevis C. Swetman wields the golden scissors to cut the ceremonial ribbon festooned with real $1,000 bills at the grand opening of The Peoples Bank branch in Waveland held in October.

NEW BRANCHES BUILT

During the year, we expanded our retail footprint with the construction of two new branches. The first is located in Waveland to serve the rapidly growing population of Hancock county. The Waveland branch opened October 12 and was formally dedicated October 28, 2004.

The second new branch is located in the Cedar Lake area of Biloxi and replaces an older facility, which was sold at a profit to another local Gulf Coast business, providing much of the funding for construction of the new, larger location. The new Cedar Lake branch opened January 18, 2005, offering customers three drive-up teller lanes, a 24-hour drive-up ATM, an after-hours depository and about 120 safe deposit boxes.

Gertrude Newman, right, of The Peoples Bank presents a donation of $9,520 to Angie Sharp, representing LIFE of South Mississippi. In addition, employees of The Peoples Bank donated the same amount of funds to Morning Star Pregnancy Center during the year.

Bank president Chevis C. Swetman presents a check for $12,000 to a representative of the Make-A-Wish Foundation, on behalf of Cruisin’ the Coast presented by The Peoples Bank.

Cruisin’ the Coast presented by The Peoples Bank has grown from 374 registered entries in its first year to some 5,000 in 2004, seen here gathered in Gulfport’s Rice Pavilion.

One of the annual highlights of Cruisin’ the Coast presented by The Peoples Bank is the Biloxi Block Party, which is held right in front of the bank’s main branch on Lameuse Street.

CRUISIN’ THE COAST PRESENTED BY THE PEOPLES BANK

Perhaps the most widely visible action taken during the year was to sign on as the presenting sponsor of Cruisin’ the Coast, the single largest consumer tourism event of the year in our community. Cruisin’ has grown from 374 cars in its inaugural year 1996 to more than 5,000 registered entrants in 2004.

An economic impact study conducted during the 2004 event by Decision Scientific, a noted consulting and research firm, estimates the direct economic impact of the event to the Mississippi Gulf Coast totals some $15 million. The 2004 edition of Cruisin’ the Coast was impacted by the sudden appearance of a late-season tropical storm, which significantly reduced attendance and spending late in the week. Therefore, more normal weather conditions would have produced greater attendance, higher spending and even more economic impact.

However, the research study was able to generate some significant findings that were independent of weather, including:

•	93.8% of respondents stated their experience was excellent or good.

•	30.1% said their experience was much better or better than expected.

•	98.5% said they were either very satisfied or satisfied with the Cruisin’ experience.

•	75.4% said they were very likely to return.

•	78.4% said they were very likely to recommend Cruisin’ to friends.

•	59%reported household income in excess of $60,000 and 33.9% in excess of $80,000, with a mean expenditure of $82.82 per day and a mean stay of 4.63 nights on the Coast (probably shortened by the tropical storm).

The Peoples Bank immediately enjoyed an excellent return on our investment through increased exposure, promotional opportunities that generated traffic to our branches and direct marketing programs to registered participants. Our experience in the first year of sponsorship gives a high level of confidence that our investment in Cruisin’ the Coast will prove even more directly profitable to The Peoples Bank in the years ahead.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 2004, 2003 and 2002.

These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

▶ FORWARD-LOOKING INFORMATION

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company’s anticipated future financial performance. This act provides a safe harbor for such disclosure which protects the companies from unwarranted litigation if actual results are different from management expectations. This report contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

▶ CRITICAL ACCOUNTING POLICIES

Certain critical accounting policies affect the more significant estimates and assumptions used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If there was a deterioration of any of the factors considered by Management in evaluating the allowance for loan losses, as discussed in Note A, the estimates of loss would be updated, and additional provisions for loan losses may be required.

▶ OVERVIEW

Net income for 2004 was $5,794,000 as compared with $5,018,000 for 2003. This increase is largely attributable to the gain on the sale of bank premises during the current year of $838,000, net of taxes. After several years of decline, the local economy has stabilized during the past eighteen months. Economic activity has translated into increased loan volume for the Company, which has increased 11% during 2004. This growth has been funded through deposits and maturities and sales of investments. Managing the net interest margin in its trade area’s extremely competitive environment continues to be a priority for the Company. The majority of the Company’s loans are at a floating rate, which generally reprice faster than deposits and other funding sources. These factors benefit the Company in the current rising rate environment. The Company’s net interest margin has increased from 3.39% at December 31, 2003 to 3.55% at December 31, 2004.

▶ FINANCIAL CONDITION

Available for Sale Securities

Available for sale securities decreased $34,455,000 at December 31, 2004 as compared with December 31, 2003 primarily as a result of the management of the bank subsidiary’s liquidity position and its interest margin. The Company invested funds from maturities and sales of available for sale securities in loans.

Gross unrealized gains were $347,000, $2,113,000 and $3,032,000 and gross unrealized losses were $1,754,000, $1,094,000 and $12,000 for available for sale securities at December 31, 2004, 2003 and 2002, respectively. Gains (losses) of $(259,000), $57,000 and $210,000 were realized on the liquidation or sale of available for sale securities in 2004, 2003 and 2002, respectively.

Held to Maturity Securities

Held to maturity securities increased $2,235,000 at December 31, 2004, compared with December 31, 2003. The increase in these securities is directly attributable to the management by the Company of its liquidity position, as discussed above.

Gross unrealized gains were $113,000, $176,000 and $438,000, at December 31, 2004, 2003 and 2002, respectively, while gross unrealized losses were $2,000 at December 31, 2004 and 2003. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2004, 2003 and 2002.

Federal Home Loan Bank Stock

The Company’s investment in Federal Home Loan Bank (“FHLB”) stock decreased $572,000 at December 31, 2004 as compared with December 31, 2003, due to the redemption of the stock by the FHLB.

Loans

The Company’s loan portfolio increased $32,038,000 at December 31, 2004, as compared with December 31, 2003. Beginning with the fourth quarter of 2003 and continuing in 2004, the loan portfolio increased as the local economy became stabilized. This stabilization resulted in increased loan demand. The Company anticipates that this positive loan growth will continue in 2005. Fluctuations in the various categories of loans are illustrated in Note C.

Other Real Estate

The Other Real Estate (ORE) portfolio decreased $1,215,000 at December 31, 2004 as compared with December 31, 2003 due to the sale of several large parcels of real estate. Gains (losses) realized on sales of ORE were $100,750, $248,170 and ($43,666) for the years ended December 31, 2004, 2003 and 2002, respectively.

Other Assets

Other assets increased $1,337,000 at December 31, 2004, as compared with December 31, 2003, due to deferred taxes on unrealized losses on available for sale securities.

Deposits

Total deposits increased $12,403,000 at December 31, 2004, as compared with December 31, 2003. Significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. The Company has managed its funds, including planning the timing of investment maturities and the classification of investments and using other funding sources and their maturity, so as to achieve appropriate liquidity. In prior years, the Company had acquired brokered deposits which have all matured.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased and securities sold under agreements to repurchase decreased $7,762,000 at December 31, 2004, as compared with December 31, 2003. This fluctuation is directly related to customers’ periodic reallocation of their funds in a non-deposit product and the management of the Company’s liquidity position.

Borrowings from Federal Home Loan Bank

The Company acquires funds from the Federal Home Loan Bank in the management of the liquidity position. At December 31, 2003, the Company acquired $10,000,000 in advances which matured on January 9, 2004.

Other Liabilities

Other liabilities increased $812,000 at December 31, 2004, as compared with December 31, 2003, primarily due to the impact of increasing health care costs on the liability for post retirement health benefits and an increase in liabilities related to deferred compensation benefits for officers of the bank subsidiary.

Shareholders’ Equity

During 2004, 2003 and 2002, there were significant events that impacted the components of shareholders’ equity. These events are detailed in Note I to the Consolidated Financial Statements included in this report.

Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company’s total risk-based capital ratio at December 31, 2004, 2003 and 2002 was 24.29%, 24.81% and 24.16% as compared with the required standard of 8.00%. The Five-Year Comparative Summary of Selected Financial Information presents these figures.

Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2004, approximately $11,389,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors. The Company cannot predict what dividends, if any, will be paid in the future, however the Board of Directors has established a goal of achieving a 35% dividend payout ratio (before extraordinary items).

▶ RESULTS OF OPERATIONS

Net Interest Income

Net interest income, the amount by which interest income on loans, investments and other interest earning assets exceeds interest expense on deposits and other borrowed funds, is the single largest component of the Company’s income. Management’s objective is to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk.

Total interest income decreased $499,000 for the year ended December 31, 2004, as compared with the year ended December 31, 2003, and had decreased $2,359,000 for the year ended December 31, 2003, as compared with the year ended December 31, 2002. During 2004, the Company realized an increase in loan volume of 11%. Coinciding with the Federal Reserve’s increases in the discount rates during 2004, the Company’s yield on loans has improved, given that the loan portfolio includes a 65%-35% mix of variable and fixed rate term. The funding of this loan growth came from the maturity and sale of available for sale securities, primarily U. S. Government Agencies. The Company had experienced a decline in interest income, particularly from loans, as a result of the decrease in the volume of loans and the decrease in interest rates earned on loans in prior years.

Total interest expense decreased $748,000 for the year ended December 31, 2004, as compared with the year ended December 31, 2003, and had decreased $3,777,000 for the year ended December 31, 2003, as compared with the year ended December 31, 2002. As previously discussed, the Company has used brokered time deposits and borrowings from the Federal Home Loan Bank to address its liquidity position in prior years. The cost of these funding sources was higher than other more traditional deposit funds, and had a negative impact on the Company’s net margin. As these funds have been repriced more favorably, the Company has realized a positive improvement in its interest margin.

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

During 2002, the Company identified negative events with respect to an overall softening of the economy and negative events with respect to specific credits which required a large increase to the Company’s provision for loan losses. The Company believes that this action provided sufficient funds to absorb significant potential losses. Provisions for loan losses amounted to $448,000, $447,000 and $2,428,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Management continues to closely evaluate the entire loan portfolio, in accordance with its policies and procedures and will provide for any future potential losses as deemed necessary. As a part of this evaluation, the Company also closely monitors any improvements to specific credits previously identified in prior years as having a potential loss. Any such improvements and their potential impact on the provision for loan losses are considered on a periodic basis. Although some uncertainty exists, the Company is monitoring positive events with respect to specific credits that may be resolved during 2005. Absent any unforeseen unusual events, the Company expects to provide only for potential losses on new loans during 2005.

Service Charges on Deposit Accounts

Service charges on deposit accounts decreased $951,000 for the year ended December 31, 2004 as compared with the year ended December 31, 2003 due to a decrease in fee income from off-site ATMs no longer under contract with the Company.

Gain (Loss) on Liquidation, Sale and Calls of Securities

The Company realized a loss of $259,000 during 2004 as a direct result of the sale of investment securities. The sales were executed in order to provide funding for increased loan demand.

Other Income

Other income increased $1,160,000 for the year ended December 31, 2004, as compared with the year ended December 31, 2003, primarily as result of the sale of bank premises during 2004. See Note J for further information.

Other Expense

Other expense decreased $696,000 for the year ended December 31, 2004, as compared with the year ended December 31, 2003, as a result of a decrease in expense for off-site ATMs no longer under contract with the Company. See Note J for further information.

▶ RELATED PARTIES

The Company extends loans to certain officers and directors and their personal business interests, at terms and rates comparable to other loans of similar credit risks. Further disclosure of these transactions are presented in Note C. The Company has not currently engaged, nor does it have any plans to engage, in any other transactions with any related persons or entities.

▶ LIQUIDITY

Liquidity represents the Company’s ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets. Note K discloses information relating to financial instruments with off-balance-sheet risk, including letters of credit and outstanding unused loan commitments. The Company closely monitors the potential effects of funding these commitments on its liquidity position. The Company monitors its liquidity position closely through a number of methods, including through the computation of liquidity and dependency ratios on a monthly basis. The formula for these ratios is that used for the Uniform Bank Performance Report, such that the Company may monitor and evaluate its own risk, but also compare itself to its peers.

Deposits, payment of principal and interest on loans, proceeds from sales and maturities of investment securities, earnings on investment securities, and purchases of federal funds and securities sold under agreements to repurchase are the principal sources of funds for the Company. During 2000, the Company began using other, non-traditional sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on traditional sources of funds, especially deposits, the sale, maturity or call of securities and purchases of federal funds, for its liquidity needs in 2005. At December 31, 2004, the Company was able to purchase federal funds up to $68,000,000.

▶ THE SARBANES - OXLEY ACT OF 2002

The Sarbanes — Oxley Act of 2002 (the “Act”) requires the implementation of provisions designed to enhance public company governance, responsibility and disclosure. The issues addressed by the Act include the composition and responsibilities of a public company’s board of directors and its committees, especially the Audit and Nominating Committees, the certification of financial statements by the chief executive officer and chief financial officer, timely reporting of trading by insiders and independence of external auditors. The Company believes that the spirit of the Act represents a best practices approach to corporate governance. We have worked to improve communication between management and the board, empowered the committees of the board, especially the audit and nominating committees, and implemented an effective disclosure process for financial reporting. During 2005, the Company will be working on compliance on the documentation, evaluation of and reporting on internal controls over financial reporting as required by Section 404. The Company’s first report under Section 404 will be required for the 2005 annual report. The Company will continue to take the necessary actions to ensure compliance with the Act, as well as the listing requirements of NASDAQ, on which the Company is registered.

▶ NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) issued Statement 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4”, during the current year, which is effective for fiscal years beginning after June 15, 2005. FASB issued Statement 152, “Accounting for Real Estate Time-Sharing Transactions - an Amendment of FASB Statements Nos. 66 and 67”, during the current year, which is effective for fiscal years beginning after June 15, 2005. FASB issued Statement 153, “Exchange of Nonmonetary Assets - an Amendment of APB Opinion No. 29”, during the current year, and which is effective for fiscal periods beginning after June 15, 2005. The Company evaluated the implementation of adopting these new pronouncements and determined that their adoption would not have a material effect on its financial statements.

▶ OFF-BALANCE SHEET ARRANGEMENTS

The Company is a party to off-balance-sheet arrangements in the normal course of business to meet the financing needs of its customers. These arrangements include unused commitments to extend credit, which amounted to $113,500,000 at December 31, 2004, and irrevocable letters of credit, which amounted to $3,113,000 at December 31, 2004. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet arrangements. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, these amounts do not necessarily represent future cash requirements. As discussed previously, the Company carefully monitors its liquidity needs and considers the cash requirements, especially for loan commitments, in making decisions on investments and obtaining funds from its other sources. Further information relating to off-balance-sheet instruments can be found in Note K.

▶ QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market prices and rates. Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company’s business activities. Also, the Company does not currently, and has no plans to, engage in trading activities or use derivative or off-balance sheet instruments to manage interest rate risk.

The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (ALCO), whose members include the chief executive officer and senior and middle management from the financial, lending, investing, and deposit areas, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company’s tolerance for risk. Specifically, the key objectives of the Company’s asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO committee reports to the Board of Directors on a quarterly basis. During 2004, the ALCO committee enhanced its risk management analysis through the implementation of software to assist in interest rate risk analysis. Other tools for balance sheet management and portfolio modeling will be implemented in 2005.

The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Agency securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended to seven years or less with call provisions. The loan portfolio consists of a 35% — 65% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however the market is now dictating floating rate terms to be extended to fifteen years. On the liability side, more than 66% of the deposits are demand and savings transaction accounts. Additionally, more than 75% of the certificates of deposit mature within eighteen months. Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

The interest rate sensitivity tables below provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

Interest rate sensitivity at December 31, 2004 was as follows (in thousands):

								1 2 / 31 / 0 4
								F A I R
	2005	2006	2007	2008	2009	B E Y O N D	T O T A L	V A L U E

Loans, net	$228,658	$7,337	$7,248	$20,443	$58,895	$5,043	$327,624	$331,044

Average rate	6.11	7.50	6.69	6.69	6.12	5.60	6.49

Securities	50,329	15,317	10,076	29,617	15,274	60,408	181,020	181,132

Average rate	2.02	2.64	3.20	3.50	3.89	4.39	3.55

Total Financial Assets	278,987	22,654	17,324	50,060	74,169	65,451	508,644	512,176

Average rate	6.10	5.44	5.30	5.31	5.80	4.51	5.81

Deposits	275,935	9,782	3,787	6,093	4,062	3	299,662	300,188

Average rate	1.61	2.46	3.02	3.58	3.58	3.59	1.82

Long-term funds	222	235	165	156	147	6,278	7,203	7,906

Average rate	4.89	4.89	4.89	4.89	4.89	6.24	5.36

Total Financial Liabilities	276,157	10,017	3,952	6,249	4,209	6,281	306,865	308,094

Average rate	1.61	2.57	3.14	3.62	3.64	6.24	2.05

Interest rate sensitivity at December 31, 2003 was as follows (in thousands):

								1 2 / 31 / 0 3
								F A I R
	2004	2005	2006	2007	2008	B E Y O N D	T O T A L	V A L U E

Loans, net	$200,110	$27,523	$6,233	$10,399	$33,757	$17,734	$295,756	$298,918

Average rate	5.58	7.60	7.51	6.22	5.92	6.05	5.82

Securities	31,568	14,560	9,320	31,852	50,176	76,337	213,813	213,987

Average rate	3.45	5.11	3.34	3.55	3.63	4.31	3.87

Total Financial Assets	231,678	42,083	15,553	42,251	83,933	94,071	509,569	512,905

Average rate	5.75	7.12	5.86	4.52	4.83	4.74	5.31

Deposits	273,322	15,088	4,387	2,035	1,356	2	296,190	297,065

Average rate	1.38	3.69	3.11	3.39	3.39	3.67	1.96

Long-term funds	10,273	184	236	168	160	6,159	17,180	18,076

Average rate	1.30	4.91	4.91	4.91	4.91	6.26	4.96

Total Financial Liabilities	283,595	15,272	4,623	2,203	1,516	6,161	313,370	315,141

Average rate	1.37	3.71	3.24	3.55	3.59	6.26	2.34

P E O P L E S  F I N A N C I A L  C O R P O R AT I O N  A N D  S U B S I D I A R I E S

C O N S O L I D A T E D  S T A T E M E N T S  O F  C O N D I T I O N

D E C E M B E R 3 1 ,	2004	2003	2002

Assets
Cash and due from banks	$32,724,625	$33,861,029	$39,654,247
Available for sale securities	173,030,808	207,486,172	151,483,997
Held to maturity securities, fair value of $6,698,000 - 2004; $4,527,000 - 2003; $18,026,000 - 2002	6,587,375	4,352,854	17,587,690
Federal Home Loan Bank Stock, at cost	1,401,900	1,974,200	1,927,000
Loans	334,193,124	302,155,275	315,827,590
Less: Allowance for loan losses	6,569,614	6,398,694	6,696,911

Loans, net	327,623,510	295,756,581	309,130,679
Bank premises and equipment, net	18,018,504	17,952,504	17,059,400
Other real estate	168,091	1,383,451	1,195,720
Accrued interest receivable	2,745,235	3,096,002	2,858,190
Other assets	15,141,101	13,804,039	12,773,580

Total assets	$577,441,149	$579,666,832	$553,670,503

Liabilities & Shareholders’ Equity
Liabilities:
Deposits:
Demand, non-interest bearing	$89,529,270	$80,598,685	$79,171,739
Savings and demand, interest bearing	180,464,256	173,970,603	165,012,836
Time, $100,000 or more	51,948,077	58,182,870	74,064,356
Other time deposits	67,249,927	64,036,836	73,456,208

Total deposits	389,191,530	376,788,994	391,705,139
Federal funds purchased and securities sold under agreements to repurchase	87,277,125	95,039,261	67,245,703
Borrowings from Federal Home Loan Bank	7,202,970	17,069,848	6,313,077
Notes payable	1,239	110,235	334,371
Other liabilities	7,966,852	7,154,545	6,340,607

Total liabilities	491,639,716	496,162,883	471,938,897
Shareholders’ Equity:
Common Stock, $1 par value, 15,000,000 shares authorized, 5,555,419, 5,557,379, and 5,583,472 shares issued and outstanding at December 31, 2004, 2003 and 2002, respectively	5,555,419	5,557,379	5,583,472
Surplus	65,780,254	65,780,254	65,780,254
Undivided profits	15,391,524	11,574,074	8,510,341
Unearned compensation		(94,899)	(143,043)
Accumulated other comprehensive income, net of tax	(925,764)	687,141	2,000,582

Total shareholders’ equity	85,801,433	83,503,949	81,731,606

Total liabilities and shareholders’ equity	$577,441,149	$579,666,832	$553,670,503

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31 ,	2004	2003	2002

Interest income:
Interest and fees on loans	$17,526,210	$17,181,975	$20,061,342
Interest and dividends on securities:
U. S. Treasury	1,366,831	1,320,545	1,397,148
U. S. Government agencies and corporations	4,833,893	5,882,469	5,161,358
States and political subdivisions	532,688	368,934	350,498
Other investments	229,550	249,185	257,339
Interest on federal funds sold	76,780	62,109	196,207

Total interest income	24,565,952	25,065,217	27,423,892

Interest expense:
Deposits	3,600,386	4,383,806	8,052,732
Long-term borrowings	447,401	456,694	382,912
Federal funds purchased and securities sold under agreements to repurchase	1,043,112	998,139	1,179,993

Total interest expense	5,090,899	5,838,639	9,615,637

Net interest income	19,475,053	19,226,578	17,808,255
Provision for allowance for losses on loans	448,000	447,000	2,428,000

Net interest income after provision for allowance for losses on loans	19,027,053	18,779,578	15,380,255

Other operating income:
Trust department income and fees	1,391,314	1,458,037	1,419,463
Service charges on deposit accounts	5,758,727	6,709,852	6,822,638
Gain (loss) on liquidation, sale and calls of securities	(258,888)	57,356	209,659
Other income	2,671,704	1,512,169	1,920,452

Total other operating income	9,562,857	9,737,414	10,372,212

Other operating expense:
Salaries and employee benefits	11,334,384	10,989,269	10,923,858
Net occupancy	1,461,492	1,466,797	1,506,113
Equipment rentals, depreciation and maintenance	2,416,749	2,760,125	2,802,343
Other expense	5,551,947	6,247,956	6,641,849

Total other operating expense	20,764,572	21,464,147	21,874,163

Income before income taxes	7,825,338	7,052,845	3,878,304
Income taxes	2,031,300	2,035,000	687,582

Net income	$5,794,038	$5,017,845	$3,190,722

Basic and diluted earnings per share	$1.04	$.90	$.57

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS ’ EQUITY

	Number of
	Common	Common
	Shares	Stock	Surplus

Balance, January 1, 2002	5,620,239	$5,620,239	$65,780,254
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
Total comprehensive income
Allocation of ESOP shares
Cash dividends ($ .14 per share)
Dividend declared ($ .15 per share)
Retirement of stock	(26,093)	(26,093)

Balance, December 31, 2003	5,557,379	5,557,379	65,780,254
Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Allocation of ESOP shares
Cash dividends ($ .17 per share)
Dividend declared ($ .18 per share)
Retirement of stock	(1,960)	(1,960)

Balance, December 31, 2004	5,555,419	$5,555,419	$65,780,254

See Notes to Consolidated Financial Statements.

		A c c u m u l a t e d
		O t h e r
U n d i v i d e d	U n e a r n e d	C o m p r e h e n s i v e	C o m p r e h e n s i v e
P r o f i t s	C o m p e n s a t i o n	I n c o m e	I n c o m e	T o t a l

$7,052,559	$(174,043)	$1,790,017		$80,069,026

3,190,722			$3,190,722	3,190,722
		471,295	471,295	471,295
		(260,730)	(260,730)	(260,730)

			$3,401,287

	31,000			31,000
(672,080)				(672,080)
(670,017)				(670,017)
92,846				99,988
(483,689)				(527,598)

8,510,341	(143,043)	2,000,582		81,731,606
5,017,845			$5,017,845	5,017,845
		(1,195,267)	(1,195,267)	(1,195,267)
		(118,174)	(118,174)	(118,174)

			$3,704,404

	48,144			48,144
(778,570)				(778,570)
(833,607)				(833,607)
(341,935)				(368,028)

11,574,074	(94,899)	687,141		83,503,949
5,794,038			$5,794,038	5,794,038
		(1,720,706)	(1,720,706)	(1,720,706)

		107,801	107,801	107,801

			$4,181,133

	94,899			94,899
(944,591)				(944,591)
(999,975)				(999,975)
(32,022)				(33,982)

$15,391,524	$	$(925,764)		$85,801,433

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,	2004	2003	2002

Cash flows from operating activities:
Net income	$5,794,038	$5,017,845	$3,190,722
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sales of other real estate	(100,750)	(248,170)	43,666
(Gain) loss on sales, calls and liquidation of securities	258,888	(57,356)	(209,659)
Gain on sale of bank premises	(1,270,697)	(130,503)	(182,861)
Stock incentive plan			99,988
Depreciation	1,447,000	1,676,000	1,842,000
Provision for allowance for loan losses	448,000	447,000	2,428,000
Provision for losses on other real estate	354,360	210,358	533,848
Changes in assets and liabilities:
Accrued interest receivable	350,767	(237,812)	870,660
Other assets	(238,021)	(323,618)	448,969
Other liabilities	778,939	304,832	40,412

Net cash provided by operating activities	7,822,524	6,658,576	9,105,745

Cash flows from investing activities:
Proceeds from maturities, sales and calls of available for sale securities	174,457,599	130,443,200	145,297,421
Investment in available for sale securities	(142,688,628)	(188,388,210)	(153,352,620)
Proceeds from maturities and calls of held to maturity securities	1,405,000	13,234,836	20,745,000
Investment in held to maturity securities	(3,639,521)		(53,728)
Investment in Federal Home Loan Bank stock	(28,700)	(47,200)	(56,500)
Redemption of Federal Home Loan Bank stock	601,000
Proceeds from sales of other real estate	1,074,000	827,665	1,010,723
Loans, net (increase) decrease	(32,427,179)	11,949,514	28,967,447
Proceeds from sale of bank premises	2,837,500	445,068	355,620
Acquisition of premises and equipment	(3,079,803)	(2,883,669)	(956,251)
Other assets	(417,441)	325,425	(6,282,010)

Net cash provided by (used in) investing activities	(1,906,173)	(34,093,371)	35,675,102

Cash flows from financing activities:
Demand and savings deposits, net increase	15,424,238	10,384,713	22,720,713
Time deposits made, net decrease	(3,021,702)	(25,300,858)	(43,558,236)
Notes payable			72,799
Principal payments on notes	(14,097)	(175,992)	(43,679)
Cash dividends	(1,778,198)	(1,448,587)	(1,346,508)
Retirement of common stock	(33,982)	(368,028)	(527,598)
Borrowings from Federal Home Loan Bank	30,292,102	95,855,031	806,801
Repayments to Federal Home Loan Bank	(40,158,980)	(85,098,260)	(42,712)
Federal funds purchased and securities sold under agreements to repurchase, net increase (decrease)	(7,762,136)	27,793,558	(15,243,156)

Net cash provided by (used in) financing activities	(7,052,755)	21,641,577	(37,161,576)

Net increase (decrease) in cash and cash equivalents	(1,136,404)	(5,793,218)	7,619,271
Cash and cash equivalents, beginning of year	33,861,029	39,654,247	32,034,976

Cash and cash equivalents, end of year	$32,724,625	$33,861,029	$39,654,247

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

▶  NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

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

Cash and Due from Banks

The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $11,623,000, $10,220,000 and $9,013,000 for the years ending December 31, 2004, 2003 and 2002, respectively.

The Company’s bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2004, the bank subsidiary had excess deposits of $5,348,000. These amounts were uninsured and uncollateralized.

Securities

The classification of securities is determined by Management at the time of purchase. Securities are classified as held to maturity when the Company has the positive intent and ability to hold the security until maturity. Securities held to maturity are stated at amortized cost.

Securities not classified as held to maturity are classified as available for sale and are stated at fair value. Unrealized gains and losses, net of tax, on these securities are recorded in shareholders’ equity as accumulated other comprehensive income.

The amortized cost of available for sale securities and held to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary would be reflected in earnings as realized losses. In estimating other-than-temporary losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and nature of the issuer and the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as gain or loss on sale and calls of securities in other operating income.

Loans

The loan portfolio consists of commercial and industrial and real estate loans within the Company’s trade area in South Mississippi. The loan policy establishes guidelines relating to pricing, repayment terms, collateral standards including loan to value (LTV) limits, appraisal and environmental standards, lending authority, lending limits and documentation requirements.

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

The allowance for loan losses is based on Management’s evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. The evaluation includes Management’s assessment of several factors: review and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, a study of loss experience, a review of classified, nonperforming and delinquent loans, the estimated value of any underlying collateral, an estimate of the possibility of loss based on the risk characteristics of the portfolio, adverse situations that may affect the borrower’s ability to repay and the results of regulatory examinations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans, a specific allowance is established when the collateral value or observable market price of the loan is lower than the carrying value of the loan. The general component of the allowance relates to loans that are not classified and is based on historical loss experience.

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

Trust Department Income and Fees

Corporate trust fees are accounted for on an accrual basis and personal trust fees are recorded when received for 2004 and 2003. All trust fees were recorded for 2002 when received.

Income Taxes

The Company files a consolidated tax return with its wholly-owned subsidiaries. The tax liability of each entity is allocated based on the entity’s contribution to consolidated taxable income. The provision for applicable income taxes is based upon reported income and expenses as adjusted for differences between reported income and taxable income. The primary differences are exempt income on state, county and municipal securities; differences in provisions for losses on loans as compared to the amount allowable for income tax purposes; directors’ and officers’ insurance; depreciation for income tax purposes over (under) that reported for financial statements; gains reported under the installment sales method for tax purposes and gains on the sale of bank premises which were structured under the provisions of Section 1031 of the Internal Revenue Code.

Advertising

Advertising costs are expensed as incurred.

Leases

All leases are accounted for as operating leases in accordance with the terms of the leases.

Earnings Per Share

Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,556,251, 5,563,015 and 5,603,834 in 2004, 2003 and 2002, respectively.

Statements of Cash Flows

The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $5,044,207, $5,937,967 and $9,929,357 in 2004, 2003 and 2002, respectively, for interest on deposits and borrowings. Income tax payments totaled $2,062,000, $2,537,223 and $1,639,612 in 2004, 2003 and 2002, respectively. Loans transferred to other real estate amounted to $112,250, $977,584 and $984,430 in 2004, 2003 and 2002, respectively. The income tax effect on the accumulated other comprehensive income was $(830,890), $(676,621) and $108,473, at December 31, 2004, 2003 and 2002, respectively.

Reclassifications

Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

▶  NOTE B - SECURITIES:

The amortized cost and estimated fair value of securities at December 31, 2004, 2003, and 2002, respectively, are as follows (in thousands):

		Gross	Gross	Estimated
December 31, 2004	Amortized cost	unrealized gains	unrealized losses	fair value

Available for sale securities:
Debt securities:
U. S. Treasury	$64,817	$	$(165)	$64,652
U. S. Government agencies and corp.	92,538	41	(766)	91,813
States and political subdivisions	13,254	244	(115)	13,383

Total debt securities	170,609	285	(1,046)	169,848
Equity securities	3,829	62	(708)	3,183

Total available for sale securities	$174,438	$347	$(1,754)	$173,031

Held to maturity securities:
States and political subdivisions	$6,587	$113	$(2)	$6,698

Total held to maturity securities	$6,587	$113	$(2)	$6,698

		Gross	Gross	Estimated
December 31, 2003	Amortized cost	unrealized gains	unrealized losses	fair value

Available for sale securities:
Debt securities:
U. S. Treasury	$49,977	$465	$(38)	$50,404
U. S. Government agencies and corp.	145,507	778	(801)	145,484
States and political subdivisions	7,154	161	(48)	7,267

Total debt securities	202,638	1,404	(887)	203,155
Equity securities	3,829	709	(207)	4,331

Total available for sale securities	$206,467	$2,113	$(1,094)	$207,486

Held to maturity securities:
U. S. Treasury	$1,000	$17	$	$1,017
States and political subdivisions	3,353	159	(2)	3,510

Total held to maturity securities	$4,353	$176	$(2)	$4,527

		Gross	Gross		Estimated
December 31, 2002	Amortized cost	unrealized gains	unrealized losses		fair value

Available for sale securities:
Debt securities:
U. S. Treasury	$46,948	$709		$(1)	$47,656
U. S. Government agencies and corp.	93,627	1,468			95,095
States and political subdivisions	4,061	89		(11)	4,139

Total debt securities	144,636	2,266		(12)	146,890
Equity securities	3,828	766			4,594

Total available for sale securities	$148,464	$3,032		$(12)	$151,484

Held to maturity securities:
U. S. Treasury	$5,998	$120	$		$6,118
U. S. Government agencies and corp.	7,000	143			7,143
States and political subdivisions	4,590	175			4,765

Total held to maturity securities	$17,588	$438	$		$18,026

The amortized cost and estimated fair value of debt securities at December 31, 2004, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value

Available for sale securities:
Due in one year or less	$49,961	$49,893
Due after one year through five years	68,674	68,448
Due after five years through ten years	46,376	46,004
Due after ten years	5,598	5,503

Totals	$170,609	$169,848

Held to maturity securities:
Due in one year or less	$436	$438
Due after one year through five years	1,836	1,844
Due after five years through ten years	3,144	3,186
Due after ten years	1,171	1,230

Totals	$6,587	$6,698

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months				Total
	Fair Value	Gross Unrealized Loss	Fair Value		Gross Unrealized Loss		Fair Value	Gross Unrealized Loss

U. S. Treasury	$57,716	$165	$		$		$57,716	$165
U. S. Government Agencies	54,550	417		10,735		349	65,285	766
States and political subdivisions	5,318	115		97		2	5,415	117
FHLMC Preferred stock				2,367		708	2,367	708

Total	$117,584	$697		$13,199		$1,059	$130,783	$1,756

As a result of the evaluation of the impairment of these securities, the Company has determined that the declines summarized in the table above are not deemed to be other-than-temporary.

Proceeds from maturities and calls of held to maturity debt securities during 2004, 2003 and 2002 were $1,405,000, $13,234,836 and $20,745,000, respectively. There were no sales of held to maturity debt securities during 2004, 2003 and 2002. Proceeds from maturities, sales and calls of available for sale debt securities were $174,457,599, $130,443,200 and $145,297,421 during 2004, 2003 and 2002, respectively. Available for sale debt securities were sold in 2004 for a realized loss of $258,888. There were no sales of available for sale debt securities during 2003 and 2002. The Company realized gains of $57,356 and $209,659 from the liquidation of equity securities in 2003 and 2002, respectively. Securities with an amortized cost of approximately $166,311,000, $154,105,000 and $139,625,000 at December 31, 2004, 2003 and 2002, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.

Federal Home Loan Bank (FHLB) common stock was purchased during 1999 in order for the Company to participate in certain FHLB programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. The investment is carried at cost. Dividends received are reinvested in FHLB stock.

▶ NOTE C - LOANS:

The composition of the loan portfolio was as follows (in thousands):

December 31,	2004	2003	2002

Real estate, construction	$20,926	$14,896	$21,534
Real estate, mortgage	250,676	223,246	197,478
Loans to finance agricultural production and other loans to farmers	4,251	3,980	7,375
Commercial and industrial loans	44,983	41,832	65,946
Loans to individuals for household, family and other consumer expenditures	11,387	15,252	19,522
Obligations of states and political subdivisions (primarily industrial revenue bonds and local government tax anticipation notes)	1,654	2,560	3,637
All other loans	316	389	336

Totals	$334,193	$302,155	$315,828

Transactions in the allowance for loan losses are as follows (in thousands):

	2004	2003	2002

Balance, January 1	$6,399	$6,697	$5,658
Recoveries	494	600	676
Loans charged off	(771)	(1,345)	(2,065)
Provision for allowance for loan losses	448	447	2,428

Balance, December 31	$6,570	$6,399	$6,697

In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectibility and do not include other unfavorable features.

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

	2004	2003	2002

Balance, January 1	$7,637	$9,183	$11,920
New loans and advances	14,412	13,517	I8,8l7
Repayments	(13,190)	(15,063)	(21,554)

Balance, December 31	$8,859	$7,637	$9,183

Industrial revenue bonds with a carrying value of $502,187 and $700,356 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits.

Nonaccrual loans amounted to approximately $6,164,000, $7,415,000 and $6,550,000 at December 31, 2004, 2003 and 2002, respectively.

The total recorded investment in impaired loans amounted to $6,164,000, $7,415,000 and $6,550,000 at December 31, 2004, 2003 and 2002, respectively. The amount of that recorded investment in impaired loans for which there is a related allowance for loan losses was $6,164,000, $7,415,000 and $6,550,000 at December 31, 2004, 2003 and 2002, respectively. At December 31, 2004, 2003 and 2002, the average recorded investment in impaired loans was $6,355,000, $7,400,000 and $6,602,000, respectively. The amount of interest not accrued on these loans was approximately $15,000, $261,000 and $212,000 in 2004, 2003 and 2002, respectively. In compliance with a bankruptcy court order, interest in the amount of $255,000 was received and recorded as interest income relating to one impaired loan, with an average balance of $5,725,000 for the year ended December 31, 2004.

▶ NOTE D - BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are shown as follows (in thousands):

December 31,	Estimated useful lives	2004	2003	2002

Land		$5,033	$4,522	$4,839
Buildings	5-40 years	17,463	17,533	15,584
Furniture, fixtures and equipment	3-10 years	12,697	12,173	11,596

Totals, at cost		35,193	34,228	32,019
Less: Accumulated depreciation
Totals		17,174	16,275	14,960

		$18,019	$17,953	$17,059

▶ NOTE E - DEPOSITS

     At December 31, 2004, the scheduled maturities of time deposits (in thousands) are as follows:

2005	$95,471
2006	9,782
2007	3,787
2008	6,093
2009	4,062
Thereafter	3

Total	$119,198

▶ NOTE F - BORROWINGS FROM FEDERAL HOME LOAN BANK:

At December 31, 2004, the Company had $5,000,000 outstanding in advances under a $76,000,000 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). This advance bore interest at 6.50% and matures in 2010. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans.

▶ NOTE C - NOTES PAYABLE:

December 31,	2004		2003		2002

Small Business Administration, outstanding mortgage on property acquired. The note bears interest at 5 3/8% € is payable at $1,952 monthly through January 2004.	$		$		$147,029

Notes payable on automobiles.
The notes are non interest-bearing and payable in monthly installments through January 2005.		1,239		15,336	44,299

RiverHills Bank, $750,000 line of credit for Peoples Financial Corporation Employee Stock Ownership Plan, secured by the guarantee of the Company; Interest at New York Prime (4.00% at December 31, 2003) due quarterly, principal due at maturity in June 2004.				94,899	143,043

Totals		$1,239		$110,235	$334,371

▶ NOTE H - INCOME TAXES:

Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 2004, 2003 and 2002, included in other assets or other liabilities, were as follows (in thousands):

December 31,	2004	2003	2002

Deferred tax assets:
Allowance for loan losses	$2,282	$2,114	$2,215
Employee benefit plans’ liabilities	1,489	1,328	1,145
Unrealized loss on available for sale securities, charged from equity	479
Other	915	836	685

Deferred tax assets	(5,165)	(4,278)	(4,045)

Deferred tax liabilities:
Accumulated depreciation	524	732	820
Deferred gain on sale of bank premises	1,784	1,784	1,750
Installment sales		13	13
Unrealized gains on available for sale securities, charged to equity		347	1,026

Deferred tax liabilities	2,308	2,876	3,609

Net deferred taxes	(2,857)	(1,402)	(436)
Current payable (refundable)	603	(20)	200

Totals	$(2,254)	$(1,422)	$(236)

Income taxes consist of the following components (in thousands):

Years Ended December 31,	2004	2003	2002

Current	$2,660	$2,322	$1,886
Deferred	(629)	(287)	(1,198)

Totals	$2,031	$2,035	$688

Deferred income taxes (benefits) resulted from the following (in thousands):

Years Ended December 31,	2004	2003	2002

Depreciation	$(46)	$(88)	$	(l27)
Provision for loan losses	(57)	101		(628)
Officers’ and directors’ life insurance	(161)	(183)		(28l )
Deferred gain on sale of bank premises		34		63
Unrealized gain on available for sale securities, charged to equity	(826)	(679)		213
Other	(365)	(151)		(225)

Totals	$(1,455)	$(966)		$(985)

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2004, 2003 and 2002, to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,	2004 Amount	%	2003 Amount	%	2002 Amount	%

Taxes computed at statutory rate	$2,660	34.0	$2,398	34.0	$1,319	34.0
Increase (decrease) resulting from:
Tax-exempt interest income	(230)	(2.9)	(184)	(2.6)	(187)	(4.8)
Non-deductible interest	6	0.1	8	0.1	15	0.4
Non-taxable life insurance proceeds	(43)	(0.5)			(201)	(5.2)
Dividend exclusion	(50)	(0.6)	(54)	(0.8)	(63)	(1.6)
Other, net	(312)	(4.2)	(133)	(1.8)	(195)	(5.1)

Total income taxes	$2,031	25.9	$2,035	28.9	$688	17.7

▶ NOTE I - SHAREHOLDERS’ EQUITY:

Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2004, approximately $11,389,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to the approval by Board of Directors.

On May 24, 2000, the Company’s Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As of December 31, 2003, 147,633 shares available under this plan had been repurchased and retired. On November 26, 2002, the Company’s Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As of December 31, 2004, 23,573 shares had been repurchased and retired under the plan approved November 26, 2002.

On May 23, 2001, the Company’s Board of Directors approved a stock incentive program for two executive officers. Under this plan, whole shares valued as of the distribution date at $50,000 were distributed to each of these officers who continue to meet the eligibility requirements on June 15, 2001, and on January 15 of the four succeeding years. On june 15, 2001 and January 15, 2002, a total of 6,886 and 7,142 shares, respectively, of Peoples Financial Corporation common stock was issued. This incentive program was established subsequent to the surrender of collateral assignment split dollar policies that had been obtained on behalf of these executives.

On December 6, 2002, the Company’s Board of Directors approved the termination of the stock incentive program, which was replaced by the acquisition of endorsement split dollar policies for the two executive officers.

On December 10, 2004, the Company’s Board of Directors approved a semiannual dividend of $ .18 per share. This dividend has a record date of January 10, 2005 and a distribution date of January 17, 2005.

The bank subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the bank subsidiary’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank subsidiary must meet specific capital guidelines that involve quantitative measures of the bank subsidiary’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The bank subsidiary’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the bank subsidiary to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.

The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2004, 2003 and 2002, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2004:
Total Capital (to Risk Weighted Assets)	$88,983	24.29%	$29,302	8.00%
Tier 1 Capital (to Risk Weighted Assets)	84,405	23.04%	14,651	4.00%
Tier 1 Capital (to Average Assets)	84,405	14.66%	23,028	4.00%
December 31, 2003:
Total Capital (to Risk Weighted Assets)	$85,583	24.81%	$27,600	8.00%
Tier 1 Capital (to Risk Weighted Assets)	81,270	23.56%	13,800	4.00%
Tier 1 Capital (to Average Assets)	81,270	14.44%	22,511	4.00%
December 31, 2002:
Total Capital (to Risk Weighted Assets)	$83,768	24.16%	$27,720	8.00%
Tier 1 Capital (to Risk Weighted Assets)	79,437	22.91%	13,860	4.00%
Tier 1 Capital (to Average Assets)	79,437	13.98%	22,798	4.00%

▶NOTE J - OTHER INCOME AND EXPENSES:

Other income consisted of the following:

Years Ended December 31,	2004	2003	2002

Other service charges, commissions and fees	$220,443	$226,946	$189,835
Gain on sale of bank premises	1,270,698	130,503	182,861
Rentals	480,267	473,292	494,055
Income from proceeds of insurance policies	128,117		592,436
Other income	572,179	681,428	461,265

Totals	$2,671,704	$1,512,169	$1,920,452

Other expenses consisted of the following:

Years Ended December 31,	2004	2003	2002

Advertising	$553,104	$515,538	$433,037
Data processing	232,473	282,420	268,044
FDIC and state banking assessments	55,923	117,271	127,234
Legal and accounting	443,152	382,161	395,016
Postage and freight	189,082	167,517	227,871
Stationery, printing and supplies	263,241	250,976	169,583
Other real estate	359,344	59,887	636,789
ATM expense	1,256,013	2,223,479	2,477,104
Federal Reserve and other bank service charges	145,991	154,701	153,783
Conferences and classes	164,546	120,293	99,325
Taxes and licenses	259,361	267,319	276,910
Consulting fees	119,182	363,282	45,880
Trust expense	397,610	381,233	373,483
Other	1,112,925	961,879	957,790

Totals	$5,551,947	$6,247,956	$6,641,849

▶ NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and irrevocable letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the bank subsidiary has in particular classes of financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and irrevocable letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the agreement. Irrevocable letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commitments and irrevocable letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluated each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on Management’s credit evaluation of the customer. Collateral obtained varies but may include equipment, real property and inventory.

The Company generally grants loans to customers in its primary trade area of Harrison, Hancock, Jackson and Stone counties.

At December 31, 2004, 2003 and 2002, the Company had outstanding irrevocable letters of credit aggregating $3,113,033, $3,388,997 and $2,849,400, respectively. At December 31, 2004, 2003 and 2002, the Company had outstanding unused loan commitments aggregating $113,500,000, $95,165,000 and $87,382,000, respectively. Approximately $24,637,000, $46,688,000 and $43,543,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2004, 2003 and 2002, respectively.

▶  N O T E   L — C O N T I N G E N C I E S :

During 2003, a lawsuit was filed against the Company’s bank subsidiary. This litigation, which specifies damages of $1,500,000 and punitive damages of $12,500,000, was filed by an insurance company trying to reverse a settlement it voluntarily agreed to in 2000. The bank subsidiary intends to vigorously contest the allegations of the complaint. The bank is involved in various other legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters is expected, in the opinion of Management, to have a material adverse effect upon the financial position or results of operations of the Company.

▶  N O T E   M — C O N D E N S E D   P A R E N T   C O M P A N Y   O N L Y   F I N A N C I A L   I N F O R M A T I O N :

Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.

C O N D E N S E D   B A L A N C E   S H E E T S   ( I N   T H O U S A N D S )

December 31,	2004		2003	2002

Assets
Investments in subsidiaries, at underlying equity:
Bank subsidiary		$85,991	$82,957	$81,558
Nonbank subsidiary		1	1	1
Cash in bank subsidiary		268	546	84
Other assets		823	1,462	1,462

Total assets		$87,083	$84,966	$83,105

Liabilities and Shareholders’ Equity
Notes payable	$		$95	$143
Other liabilities		1,282	1,367	1,230

Total liabilities		1,282	1,462	1,373
Shareholders’ equity		85,801	83,504	81,732

Total liabilities and shareholders’ equity		$87,083	$84,966	$83,105

C O N D E N S E D   S T A T E M E N T S   O F   I N C O M E   ( I N   T H O U S A N D S )

Years Ended December 31,	2004	2003	2002

Income
Earnings of unconsolidated bank subsidiary:
Distributed earnings	$1,575	$2,280	$1,400
Undistributed earnings	4,246	2,739	1,752
Interest income	3	5	7
Other income	43	79	230

Total income	5,867	5,103	3,389

Expenses
Other expense	87	86	185

Total expenses	87	86	185

Income before income taxes	5,780	5,017	3,204
Income tax (benefit)	(14)	(1)	13

Net income	$5,794	$5,018	$3,191

C O N D E N S E D   S T A T E M E N T S   O F   C A S H   F L O W S   ( I N   T H O U S A N D S )

Years Ended December 31,	2004	2003	2002

Cash flows from operating activities:
Net income	$5,794	$5,018	$3,191
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on liquidation of investment	(22)	(57)	(210)
Net income of unconsolidated subsidiaries	(5,821)	(5,019)	(3,152)
Stock incentive plan			100
Changes in assets and liabilities:
Other assets	(14)		15

Net cash used in operating activities	(63)	(58)	(56)

Cash flows from investing activities:
Proceeds from liquidation of investment	22	57	352
Dividends from unconsolidated subsidiary	1,575	2,280	1,400

Net cash provided by investing activities	1,597	2,337	1,752

Cash flows from financing activities:
Retirement of stock	(34)	(368)	(528)
Dividends paid	(1,778)	(1,449)	(1,347)

Net cash used in financing activities	(1,812)	(1,817)	(1,875)

Net increase (decrease) in cash	(278)	462	(179)
Cash, beginning of year	546	84	263

Cash, end of year	$268	$546	$84

Peoples Financial Corporation paid income taxes of $2,062,000, $2,537,223 and $1,639,612 in 2004, 2003 and 2002, respectively. No interest was paid during the three years ended December 31, 2004.

▶  N O T E   N — E M P L O Y E E   B E N E F I T   P L A N S :

The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Employees who work more than 1,000 hours and are at least 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $459,000, $360,000 and $360,000 in 2004, 2003 and 2002, respectively.

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

Compensation expense of $7,323,267, $7,021,816 and $7,167,143 relating to the ESOP was recorded during 2004, 2003 and 2002, respectively. The ESOP held 472,744, 467,499 and 533,733 allocated shares at December 31, 2004, 2003 and 2002, respectively.

The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $10,980,737, $10,588,084 and $10,276,887 at December 31, 2004, 2003 and 2002, respectively. The present value of accumulated benefits under these plans, using an interest rate of 7.50% and the interest ramp-up method for 2004, 2003 and 2002, has been accrued. The accrual amounted to $3,783,850, $3,375,938 and $2,882,009 at December 31, 2004, 2003 and 2002, respectively.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $1,021,710, $989,004 and $686,381 at December 31, 2004, 2003 and 2002, respectively. The present value of accumulated benefits under these plans using an interest rate of 7.50% in 2004, 2003 and 2002 and the projected unit cost method has been accrued. The accrual amounted to $597,096 , $530,372 and $485,534 at December 31, 2004, 2003 and 2002, respectively.

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

The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2004	2003	2002

Service cost	$212,933	$157,515	$107,533
Interest cost	133,262	104,409	94,603
Amortization of net transition obligation	20,600	20,600	20,600

Net periodic post-retirement benefit cost	$366,795	$282,524	$222,736

The discount rate used in determining the accumulated post-retirement benefit obligation was 5.75% in 2004, 6.25% in 2003, and 6.50% in 2002. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 9.50% in 2004. The rate was assumed to decrease gradually to 5.00% for 2013 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2004, would be increased by 25.49%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 29.70%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2004, would be decreased by 19.31%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 22.01%.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Act becomes effective in 2006. The Company believes that the coverage it provides under its retiree health plan is actuarially equivalent to Medicare Part D and that it will be entitled to the subsidy. The Company has elected to recognize the effect of this subsidy as of December 31, 2004, in accordance with FASB Staff Position 106-2. The recognition of this subsidy had no effect on the 2004 net periodic post-retirement benefit cost but did reduce the accumulated benefit obligation as of December 31, 2004 by $650,109, as reflected in the following two tables.

The following is a reconciliation of the accumulated post-retirement benefit obligation:

Accumulated post-retirement benefit obligation as of December 31, 2003	$2,152,982
Service cost	173,757
Interest cost	133,262
Actuarial loss	485,747
Change due to Medicare Part D Subsidy	(650,109)
Benefits paid	(61,070)

Accumulated post-retirement benefit obligation as of December 31, 2004	$2,234,569

December 31,	2004	2003	2002

Accumulated post-retirement benefit obligation:
Retirees	$717,323	$659,859	$422,403
Eligible to retire			50,218
Not eligible to retire	1,517,246	1,493,123	1,220,501

Total	2,234,569	2,152,982	1,693,122
Plan assets at fair value	-0-	-0-	-0-

Accumulated post-retirement benefit obligation in excess of plan assets	2,234,569	2,152,982	1,693,122
Unrecognized transition obligation	(205,997)	(226,597)	(247,197)
Unrecognized cumulative net gain from past experience different from that assumed and from changes in assumptions	(684,409)	(887,947)	(615,462)

Accrued post-retirement benefit cost	$1,344,163	$1,038,438	$830,463

▶  N O T E   O — F A I R   V A L U E   O F   F I N A N C I A L   I N S T R U M E N T S :

SFAS 107, “Disclosures About Fair Value of Financial Instruments,” requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of condition, for which it is practical to estimate its fair value. SFAS 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In preparing these disclosures, Management made highly sensitive estimates and assumptions in developing the methodology to be utilized in the computation of fair value. These estimates and assumptions were formulated based on judgments regarding economic conditions and risk characteristics of the financial instruments that were present at the time the computations were made. Events may occur that alter these conditions and thus perhaps change the assumptions as well. A change in the assumptions might affect the fair value of the financial instruments disclosed in this footnote. In addition, the tax consequences related to the realization of the unrealized gains and losses have not been computed or disclosed herein. These fair value estimates, methods and assumptions are set forth below.

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

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2004, 2003 and 2002 (in thousands):

	2004		2003		2002
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial Assets:
Cash and due from banks	$32,725	$32,725	$33,861	$33,861	$39,654	$39,654
Available for sale securities	174,438	173,031	206,467	207,486	151,484	151,484
Held to maturity securities	6,587	6,698	4,353	4,527	17,588	18,026
Loans, net	327,624	331,044	295,757	298,918	309,130	311,032
Financial Liabilities:
Deposits:
Non-interest bearing	89,529	89,529	80,599	80,599	79,172	79,172
Interest bearing	299,663	300,188	296,190	297,065	312,533	314,552

Total deposits	389,192	389,717	376,789	377,664	391,705	393,724
Federal funds purchased and securities sold under agreements to repurchase	87,277	87,277	95,039	95,039	67,246	67,246
Long term funds	7,203	7,906	17,180	18,076	6,647	7,398

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES

Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi

We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2004, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

Certified Public Accountants

PILTZ, WILLIAMS, LAROSA S CO.

Biloxi, Mississippi
January 24, 2005

FIVE-YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION
(IN THOUSANDS EXCEPT PER SHARE DATA)

Peoples Financial Corporation and Subsidiaries

	2004	2003	2002	2001	2000

Balance Sheet Summary
Total assets	$577,441	$579,669	$553,671	$587,012	$587,244
Available for sale securities	173,030	207,486	151,484	142,902	48,168
Held to maturity securities	6,588	4,353	17,588	38,279	98,052
Loans, net of unearned discount	334,193	302,155	315,827	347,169	377,476
Deposits	389,192	376,789	391,705	412,543	413,724
Borrowings from FHLB	7,203	17,070	6,313	5,549	23,160
Long term notes payable		110	334	336	291
Shareholders’ equity	85,801	83,504	81,732	80,069	78,717

Summary of Operations
Interest income	$24,566	$25,065	$27,424	$37,285	$42,250
Interest expense	5,091	5,838	9,616	18,354	19,401

Net interest income	19,475	19,227	17,808	18,931	22,849
Provision for loan losses	448	447	2,428	2,503	4,192

Net interest income after provision for loan losses	19,027	18,780	15,380	16,428	18,657
Non-interest income	9,563	9,737	10,372	9,256	7,678
Non-interest expense	(20,765)	(21,464)	(21,874)	(21,197)	(19,632)

Income before taxes and extraordinary gain	7,825	7,053	3,878	4,487	6,703
Applicable income taxes	2,031	2,035	687	1,082	2,065
Extraordinary gain				594

Net income	$5,794	$5,018	$3,191	$3,999	$4,638

Per Share Data
Basic and diluted earnings per share	$1.04	$.90	$.57	$.71	$.79
Basic and diluted earnings per share before extraordinary gain	1.04	.90	.57	.60	.79
Dividends per share	.32	.29	.24	.24	.21
Book value	15.44	15.03	14.64	14.25	13.58
Weighted average number of shares	5,556,251	5,563,015	5,603,834	5,629,872	5,857,232

Selected Ratios
Return on average assets	1.00%	.88%	.56%	.68%	.82%
Return on average equity	6.84%	6.07%	3.94%	5.04%	5.93%
Capital formation rate	2.75%	2.17%	2.08%	1.72%	1.22%
Primary capital to average assets	15.87%	15.79%	15.39%	14.47%	14.68%
Risk-based capital ratios:
Tier 1	23.04%	23.56%	22.91%	20.65%	19.97%
Total	24.29%	24.81%	24.16%	21.90%	21.13%

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)

Peoples Financial Corporation and Subsidiaries

Quarter Ended, 2004	March 31	June 30	September 30	December 31

Interest income	$5,916	$5,811	$6,190	$6,649
Net interest income	4,738	4,615	4,870	5,252
Provision for loan losses	180	183	61	24
Income before income taxes	1,529	2,824	1,943	1,529
Net income	1,072	1,987	1,425	1,310
Basic and diluted earnings per share	.19	.36	.25	.24

Quarter Ended, 2003	March 31	June 30	September 30	December 31

Interest income	$6,410	$6,332	$6,174	$6,149
Net interest income	4,725	4,708	4,883	4,911
Provision for loan losses	179	139	65	64
Income before income taxes and extraordinary items	1,384	1,599	2,116	1,954
Net income	1,037	1,088	1,511	1,382
Basic and diluted earnings per share	.19	.19	.27	.25

Market Information

The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter	High	Low	Dividend per share

2004	1st	$20	$16	$.15
	2nd	19	17
	3rd	18	17	.17
	4th	20	17
2003	1st	$15	$13	$.12
	2nd	16	13
	3rd	17	14	.14
	4th	18	15

There were 625 holders of record of common stock of the Company at January 31, 2005, and 5,553,359 shares issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary.

The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.

BOARD OF DIRECTORS

BOARD OF DIRECTORS

Peoples Financial Corporation

Chevis C. Swetman, Chairman of the Board
Dan Magruder, Vice-Chairman; President, Rex Distributing Co., Inc.
Drew Allen, President, Allen Beverages, Inc.
Rex E. Kelly, Director of Corporate Communications, Mississippi Power Company
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott, PLLC

OFFICERS

Peoples Financial Corporation

Chevis C. Swetman, President and CEO
Thomas J. Sliman, First Vice-President
Jeannette E. Romero, Second Vice-President
Robert M. Tucei, Vice-President
A. Wes Fulmer, Vice-President and Secretary
Lauri A. Wood, Chief Financial Officer and Controller

BOARD OF DIRECTORS

The Peoples Bank, Biloxi, Mississippi

Chevis C. Swetman, Chairman of the Board
Tyrone J. Gollott, Vice-Chairman; President, G & W Enterprises, Inc.
Drew Allen, President, Allen Beverages, Inc.
Liz Corso Joachim, President, Frank P. Corso, Inc.
Rex E. Kelly, Director of Corporate Communications, Mississippi Power Company
Dan Magruder, President, Rex Distributing Co., Inc.
Jeffrey H. O’Keefe, President, Bradford-O’Keefe Funeral Homes, Inc.
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott, PLLC

SENIOR MANAGEMENT

The Peoples Bank, Biloxi, Mississippi

Chevis C. Swetman, President and CEO
Thomas J. Sliman, Senior Vice-President
Jeannette E. Romero, Senior Vice-President
Robert M. Tucei, Senior Vice-President
Lauri A. Wood, Senior Vice-President and Cashier
A. Wes Fulmer, Senior Vice-President

BRANCH LOCATIONS

The Peoples Bank, Biloxi, Mississippi

Biloxi Branches

Main Office, 152 Lameuse Street, Biloxi, Mississippi 39530, (228) 435-5511
Cedar Lake Office, 1740 Popps Ferry Road, Biloxi, Mississippi 39532 (228) 435-8688
West Biloxi Office, 2560 Pass Road, Biloxi, Mississippi 39531, (228) 435-8203

Gulfport Branches

Downtown Gulfport Office, 1105 30th Avenue, Gulfport, Mississippi 39501, (228) 897-8715
Handsboro Office, 412 E. Pass Road, Gulfport, Mississippi 39507, (228) 897-8717
Orange Grove Office, 12020 Highway 49 North, Gulfport, Mississippi 39503, (228) 897-8718

Other Branches

Bay St. Louis Office, 408 Highway 90 East, Bay St. Louis, Mississippi 39520, (228) 897-8710
Diamondhead Office, 4408 West Aloha Drive, Diamondhead, Mississippi 39525, (228) 897-8714
D’lberville-St. Martin Office, 10491 Lemoyne Boulevard, D’lberville, Mississippi 39540, (228) 435-8202
Gautier Office, 2601 Highway 90, Gautier, Mississippi 39553, (228) 435-8694
Long Beach Office, 298 Jeff Davis Avenue, Long Beach, Mississippi 39560 (228) 897-8712
Ocean Springs Office, 2015 Bienville Boulevard, Ocean Springs, Mississippi 39564, (228) 435-8204
Pass Christian Office, 125 Henderson Avenue, Pass Christian, Mississippi 39571, (228) 897-8719
Saucier Office, 17689 Second Street, Saucier, Mississippi 39574, (228) 897-8716
Waveland Office, 470 Highway 90, Waveland, Mississippi 39576, (228) 467-7257
Wiggins Office, 1312 S. Magnolia Drive, Wiggins, Mississippi 39577 (228) 897-8722

CORPORATE INFORMATION

Peoples Financial Corporation and Subsidiaries

Corporate Office
Mailing Address

P. O. Box 529
Biloxi, MS 39533-0529

Physical Address

152 Lameuse Street
Biloxi, MS 39530
(228) 435-8205

Website

www.thepeoples.com

Corporate Stock

The common stock of Peoples Financial Corporation is traded on the NASDAQ Small Cap Market under the symbol: PFBX. The current market makers are:

FTN Midwest Research Secs.
Knight Equity Markets, L.P.
Morgan Keegan & Company, Inc.
Sterne, Agee & Leach, Inc.
Stifel Nicolaus & Co.

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

Piltz, Williams, LaRosa & Company, Biloxi, Mississippi

S.E.C. Form 10-K Requests

A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

Lauri A. Wood, Chief Financial Officer and Controller
Peoples Financial Corporation
P.O. Drawer 529, Biloxi, Mississippi 39533-0529
(228) 435-8412, e-mail: lwood@thepeoples.com

BOARD OF DIRECTORS

PEOPLES FINANCIAL CORPORATION
THE PEOPLES BANK, BILOXI, MISSISSIPPI

BACK ROW FROM LEFT:

Jeffrey H. O’Keefe, President, Bradford-O’Keefe Funeral Homes, Inc.; Tyrone J. Gollott, Vice-chairman; President, G & W Enterprises, Inc.; Lyle M. Page*, Partner, Page, Mannino, Peresich & McDermott, PLLC.

FRONT ROW FROM LEFT:

Rex E. Kelly*, Director of Corporate Communications, Mississippi Power Company; Drew Allen*, President, Allen Beverages, Inc.; Chevis C. Swetman*, Chairman of the Board; Dan Magruder*, Vice-Chairman of Peoples Financial Corporation; President, Rex Distributing Co., Inc.; Liz Corso Joachim, President, Frank P. Corso, Inc.

*Member of both boards

PEOPLES FINANCIAL CORPORATION ANNUAL REPORT