Form 10-K, Exhibit 13
period 2005-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2006-03-16
CIK 770460

Exhibit 13: Annual Report to Shareholders
WE WILL REBUILD OUR COAST.
WE WILL RESTORE OUR LIFESTYLE.
WE WILL RECLAIM TOMORROW.
WE WILL REINVEST TODAY.
WE WILL REVERE YESTERDAY.
WE WILL REINVENT OUR FUTURE.
WE WILL REJOICE ONCE AGAIN.

CONTENTS

PRESIDENT’S LETTER	1
YEAR IN REVIEW	3
FINANCIALS	5
CORPORATE INFORMATION	35

TO OUR SHAREHOLDERS :
To paraphrase Charles Dickens,
2005 was the best of years and
it was the worst of years.
Thankfully, 2005 is behind us, and we can now turn our collective attention to the reconstruction and recovery of our Mississippi Gulf Coast.
The first eight months of 2005 were quite successful for your company and bank. The Mississippi Gulf Coast was moving into a strong economic resurgence. The gaming industry started a new phase of growth with new casinos opening, under construction and applying for permits.
Even better, this new phase in the gaming industry was accompanied by a corresponding wave of new high-rise condominium development along the beach from Waveland to Ocean Springs. The Mississippi Gulf Coast was rapidly becoming the new frontier of resort and condominium activity.
Of course, just about all of that disappeared in one day, along with buildings and institutions that had withstood the worst Hurricane Camille could serve up a generation ago. Our history will no longer be recorded in terms of pre and post-Camille but in pre and post-Katrina. We have a new name for destruction and tragedy.
In the aftermath of all this sorrow, however, we can see the future take form, and it is beginning to resemble its earlier incarnation—and likely annual report 2005 / 1

better. New casinos have been announced and already opened on the safety of shore to replace the ones destroyed at the water’s edge. Permits have been applied for nearly three times the number of condominium units as we had seen before August, 2005. The world has taken notice of the Mississippi Gulf Coast, and thanks to the efforts of our influential congressional delegation, federal financial resources are beginning to pour in to rebuild our region.
Tragedy is a terrible price to pay for opportunity, and certainly no one wanted this chapter in our history to be written this way. But this is the hand we have been dealt, and the only reasonable response is to make the best of the situation.
The history of hurricanes along our American shores tells us that with proper planning, unshakable resolve and a healthy dose of outside assistance, communities laid waste by nature can not merely rebuild, they can resurge. Mobile after Frederick, Charleston after Hugo and Homestead after Andrew are recent examples of triumph in the wake of tragedy.
In these and other cases, local banks rose to the occasion and led the way in providing capital and other financial resources to support the rebuilding and recovery efforts. The Peoples Bank has already started down this road. As I mentioned in my third quarterly report shortly after the storm had passed, The Peoples Bank is a Gulf Coast bank. When our region suffers, we suffer. When our region does well we do well. So far, we have suffered together, but now we are seeing the beginnings of a new, more prosperous future.
Once again, I have to call attention to the heroic efforts of our great team of bankers who put us back in business just days after Hurricane Katrina left the area. I could not be more proud of their accomplishments, and I have no doubt that they will accomplish even more in the difficult months and years ahead. If everyone on the Gulf Coast shows the same resolve and resourcefulness as our team has, then the future of our region is bright indeed.
Before closing, I want to mark the death of Richard Creel, a former director of The Peoples Bank who served honorably and faithfully for 21 years before his retirement from our board in 1994. His death represents an irreplaceable loss to our community and to The Peoples Bank institutional history. Richard Creel, his counsel and his friendship will be missed.
Finally, I must recognize the guidance of our Board of Directors. They have remained calm under the most stressful of circumstances, resolute in the face of grave uncertainty and faithful to the trust our stockholders have placed in their wisdom. They too are heroes. They too believe in the vision of the future of our institution and our region.

Sincerely,

Chevis C, Swetman Chairman of the Board, President & CEO
2 / annual report 2005

THE YEAR IN REVIEW
EARNINGS WEATHER THE STORM
Despite the ravages of Hurricane Katrina, the company’s 2005 net income showed an increase over 2004. Earnings reached $5,882,000 for the year, 2% more than the year before.
However, prior to August 29, 2005, earnings had been moving upward strongly, due primarily to consistent increases in loan volume, a negative provision for loan losses, an extraordinary gain and the repayment of a large loan that had previously been impaired. To recall what now seems a distant memory, by mid-year, earnings had totaled $5,119,000, a 67% increase over the same period the year before.
The primary drag on 2005 earnings came in the third quarter with a large addition to loan loss reserves in the immediate wake of the storm. Following a careful, systematic evaluation of potential losses in both commercial and residential loans, the Board of Directors and management recorded a provision for loan losses totaling $5,055,000.
Exclusive of all adjustments for loan loss provisions during the year, the company would have earned more than $9,000,000, a significant increase over 2004 and an all-time record.
The infusion of cash from hurricane relief efforts, disaster aid funding and insurance proceeds resulted in a 52% increase in deposits, finishing the year at $592 million. While a surge this large presents challenges to annual report 2005 / 3

liquidity, as customers eventually call upon those funds, it also presents the opportunity for additional earnings through intelligent investment and timing of maturities.
DIVIDEND IS MAINTAINED, SHARE REPURCHASES EXTENDED
Supporting the prevailing optimism about the future of the Mississippi Gulf Coast, the Board of Directors maintained the level of the semi-annual dividend at $.20 a share. The dividend had been increased 11.1% in June, 2005, which at the time was the fifth consecutive increase dating back to the first half of 2003.
In addition, the Board approved a three-year extension of the stock repurchase plan, which authorizes the repurchase of up to 129,000 shares of common stock. The ability to maintain the dividend and the stock repurchase plan reflects the Board’s confidence in the earning potential and the capital strength of the company.
THE BANK REBUILDS ITS INFRASTRUCTURE
The Peoples Bank did not escape the physical damage Hurricane Katrina inflicted on the wider Gulf Coast area. Five of the bank’s 16 branches were heavily damaged, and one branch was completely destroyed. However, the heroic efforts of the bank’s staff and an effective emergency response plan returned the computer system to operation only 48 hours after the storm’s passage. Within a week, seven branches had reopened, and by early December all 16 branches were operating, some from temporary buildings.
As of early 2006, all but two branches have returned to their original buildings. Bay St. Louis is expected to return operations to its permanent structure in May, and plans are already underway to build a new branch in Pass Christian to post-Katrina standards in a new location.
COMMUNITY SUPPORT CONTINUES
For more than a century, The Peoples Bank and its employees have supported the Gulf Coast through contributions to community charities. Hurricane Katrina did not stop that effort.
In fact, bank officials presented the American Heart Association a $5,000 corporate donation at the organization’s annual Heart Walk — two days before Katrina struck.
The Salvation Army also received a $5,000 corporate donation as the bank’s second designated charity recipient for the year.
In December, Gulf Coast charities St. Vincent de Paul Pharmacy and Quality Hospice received checks for $9,700 each. The funds were raised and donated by bank employees during the year through a variety of special events and other fund-raising activities.
The City of Biloxi honored The Peoples Bank’s long history of community support with the city’s 2005 Volunteer Recognition Award. Biloxi Mayor A. J. Holloway presented the award to a group of senior executives at the city’s annual dinner honoring contributions from members of the local corporate community.
4 / annual report 2005

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 2005, 2004 and 2003.
WE WILL REJOICE ONCE AGAIN BECAUSE WE BELIEVE.
These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

•	FORWARD — LOOKING INFORMATION

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

•	CRITICAL ACCOUNTING POLICIES

Certain critical accounting policies affect the more significant estimates and assumptions used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If there was a deterioration of any of the factors considered by Management in evaluating the allowance for loan losses, as discussed in Note A, the estimates of loss would be updated and additional provisions for loan losses may be required.

•	OVERVIEW

Prior to August 29, 2005, the Company was having a very good year. One large credit, that had previously been impaired, paid off. This resulted in the realization of interest income of $900,000 and a negative provision for loan losses of $1,600,000. An extraordinary gain of $815,000 was realized as a result of the Pulse EFT Association Exchange. Loan demand was strong and the local economy was thriving.

When Hurricane Katrina hit the Mississippi Gulf Coast on August 29, 2005, it impacted the Company’s operations and its entire trade area. What has been called the largest natural disaster to affect the United States destroyed tens of thousands of homes and businesses. Local infrastructure was in shambles. The gaming and tourism industries, which play a major role in the Gulf Coast economy and employ thousands, have been crippled. Six of our bank subsidiary’s sixteen branches were either destroyed or severely damaged. Fortunately, however, our operations and computer center sustained only minimal damage and, coupled with our excellent disaster recovery preparations and the dedicated efforts of our staff, enabled us to continue to serve our customers without interruption. The Company’s success is completely tied to the success of south Mississippi and, therefore, Katrina has impacted the Company’s earnings in 2005. The primary effect was from potential loan losses, and within weeks of the storm the Company initiated a thorough evaluation of its portfolio, as discussed later in detail under “Provision for Loan Losses”. Based on this evaluation, during the third quarter of 2005, the Company recorded a provision for potential loan losses of $5,055,000. The Company has continued to evaluate its loan portfolio and has not identified any additional potential losses.

Net income for 2005 was $5,882,000 as compared with $5,794,000 for 2004. In addition to the factors discussed previously, the Company has seen an increase in its deposits of more than 50% since Katrina. Much of these funds are currently invested in short-term Treasury securities. Managing the net interest margin in our trade area’s extremely competitive environment continues to be a challenge. Excluding the $900,000 in loan interest income from the previously impaired loan mentioned previously, the Company’s net interest margin has increased from 3.55% at December 31, 2004 to 3.68% at December 31, 2005.

The Company continues working with its public adjuster and insurance carriers in settling all property and extra expense claims. Earnings for 2005 include $450,000 in gains from insurance claims which have been settled. Although the amount is currently unknown, it is anticipated that the Company will realize additional gains as a result of the future settlement of its remaining claims.

Management is very optimistic about the recovery of the Mississippi Gulf Coast. Every day brings progress in the recovery as more businesses open, infrastructure is restored and life slowly returns to normal. By December 31, 2005,The Peoples Bank had reopened all of its branch facilities, three casinos had reopened in Biloxi and more local highways and bridges were repaired. The Company is doing what it does best, working closely with our customers and in our community. The Company will play a vital role as the Mississippi Gulf Coast first recovers, and then rebuilds in the coming years. With history from other challenging times as a guide, we expect that the short-term difficulties we now face will ultimately result in longer term prosperity.
annual report 2005 / 5

•	FINANCIAL CONDITION

Federal Funds Sold

Federal funds sold were $100,340,000 at December 31, 2005. Funds available from the increase in deposits and non-deposit products have been invested in these short-term investments in the management of the Company’s liquidity position.

Available for Sale Securities

Available for sale securities increased $5,363,000 at December 31, 2005 as compared with December 31, 2004 primarily as a result of the management of the bank subsidiary’s liquidity position. Included in this portfolio are bonds issued by local municipalities which have been affected by Hurricane Katrina. These investments were approximately $1,775,000 at December 31, 2005. Developments, particularly the ability of the issuer to continue to service the bonds, are being closely monitored. At December 31, 2005, Management has determined that no provision for loss for these investments is required.

Gross unrealized gains were $132,000, $347,000 and $2,113,000 and gross unrealized losses were $4,328,000, $1,754,000 and $1,094,000 for available for sale securities at December 31, 2005, 2004 and 2003, respectively. Gains (losses) of $(426,000), $(237,000) and $57,000 were realized on the liquidation or sale of available for sale securities in 2005, 2004 and 2003, respectively.

Held to Maturity Securities

Held to maturity securities increased $127,460,000 at December 31, 2005, compared with December 31, 2004. The increase in these securities is the result of the management of the Company’s liquidity position as funds available from the increase in deposits and non-deposit products have been invested in U. S. Treasury Bills and classified as held to maturity. Most of these securities are three month and six month Treasury Bills purchased by non-competitive tender at the weekly Treasury auction. Included in this portfolio are bonds issued by local municipalities which have been affected by Hurricane Katrina. These investments were approximately $3,615,000 at December 31, 2005. Developments, particularly the ability of the issuer to continue to service the bonds, are being closely monitored. At December 31, 2005, Management has determined that no provision for loss for these investments is required.

Gross unrealized gains were $93,000, $113,000 and $176,000, at December 31, 2005, 2004 and 2003, respectively, while gross unrealized losses were $132,000, $2,000 and $2,000 at December 31, 2005, 2004 and 2003, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2005, 2004 and 2003.

Federal Home Loan Bank Stock

The Company’s investment in Federal Home Loan Bank (“FHLB”) stock decreased $325,000 at December 31, 2005 as compared with December 31, 2004, due to the redemption of the stock by the FHLB.

Loans

The Company’s loan portfolio increased $15,153,000 at December 31, 2005, as compared with December 31, 2004. During 2004 and continuing to August 2005, the local economy had stabilized which had resulted in increased loan demand. While the Company has experienced higher than normal loan payoffs since Katrina as customers receive insurance proceeds, it is anticipated that loan demand will be robust as the local economy recovers. Fluctuations in the various categories of loans are illustrated in Note C.

Bank Premises and Equipment, Net

Six of the Bank subsidiary’s sixteen branches were damaged in Hurricane Katrina. The Company was able to begin or complete renovations at three disabled locations, utilize modular bank facilities at two disabled locations and transfer its Money Center operations to the Main Office in order to return to normal bank operations as soon as possible. During 2006, the Company expects to begin construction of a new Pass Christian branch, which was completely destroyed. Current operating cash flows and proceeds from the settlement of insurance claims are generally expected to be the source of funding for these renovation and construction expenditures.

Accrued Interest Receivable

Accrued interest receivable increased $1,570,000 at December 31, 2005 as compared with December 31, 2004 due to an increase in interest earning assets and the rate earned on these assets.

Other Assets

Other assets increased $3,360,000 at December 31, 2005, as compared with December 31, 2004, due to an increase in the cash surrender value of Bank Owned Life Insurance (BOLI) of $480,000 and an increase in deferred taxes of $2,787,000. The increase in deferred taxes is primarily due to the increase in unrealized losses on available for sale securities, which are recorded net of deferred taxes, and the provision for loan losses.

Deposits

Total deposits increased $203,026,000 at December 31, 2005, as compared with December 31, 2004. Typically, significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. Since Hurricane Katrina, the Company has realized a significant increase in demand and savings deposits as municipal customers receive federal and state funding and commercial and personal customers begin receiving insurance proceeds. While some customers have closed their accounts upon relocating out of the area, the Company has experienced a net increase in the number of accounts from customers of other local banks and from individual and commercial interests associated with recovery efforts coming into the area. Based on previous post-hurricane experience and expectations with respect to the timeframe for reconstruction, the Company anticipates that deposits will continue at or near their present level for another twelve months.

The Company has managed its funds including planning the timing of investment maturities and the classification of investments and using other funding sources and their maturity so as to achieve appropriate liquidity.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased and securities sold under agreements to repurchase increased $61,991,000 at December 31, 2005, as compared with December 31, 2004. This fluctuation is directly related to customers’ periodic reallocation of their funds between deposit and non-deposit products.

Other Liabilities

Other liabilities increased $1,018,000 at December 31, 2005, as compared with December 31, 2004, primarily due to an increase of $430,000 for deferred compensation liabilities and an increase of $500,000 for expenses relating to bonuses and incentives for 2005 and casualty and liability insurance premiums expensed but unpaid in 2005.
6 / annual report 2005

Shareholders’ Equity

During 2005, 2004 and 2003, there were significant events that impacted the components of shareholders’ equity. These events are detailed in Note I to the Consolidated Financial Statements included in this report.

Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and capital formation rates. The Five-Year Comparative Summary of Selected Financial Information presents these ratios for those periods. This summary is included in the annual report to shareholders. The Company’s total risk-based capital ratio at December 31, 2005, 2004 and 2003 was 21.51%, 24.29% and 24.81% as compared with the required standard of 8.00%. The Five-Year Comparative Summary of Selected Financial Information presents these figures. The decrease in 2005 ratios is directly related to the increase in total assets during the year and does not indicate a weakening of the Company’s capital position.

Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2005, approximately $15,007,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors. The Company cannot predict what dividends, if any, will be paid in the future, however the Board of Directors has established a goal of achieving a 35% dividend payout ratio before extraordinary items.
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

Total interest income increased $7,777,000 for the year ended December 31, 2005, as compared with the year ended December 31, 2004, and had decreased $499,000 for the year ended December 31, 2004, as compared with the year ended December 31, 2003. Coinciding with the Federal Reserve’s increases in the discount rates during 2004 and 2005, the Company’s yield on loans has improved, given that the loan portfolio includes a 60%-40% mix of variable and fixed rates. The funding of this loan growth came from the maturity and sale of available for sale securities, primarily U. S. Government Agencies. The Company had experienced a decline in interest income as a result of the decrease in the volume of loans and the decrease in interest rates earned on loans in prior years.

Total interest expense increased $2,459,000 for the year ended December 31, 2005, as compared with the year ended December 31, 2004, and had decreased $748,000 for the year ended December 31, 2004, as compared with the year ended December 31, 2003. During the last five months of 2005, the Company’s deposit and non-deposit funds have increased significantly, as discussed previously. While the rates paid on these funds have increased during the same time frame, the increase in interest expense in primarily due to the increase in volume of these funds. The Company has used brokered time deposits and borrowings from the Federal Home Loan Bank to address its liquidity position in prior years. The cost of these funding sources was higher than other more traditional deposit funds, and had a negative impact on the Company’s net margin. As these funds have been repriced more favorably, the Company has realized a positive improvement in its interest margin.
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

During the first six months of 2005, the Company had recorded a negative provision of $1,513,000 as a result of positive events relating to the quality of the loan portfolio. As a result of Hurricane Katrina, however, Management recorded a provision for loan losses of $5,055,000 during the third quarter of 2005. This provision was determined based on established Company methodology in compliance with generally accepted accounting principles.

During the weeks after August 29, 2005, the loan portfolio was considered based on two specific criteria: commercial loans and residential loans. For commercial loans, Management evaluated potential losses for individual credits based on criteria including post-Katrina value of the collateral, existence and adequacy of insurance, and available sources of repayment. Based on this evaluation, a provision for loan losses on commercial loans of $3,455,000 was recorded. The Company evaluated the residential portfolio as a pool of loans. This portfolio was analyzed based on the census tract in which the collateral is located. Assumptions based on this information as well as the post-Katrina value of collateral and existence and adequacy of insurance for the loans within each census tract were developed. Based on this evaluation, a provision of loan losses on residential loans of $1,600,000 for the residential portfolio was recorded. The Company continued to evaluate its entire loan portfolio during the fourth quarter of 2005 and determined that no further provisions were required.

The allowance for loan losses is an estimate, and as such, events may occur in the future which affect its accuracy. The Company anticipates that it is probable that additional information will be gathered in the coming quarters which may require an adjustment to the allowance for loan losses. Management will continue to closely monitor its portfolio, work with individual customers and take such action as it deems appropriate to accurately report its financial condition and results of operations.

Service Charges on Deposit Accounts

Service charges on deposit accounts decreased $1,252,000 for the year ended December 31, 2005 as compared with the year ended December 31, 2004. The decrease is due to reduced fee income from off-site ATMs no longer under contract with the Company as well as a decrease in fees of $660,000 as a result of Hurricane Katrina.

Gain (Loss) on Liquidation, Sale and Calls of Securities

The Company realized a loss of $426,000 and $237,000 for the years ended December 31, 2005 and 2004, respectively, as a direct result of the sale of investment securities. The sales were executed in order to provide funding for increased loan demand.
annual report 2005 / 7

Other Income

Other income decreased $970,000 for the year ended December 31, 2005, as compared with the year ended December 31, 2004, primarily as a result of the sale of bank premises during 2004. See Note J for further information.

Other Expense

Other expense decreased $520,000 for the year ended December 31, 2005, as compared with the year ended December 31, 2004, as a result of a decrease in expense for off-site ATMs out of service since Katrina and gains on Other Real Estate (ORE) sold of $367,000 in 2005. See Note J for further information.
▶	RELATED PARTIES

The Company extends loans to certain officers and directors and their personal business interests, at terms and rates comparable to other loans of similar credit risks. Further disclosure of these transactions are presented in Note C. The Company may also hold deposits for these related parties and/or provide other banking services in the ordinary course of business. Further disclosure of these transactions are presented in Note E. None of these transactions are material to the Company’s financial statements. The Company has not currently engaged, nor does it have any plans to engage, in any transactions outside of the ordinary course of banking business with any related persons or entities.

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

The Company monitors its liquidity position closely through a number of methods, including through the computation of liquidity and dependency ratios on a monthly basis. The formula for these ratios are those used for the Uniform Bank Performance Report, such that the Company may monitor and evaluate its own risk, but also compare itself to its peers. Management carefully monitors its liquidity needs, particularly relating to potentially volatile deposits. It has continued to implement these procedures since August 29, 2005, and the Company has encountered no problems with meeting its liquidity needs.

Deposits, payment of principal and interest on loans, proceeds from sales and maturities of investment securities, earnings on investment securities, and purchases of federal funds and securities sold under agreements to repurchase are the principal sources of funds for the Company. On a more limited basis, the Company began using other, non-traditional sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on traditional sources of funds, especially deposits and purchases of federal funds, for its liquidity needs in 2006. At December 31, 2005, the Company was able to purchase federal funds up to $85,000,000. The Bank subsidiary has also been approved for inducement into the Mississippi Industrial Development Revenue Bond Program to fund the renovation of its disabled branches and acquisition of furniture, fixtures and equipment lost or damaged as a result of Hurricane Katrina. The Company has not determined if it will pursue this funding option.
▶	THE SARBANES — OXLEY ACT OF 2002

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

The Sarbanes Oxley Act of 2002 also provides for the acceleration of filing deadlines for quarterly and annual reports for companies that meet certain criteria. Based on its June 30, 2005 market capitalization, the Company has determined that it became an accelerated filer at December 31, 2005.

▶	NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) issued Statement 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3.” The Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

▶	OFF — BALANCE SHEET ARRANGEMENTS

The Company is a party to off-balance-sheet arrangements in the normal course of business to meet the financing needs of its customers. These arrangements include unused commitments to extend credit, which amounted to $121,369,000 at December 31, 2005, and irrevocable letters of credit, which amounted to $4,491,773 at December 31, 2005. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet arrangements. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amount do not necessarily represent future cash requirements. As discussed previously, the Company carefully monitors its liquidity needs and considers the cash requirements, especially for loan commitments, in making decisions on investments and obtaining funds from its other sources. Further information relating to off-balance-sheet instruments can be found in Note K.
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
8 / annual report 2005

The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (ALCO), whose members include the chief executive officer and senior and middle management from the financial, lending, investing, and deposit areas, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company’s tolerance for risk. Specifically, the key objectives of the Company’s asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO Committee utilizes a number of tools in its activities, including software to assist with interest rate risk management, asset modeling, balance sheet management and budget forecasting. The ALCO committee reports to the Board of Directors on a quarterly basis.

The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Treasury Bills and U. S. Agency securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended to seven years or less with call provisions. The loan portfolio consists of a 40% — 60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however the market is now dictating floating rate terms to be extended to fifteen years. On the liability side, more than 81% of the deposits are demand and savings transaction accounts. Additionally, more than 75% of the certificates of deposit mature within eighteen months. Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

The interest rate sensitivity tables below provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The negative gap in 2006 is mitigated by the nature of the Company’s deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.
Interest rate sensitivity at December 31, 2005 was as follows (in thousands):

								12/31/05
								FAIR
	2006	2007	2008	2009	2010	BEYOND	TOTAL	VALUE

Loans, net	$221,074	$5,168	$28,746	$54,525	$23,438	$5,429	$338,380	$341,016
Average rate	7.57%	6.75%	6.26%	6.91%	6.29%	6.62%	7.14%
Securities	151,017	51,532	46,743	14,883	20,104	29,238	313,517	313,478
Average rate	3.97%	3.93%	3.71%	3.88%	4.20%	4.53%	4.01%
Total Financial Assets	372,091	56,700	75,489	69,408	43,542	34,667	651,897	654,494
Average rate	6.64%	4.36%	5.03%	5.61%	5.54%	4.99%	6.10%
Deposits	387,861	8,745	2,562	9,853	6,569		415,590	415,582
Average rate	1.91%	2.98%	3.24%	3.79%	3.79%		2.10%
Long-term funds	298	211	198	198	198	6,249	7,352	7,728
Average rate	5.68%	5.68%	5.68%	5.68%	5.68%	6.24%	6.16%
Total Financial Liabilities	388,159	8,956	2,760	10,051	6,767	6,249	442,942	423,310
Average rate	1.91%	3.09%	3.53%	3.84%	3.87%	6.24%	2.32%
Interest rate sensitivity at December 31, 2004 was as follows (in thousands):

								12/31/04
								FAIR
	2005	2006	2007	2008	2009	BEYOND	TOTAL	VALUE

Loans, net	$228,658	$7,337	$7,248	$20,443	$58,895	$5,043	$327,624	$331,044
Average rate	6.11%	7.50%	6.69%	6.69%	6.12%	5.60%	6.49%
Securities	50,329	15,317	10,076	29,617	15,274	60,407	181,020	181,132
Average rate	2.02%	2.64%	3.20%	3.50%	3.89%	4.39%	3.55%
Total Financial Assets	278,987	22,654	17,324	50,060	74,169	65,450	508,644	512,176
Average rate	6.10%	5.44%	5.30%	5.31%	5.80%	4.51%	5.81%
Deposits	275,935	9,782	3,787	6,093	4,062	3	299,662	300,188
Average rate	1.61%	2.46%	3.02%	3.58%	3.58%	3.59%	1.82%
Long-term funds	222	235	165	156	147	6,278	7,203	7,906
Average rate	4.89%	4.89%	4.89%	4.89%	4.89%	6.24%	5.36%
Total Financial Liabilities	276,157	10,017	3,952	6,249	4,209	6,281	306,865	308,094
Average rate	1.61%	2.57%	3.14%	3.62%	3.64%	6.24%	2.05%
annual report 2005 / 9

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

DECEMBER 31,	2005	2004	2003

Assets
Cash and due from banks	$52,277,524	$32,573,125	$33,830,329
Federal funds sold	100,340,000	151,500	30,700
Available for sale securities	178,393,652	173,030,808	207,486,172
Held to maturity securities, fair value of $134,008,000 — 2005; $6,698,000 — 2004; $4,527,000 — 2003	134,046,959	6,587,375	4,352,854
Federal Home Loan Bank Stock, at cost	1,076,600	1,401,900	1,974,200
Loans	349,346,340	334,193,124	302,155,275
Less: Allowance for loan losses	10,966,022	6,569,614	6,398,694

Loans, net	338,380,318	327,623,510	295,756,581
Bank premises and equipment, net	17,887,907	18,018,504	17,952,504
Other real estate	106,046	168,091	1,383,451
Accrued interest receivable	4,315,358	2,745,235	3,096,002
Other assets	18,500,668	15,141,101	13,804,039

Total assets	$845,325,032	$577,441,149	$579,666,832

Liabilities & Shareholders’ Equity
Liabilities:
Deposits:
Demand, non-interest bearing	$176,627,048	$89,529,270	$80,598,685
Savings and demand, interest bearing	301,052,887	180,464,256	173,970,603
Time, $100,000 or more	51,292,708	51,948,077	58,182,870
Other time deposits	63,244,699	67,249,927	64,036,836

Total deposits	592,217,342	389,191,530	376,788,994
Federal funds purchased and securities sold under agreements to repurchase	149,267,750	87,277,125	95,039,261
Borrowings from Federal Home Loan Bank	7,352,005	7,202,970	17,069,848
Notes payable		1,239	110,235
Other liabilities	8,984,804	7,966,852	7,154,545

Total liabilities	757,821,901	491,639,716	496,162,883
Shareholders’ Equity:
Common Stock, $1 par value, 15,000,000 shares authorized, 5,549,128, 5,555,419 and 5,557,379 shares issued and outstanding at December 31, 2005, 2004 and 2003, respectively	5,549,128	5,555,419	5,557,379
Surplus	65,780,254	65,780,254	65,780,254
Undivided profits	18,942,855	15,391,524	11,574,074
Unearned compensation			(94,899)
Accumulated other comprehensive income, net of tax	(2,769,106)	(925,764)	687,141

Total shareholders’ equity	87,503,131	85,801,433	83,503,949

Total liabilities and shareholders’ equity	$845,325,032	$577,441,149	$579,666,832

See Notes to Consolidated Financial Statements.
10	/ annual report 2005

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,	2005	2004	2003

Interest income:
Interest and fees on loans	$22,690,169	$17,526,210	$17,181,975
Interest and dividends on securities:
U. S. Treasury	2,675,827	1,366,831	1,320,545
U. S. Government agencies and corporations	4,568,700	4,833,893	5,882,469
States and political subdivisions	804,664	532,688	368,934
Other investments	193,709	229,550	249,185
Interest on federal funds sold	1,410,226	76,780	62,109

Total interest income	32,343,295	24,565,952	25,065,217

Interest expense:
Deposits	5,296,667	3,600,386	4,383,806
Long-term borrowings	437,712	447,401	456,694
Federal funds purchased and securities sold under agreements to repurchase	1,815,131	1,043,112	998,139

Total interest expense	7,549,510	5,090,899	5,838,639

Net interest income	24,793,785	19,475,053	19,226,578
Provision for allowance for losses on loans	3,614,000	448,000	447,000

Net interest income after provision for allowance for losses on loans	21,179,785	19,027,053	18,779,578

Other operating income:
Trust department income and fees	1,477,401	1,391,314	1,458,037
Service charges on deposit accounts	4,506,634	5,758,727	6,709,852
Gain (loss) on liquidation, sale and calls of securities	(426,094)	(236,618)	57,356
Other income	1,679,435	2,649,434	1,512,169

Total other operating income	7,237,376	9,562,857	9,737,414

Other operating expense:
Salaries and employee benefits	11,398,469	11,334,384	10,989,269
Net occupancy	1,518,620	1,461,492	1,466,797
Equipment rentals, depreciation and maintenance	2,520,339	2,416,749	2,760,125
Other expense	5,031,513	5,551,947	6,247,956

Total other operating expense	20,468,941	20,764,572	21,464,147

Income before income taxes and extraordinary gain	7,948,220	7,825,338	7,052,845
Income taxes	2,604,000	2,031,300	2,035,000

Income before extraordinary gain	5,344,220	5,794,038	5,017,845
Extraordinary gain, net of taxes	538,000

Net income	$5,882,220	$5,794,038	$5,017,845

Basic and diluted earnings per share	$1.06	$1.04	$.90

Basic and diluted earnings per share before extraordinary gain	$.96	$1.04	$.90

See Notes to Consolidated Financial Statements.
annual report 2005 / 11

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of
	Common	Common
	Shares	Stock	Surplus

Balance, January 1, 2003	5,583,472	$5,583,472	$65,780,254
Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Cash dividends ($.14 per share)
Dividend declared ($.15 per share)
Allocation of ESOP shares
Retirement of stock	(26,093)	(26,093)

Balance, December 31, 2003	5,557,379	5,557,379	65,780,254
Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Cash dividends ($.17 per share)
Dividend declared ($.18 per share)
Allocation of ESOP shares
Retirement of stock	(1,960)	(1,960)

Balance, December 31, 2004	5,555,419	5,555,419	65,780,254
Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Effect of retirement of stock on accrued dividends
Cash dividends ($.20 per share)
Dividend declared ($.20 per share)
Retirement of stock	(6,291)	(6,291)

Balance, December 31, 2005	5,549,128	$5,549,128	$65,780,254

See Notes to Consolidated Financial Statements.
12 / annual report 2005

		Accumulated
		Other
Undivided	Unearned	Comprehensive	Comprehensive
Profits	Compensation	Income	Income	Total
$8,510,341	$(143,043)	$2,000,582		$81,731,606
5,017,845			$5,017,845	5,017,845
		(1,195,267)	(1,195,267)	(1,195,267)
		(118,174)	(118,174)	(118,174)

			$3,704,404

(778,570)				(778,570)
(833,607)				(833,607)
	48,144			48,144
(341,935)				(368,028)

11,574,074	(94,899)	687,141		83,503,949
5,794,038			$5,794,038	5,794,038
		(1,720,706)	(1,720,706)	(1,720,706)
		107,801	107,801	107,801

			$4,181,133

(944,591)				(944,591)
(999,975)				(999,975)
	94,899			94,899
(32,022)				(33,982)

15,391,524		(925,764)		85,801,433
5,882,220			$5,882,220	5,882,220
		(2,077,657)	(2,077,657)	(2,077,657)
		234,315	234,315	234,315

			$4,038,878

399				399
(1,109,826)				(1,109,826)
(1,109,826)				(1,109,826)
(111,636)				(117,927)

$18,942,855	$	$(2,769,106)		$87,503,131

annual report 2005 / 13

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,	2005	2004	2003

Cash flows from operating activities:
Net income	$5,882,220	$5,794,038	$5,017,845
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of other real estate	(366,865)	(100,750)	(248,170)
(Gain) loss on sales, calls and liquidation of securities	426,093	258,888	(57,356)
Gain on sale and retirement of bank premises	(549,412)	(1,270,697)	(130,503)
Depreciation	1,473,539	1,447,000	1,676,000
Provision for allowance for loan losses	3,614,000	448,000	447,000
Provision for losses on other real estate	21,910	354,360	210,358
Changes in assets and liabilities:
Accrued interest receivable	(1,570,123)	350,767	(237,812)
Other assets	(93,683)	(238,021)	(323,618)
Other liabilities	(933,186)	778,939	304,832

Net cash provided by operating activities	7,904,493	7,822,524	6,658,576

Cash flows from investing activities:
Proceeds from maturities, sales and calls of available for sale securities	144,782,701	174,457,599	130,443,200
Investment in available for sale securities	(153,360,763)	(142,688,628)	(188,388,210)
Proceeds from maturities and calls of held to maturity securities	23,435,000	1,405,000	13,234,836
Investment in held to maturity securities	(150,894,584)	(3,639,521)
Investment in Federal Home Loan Bank stock		(28,700)	(47,200)
Redemption of Federal Home Loan Bank stock	325,300	601,000
Proceeds from sales of other real estate	495,000	1,074,000	827,665
Loans, net (increase) decrease	(14,458,808)	(32,427,179)	11,949,514
Proceeds from sale and retirement of bank premises	769,807	2,837,500	445,068
Acquisition of premises and equipment	(1,563,337)	(3,079,803)	(2,883,669)
Federal funds sold	(100,188,500)	(120,800)	(30,700)
Other assets	(478,814)	(417,441)	325,425

Net cash used in investing activities	(251,136,998)	(2,026,973)	(34,124,071)

Cash flows from financing activities:
Demand and savings deposits, net increase	207,686,409	15,424,238	10,384,713
Time deposits made, net decrease	(4,660,597)	(3,021,702)	(25,300,858)
Principal payments on notes	(1,239)	(14,097)	(175,992)
Cash dividends	(2,109,402)	(1,778,198)	(1,448,587)
Retirement of common stock	(117,927)	(33,982)	(368,028)
Borrowings from Federal Home Loan Bank	402,819	30,292,102	95,855,031
Repayments to Federal Home Loan Bank	(253,784)	(40,158,980)	(85,098,260)
Federal funds purchased and securities sold under agreements to repurchase, net increase (decrease)	61,990,625	(7,762,136)	27,793,558

Net cash provided by (used in) financing activities	262,936,904	(7,052,755)	21,641,577

Net increase (decrease) in cash and cash equivalents	19,704,399	(1,257,204)	(5,823,918)
Cash and cash equivalents, beginning of year	32,573,125	33,830,329	39,654,247

Cash and cash equivalents, end of year	$52,277,524	$32,573,125	$33,830,329

See Notes to Consolidated Financial Statements.
14 / annual report 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
▶	NOTE A — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES :
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

Cash and Due from Banks

The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $15,133,000, $11,623,000 and $10,220,000 for the years ending December 31, 2005, 2004 and 2003, respectively.

The Company’s bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2005, the bank subsidiary had excess deposits of $11,631,000. These amounts were uninsured and uncollateralized.

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

The amortized cost of available for sale securities and held to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary would be reflected in earnings as realized losses. In estimating other-than-temporary losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and nature of the issuer, the cause of the decline, especially if related to a change in interest rates, and the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as gain or loss on sale and calls of securities in other operating income.

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
annual report 2005 / 15

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

Trust Department Income and Fees

Corporate trust fees are accounted for on an accrual basis and personal trust fees are recorded when received.

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

Earnings Per Share

Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,550,477, 5,556,251 and 5,563,015 in 2005, 2004 and 2003, respectively.

Statements of Cash Flows

The Company has defined cash and cash equivalents to include cash and due from banks. The Company paid $7,389,847, $5,044,207 and $5,937,967 in 2005, 2004 and 2003, respectively, for interest on deposits and borrowings. Income tax payments totaled $4,856,000, $2,062,000 and $2,537,223 in 2005, 2004 and 2003, respectively. Loans transferred to other real estate amounted to $88,000, $112,250 and $977,584 in 2005, 2004 and 2003, respectively. The income tax effect on the accumulated other comprehensive income was $(949,600), $(830,890) and $(676,621), at December 31, 2005, 2004 and 2003, respectively.

Reclassifications

Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.
16 / annual report 2005

▶NOTE B — SECURITIES :
    The amortized cost and estimated fair value of securities at December 31, 2005, 2004, and 2003, respectively, are as follows (in thousands):

		Gross	Gross	Estimated
December 31, 2005	Amortized cost	unrealized gains	unrealized losses	fair value

Available for sale securities:
Debt securities:
U. S. Treasury	$37,953	$2	$(525)	$37,430
U. S. Government agencies and corp.	126,444		(2,573)	123,871
States and political subdivisions	14,364	68	(282)	14,150

Total debt securities	178,761	70	(3,380)	175,451
Equity securities	3,829	62	(948)	2,943

Total available for sale securities	$182,590	$132	$(4,328)	$178,394

Held to maturity securities:
U.S. Treasury	$106,897	$	$(66)	$106,831
U.S. Government agencies and corp.	21,000		(19)	20,981
States and political subdivisions	6,150	93	(47)	6,196

Total held to maturity securities	$134,047	$93	$(132)	$134,008

		Gross	Gross	Estimated
December 31, 2004	Amortized cost	unrealized gains	unrealized losses	fair value

Available for sale securities:
Debt securities:
U. S. Treasury	$64,817	$	$(165)	$64,652
U. S. Government agencies and corp.	92,538	41	(766)	91,813
States and political subdivisions	13,254	244	(115)	13,383

Total debt securities	170,609	285	(1,046)	169,848
Equity securities	3,829	62	(708)	3,183

Total available for sale securities	$174,438	$347	$(1,754)	$173,031

Held to maturity securities:
States and political subdivisions	$6,587	$113	$(2)	$6,698

Total held to maturity securities	$6,587	$113	$(2)	$6,698

annual report 2005 / 17

December 31, 2003	Amortized cost	Gross unrealized gains	Gross unrealized losses		Estimated fair value

Available for sale securities:
Debt securities:
U. S. Treasury	$49,977	$465		$(38)	$50,404
U. S. Government agencies and corp.	145,507	778		(801)	145,484
States and political subdivisions	7,154	161		(48)	7,267

Total debt securities	202,638	1,404		(887)	203,155
Equity securities	3,829	709		(207)	4,331

Total available for sale securities	$206,467	$2,113		$(1,094)	$207,486

Held to maturity securities:
U. S. Treasury	$1,000	$17	$		$1,017
States and political subdivisions	3,353	159		(2)	3,510

Total held to maturity securities	$4,353	$176		$(2)	$4,527

The amortized cost and estimated fair value of debt securities at December 31, 2005, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value

Available for sale securities:
Due in one year or less	$31,861	$31,587
Due after one year through five years	125,211	122,658
Due after five years through ten years	19,239	18,815
Due after ten years	2,450	2,391

Totals	$178,761	$175,451

Held to maturity securities:
Due in one year or less	$119,430	$119,361
Due after one year through five years	10,602	10,588
Due after five years through ten years	3,146	3,176
Due after ten years	869	883

Totals	$134,047	$134,008

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U. S. Treasury	$100,001	$259	$17,656	$332	$117,657	$591
U. S. Government Agencies	81,411	1,054	50,441	1,538	131,852	2,592
States and political subdivisions	9,106	150	3,485	179	12,591	329
FHLMC preferred stock			2,127	948	2,127	948

Total	$190,518	$1,463	$73,709	$2,997	$264,227	$4,460

Management evaluates securities for other-than-temporary impairment on a monthly basis. As a result of the evaluation of the impairment of these securities, the Company has determined that the declines summarized in the table above are not deemed to be other-than-temporary.
Proceeds from maturities and calls of held to maturity debt securities during 2005, 2004 and 2003 were $23,435,000, $1,405,000 and $13,234,836, respectively. There were no sales of held to maturity debt securities during 2005, 2004 and 2003. Proceeds from maturities, sales and calls of available for sale debt securities were $144,782,701, $174,457,599 and $130,443,200 during 2005, 2004 and 2003, respectively. Available for sale debt securities were sold in 2005 and 2004 for a realized loss of $443,000 and $259,000. There were no sales of available for sale debt securities during 2003. The Company realized gains of $16,441, $22,270 and $57,000 from the liquidation of equity securities in 2005, 2004 and 2003, respectively.
Securities with an amortized cost of approximately $217,009,000, $166,311,000 and $154,105,000 at December 31, 2005, 2004 and 2003, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.
Federal Home Loan Bank (FHLB) common stock was purchased during 1999 in order for the Company to participate in certain FHLB programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. Based on this calculation, the FHLB may periodically automatically redeem its common stock. The investment is carried at cost. Dividends received are reinvested in FHLB stock.
18 / annual report 2005

▶NOTE C — LOANS :
    The composition of the loan portfolio was as follows (in thousands):

December 31,	2005	2004	2003

Real estate, construction	$20,663	$20,926	$14,896
Real estate, mortgage	258,573	250,676	223,246
Loans to finance agricultural production and other loans to farmers	2,795	4,251	3,980
Commercial and industrial loans	53,473	44,983	41,832
Loans to individuals for household, family and other consumer expenditures	11,812	11,387	15,252
Obligations of states and political subdivisions (primarily industrial revenue bonds and local government tax anticipation notes)	1,423	1,654	2,560
All other loans	607	316	389

Totals	$349,346	$334,193	$302,155

Transactions in the allowance for loan losses are as follows (in thousands):

	2005	2004	2003

Balance, January 1	$6,570	$6,399	$6,697
Recoveries	1,344	494	600
Loans charged off	(562)	(771)	(1,345)
Provision for allowance for loan losses	3,614	448	447

Balance, December 31	$10,966	$6,570	$6,399

In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectibility and do not include other unfavorable features.
An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

	2005	2004	2003

Balance, January 1	$8,836	$7,637	$9,183
New loans and advances	20,300	14,381	13,517
Repayments	(20,466)	(13,182)	(15,063)

Balance, December 31	$8,670	$8,836	$7,637

Industrial revenue bonds with a carrying value of $502,187 at December 31, 2003, were pledged to secure public deposits.
Nonaccrual loans amounted to approximately $267,000, $6,164,000 and $7,415,000 at December 31, 2005, 2004 and 2003, respectively.
The total recorded investment in impaired loans amounted to $267,000, $6,164,000 and $7,415,000 at December 31, 2005, 2004 and 2003, respectively. The amount of that recorded investment in impaired loans for which there is a related allowance for loan losses was $267,000, $6,164,000 and $7,415,000 at December 31, 2005, 2004 and 2003, respectively. At December 31, 2005, 2004 and 2003, the average recorded investment in impaired loans was $265,000, $6,355,000 and $7,400,000, respectively. The amount of interest not accrued on these loans was approximately $9,000, $15,000 and $261,000 in 2005, 2004 and 2003, respectively. In compliance with a bankruptcy court order, interest in the amount of $255,000 was received and recorded as interest income relating to one impaired loan, with an average balance of $5,725,000 for the year ended December 31, 2004.
Demand deposits with debit balances amounting to approximately $2,205,000, $1,490,000 and $4,232,000 at December 31, 2005, 2004 and 2003, respectively, have been reclassified as loans.
annual report 2005 / 19

▶	NOTE D — BANK PREMISES AND EQUIPMENT :

Bank premises and equipment are shown as follows (in thousands):

December 31,	Estimated useful lives	2005	2004	2003

Land		$4,926	$5,033	$4,522
Buildings	5-40 years	17,476	17,463	17,533
Furniture, fixtures and equipment	3-10 years	13,511	12,697	12,173

Totals, at cost		35,913	35,193	34,228
Less: Accumulated depreciation		18,025	17,174	16,275

Totals		$17,888	$18,019	$17,953

▶	NOTE E — DEPOSITS

At December 31, 2005, the scheduled maturities of time deposits (in thousands) are as follows:

2006	$86,807
2007	8,745
2008	2,562
2009	9,854
2010	6,569

Total	$114,537

Deposits held for related parties amounted to $12,130,015 at December 31, 2005.

▶	NOTE F — BORROWINGS FROM FEDERAL HOME LOAN BANK :

At December 31, 2005, the Company had $7,352,005 in advances under a $76,000,000 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). One advance in the amount of $5,000,000 bears interest at 6.50% and matures in 2010. The remaining balance consists of a number of smaller advances bearing interest from 2.24%–7.00% with maturity dates from 2006–2030. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans.

▶	NOTE G — NOTES PAYABLE:

December 31,	2005	2004	2003

Notes payable on automobiles. The notes are non interest-bearing and payable in monthly installments through January 2005.	$	$1,239	$15,336

RiverHills Bank, $750,000 line of credit for Peoples Financial Corporation Employee Stock Ownership Plan, secured by the guarantee of the Company; Interest at New York Prime (4.00% at December 31, 2003) due quarterly, principal due at maturity in June 2004.			94,899

Totals	$	$1,239	$110,235

20 / annual report 2005

▶	NOTE H — INCOME TAXES:

Federal income taxes payable (or refundable) and deferred taxes (or deferred charges) as of December 31, 2005, 2004 and 2003, included in other assets or other liabilities, were as follows (in thousands):

December 31,	2005	2004	2003

Deferred tax assets:
Allowance for loan losses	$3,503	$2,282	$2,114
Employee benefit plans’ liabilities	1,638	1,489	1,328
Unrealized loss on available for sale securities, charged from equity	1,427	479
Other	525	915	836

Deferred tax assets	(7,093)	(5,165)	(4,278)

Deferred tax liabilities:
Accumulated depreciation	421	524	732
Deferred gain on sale of bank premises	1,818	1,784	1,784
Installment sales			13
Unrealized gains on available for sale securities, charged to equity			347

Deferred tax liabilities	2,239	2,308	2,876

Net deferred taxes	(4,854)	(2,857)	(1,402)
Current payable (refundable)		603	(20)

Totals	$(4,854)	$(2,254)	$(1,422)

Income taxes consist of the following components (in thousands):

Years Ended December 31,	2005	2004	2003

Current	$3,653	$2,660	$2,322
Deferred	(1,049)	(629)	(287)

Totals	$2,604	$2,031	$2,035

Deferred income taxes (benefits) resulted from the following (in thousands):

Years Ended December 31,	2005	2004	2003

Depreciation	$(103)	$(208)	$(88)
Provision for loan losses	(1,221)	(168)	101
Officers’ and directors’ life insurance	(149)	(161)	(183)
Deferred gain on sale of bank premises	34		34
Unrealized gain on available for sale securities, charged to equity	(948)	(826)	(679)
Other	390	(92)	(151)

Totals	$(1,997)	$(1,455)	$(966)

annual report 2005 / 21

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2005, 2004 and 2003, to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,	2005 Amount	%	2004 Amount	%	2003 Amount	%

Taxes computed at statutory rate	$2,702	34.0	$2,660	34.0	$2,398	34.0
Increase (decrease) resulting from:
Tax-exempt interest income	(272)	(3.4)	(230)	(2.9)	(184)	(2.6)
Non-deductible interest	6	0.1	6	.1	8	0.1
Non-taxable life insurance proceeds			(43)	(0.5)
Dividend exclusion	(41)	(0.5)	(50)	(0.6)	(54)	(0.8)
Other, net	209	2.6	(312)	(4.2)	(133)	(1.8)

Total income taxes	$2,604	32.8	$2,031	25.9	$2,035	28.9

▶	NOTE I — SHAREHOLDERS’ EQUITY:

Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2005, approximately $15,007,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to the approval by Board of Directors.

On May 24, 2000, the Company’s Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As of December 31, 2003, 147,633 shares available under this plan had been repurchased and retired. On November 26, 2002, the Company’s Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. At November 26, 2005, the date this repurchase was set to expire, the Company had the authorization to repurchase and retire another 109,610 shares. On November 22, 2005, the Board of Directors approved a three year extension of the repurchase plan originally approved on November 26, 2002. As of December 31, 2005, 29,864 shares had been repurchased and retired under the plan approved November 26, 2002 and extended on November 22, 2005.

On December 9, 2005, the Company’s Board of Directors approved a semi-annual dividend of $ .20 per share. This dividend has a record date of January 9, 2006 and a distribution date of January 17, 2006.

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

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.
22 / annual report 2005

The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2005, 2004 and 2003, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2005:
Total Capital (to Risk Weighted Assets)	$90,418	21.51%	$33,630	8.00%
Tier 1 Capital (to Risk Weighted Assets)	85,163	20.26%	16,815	4.00%
Tier 1 Capital (to Average Assets)	85,163	12.57%	27,104	4.00%
December 31, 2004:
Total Capital (to Risk Weighted Assets)	$88,983	24.29%	$29,302	8.00%
Tier 1 Capital (to Risk Weighted Assets)	84,405	23.04%	14,651	4.00%
Tier 1 Capital (to Average Assets)	84,405	14.66%	23,028	4.00%
December 31, 2003:
Total Capital (to Risk Weighted Assets)	$85,583	24.81%	$27,600	8.00%
Tier 1 Capital (to Risk Weighted Assets)	81,270	23.56%	13,800	4.00%
Tier 1 Capital (to Average Assets)	81,270	14.44%	22,511	4.00%
▶	NOTE J – OTHER INCOME AND EXPENSES:

Other income consisted of the following:

Years Ended December 31,	2005	2004	2003

Other service charges, commissions and fees	$207,809	$220,443	$226,946
Gain on sale of bank premises	100,449	1,270,698	130,503
Rentals	376,176	480,267	473,292
Income from proceeds of insurance policies	448,963	128,117
Other income	546,038	549,909	681,428

Totals	$1,679,435	$2,649,434	$1,512,169

Other expenses consisted of the following:

Years Ended December 31,	2005	2004	2003

Advertising	$534,509	$553,104	$515,538
Data processing	281,263	232,473	282,420
FDIC and state banking assessments	93,302	55,923	117,271
Legal and accounting	485,805	443,152	382,161
Postage and freight	199,719	189,082	167,517
Stationery, printing and supplies	239,492	263,241	250,976
Other real estate	(271,011)	359,344	59,887
ATM expense	954,168	1,256,013	2,223,479
Federal Reserve and other bank service charges	138,305	145,991	154,701
Conferences and classes	80,125	164,546	120,293
Taxes and licenses	296,057	259,361	267,319
Consulting fees	242,110	119,182	363,282
Trust expense	387,351	397,610	381,233
Loss from insurance deductibles	365,000
Other	1,005,318	1,112,925	961,879

Totals	$5,031,513	$5,551,947	$6,247,956

annual report 2005 / 23

▶	NOTE K — FINANCIAL INSTRUMENTS WITH OFF — BALANCE — SHEET RISK :

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

At December 31, 2005, 2004 and 2003, the Company had outstanding irrevocable letters of credit aggregating $4,491,773, $3,113,033 and $3,388,997, respectively. At December 31, 2005, 2004 and 2003, the Company had outstanding unused loan commitments aggregating $121,369,000, $113,500,000 and $95,165,000, respectively. Approximately $65,721,000, $24,637,000 and $46,688,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2005, 2004 and 2003, respectively.

▶	NOTE L — CONTINGENCIES:

The Company’s bank subsidiary (the “Bank”) filed suit against USF&G in 1998 to recover damages for USF&G’s bad faith failure to defend and indemnify the Bank in connection with a lawsuit filed against the Bank in 1996. The Bank obtained legal representation from a local plaintiff’s attorney and customer (“Attorney”) on a contingent basis.

In December 2000, the case was transferred from the judge to whom it was originally assigned to a second judge (the “Judge”). The Judge had previously handled some discovery matters in the case.

The Bank had made a routine loan to the Judge in November 1998, which was guaranteed by the Attorney. The loan was repaid in February 2000 by someone other than the Judge, apparently at the request of the Attorney. Neither the Attorney nor the Judge disclosed the loan or the repayment to USF&G or its counsel.

During the course of the case, the Bank and USF&G filed competing motions for summary judgment. The Judge granted summary judgment in the Bank’s favor on the issue of liability and subsequently presided over a settlement conference in which he expressed his opinion about the value of the case in monetary terms. The case was settled on December 24, 2001, for $1.5 million.

In 2003, the Attorney, the Judge and other parties were indicted for alleged fraud, bribery, etc. involving various events, including allegations concerning the Bank v. USF&G lawsuit. Neither the Bank nor any Bank employee was indicted. Following the indictments, USF&G filed a civil action against the Attorney, the Judge and the Bank alleging fraud in connection with the outcome of the Bank v. USF&G lawsuit. The complaint demands $2.5 million in compensatory damages and $10 million in punitive damages, prejudgment interest and attorneys’ fees, etc. The USF&G v. Bank suit was stayed until 30 days following the completion of the criminal case. There has been no discovery.

The criminal case against the Attorney, the Judge and other parties concluded on August 12, 2005. No guilty verdicts were returned. The defendants received not guilty verdicts on several counts and there was no verdict (mistrial) on a number of other counts, including the Bank v. USF&G matter. On September 16, 2005, the U. S. Attorney’s office announced that it will retry the Attorney, the Judge and other parties on fraud and bribery charges related to the Bank v. USF&G matter. A tentative date of March 6, 2006 has been set for the new trial. The USF&G v. Bank suit will remain subject to the stay order until the criminal matters are concluded.

The Company understands that this litigation, as with any litigation, is inherently uncertain and it is reasonably possible that the Company may incur a loss in this matter. The Company has no reason to conclude, however, that the loss is probable and cannot reasonably estimate the amount of any possible loss. No liability for the USF&G lawsuit has been accrued. This conclusion is based on relevant legal advice, the fact that this lawsuit is in its very earliest stages with no discovery having been undertaken and the Company’s resolve to vigorously contest the case.

The bank is involved in various other legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters is expected, in the opinion of Management, to have a material adverse effect upon the financial position or results of operations of the Company.
24 / annual report 2005

▶	NOTE M — CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION :

Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.

CONDENSED BALANCE SHEETS (IN THOUSANDS )

December 31,	2005		2004		2003

Assets
Investments in subsidiaries, at underlying equity:
Bank subsidiary		$87,740		$85,991	$82,957
Nonbank subsidiary		1		1	1
Cash in bank subsidiary		285		268	546
Other assets		842		823	1,462

Total assets		$88,868		$87,083	$84,966

Liabilities and Shareholders’ Equity
Notes payable	$		$		$95
Other liabilities		1,365		1,282	1,367

Total liabilities		1,365		1,282	1,462
Shareholders’ equity		87,503		85,801	83,504

Total liabilities and shareholders’ equity		$88,868		$87,083	$84,966

CONDENSED STATEMENTS OF INCOME (IN THOUSANDS)

Years Ended December 31,	2005	2004	2003

Income
Earnings of unconsolidated bank subsidiary:
Distributed earnings	$2,300	$1,575	$2,280
Undistributed earnings	3,618	4,246	2,739
Interest income	4	3	5
Other income	37	43	79

Total income	5,959	5,867	5,103

Expenses
Other expense	96	87	86

Total expenses	96	87	86

Income before income taxes	5,863	5,780	5,017
Income tax (benefit)	(19)	(14)	(1)

Net income	$5,882	$5,794	$5,018

annual report 2005 / 25

CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

Years Ended December 31,	2005	2004	2003

Cash flows from operating activities:
Net income	$5,882	$5,794	$5,018
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on liquidation of investment	(16)	(22)	(57)
Net income of unconsolidated subsidiaries	(5,918)	(5,821)	(5,019)
Changes in assets and liabilities:
Other assets	(20)	(14)

Net cash used in operating activities	(72)	(63)	(58)

Cash flows from investing activities:
Proceeds from liquidation of investment	16	22	57
Dividends from unconsolidated subsidiary	2,300	1,575	2,280

Net cash provided by investing activities	2,316	1,597	2,337

Cash flows from financing activities:
Retirement of stock	(118)	(34)	(368)
Dividends paid	(2,109)	(1,778)	(1,449)

Net cash used in financing activities	(2,227)	(1,812)	(1,817)

Net increase (decrease) in cash	17	(278)	462
Cash, beginning of year	268	546	84

Cash, end of year	$285	$268	$546

Peoples Financial Corporation paid income taxes of $4,856,000, $2,042,000 and $2,537,223 in 2005, 2004 and 2003, respectively. No interest was paid during the three years ended December 31, 2005.

▶	NOTE N — EMPLOYEE BENEFIT PLANS :

The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Employees who work more than 1,000 hours are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $300,000, $459,000 and $360,000 in 2005, 2004 and 2003, respectively.

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

Compensation expense of $7,277,422, $7,323,267 and $7,021,816 relating to the ESOP was recorded during 2005, 2004 and 2003, respectively. The ESOP held 468,084, 472,744 and 467,499 allocated shares at December 31, 2005, 2004 and 2003, respectively.
26 / annual report 2005

The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $11,418,134, $10,980,737 and $10,588,084 at December 31, 2005, 2004 and 2003, respectively. The present value of accumulated benefits under these plans, using an interest rate of 7.50% and the interest ramp-up method for 2005, 2004 and 2003, has been accrued. The accrual amounted to $4,189,779, $3,783,850 and $3,375,938 at December 31, 2005, 2004 and 2003, respectively.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $1,070,459, $1,021,710 and $989,004 at December 31, 2005, 2004 and 2003, respectively. The present value of accumulated benefits under these plans using an interest rate of 7.50% in 2005, 2004 and 2003 and the projected unit cost method has been accrued. The accrual amounted to $628,515, $597,096 and $530,372 at December 31, 2005, 2004 and 2003, respectively.

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

The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2005	2004	2003

Service cost	$237,731	$212,933	$157,515
Interest cost	139,449	133,262	104,409
Amortization of net transition obligation	20,600	20,600	20,600

Net periodic post-retirement benefit cost	$397,780	$366,795	$282,524

The discount rate used in determining the accumulated post-retirement benefit obligation was 5.50% in 2005, 5.75% in 2004, and 6.25% in 2003. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.00% in 2005. The rate was assumed to decrease gradually to 5.00% for 2016 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2005, would be increased by 24.77%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 28.71%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2005, would be decreased by 18.90%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 21.38%.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Act becomes effective in 2006. The Company believes that the coverage it provides under its retiree health plan is actuarially equivalent to Medicare Part D and that it will be entitled to the subsidy. The Company elected to recognize the effect of this subsidy as of December 31, 2004, in accordance with FASB Staff Position 106-2. The recognition of this subsidy had no effect on the 2004 net periodic post-retirement benefit cost but did reduce the accumulated benefit obligation as of December 31, 2004 by $650,109.

The following table presents the estimated benefit payments and effect of the Medicare Part D subsidy for each of the next five years and in the aggregate for the next five years:

Year	With Subsidy	Without Subsidy	Subsidy

2006	$45,000	$52,000	$7,000
2007	50,000	58,000	8,000
2008	55,000	64,000	9,000
2009	60,000	70,000	10,000
2010	66,000	76,000	10,000
2011-2015	488,000	584,000	96,000
annual report 2005 / 27

The following is a reconciliation of the accumulated post-retirement benefit obligation:

Accumulated post-retirement benefit obligation as of December 31, 2004	$2,234,569

Service cost	197,169

Interest cost	139,449

Actuarial loss	719,676

Benefits paid	(68,860)

Accumulated post-retirement benefit obligation as of December 31, 2005	$3,222,003

December 31,	2005	2004	2003

Accumulated post-retirement benefit obligation:

Retirees	$830,354	$717,323	$659,859

Not eligible to retire	2,391,649	1,517,246	1,493,123

Total	3,222,003	2,234,569	2,152,982

Plan assets at fair value	-0-	-0-	-0-

Accumulated post-retirement benefit obligation in excess of plan assets	3,222,003	2,234,569	2,152,982

Unrecognized transition obligation	(185,397)	(205,997)	(226,597)

Unrecognized cumulative net gain from past experience different from that assumed and from changes in assumptions	(1,363,523)	(684,409)	(887,947)

Accrued post-retirement benefit cost	$1,673,083	$1,344,163	$1,038,438

▶	NOTE O — FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

Federal Funds Sold

The amount shown as federal funds sold approximates fair value.

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
28 / annual report 2005

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

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2005, 2004 and 2003 (in thousands):

	2005		2004		2003
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial Assets:

Cash and due from banks	$52,278	$52,278	$32,573	$32,573	$33,830	$33,830

Federal funds sold	100,340	100,340	152	152	31	31

Available for sale securities	182,590	178,394	174,438	173,031	206,467	207,486

Held to maturity securities	134,047	134,008	6,587	6,698	4,353	4,527

Loans, net	338,380	341,016	327,624	331,044	295,757	298,918

Financial Liabilities:

Deposits:

Non-interest bearing	176,627	176,627	89,529	89,529	80,599	80,599

Interest bearing	415,590	415,582	299,662	300,188	296,190	297,065

Total deposits	592,217	592,209	389,191	389,717	376,789	377,664

Federal funds purchased and securities sold under agreements to repurchase	149,268	149,268	87,277	87,277	95,039	95,039

Long term funds	7,352	7,728	7,203	7,906	17,180	18,076
▶	NOTE P — EXTRAORDINARY GAIN:

An extraordinary gain of $538,000, net of taxes, was recorded as a result of the Pulse EFT Association Exchange.
annual report 2005 / 29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi
We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2005, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2005, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.
Certified Public Accountants
PILTZ, WILLIAMS, LAROSA & CO.
Biloxi, Mississippi
January 25, 2006
30 / annual report 2005

FIVE — YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION
( IN THOUSANDS EXCEPT PER SHARE DATA )
Peoples Financial Corporation and Subsidiaries

	2005	2004	2003	2002	2001
Balance Sheet Summary
Total assets	$845,325	$577,441	$579,669	$553,671	$587,012
Available for sale securities	178,394	173,030	207,486	151,484	142,902
Held to maturity securities	134,047	6,588	4,353	17,588	38,279
Loans, net of unearned discount	349,346	334,193	302,155	315,827	347,169
Deposits	592,217	389,192	376,789	391,705	412,543
Borrowings from FHLB	7,352	7,203	17,070	6,313	5,549
Long term notes payable			110	334	336
Shareholders’ equity	87,503	85,801	83,504	81,732	80,069

Summary of Operations
Interest income	$32,343	$24,566	$25,065	$27,424	$37,285
Interest expense	7,550	5,091	5,838	9,616	18,354

Net interest income	24,793	19,475	19,227	17,808	18,931
Provision for loan losses	3,614	448	447	2,428	2,503

Net interest income after provision for loan losses	21,179	19,027	18,780	15,380	16,428
Non-interest income	7,237	9,563	9,737	10,372	9,256
Non-interest expense	(20,468)	(20,765)	(21,464)	(21,874)	(21,197)

Income before taxes and extraordinary gain	7,948	7,825	7,053	3,878	4,487
Applicable income taxes	2,604	2,031	2,035	687	1,082
Extraordinary gain	538				594

Net income	$5,882	$5,794	$5,018	$3,191	$3,999

Per Share Data
Basic and diluted earnings per share	$1.06	$1.04	$.90	$.57	$.71
Basic and diluted earnings per share before extraordinary gain	.96	1.04	.90	.57	.60
Dividends per share	.38	.32	.29	.24	.24
Book value	15.77	15.44	15.03	14.64	14.25
Weighted average number of shares	5,550,477	5,556,251	5,563,015	5,603,834	5,629,872

Selected Ratios
Return on average assets	.82%	1.00%	.88%	.56%	.68%
Return on average equity	6.79%	6.84%	6.07%	3.94%	5.04%
Capital formation rate	1.98%	2.75%	2.17%	2.08%	1.72%
Primary capital to average assets	13.67%	15.87%	15.79%	15.39%	14.47%
Risk-based capital ratios:
Tier 1	20.26%	23.04%	23.56%	22.91%	20.65%
Total	21.51%	24.29%	24.81%	24.16%	21.90%
annual report 2005 / 31

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
( IN THOUSANDS EXCEPT PER SHARE DATA )
Peoples Financial Corporation and Subsidiaries

Quarter Ended, 2005	March 31	June 30	September 30	December 31

Interest income	$6,728	$8,220	$7,985	$9,410
Net interest income	5,252	6,468	5,902	7,171
Provision for loan losses	(679)	(834)	5,103	24
Income before income taxes and extraordinary items	2,705	3,964	(2,675)	3,954
Net income	2,392	2,727	(1,767)	2,530
Basic and diluted earnings per share	.43	.49	(.32)	.46

Quarter Ended, 2004	March 31	June 30	September 30	December 31

Interest income	$5,916	$5,811	$6,190	$6,649
Net interest income	4,738	4,615	4,870	5,252
Provision for loan losses	180	183	61	24
Income before income taxes	1,529	2,824	1,943	1,529
Net income	1,072	1,987	1,425	1,310
Basic and diluted earnings per share	.19	.36	0.25	.24
Market Information
The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter	High	Low	Dividend per share

2005	1st	$19.49	$17.50	$0.18
	2nd	19.00	17.30
	3rd	19.00	17.39	0.20
	4th	18.50	16.51
2004	1st	$19.50	$16.15	$0.15
	2nd	19.47	17.10
	3rd	18.00	16.70	.17
	4th	19.95	17.00
There were 597 holders of record of common stock of the Company at January 31, 2006, and 5,549,128 shares issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.
32 / annual report 2005

BOARD OF DIRECTORS
BOARD OF DIRECTORS
Peoples Financial Corporation
Chevis C. Swetman, Chairman of the Board
Dan Magruder, Vice-Chairman; President, Rex Distributing Co., Inc.
Drew Allen, President, Allen Beverages, Inc.
Rex E. Kelly, Business Executive (retired)
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott, PLLC
OFFICERS
Peoples Financial Corporation
Chevis C. Swetman, President and CEO
A. Wes Fulmer, Executive Vice-President
Thomas J. Sliman, First Vice-President
Jeannette E. Romero, Second Vice-President
Robert M. Tucei, Vice-President
Ann F. Guice, Vice-President and Secretary
Lauri A. Wood, Chief Financial Officer and Controller
BOARD OF DIRECTORS
The Peoples Bank, Biloxi, Mississippi
Chevis C. Swetman, Chairman of the Board
Tyrone J. Gollott, Vice-Chairman; President, G & W Enterprises, Inc.
Drew Allen, President, Allen Beverages, Inc.
Liz Corso Joachim, President, Frank P. Corso, Inc.
Rex E. Kelly, Business Executive (Retired)
Dan Magruder, President, Rex Distributing Co., Inc.
Jeffrey H. O’Keefe, President, Bradford-O’Keefe Funeral Homes, Inc.
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott, PLLC
SENIOR MANAGEMENT
The Peoples Bank, Biloxi, Mississippi
Chevis C. Swetman, President and CEO
A. Wes Fulmer, Executive Vice-President
Thomas J. Sliman, Senior Vice-President
Jeannette E. Romero, Senior Vice-President
Robert M. Tucei, Senior Vice-President
Lauri A. Wood, Senior Vice-President and Cashier
Ann F. Guice, Senior Vice-President
annual report 2005 / 33

BRANCH LOCATIONS
The Peoples Bank, Biloxi, Mississippi
Main Office
     152 Lameuse Street, Biloxi, Mississippi 39530
     (228) 435-5511
Asset Management & Trust Services
     758 Vieux Marché, Biloxi, MS 39530
     (228) 435-8208
Bay St. Louis
     408 Highway 90 East, Bay St. Louis, Mississippi 39520
     (228) 897-8710
Cedar Lake
     1740 Popps Ferry Road, Biloxi, Mississippi 39532
     (228) 435-8688
Diamondhead
     4408 West Aloha Drive, Diamondhead, Mississippi 39525
     (228) 897-8714
D’Iberville-St. Martin
     10491 Lemoyne Boulevard, D’Iberville, Mississippi 39540
     (228) 435-8202
Downtown Gulfport
     1105 30th Avenue, Gulfport, Mississippi 39501
     (228) 897-8715
Gautier
     2601 Highway 90, Gautier, Mississippi 39553
     (228) 435-8694
Handsboro
     412 E. Pass Road, Gulfport, Mississippi 39507
     (228) 897-8717
Long Beach
     298 Jeff Davis Avenue, Long Beach, Mississippi 39560
     (228) 897-8712
Ocean Springs
     2015 Bienville Boulevard, Ocean Springs, Mississippi 39564
     (228) 435-8204
Orange Grove
     12020 Highway 49 North, Gulfport, Mississippi 39503
     (228) 897-8718
Pass Christian
     129 Fleitas Avenue, Pass Christian, Mississippi 39571
     (228) 897-8719
Saucier
     17689 Second Street, Saucier, Mississippi 39574
     (228) 897-8716
Waveland
     470 Highway 90, Waveland, Mississippi 39576
     (228) 467-7257
West Biloxi
     2560 Pass Road, Biloxi, Mississippi 39531
     (228) 435-8203
Wiggins
     1312 S. Magnolia Drive, Wiggins, Mississippi 39577
     (601) 928-1761 or (228) 897-8722
34 / annual report 2005

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
annual report 2005 / 35

BOARD OF DIRECTORS
PEOPLES FINANCIAL CORPORATION
THE PEOPLES BANK, BILOXI, MISSISSIPPI
BACK ROW FROM LEFT:
Jeffrey H. O’Keefe, President, Bradford-O’Keefe Funeral Homes, Inc.;
Tyrone J. Gollott, Vice-Chairman; President, G & W Enterprises, Inc.;
Lyle M. Page*, Partner, Page, Mannino, Peresich & McDermott, PLLC.
FRONT ROW FROM LEFT:
Rex E. Kelly*, Business Executive (retired); Drew Allen*, President,
Allen Beverages, Inc.; Chevis C. Swetman*, Chairman of the Board;
Dan Magruder*, Vice-Chairman of Peoples Financial Corporation;
President, Rex Distributing Co., Inc.; Liz Corso Joachim, President,
Frank P. Corso, Inc.
*Member of both boards
36 / annual report 2005