Form 10-K, Exhibit 13
period 2006-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2007-03-16
CIK 770460

Exhibit 13

PEOPLES FINANCIAL CORPORATION

THE PEOPLES BANK

ANNUAL REPORT 2006

RECOVERY AND RENEWAL

OH GEE
OH GEE

P E O P L E S F I N A N C I A L C O R P O R A T I O N
A N N UA L R E P O RT
2006
RECOVERY AND RENEWAL

C O N T E N T S
1 P R E S I D E N T ‘ S L E T T E R 3 Y E A R I N R E V I E W 5 F I N A N C I A L S 36 C O R P O R A T E I N F O R M A T I O N
O N T H E C O V E R : Cruisin’ the Coast presented by The Peoples Bank returned in 2006 after its weather-caused hiatus in 2005. The 2006 event attracted some 80% of the registered participants who attended in 2004. Each year, Cruisin’ holds its Wednesday Block Party in downtown Biloxi right in front of the Main Office. Hundreds of vintage and custom cars line Lameuse Street, showing off their best attributes for a number of awards. One of those awards is The Peoples Cup, presented every year by Chevis C. Swetman, president and CEO of Peoples Financial Corporation and the bank . Photo by Bruce W. Smith

TO OUR SHAREHOLDERS :
If 2005 is remembered as the year of destruction, then 2006 will be considered the first year of our long reconstruction and recovery process.
Perhaps the most important achievement in 2006 was the recognition of the enormity of the job ahead. We took the first steps in reclaiming our Gulf Coast. I think everyone would agree that much was accomplished in the first year after Katrina.
Of course, much more work lies ahead. Your company and your bank spent 2006 repairing the immediate damage of Katrina. We were able to repair and reoccupy every permanent branch except for Pass Christian, which was completely destroyed. More importantly, we moved beyond repair and reconstruction to renewal and revival by resuming our original long-term growth plan.
This is why the next few pages of this year’s annual report are titled The Year in Review & Preview. We enjoyed a good year in 2006, but we are truly excited about 2007. We have not been able to say that for a couple of years.
No one can argue that the pace of our rebuilding efforts stalled in the second half of the year, primarily due to a combination of the slowdown in the flow of funds and the uncertainty caused by a crisis in the property insurance industry. Beginning in 2007, it seems we are reaching a satisfactory conclusion to the issues, and the resurgence and rebuilding of the Mississippi Gulf Coast will pick up the pace—perhaps dramatically.
During 2006 our communities took the time and made the concerted effort to define what we want to be in the future. During 2007 we will take the first major steps in building the renaissance along the Gulf Coast, moving from concepts on paper to realization in bricks and mortar.
Here on the Gulf Coast, we are fortunate in having the gaming industry, our major economic driver, move back into operation so quickly. With the help of our state legislature, casinos were allowed to operate on land. This single step facilitated the rapid reopening of several businesses whose barges were washed up on shore and would have required months to replace and refurbish to get back in operation. Instead, some of our operators were able to convert their lobbies to gaming facilities and begin operations in a matter of weeks, generating jobs, tax revenue and economic activity. By the end of 2006, a total of ten casinos were in operation.
Our gaming industry drives our tourism industry. Our challenge ahead is to rebuild the infrastructure of rooms, restaurants and attractions that will create the complete experience to bring visitors back to the Mississippi Gulf Coast. In that regard, it is gratifying to see many of our heritage restaurant brands reopen and the number of available rooms slowly but surely increase.
One shining example of our area’s revival was the very successful renewal of Cruisin’ the Coast, presented by The Peoples Bank. After the 2005 event was lost to weather, the 2006 event drew some 80% of the record-setting number of registrants who attended in 2004. Considering the reduced number of hotel rooms and show venues available, that is a remarkable accomplishment. Once again, the Wednesday Block Party in downtown Biloxi was held to great success right in front of our Main Office, and we are proud to be the presenting sponsor of the Coast’s largest single tourism event.
Despite these triumphs, the renewal effort continues to be a lot of hard work. We are faced with rebuilding our homes and our lives, as well as our economy. A good many of our great team at The Peoples Bank have yet to move back to their homes. In spite of their personal challenges, our team members have never wavered in their commitment to provide quality financial products and outstanding service to our many customers. I hope you join me in commending their efforts, without which we would simply cease to function.
I also want to thank our Board of Directors for providing the leadership and counsel that has taken our company and bank through the most trying, most challenging situation we are ever likely to experience in our lifetimes. The fact that The Peoples Bank is back on the road of its long-term strategic plan, building new branches, renovating existing ones and expanding our Main Office demonstrates the wisdom of our Board’s vision. Together, our team will continue working every day to earn your trust as we restore our community.
Sincerely,

Chevis C. Swetman
Chairman of the Board, President & CEO

N E T I N C O M E ( I N T H O U S A N D S )
E A R N I N G S P E R S H A R E
N E T I N T E R E S T I N C O M E ( I N T H O U S A N D S )

MAIN OFFICE EXPANSION
The Main Office extension includes 30,500 square feet of space on four floors that will match our existing historic building in finishes, color and design. The second floor of the new extension will also include meeting and training rooms to enhance employee development and continuing education programs.
THE YEAR IN REVIEW & PREVIEW
Financially, the Company and the bank enjoyed a very successful year with a large increase in earnings fueled by substantial gains in loan volume and net interest income.
For the year, loan volume rose to $401 million, 15% higher than 2005. While that figure represents a significant increase, earlier in the year we had projected a 25% growth in loan volume. The slower pace is a result of the deceleration of money flow and the construction activity that the entire area experienced in the latter part of 2006.
We believe the slowdown is only temporary, the product of an atmosphere of uncertainty caused by rising construction costs, the availability and affordability of insurance, building height requirements and construction codes. Once these underlying questions are answered, the pace of rebuilding will inevitably rebound and the recovery of our Gulf Coast will accelerate.
Our net interest income grew 21%, faster than loan volume, benefiting from our loan portfolio’s 60/40 ratio of floating to fixed rates and from higher earnings in our investment portfolio due to our larger deposit base.

STOCK DIVIDEND RAISED TWICE
As a result of the Company’s increased earnings and the confidence that these levels will be maintained over the next several years of reconstruction of the Coast, the Board of Directors increased the common stock dividend twice during 2006.
In June, the Board increased the semi-annual dividend to $.21 per share, followed in December by another increase to $.23 per share. The total 2006 dividend of $.41 per share is 7.9% higher than the dividend paid in 2005.

NEW CONSTRUCTION AND RENOVATIONS BEGIN
Beyond the financial results, one of our most significant achievements of 2006 was the completion of our branch repair and reconstruction efforts. By the end of the year, the bank had moved back into every branch except Pass Christian, which was completely destroyed to the slab.
As we move into 2007, we once again start to look forward. We have begun construction on a long-planned expansion to our Main Office that will significantly increase space for our back-office operations.
The Main Office extension includes 30,500 square feet of space on four floors that will match our existing historic building in finishes, color and design. The facade of the expansion will add a complementary design to the streetscape of historic Howard Avenue in downtown Biloxi.
The new building will connect to the present Main Office by means of a second-level bridge so that our existing drive-up teller lanes will not be affected. The second floor of the new extension will also include meeting and training rooms to enhance employee development and continuing education programs.

PASS CHRISTIAN BRANCH
The new Pass Christian branch, located on the corner of Davis and Second streets, is intended to support the objectives of the post-Katrina charettes that envision a new urbanism, pedestrian-friendly design for downtown Pass Christian. The 6,000 square foot building features architectural elements that recall the Garden District of New Orleans and some of the original buildings that formerly stood in downtown Pass Christian. Existing live oaks on the property will be preserved and incorporated into the overall landscaping of the property.

BRANCHES BUILT AND RENOVATED
Our branch system will also be significantly improved, with new buildings in Gautier and Pass Christian and a major renovation at our Orange Grove location.
The new Pass Christian branch, located on the corner of Davis and Second streets, is intended to support the objectives of the post-Katrina charettes that envision a new urbanism, pedestrian-friendly design for downtown Pass Christian.
The 6,000 square foot building features architectural elements that recall the Garden District of New Orleans and some of the original buildings that formerly stood in downtown Pass Christian. The design elements include a stucco finish, double-hung windows and shutters and wrought-iron porch elements, with metal roofs covering the drive-through tellers and the front entrance.
Existing live oaks on the property will be preserved and incorporated into the overall landscaping of the property, which will include approximately 22 parking spaces. The new facility is expected to be completed in Fall 2007.
Our Gautier branch opened in early February, 2007 to replace the branch that we established in an older building in 2002 to serve our growing customer base in Jackson County. We were able to seize the opportunity to build a new branch with a design that offers more convenience and a better banking experience for our customers in the Gautier area.
The renovation of our Orange Grove branch was part of our long-term facility upgrade program that was only delayed but never abandoned in the aftermath of Hurricane Katrina. Once we completed the repairs to our Bay St. Louis branch—which itself had been renovated only months before the storm—we moved the temporary branch facility to Orange Grove to begin the renovation project. We expect to move back into the renovated branch by the end of 2007.
L O A N V O L U M E ( I N T H O U S A N D S )
2004 2005 2006
D I V I D E N D S ( P E R S H A R E )
2004 2005 2006

P E O P L E S F I N A N C I A L C O R P O R A T I O N A N D S U B S I D I A R I E S
M A N A G E M E N T ‘ S D I S C U S S I O N A N D A N A L Y S I S O F F I N A N C I A L C O N D I T I O N A N D R E S U L T S O F O P E R A T I O N S
The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the Company) for the years ended December 31, 2006, 2005 and 2004. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.
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
OVERVIEW
The year 2006 proved to be another eventful year for the Company on several fronts. Net income for 2006 was $12,768,000, as compared with $5,882,000 for 2005. Earnings for 2006 included primarily income from operations, with net interest income increasing from $24,794,000 in 2005 to $30,109,000 in 2006. Total assets reached $964,023,000 at December 31, 2006, as deposits reached an all-time high of $613,170,000. 2005 earnings included a loss of $281,000, net of taxes, on the sale of available for sale securities and a gain of $538,000, net of taxes, from the Pulse EFT Association Exchange. During 2006, the Company settled all of its outstanding claims relating to damaged branch facilities, lost earnings and extra expenses resulting from Hurricane Katrina. As a result, the Company realized a gain of $2,674,000, net of taxes.
During 2006, considerable resources were dedicated to the restoration of our branch facilities. The Company completed the renovation of our branch locations in Waveland, Bay St. Louis, D’Iberville and Downtown Gulfport. Construction is well underway for a new Money Center building in downtown Biloxi with an expected completion date in the third quarter of 2007. On February 15, 2007, the groundbreaking for the construction of a new Pass Christian branch facility in the city’s downtown business district took place. Long-awaited renovations to our thriving Orange Grove branch have begun.
Management has continued its efforts in evaluating its loan portfolio, especially with respect to potential losses on loans as a result of Hurricane Katrina. Earnings for 2005 were impacted by the net provision of $3,614,000, or $2,385,000, net of taxes. This net provision included a negative provision for the first six months of $999,000,net of tax, and a provision of $3,368,000, net of tax in the third quarter of that year. In 2006, a provision for losses of only $93,000, net of taxes, was recorded for potential losses on overdraft accounts. The initial effort to evaluate losses after the hurricane has proven to be accurate, with no additional losses having been identified since September 2005. The Company continues to evaluate the area’s recovery and rebuilding efforts. While much has been accomplished in the last eighteen months, the vast scale of these efforts is sobering. The pace of the recovery is being impacted by the availability and affordability of insurance, housing for residents and construction workers, availability of workforce and the increasing cost of materials.
FINANCIAL CONDITION
Available for Sale Securities
Available for sale securities increased $218,814,000 at December 31, 2006 as compared with December 31, 2005. The increase in these securities is the result of the management of the liquidity position of the bank subsidiary. The growth in funds from deposits and non-deposit products has significantly outpaced the growth in loans during the last eighteen months. These excess funds have been invested in U.S. Treasury and U.S. Government securities. Proceeds from maturities of these investments are funding the purchase of U.S. Agency securities with longer maturities and which are being classified as available for sale. The Company continues to monitor its investment in bonds issued by local municipalities which have been affected by Hurricane Katrina. At December 31, 2006, Management has determined that no provision for loss for these investments is required.
Gross unrealized gains were $694,000, $132,000 and $347,000 and gross unrealized losses were $3,109,000, $4,328,000 and $1,754,000 for available for sale securities at December 31, 2006, 2005 and 2004, respectively. Losses of $426,000 and $237,000 were realized on the liquidation or sale of available for sale securities in 2005 and 2004, respectively.
Held to Maturity Securities
Held to maturity securities decreased $48,473,000 at December 31, 2006, compared with December 31, 2005. As discussed above, the Company invests primarily in U.S. Treasury and U.S. Government Agency securities. During 2005, purchases were primarily classified as Held to Maturity and in 2006 purchases were primarily classified as Available for Sale. The Company continues to monitor its investment in bonds issued by local municipalities which have been affected by Hurricane Katrina. At December 31, 2006, Management has determined that no provision for loss for these investments is required.
Gross unrealized gains were $62,000, $93,000 and $113,000, at December 31, 2006, 2005 and 2004 respectively, while gross unrealized losses were $117,000, $132,000 and $2,000 at December 31, 2006, 2005 and 2004, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2006, 2005 and 2004.
Loans
The Company’s loan portfolio increased $51,848,000 at December 31, 2006, as compared with December 31, 2005. The initial phase of rebuilding after Hurricane Katrina is well underway, yet Management believes that more than a decade will be needed to complete the recovery of the Mississippi Gulf Coast. As the pace of funds available to businesses and individuals from insurance, grants, and other sources has slowed, rebuilding has been negatively impacted. The anticipated loan growth of 25% for 2006 stalled at 15% due to the uncertainty that exists in the market place. Resources available to fund development, rising construction costs and the availability and affordability of insurance are among the concerns creating this uncertainty. These factors, and others, are impacting rebuilding efforts, and will directly impact loan demand and growth during the coming years. See Provision for Loan Losses for further discussion of these and other issues relating to the evaluation of the quality of the loan portfolio and the allowance for loan losses.
Fluctuations in the various categories of loans and information relating to concentrations are presented in Note C.
Bank Premises and Equipment, net:
Bank premises and equipment increased $1,771,000 at December 31, 2006 as compared with December 31, 2005. During 2006, the Company settled its outstanding claims relating to damage to bank premises and equipment as a result of Hurricane Katrina. A gain of $3,793,000 was realized from this settlement and bank premises and equipment with a book value of $1,290,000 were retired. The Company will utilize its insurance proceeds to fund the renovation and construction of new facilities.
Accrued Interest Receivable
Accrued interest receivable increased $3,827,000 at December 31, 2006 as compared with December 31, 2005 due to an increase in interest earning assets and the rate earned on these assets.
Other Assets
Other assets decreased $779,000 at December 31, 2006, as compared with December 31, 2005, due to deferred taxes on deferred gains on the sale and retirement of bank premises.
Deposits
Total deposits increased $20,952,000 at December 31, 2006, as compared with December 31, 2005. Typically, significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits are anticipated by Management as customers in the casino industry and county and municipal areas reallocate their resources periodically. Since Hurricane Katrina, the Company has realized a significant increase in demand and savings deposits and jumbo certificates of deposit as municipal customers receive federal and state funding and commercial and personal customers receive insurance proceeds, SBA loans, block grants and other forms of assistance. Based on previous post-hurricane experience and expectations with respect to the time frame for reconstruction, the Company anticipates that deposits will continue at or near their present level, and may even increase, during 2007.
The Company has managed its funds including planning the timing of investment maturities and the classification of investments and using other funding sources and their maturity to manage the potential volatility of its deposits.
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase
Federal funds purchased and securities sold under agreements to repurchase increased $76,765,000 at December 31, 2006, as compared with December 31, 2005. This fluctuation is directly related to customers’ periodic reallocation of their funds between deposit and non-deposit products.
Other Liabilities
Other liabilities increased $10,336,000 at December 31, 2006, as compared with December 31, 2005, primarily due to the increase in the liability for the Company’s retiree health plan of $1,158,000 due to the adoption of SFAS 158 during 2006 and the liability for investments not yet settled.
Shareholders’ Equity
During 2006, 2005 and 2004, there were significant events that impacted the components of shareholders’ equity. These events are detailed in Note J to the Consolidated Financial Statements included in this report.
Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. There are numerous indicators of capital adequacy including primary capital ratios and risk-based capital ratios. The Five-Year Comparative Summary of Selected Financial Information on page 33 presents these ratios for those periods.
One measure of capital adequacy is the primary capital ratio. As presented in the Five-Year Summary, the Company’s ratios are well above the regulatory minimum of 6.00%, but have declined in 2006 and 2005. This decrease has been the result of the significant increase in assets since September 30, 2005, rather than an indication of a weakening of the Company’s capital position. Management continues to emphasize the importance of maintaining the appropriate capital levels of the Company and has established a goal of maintaining its primary capital ratio at 8.00%, which is the minimum requirement for classification as being “well capitalized” by the banking regulatory authorities.
Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2006, approximately $25,021,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors. The Company cannot predict what dividends, if any, will be paid in the future, however the Board of Directors has established a goal of achieving a 35% dividend payout ratio.
RESULTS OF OPERATIONS
Net Interest Income
Net interest income, the amount by which interest income on loans, investments and other interest earning assets exceeds interest expense on deposits and other borrowed funds, is the single largest component of the Company’s income. Management’s objective is to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk. The following schedule summarizes net interest earnings and net yield on interest earning assets (in thousands):

For the years ended December 31,	2006	2005	2004

Total interest income (1)	$49,335	$32,759	$24,841
Total interest expense	18,785	7,550	5,091

Net interest earnings	$30,550	$25,209	$19,750

Net yield on interest earning assets (2)	3.73%	4.15%	3.70%

(1)	All interest earned is reported on a taxable equivalent basis using a tax rate of 34% in 2006, 2005 and 2004.

(2)	Interest income in 2005 included $900,000 received in nonaccrual loan income from prior years not previously recognized. Net yield would have been 4.00% without this interest.
Total interest income increased $16,551,000 for the year ended December 31, 2006, as compared with the year ended December 31, 2005, and had increased $7,777,000 for the year ended December 31, 2005, as compared with the year ended December 31, 2004. Coinciding with the Federal Reserve’s increases in the discount rates during this time frame, the Company’s yield on loans has improved, given that the loan portfolio includes a 40%/60% mix of fixed/floating rate term. Interest income has also increased significantly as a result of the increase in volume of the investment portfolio.

Total interest expense increased $11,235,000 for the year ended December 31, 2006, as compared with the year ended December 31, 2005, and increased $2,459,000 for the year ended December 31, 2005, as compared with the year ended December 31, 2004. During the last five months of 2005, the Company’s deposit and non-deposit funds increased significantly, as discussed previously. During 2005, the increase in interest expense was primarily due to the increase in volume of these funds after Hurricane Katrina. Although deposits continued to increase during 2006, the increase in interest expense is largely attributable to the increase in rates paid on these funds as competition to maintain funds in the Company’s trade area became more robust during the year.
Provision for Loan Losses
Management continuously monitors the Company’s relationships with its loan customers, especially those in concentrated industries such as gaming and hotel/motel, as well as the exposure for out of area loans, and their direct and indirect impact on its operations. A thorough analysis of current economic conditions and the quality of the loan portfolio is conducted on a quarterly basis. Management utilized these analyses, with special emphasis on the impact of Hurricane Katrina on the loan portfolio and underlying collateral, in determining the adequacy of its allowance for loan losses at December 31, 2006.
During the first six months of 2005, the Company recorded a negative provision of $1,513,000 as a result of positive events relating to the quality of the loan portfolio. As a result of Hurricane Katrina, however, Management recorded a provision for loan losses of $5,055,000 during the third quarter of 2005. This provision was determined based on established Company methodology in compliance with generally accepted accounting principles. In determining potential loan losses as a result of Hurricane Katrina in August 2005, the Company evaluated its commercial and residential loan portfolios separately. For commercial loans, Management evaluated potential losses for individual credits based on criteria including post-Katrina value of the collateral, existence and adequacy of insurance and available sources of repayment. Based on this evaluation, a provision for loan losses on commercial loans of $3,455,000 was recorded. The Company evaluated the residential portfolio as a pool of loans. This portfolio was analyzed based on the census tract in which the collateral is located. Assumptions based on this information as well as the post-Katrina value of collateral and existence and adequacy of insurance for the loans within each census tract were developed. Based on this evaluation, a provision of loan losses on residential loans of $1,600,000 for the residential portfolio was recorded. This on-going analysis has been enhanced by the completion of the evaluation of the impact of Katrina on every credit in the residential loan portfolio during the second quarter of 2006.
Management continues its evaluation in recognition of the extraordinary impact of Katrina on its entire trade area, attempting to quantify potential losses in accordance with the Company’s established methodology. Loan delinquencies and deposit overdrafts are closely monitored in order to identify developing problems as early as possible. Additionally, Management has considered the historical data available from the impact of other natural disasters on the Mississippi Gulf Coast and other coastal communities, including the length of time between the storm’s landfall and identification of all losses. Past bank experience with hurricanes and FDIC research have shown that the actual loss position may not be known until 24 months after the event.
Although more than one year has passed, much uncertainty remains regarding the impact of federal and state assistance, settlement of insurance claims, the availability and affordability of windstorm insurance and the rate and pace of recovery in the Company’s trade area. Commercial and personal customers are still assessing their resources and making decisions about their future plans. Meanwhile, construction costs continue to escalate, further impacting recovery efforts. The ability of customers to service their debt must be carefully considered. The slow release of Community Development Block Grants (CDBG), which should have started in July 2006, has added to our uncertainty.
We are just starting to realize the full impact of Hurricane Katrina on insurance coverage going forward. Several carriers have announced their intention to restrict coverage in our trade area. For those carriers continuing to write policies on the Gulf Coast, premiums are increasing significantly. Commercial development has already been negatively impacted by the ability to obtain insurance coverage. Ultimately, the effect of the insurance question may pose a potential risk to a large portion of our loan portfolio.
The Company has identified no additional significant potential losses as a result of Hurricane Katrina since its initial evaluation in September 2005. In fact, some loans which were thought to pose a potential loss during the initial evaluation have shown positive developments. It is also very possible that potential losses, despite the best efforts of the Company, have not yet been identified. Management believes that it is reasonably possible that the actual amount of potential losses as a result of Hurricane Katrina may be less than what was estimated in September 2005, but as a result of the factors discussed above, this amount cannot be reasonably estimated at this time and no provision or negative provision for losses on loans was recorded for the year ended December 31, 2006.
The Company recorded a provision of $141,000 during 2006 relating to potential losses on overdrawn deposit accounts.
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
Trust Income and Fees
Trust income and fees increased $193,000 for the year ended December 31, 2006 as compared with the year ended December 31, 2005, as a result of an increase in cash management accounts funded with insurance and other proceeds.
Service Charges on Deposit Accounts
Service charges on deposit accounts increased $901,000 for the year ended December 31, 2006 as compared with the year ended December 31, 2005. In 2005, ATM and NSF fees decreased $660,000 as a result of Hurricane Katrina in August of that year.
Loss on Liquidation, Sale and Calls of Securities
The Company realized a loss of $426,000 and $237,000 for the years ended December 31, 2005 and 2004, respectively as a direct result of the sale of investment securities. The sales were executed in order to provide funding for increased loan demand. There were no sales of securities in 2006.
Gain from Settlement of Insurance Proceeds
The Company realized gains in 2006 and 2005 of $3,793,000 and $449,000, respectively, from the settlement of its insurance claims arising from the significant damage to six of the bank subsidiary’s sixteen branch locations and the impact on the operations of the bank subsidiary. Proceeds from insurance settlement will be used to fund the construction and renovation of bank premises during 2007.

Other Income
Other income increased $148,000 for the year ended December 31, 2006, as compared with the year ended December 31, 2005, primarily due to a gain of $250,000 from the sale of “The Mint” trademark in 2006. See Note K for further information.
Salaries and Employee Benefits
Salaries and employee benefits increased $1,635,000 for the year ended December 31, 2006 as compared with the year ended December 31, 2005. The Company increased salaries and incentives to its employees in order to reward performance and retain personnel within the local, post-Katrina competitive employment conditions.
Net Occupancy
Net occupancy increased $351,000 for the year ended December 31, 2006 as compared with the year ended December 31, 2005 as a result of the increase in costs associated with insurance coverage.
Equipment Rentals, Depreciation and Maintenance
Equipment rentals, depreciation and maintenance increased $316,000 for the year ended December 31, 2006 as compared with the year ended December 31, 2005. This increase is attributable to an increase in repairs expenditures in 2006 as any post-Katrina repairs in 2005 were covered under insurance.
Other Expense
Other expense increased $279,000 for the year ended December 31, 2006, as compared with the year ended December 31, 2005, primarily as a result of consulting fees of $350,000 associated with the settlement of the Company’s insurance claims. See Note K for further information.
RELATED PARTIES
The Company extends loans to certain officers and directors and their personal business interests, at terms and rates comparable to other loans of similar credit risks. Further disclosure of these transactions is presented in Note C. The Company may also hold deposits for these related parties and/or provide other banking services in the ordinary course of business. Further disclosure of these deposits is presented in Note E. The Company has not currently engaged, nor does it have any plans to engage, in any transactions outside of the ordinary course of banking business with any related persons or entities.
LIQUIDITY
Liquidity represents the Company’s ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Note M discloses information relating to financial instruments with off-balance-sheet risk, including letters of credit and outstanding unused loan commitments. The Company closely monitors the potential effects of funding these commitments on its liquidity position. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets.
The Company monitors its liquidity position closely through a number of methods, including the computation of liquidity and dependency ratios on a monthly basis. The formula for these ratios are those used for the Uniform Bank Performance Report, such that the Company may monitor and evaluate its own risk, but also compare itself to its peers. Management carefully monitors its liquidity needs, particularly relating to potentially volatile deposits. It has continued to implement these procedures since Hurricane Katrina, and the Company has encountered no problems with meeting its liquidity needs.
Deposits, payments of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. The Company also uses other, non-traditional sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on traditional sources of funds, especially deposits and purchases of federal funds, for its liquidity needs in 2007.
Since Hurricane Katrina, the Company’s deposits and non-deposit accounts have increased significantly. Management carefully monitors its liquidity needs, particularly relating to these potentially volatile funds, which are currently invested in U.S. Treasury and U.S. Agency securities. It is anticipated that expanding loan demand in future quarters will be funded from the maturity of these investments. Federal funds sold and federal funds purchased are utilized by the Company to manage its daily liquidity position. At December 31, 2006, the Company was able to purchase federal funds up to $88,000,000.
THE SARBANES — OXLEY ACT OF 2002
The Sarbanes-Oxley Act of 2002 provides for, among other things, the acceleration of filing deadlines for quarterly and annual reports for companies that meet certain criteria. The Company became an accelerated filer at December 31, 2005. As a result of the impact of Hurricane Katrina, the Company was not able to be compliant with the reporting requirements relating to internal controls over financial reporting in a timely manner. The Company requested relief relating to this reporting from the Securities and Exchange Commission. On March 31, 2006, the Securities and Exchange Commission issued an order providing that the Company will first comply with the disclosure specified in paragraphs (a) and (b) of Item 308 of Regulation S-K and Exchange Act Rule 13a-15(c) for the fiscal year ended December 31, 2006.
OFF — BALANCE SHEET ARRANGEMENTS
The Company is a party to off-balance-sheet arrangements in the normal course of business to meet the financing needs of its customers. These arrangements include unused commitments to extend credit, which amounted to $149,457,000 at December 31, 2006, and irrevocable letters of credit, which amounted to $3,038,096 at December 31, 2006. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet arrangements. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amount does not necessarily represent future cash requirements. As discussed previously, the Company carefully monitors its liquidity needs and considers the cash requirements, especially for loan commitments, in making decisions on investments and obtaining funds from its other sources. Further information relating to off-balance-sheet instruments can be found in Note L.
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

The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (ALCO), whose members include the chief executive officer and senior and middle management from the financial, lending, investing, and deposit areas, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company’s tolerance for risk. Specifically, the key objectives of the Company’s asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO Committee utilizes a number of tools in its activities, including software to assist with interest rate risk management and balance sheet management. The ALCO committee reports to the Board of Directors on a quarterly basis.
The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U.S. Treasury Bills and U.S. Agency securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended up to seven years with call provisions. The loan portfolio consists of a 40%/60% blend of fixed/floating rate loans. It is the general loan policy to offer fixed rate loans with maturities of five years or less. The market is now dictating floating rate loans with maturities up to fifteen years. On the liability side, more than 68% of the deposits are demand and savings transaction accounts. Additionally, more than 75% of the certificates of deposit mature within eighteen months. Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.
The interest rate sensitivity tables below provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The negative gap in 2007 is mitigated by the nature of the Company’s deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for the reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.
Interest rate sensitivity at December 31, 2006 was as follows (in thousands):

								12/31/06
								FAIR
	2007	2008	2009	2010	2011	BEYOND	TOTAL	VALUE

Loans, net	$245,810	$22,747	$61,099	$24,129	$31,524	$5,044	$390,353	$389,072
Average rate	8.40%	6.36%	6.34%	6.79%	7.45%	6.97%	7.86%
Securities	165,435	105,856	37,625	60,596	44,184	70,214	483,910	483,855
Average rate	4.80%	4.40%	4.64%	5.11%	5.42%	5.48%	4.93%
Total Financial Assets	411,245	128,603	98,724	84,725	75,708	75,258	874,263	483,855
Average rate	7.42%	4.87%	5.82%	5.70%	6.44%	5.61%	6.60%
Interest Bearing Deposits	430,645	18,536	10,375	3,094	2,064		464,714	464,873
Average rate	3.40%	4.46%	3.91%	4.05%	4.05%		3.48%
Funds Management	226,032						226,032	226,032
Average rate	3.87%						3.87%
Long-term funds	196	184	178	5,177	177	1,355	7,267	8,002
Average rate	6.09%	6.09%	6.09%	6.09%	6.09%	6.42%	6.38%
Total Financial Liabilities	656,873	18,720	10,553	8,271	2,241	1,355	698,013	698,907
Average Rate	3.58%	4.48%	3.96%	4.21%	4.28%	6.42%	3.67%
Interest rate sensitivity at December 31, 2005 was as follows (in thousands):

								12/31/05
								FAIR
	2006	2007	2008	2009	2010	BEYOND	TOTAL	VALUE

Loans, net	$221,074	$5,168	$28,746	$54,525	$23,438	$5,429	$338,380	$341,016
Average rate	7.57%	6.75%	6.26%	6.91%	6.29%	6.62%	7.14%
Securities	151,017	51,532	46,743	14,883	20,104	29,238	313,517	313,478
Average rate	3.97%	3.93%	3.71%	3.88%	4.20%	4.53%	4.01%
Total Financial Assets	372,091	56,700	75,489	69,408	43,542	34,667	651,897	654,494
Average rate	6.64%	4.36%	5.03%	5.61%	5.54%	4.99%	6.10%
Interest Bearing Deposits	387,861	8,745	2,562	9,853	6,569		415,590	415,582
Average rate	1.91%	2.98%	3.24%	3.79%	3.79%		2.10%
Funds Management	149,268						149,268	149,268
Average rate	1.48%						1.48%
Long-term funds	298	211	198	198	198	6,249	7,352	7,728
Average rate	5.68%	5.68%	5.68%	5.68%	5.68%	6.24%	6.16%
Total Financial Liabilities	537,427	8,956	2,760	10,051	6,767	6,249	572,210	572,578
Average Rate	1.81%	3.09%	3.53%	3.84%	3.87%	6.24%	2.04%

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

DECEMBER 31,	2006	2005	2004

Assets
Cash and due from banks	$37,793,493	$52,277,524	$32,573,125
Federal funds sold	6,400,000	100,340,000	151,500
Available for sale securities	397,207,489	178,393,652	173,030,808
Held to maturity securities, fair value of $85,519,000 - 2006; $134,008,000 - 2005; $6,698,000 - 2004	85,574,260	134,046,959	6,587,375
Federal Home Loan Bank Stock, at cost	1,128,500	1,076,600	1,401,900
Loans	401,194,010	349,346,340	334,193,124
Less: Allowance for loan losses	10,841,367	10,966,022	6,569,614

Loans, net	390,352,643	338,380,318	327,623,510
Bank premises and equipment, net	19,658,585	17,887,907	18,018,504
Other real estate	44,538	106,046	168,091
Accrued interest receivable	8,142,230	4,315,358	2,745,235
Other assets	17,721,330	18,500,668	15,141,101

Total assets	$964,023,068	$845,325,032	$577,441,149

Liabilities & Shareholders’ Equity
Liabilities:
Deposits:
Demand, non-interest bearing	$148,455,754	$176,627,048	$89,529,270
Savings and demand, interest bearing	271,331,272	301,052,887	180,464,256
Time, $100,000 or more	132,846,509	51,292,708	51,948,077
Other time deposits	60,536,259	63,244,699	67,249,927

Total deposits	613,169,794	592,217,342	389,191,530
Federal funds purchased and securities sold under agreements to repurchase	226,032,370	149,267,750	87,277,125
Borrowings from Federal Home Loan Bank	7,267,349	7,352,005	7,202,970
Notes payable			1,239
Other liabilities	19,320,860	8,984,804	7,966,852

Total liabilities	865,790,373	757,821,901	491,639,716
Shareholders’ Equity:
Common Stock, $1 par value, 15,000,000 shares authorized, 5,548,199, 5,549,128 and 5,555,419 shares issued and outstanding at December 31, 2006, 2005 and 2004, respectively	5,548,199	5,549,128	5,555,419
Surplus	65,780,254	65,780,254	65,780,254
Undivided profits	29,253,825	18,942,855	15,391,524
Accumulated other comprehensive income, net of tax	(2,349,583)	(2,769,106)	(925,764)

Total shareholders’ equity	98,232,695	87,503,131	85,801,433

Total liabilities and shareholders’ equity	$964,023,068	$845,325,032	$577,441,149

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,	2006	2005	2004

Interest income:
Interest and fees on loans	$28,735,424	$22,690,169	$17,526,210
Interest and dividends on securities:
U.S. Treasury	5,725,317	2,675,827	1,366,831
U.S. Government agencies and corporations	12,610,083	4,568,700	4,833,893
States and political subdivisions	856,450	804,664	532,688
Other investments	188,965	193,709	229,550
Interest on federal funds sold	777,742	1,410,226	76,780

Total interest income	48,893,981	32,343,295	24,565,952

Interest expense:
Deposits	11,384,540	5,296,667	3,600,386
Long-term borrowings	484,398	437,712	447,401
Federal funds purchased and securities sold under agreements to repurchase	6,915,690	1,815,131	1,043,112

Total interest expense	18,784,628	7,549,510	5,090,899

Net interest income	30,109,353	24,793,785	19,475,053
Provision for allowance for losses on loans	141,000	3,614,000	448,000

Net interest income after provision for allowance for losses on loans	29,968,353	21,179,785	19,027,053

Other operating income:
Trust department income and fees	1,670,063	1,477,401	1,391,314
Service charges on deposit accounts	5,407,901	4,506,634	5,758,727
Loss on liquidation, sale and calls of securities		(426,094)	(236,618)
Gain from sale of bank premises	159,669	100,449	1,270,698
Gain from settlement of insurance proceeds	3,792,942	448,963
Other income	1,278,124	1,130,023	1,378,736

Total other operating income	12,308,699	7,237,376	9,562,857

Other operating expense:
Salaries and employee benefits	13,033,108	11,398,469	11,334,384
Net occupancy	1,870,011	1,518,620	1,461,492
Equipment rentals, depreciation and maintenance	2,836,392	2,520,339	2,416,749
Other expense	5,310,641	5,031,513	5,551,947

Total other operating expense	23,050,152	20,468,941	20,764,572

Income before income taxes and extraordinary gain	19,226,900	7,948,220	7,825,338
Income taxes	6,459,000	2,604,000	2,031,300

Income before extraordinary gain	12,767,900	5,344,220	5,794,038
Extraordinary gain, net of taxes		538,000

Net income	$12,767,900	$5,882,220	$5,794,038

Basic and diluted earnings per share	$2.30	$1.06	$1.04

Basic and diluted earnings per share before extraordinary gain	$2.30	$.96	$1.04

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of
	Common	Common
	Shares	Stock	Surplus

Balance, January 1, 2004	5,557,379	$5,557,379	$65,780,254
Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Cash dividends ($ .17 per share)
Dividend declared ($ .18 per share)
Allocation of ESOP shares
Retirement of stock	(1,960)	(1,960)

Balance, December 31, 2004	5,555,419	5,555,419	65,780,254
Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Total comprehensive income
Cash dividends ($ .20 per share)
Dividend declared ($ .20 per share)
Effect of retirement of stock on accrued dividends
Retirement of stock	(6,291)	(6,291)

Balance, December 31, 2005	5,549,128	5,549,128	65,780,254
Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Loss from unfunded post-retirement benefit obligation, net of tax
Total comprehensive income
Cash dividends ($ .21 per share)
Dividend declared ($ .23 per share)
Retirement of stock	(929)	(929)

Balance, December 31, 2006	5,548,199	$5,548,199	$65,780,254

See Notes to Consolidated Financial Statements.

		Accumulated
		Other
Undivided	Unearned	Comprehensive	Comprehensive
Profits	Compensation	Income	Income	Total

$11,574,074	$(94,899)	$687,141		$83,503,949

5,794,038			$5,794,038	5,794,038
		(1,720,706)	(1,720,706)	(1,720,706)
		107,801	107,801	107,801

			$4,181,133

(944,591)				(944,591)
(999,975)				(999,975)
	94,899			94,899
(32,022)				(33,982)

15,391,524		(925,764)		85,801,433

5,882,220			$5,882,220	5,882,220
		(2,077,657)	(2,077,657)	(2,077,657)
		234,315	234,315	234,315

			$4,038,878

(1,109,826)				(1,109,826)
(1,109,826)				(1,109,826)
399				399
(111,636)				(117,927)

18,942,855		(2,769,106)		87,503,131

12,767,900			$12,767,900	12,767,900
		1,158,333	1,158,333	1,158,333
		12,017	12,017	12,017
		(750,827)	(750,827)	(750,827)

			$13,187,423

(1,165,122)				(1,165,122)
(1,276,086)				(1,276,086)
(15,722)				(16,651)

$29,253,825	$	$(2,349,583)		$98,232,695

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,	2006	2005	2004

Cash flows from operating activities:
Net income	$12,767,900	$5,882,220	$5,794,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,606,000	1,473,539	1,447,000
Provision for allowance for loan losses	141,000	3,614,000	448,000
Provision for losses on other real estate	14,908	21,910	354,360
Gain on sales of other real estate	(153,400)	(366,865)	(100,750)
Loss on sales, calls and liquidation of securities		426,094	258,888
Gain on sale of bank premises	(159,669)	(100,449)	(1,270,698)
Gain on settlement of insurance	(3,792,942)	(448,963)
Changes in assets and liabilities:
Accrued interest receivable	(3,826,872)	(1,570,123)	350,767
Other assets	330,657	(93,683)	(238,021)
Other liabilities	9,750,102	(933,187)	778,940

Net cash provided by operating activities	16,677,684	7,904,493	7,822,524

Cash flows from investing activities:
Proceeds from maturities, sales and calls of available for sale securities	55,190,291	144,782,701	174,457,599
Investment in available for sale securities	(272,222,910)	(153,360,763)	(142,688,628)
Proceeds from maturities and calls of held to maturity securities	265,074,303	23,435,000	1,405,000
Investment in held to maturity securities	(216,601,604)	(150,894,584)	(3,639,521)
Investment in Federal Home Loan Bank stock	(51,900)		(28,700)
Redemption of Federal Home Loan Bank stock		325,300	601,000
Proceeds from sales of other real estate	344,000	495,000	1,074,000
Loans, net increase	(52,257,325)	(14,458,808)	(32,427,179)
Proceeds from sale and retirement of bank premises	5,400,045	769,807	2,837,500
Acquisition of premises and equipment	(4,824,112)	(1,563,337)	(3,079,803)
Other assets	(493,320)	(478,814)	(417,441)

Net cash used in investing activities	(220,442,532)	(150,948,498)	(1,906,173)

Cash flows from financing activities:
Demand and savings deposits, net increase (decrease)	(57,892,909)	207,686,409	15,424,238
Time deposits made, net increase (decrease)	78,845,361	(4,660,597)	(3,021,702)
Principal payments on notes		(1,239)	(14,097)
Cash dividends	(2,274,948)	(2,109,402)	(1,778,198)
Retirement of common stock	(16,651)	(117,927)	(33,982)
Borrowings from Federal Home Loan Bank	20,940,973	402,819	30,292,102
Repayments to Federal Home Loan Bank	(21,025,629)	(253,784)	(40,158,980)
Federal funds purchased and securities sold under agreements to repurchase, net increase (decrease)	76,764,620	61,990,625	(7,762,136)

Net cash provided by (used in) financing activities	95,340,817	262,936,904	(7,052,755)

Net increase (decrease) in cash and cash equivalents	(108,424,031)	119,892,899	(1,136,404)
Cash and cash equivalents, beginning of year	152,617,524	32,724,625	33,861,029

Cash and cash equivalents, end of year	$44,193,493	$152,617,524	$32,724,625

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
Basis of Accounting
Peoples Financial Corporation and Subsidiaries recognize assets and liabilities, and income and expense, on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
New Accounting Pronouncements
In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the interpretation will have a material impact on its results from operations or financial position.
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements”, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. The Company has not yet determined the impact of this Statement on its financial position or results from operations.
In September 2006, the Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” (EITF 06-4). EITF 06-4 requires the accrual of the post-retirement benefit over the service period. EITF 06-4 is effective for fiscal years beginning after December 31, 2007. The Company does not expect the issue will have a material impact on its results from operations or financial position.
Cash and Due from Banks
The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $24,539,000, $15,133,000 and $11,623,000 for the years ending December 31, 2006, 2005 and 2004, respectively. The Company’s bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2006, the bank subsidiary had excess deposits of $8,781,000.
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
Loans
The loan portfolio consists of commercial and industrial and real estate loans within the Company’s trade area in South Mississippi. The loan policy establishes guidelines relating to pricing, repayment terms, collateral standards including loan to value limits, appraisal and environmental standards, lending authority, lending limits and documentation requirements.
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
The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include performing and non-performing major loans for which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.
Generally, loans which become 90 days delinquent are reviewed relative to collectibility. Unless such loans are in the process of terms revision to bring to a current status or foreclosure or in the process of collection, those loans deemed uncollectible are charged off against the allowance account.
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
The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans, a specific allowance is established when the collateral value is lower than the carrying value of the loan. The general component of the allowance relates to loans that are not classified and is based on historical loss experience.
Bank Premises and Equipment
Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line method based on the estimated useful lives of the related assets.
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
Earnings Per Share
Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,548,300, 5,550,477 and 5,556,251 in 2006, 2005 and 2004, respectively.
Statements of Cash Flows
The Company has defined cash and cash equivalents to include cash and due from banks and federal funds sold. The Company paid $18,444,672 $7,389,847 and $5,044,207 in 2006, 2005 and 2004, respectively, for interest on deposits and borrowings. Income tax payments totaled $5,310,000, $4,856,000 and $2,062,000 in 2006, 2005 and 2004, respectively. Loans transferred to other real estate amounted to $144,000, $88,000 and $112,250 in 2006, 2005 and 2004, respectively. The income tax effect from the unrealized gain (loss) on available for sale securities on accumulated other comprehensive income was $602,907, $(949,600) and $(830,890), at December 31, 2006, 2005 and 2004, respectively. The income tax effect from the loss from unfunded post-retirement benefit obligation on accumulated other comprehensive income was $407,201 at December 31, 2006.
Reclassifications
Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

NOTE B — SECURITIES :
The amortized cost and estimated fair value of securities at December 31, 2006, 2005 and 2004, respectively, are as follows (in thousands):

		Gross	Gross	Estimated
December 31, 2006	Amortized cost	unrealized gains	unrealized losses	fair value

Available for sale securities:
Debt securities:
U.S. Treasury	$73,937	$81	$(364)	$73,654
U.S. Government agencies and corp.	304,156	304	(1,950)	302,510
States and political subdivisions	17,001	247	(163)	17,085

Total debt securities	395,094	632	(2,477)	393,249
Equity securities	4,528	62	(632)	3,958

Total available for sale securities	$399,622	$694	$(3,109)	$397,207

Held to maturity securities:
U.S. Treasury	$53,517	$	$(70)	$53,447
U.S. Government agencies and corp.	26,970		(29)	26,941
States and political subdivisions	5,087	62	(18)	5,131

Total held to maturity securities	$85,574	$62	$(117)	$85,519

		Gross	Gross	Estimated
December 31, 2005	Amortized cost	unrealized gains	unrealized losses	fair value

Available for sale securities:
Debt securities:
U.S. Treasury	$37,953	$2	$(525)	$37,430
U.S. Government agencies and corp.	126,444		(2,573)	123,871
States and political subdivisions	14,364	68	(282)	14,150

Total debt securities	178,761	70	(3,380)	175,451
Equity securities	3,829	62	(948)	2,943

Total available for sale securities	$182,590	$132	$(4,328)	$178,394

Held to maturity securities:
U.S. Treasury	$106,897	$	$(66)	$106,831
U.S. Government agencies and corp.	21,000		(19)	20,981
States and political subdivisions	6,150	93	(47)	6,196

Total held to maturity securities	$134,047	$93	$(132)	$134,008

		Gross	Gross	Estimated
December 31, 2004	Amortized cost	unrealized gains	unrealized losses	fair value

Available for sale securities:
Debt securities:
U.S. Treasury	$64,817	$	$(165)	$64,652
U.S. Government agencies and corp.	92,538	41	(766)	91,813
States and political subdivisions	13,254	244	(115)	13,383

Total debt securities	170,609	285	(1,046)	169,848
Equity securities	3,829	62	(708)	3,183

Total available for sale securities	$174,438	$347	$(1,754)	$173,031

Held to maturity securities:
States and political subdivisions	$6,587	$113	$(2)	$6,698

Total held to maturity securities	$6,587	$113	$(2)	$6,698

The amortized cost and estimated fair value of debt securities at December 31, 2006, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value

Available for sale securities:
Due in one year or less	$84,823	$84,487
Due after one year through five years	247,640	246,229
Due after five years through ten years	56,409	56,253
Due after ten years	6,222	6,280

Totals	$395,094	$393,249

Held to maturity securities:
Due in one year or less	$80,948	$80,849
Due after one year through five years	2,032	2,048
Due after five years through ten years	2,364	2,388
Due after ten years	230	234

Totals	$85,574	$85,519

Information pertaining to securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position is as follows (in thousands):

	Less than twelve months		Over twelve months		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U.S. Treasury	$65,458	$102	$29,647	$331	$95,105	$433
U.S. Government Agencies	100,883	200	105,697	1,779	206,580	1,979
States and political subdivisions	2,970	15	7,016	167	9,986	182
FHLMC preferred stock			2,443	632	2,443	632

Total	$169,311	$317	$144,803	$2,909	$314,114	$3,226

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position is as follows (in thousands):

	Less than twelve months		Over twelve months		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U.S. Treasury	$100,001	$259	$17,656	$332	$117,657	$591
U.S. Government Agencies	81,411	1,054	50,441	1,538	131,852	2,592
States and political subdivisions	9,106	150	3,485	179	12,591	329
FHLMC preferred stock			2,127	948	2,127	948

Total	$190,518	$1,463	$73,709	$2,997	$264,227	$4,460

Management evaluates securities for other-than-temporary impairment on a monthly basis. Consideration is given to the length of time and the extent to which the fair value has been less than cost. The Company has also considered that securities are primarily issued by U.S. Treasury and U.S. Government Agencies, the cause of the decline in value, the intent and ability of the Company to hold these securities until maturity and that the Company has traditionally held virtually all of its securities, including those classified as available for sale, until maturity. Any sales of available for sale securities, which have been infrequent and immaterial, have been for liquidity purposes. The Company has also carefully considered the specific issues related to the valuation of the FHLMC preferred stock. As a result of the evaluation of the impairment of these securities, the Company has determined that the declines summarized in the table above are not deemed to be other-than-temporary.
Proceeds from maturities and calls of held to maturity debt securities during 2006, 2005 and 2004 were $265,074,303, $23,435,000 and $1,405,000, respectively. There were no sales of held to maturity debt securities during 2006, 2005 and 2004. Proceeds from maturities, sales and calls of available for sale debt securities were $55,190,291, $144,782,701 and $174,457,599 during 2006, 2005 and 2004, respectively. Available for sale debt securities were sold in 2005 and 2004 for a realized loss of $443,000 and $259,000. There were no sales of available for sale debt securities during 2006. The Company realized gains of $16,441 and $22,270 from the liquidation of equity securities in 2005 and 2004, respectively.
Securities with an amortized cost of approximately $269,628,000, $217,009,000 and $166,311,000 at December 31, 2006, 2005 and 2004, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.
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
NOTE C — LOANS :
The composition of the loan portfolio was as follows (in thousands):

December 31,	2006	2005	2004

Real estate, construction	$24,317	$20,663	$20,926
Real estate, mortgage	300,807	258,573	250,676
Loans to finance agricultural production and other loans to farmers	2,502	2,795	4,251
Commercial and industrial loans	57,796	53,473	44,983
Loans to individuals for household, family and other consumer expenditures	13,415	11,812	11,387
Obligations of states and political subdivisions (primarily industrial revenue bonds and local government tax anticipation notes)	2,094	1,423	1,654
All other loans	263	607	316

Totals	$401,194	$349,346	$334,193

Transactions in the allowance for loan losses are as follows (in thousands):

	2006	2005	2004

Balance, January 1	$10,966	$6,570	$6,399
Recoveries	463	1,344	494
Loans charged off	(729)	(562)	(771)
Provision for allowance for loan losses	141	3,614	448

Balance, December 31	$10,841	$10,966	$6,570

As a part of its evaluation of the quality of the loan portfolio, Management continuously monitors the Company’s credit concentrations on a monthly basis. Total outstanding concentrations were as follows (in thousands):

December 31,	2006	2005	2004

Gaming	$60,105	$42,855	$26,600
Hotel/motel	24,907	21,532	24,602
Out of area	19,357	17,600	14,062

Total	$104,369	$81,987	$65,264

In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectibility and do not include other unfavorable features.
An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

	2006	2005	2004

Balance, January 1	$8,670	$8,836	$7,637
New loans and advances	10,248	20,300	14,381
Repayments	(10,364)	(20,466)	(13,182)

Balance, December 31	$8,554	$8,670	$8,836

Loans past due ninety days or more and still accruing were $3,295,000, $762,000 and $1,190,000 at December 31, 2006, 2005 and 2004, respectively.
Nonaccrual loans amounted to approximately $349,000, $267,000 and $6,164,000 at December 31, 2006, 2005 and 2004, respectively.
The Company’s other individually evaluated impaired loans include performing loans and totaled $12,350,000, $17,162,000 and $10,957,000 at December 31, 2006, 2005 and 2004, respectively. At December 31, 2006, 2005 and 2004, the average recorded investment in impaired loans was $15,877,000, $17,827,000 and $14,962,000, respectively. The Company had $4,389,000, $6,176,000 and $3,673,000 of specific allowance related to impaired loans at December 31, 2006, 2005 and 2004, respectively. Interest income recognized on impaired loans was $990,000, $1,132,000 and $678,000 in 2006, 2005 and 2004, respectively. Interest income recognized on impaired loans if the Company had used the cash-basis method of accounting would have approximated $900,000, $1,056,000 and $680,000 in 2006, 2005 and 2004, respectively.
NOTE D — BANK PREMISES AND EQUIPMENT :
Bank premises and equipment are shown as follows (in thousands):

Years Ended December 31,	Estimated useful lives	2006	2005	2004

Land		$5,720	$4,926	$5,033
Buildings	5-40 years	14,731	17,476	17,463
Furniture, fixtures and equipment	3-10 years	13,806	13,511	12,697

Totals, at cost		34,257	35,913	35,193
Less: Accumulated depreciation		14,598	18,025	17,174

Totals		$19,659	$17,888	$18,019

NOTE E — DEPOSITS
At December 31, 2006, the scheduled maturities of time deposits (in thousands) are as follows:

2007	$159,315
2008	18,536
2009	10,375
2010	3,094
2011	2,063

Total	$193,383

Deposits held for related parties amounted to $15,399,924, $12,130,015 and $15,011,100 at December 31, 2006, 2005 and 2004, respectively.
NOTE F — FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
At December 31, 2006, 2005 and 2004, federal funds purchased and securities sold under agreements to repurchase consist only of funds invested by customers in a non-deposit product of the bank subsidiary. These accounts are non-insured, non-deposit accounts which allow customers to earn interest on their account with no restrictions as to the number of transactions. They are set up as sweep accounts with no check-writing capabilities, and require the customer to have at least one operating deposit account.
At December 31, 2006, the Company had facilities in place to purchase federal funds up to $88,000,000 under established credit arrangements.
NOTE G — BORROWINGS FROM FEDERAL HOME LOAN BANK :
At December 31, 2006, the Company had $7,267,349 outstanding in advances under a $96,259,000 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). One advance in the amount of $5,000,000 bears interest at 6.50% and matures in 2010. The remaining balance consists of a number of smaller advances at a fixed rate of interest from 2.24% to 7.00% with maturity dates from 2007 - 2030. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans.
NOTE H — NOTES PAYABLE :
At December 31, 2004, the Company had a note payable on automobiles of $1,239 that was non-interest-bearing and which matured In January 2005.

NOTE I — INCOME TAXES :
Deferred taxes (or deferred charges) as of December 31, 2006, 2005 and 2004, included in other assets or other liabilities, were as follows (in thousands):

December 31,	2006	2005	2004

Deferred tax assets:
Allowance for loan losses	$4,089	$3,503	$2,282
Employee benefit plans’ liabilities	2,030	1,638	1,489
Unrealized loss on available for sale securities, charged from equity	911	1,427	479
Earned retiree health benefits plan liability	798
Unearned retiree health benefits plan liability	435
Other	356	525	915

Deferred tax assets	8,619	7,093	5,165

Deferred tax liabilities:
Bank premises and equipment	3,989	2,239	2,308
Other	39

Deferred tax liabilities	4,028	2,239	2,308

Net deferred taxes	$4,591	$4,854	$2,857

Income taxes consist of the following components (in thousands):

Years Ended December 31,	2006	2005	2004

Current	$6,511	$3,653	$2,660
Deferred	(52)	(1,049)	(629)

Totals	$6,459	$2,604	$2,031

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 35.0% for 2006 and 34% for 2005 and 2004, to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,	2006 Amount	%	2005 Amount	%	2004 Amount	%

Taxes computed at statutory rate	$6,729	35.0	$2,702	34.0	$2,660	34.0
Increase (decrease) resulting from:
Tax-exempt interest income	(292)	(1.5)	(272)	(3.4)	(230)	(2.9)
Other, net	22	0.1	174	2.2	(399)	(5.2)

Total income taxes	$6,459	33.6	$2,604	32.8	$2,031	25.9

NOTE J — SHAREHOLDERS’ EQUITY :
Banking regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2006, approximately $25,021,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to the approval by the Board of Directors.
On November 26, 2002, the Company’s Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. At November 26, 2005, the date this repurchase was set to expire, the Company had the authorization to repurchase and retire another 109,610 shares. On November 22, 2005, the Board of Directors approved a three year extension of the repurchase plan originally approved on November 26, 2002. As of December 31, 2006, 30,793 shares had been repurchased and retired under the plan approved November 26, 2002 and extended on November 22, 2005.
On December 8, 2006, the Company’s Board of Directors approved a semi-annual dividend of $.23 per share. This dividend has a record date of January 8, 2007 and a distribution date of January 16, 2007.
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
As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.

The Company’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2006, 2005 and 2004, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2006:
Total Capital (to Risk Weighted Assets)	$102,480	21.12%	$38,818	8.00%
Tier 1 Capital (to Risk Weighted Assets)	96,415	19.87%	19,409	4.00%
Tier 1 Capital (to Average Assets)	96,415	10.60%	36,374	4.00%
December 31, 2005:
Total Capital (to Risk Weighted Assets)	$90,418	21.51%	$33,630	8.00%
Tier 1 Capital (to Risk Weighted Assets)	85,163	20.26%	16,815	4.00%
Tier 1 Capital (to Average Assets)	85,163	12.57%	27,104	4.00%
December 31, 2004:
Total Capital (to Risk Weighted Assets)	$88,983	24.29%	$29,302	8.00%
Tier 1 Capital (to Risk Weighted Assets)	84,405	23.04%	14,651	4.00%
Tier 1 Capital (to Average Assets)	84,405	14.66%	23,028	4.00%
The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2006, 2005 and 2004, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2006:
Total Capital (to Risk Weighted Assets)	$102,111	21.06%	$38,791	8.00%
Tier 1 Capital (to Risk Weighted Assets)	95,991	19.80%	19,396	4.00%
Tier 1 Capital (to Average Assets)	95,991	9.98%	38,482	4.00%
December 31, 2005:
Total Capital (to Risk Weighted Assets)	$94,922	21.66%	$35,061	8.00%
Tier 1 Capital (to Risk Weighted Assets)	89,376	20.39%	17,531	4.00%
Tier 1 Capital (to Average Assets)	89,376	11.59%	30,843	4.00%
December 31, 2004:
Total Capital (to Risk Weighted Assets)	$90,616	24.66%	$29,397	8.00%
Tier 1 Capital (to Risk Weighted Assets)	85,998	23.40%	14,698	4.00%
Tier 1 Capital (to Average Assets)	85,998	14.31%	24,040	4.00%
NOTE K — OTHER INCOME AND EXPENSES :
Other income consisted of the following:

Years Ended December 31,	2006	2005	2004

Other service charges, commissions and fees	$222,681	$207,809	$220,443
Rentals	257,091	376,176	480,267
Other	798,352	546,038	678,026

Totals	$1,278,124	$1,130,023	$1,378,736

Other expenses consisted of the following:

Years Ended December 31,	2006	2005	2004

Advertising	$586,646	$534,509	$553,104
Data processing	314,570	281,263	232,473
Legal and accounting	492,296	485,805	443,152
ATM expense	1,066,411	954,168	1,256,013
Consulting fees	429,336	242,110	119,182
Trust expense	426,156	387,351	397,610
Other	1,995,226	2,146,307	2,550,413

Totals	$5,310,641	$5,031,513	$5,551,947

NOTE L — FINANCIAL INSTRUMENTS WITH OFF - BALANCE - SHEET RISK:
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
At December 31, 2006, 2005 and 2004, the Company had outstanding irrevocable letters of credit aggregating $3,038,096, $4,491,773 and $3,113,033, respectively. At December 31, 2006, 2005 and 2004, the Company had outstanding unused loan commitments aggregating $149,457,000, $121,369,000 and $113,500,000, respectively. Approximately $67,621,000, $65,721,000 and $24,637,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2006, 2005 and 2004, respectively.
NOTE M — COMMITMENTS AND CONTINGENCIES:
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
The criminal case against the Attorney, the Judge and other parties concluded on August 12, 2005. No guilty verdicts were returned. The defendants received not guilty verdicts on several counts and there was no verdict (mistrial) on a number of other counts, including the Bank v. USF&G matter. On September 16, 2005, the U.S. Attorney’s office announced that it will retry the Attorney, the Judge and other parties on fraud and bribery charges related to the Bank v. USF&G matter. The new trial began on February 7, 2007. The USF&G v. Bank suit will remain subject to the stay order until the criminal matters are concluded.
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
The Company has made commitments relating to the construction and renovation of its bank premises. At December 31, 2006, such commitments totaled $10,340,000, of which $614,000 was included in Bank Premises and Equipment as construction in process. These expenditures are being funded through the proceeds of the settlement of insurance claims and current operating capital.

NOTE N — CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION:
Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.
CONDENSED BALANCE SHEETS (IN THOUSANDS)

December 31,	2006	2005	2004

Assets
Investments in subsidiaries, at underlying equity:
Bank subsidiary	$98,147	$87,740	$85,991
Nonbank subsidiary	1	1	1
Cash in bank subsidiary	55	285	268
Other assets	1,535	842	823

Total assets	$99,738	$88,868	$87,083

Liabilities and Shareholders’ Equity
Other liabilities	$1,505	$1,365	$1,282

Total liabilities	1,505	1,365	1,282
Shareholders’ equity	98,233	87,503	85,801

Total liabilities and shareholders’ equity	$99,738	$88,868	$87,083

CONDENSED STATEMENTS OF INCOME (IN THOUSANDS)

Years Ended December 31,	2006	2005	2004

Income
Earnings of unconsolidated bank subsidiary:
Distributed earnings	$2,800	$2,300	$1,575
Undistributed earnings	10,014	3,618	4,246
Interest income	5	4	3
Other income	25	37	43

Total income	12,844	5,959	5,867

Expenses
Other expense	93	96	87

Total expenses	93	96	87

Income before income taxes	12,751	5,863	5,780
Income tax (benefit)	(17)	(19)	(14)

Net income	$12,768	$5,882	$5,794

CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

Years Ended December 31,	2006	2005	2004

Cash flows from operating activities:
Net income	$12,768	$5,882	$5,794
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on liquidation of investment		(16)	(22)
Net income of unconsolidated subsidiaries	(12,814)	(5,918)	(5,821)
Changes in assets and liabilities:
Other assets	8	(20)	(14)

Net cash used in operating activities	(38)	(72)	(63)

Cash flows from investing activities:
Investment in equity securities	(700)
Proceeds from liquidation of investment		16	22
Dividends from unconsolidated subsidiary	2,800	2,300	1,575

Net cash provided by investing activities	2,100	2,316	1,597

Cash flows from financing activities:
Retirement of stock	(17)	(118)	(34)
Dividends paid	(2,275)	(2,109)	(1,778)

Net cash used in financing activities	(2,292)	(2,227)	(1,812)

Net increase (decrease) in cash	(230)	17	(278)
Cash, beginning of year	285	268	546

Cash, end of year	$55	$285	$268

Peoples Financial Corporation paid income taxes of $5,310,000, $ 4,856,000 and $2,042,000 in 2006, 2005 and 2004, respectively. No interest was paid during the three years ended December 31, 2006.
NOTE O — EXTRAORDINARY GAIN:
An extraordinary gain of $538,000, net of taxes, was recorded in 2005 as a result of the Pulse EFT Association Exchange.
NOTE P — EMPLOYEE BENEFIT PLANS:
The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (ESOP). Employees who are in a position requiring at least 1,000 hours of service during a plan year and who are 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plan charged to operating expense were $460,000, $300,000 and $459,000 in 2006, 2005 and 2004, respectively.
Compensation expense of $8,245,151, $7,277,442 and $7,323,267, was the basis for determining the ESOP contribution allocation to participants for 2006, 2005 and 2004, respectively. The ESOP held 457,691, 468,084 and 472,744, allocated shares at December 31, 2006, 2005 and 2004, respectively.

The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. Benefits under the Executive Supplemental Income Plan are based upon the position and salary of the officer at retirement or death. Normal retirement benefits under the plan are equal to 67% of salary for the president and chief executive officer, 58% of salary for the executive vice president and 50% of salary for all other executive officers and are payable monthly over a period of fifteen (15) years. Under the Directors’ Deferred Income Plan, the directors are given an opportunity to defer receipt of their annual directors’ fees until age sixty-five. For those who choose to participate, benefits are payable monthly for ten (10) years beginning the month after the director attains age sixty-five. Interest on deferred fees accrues at an annual rate of ten percent, compounded annually. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $12,157,922, $11,672,568 and $11,221,549 at December 31, 2006, 2005 and 2004, respectively, and are included in Other Assets. The present value of accumulated benefits under these plans, using an interest rate of 7.00% in 2006 and 7.50% for 2005 and 2004 and the interest ramp-up method for 2006, 2005 and 2004, has been accrued. The accrual amounted to $4,769,461, $4,189,779 and $3,783,850 at December 31, 2006, 2005 and 2004, respectively, and is included in Other Liabilities.
The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $826,680, $816,025 and $780,898 at December 31, 2006, 2005 and 2004, respectively and are included in Other Assets. The present value of accumulated benefits under these plans using an interest rate of 7.50% in 2006, 2005 and 2004 and the projected unit cost method has been accrued. The accrual amounted to $613,510, $628,515 and $597,096 at December 31, 2006, 2005 and 2004, respectively and is included in Other Liabilities.
The Company provides post-retirement health insurance to certain of its retired employees. Employees are eligible to participate in the retiree health plan if they retire from active service no earlier than age 65. In addition, the employee must have at least 25 continuous years of service with the Company immediately preceding retirement. However, any active employee who was at least age 65 as of January 1, 1995, does not have to meet the 25 years of service requirement. The accumulated post-retirement benefit obligation at January 1, 1995, was $517,599, which the Company elected to amortize over 20 years. The Company reserves the right to modify, reduce or eliminate these health benefits. The Company has chosen to not offer this post-retirement benefit to individuals entering the employ of the Company after December 31, 2006.
The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2006	2005	2004

Service cost, including amortization of loss	$315,561	$237,731	$212,933
Interest cost	175,982	139,449	133,262
Amortization of net transition obligation	20,600	20,600	20,600

Net periodic post-retirement benefit cost	$512,143	$397,780	$366,795

The discount rate used in determining the accumulated post-retirement benefit obligation was 6.00% in 2006, 5.500% in 2005, and 5.75% in 2004. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.00% in 2003. The rate was assumed to decrease gradually to 5.00% for 2013 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2006, would be increased by 24.07%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 29.49%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2006, would be decreased by 18.46%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 21.89%.
The Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the “Act”) provided a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Act became effective in 2006. The Company believes that the coverage it provides under its plan is actuarially equivalent to Medicare Part D and that it will be entitled to the subsidy. The Company elected to recognize the effect of this subsidy as of December 31, 2004. The recognition of this subsidy had no effect on the 2004 net periodic post-retirement benefit cost but did reduce the accumulated benefit obligation as of December 31, 2004 by $650,109.
The following table presents the estimated benefit payments and effect of the Medicare Part D subsidy for each of the next five years and in the aggregate for the next five years:

Year	With Subsidy	Without Subsidy	Subsidy

2007	$58,000	$8,000	$50,000
2008	64,000	9,000	55,000
2009	70,000	10,000	60,000
2010	76,000	10,000	66,000
2011	86,000	11,000	75,000
2012-2016	744,000	119,000	625,000

The following is a reconciliation of the accumulated post-retirement benefit obligation:

Accumulated post-retirement benefit obligation as of December 31, 2005	$3,222,003
Service cost	250,923
Interest cost	175,982
Actuarial loss	(305,654)
Benefits paid	(73,202)

Accumulated post-retirement benefit obligation as of December 31, 2006	$3,270,052

The following is a summary of the change in plan assets:

	2006		2005		2004

Fair Value of Plan Assets at Beginning of Year	$		$		$
Actual Return of Assets
Employer Contribution		73,202		68,860		61,070
Benefits Paid (net)		(73,202)		(68,860)		(61,070)

Fair Value of Plan Assets at End of Year	$		$		$

The following is a summary of the accrued post-retirement benefit cost at December 31, 2005 and 2004:

December 31,	2005	2004

Accumulated post-retirement benefit obligation:
Retirees	$830,354	$717,323
Not eligible to retire	2,391,649	1,517,246

Total	3,222,003	2,234,569

Plan assets at fair value
Accumulated post-retirement benefit obligation in excess of plan assets	3,222,003	2,234,569
Unrecognized transition obligation	(185,397)	(205,997)
Unrecognized cumulative net gain from past experience different from that assumed and from changes in assumptions	(1,363,523)	(684,409)

Accrued post-retirement benefit cost	$1,673,083	$1,344,163

The Company adopted FASB Statement No. 158, “Employers Accounting for Defined Benefit Pensions and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132R (SFAS 158). SFAS 158 requires the recognition of the funded status of the Company’s postretirement benefit plan and to provide additional disclosure. As a result of the adoption of SFAS 158, accrued postretirement benefit cost of $3,270,052 is included in Other Liabilities and the loss from unfunded post-retirement benefit obligation of $750,827, net of taxes, is included in accumulated other comprehensive income in 2006.
Other changes in plan assets and accumulated post-retirement benefit obligation recognized in accumulated other comprehensive income includes the following, net of tax, at December 31, 2006.

Unrecognized Actuarial Loss	$645,600
Unrecognized Transition Obligation	105,227
Unrecognized Prior Service Cost

Total recognized in other comprehensive income	$750,827

Amortization of net loss	$42,015
Amortization of prior service cost	13,390

Total recognized in net periodic benefit cost and other comprehensive income	$55,405

The estimated net loss and prior transition obligation for the other postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $41,355 and $20,600, respectively.
NOTE Q — FAIR VALUE OF FINANCIAL INSTRUMENTS:
All entities are required to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the statement of condition, for which it is practical to estimate its fair value. SFAS 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and bank premises and equipment.
Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In preparing these disclosures, Management made highly subjective estimates and assumptions in developing the methodology to be utilized in the computation of fair value. These estimates and assumptions were formulated based on judgments regarding economic conditions and risk characteristics of the financial instruments that were present at the time the computations were made. Events may occur that alter these conditions and thus perhaps change the assumptions as well. A change in the assumptions might affect the fair value of the financial instruments disclosed in this footnote. These esti-

mates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses have not been computed or disclosed herein. These fair value estimates, methods and assumptions are set forth below.
Cash and Due from Banks
The carrying amount shown as cash and due from banks approximates fair value.
Federal Funds Sold
The carrying amount shown as federal funds sold approximates fair value.
Available for Sale Securities
The fair value of available for sale securities is based on quoted market prices.
Held to Maturity Securities
The fair value of held to maturity securities is based on quoted market prices.
Federal Home Loan Bank Stock
The carrying amount shown as Federal Home Loan Bank Stock approximates fair value.
Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the remaining maturities. The cash flows considered in computing the fair value of such loans are segmented into categories relating to the nature of the contract and collateral based on contractual principal maturities. Appropriate adjustments are made to reflect probable credit losses. Cash flows have not been adjusted for such factors as prepayment risk or the effect of the maturity of balloon notes. The fair value of floating rate loans is estimated to be its carrying value.
Cash Surrender Value
The carrying amount of cash surrender value of bank-owned life insurance, which is included in Other Assets, approximates fair value.
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
Federal Funds Purchased and Securities Sold under Agreements to Repurchase
The carrying amount shown as federal funds purchased and securities sold under agreements to repurchase approximates fair value.
Borrowings from FHLB
The fair value of FHLB fixed rate borrowings is estimated using discounted cash flows based on current incremental borrowing rates for similar types of borrowing arrangements. The Company has no FHLB variable rate borrowings.
Commitments To Extend Credit and Standby Letters of Credit
Because commitments to extend credit and standby letters of credit are generally short-term and at variable rates, the contract value and estimated fair value associated with these instruments are immaterial.
The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2006, 2005 and 2004 (in thousands):

	2006		2005		2004
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial Assets:
Cash and due from banks	$37,793	$37,793	$52,278	$52,278	$32,573	$32,573
Federal funds sold	6,400	6,400	100,340	100,340	152	152
Available for sale securities	397,207	397,207	178,394	178,394	173,031	173,031
Held to maturity securities	85,574	85,519	134,047	134,008	6,587	6,698
Federal Home Loan Bank Stock	1,129	1,129	1,077	1,077	1,402	1,402
Loans, net	390,353	389,072	338,380	341,016	327,624	331,044
Cash surrender value	12,985	12,985	12,489	12,489	12,003	12,003
Financial Liabilities:
Deposits:
Non-interest bearing	148,456	148,456	176,627	176,627	89,529	89,529
Interest bearing	464,714	464,873	415,590	415,582	299,662	300,188

Total deposits	613,170	613,329	592,217	592,209	389,191	389,717
Federal funds purchased and securities sold under agreements to repurchase	226,032	226,032	149,268	149,268	87,277	87,277
Borrowings from FHLB	7,267	8,002	7,352	7,728	7,203	7,906
Notes payable					1	1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls over Financial Reporting, that Peoples Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Peoples Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Peoples Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by COSO. Also in our opinion, Peoples Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of condition of Peoples Financial Corporation and subsidiaries as of December 31, 2006, and the related statements of income, shareholders’ equity and cash flows for the year then ended, and our report dated February 14, 2007, expressed an unqualified opinion on those consolidated financial statements.
Atlanta, Georgia
February 14, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and subsidiaries as of December 31, 2006, and the related statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Peoples Financial Corporation and subsidiaries as of December 31, 2005 and 2004 were audited by other auditors whose report dated January 25, 2006, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Peoples Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of Peoples Financial Corporation’s internal control over financial reporting and an unqualified opinion on the effectiveness of Peoples Financial Corporation’s internal control over financial reporting.
Atlanta, Georgia
February 14, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi
We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.
Certified Public Accountants

PILTZ, WILLIAMS, LAROSA & CO.
Biloxi, Mississippi
January 25, 2006

FIVE-YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION
(IN THOUSANDS EXCEPT PER SHARE DATA)
Peoples Financial Corporation and Subsidiaries

	2006	2005	2004	2003	2002

Balance Sheet Summary
Total assets	$964,023	$845,325	$577,441	$579,669	$553,671
Available for sale securities	397,207	178,394	173,030	207,486	151,484
Held to maturity securities	85,574	134,047	6,588	4,353	17,588
Loans, net of unearned discount	401,194	349,346	334,193	302,155	315,827
Deposits	613,170	592,217	389,192	376,789	391,705
Borrowings from FHLB	7,267	7,352	7,203	17,070	6,313
Long term notes payable				110	334
Shareholders’ equity	98,233	87,503	85,801	83,504	81,732

Summary of Operations
Interest income	$48,894	$32,343	$24,566	$25,065	$27,424
Interest expense	18,785	7,550	5,091	5,838	9,616

Net interest income	30,109	24,793	19,475	19,227	17,808
Provision for loan losses	141	3,614	448	447	2,428

Net interest income after provision for loan losses	29,968	21,179	19,027	18,780	15,380
Non-interest income	12,309	7,237	9,563	9,737	10,372
Non-interest expense	(23,050)	(20,468)	(20,765)	(21,464)	(21,874)

Income before taxes and extraordinary gain	19,227	7,948	7,825	7,053	3,878
Applicable income taxes	6,459	2,604	2,031	2,035	687
Extraordinary gain		538

Net income	$12,768	$5,882	$5,794	$5,018	$3,191

Per Share Data
Basic and diluted earnings per share	$2.30	$1.06	$1.04	$.90	$.57
Basic and diluted earnings per share before extraordinary gain	2.30	.96	1.04	.90	.57
Dividends per share	.44	.38	.32	.29	.24
Book value	17.71	15.77	15.44	15.03	14.64
Weighted average number of shares	5,548,300	5,550,477	5,556,251	5,563,015	5,603,834

Selected Ratios
Return on average assets	1.41%	.82%	1.00%	.88%	.56%
Return on average equity	13.75%	6.79%	6.84%	6.07%	3.94%
Primary capital to average assets	11.91%	13.67%	15.87%	15.79%	15.39%
Risk-based capital ratios:
Tier 1	19.87%	20.26%	23.04%	23.56%	22.91%
Total	21.12%	21.51%	24.29%	24.81%	24.16%

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA )
Peoples Financial Corporation and Subsidiaries

Quarter Ended, 2006	March 31	June 30	September 30	December 31

Interest income	$10,505	$11,489	$13,151	$13,749
Net interest income	7,507	7,505	7,607	7,490
Provision for loan losses	35	42	48	16
Income before income taxes	3,823	3,976	4,115	7,313
Net income	2,533	2,556	2,685	4,994
Basic and diluted earnings per share	.46	.46	.48	.90

Quarter Ended, 2005	March 31	June 30	September 30	December 31

Interest income	$6,728	$8,220	$7,985	$9,410
Net interest income	5,252	6,468	5,902	7,171
Provision for loan losses	(679)	(834)	5,103	24
Income before income taxes	2,705	3,964	(2,675)	3,954
Net income	2,392	2,727	(1,767)	2,530
Basic and diluted earnings per share	.43	.49	(.32)	.46
Market Information
The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Capital Market Exchange:

Year	Quarter	High	Low	Dividend per share

2006	1st	$19.19	$16.85	$.20
	2nd	22.27	18.75
	3rd	26.35	23.00	.21
	4th	27.94	25.50
2005	1st	$19.49	$17.50	$.18
	2nd	19.00	17.30
	3rd	19.00	17.39	.20
	4th	18.50	16.51
There were 593 holders of record of common stock of the Company at January 31, 2007, and 5,548,199 shares issued and outstanding. The principal source of funds to the Company for payment of dividends is the earnings of the bank subsidiary. The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid to the Company by its bank subsidiary. Although Management cannot predict what dividends, if any, will be paid in the future, the Company has paid regular semiannual cash dividends since its founding in 1985.

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
(228) 897-8715
Gautier
2609 Highway 90, Gautier, Mississippi 39553
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
1312 S. Magnolia Drive, Wiggins, Mississippi 39577
(601) 928-1761 or (228) 897-8722

CORPORATE INFORMATION
Peoples Financial Corporation and Subsidiaries
Corporate Office
Mailing Address
P. O. Box 529
Biloxi, MS 39533-0529
Physical Address
152 Lameuse Street
Biloxi, MS 39530
(228) 435-8205
Website
www.thepeoples.com
Corporate Stock
The common stock of Peoples Financial Corporation is traded on the NASDAQ Capital Market under the symbol: PFBX.
The current market makers are:
FIG Partners
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
Porter Keadle Moore, LLP
Atlanta, Georgia
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
Chevis C. Swetman, President and CEO
A. Wes Fulmer, Executive Vice-President
Thomas J. Sliman, First Vice-President
Jeannette E. Romero, Second Vice-President
Robert M. Tucei, Vice-President
Lauri A. Wood, Chief Financial Officer and Controller
Ann F. Guice, Vice-President and Secretary
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
Frank P. Corso, Inc.
*Member of both boards

P E O P L E S F I N A N C I A L C O R P O R A T I O N