Form 10-K, Exhibit 13
period 2007-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2008-03-17
CIK 770460

Exhibit
PEOPLES FINANCIAL CORPORATION
AND SUBSIDIARIES
2007 ANNUAL REPORT

THIS PAGE LEFT BLANK
INTENTIONALLY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of Peoples Financial Corporation and Subsidiaries (the “Company") for the years ended December 31, 2007, 2006 and 2005. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.
FORWARD — LOOKING INFORMATION
Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company’s anticipated future financial performance. This act provides a safe harbor for such disclosure which protects the companies from unwarranted litigation if actual results are different from management expectations. This report contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements. Such factors and uncertainties include, but are not limited to: changes in interest rates and market prices, changes in local economic and business conditions, increased competition for deposits and loans, a deviation in actual experience from the underlying assumptions used to determine and establish the allowance for loan losses, changes in the availability of funds resulting from reduced liquidity, changes in government regulations and acts of terrorism, weather or other events beyond the Company’s control.
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
OVERVIEW
Total assets decreased from $964,000,000 at December 31, 2006 to $927,000,000 at December 31, 2007. As a result of Hurricane Katrina in August of 2005, the Company realized a significant increase in its deposits and used these funds for loan growth and investment in securities. While most of this deposit growth has been maintained, some volatility has been experienced since the second quarter of 2007 as customers pursue higher rates at other financial institutions.
During 2007, non-performing loans, including loans past due 90 days or more and loans on nonaccrual, have decreased significantly. The Company had anticipated an overall material deterioration in the quality of its loan portfolio as a result of Hurricane Katrina. Fortunately, this deterioration has not been realized and, along with the improvement in asset quality during 2007, contributed to Management’s decision to record a negative provision for loan losses of $1,250,000 during the third quarter of the current year.
The Company completed several large construction projects during 2007. During the fourth quarter, construction was completed on the 30,000 square foot Main Office expansion, which will house the bank’s Money Center, several bank departments, several conference and training areas and rental space. With the grand opening of our new Pass Christian branch in that city’s downtown business district in December, we have concluded our post-Katrina repairs and renovations.
Net income for 2007 was $11,026,000, as compared with $12,768,000 for 2006. Earnings in 2007 included a negative loan loss provision of $724,000, net of taxes, and a loss on the sale of securities of $405,000, net of taxes. Our results in 2006 included a gain of $2,674,000, net of taxes, from the settlement of our Katrina insurance claims. Income from operations, when adjusted for these non-recurring events, was $10,707,000 and $10,094,000 in 2007 and 2006, respectively.
The net tax-equivalent yield on earning assets decreased from 3.73% for 2006 to 3.55% for 2007 as the cost of funds rose for deposits and non-deposit accounts included in federal funds purchased and securities sold under agreements to repurchase. With its asset sensitive position, managing the Company’s net interest margin will continue to be a challenge during 2008, as interest rates have been reduced several times since December 31, 2007.
FINANCIAL CONDITION
Available for Sale Securities
Available for sale securities decreased $10,179,000 at December 31, 2007 as compared with December 31, 2006. The significant increase in the balances of deposit and non-deposit products after Hurricane Katrina in August 2005 outpaced loan demand during the last twenty-four months. These excess funds were initially invested in short term U.S. Treasury securities and classified as held to maturity. Proceeds from the maturity of these investments are generally now funding the purchase of U.S. Treasury securities and U.S. Agency securities with longer maturities and which are being classified as available for sale. As a result of the decline in interest rates since December 31, 2007, more than $70,000,000 in available for sale securities have been called by their issuing agency. Proceeds from these calls have been invested in U.S. Agency securities and funded liquidity needs.
The Company has recently invested in mortgage-backed securities, which are in either FNMA or FHLMC Gold pools. Management has evaluated its portfolio of these securities, carefully considering the potential effects of the recent subprime lending crisis, and has determined that there is no material impairment risk to its mortgage-backed securities.
Gross unrealized gains were $3,345,000, $694,000 and $132,000 and gross unrealized losses were $1,668,000, $3,109,000 and $4,328,000 for available for sale securities at December 31, 2007, 2006 and 2005, respectively. Losses of $606,000 and $426,000 were realized on the liquidation or sale of available for sale securities in 2007 and 2005, respectively.

Held to Maturity Securities
Held to maturity securities decreased $80,944,000 at December 31, 2007, compared with December 31, 2006. As discussed above, the Company invests primarily in U.S. Treasury and U.S. Government Agency securities. During 2005, purchases were primarily classified as Held to Maturity and in 2006 and 2007, purchases were primarily classified as Available for Sale.
Gross unrealized gains were $53,000, $62,000 and $93,000, at December 31, 2007, 2006 and 2005 respectively, while gross unrealized losses were $7,000, $117,000 and $132,000 at December 31, 2007, 2006 and 2005, respectively. There were no significant realized gains or losses from calls of these investments for the years ended December 31, 2007, 2006 and 2005.
Loans
Loans increased $49,798,000 at December 31, 2007, as compared with December 31, 2006. Slower than expected recovery funding and increasing insurance costs have resulted in minimal loan growth on the Mississippi Gulf Coast since Hurricane Katrina in August 2005. The Company has supplemented its loan portfolio with out of area and syndicated national gaming credits as loan demand fluctuates in its trade area. With the large increase in deposits since Hurricane Katrina far exceeding local loan demand, out of area loans and syndicated national gaming loans have been more aggressively pursued and such loans increased $11,968,000 and $14,490,000, respectively, at December 31, 2007 as compared with December 31, 2006. The Company is optimistic that local loan demand will increase and anticipates that its loan growth for 2008 will be approximately 6%. Note C presents a summary of the major categories of loans as well as information relating to the allowance for loan losses, loans to related parties and loan concentrations.
Bank Premises and Equipment, net
Bank premises and equipment increased $14,752,000 at December 31, 2007, as compared with December 31, 2006, primarily as a result of projects including the expansion of the Main Office, the construction of new branches in Pass Christian and Gautier and renovations at our Orange Grove branch. These projects were primarily funded by the insurance proceeds received in 2005 and 2006.
Accrued Interest Receivable
Accrued interest receivable decreased $771,000 at December 31, 2007 as compared with December 31, 2006 due to the decrease in the rate earned on variable rate loans at December 31, 2007 as compared with December 31, 2006, and the decrease in investment securities at December 31, 2007 as compared with December 31, 2006.
Cash Surrender Value Of Life Insurance
The Company has invested in life insurance contracts, the proceeds from which may fund benefits under a number of deferred compensation plans available for its officers and directors. The cash surrender value on this insurance increased $594,000 at December 31, 2007 as compared with December 31, 2006 as a result of the payment of premiums on some of the contracts and the increase in value on all of the contracts. Note O provides information relating to the funding, benefits and assumptions relating to these plans.
Other Assets
Other assets decreased $1,930,000 at December 31, 2007, as compared with December 31, 2006, due primarily to a decrease in deferred taxes as a result of the unrealized gains on available for sale securities and difference in depreciation for income tax purposes exceeding depreciation for financial statement purposes.
Deposits
Total deposits decreased $44,039,000 at December 31, 2007, as compared with December 31, 2006. Typically, significant increases or decreases in total deposits and/or significant fluctuations among the different types of deposits from quarter to quarter are anticipated by Management as customers in the casino and construction industries and county and municipal areas reallocate their resources periodically. Since Hurricane Katrina in August 2005, the Company has realized a significant increase in demand and savings deposits and jumbo CD’s as municipal customers receive federal and state funding and commercial and personal customers have received insurance proceeds, block grants, SBA loans and other forms of assistance.
During 2007, fluctuations in total deposits and among the types of deposits have been affected by the transfer of funds from demand and savings deposits and into certificates of deposit in the Company’s bank subsidiary and in other financial institutions. The Company’s trade area has experienced a very competitive rate environment, particularly since the beginning of 2007. As a result, the cost of funds has increased, particularly for certificates of deposit. In some cases, the Company has determined that it would not match a higher rate offered to our customer by a competitor, even if this action resulted in a customer transferring their funds to another financial institution.
The Company has managed its funds including planning the timing of investment maturities and the classification of investments and using other funding sources and structuring their maturity to manage the potential volatility of its deposits.
Other Liabilities
Other liabilities decreased $5,962,000 at December 31, 2007, as compared with December 31, 2006, primarily as a result of the liability for unsettled investment purchases at December 31, 2006.
Shareholders’ Equity
During 2007, 2006 and 2005, there were significant events that impacted the components of shareholders’ equity. These events are detailed in Note J to the Consolidated Financial Statements included in this report.
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
One measure of capital adequacy is the primary capital ratio which was 12.13%, 11.91% and 13.67% at December 31, 2007, 2006 and 2005, respectively. These ratios are well above the regulatory minimum of 6.00%. Management continues to emphasize the importance of maintaining the appropriate capital levels of the Company and has established the goal of maintaining its primary capital ratio at 8.00%, which is the minimum requirement for classification as being “well-capitalized” by the banking regulatory authorities.
Bank regulations limit the amount of dividends that may be paid by the bank subsidiary without prior approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2007, approximately $29,271,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to approval by the Board of Directors. The Company cannot predict what dividends, if any, will be paid in the future, however the Board of Directors has established a goal of achieving a 35% dividend payout ratio.

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
The Company’s net interest margin on a tax-equivalent basis, which is net income as a percentage of average earning assets, was 3.55% at December 31, 2007, down 18 basis points from 3.73% at December 31, 2006. The table that follows this discussion analyzes the changes in tax-equivalent net interest income for the years ended December 31, 2007 and 2006.
Average earning assets increased $54,000,000, or 7%, from $819,203,000 in December 2006 to $873,605,000 in December 2007. The average yield on earning assets improved 44 basis points, from 6.02% at December 31, 2006 to 6.46% at December 31, 2007. The increase in the yield is attributable to the increases in prime rate in 2006. The large increase in funds from deposit and funds management account growth during the last twenty-four months has funded the increase in loan demand and the remaining funds have been invested in U.S. Treasury and Agency securities and classified as held to maturity in 2006 and as available for sale in 2007. The loan portfolio generally has a 40%/60% blend of fixed/floating rate term. This fact, coupled with the relatively shorter term duration of investment maturities results in the Company being more asset sensitive to changes in market interest rates.
Average interest bearing liabilities increased $70,846,000, or 11%, from $645,071,000 in December 2006 to $715,917,000 in December 2007. The average rate paid on interest bearing liabilities increased 65 basis points, from 2.91% in December 2006 to 3.56% in December 2007. This significant increase, as well as the decrease in the net tax-equivalent yield on earning assets, is largely the result of increasing rates paid on certificates of deposits and funds management accounts, a non-deposit product classified as federal funds purchased and securities sold under agreement to repurchase. The cost of funds has increased as competition to maintain funds in the Company’s trade areas has become more robust in 2006 and 2007.
Since December 31, 2007, the Federal Open Market Committee (the “Committee”) has dropped the discount rate, which has resulted in decreases in prime interest rates. The Committee’s actions have been their attempt to stimulate the national economy and address concerns of a looming recession. These actions will directly impact the Company’s net income during 2008, as its loan portfolio with floating rate terms reprices immediately. The Company will endeavor to manage its cost of funds in light of the changes to its asset base.
ANALYSIS OF AVERAGE BALANCES, INTEREST EARNED/PAID AND YIELD (IN THOUSANDS)

	2007			2006
	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$428,447	$33,642	7.85	$377,172	$28,735	7.62
Federal Funds Sold	5,763	295	5.12	15,440	778	5.04
Held to maturity:
Taxable	21,443	1,082	5.05	137,707	6,449	4.68
Non taxable (1)	4,780	302	6.32	5,791	401	6.92
Available for sale:
Taxable	388,577	19,822	5.10	262,940	11,886	4.52
Non taxable (1)	18,864	1,109	5.88	15,213	897	5.90
Other	5,731	199	3.47	4,940	189	3.83

Total	$873,605	$56,451	6.46	$819,203	$49,335	6.02

Savings and demand, interest bearing	$268,710	$5,358	1.99	$303,239	$5,408	1.78
Time deposits	213,167	9,356	4.39	154,956	5,977	3.86
Federal funds purchased and securities sold under agreements to repurchase	225,246	10,212	4.53	178,663	6,916	3.87
Borrowings from FHLB	8,794	526	5.98	8,213	484	5.89

Total	$715,917	$25,452	3.56	$645,071	$18,785	2.91

Net tax-equivalent yield on earning assets			3.55			3.73

(1)	All interest earned is reported on a taxable equivalent basis using a tax rate of 35% in 2007 and 2006.

(2)	Loan fees of $854 and $592 for 2007 and 2006, respectively, are included in these figures.

(3)	Includes nonaccrual loans.

Provision for Loan Losses
Management continuously monitors the Company’s relationships with its loan customers, especially those in concentrated industries such as gaming/casino and hotel/motel, as well as the exposure for out of area loans, and their direct and indirect impact on its operations. Loan performance and deposit overdrafts are closely monitored in order to identify developing problems as early as possible. A thorough analysis of current economic conditions and the quality of the loan portfolio is conducted on a quarterly basis. Management utilized these analyses in determining the adequacy of its allowance for loan losses at December 31, 2007.
During the weeks after Hurricane Katrina struck on August 29, 2005, the loan portfolio was considered based on two specific criteria: commercial loans and residential loans. For commercial loans, Management evaluated potential losses for individual credits based on criteria including post-Katrina value of the collateral, the existence and adequacy of insurance and available sources of repayment. Based on this evaluation, a provision for loan losses on commercial loans of $3,455,000 was recorded in September of 2005. The Company evaluated the residential portfolio as a pool of loans. This portfolio was analyzed based on the census tract in which the collateral is located. Assumptions based on this information as well as the post-Katrina value of collateral and existence and adequacy of insurance for the loans within each census tract were developed. Based on this evaluation, a provision of loan losses on residential loans of $1,600,000 for the residential portfolio was recorded. The Company identified no additional significant potential losses as a result of Hurricane Katrina since its initial evaluation in September 2005.
Management continued its evaluation in recognition of the extraordinary impact of Katrina on its trade area, attempting to quantify potential losses in accordance with the Company’s established methodology. Since August of 2005, many issues have been considered in the Company’s evaluation. Uncertainty regarding the impact of federal assistance, settlement of insurance claims, the availability and affordability of windstorm insurance, the rate and pace of recovery in the Company’s trade area, increasing construction costs and the ability of customers to service their debt have been carefully considered.
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
The overall material deterioration in asset quality anticipated by the effects of Hurricane Katrina during the initial evaluation in 2005 has not been realized and the Company has identified no additional significant potential losses as a result of Hurricane Katrina since its initial evaluation. Non-performing loans have decreased significantly with loans past due 90 days and still accruing dropping from $3,295,000 at December 31, 2006 to $1,234,000 at December 31, 2007 and nonaccrual loans falling from $349,000 at December 31, 2006 to $45,000 at December 31, 2007.
Strong asset quality and the passage of time strongly contributed to Management’s decision to record a negative provision for loan losses of $1,250,000 during the third quarter of 2007.
The Company did record a provision of $205,000 and $141,000 during 2007 and 2006 which relates to potential losses on overdrawn deposit accounts. This provision is included in the provision for allowance for losses on loans in the consolidated statements of income.
The allowance for loan losses is an estimate, and as such, events may occur in the future which affects its accuracy. The Company anticipates that it is probable that additional information will be gathered in the coming quarters which may require an adjustment to the allowance for loan losses. Management will continue to closely monitor its portfolio, work with individual customers and take such action as it deems appropriate to accurately report its financial condition and results of operations.
Trust Department Income and Fees
Trust department income and fees increased $121,000 for the year ended December 31, 2007 as compared with the year ended December 31, 2006 as a result of an increase in cash management accounts funded with insurance and other proceeds.
Service Charges on Deposit Accounts
Service charges on deposit accounts increased $1,301,000 for the year ended December 31, 2007 as compared with the year ended December 31, 2006 as a result of an increase in fee income from NSFs and ATMs. During 2007, the Company operated more offsite ATMs than in 2006 and also increased its per transaction surcharge fee. The increase in NSF fee income is due directly to the increase in the per transaction NSF fee.
Loss on Liquidation, Sale and Calls of Securities
The Company realized a loss of $606,000 during 2007 as a direct result of the sale of investment securities. Proceeds from these sales were used to fund the liquidity needs of the bank subsidiary.
Gain from Sale of Bank Premises
During 2007, the Company realized a gain of $635,000 from sale of several parcels of bank premises.

Gain from Settlement of Insurance Proceeds
The Company realized a gain in 2006 of $3,793,000 from the settlement of its insurance claims arising from the significant damage to six of the bank subsidiary’s sixteen branch locations and the impact on the operations of the bank subsidiary. Proceeds from these insurance settlements were used to fund the construction and renovation of bank premises during 2007.
Salaries and Employee Benefits
Salaries and employee benefits increased $1,251,000 for the year ended December 31, 2007 as compared with the year ended December 31, 2006. The Company increased salaries and incentives to its employees in order to reward performance and retain personnel within the local competitive employment environment. Additionally, a reduction in the discount rate used for computing the liability for deferred compensation plans provided to certain officers and directors resulted in an increase in such liability during 2007.
Net Occupancy
Net occupancy increased $106,000 for the year ended December 31, 2007 as compared with the year ended December 31, 2006 primarily as a result of increased costs associated with the conversion of the Company’s telephone service to voice over internet protocol.
Equipment Rentals, Depreciation and Maintenance
Equipment rentals, depreciation and maintenance increased $268,000 for the year ended December 31, 2007 as compared with the year ended December 31, 2006 primarily as a result of an increase in depreciation expense on banking premises whose renovation or construction since Hurricane Katrina were completed during 2007 and an increase in servicing costs associated with the Company’s software contracts.
Other Expense
Other expense increased $588,000 for the year ended December 31, 2007, as compared with the year ended December 31, 2006, primarily as a result of an increase in expenses for off-site ATMs due to an increase in the number of such ATMs and in the number of transactions at such ATMs during 2007. See Note K for further information.
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
LIQUIDITY
Liquidity represents the Company’s ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Note L discloses information relating to financial instruments with off-balance-sheet risk, including letters of credit and outstanding unused loan commitments. The Company closely monitors the potential effects of funding these commitments on its liquidity position. Management monitors these funds requirements in such a manner as to satisfy these demands and provide the maximum earnings on its earning assets.
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
Deposits, payments of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. The Company also uses other, non-traditional sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on traditional sources of funds, especially deposits and purchases of federal funds, for its liquidity needs in 2008. Proceeds from the large number of calls of investment securities since December 31, 2007 are also currently being used for liquidity needs.
Since Hurricane Katrina, the Company’s deposits and non-deposits accounts have increased significantly. Management carefully monitors its liquidity needs, particularly relating to these potentially volatile funds, which are currently invested in U. S. Treasury and U. S. Agency securities. It is anticipated that expanding loan demand in future quarters will be funded from the maturity of these investments. Federal funds sold and federal funds purchased are utilized by the Company to manage its daily liquidity position.
At December 31, 2007, the Company was able to purchase federal funds up to $106,000,000.

OFF — BALANCE SHEET ARRANGEMENTS
The Company is a party to off-balance-sheet arrangements in the normal course of business to meet the financing needs of its customers. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet arrangements. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amount does not necessarily represent future cash requirements. As discussed previously, the Company carefully monitors its liquidity needs and considers its cash requirements, especially for loan commitments, in making decisions on investments and obtaining funds from its other sources. Further information relating to off-balance-sheet instruments can be found in Note L.
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
The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (“ALCO”), whose members include the chief executive officer and senior and middle management from the financial, lending, investing, and deposit areas, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company’s tolerance for risk. Specifically, the key objectives of the Company’s asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO Committee utilizes a number of tools in its activities, including software to assist with interest rate risk management and balance sheet management. The ALCO committee reports to the Board of Directors on a quarterly basis.
The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Treasury Bills and U. S. Agency securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended to seven years or less with call provisions. The loan portfolio consists of a 40% /60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however the market is now dictating floating rate terms to be extended to fifteen years. On the liability side, more than 60% of the deposits are demand and savings transaction accounts. Additionally, more than 90% of the certificates of deposit mature within twelve months. Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.
The interest rate sensitivity tables on the next page provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The negative gap in 2008 is mitigated by the nature of the Company’s deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

Interest rate sensitivity at December 31, 2007 was as follows (in thousands):

								12/31/07
								FAIR
	2008	2009	2010	2011	2012	BEYOND	TOTAL	VALUE

Loans, net	$288,348	$62,692	$20,709	$30,331	$32,107	$7,427	$441,614	$439,694
Average rate	7.51%	6.27%	6.77%	7.17%	7.88%	7.07%	7.85%
Securities	62,995	43,846	61,615	38,267	42,245	143,627	392,595	392,641
Average rate	4.56%	4.61%	4.35%	5.08%	5.01%	5.63%	5.07%
Total Financial Assets	351,343	106,538	82,324	68,598	74,352	151,054	834,209	832,335
Average rate	7.17%	5.71%	5.18%	6.18%	6.57%	5.72%	6.84%
Interest Bearing Deposits	434,515	14,133	3,556	1,806	1,204		455,214	456,490
Average rate	3.33%	3.83%	4.04%	4.37%	4.37%		3.36%
Federal funds purchased and securities sold under agreements to repurchase	231,225						231,225	231,225
Average rate	4.53%						4.53%
Long-term funds	172	178	5,177	177	177	1,219	7,100	7,811
Average rate	4.86%	4.86%	6.50%	4.86%	4.86%	4.86%	5.98%
Total Financial Liabilities	665,912	14,311	8,733	1,983	1,381	1,219	693,539	695,526
Average rate	3.83%	3.84%	5.75%	4.42%	4.44%	4.85%	3.87%
Interest rate sensitivity at December 31, 2006 was as follows (in thousands):

								12/31/06
								FAIR
	2007	2008	2009	2010	2011	BEYOND	TOTAL	VALUE

Loans, net	$245,810	$22,747	$61,099	$24,129	$31,524	$5,044	$390,353	$389,072
Average rate	8.40%	6.36%	6.34%	6.79%	7.45%	6.97%	7.86%
Securities	165,435	105,856	37,625	60,596	44,184	70,214	483,910	483,855
Average rate	4.80%	4.40%	4.64%	5.11%	5.42%	5.48%	4.93%
Total Financial Assets	411,245	128,603	98,724	84,725	75,708	75,258	874,263	872,927
Average rate	7.42%	4.87%	5.82%	5.70%	6.44%	5.61%	6.60%
Interest Bearing Deposits	430,645	18,536	10,375	3,094	2,064		464,714	464,873
Average rate	3.40%	4.46%	3.91%	4.05%	4.05%		3.48%
Federal funds purchased and securities sold under agreements to repurchase	226,032						226,032	226,032
Average rate	3.87%						3.87%
Long-term funds	196	184	178	5,177	177	1,355	7,267	8,002
Average rate	6.09%	6.09%	6.09%	6.09%	6.09%	6.42%	6.38%
Total Financial Liabilities	656,873	18,720	10,553	8,271	2,241	1,355	698,013	698,907
Average rate	3.58%	4.48%	3.96%	4.21%	4.28%	6.42%	3.67%

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

DECEMBER 31,	2007	2006	2005

Assets
Cash and due from banks	$34,665,370	$37,793,493	$52,277,524
Federal funds sold	270,000	6,400,000	100,340,000
Available for sale securities	387,028,925	397,207,489	178,393,652
Held to maturity securities, fair value of $4,676,000 - 2007; $85,519,000 - 2006; $134,008,000 - 2005	4,629,992	85,574,260	134,046,959
Federal Home Loan Bank Stock, at cost	936,200	1,128,500	1,076,600
Loans	450,992,074	401,194,010	349,346,340
Less: Allowance for loan losses	9,378,137	10,841,367	10,966,022

Loans, net	441,613,937	390,352,643	338,380,318
Bank premises and equipment, net	34,410,789	19,658,585	17,887,907
Accrued interest receivable	7,371,216	8,142,230	4,315,358
Cash surrender value of life insurance	13,578,536	12,984,602	12,488,593
Other assets	2,851,608	4,781,266	6,118,121

Total assets	$927,356,573	$964,023,068	$845,325,032

Liabilities & Shareholders’ Equity
Liabilities:
Deposits:
Demand, non-interest bearing	$113,916,041	$148,455,754	$176,627,048
Savings and demand, interest bearing	231,435,685	271,331,272	301,052,887
Time, $100,000 or more	166,078,473	132,846,509	51,292,708
Other time deposits	57,700,280	60,536,259	63,244,699

Total deposits	569,130,479	613,169,794	592,217,342
Federal funds purchased and securities sold under agreements to repurchase	231,225,118	226,032,370	149,267,750
Borrowings from Federal Home Loan Bank	7,100,305	7,267,349	7,352,005
Other liabilities	13,359,047	19,320,860	8,984,804

Total liabilities	820,814,949	865,790,373	757,821,901
Shareholders’ Equity:
Common Stock, $1 par value, 15,000,000 shares authorized, 5,420,204, 5,548,199 and 5,549,128 shares issued and outstanding at December 31, 2007, 2006 and 2005, respectively	5,420,204	5,548,199	5,549,128
Surplus	65,780,254	65,780,254	65,780,254
Undivided profits	34,458,291	29,253,825	18,942,855
Accumulated other comprehensive income, net of tax	882,875	(2,349,583)	(2,769,106)

Total shareholders’ equity	106,541,624	98,232,695	87,503,131

Total liabilities and shareholders’ equity	$927,356,573	$964,023,068	$845,325,032

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,	2007	2006	2005

Interest income:
Interest and fees on loans	$33,642,030	$28,735,424	$22,690,169
Interest and dividends on securities:
U.S. Treasury	4,320,309	5,725,317	2,675,827
U.S. Government agencies and corporations	16,583,568	12,610,083	4,568,700
States and political subdivisions	931,292	856,450	804,664
Other investments	198,968	188,965	193,709
Interest on federal funds sold	294,812	777,742	1,410,226

Total interest income	55,970,979	48,893,981	32,343,295

Interest expense:
Deposits	14,713,824	11,384,540	5,296,667
Long-term borrowings	526,369	484,398	437,712
Federal funds purchased and securities sold under agreements to repurchase	10,212,201	6,915,690	1,815,131

Total interest expense	25,452,394	18,784,628	7,549,510

Net interest income	30,518,585	30,109,353	24,793,785
Provision for allowance for losses on loans	(1,045,000)	141,000	3,614,000

Net interest income after provision for allowance for losses on loans	31,563,585	29,968,353	21,179,785

Other operating income:
Trust department income and fees	1,791,417	1,670,063	1,477,401
Service charges on deposit accounts	6,709,142	5,407,901	4,506,634
Loss on liquidation, sale and calls of securities	(605,813)		(426,094)
Gain from sale of bank premises	635,271	159,669	100,449
Gain from settlement of insurance proceeds		3,792,942	448,963
Other income	1,237,485	1,278,124	1,130,023

Total other operating income	9,767,502	12,308,699	7,237,376

Other operating expense:
Salaries and employee benefits	14,284,532	13,033,108	11,398,469
Net occupancy	1,976,204	1,870,011	1,518,620
Equipment rentals, depreciation and maintenance	3,104,053	2,836,392	2,520,339
Other expense	5,898,169	5,310,641	5,031,513

Total other operating expense	25,262,958	23,050,152	20,468,941

Income before income taxes and extraordinary gain	16,068,129	19,226,900	7,948,220
Income taxes	5,042,000	6,459,000	2,604,000

Income before extraordinary gain	11,026,129	12,767,900	5,344,220
Extraordinary gain, net of taxes			538,000

Net income	$11,026,129	$12,767,900	$5,882,220

Basic and diluted earnings per share	$2.01	$2.30	$1.06

Basic and diluted earnings per share before extraordinary gain	$2.01	$2.30	$.96

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of
	Common	Common
	Shares	Stock	Surplus

Balance, January 1, 2005	5,555,419	$5,555,419	$65,780,254
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
Total comprehensive income
Cash dividends ($ .21 per share)
Dividend declared ($ .23 per share)
Retirement of stock	(929)	(929)

Balance, December 31, 2006	5,548,199	5,548,199	65,780,254
Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Gain from unfunded post-retirement obligation, net of tax
Total comprehensive income
Cash dividends ($ .25 per share)
Dividend declared ($ .27 per share)
Retirement of stock	(127,995)	(127,995)

Balance, December 31, 2007	5,420,204	$5,420,204	$65,780,254

See Notes to Consolidated Financial Statements.

	Accumulated
	Other
Undivided	Comprehensive	Comprehensive
Profits	Income	Income	Total

$15,391,524	$(925,764)		$85,801,433

5,882,220		$5,882,220	5,882,220
	(2,077,657)	(2,077,657)	(2,077,657)

	234,315	234,315	234,315

		$4,038,878

(1,109,826)			(1,109,826)
(1,109,826)			(1,109,826)
399			399
(111,636)			(117,927)

18,942,855	(2,769,106)		87,503,131

12,767,900		$12,767,900	12,767,900
	1,158,333	1,158,333	1,158,333

	12,017	12,017	12,017
	(750,827)	(750,827)	(750,827)

		$13,187,423

(1,165,122)			(1,165,122)
(1,276,086)			(1,276,086)
(15,722)			(16,651)

29,253,825	(2,349,583)		98,232,695

11,026,129		$11,026,129	11,026,129
	2,308,621	2,308,621	2,308,621

	399,837	399,837	399,837
	524,000	524,000	524,000

		$14,258,587

(1,378,945)			(1,378,945)
(1,463,455)			(1,463,455)
(2,979,263)			(3,107,258)

$34,458,291	$882,875		$106,541,624

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,	2007	2006	2005

Cash flows from operating activities:
Net income	$11,026,129	$12,767,900	$5,882,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,712,000	1,606,000	1,473,539
Provision for allowance for loan losses	(1,045,000)	141,000	3,614,000
Provision for losses on other real estate		14,908	21,910
Gain on sales of other real estate	(10,470)	(153,400)	(366,865)
Loss on sales, calls and liquidation of securities	605,813		426,094
Gain on sale of bank premises	(635,271)	(159,669)	(100,449)
Gain on settlement of insurance		(3,792,942)	(448,963)
Changes in assets and liabilities:
Accrued interest receivable	771,014	(3,826,872)	(1,570,123)
Other assets	(1,967,771)	330,657	(93,683)
Other liabilities	(3,167,174)	9,750,102	(933,187)

Net cash provided by operating activities	7,289,270	16,677,684	7,904,493

Cash flows from investing activities:
Proceeds from maturities, sales and calls of available for sale securities	209,677,761	55,190,291	144,782,701
Investment in available for sale securities	(196,000,371)	(272,222,910)	(153,360,763)
Proceeds from maturities and calls of held to maturity securities	86,460,000	265,074,303	23,435,000
Investment in held to maturity securities	(5,515,732)	(216,601,604)	(150,894,584)
Investment in Federal Home Loan Bank stock		(51,900)
Redemption of Federal Home Loan Bank stock	192,300		325,300
Proceeds from sales of other real estate	55,000	344,000	495,000
Loans, net increase	(50,235,794)	(52,257,325)	(14,458,808)
Proceeds from sale and retirement of bank premises	1,020,247	5,400,045	769,807
Acquisition of premises and equipment	(16,849,180)	(4,824,112)	(1,563,337)
Other assets	(575,724)	(493,320)	(478,814)

Net cash provided by (used) in investing activities	28,228,507	(220,442,532)	(150,948,498)

Cash flows from financing activities:
Demand and savings deposits, net change	(74,435,300)	(57,892,909)	207,686,409
Time deposits made, net change	30,395,985	78,845,361	(4,660,597)
Principal payments on notes			(1,239)
Cash dividends	(2,655,031)	(2,274,948)	(2,109,402)
Retirement of common stock	(3,107,258)	(16,651)	(117,927)
Borrowings from Federal Home Loan Bank	47,900,375	20,940,973	402,819
Repayments to Federal Home Loan Bank	(48,067,419)	(21,025,629)	(253,784)
Federal funds purchased and securities sold under agreements to repurchase, net change	5,192,748	76,764,620	61,990,625

Net cash provided by (used in) financing activities	(44,775,900)	95,340,817	262,936,904

Net increase (decrease) in cash and cash equivalents	(9,258,123)	(108,424,031)	119,892,899
Cash and cash equivalents, beginning of year	44,193,493	152,617,524	32,724,625

Cash and cash equivalents, end of year	$34,935,370	$44,193,493	$152,617,524

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE A — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Business of The Company
Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi (the “Bank”), and PFC Service Corp. Its principal subsidiary is The Peoples Bank, Biloxi, Mississippi, which provides a full range of banking, financial and trust services to state, county and local goverment entities and individuals and small and commercial businesses operating in Harrison, Hancock, Stone and Jackson counties.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Basis of Accounting
The Company and its subsidiaries recognize assets and liabilities, and income and expense, on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
New Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged. The Company does not anticipate the adoption of this new accounting principle to have a material effect on its financial position or results of operation.
In December 2007, FASB revised Statement No. 141(revised 2007), “Business Combinations” (“SFAS 141(R)”). Under SFAS No. 141, organizations utilized the announcement date as the measurement date for the purchase price of the acquired entity. SFAS No. 141(R) requires measurement at the date the acquirer obtains control of the acquiree, generally referred to as the acquisition date. SFAS No. 141(R) will have a significant impact on the accounting for transaction costs, restructuring costs as well as the initial recognition of contingent assets and liabilities assumed during a business combination. Under SFAS No. 141(R), adjustments to the acquired entity’s deferred tax assets and uncertain tax position balances occurring outside the measurement period will be recorded as a component of the income tax expense, rather than goodwill. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. As the provisions of SFAS No. 141(R) are applied prospectively, the impact to the Company cannot be determined until the transactions occur.
In September 2006, the Emerging Issue Task Force (“EITF”) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” (“EITF 06-4”). EITF 06-4 requires the accrual of the post-retirement benefit over the service period. EITF 06-4 is effective for fiscal years beginning after December 31, 2007. The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.
Cash and Due from Banks
The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $19,964,000, $24,539,000 and $15,133,000 for the years ending December 31, 2007, 2006 and 2005, respectively. The Company’s bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2007, the bank subsidiary had excess deposits of $1,725,000.
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
Generally, loans which become 90 days delinquent are reviewed relative to collectibility. Unless such loans are in the process of terms revision to bring them to a current status or foreclosure in the process of collection, those loans deemed uncollectible are charged off against the allowance account.
Allowance for Loan Losses
The allowance for loan losses is established through provisions for loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is based on Management’s evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. The evaluation includes Management’s assessment of several factors: review and evaluation of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, a study of loss experience, a review of classified, nonperforming and delinquent loans, the estimated value of any underlying collateral, an estimate of the possibility of loss based on the risk characteristics of the portfolio, adverse situations that may affect the borrower’s ability to repay and the results of regulatory examinations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
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
Income Taxes
The Company files a consolidated tax return with its wholly-owned subsidiaries. The tax liability of each entity is allocated based on the entity’s contribution to consolidated taxable income. The provision for applicable income taxes is based upon reported income and expenses as adjusted for differences between reported income and taxable income. The primary differences are exempt income on state, county and municipal securities; differences in provisions for losses on loans as compared to the amount allowable for income tax purposes; directors’ and officers’ life insurance; depreciation for income tax purposes over (under) that reported for financial statements and gains on the sale of bank premises which were structured under the provisions of Section 1031 of the Internal Revenue Code.
Leases
All leases are accounted for as operating leases in accordance with the terms of the leases.
Earnings Per Share
Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,489,861, 5,548,300 and 5,550,477 in 2007, 2006 and 2005, respectively.
Statements of Cash Flows
The Company has defined cash and cash equivalents to include cash and due from banks and federal funds sold. The Company paid $24,853,712, $18,444,672 and $7,389,847 in 2007, 2006 and 2005, respectively, for interest on deposits and borrowings. Income tax payments totaled $4,819,000, $5,310,000 and $4,856,000 in 2007, 2006 and 2005, respectively. Loans transferred to other real estate amounted to $20,000, $144,000 and $88,000 in 2007, 2006 and 2005, respectively. The income tax effect from the unrealized gain (loss) on available for sale securities on accumulated other comprehensive income was $1,395,266, $602,907 and $(949,600) at December 31, 2007, 2006 and 2005, respectively. The income tax effect from the loss from unfunded post-retirement benefit obligation on accumulated other comprehensive income was $(242,000) and $407,201 at December 31, 2007 and 2006, respectively.
Reclassifications
Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

NOTE B — SECURITIES:
The amortized cost and estimated fair value of securities at December 31, 2007, 2006, and 2005, respectively, are as follows (in thousands):

		Gross	Gross	Estimated
December 31, 2007	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$71,952	$1,354	$—	$73,306
U.S. Government agencies and corp.	252,130	1,729	(60)	253,799
Mortgage-backed securities	33,343	48	(7)	33,384
States and political subdivisions	22,698	152	(367)	22,483

Total debt securities	380,123	3,283	(434)	382,972
Equity securities	5,229	62	(1,234)	4,057

Total available for sale securities	$385,352	$3,345	$(1,668)	$387,029

Held to maturity securities:
States and political subdivisions	$4,630	$53	$(7)	$4,676

Total held to maturity securities	$4,630	$53	$(7)	$4,676

		Gross	Gross	Estimated
December 31, 2006	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$73,937	$81	$(364)	$73,654
U.S. Government agencies and corp.	304,156	304	(1,950)	302,510
States and political subdivisions	17,001	247	(163)	17,085

Total debt securities	395,094	632	(2,477)	393,249
Equity securities	4,528	62	(632)	3,958

Total available for sale securities	$399,622	$694	$(3,109)	$397,207

Held to maturity securities:
U.S. Treasury	$53,517	$	$(70)	$53,447
U.S. Government agencies and corp.	26,970		(29)	26,941
States and political subdivisions	5,087	62	(18)	5,131

Total held to maturity securities	$85,574	$62	$(117)	$85,519

		Gross	Gross	Estimated
December 31, 2005	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$37,953	$2	$(525)	$37,430
U.S. Government agencies and corp.	126,444		(2,573)	123,871
States and political subdivisions	14,364	68	(282)	14,150

Total debt securities	178,761	70	(3,380)	175,451
Equity securities	3,829	62	(948)	2,943

Total available for sale securities	$182,590	$132	$(4,328)	$178,394

Held to maturity securities:
U.S. Treasury	$106,897	$	$(66)	$106,831
U.S. Government agencies and corp.	21,000		(19)	20,981
States and political subdivisions	6,150	93	(47)	6,196

Total held to maturity securities	$134,047	$93	$(132)	$134,008

The amortized cost and estimated fair value of debt securities at December 31, 2007, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Available for sale securities:
Due in one year or less	$61,401	$61,756
Due after one year through five years	182,995	184,958
Due after five years through ten years	47,052	47,305
Due after ten years	55,332	55,569
Mortgage backed securities	33,343	33,384

Totals	$380,123	$382,972

Held to maturity securities:
Due in one year or less	$1,238	$1,242
Due after one year through five years	1,015	1,026
Due after five years through ten years	2,377	2,408

Totals	$4,630	$4,676

Information pertaining to securities with gross unrealized losses at December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position is as follows (in thousands):

	Less than twelve months		Over twelve months		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U.S. Government Agencies	$10,974	$24	$17,464	$36	$28,438	$60
States and political subdivisions	5,998	249	7,047	125	13,045	374
Mortgage Backed Securities	14,201	7			14,201	7
FHLMC preferred stock			1,841	1,234	1,841	1,234

Total	$31,173	$280	$26,352	$1,395	$57,525	$1,675

Information pertaining to securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position is as follows (in thousands):

	Less than twelve months		Over twelve months		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U.S. Treasury	$65,458	$102	$29,647	$332	$95,105	$434
U.S. Government Agencies	100,883	200	105,697	1,779	206,580	1,979
States and political subdivisions	2,970	15	7,016	166	9,986	181
FHLMC preferred stock			2,443	632	2,443	632

Total	$169,311	$317	$144,803	$2,909	$314,114	$3,226

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

At December 31, 2007, 1 of the 215 U.S. Treasury securities, 18 of the 94 securities issued by U.S. Government agencies, 54 of the 109 securities issued by state and political subsidivions, 4 of the 8 mortgage-backed securities and the FHLMC preferred stock held by the Company contained unrealized losses.
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

Proceeds from maturities and calls of held to maturity debt securities during 2007, 2006 and 2005 were $86,460,000, $265,074,303 and $23,435,000, respectively. There were no sales of held to maturity debt securities during 2007, 2006 and 2005. Proceeds from maturities, sales and calls of available for sale debt securities were $209,677,761, $55,190,291 and $144,782,701 during 2007, 2006 and 2005, respectively. Available for sale debt securities were sold in 2007 and 2005 for a realized loss of $606,000 and $443,000. There were no sales of available for sale debt securities during 2006. The Company realized a gain of $16,441 from the liquidation of equity securities in 2005.
Securities with an amortized cost of approximately $342,084,000, $269,628,000 and $217,009,000 at December 31, 2007, 2006 and 2005, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.
Federal Home Loan Bank (“FHLB”) common stock was purchased during 1999 in order for the Company to participate in certain FHLB programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. Based on this calculation, the FHLB may periodically automatically redeem its common stock. The investment is carried at cost. Dividends received are reinvested in FHLB stock.
NOTE C — LOANS:
The composition of the loan portfolio was as follows (in thousands):

December 31,	2007	2006	2005

Real estate, construction	$93,739	$24,317	$20,663
Real estate, mortgage	265,465	300,807	258,573
Loans to finance agricultural production and other loans to farmers	2,545	2,502	2,795
Commercial and industrial loans	76,267	57,796	53,473
Loans to individuals for household, family and other consumer expenditures	11,173	13,415	11,812
Obligations of states and political subdivisions (primarily industrial revenue bonds and local government tax anticipation notes)	1,747	2,094	1,423
All other loans	56	263	607

Totals	$450,992	$401,194	$349,346

Transactions in the allowance for loan losses are as follows (in thousands):

	2007	2006	2005

Balance, January 1	$10,841	$10,966	$6,570
Recoveries	266	463	1,344
Loans charged off	(684)	(729)	(562)
Provision for allowance for loan losses	(1,045)	141	3,614

Balance, December 31	$9,378	$10,841	$10,966

As a part of its evaluation of the quality of the loan portfolio, Management continuously monitors the Company’s credit concentrations on a monthly basis. Total outstanding concentrations were as follows (in thousands):

December 31,	2007	2006	2005

Gaming	$74,595	$60,105	$42,855
Hotel/motel	23,234	24,907	21,532
Out of area	31,325	19,357	17,600

Total	$129,154	$104,369	$81,987

In the ordinary course of business, the Company extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, terms and rates comparable to other loans of similar credit risks. These loans do not involve more than normal risk of collectibility and do not include other unfavorable features.
An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

	2007	2006	2005

Balance, January 1	$8,554	$8,670	$8,836
New loans and advances	3,548	10,248	20,300
Repayments	(4,784)	(10,364)	(20,466)

Balance, December 31	$7,318	$8,554	$8,670

Loans past due ninety days or more and still accruing interest were $1,234,000, $3,295,000 and $762,000 at December 31, 2007, 2006 and 2005, respectively. Nonaccrual loans amounted to approximately $45,000, $349,000 and $267,000 at December 31, 2007, 2006 and 2005, respectively.
The Company’s other individually evaluated impaired loans include performing loans and totaled $11,654,000, $12,350,000 and $17,162,000 at December 31, 2007, 2006 and 2005, respectively. For the years ended December 31, 2007, 2006 and 2005, the average recorded investment in impaired loans was $11,093,000, $15,877,000 and $17,827,000, respectively. The Company had $5,643,000, $4,389,000 and $6,176,000 of specific allowance related to impaired loans at December 31, 2007, 2006 and 2005, respectively. Interest income recognized on impaired loans was $621,000, $990,000 and $1,132,000 in 2007, 2006 and 2005, respectively. Interest income recognized on impaired loans if the Company had used the cash-basis method of accounting would have approximated $670,000, $900,000 and $1,056,000 in 2007, 2006 and 2005, respectively.
NOTE D — BANK PREMISES AND EQUIPMENT:
Bank premises and equipment are shown as follows (in thousands):

December 31,	Estimated Useful Lives	2007	2006	2005

Land		$6,102	$5,720	$4,926
Buildings	5–40	29,180	14,731	17,476
Furniture, fixtures and equipment	3–10	15,187	13,806	13,511

Totals, at cost		50,469	34,257	35,913
Less: Accumulated depreciation		16,058	14,598	18,025

Totals		$34,411	$19,659	$17,888

NOTE E — DEPOSITS:
At December 31, 2007, the scheduled maturities of time deposits (in thousands) are as follows:

2008	$203,079
2009	14,133
2010	3,556
2011	1,807
2012	1,204

Total	$223,779

Deposits held for related parties amounted to $8,903,098, $15,399,924 and $12,130,015 at December 31, 2007, 2006 and 2005, respectively.
NOTE F – FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:
At December 31, 2007, the Company had facilities in place to purchase federal funds up to $106,000,000 under established credit arrangements.
At December 31, 2007, 2006 and 2005, federal funds purchased and securities sold under agreements to repurchase included funds invested by customers in a non-deposit product of the bank subsidiary of $172,925,000, $226,032,000 and $149,268,000, respectively. These accounts are non-insured, non-deposit accounts which allow customers to earn interest on their account with no restrictions as to the number of transactions. They are set up as sweep accounts with no check-writing capabilities and require the customer to have at least one operating deposit account.
NOTE G – BORROWINGS FROM FEDERAL HOME LOAN BANK:
At December 31, 2007, the Company had $7,100,000 outstanding in advances under a $95,286,000 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). One advance in the amount of $5,000,000 bears interest at a fixed rate of 6.50% and matures in 2010. The remaining balance consists of a number of smaller advances at fixed rates of interest from 2.24% to 7.00% with maturity dates from 2008 – 2030. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans.
NOTE H – NOTES PAYABLE:
The Company has a $5,000,000 unsecured line of credit with Silverton Bank, N.A. The line bears interest at 1/2% under Wall Street Journal Prime and requires interest only payments quarterly with all principal and accrued interest due at maturity, which is July 6, 2009. At December 31, 2007, the outstanding balance on the line was $150,000, which is included in Other Liabilities.

NOTE I — INCOME TAXES:
Deferred taxes (or deferred charges) as of December 31, 2007, 2006 and 2005, included in other assets or other liabilities, were as follows (in thousands):

December 31,	2007	2006	2005

Deferred tax assets:
Allowance for loan losses	$3,282	$4,089	$3,503
Employee benefit plans’ liabilities	2,268	2,030	1,638
Unrealized loss on available for sale securities, charged from equity		911	1,427
Earned retiree health benefits plan liability	891	798
Unearned retiree health benefits plan liability	123	435
Other	327	356	525

Deferred tax assets	6,891	8,619	7,093

Deferred tax liabilities:
Unrealized gain on available for sale securities, charged to equity	589
Bank premises and equipment	6,094	3,989	2,239
Other	36	39

Deferred tax liabilities	6,719	4,028	2,239

Net deferred taxes	$172	4,591	4,854

Income taxes consist of the following components (in thousands):

Years Ended December 31,	2007	2006	2005

Current	$2,435	$6,511	$3,653
Deferred	2,607	(52)	(1,049)

Totals	$5,042	$6,459	$2,604

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 35.0% for 2007 and 2006 and 34.0% for 2005 to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,	2007 Amount	%	2006 Amount	%	2005 Amount	%

Taxes computed at statutory rate	$5,624	35.0	$6,729	35.0	$2,702	34.0
Increase (decrease) resulting from:
Tax-exempt interest income	(341)	(2.1)	(292)	(1.5)	(272)	(3.4)
Other, net	(241)	(1.5)	22	0.1	174	2.2

Total income taxes	$5,042	31.4	$6,459	33.6	$2,604	32.8

The Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the accounting and disclosure for uncertainty in income tax positions and is effective for the Company for the year beginning January 1, 2007. The Company has considered the recognition and measurement requirements of FIN 48 of the benefits recorded in its financial statements for tax positions taken or expected to be taken in its tax returns. Based on its evaluation of these tax positions for its open tax years, the Company has not recorded any tax liability for uncertain tax positions as of December 31, 2007 and does not anticipate any material impact on its results of operations for tax uncertainties.
NOTE J — SHAREHOLDERS’ EQUITY:
The Commissioner of Banking and Consumer Finance of the State of Mississippi must approve all dividends paid by the bank subsidiary. At December 31, 2007, approximately $29,271,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends, subject to the approval by Board of Directors.
On November 26, 2002, the Company’s Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. At November 26, 2005, the date this repurchase was set to expire, the Company was authorized to repurchase and retire another 109,610 shares. On November 22, 2005, the Board of Directors approved a three year extension of the repurchase plan originally approved on November 26, 2002. As of July 31, 2007, the last purchase under the plan approved November 26, 2002 and extended on November 22, 2005 was executed, resulting in a total of 139,484 shares having been repurchased and retired under this plan.

On July 25, 2007, the Company’s Board of Directors approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As of December 31, 2007, 40,698 shares available under this plan had been repurchased and retired.
On December 5, 2007, the Company’s Board of Directors approved a semi-annual dividend of $ .27 per share. This dividend has a record date of January 8, 2008 and a distribution date of January 15, 2008.
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
As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.
The Company’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2007, 2006 and 2005, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2007:
Total Capital (to Risk Weighted Assets)	$112,510	19.63%	$45,854	8.00%
Tier 1 Capital (to Risk Weighted Assets)	105,345	18.38%	22,927	4.00%
Tier 1 Capital (to Average Assets)	105,345	10.93%	38,555	4.00%
December 31, 2006:
Total Capital (to Risk Weighted Assets)	$102,480	21.12%	$38,818	8.00%
Tier 1 Capital (to Risk Weighted Assets)	96,415	19.87%	19,409	4.00%
Tier 1 Capital (to Average Assets)	96,415	10.60%	36,374	4.00%
December 31, 2005:
Total Capital (to Risk Weighted Assets)	$90,418	21.51%	$33,630	8.00%
Tier 1 Capital (to Risk Weighted Assets)	85,163	20.26%	16,815	4.00%
Tier 1 Capital (to Average Assets)	85,163	12.57%	27,104	4.00%
The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2007, 2006 and 2005, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2007:
Total Capital (to Risk Weighted Assets)	$111,413	19.51%	$45,676	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,276	18.26%	22,838	4.00%
Tier 1 Capital (to Average Assets)	104,276	10.84%	38,481	4.00%
December 31, 2006:
Total Capital (to Risk Weighted Assets)	$102,111	21.06%	$38,791	8.00%
Tier 1 Capital (to Risk Weighted Assets)	95,991	19.80%	19,396	4.00%
Tier 1 Capital (to Average Assets)	95,991	9.98%	38,482	4.00%
December 31, 2005:
Total Capital (to Risk Weighted Assets)	$94,922	21.66%	$35,061	8.00%
Tier 1 Capital (to Risk Weighted Assets)	89,376	20.39%	17,531	4.00%
Tier 1 Capital (to Average Assets)	89,376	11.59%	30,843	4.00%

NOTE K — OTHER INCOME AND EXPENSES:
Other income consisted of the following:

Years Ended December 31,	2007	2006	2005

Other service charges, commissions and fees	$170,998	$222,681	$207,809
Rentals	345,520	257,091	376,176
Other	720,967	798,352	546,038

Totals	$1,237,485	$1,278,124	$1,130,023

Other expenses consisted of the following:

Years Ended December 31,	2007	2006	2005

Advertising	$596,997	$586,646	$534,509
Data processing	456,744	314,570	281,263
Legal and accounting	451,795	492,296	485,805
ATM expense	1,814,095	1,066,411	954,168
Consulting fees	90,239	429,336	242,110
Trust expense	420,721	426,156	387,351
Other	2,067,578	1,995,226	2,146,307

Totals	$5,898,169	$5,310,641	$5,031,513

NOTE L — FINANCIAL INSTRUMENTS WITH OFF – BALANCE – SHEET RISK:
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
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the agreement. Irrevocable letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commitments and irrevocable letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluated each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on Management’s credit evaluation of the customer. Collateral obtained varies but may include equipment, real property and inventory.
The Company generally grants loans to customers in its primary trade area of Harrison, Hancock, Jackson and Stone counties.
At December 31, 2007, 2006 and 2005, the Company had outstanding irrevocable letters of credit aggregating $7,128,972, $3,038,096 and $4,491,773, respectively. At December 31, 2007, 2006 and 2005, the Company had outstanding unused loan commitments aggregating $133,771,000, $149,457,000 and $121,369,000, respectively. Approximately $72,208,000, $67,621,000 and $65,721,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2007, 2006 and 2005, respectively.
NOTE M — CONTINGENCIES:
The Company’s bank subsidiary (the “Bank”) filed suit again USF&G in 1998 to recover damages for USF&G’s bad faith failure to defend and indemnify the Bank in connection with a lawsuit filed against the Bank in 1996. The Bank obtained legal representation from a local plaintiff’s attorney and customer (“Attorney”) on a contingent basis.
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
The criminal case against the Attorney, the Judge and other parties concluded on August 12, 2005. No guilty verdicts were returned. The defendants received not guilty verdicts on several counts and there was no verdict (mistrial) on a number of other counts, including the Bank v. USF&G matter. On September 16, 2005, the U. S. Attorney’s office announced that it would retry the Attorney, the Judge and other parties on fraud and bribery charges related to the Bank v. USF&G matter. The new trial began on February 7, 2007. On March 31, 2007, guilty verdicts on counts of bribery, conspiracy, mail fraud/honest services fraud and racketeer influenced corrupt organizations (RICO) violations were returned against the Attorney, the Judge and other parties. The Attorney, the Judge and other parties have indicated that they plan to appeal the guilty verdicts. On October 30, 2007, the judge in the USF&G lawsuit lifted the stay order in that case.
On February 4, 2008, USF&G filed an amended complaint against the Bank, the Attorney and the Judge. In the amended complaint, USF&G seeks $2.5 million in compensatory damages, $10 million in punitive damages, and prejudgment interest and attorneys’ fees, etc. In addition, USF&G seeks a declaratory judgment to set aside the settlement in the original lawsuit between USF&G and the Bank. On February 20, 2008, the Bank filed an answer to the amended complaint and the Bank intends to fully defend the action brought against it. As of February 29, 2008, there has been no discovery in the case and no trial date has been set in the matter.
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
CONDENSED BALANCE SHEETS (IN THOUSANDS)

December 31,	2007	2006	2005

Assets
Investments in subsidiaries, at underlying equity:
Bank subsidiary	$105,592	$98,147	$87,740
Nonbank subsidiary	1	1	1
Cash in bank subsidiary	528	55	285
Other assets	2,226	1,535	842

Total assets	$108,347	$99,738	$88,868

Liabilities and Shareholders’ Equity
Other liabilities	$1,805	$1,505	$1,365

Total liabilities	1,805	1,505	1,365
Shareholders’ equity	106,542	98,233	87,503

Total liabilities and shareholders’ equity	$108,347	$99,738	$88,868

CONDENSED STATEMENTS OF INCOME (IN THOUSANDS)

Years Ended December 31,	2007	2006	2005

Income
Earnings of unconsolidated bank subsidiary:
Distributed earnings	$6,800	$2,800	$2,300
Undistributed earnings	4,250	10,014	3,618
Interest income	6	5	4
Other income	43	25	37

Total income	11,099	12,844	5,959

Expenses
Other expense	90	93	96

Total expenses	90	93	96

Income before income taxes	11,009	12,751	5,863
Income tax benefit	(17)	(17)	(19)

Net income	$11,026	$12,768	$5,882

CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

Years Ended December 31,	2007	2006	2005

Cash flows from operating activities:
Net income	$11,026	$12,768	$5,882
Adjustments to reconcile net income to net cash used in operating activities:
Gain on liquidation of investment			(16)
Net income of unconsolidated subsidiaries	(11,050)	(12,814)	(5,918)
Changes in assets and liabilities:
Other assets	9	8	(20)

Net cash used in operating activities	(15)	(38)	(72)

Cash flows from investing activities:
Investment in equity securities	(700)	(700)
Proceeds from liquidation of investment			16
Dividends from unconsolidated subsidiary	6,800	2,800	2,300

Net cash provided by investing activities	6,100	2,100	2,316

Cash flows from financing activities:
Advances on line of credit	950
Principal payments on line of credit	(800)
Retirement of stock	(3,107)	(17)	(118)
Dividends paid	(2,655)	(2,275)	(2,109)

Net cash used in financing activities	(5,612)	(2,292)	(2,227)

Net increase (decrease) in cash	473	(230)	17
Cash, beginning of year	55	285	268

Cash, end of year	$528	$55	$285

Peoples Financial Corporation paid income taxes of $4,819,000, $5,310,000 and $4,856,000 in 2007, 2006 and 2005, respectively. No interest was paid during the three years ended December 31, 2007.
NOTE O — EMPLOYEE BENEFIT PLANS:
The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (“ESOP”). Employees who are in a position requiring at least 1,000 hours of service during a plan year and who are 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Profit Sharing Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plans charged to operating expense were $410,000, $460,000 and $300,000 in 2007, 2006 and 2005, respectively.
Compensation expense of $9,207,514, $8,245,151 and $7,277,442 was the basis for determining the ESOP contribution allocation to participants for 2007, 2006 and 2005, respectively. The ESOP held 445,038, 457,691 and 468,084 allocated shares at December 31, 2007, 2006 and 2005, respectively.
The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. Benefits under the Executive Supplemental Income Plan are based upon the position and salary of the officer at retirement or death. Normal retirement benefits under the plan are equal to a percentage ranging from 25%–67% of salary based on the position of the participant with the bank subsidiary and are payable monthly over a period of fifteen years. Under the Directors’ Deferred Income Plan, the directors are given an opportunity to defer receipt of their annual directors’ fees until age sixty-five. For those who choose to participate, benefits are payable monthly for ten years beginning the month after the director’s normal retirement date, which is the latter of when he attains age sixty-five or has separated from service. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $12,648,035, $12,157,922 and $11,672,568 at December 31, 2007, 2006 and 2005, respectively. The present value of accumulated benefits under these plans, using an interest rate of 6.00% in 2007, 7.00% in 2006 and 7.50% in 2005 and the interest ramp-up method for 2007, 2006 and 2005, has been accrued. The accrual amounted to $5,796,097, $4,769,461 and $4,189,779 at December 31, 2007, 2006 and 2005, respectively, and is included in Other Liabilities.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives and directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $930,501, $826,680 and $816,025 at December 31, 2007, 2006 and 2005, respectively. The present value of accumulated benefits under these plans using an interest rate of 7.50% in 2007, 2006 and 2005 and the projected unit cost method has been accrued. The accrual amounted to $684,792, $613,510 and $628,515 at December 31, 2007, 2006 and 2005, respectively.
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
The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2007	2006	2005

Service cost, including amortization of loss	$275,345	$315,561	$237,731
Interest cost	175,700	175,982	139,449
Amortization of net transition obligation	20,600	20,600	20,600

Net periodic post-retirement benefit cost	$471,645	$512,143	$397,780

The discount rate used in determining the accumulated post-retirement benefit obligation was 6.50% in 2007, 6.00% in 2006, and 5.50% in 2005. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.00% in 2003. The rate was assumed to decrease gradually to 5.00% for 2016 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2007, would be increased by 21.50%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 26.64%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2007, would be decreased by 16.90%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 19.73%.
The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) provided a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Act became effective in 2006. The Company believes that the coverage it provides under its plan is actuarially equivalent to Medicare Part D and that it will be entitled to the subsidy.
The following table presents the estimated benefit payments and effect of the Medicare Part D subsidy for each of the next five years and in the aggregate for the next five years:

Year	With Subsidy	Without Subsidy	Subsidy

2008	$54,000	$45,000	$9,000
2009	59,000	49,000	10,000
2010	69,000	57,000	12,000
2011	78,000	64,000	14,000
2012	76,000	60,000	16,000
2016-2017	784,000	609,000	175,000
The Company adopted FASB No. 158, “Employers Accounting for Defined Benefit Pensions and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132R, (“SFAS 158”) at December 31, 2006. SFAS 158 requires the recognition of the funded status of the Company’s postretirement benefit plan in its Statement of Condition, with corresponding adjustments to accumulated other comprehensive income, net of tax.
The following is a reconciliation of the accumulated post-retirement benefit obligation, which is included in Other Liabilities:

Accumulated post-retirement benefit obligation as of December 31, 2006	$3,270,052
Service cost	251,329
Interest cost	175,700
Actuarial gain	(761,909)
Benefits paid	(80,122)

Accumulated post-retirement benefit obligation as of December 31, 2007	$2,855,050

The following is a summary of the change in plan assets:

	2007		2006		2005

Fair value of plan assets at beginning of year	$		$		$
Actual return of assets
Employer contribution		80,122		73,202		68,860
Benefits paid (net)		(80,122)		(73,202)		(68,860)

Fair value of plan assets at end of year	$		$		$

The following is a summary of the accrued post-retirement benefit cost under prior accounting rules at December 31, 2005, which was included in

Other Liabilities:
Accumulated post-retirement benefit obligation:
Retirees	$830,354
Not eligible to retire	2,391,649

Total	3,222,003

Plan assets at fair value
Accumulated post-retirement benefit obligation in excess of plan assets	3,222,003
Unrecognized transition obligation	(185,397)
Unrecognized cumulative net gain from past experience different from that assumed and from changes in assumptions	(1,363,523)

Accrued post-retirement benefit cost	$1,673,083

Amounts recognized in Accumulated Other Comprehensive Income, net of tax, were:

December 31,	2007	2006

Net loss	$134,749	$645,600
Transition obligation	92,078	105,227
Prior service cost

Total accumulated other comprehensive income	$226,827	$750,827

Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income were:

For the year ended December 31,	2007

Unrecognized actuarial gain	$761,909
Amortization of net gain	24,016
Amortization of transition obligation	20,600

Total accumulated other comprehensive income	$806,525

The estimated net loss and prior transition obligation for the other postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2008 is $13,231 and $20,600, respectively.
NOTE P — FAIR VALUE OF FINANCIAL INSTRUMENTS:
All entities are required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of condition, for which it is practical to estimate its fair value. SFAS 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and bank premises and equipment.
Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In preparing these disclosures, Management made highly sensitive estimates and assumptions in developing the methodology to be utilized in the computation of fair value. These estimates and assumptions were formulated based on judgments regarding economic conditions and risk characteristics of the financial instruments that were present at the time the computations were made. Events may occur that alter these conditions and thus perhaps change the assumptions as well. A change in the assumptions might affect the fair value of the financial instruments disclosed in this footnote. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses have not been computed or disclosed herein. These fair value estimates, methods and assumptions are set forth below.

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
Cash Surrender Value of Life Insurance
The carrying amount of cash surrender value of bank-owned life insurance approximates fair value.
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
Borrowings from Federal Home Loan Bank
The fair value of FHLB fixed rate borrowings is estimated using discounted cash flows based on current incremental borrowing rates for similar types of borrowing arrangements. The Company has no FHLB variable rate borrowings.
Commitments to Extend Credit and Standby Letters of Credit
Because commitments to extend credit and standby letters of credit are generally short-term and at variable rates, the contract value and estimated value associated with these instruments are immaterial.

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2007, 2006 and 2005 (in thousands):

	2007		2006		2005
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial Assets:
Cash and due from banks	$34,665	$34,665	$37,793	$37,793	$52,278	$52,278
Federal funds sold	270	270	6,400	6,400	100,340	100,340
Available for sale securities	387,029	387,029	397,207	397,207	178,394	178,394
Held to maturity securities	4,630	4,676	85,574	85,519	134,047	134,008
Federal Home Loan Bank Stock	936	936	1,129	1,129	1,077	1,077
Loans, net	441,614	439,694	390,353	389,072	338,380	341,016
Cash surrender value of life insurance	13,579	13,579	12,985	12,985	12,489	12,489
Financial Liabilities:
Deposits:
Non-interest bearing	113,916	113,916	148,456	148,456	176,627	176,627
Interest bearing	455,214	456,490	464,714	464,873	415,590	415,582

Total deposits	569,130	570,406	613,170	613,329	592,217	592,209
Federal funds purchased and securities sold under agreements to repurchase	231,255	231,225	226,032	226,032	149,268	149,268
Borrowings from Federal Home Loan Bank	7,100	7,811	7,267	8,002	7,352	7,728
NOTE Q — EXTRAORDINARY GAIN:
An extraordinary gain of $538,000, net of taxes, was recorded in 2005 as a result of the Pulse EFT Association Exchange.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited Peoples Financial Corporation and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Peoples Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Peoples Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of Peoples Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related statements of income, shareholders’ equity and cash flows for the years then ended, and our report dated February 25, 2008, expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia
February 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and subsidiaries (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Peoples Financial Corporation and subsidiaries as of December 31, 2005 were audited by other auditors whose report dated January 25, 2006, expressed an unqualified opinion on those statements.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Peoples Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 25, 2008, expressed an unqualified opinion on the effectiveness of Peoples Financial Corporation’s internal control over financial reporting.

Atlanta, Georgia
February 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
Board of Directors
Peoples Financial Corporation and Subsidiaries
Biloxi, Mississippi
We have audited the accompanying consolidated statement of condition of Peoples Financial Corporation and Subsidiaries as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and Subsidiaries at December 31, 2005 and the results of its operations and its cash flows for the year then ended, in conformity with U. S. generally accepted accounting principles.
Certified Public Accountants
PILTZ, WILLIAMS, LAROSA & CO.
Biloxi, Mississippi
January 25, 2006

FIVE – YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION
(IN THOUSANDS EXCEPT PER SHARE DATA)
Peoples Financial Corporation and Subsidiaries

	2007	2006	2005	2004	2003

Balance Sheet Summary
Total assets	$927,357	$964,023	$845,325	$577,441	$579,669
Available for sale securities	387,029	397,207	178,394	173,030	207,486
Held to maturity securities	4,630	85,574	134,047	6,588	4,353
Loans, net of unearned discount	450,992	401,194	349,346	334,193	302,155
Deposits	569,130	613,170	592,217	389,192	376,789
Borrowings from FHLB	7,100	7,267	7,352	7,203	17,070
Long term notes payable					110
Shareholders’ equity	106,542	98,233	87,503	85,801	83,504

Summary of Operations
Interest income	$55,971	$48,894	$32,343	$24,566	$25,065
Interest expense	25,452	18,785	7,550	5,091	5,838

Net interest income	30,519	30,109	24,793	19,475	19,227
Provision for loan losses	(1,045)	141	3,614	448	447

Net interest income after provision for loan losses	31,564	29,968	21,179	19,027	18,780
Non-interest income	9,767	12,309	7,237	9,563	9,737
Non-interest expense	(25,263)	(23,050)	(20,468)	(20,765)	(21,464)

Income before taxes and extraordinary gain	16,068	19,227	7,948	7,825	7,053
Applicable income taxes	5,042	6,459	2,604	2,031	2,035
Extraordinary gain			538

Net income	$11,026	$12,768	$5,882	$5,794	$5,018

Per Share Data
Basic and diluted earnings per share	$2.01	$2.30	$1.06	$1.04	$.90
Basic and diluted earnings per share before extraordinary gain	2.01	2.30	.96	1.04	.90
Dividends per share	.52	.44	.38	.32	.29
Book value	19.56	17.71	15.77	15.44	15.03
Weighted average number of shares	5,489,861	5,548,300	5,550,477	5,556,251	5,563,015

Selected Ratios
Return on average assets	1.15%	1.41%	.82%	1.00%	.88%
Return on average equity	10.77%	13.75%	6.79%	6.84%	6.07%
Primary capital to average assets	12.13%	11.91%	13.67%	15.87%	15.79%
Risk-based capital ratios:
Tier 1	18.38%	19.87%	20.26%	23.04%	23.56%
Total	19.63%	21.12%	21.51%	24.29%	24.81%

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)
Peoples Financial Corporation and Subsidiaries

Quarter Ended, 2007	March 31	June 30	September 30	December 31

Interest income	$13,795	$14,280	$14,336	$13,560
Net interest income	7,429	7,565	7,860	7,665
Provision for loan losses	49	51	(1,197)	52
Income before income taxes	4,003	3,196	4,975	3,894
Net income	2,715	1,986	3,395	2,930
Basic and diluted earnings per share	.49	.36	.62	.54

Quarter Ended, 2006	March 31	June 30	September 30	December 31

Interest income	$10,505	$11,489	$13,151	$13,749
Net interest income	7,507	7,505	7,607	7,490
Provision for loan losses	35	42	48	16
Income before income taxes	3,823	3,976	4,115	7,313
Net income	2,533	2,556	2,685	4,994
Basic and diluted earnings per share	.46	.46	.48	.90
Market Information
The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter	High	Low	Dividend per share

2007	1st	$27.05	$25.00	$.23
	2nd	26.36	24.15
	3rd	25.50	18.20	.25
	4th	22.78	19.99

2006	1st	$19.19	$16.85	$.20
	2nd	22.59	18.59
	3rd	26.50	21.70	.21
	4th	28.00	24.90

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