Form 10-K, Exhibit 13
period 2007-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2008-03-17
CIK 770460

THE PEOPLES BANK

PEOPLES FINANCIAL CORPORATION 2007

SUMMARY REPORT

THE PEOPLES BANK
301

PEOPLES FINANCIAL CORPORATION 2007 S U M M A R Y R E P O R T

NET INCOME FROM 2005 . $5,882 OPERATIONS 2006 ... $10,094 EXCLUSIVE OF 2006 INSURANCE SETTLEMENT 2007 .. $11,026 (IN THOUSANDS) On the cover: The 6,000-square-foot Pass Christian branch opened at the end of 2007, completing a year of capital investment. The four-floor, 30,000-square-foot extension of the Main Office extends the architectural design of our existing headquarters around the corner to historic Howard Avenue.

TO OUR SHAREHOLDERS I am pleased to report that we enjoyed a profitable year in 2007, with solid increases in operating earnings, loan volume and non-interest income. Our financial performance enabled your Board of Directors to increase the dividend to stockholders for the eighth consecutive time and to launch a new stock repurchase program. In December, the semi-annual dividend was raised to $.27 per common share, an increase of 8% over the $.25 per share paid for the first half of 2007. The current annualized dividend of $.52 per share is 18% more than dividends paid in 2006 and 37% higher than 2005. In July, the Board authorized the repurchase of 2.5%, or about 136,000, of the outstanding shares of the Company. The Board authorized a similar 2.5% repurchase program in November, 2002 and approved a three-year extension of the plan in November, 2005. That program was completed in July, and the Board decided to launch a new repurchase upon conclusion of the earlier program. This dual move demonstrates our commitment to reward our stockholders today, even as we prepare for increased business and economic growth tomorrow. We were also able to reverse some of the loan loss provision we took in the first few days after Katrina. After two years, our senior management determined that sufficient time had passed for any material losses to become apparent. It made prudent business sense to reverse some of the loss provision, as a number of loans with large specific reserves were actually paid in full. Capital investment program is completed The most significant achievements of 2007 point to the promise we see in the future of our institution and our community. On these pages a year ago, I reported to you that your company and your bank were moving full speed ahead with an ambitious capital program to position our institution for the inevitable growth that lies ahead for our economy. Today, I am gratified to say that 2007 witnessed the completion of that capital program. In the first quarter of the year we opened our new Gautier branch. Three months later, we held a grand opening for our completely renovated Orange Grove branch in Gulfport. Near the end of the year, we moved several administrative departments into our new Biloxi Main Office expansion. The extension includes 30,500 square feet of space on four floors that match our existing historic building in finishes, color and design. The facade of the expansion extends the architectural design of our Main Office around the corner to enhance the streetscape of historic Howard Avenue in downtown Biloxi. The new building connects to the original Main Office by means of a second-level bridge so that our existing drive-up teller lanes are not affected. The second floor of the new extension also includes technologically advanced meeting and training rooms to enhance employee development and continuing education programs.

The new Gautier branch opened in early 2007, the first event in a year-long capital investment program.

BOOK VALUE PER SHARE

2005	$15.77
2006	$17.71
2007	$19.56

2007
THE
PEOPLES BANK

NET INTEREST INCOME
(IN THOUSANDS)

2005	$24,793
2006	$30,109
2007	$30,519

Just days before New Year’s Eve, we staged a festive grand opening of our new Pass Christian branch. The 6,000 square foot building features architectural elements that recall the Garden District of New Orleans and some of the original buildings that formerly stood in downtown Pass Christian. The design elements include a stucco finish, double-hung windows and shutters and wrought-iron porch elements, with metal roofs covering the drive-through tellers and the front entrance.
The Main Office expansion and the new Pass Christian branch both have been cited by local officials as anchors for the redevelopment of their respective downtowns.
Inside both our new and existing buildings, we also made substantial investments to upgrade our technology. We implemented a new teller capture system that improves the productivity of our front-line tellers in all 16 of our branches. We installed a new telephone system based on Voice Over Internet Protocol (VOIP) that will provide us advanced internal and external communication capabilities while saving operating expenses each month.
Finally, we have launched a merchant deposit capture system that will electronically process checks and money orders directly from the customer’s place of business. Our Merchant Deposit Capture program is like bringing the bank’s teller window to our customers’ businesses, giving them added convenience and eliminating the need for a trip to the branch. Convenience to our customers translates to competitive advantage for our bank.
The Orange Grove branch in
Gulfport was extensively renovated,
including raising the center of the
roof to create a light well that
shines into the lobby area.

Economic crisis offers long-term opportunities
Beyond bricks and mortar, one of the most significant steps we took during 2007 to enhance our long-term prosperity was the establishment of a Mortgage Loan Department. In view of the widespread distress in the housing market, you may well ask yourself why we decided to get into this business just when everyone else is getting out, battered, bruised and bewildered about how the situation could get this bad.
That is precisely the reason. Your bank is zigging when everyone else is zagging. We have the pleasant position of a strong capital base, solid earnings and a knowledgeable team that knows how to avoid risk in real estate lending while earning a reasonable return.
Just as we were the first financial institution on the Gulf Coast to move aggressively into the gaming industry nearly 20 years ago, now we have made the carefully reasoned decision to be a late mover into the real estate mortgage business.
Although the pace and progress of rebuilding the Mississippi Gulf Coast continues to move more slowly than any of us wants, the recovery is taking place. And as it develops, The Peoples Bank stands ready to satisfy the demand for credit in the residential market.
The sub-prime mortgage catastrophe ended as all bubbles must—with a sudden collapse and implosion. While real estate prices in other markets around the country routinely ratcheted up like numbers on a pinball machine, our own market has been much less frothy, although we have seen a steady increase in the price of construction for labor, materials and insurance.

We completed extensive renovations to the second floor of Biloxi’s landmark Ellzey Building, which became the Gulf Coast headquarters of Dale-Morris Architects, designers of both the Main Office extension and the Pass Christian Branch of The Peoples Bank.
Now we see that the recovery money is starting to flow, our infrastructure is being rebuilt and our residents need new homes. For the most part, recovery grants and insurance settlements are not enough to cover the entire cost, so homeowners will be seeking mortgages to make up the difference. Unlike the sub-prime market, however, residents on the Gulf Coast are more likely to hold significant equity in their properties, earn a stable income and view their residences as homes, not ATMs or investments.
All of these factors give your Board of Directors the confidence that the real estate market is a space we want to occupy in the years ahead. Our combination of abundant capital, convenient reach into virtually every community along the Coast and an experienced team of local lenders makes The Peoples Bank an attractive option for home buyers. More than ever, mortgage borrowers will want to do business with people they know and trust.
The problems faced by large national banks and unregulated mortgage brokers do not intimidate us, because we know that Gulf Coast real estate faces a different set of market forces. Our pricing structure is not the product of speculative greed. Our supply of residential housing is proportional to the numbers of residents here. Our job base is growing, and our people seek quality housing at a reasonable price. In short, we see opportunity.
We will continue to maintain a rigid discipline in our lending and credit underwriting policies. We will lend money to well qualified buyers whom we know and who want to live here on the Mississippi Gulf Coast. This is what we mean by investing in our community by investing in our residents.
...and near-term challenges
As we move into 2008, however, the credit crisis has generated its own set of new challenges for our bank—and every other bank, for that matter. The Federal Reserve’s rapid response in lowering interest rates by as much as 125 basis points in January has placed a burden on our ability to maintain our interest margin objectives. We expect to see additional interest rate cuts well into 2008.
Back in the fourth quarter of 2007, our senior management and credit analysts projected that interest rates were likely to go down during 2008, and we began to structure our balance sheet accordingly. However, when interest rates change so fast and so far in either direction, it is impossible to adjust our assets (loans and securities) and liabilities (deposits) quickly enough to compensate completely. The result is a significant—perhaps painful—squeeze on interest margins.
We cannot predict how long this situation will last. However, I assure you that we are moving as quickly as possible to balance our cost of funds to enable us to generate loans at competitive rates in an uncertain economic environment.
For more than 110 years, we have survived and prospered through economic depressions, savings & loans calamities and a host of other financial downturns. Your bank will weather this crisis as well. After all, we do know something about weathering—we have survived Camille and Katrina.
While our near-term operating results may feel some impact from the current fissures in our macro economic climate, we have enormous faith in the potential of our community and our region. I remain confident that our terrific team of bankers, managers and directors will continue to generate handsome returns on your investment in our institution. I hope you join me in thanking them for their perseverance and dedication through these years of challenge.
Sincerely,

Chevis C. Swetman
Chairman of the Board, President & CEO

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
Market Information
The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Capital Market Exchange.

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
(228) 435-8688

Diamondhead
5429 West Aloha Drive, Diamondhead, Mississippi 39525
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
(228) 897-8718

Pass Christian
301 East Second Street, Pass Christian, Mississippi 39571
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

B O A R D  O F  D I R E C T O R S
Peoples Financial Corporation
Chevis C. Swetman, Chairman of the Board
Dan Magruder, Vice-Chairman; President, Rex Distributing Co., Inc.
Drew Allen, President, Allen Beverages, Inc.
Rex E. Kelly, Business Executive (retired)
Lyle M. Page, Partner, Page, Mannino, Peresich & McDermott, PLLC
O F F I C E R S
Peoples Financial Corporation
Chevis C. Swetman, President and CEO
A. Wes Fulmer, Executive Vice-President
Thomas J. Sliman, First Vice-President
Jeannette E. Romero, Second Vice-President
Robert M. Tucei, Vice-President
Lauri A. Wood, Chief Financial Officer and Controller
Ann F. Guice, Vice-President and Secretary
B O A R D  O F  D I R E C T O R S
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
S E N I O R  M A N A G E M E N T
The Peoples Bank, Biloxi, Mississippi
Chevis C. Swetman, President and CEO
A. Wes Fulmer, Executive Vice-President
Thomas J. Sliman, Senior Vice-President
Jeannette E. Romero, Senior Vice-President
Robert M. Tucei, Senior Vice-President
Lauri A. Wood, Senior Vice-President and Cashier
Ann F. Guice, Senior Vice-President
Seated from left: Lyle M. Page*, Liz Corso Joachim, Tyrone J. Gollott
Standing from left: Rex E. Kelly, Jeffrey H. O’Keefe, Chevis C. Swetman*, Drew Allen*, Dan Magruder*

*	Member of both boards