Form 10-K, Exhibit 13
period 2008-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2009-03-13
CIK 770460

PEOPLES FINANCIAL CORPORATION
AND SUBSIDIARIES
2008 ANNUAL REPORT

THIS PAGE LEFT BLANK
INTENTIONALLY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, MS. The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries for the years ended December 31, 2008, 2007 and 2006. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.
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
CRITICAL ACCOUNTING POLICIES
Certain critical accounting policies affect the more significant estimates and assumptions used in the preparation of the consolidated financial statements. The Company’s single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If there was a deterioration of any of the factors considered by Management in evaluating the allowance for loan losses, the estimate of loss would be updated, and additional provisions for loan losses may be required.
OVERVIEW
The Company is a community bank serving the financial and trust needs of its customers in Harrison, Hancock, Jackson and Stone Counties in Mississippi. Maintaining a strong core deposit base and commercial and real estate lending in that trade area are the traditional focus of the Company. Growth has largely been achieved through de novo activity, and it is expected that these principles will continue to be emphasized.
With the focus of our core business being on the Mississippi Gulf Coast, the local economy impacts the Company’s business. Additionally, the Company is impacted by national economic trends, as the actions taken by the Federal Reserve touch all financial institutions. The interest rate reductions, decline in value of real estate and general economic downturn have affected the Company’s results in 2008. Managing the net interest margin in the Company’s highly competitive market and in context of the larger national economic conditions has been very challenging and will continue to be so for the foreseeable future.
Total assets decreased to $896,407,501 at December 31, 2008 from $927,356,573 at December 31, 2007. This decrease was primarily attributable to the net decrease in available for sale securities of $45,566,853 during 2008. Investment securities with a par value of more than $184,000,000 were called during the year, with proceeds from these calls funding loan demand and liquidity needs. Any excess funds were primarily reinvested in U.S. Agency securities.
During 2008, non-performing loans, particularly non-accrual loans, increased significantly. This increase was primarily the result of the deterioration in the performance of a small number of residential development loans. A provision for loans losses of $1,549,000, net of taxes, was recorded in 2008, largely as a result of these loans. During 2007, the Company recorded a negative provision of $679,000, net of taxes, as it effectively reversed a portion of the reserve established after Hurricane Katrina.
Net income for 2008 was $5,033,690 as compared with $11,026,129 for 2007. In addition to the impact of the provision for loan losses during 2008, the Company realized a loss of $1,956,000, net of taxes, from the other-than-temporary impairment of the Company’s investment in Federal Home Loan Mortgage Corporation (“FHLMC”) preferred stock. Earnings for 2007 were impacted by the negative provision for loan losses.

RESULTS OF OPERATIONS
Net Interest Income
Net interest income, the amount by which interest income on loans, investments and other interest-earning assets exceeds interest expense on deposits and other borrowed funds, is the single largest component of the Company’s income. Management’s objective is to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities combined with changes in market rates of interest directly affect net interest income.
The Federal Open Market Committee (the “Committee”), a component of the Federal Reserve System, is charged under United States law with overseeing the nation’s open market operations by making key decisions about interest rates and the growth of the United States money supply. In managing the current conditions in 2006, the Committee increased the discount rate by a total of 100 basis points by June 30 of that year and did not adjust rates again until September of 2007, when the decision was made to begin decreasing interest rates. During 2008, the Committee dropped the discount rate by a total of 400 basis points. The Committee’s actions were a part of the U.S. Government’s larger plan to stabilize the financial markets and stimulate the national economy and flow of capital. The impact of these rate fluctuations was significant to the Company’s financial condition and results of operations as changes in the discount rate typically result in corresponding changes in the prime rate.
2008 as compared with 2007
The Company’s average interest-earning assets decreased approximately $68,296,000, or 8%, from approximately $873,138,000 for 2007 to approximately $804,842,000 for 2008. As a direct result of the Committee’s rate reductions, available for sale securities with a par value of $184,000,000 were called during 2008.
Also as a result of the Committee’s actions, the average yield on earning assets decreased 98 basis points, from 6.46% for 2007 to 5.48% for 2008. The Company’s loan portfolio generally has a 40%/60% blend of fixed/floating rate term. This results in the Company being more asset sensitive to market interest rates and generally is the cause of the decrease in interest income. In addition, the proceeds from the called securities that were reinvested in similar securities were at lower interest rates.
Average interest-bearing liabilities decreased approximately $51,179,000, or 7%, from approximately $715,917,000 for 2007 to approximately $664,738,000 for 2008. The average rate paid on interest-bearing liabilities decreased 131 basis points, from 3.56% for 2007 to 2.25% for 2008.
The Company’s trade area generally experiences a very competitive interest rate environment for deposits. During the last two quarters of 2007 and continuing into 2008, this competition ramped up significantly. In some cases, the Company chose to not match higher rates offered to our customers by competitors. This strategy has resulted in a favorable improvement in the yield on interest-bearing liabilities as well as an overall reduction in total deposits.
The Company’s net interest margin on a tax-equivalent basis, which is net interest income as a percentage of average earning assets, was 3.62% at December 31, 2008, up 7 basis points from 3.55% at December 31, 2007.
2007 as compared with 2006
The Company’s average interest-earning assets increased approximately $53,935,000, or 7%, from approximately $819,203,000 for 2006 to approximately $873,138,000 for 2007. The large increase in funds from deposit and funds management account growth during 2005 and 2006 funded the overall increase in total assets. More specifically, these funds were invested in loans and U.S. Agency securities.
The average yield on earning assets increased 44 basis points, from 6.02% for 2006 to 6.46% for 2007. The Company’s sensitivity to market interest rates caused the increase in interest income.
Average interest-bearing liabilities increased approximately $70,846,000, or 11%, from approximately $645,071,000 for 2006 to approximately $715,917,000 for 2007. The average rate paid on interest-bearing liabilities increased 65 basis points, from 2.91% for 2006 to 3.56% for 2007.
The Company’s net interest margin on a tax-equivalent basis, which is net interest income as a percentage of average earning assets, was 3.55% at December 31, 2007, down 18 basis points from 3.73% at December 31, 2006.
The tables on the following pages analyze the changes in tax-equivalent net interest income for the years ended December 31, 2008 and 2007 and the years ended December 31, 2007 and 2006.

ANALYSIS OF AVERAGE BALANCES, INTEREST EARNED/PAID AND YIELD (IN THOUSANDS)

	2008			2007
	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$463,505	$26,874	5.80	$428,447	$33,642	7.85
Federal Funds Sold	5,694	122	2.14	5,763	295	5.12
Held to maturity:
Taxable				21,443	1,082	5.05
Non taxable (1)	3,691	230	6.23	4,780	302	6.32
Available for sale:
Taxable	304,536	15,331	5.03	388,577	19,822	5.10
Non taxable (1)	24,394	1,433	5.87	18,864	1,109	5.88
Other	3,022	148	4.90	5,264	199	3.78

Total	$804,842	$44,138	5.48	$873,138	$56,451	6.46

Savings and demand, interest bearing	$251,792	$3,856	1.53	$268,710	$5,358	1.99
Time deposits	191,904	6,094	3.18	213,167	9,356	4.39
Federal funds purchased and securities sold under agreements to repurchase	210,049	4,521	2.15	225,246	10,212	4.53
Borrowings from FHLB	10,993	492	4.48	8,794	526	5.98

Total	$664,738	$14,963	2.25	$715,917	$25,452	3.56

Net tax-equivalent yield on earning assets			3.62			3.55

	2007			2006
	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$428,447	$33,642	7.85	$377,172	$28,735	7.62
Federal Funds Sold	5,763	295	5.12	15,440	778	5.04
Held to maturity:
Taxable	21,443	1,082	5.05	137,707	6,449	4.68
Non taxable (1)	4,780	302	6.32	5,791	401	6.92
Available for sale:
Taxable	388,577	19,822	5.10	262,940	11,886	4.52
Non taxable (1)	18,864	1,109	5.88	15,213	897	5.90
Other	5,264	199	3.78	4,940	189	3.83

Total	$873,138	$56,451	6.46	$819,203	$49,335	6.02

Savings and demand, interest bearing	$268,710	$5,358	1.99	$303,239	$5,408	1.78
Time deposits	213,167	9,356	4.39	154,956	5,977	3.86
Federal funds purchased and securities sold under agreements to repurchase	225,246	10,212	4.53	178,663	6,916	3.87
Borrowings from FHLB	8,794	526	5.98	8,213	484	5.89

Total	$715,917	$25,452	3.56	$645,071	$18,785	2.91

Net tax-equivalent yield on earning assets			3.55			3.73

(1)	All interest earned is reported on a taxable equivalent basis using a tax rate of 34% in 2008 and 35% in 2007 and 2006.

(2)	Loan fees of $786, $854 and $592 for 2008, 2007 and 2006, respectively, are included in these figures.

(3)	Includes nonaccrual loans.

Provision for Loan Losses
In the normal course of business, the Company assumes risk in extending credit to its customers. This credit risk is managed through compliance with the loan policy (the “policy”), which is approved by the Board of Directors. The policy establishes guidelines relating to underwriting standards, including but not limited to financial analysis, collateral valuation, lending limits, pricing considerations and loan grading. A loan review process further assists with evaluating credit quality and assessing potential performance issues. Loan delinquencies and deposit overdrafts are closely monitored in order to identify developing problems as early as possible. In addition, the Company continuously monitors its relationships with its loan customers in concentrated industries such as gaming and hotel/motel, as well as the exposure for out of area loans and commercial real estate concentrations, and their direct and indirect impact on its operations. A watch list of credits which pose a potential loss to the Company is prepared based on the loan grading system. This list forms the foundation of the Company’s allowance for loan loss computation.
Hurricane Katrina hit the Mississippi Gulf Coast on August 29, 2005, potentially impacting the continued performance of loans within the Company’s trade area. Based on an evaluation using existing methodology conducted after the storm, the Company recorded a provision for loan losses of $5,055,000 during the third quarter of 2005. The Company continued to closely monitor its portfolio during the quarters that followed, considering the impact of federal assistance, insurance availability and affordability, the pace of recovery, increasing construction costs and the length of time which has passed since August of 2005. Based on these factors and its ongoing analysis, the Company recorded a negative provision of $1,250,000 during the third quarter of 2007, effectively reversing approximately 25% of the provision recorded in 2005.
The credit crisis our nation is now facing has affected the Company’s loan portfolio. Management relies on its guidelines and existing methodology to monitor the performance of its loan portfolio and identify potential losses. During 2008, this on-going, systematic evaluation identified potential losses and resulted in the Company recording a provision of $2,347,000, of which $1,180,000 relates to two residential development loans with a total outstanding balance of $10,542,809.
The allowance for loan losses is an estimate, and as such, events may occur in the future which may affect its accuracy. The Company anticipates that it is possible that additional information will be gathered in future quarters which may require an adjustment to the allowance for loan losses. Management will continue to closely monitor its portfolio and take such action as it deems appropriate to accurately report its financial condition and results of operations.
Non-interest income
Total non-interest income decreased $2,499,043 in 2008 as compared with 2007. During 2008, the Company recorded a charge to earnings for the other-than-temporary impairment of its investment in FHLMC preferred stock of $2,964,000. During 2008, a gain of $397,852 from sales, calls and liquidation of available for sale securities was recorded as compared with a loss of $605,813 from such activity in 2007. Also during 2008, the Company recorded a loss of $270,676 from its investment in a low income housing partnership.
Total non-interest income decreased $2,541,197 for 2007 as compared with 2006. During 2006, a gain of $3,792,942 was realized as a result of the settlement of the Company’s insurance claims arising from the significant damage to six of the bank subsidiary’s branch locations during Hurricane Katrina in 2005. During 2007, an increase in service charges on deposit accounts was attributable to an increase in the number of ATMs, an increase in the number of ATM transactions, an increase in per transaction ATM surcharge fees and the increase in per transaction NSF fees.
Non-interest expense
Total non-interest expense increased $1,257,896 for 2008 as compared with 2007. Equipment rentals, depreciation and maintenance expense increased by $645,221 in 2008, primarily as a result of depreciation expense on banking premises which were placed into service after March 31, 2007. Other expense increased $601,086 during 2008 primarily as a result of an increase in accounting and legal fees of $537,645. These increases were the result of the outsourcing of the I/T internal audit function, an increase in external audit fees and legal fees associated with litigation and other matters in the ordinary course of the Company’s business.
Total non-interest expense increased $2,212,806 for 2007 as compared with 2006. Expenses associated with salaries and employee benefits increased $1,251,424 as the Company increased salaries and incentives to its employees in order to reward performance and retain personnel. Additionally, a reduction in the discount rate used in computing the liability for deferred compensation plans provided to certain officers and directors resulted in an increase in the accrual for such liabilities in 2007. During 2007, increased expenses of $748,000 related to the costs associated with ATM activity.
FINANCIAL CONDITION
Available for sale securities decreased $45,566,853 at December 31, 2008, compared with December 31, 2007. The Federal Reserve reduced interest rates by 400 basis points during 2008, which resulted in more than $184,000,000 of the Company’s U.S. Agency securities being called during the year. Proceeds from these calls have provided funding for lending and liquidity requirements, and excess funds have been invested in U.S. Agency securities.
The Company’s held to maturity portfolio was invested solely in debt securities issued by state and political subdivisions at December 31, 2008 and December 31, 2007. The decrease in these securities of $1,235,780 since December 31, 2007 is the result of maturities.
During 2008, the Company invested $3,160,000 as the limited partner in an investment in low-income housing in its trade area.
Gross loans increased $16,384,965 at December 31, 2008 as compared with December 31, 2007. The Company’s real estate portfolio increased $50 million during 2008. Approximately 40%, or $20 million of this increase, was in improved property which is commercial owner-occupied and/or income producing real estate. The commercial and industrial loan portfolio decreased $33 million as several large loans paid off during the third quarter of 2008.
Interest-earning assets, particularly available for sale securities, have decreased since January 1, 2008 along with a decrease in interest rates earned on these assets. These trends directly impact accrued interest receivable, which decreased $1,926,449 during 2008.
Total deposits decreased $58,654,943 at December 31, 2008, as compared with December 31, 2007. Fluctuations among the different types of deposits represent recurring activity for the Company. Since December 31, 2007, however, time deposits of $100,000 or more have decreased by $61,538,361. This significant decrease primarily resulted from the Company’s decision to not match higher rates offered to our customers by competitors. The Company anticipates that deposits will continue at or near their present level during 2009.

Borrowings from the Federal Home Loan Bank increased $29,837,381 at December 31, 2008 as compared with December 31, 2007. During the fourth quarter of 2008, the Company increased its borrowing lines with the Federal Home Loan Bank in order to expand its liquidity options.
SHAREHOLDERS’ EQUITY AND CAPITAL ADEQUACY
Strength, security and stability have been the hallmark of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. The primary and risk-based capital ratios are important indicators of the strength of a Company’s capital. These figures are presented in the Five-Year Comparative Summary of Selected Financial Information.
The measure of capital adequacy which is currently used by Management to evaluate the strength of the Company’s capital is the primary capital ratio which was 12.81% at December 31, 2008, which is well above the regulatory minimum of 6.00%. Management continues to emphasize the importance of maintaining the appropriate capital levels of the Company and has established the goal of maintaining its primary capital ratio at 8.00%, which is the minimum requirement for classification as being “well-capitalized” by the banking regulatory authorities.
During 2008, significant transactions affecting shareholders’ equity are described in Note J. The Statement of Shareholders’ Equity also presents all activity in the Company’s equity accounts.
LIQUIDITY
Liquidity represents the Company’s ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Note L discloses information relating to financial instruments with off-balance-sheet risk, including letters of credit and outstanding unused loan commitments. The Company closely monitors the potential effects of funding these commitments on its liquidity position. Management monitors these funding requirements in such a manner as to satisfy these demands and to provide the maximum return on its earning assets.
The Company monitors its liquidity position diligently through a number of methods, including through the computation of liquidity and dependency ratios on a monthly basis. The formula for these ratios are those used for the Uniform Bank Performance Report, such that the Company may monitor and evaluate its own risk, but also compare itself to its peers. Management carefully monitors its liquidity needs, particularly relating to potentially volatile deposits, and the Company has encountered no problems with meeting its liquidity needs.
Deposits, payments of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. The Company also uses other sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on deposits, purchases of federal funds and advances from the Federal Home Loan Bank for its liquidity needs in 2009. Proceeds from the large number of calls of investment securities since January 1, 2008 are also currently being used for liquidity needs. The Company has applied for eligibility to participate through the Federal Reserve’s Discount Window.
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
EMERGENCY ECONOMIC STABILIZATION ACT
The Emergency Economic Stabilization Act of 2008 (the “Act”) was enacted on October 3, 2008. The purpose of this law is to restore liquidity and stability to the financial system, while minimizing any potential long term negative impact on taxpayers. The law authorizes the United States Secretary of the Treasury to spend up to $700 billion to purchase distressed assets, especially mortgage-backed securities, from the nation’s banks. The program under which the asset purchase will be administered is referred to as the Troubled Asset Relief Program (“TARP”). The Company did not participate in TARP.
The Act also temporarily raises the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. The higher insurance limits took effect immediately and will be in effect through December 31, 2009. Additionally, the Federal Deposit Insurance Corporation (“FDIC”) announced on October 14, 2008, a new program, the Temporary Liquidity Guarantee Program (“TLGP”), which guarantees newly issued senior unsecured debt of banks, thrifts, and certain holding companies, and provides full coverage of non-interest bearing deposit transaction accounts, regardless of dollar amount. The program provides a three year guarantee of newly issued debt and increased insurance coverage through December 31, 2009. This two-pronged program will be funded through special fees paid by the participating financial institutions. The Company is participating in both programs available under TLGP. The Company did not have outstanding senior unsecured debt at December 31, 2008. Participation in the TLGP requires the payment of additional assessments to the FDIC.
The quarterly assessment rate paid by the Company’s bank subsidiary will increase in 2009 as a result of the FDIC’s normal funding requirements. This increase, along with the additional assessment required by the TLGP, will not be material to the Company’s results of operations.

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
The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (“ALCO Committee”), whose members include the chief executive officer and senior and middle management from the financial, lending, investing, and deposit areas, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company’s tolerance for risk. Specifically, the key objectives of the Company’s asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO Committee utilizes a number of tools in its activities, including software to assist with interest rate risk management and balance sheet management. The ALCO Committee reports to the Board of Directors on a quarterly basis.
The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U.S. Treasury Bills and U.S. Agency securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended to seven years or less with call provisions. The loan portfolio consists of a 40%/60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however the market is now dictating floating rate terms to be extended to fifteen years. On the liability side, more than 68% of the deposits are demand and savings transaction accounts. Additionally, more than 80% of the certificates of deposit mature within eighteen months. Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.
The interest rate sensitivity tables on the next page provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The negative gap in 2009 is mitigated by the nature of the Company’s deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

Interest rate sensitivity at December 31, 2008 was as follows (in thousands):

								12/31/08
								FAIR
	2009	2010	2011	2012	2013	BEYOND	TOTAL	VALUE

Loans, net	$293,576	$33,159	$46,649	$37,308	$28,744	$16,827	$456,263	$461,113
Average rate	4.23%	6.27%	6.03%	6.21%	6.92%	5.17%	5.80%
Securities	45,717	45,286	35,065	24,812	30,053	168,883	349,816	349,860
Average rate	3.44%	2.67%	4.08%	4.40%	3.83%	5.40%	4.42%
Total Financial Assets	339,293	78,445	81,714	62,120	58,797	185,710	806,079	810,973
Average rate	4.14%	4.95%	5.37%	5.63%	5.79%	5.38%	5.29%
Interest Bearing Deposits	375,298	20,276	3,290	1,455	1,116	7	401,442	402,361
Average rate	1.80%	3.43%	3.69%	3.83%	3.15%	2.82%	2.01%
Federal funds purchased and securities sold under agreements to repurchase	226,609						226,609	226,609
Average rate	1.25%						1.25%
Long-term funds	30,178	5,177	177	177	177	1,052	36,938	37,547
Average rate	0.80%	6.46%	4.86%	4.86%	4.86%	4.86%	4.18%
Total Financial Liabilities	632,085	25,453	3,467	1,632	1,293	1,059	664,989	666,517
Average rate	1.62%	4.41%	3.77%	3.97%	3.50%	4.85%	2.11%
Interest rate sensitivity at December 31, 2007 was as follows (in thousands):

								12/31/07
								FAIR
	2008	2009	2010	2011	2012	BEYOND	TOTAL	VALUE

Loans, net	$288,348	$62,692	$20,709	$30,331	$32,107	$7,427	$441,614	$439,694
Average rate	7.51%	6.27%	6.77%	7.17%	7.88%	7.07%	7.85%
Securities	62,995	43,846	61,615	38,267	42,245	143,627	392,595	392,641
Average rate	4.56%	4.61%	4.35%	5.08%	5.01%	5.63%	5.07%
Total Financial Assets	351,343	106,538	82,324	68,598	74,352	151,054	834,209	832,335
Average rate	7.17%	5.71%	5.18%	6.18%	6.57%	5.72%	6.84%
Interest Bearing Deposits	434,515	14,133	3,556	1,806	1,204		455,214	456,490
Average rate	3.33%	3.83%	4.04%	4.37%	4.37%		3.36%
Federal funds purchased and securities sold under agreements to repurchase	231,225						231,225	231,225
Average rate	4.53%						4.53%
Long-term funds	172	178	5,177	177	177	1,219	7,100	7,811
Average rate	4.86%	4.86%	6.50%	4.86%	4.86%	4.86%	5.98%
Total Financial Liabilities	665,912	14,311	8,733	1,983	1,381	1,219	693,539	695,526
Average rate	3.83%	3.84%	5.75%	4.42%	4.44%	4.85%	3.87%

DECEMBER 31,	2008	2007	2006

Assets
Cash and due from banks	$34,015,590	$34,665,370	$37,793,493
Federal funds sold	4,000	270,000	6,400,000
Available for sale securities	340,462,072	386,028,925	396,907,489
Held to maturity securities, fair value of $3,438,108 — 2008; $4,676,471 — 2007; $85,518,999 — 2006	3,394,212	4,629,992	85,574,260
Other investments	3,889,324	1,000,000	300,000
Federal Home Loan Bank Stock, at cost	2,070,700	936,200	1,128,500
Loans	467,377,039	450,992,074	401,194,010
Less: Allowance for loan losses	11,113,575	9,378,137	10,841,367

Loans, net	456,263,464	441,613,937	390,352,643
Bank premises and equipment, net of accumulated depreciation	33,600,170	34,410,789	19,658,585
Accrued interest receivable	5,444,767	7,371,216	8,142,230
Cash surrender value of life insurance	14,688,160	13,578,536	12,984,602
Other assets	2,575,042	2,851,608	4,781,266

Total assets	$896,407,501	$927,356,573	$964,023,068

Liabilities & Shareholders’ Equity
Liabilities:
Deposits:
Demand, non- interest bearing	$109,033,184	$113,916,041	$148,455,754
Savings and demand, interest bearing	239,990,238	231,435,685	271,331,272
Time, $100,000 or more	104,540,112	166,078,473	132,846,509
Other time deposits	56,912,002	57,700,280	60,536,259

Total deposits	510,475,536	569,130,479	613,169,794
Federal funds purchased and securities sold under agreements to repurchase	226,609,231	231,225,118	226,032,370
Borrowings from Federal Home Loan Bank	36,937,686	7,100,305	7,267,349
Other liabilities	15,384,934	13,359,047	19,320,860

Total liabilities	789,407,387	820,814,949	865,790,373
Shareholders’ Equity:
Common Stock, $1 par value, 15,000,000 shares authorized, 5,279,268, 5,420,204 and 5,548,199 shares issued and outstanding at December 31, 2008, 2007 and 2006, respectively	5,279,268	5,420,204	5,548,199
Surplus	65,780,254	65,780,254	65,780,254
Undivided profits	33,412,596	34,458,291	29,253,825
Accumulated other comprehensive income, net of tax	2,527,996	882,875	(2,349,583)

Total shareholders’ equity	107,000,114	106,541,624	98,232,695

Total liabilities and shareholders’ equity	$896,407,501	$927,356,573	$964,023,068

See Notes to Consolidated Financial Statements.

YEARS ENDED DECEMBER 31,	2008	2007	2006

Interest income:
Interest and fees on loans	$26,874,057	$33,642,030	$28,735,424
Interest and dividends on securities:
U.S. Treasury	2,972,851	4,320,309	5,725,317
U.S. Government agencies	10,625,314	15,519,419	12,610,083
Mortgage-backed securities	1,733,026	1,064,149
States and political subdivisions	1,097,790	931,292	856,450
Other securities	148,328	198,968	188,965
Interest on federal funds sold	122,066	294,812	777,742

Total interest income	43,573,432	55,970,979	48,893,981

Interest expense:
Deposits	9,950,478	14,713,824	11,384,540
Long-term borrowings	492,048	526,369	484,398
Federal funds purchased and securities sold under agreements to repurchase	4,520,821	10,212,201	6,915,690

Total interest expense	14,963,347	25,452,394	18,784,628

Net interest income	28,610,085	30,518,585	30,109,353
Provision for allowance for losses on loans	2,347,000	(1,045,000)	141,000

Net interest income after provision for allowance for losses on loans	26,263,085	31,563,585	29,968,353

Non-interest income:
Trust department income and fees	1,637,747	1,791,417	1,670,063
Service charges on deposit accounts	6,793,404	6,709,142	5,407,901
Gain (loss) on liquidation, sale and calls of securities	397,852	(605,813)
Writedown of investments to market value	(2,964,000)
Loss on other investments	(270,676)
Gain from sale of bank premises	142,607	635,271	159,669
Gain from settlement of insurance proceeds			3,792,942
Other income	1,531,525	1,237,485	1,278,124

Total non-interest income	7,268,459	9,767,502	12,308,699

Non-interest expense:
Salaries and employee benefits	14,051,655	14,284,532	13,033,108
Net occupancy	2,220,670	1,976,204	1,870,011
Equipment rentals, depreciation and maintenance	3,749,274	3,104,053	2,836,392
Other expense	6,499,255	5,898,169	5,310,641

Total non-interest expense	26,520,854	25,262,958	23,050,152

Income before income taxes	7,010,690	16,068,129	19,226,900
Income taxes	1,977,000	5,042,000	6,459,000

Net income	$5,033,690	$11,026,129	$12,767,900

Basic and diluted earnings per share	$.94	$2.01	$2.30

See Notes to Consolidated Financial Statements.

	Number of
	Common	Common
	Shares	Stock	Surplus

Balance, January 1, 2006	5,549,128	$5,549,128	$65,780,254
Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Loss from unfunded post-retirement benefit obligation, net of tax

Total comprehensive income

Cash dividends ($.21 per share)
Dividend declared ($.23 per share)
Retirement of stock	(929)	(929)

Balance, December 31, 2006	5,548,199	5,548,199	65,780,254
Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Gain from unfunded post-retirement benefit obligation, net of tax

Total comprehensive income

Cash dividends ($.25 per share)
Dividend declared ($.27 per share)
Retirement of stock	(127,995)	(127,995)

Balance, December 31, 2007	5,420,204	5,420,204	65,780,254
Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Loss from unfunded post-retirement obligation, net of tax

Total comprehensive income

Cumulative effect adjustment from adoption of EITF 06-04
Effect of stock retirement on accrued dividends
Cash dividends ($.29 per share)
Dividend declared ($.30 per share)
Retirement of stock	(140,936)	(140,936)

Balance, December 31, 2008	5,279,268	$5,279,268	$65,780,254

See Notes to Consolidated Financial Statements.

	Accumulated
	Other
Undivided	Comprehensive	Comprehensive
Profits	Income	Income	Total

$18,942,855	$(2,769,106)		$87,503,131

12,767,900		$12,767,900	12,767,900
	1,158,333	1,158,333	1,158,333
	12,017	12,017	12,017
	(750,827)	(750,827)	(750,827)

		$13,187,423

(1,165,122)			(1,165,122)
(1,276,086)			(1,276,086)
(15,722)			(16,651)

29,253,825	(2,349,583)		98,232,695

11,026,129		$11,026,129	11,026,129
	2,308,621	2,308,621	2,308,621
	399,837	399,837	399,837
	524,000	524,000	524,000

		$14,258,587

(1,378,945)			(1,378,945)
(1,463,455)			(1,463,455)
(2,979,263)			(3,107,258)

34,458,291	882,875		106,541,624

5,033,690		$5,033,690	5,033,690
	745,909	745,909	745,909
	1,693,658	1,693,658	1,693,658
	(794,446)	(794,446)	(794,446)

		$6,678,811

(56,732)			(56,732)
8,816			8,816
(1,548,703)			(1,548,703)
(1,588,465)			(1,588,465)
(2,894,301)			(3,035,237)

$33,412,596	$2,527,996		$107,000,114

YEARS ENDED DECEMBER 31,	2008	2007	2006

Cash flows from operating activities:
Net income	$5,033,690	$11,026,129	$12,767,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,451,966	1,712,000	1,606,000
Provision for allowance for loan losses	2,347,000	(1,045,000)	141,000
Impairment loss on FHLMC preferred stock	2,964,000
Loss on other investments	270,676
Provision for losses on other real estate			14,908
Gain on sales of other real estate	(214,210)	(10,470)	(153,400)
(Gain) loss on sales, calls and liquidation of securities	(397,852)	605,813
Gain on sale of bank premises	(142,607)	(635,271)	(159,669)
Gain on settlement of insurance			(3,792,942)
Change in accrued interest receivable	1,926,449	771,014	(3,826,872)
Change in other assets	314,965	(1,967,771)	330,657
Change in other liabilities	85,281	(3,167,174)	9,750,102

Net cash provided by operating activities	14,639,358	7,289,270	16,677,684

Cash flows from investing activities:
Proceeds from maturities, sales, liquidation and calls of available for sale securities	257,886,217	209,677,761	55,190,291
Investment in available for sale securities	(211,168,426)	(195,300,371)	(271,922,910)
Proceeds from maturities of held to maturity securities	1,240,000	86,460,000	265,074,303
Investment in held to maturity securities	(4,220)	(5,515,732)	(216,601,604)
Purchases of other investments	(3,160,000)	(700,000)	(300,000)
Investment in Federal Home Loan Bank stock	(1,134,500)		(51,900)
Redemption of Federal Home Loan Bank stock		192,300
Proceeds from sales of other real estate	236,261	55,000	344,000
Loans, net increase	(17,396,252)	(50,235,794)	(52,257,325)
Proceeds from sale and retirement of bank premises	266,812	1,020,247	5,400,045
Acquisition of premises and equipment	(1,765,552)	(16,849,180)	(4,824,112)
Other assets	(1,083,450)	(575,724)	(493,320)

Net cash provided by (used in) investing activities	23,916,890	28,228,507	(220,442,532)

Cash flows from financing activities:
Demand and savings deposits, net change	3,671,696	(74,435,300)	(57,892,909)
Time deposits, net change	(62,326,639)	30,395,985	78,845,361
Cash dividends	(3,003,342)	(2,655,031)	(2,274,948)
Retirement of common stock	(3,035,237)	(3,107,258)	(16,651)
Borrowings from Federal Home Loan Bank	111,513,000	47,900,375	20,940,973
Repayments to Federal Home Loan Bank	(81,675,619)	(48,067,419)	(21,025,629)
Federal funds purchased and securities sold under agreements to repurchase, net change	(4,615,887)	5,192,748	76,764,620

Net cash provided by (used in) financing activities	(39,472,028)	(44,775,900)	95,340,817

Net decrease in cash and cash equivalents	(915,780)	(9,258,123)	(108,424,031)
Cash and cash equivalents, beginning of year	34,935,370	44,193,493	152,617,524

Cash and cash equivalents, end of year	$34,019,590	$34,935,370	$44,193,493

See Notes to Consolidated Financial Statements.	12

NOTE A — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Business of The Company
Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi (the “Bank”), and PFC Service Corp. Its principal subsidiary is The Peoples Bank, Biloxi, Mississippi, which provides a full range of banking, financial and trust services to state, county and local government entities and individuals and small and commercial businesses operating in Harrison, Hancock, Stone and Jackson counties.
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
New Accounting Pronouncements
In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 amends Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), to amend and expand the disclosure requirements of SFAS 133 to provide greater transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations and how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the Company’s financial statements.
In May 2008, FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. The hierarchical guidance provided by SFAS 162 did not have a significant impact on the Company’s financial statements.
Cash and Due from Banks
The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $696,000, $19,964,000 and $24,539,000 for the years ending December 31, 2008, 2007 and 2006, respectively. The Company’s bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2008, the bank subsidiary had excess deposits of $4,983,215.
Securities
The classification of securities is determined by Management at the time of purchase. Securities are classified as held to maturity when the Company has the positive intent and ability to hold the security until maturity. Securities held to maturity are stated at amortized cost. Securities not classified as held to maturity are classified as available for sale and are stated at fair value. Unrealized gains and losses, net of tax, on these securities are recorded in shareholders’ equity as accumulated other comprehensive income. The amortized cost of available for sale securities and held to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary would be reflected in earnings as realized losses. In estimating other-than-temporary losses, Management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and nature of the issuer, the cause of the decline, especially if related to a change in interest rates, and the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as gain or loss on liquidity, sale and calls of securities in non-interest income.
Other Investments
Other investments include a low income housing partnership in which the Company is a 99% limited partner. The partnership has qualified to receive annual low income housing federal tax credits that are recognized as a reduction of the current tax expense. The investment is accounted for using the equity method.
Federal Home Loan Bank Stock
Federal Home Loan Bank Stock has no readily determined market value and is carried at cost. Due to the redemption provisions of the investment, the fair value equals cost and no impairment exists.
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
The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include performing and non-performing material loans for which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.
Generally, loans which become 90 days delinquent are reviewed relative to collectibility. Unless such loans are in the process of terms revision to bring them to a current status or foreclosure or in the process of collection, those loans deemed uncollectible are charged off against the allowance account.
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
Other Real Estate
Other real estate acquired through foreclosure is carried at fair value, less estimated costs to sell. If, at foreclosure, the carrying value of the loan is greater than the estimated market value of the property acquired, the excess is charged against the allowance for loan losses and any subsequent adjustments are charged to expense. Costs of operating and maintaining the properties, net of related income and gains (losses) on their disposition, are charged to expense as incurred.
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
Earnings Per Share
Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,342,470, 5,489,861 and 5,548,300 in 2008, 2007 and 2006, respectively.
Statements of Cash Flows
The Company has defined cash and cash equivalents to include cash and due from banks and federal funds sold. The Company paid $14,961,180, $24,853,712 and $18,444,672 in 2008, 2007 and 2006, respectively, for interest on deposits and borrowings. Income tax payments totaled $1,635,000, $4,819,000 and $5,310,000 in 2008, 2007 and 2006, respectively. Loans transferred to other real estate amounted to $399,725, $19,500 and $144,000 in 2008, 2007 and 2006, respectively. The income tax effect from the unrealized gain on available for sale securities on accumulated other comprehensive income was $1,277,519, $1,395,266 and $602,907, at December 31, 2008, 2007 and 2006, respectively. The income tax effect from the (gain) loss from unfunded post-retirement benefit obligation on accumulated other comprehensive income was $204,124, $(282,000) and $407,201 at December 31, 2008, 2007 and 2006, respectively.
Fair Value Measurement
The Company adopted Financial Accounting Standards Board Statement No. 157, “Fair Value Measurement” (“SFAS 157”) at January 1, 2008. There was no material impact to the financial statements presented herein as a result of this adoption. SFAS 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. SFAS 157 requires new disclosure that establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories: Level 1 — Quoted market prices in active markets for identical assets or liabilities, Level 2 — Observable market based inputs or unobservable inputs that are corroborated by market data, or Level 3 — Unobservable inputs that are not corroborated by market data. In determining the appropriate levels, a detailed analysis of the assets and liabilities that are subject to SFAS 157 is performed.

Reclassifications
Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.
NOTE B — SECURITIES:
The amortized cost and estimated fair value of securities at December 31, 2008, 2007 and 2006, respectively, are as follows (in thousands):

		Gross	Gross	Estimated
December 31, 2008	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$64,963	$1,746	$	$66,709
U.S. Government agencies	208,918	3,552	(74)	212,396
Mortgage-backed securities	28,993	788		29,781
States and political subdivisions	31,594	317	(985)	30,926

Total debt securities	334,468	6,403	(1,059)	339,812
Equity securities	650			650

Total available for sale securities	$335,118	$6,403	$(1,059)	$340,462

Held to maturity securities:
States and political subdivisions	$3,394	$52	$(8)	$3,438

Total held to maturity securities	$3,394	$52	$(8)	$3,438

		Gross	Gross	Estimated
December 31, 2007	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$71,952	$1,354	$	$73,306
U.S. Government agencies	252,130	1,729	(60)	253,799
Mortgage-backed securities	33,343	48	(7)	33,384
States and political subdivisions	22,698	152	(367)	22,483

Total debt securities	380,123	3,283	(434)	382,972
Equity securities	4,229	62	(1,234)	3,057

Total available for sale securities	$384,352	$3,345	$(1,668)	$386,029

Held to maturity securities:
States and political subdivisions	$4,630	$53	$(7)	$4,676

Total held to maturity securities	$4,630	$53	$(7)	$4,676

		Gross	Gross	Estimated
December 31, 2006	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$73,937	$81	$(364)	$73,654
U.S. Government agencies	304,156	304	(1,950)	302,510
States and political subdivisions	17,001	247	(163)	17,085

Total debt securities	395,094	632	(2,477)	393,249
Equity securities	4,228	62	(632)	3,658

Total available for sale securities	$399,322	$694	$(3,109)	$396,907

Held to maturity securities:
U.S. Treasury	$53,517	$	$(70)	$53,447
U.S. Government agencies	26,970		(29)	26,941
States and political subdivisions	5,087	62	(18)	5,131

Total held to maturity securities	$85,574	$62	$(117)	$85,519

The Company’s available for sale securities are reported at their estimated fair value, which is determined utilizing several sources. The primary source is Interactive Data Corporation, which utilizes pricing models that vary based by asset class and include available trade, bid and other market information and whose methodology includes broker quotes, proprietary models and vast descriptive databases. The other source for determining fair value is matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.
The table below presents the balances of available for sale securities, which are the only assets measured at fair value on a recurring basis, by level within the fair value hierarchy as of December 31, 2008.

		Fair Value Measurement Using
	December 31, 2008	Level 1	Level 2	Level 3

Available for sale securities	$340,462,072		$340,462,072
In accordance with FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Investments”, available for sale securities with an amortized cost of $335,117,237 were reported at December 31, 2008 at a fair value, net of unrealized gains and losses, of $340,462,072. The net change in unrealized gains and losses of $2,439,567 was included in comprehensive income during 2008.
The amortized cost and estimated fair value of debt securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Amortized Cost	Estimated Fair Value

Available for sale securities:
Due in one year or less	$45,115	$45,522
Due after one year through five years	130,261	133,372
Due after five years through ten years	41,283	41,632
Due after ten years	88,816	89,505
Mortgage-backed securities	28,993	29,781

Totals	$334,468	$339,812

Held to maturity securities:
Due in one year or less	$195	$196
Due after one year through five years	1,844	1,868
Due after five years through ten years	1,355	1,374

Totals	$3,394	$3,438

Information pertaining to securities with gross unrealized losses at December 31, 2008, 2007 and 2006, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less than twelve months		Over twelve months				Total

December 31, 2008	Fair Value	Gross Unrealized Loss	Fair Value		Gross Unrealized Loss		Fair Value	Gross Unrealized Loss

U.S. Government Agencies	$10,781	$74	$		$		$10,781	$74
States and political subdivisions	16,545	740		2,826		253	19,371	993

Total	$27,326	$814		$2,826		$253	$30,152	$1,067

	Less than twelve months		Over twelve months		Total

December 31, 2007	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U.S. Government Agencies	$10,974	$24	$17,464	$36	$28,438	$60
States and political subdivisions	5,998	249	7,047	125	13,045	374
Mortgage-backed securities	14,201	7			14,201	7
FHLMC preferred stock			1,841	1,234	1,841	1,234

Total	$31,173	$280	$26,352	$1,395	$57,525	$1,675

	Less than twelve months		Over twelve months		Total

December 31, 2006	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U.S. Treasury	$65,458	$102	$29,647	$332	$95,105	$434
U.S. Government Agencies	100,883	200	105,697	1,779	206,580	1,979
States and political subdivisions	2,970	15	7,016	166	9,986	181
FHLMC preferred stock			2,443	632	2,443	632

Total	$169,311	$317	$144,803	$2,909	$314,114	$3,226

At December 31, 2008, 2 of the 48 securities issued by U.S. Government agencies and 61 of the 131 securities issued by state and political subdivisions contained unrealized losses.
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
Proceeds from maturities and calls of held to maturity debt securities during 2008, 2007 and 2006 were $1,240,000, $86,460,000 and $265,074,303, respectively. There were no sales of held to maturity debt securities during 2008, 2007 and 2006. Proceeds from maturities, sales and calls of available for sale debt securities were $257,886,217, $209,677,761 and $55,190,291 during 2008, 2007 and 2006, respectively. Available for sale debt securities were sold in 2007 for a realized loss of $605,813. There were no sales of available for sale debt securities during 2008 and 2006. The Company realized a gain of $249,000 from the liquidation of equity securities in 2008. During 2008, the Company recorded a loss of $2,964,000 from the other-than-temporary impairment of its investment in Federal Home Loan Mortgage Corporation Preferred Stock.
Securities with an amortized cost of $328,047,697, $342,084,423 and $269,627,563 at December 31, 2008, 2007 and 2006, respectively, were pledged to secure public deposits, federal funds purchased and other balances as required by law.
Federal Home Loan Bank (FHLB) common stock was purchased during 1999 and 2008 in order for the Company to participate in certain FHLB programs. The amount to be invested in FHLB stock was calculated according to FHLB guidelines as a percentage of certain mortgage loans. Based on this calculation, the FHLB may periodically automatically redeem its common stock. The investment is carried at cost. Dividends received are reinvested in FHLB stock.
NOTE C — LOANS :
The composition of the loan portfolio was as follows (in thousands):

December 31,	2008	2007	2006

Real estate, construction	$118,455	$93,739	$24,317
Real estate, mortgage	290,458	265,465	300,807
Loans to finance agricultural production	3,178	2,545	2,502
Commercial and industrial loans	43,312	76,267	57,796
Loans to individuals for household, family and other consumer expenditures	10,202	11,173	13,415
Obligations of states and political subdivisions	1,733	1,747	2,094
All other loans	39	56	263

Totals	$467,377	$450,992	$401,194

Transactions in the allowance for loan losses were as follows (in thousands):

	2008	2007	2006

Balance, January 1	$9,378	$10,841	$10,966
Recoveries	673	266	463
Loans charged off	(1,284)	(684)	(729)
Provision for allowance for loan losses	2,347	(1,045)	141

Balance, December 31	$11,114	$9,378	$10,841

As a part of its evaluation of the quality of the loan portfolio, Management monitors the Company’s credit concentrations on a monthly basis. Total outstanding concentrations were as follows (in thousands):

December 31,	2008	2007	2006

Gaming	$79,510	$74,595	$60,105
Hotel/motel	35,962	23,234	24,907
Out of area	44,458	31,325	19,357

Total	$159,930	$129,154	$104,369

In the ordinary course of business, the Company’s subsidiary extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of similar credit risk with persons not related to the Company or its subsidiaries. These loans do not involve more than normal risk of collectibility and do not include other unfavorable features.

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

Years Ended December 31,	2008	2007	2006

Balance, January 1	$7,318	$8,554	$8,670
New loans and advances	2,733	3,548	10,248
Repayments	(2,258)	(4,784)	(10,364)

Balance, December 31	$7,793	$7,318	$8,554

Loans past due ninety days or more and still accruing were $2,340,190, $1,233,761 and $3,295,423 at December 31, 2008, 2007 and 2006, respectively.
Impaired loans include performing and non-performing loans for which full payment of principal or interest is not expected. Performing loans which were classified as impaired loans totaled $11,864,285, $11,655,572 and $12,346,433 at December 31, 2008, 2007 and 2006, respectively. Non-performing loans which were classified as impaired loans included nonaccrual loans which amounted to $15,553,447, $44,612 and $349,335 at December 31, 2008, 2007 and 2006, respectively.
The total average recorded investment in impaired loans amounted to $28,189,747, $11,092,658 and $15,877,328 at December 31, 2008, 2007 and 2006, respectively. The Company had $7,345,022, $5,642,719 and $4,389,390 of specific allowance related to impaired loans at December 31, 2008, 2007, and 2006, respectively. Interest income recognized on impaired loans was $833,055, $621,290 and $990,222 for the years ended December 31, 2008, 2007 and 2006, respectively. Interest income recognized on impaired loans if the Company had used the cash-basis method of accounting would have been $686,129, $669,971 and $899,852 for the years ended December 31, 2008, 2007 and 2006, respectively.
At each reporting period, the Company determines which loans are impaired. Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis. An allowance for each impaired loan, which are generally collateral-dependent, is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals performed by third-party valuation specialists. Factors including the assumptions and techniques utilized by the appraiser are considered by Management. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.
The table below presents the balances of impaired loans, which are the only assets measured at fair value on a non-recurring basis, by level within the fair value hierarchy as of December 31, 2008.

		Fair Value Measurement Using
	December 31, 2008	Level 1	Level 2	Level 3

Imparied loans	$20,072,210		$20,072,210
In accordance with the provisions of FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan”, impaired loans with a carrying amount of $27,417,732 were written down to their fair value of $20,072,210 through a $7,345,022 charge to the provision for loan losses in prior periods.
NOTE D — BANK PREMISES AND EQUIPMENT :
Bank premises and equipment are shown as follows (in thousands):

December 31,	Estimated Useful Lives	2008	2007	2006

Land		$5,978	$6,102	$5,720
Buildings	5 – 40 years	30,427	29,180	14,731
Furniture, fixtures and equipment	3 – 10 years	14,982	15,187	13,806

Totals, at cost		51,387	50,469	34,257
Less: Accumulated depreciation		17,787	16,058	14,598

Totals		$33,600	$34,411	$19,659

NOTE E — DEPOSITS :
At December 31, 2008, the scheduled maturities of time deposits are as follows (in thousands):

2009	$135,308
2010	20,276
2011	3,290
2012	1,455
2013	1,116
Beyond	7

Total	$161,452

Deposits held for related parties amounted to $8,659,875, $8,903,098 and $15,399,924 at December 31, 2008, 2007 and 2006, respectively.
NOTE F — FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE :
At December 31, 2008, the Company had facilities in place to purchase federal funds up to $66,000,000 under established credit arrangements.
At December 31, 2008, 2007 and 2006, federal funds purchased and securities sold under agreements to repurchase included funds invested by customers in a non-deposit product of the bank subsidiary of $176,909,231, $172,925,118 and $226,032,370, respectively. These accounts are non-insured, non-deposit accounts which allow customers to earn interest on their account with no restrictions as to the number of transactions. They are set up as sweep accounts with no check-writing capabilities and require the customer to have at least one operating deposit account.

NOTE G — BORROWINGS FROM FEDERAL HOME LOAN BANK:
At December 31, 2008, the Company had $36,937,686 outstanding in advances under a $90,790,505 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). One advance in the amount of $5,000,000 bears interest at a fixed rate of 6.50% and matures in May 2010. One advance in the amount of $30,000,000 bears interest at a fixed rate of .80% and matures in January 2009. The remaining balance consists of smaller advances bearing interest from 3.35% to 7.00% with maturity dates from 2015 — 2030. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans.
NOTE H — NOTES PAYABLE:
The Company has a $5,000,000 unsecured line of credit with Silverton Bank, N.A. The line bears interest at 1/2% under Wall Street Journal Prime and requires interest only payments quarterly with all principal and accrued interest due at maturity, which is July 6, 2009. There was no outstanding balance on the line at December 31, 2008 and at December 31, 2007, the outstanding balance on the line was $150,000, which was included in Other Liabilities.
NOTE I — INCOME TAXES:
Deferred taxes (or deferred charges) as of December 31, 2008, 2007 and 2006, included in other assets or other liabilities, were as follows (in thousands):

December 31,	2008	2007	2006

Deferred tax assets:
Allowance for loan losses	$3,779	$3,282	$4,089
Employee benefit plans’ liabilities	2,579	2,268	2,030
Unrealized loss on available for sale securities, charged to equity			911
Earned retiree health benefits plan liability	1,011	891	798
Unearned retiree health benefits plan liability	419	123	435
Other	316	327	356

Deferred tax assets	8,104	6,891	8,619

Deferred tax liabilities:
Unrealized gain on available for sale securities, charged to equity	1,817	589
Bank premises and equipment	6,093	6,094	3,989
Other	35	36	39

Deferred tax liabilities	7,945	6,719	4,028

Net deferred taxes	$159	$172	$4,591

Income taxes consist of the following components (in thousands):

Years Ended December 31,	2008	2007	2006

Current	$2,897	$2,435	$6,511
Deferred	(920)	2,607	(52)

Totals	$1,977	$5,042	$6,459

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2008 and 35.0% for 2007 and 2006 to earnings before income taxes The reason for these differences is shown below (in thousands):

Years Ended December 31,	2008 Amount	%	2007 Amount	%	2006 Amount	%

Taxes computed at statutory rate	$2,384	34.0	$5,624	35.0	$6,729	35.0
Increase (decrease) resulting from:
Tax-exempt interest income	(420)	(5.9)	(341)	(2.1)	(292)	(1.5)
Other, net	13	(0.1)	(241)	(1.5)	22	0.1

Total income taxes	$1,977	28.0	$5,042	31.4	$6,459	33.6

FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the accounting and disclosure for uncertainty in income tax positions and was effective for the year beginning January 1, 2007. The Company has considered the recognition and measurement requirements of FIN 48 of the benefits recorded in its financial statements for tax positions taken or expected to be taken in its tax returns. Based on its evaluation of these tax positions for its open tax years, the Company has not recorded any tax liability for uncertain tax positions as of December 31, 2008 and 2007.

NOTE J — SHAREHOLDERS’ EQUITY:
Shareholders’ equity of the Company includes the undistributed earnings of the bank subsidiary. Dividends to the Company’s shareholders can generally be paid only from dividends paid to the Company by its bank subsidiary. Consequently, dividends are dependent upon the earnings, capital needs, regulatory policies and statutory limitations affecting the bank subsidiary. Dividends paid by the bank subsidiary are subject to the approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2008, $25,703,213 of undistributed earnings of the bank subsidiary was available for future distribution to the Company as dividends.
On November 26, 2002 the Company’s Board of Directors (the “Board”) approved the repurchase of up to 2.50% of the Company’s common stock. On November 22, 2005, the Board approved a three year extension of the plan originally approved on November 26, 2002. As a result of this repurchase plan, which was completed during 2007, 139,475 shares were repurchased and retired. On July 25, 2007, the Board approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, which was completed during 2008, 135,987 shares were repurchased and retired. On September 24, 2008, the Board approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, 24,263 shares were repurchased and retired as of December 31, 2008. On December 16, 2008, the Company’s Board of Directors approved a semi-annual dividend of $.30 per share. This dividend has a record date of January 9, 2009 and a distribution date of January 16, 2009.
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
As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.
The Company’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2008, 2007 and 2006, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2008:
Total Capital (to Risk Weighted Assets)	$111,714	19.28%	$46,348	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,472	18.03%	23,174	4.00%
Tier 1 Capital (to Average Assets)	104,472	11.61%	35,983	4.00%

December 31, 2007:
Total Capital (to Risk Weighted Assets)	$112,510	19.63%	$45,854	8.00%
Tier 1 Capital (to Risk Weighted Assets)	105,345	18.38%	22,927	4.00%
Tier 1 Capital (to Average Assets)	105,345	10.93%	38,555	4.00%

December 31, 2006:
Total Capital (to Risk Weighted Assets)	$102,480	21.12%	$38,818	8.00%
Tier 1 Capital (to Risk Weighted Assets)	96,415	19.87%	19,409	4.00%
Tier 1 Capital (to Average Assets)	96,415	10.60%	36,374	4.00%
The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2008, 2007 and 2006, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2008:
Total Capital (to Risk Weighted Assets)	$108,207	18.83%	$45,984	8.00%
Tier 1 Capital (to Risk Weighted Assets)	101,022	17.58%	22,992	4.00%
Tier 1 Capital (to Average Assets)	101,022	11.31%	35,743	4.00%

December 31, 2007:
Total Capital (to Risk Weighted Assets)	$111,413	19.51%	$45,676	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,276	18.26%	22,838	4.00%
Tier 1 Capital (to Average Assets)	104,276	10.84%	38,481	4.00%

December 31, 2006:
Total Capital (to Risk Weighted Assets)	$102,111	21.06%	$38,791	8.00%
Tier 1 Capital (to Risk Weighted Assets)	95,991	19.80%	19,396	4.00%
Tier 1 Capital (to Average Assets)	95,991	9.98%	38,482	4.00%

NOTE K — OTHER INCOME AND EXPENSES:
Other income consisted of the following (in thousands):

Years Ended December 31,	2008	2007	2006

Other service charges, commissions and fees	$117	$171	$223
Rentals	538	345	257
Other	877	721	798

Totals	$1,532	$1,237	$1,278

Other expenses consisted of the following (in thousands):

Years Ended December 31,	2008	2007	2006

Advertising	$636	$597	$587
Data processing	344	457	315
Legal and accounting	680	452	492
ATM expense	2,024	1,814	1,066
Consulting fees	176	90	429
Trust expense	356	421	426
Other	2,283	2,067	1,995

Totals	$6,499	$5,898	$5,310

NOTE L — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:
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
At December 31, 2008, 2007 and 2006, the Company had outstanding irrevocable letters of credit aggregating $7,201,053, $7,128,972 and $3,038,096, respectively. At December 31, 2008, 2007 and 2006, outstanding unused loan commitments were approximately $116,091,000, $133,771,000 and $149,457,000, respectively. Approximately $69,684,000, $72,208,000 and $67,621,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2008, 2007 and 2006, respectively.
NOTE M — CONTINGENCIES:
In 2007, USF&G filed a civil action against the Company’s bank subsidiary and other non-related parties alleging fraud in connection with the outcome of a lawsuit between the bank subsidiary and USF&G. On December 29, 2008, the Company’s bank subsidiary and USF&G reached an out of court settlement, pursuant to which the bank subsidiary did not admit any wrongdoing. This settlement effectively concludes the matter between USF&G and the bank subsidiary only.
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
CONDENSED BALANCE SHEETS (IN THOUSANDS):

December 31,	2008	2007	2006

Assets
Investments in subsidiaries, at underlying equity:
Bank subsidiary	$103,701	$105,592	$98,147
Nonbank subsidiary	1	1	1
Cash in bank subsidiary	496	528	55
Other assets	4,552	2,226	1,535

Total assets	$108,750	$108,347	$99,738

Liabilities and Shareholders’ Equity
Other liabilities	$1,750	$1,805	$1,505

Total liabilities	1,750	1,805	1,505
Shareholders’ equity	107,000	106,542	98,233

Total liabilities and shareholders’ equity	$108,750	$108,347	$99,738

CONDENSED STATEMENTS OF INCOME (IN THOUSANDS):

Years Ended December 31,	2008	2007	2006

Income
Earnings of unconsolidated bank subsidiary:
Distributed earnings	$8,550	$6,800	$2,800
Undistributed earnings	(3,511)	4,250	10,014
Interest income	4	6	5
Other income	75	43	25

Total income	5,118	11,099	12,844

Expenses
Other	87	90	93

Total expenses	87	90	93

Income before income taxes	5,031	11,009	12,751
Income tax benefit	(3)	(17)	(17)

Net income	$5,034	$11,026	$12,768

CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS):

Years Ended December 31,	2008	2007	2006

Cash flows from operating activities:
Net income	$5,034	$11,026	$12,768
Adjustments to reconcile net income to
net cash used in operating activities:
Gain on liquidation of investment	(249)
Loss on other investments	270
Net income of unconsolidated subsidiaries	(5,039)	(11,050)	(12,814)
Change in other assets	(3)	9	8

Net cash provided by (used in) operating activities	13	(15)	(38)

Cash flows from investing activities:
Purchase of other investments	(3,160)	(700)	(700)
Proceeds from liquidation of investment	753
Dividends from unconsolidated subsidiary	8,550	6,800	2,800

Net cash provided by investing activities	6,143	6,100	2,100

Cash flows from financing activities:
Advances on line of credit	300	950
Principal payments on line of credit	(450)	(800)
Retirement of stock	(3,035)	(3,107)	(17)
Dividends paid	(3,003)	(2,655)	(2,275)

Net cash used in financing activities	(6,188)	(5,612)	(2,292)

Net increase (decrease) in cash	(32)	473	(230)
Cash, beginning of year	528	55	285

Cash, end of year	$496	$528	$55

Peoples Financial Corporation paid income taxes of $1,650,000, $4,819,000 and $5,310,000 in 2008, 2007 and 2006, respectively. No interest was paid during the three years ended December 31, 2008.
NOTE O — EMPLOYEE BENEFIT PLANS:
The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (“ESOP”). Employees who are in a position requiring at least 1,000 hours of service during a plan year and who are 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Profit Sharing Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plans charged to operating expense were $400,000, $410,000 and $460,000 in 2008, 2007 and 2006, respectively.
Compensation expense of $9,504,193, $9,207,514 and $8,245,151 was the basis for determining the ESOP contribution allocation to participants for 2008, 2007 and 2006, respectively. The ESOP held 445,741, 445,038 and 457,691 allocated shares at December 31, 2008, 2007 and 2006, respectively.
The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. Benefits under the Executive Supplemental Income Plan are based upon the position and salary of the officer at retirement or death. Normal retirement benefits under the plan are equal to 67% of salary for the president and chief executive officer, 58% of salary for the executive vice president and 50% of salary for all other executive officers and are payable monthly over a period of fifteen years. Under the Directors’ Deferred Income Plan, the directors are given an opportunity to defer receipt of their annual directors’ fees until age sixty-five. For those who choose to participate, benefits are payable monthly for ten years beginning the first day of the month following the director’s normal retirement date. The normal retirement date is the later of the normal retirement age (65) or separation from service. Interest on deferred fees accrues at an annual rate of ten percent, compounded annually. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $13,648,077, $12,648,035 and $12,157,922 at December 31, 2008, 2007 and 2006, respectively. The present value of accumulated benefits under these plans, using an interest rate of 6.00% in 2008 and 2007 and 7.00% in 2006 and the interest ramp-up method for 2008, 2007 and 2006, has been accrued. The accrual amounted to $6,798,774, $5,796,097 and $4,769,461 at December 31, 2008, 2007 and 2006, respectively, and is included in Other Liabilities.

The Company has additional plans for non-vested post-retirement benefits for certain key executives. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $687,407, $593,946 and $506,565 at December 31, 2008, 2007 and 2006, respectively. The present value of accumulated benefits under these plans using an interest rate as prescribed by the plan of 7.50% in 2008, 2007 and 2006 and the projected unit cost method has been accrued. The accrual amounted to $584,699, $534,205 and $468,568 at December 31, 2008, 2007 and 2006, respectively, and is included in Other Liabilities.
Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $233,903, $226,417 and $218,341 at December 31, 2008, 2007 and 2006, respectively. The Company adopted Emerging Issue Task Force Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” (“EITF 06-4”) on January 1, 2008. EITF 06-4 requires the accrual of the post-retirement benefit over the service period for deferred compensation plans funded through endorsement split-dollar life insurance. As a result of adopting EITF 06-4 at January 1, 2008, a cumulative effect adjustment to undivided profits of $56,732 was recorded. The present value of accumulated benefits under these plans using an interest rate of 6.00% and the projected unit cost method has been accrued. The accrual amounted to $60,232 at December 31, 2008 and is included in Other Liabilities.
The Company has additional plans for non-vested post-retirement benefits for directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $118,773, $110,138 and $101,874 at December 31, 2008, 2007 and 2006, respectively. The present value of accumulated benefits under these plans using an interest rate as prescribed by the plan of 6.00% in 2008 and 7.50% in 2007 and 2006 and the projected unit cost method has been accrued. The accrual amounted to $142,088, $150,587 and $144,942 at December 31, 2008, 2007 and 2006, respectively, and is included in Other Liabilities.
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
The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2008	2007	2006

Service cost, including amortization of loss	$179,330	$275,345	$315,561
Interest cost	159,316	175,700	175,982
Amortization of net transition obligation	20,600	20,600	20,600

Net periodic post-retirement benefit cost	$359,246	$471,645	$512,143

The discount rate used in determining the accumulated post-retirement benefit obligation was 6.00% in 2008, 6.50% in 2007, and 6.00% in 2006. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.00% in 2003. The rate was assumed to decrease gradually to 5.00% for 2013 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2008, would be increased by 23.93%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 26.25%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2008, would be decreased by 18.48%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 19.93%.
The following table presents the estimated benefit payments for each of the next five years and in the aggregate for the next five years:

Year

2009	$58,000
2010	63,000
2011	72,000
2012	74,000
2013	92,000
2014 – 2018	925,000
The Company adopted FASB No. 158, “Employers Accounting for Defined Benefit Pensions and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132R),” (“SFAS 158”) at December 31, 2006. SFAS 158 requires the recognition of the funded status of the Company’s postretirement benefit plan in its Statement of Condition, with corresponding adjustment to accumulated other comprehensive income, net of tax.

The following is a reconciliation of the accumulated post-retirement benefit obligation, which is included in Other Liabilities:

Accumulated post-retirement benefit obligation as of December 31, 2007	$2,473,520
Service cost	179,330
Interest cost	159,316
Actuarial loss	298,577
Plan amendment	1,181,872
Benefits paid	(84,186)

Accumulated post-retirement benefit obligation as of December 31, 2008	$4,208,429

The following is a summary of the change in plan assets:

	2008		2007		2006

Fair value of plan assets at beginning of year	$		$		$
Actual return of assets
Employer contribution		84,186		80,122		73,202
Benefits paid (net)		(84,186)		(80,122)		(73,202)

Fair value of plan assets at end of year	$		$		$

Amounts recognized in Accumulated Other Comprehensive Income, net of tax, were:
December 31,	2008	2007	2006

Net loss	$159,662	$134,749	$645,600
Transition obligation	81,574	92,078	105,227
Prior service cost	780,036

Total accumulated other comprehensive income	$1,021,272	$226,827	$750,827

Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income were: For the year ended December 31,	2008

Unrecognized actuarial loss	$298,577
Unrecognized prior service cost	1,181,872
Amortization of transition obligation	(20,600)

Total accumulated other comprehensive income	$1,459,849

The estimated net loss and prior transition obligation for the other postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2009 is $78,929 and $20,600, respectively.
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
Other Investments
The carrying amount shown as other investments approximates fair value.
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

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2008, 2007 and 2006 (in thousands):

	2008		2007		2006
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial Assets:
Cash and due from banks	$34,016	$34,016	$34,665	$34,665	$37,793	$37,793
Federal funds sold	4	4	270	270	6,400	6,400
Available for sale securities	340,462	340,462	386,029	386,029	396,907	396,907
Held to maturity securities	3,394	3,438	4,630	4,676	85,574	85,519
Other investments	3,889	3,889	1,000	1,000	300	300
Federal Home Loan Bank Stock	2,071	2,071	936	936	1,129	1,129
Loans, net	456,263	461,113	441,614	439,694	390,353	389,072
Cash surrender value of life insurance	14,688	14,688	13,579	13,579	12,985	12,985
Financial Liabilities:
Deposits:
Non — interest bearing	109,033	109,033	113,916	113,916	148,456	148,456
Interest bearing	401,442	402,361	455,214	456,490	464,714	464,873

Total deposits	510,475	511,394	569,130	570,406	613,170	613,329
Federal funds purchased and securities sold under agreements to repurchase	226,609	226,609	231,255	231,255	226,032	226,032
Borrowings from Federal Home Loan Bank	36,938	37,547	7,100	7,811	7,267	8,002

To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited Peoples Financial Corporation and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Peoples Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Peoples Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of Peoples Financial Corporation and subsidiaries as of December 31, 2008, 2007 and 2006, and the related statements of income, shareholders’ equity and cash flows for the years then ended, and our report dated March 3, 2009, expressed an unqualified opinion on those consolidated financial statements.
Atlanta, Georgia
March 3, 2009

To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and subsidiaries (“the Company”) as of December 31, 2008, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and subsidiaries as of December 31, 2008, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Peoples Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 3, 2009, expressed an unqualified opinion on the effectiveness of Peoples Financial Corporation’s internal control over financial reporting.
Atlanta, Georgia
March 3, 2009

FIVE-YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION
(IN THOUSANDS EXCEPT PER SHARE DATA) :
Peoples Financial Corporation and Subsidiaries

	2008	2007	2006	2005	2004

Balance Sheet Summary
Total assets	$896,408	$927,357	$964,023	$845,325	$577,441
Available for sale securities	340,642	386,029	396,907	178,394	173,030
Held to maturity securities	3,394	4,630	85,574	134,047	6,588
Loans, net of unearned discount	467,377	450,992	401,194	349,346	334,193
Deposits	510,476	569,130	613,170	592,217	389,192
Borrowings from FHLB	36,938	7,100	7,267	7,352	7,203
Shareholders’ equity	107,000	106,542	98,233	87,503	85,801

Summary of Operations
Interest income	$43,573	$55,971	$48,894	$32,343	$24,566
Interest expense	14,963	25,452	18,785	7,550	5,091

Net interest income	28,610	30,519	30,109	24,793	19,475
Provision for loan losses	2,347	(1,045)	141	3,614	448

Net interest income after provision for loan losses	26,263	31,564	29,968	21,179	19,027
Non-interest income	7,268	9,767	12,309	7,237	9,563
Non-interest expense	(26,520)	(25,263)	(23,050)	(20,468)	(20,765)

Income before taxes and extraordinary gain	7,011	16,068	19,227	7,948	7,825
Applicable income taxes	1,977	5,042	6,459	2,604	2,031
Extraordinary gain				538

Net income	$5,034	$11,026	$12,768	$5,882	$5,794

Per Share Data
Basic and diluted earnings per share	$.94	$2.01	$2.30	$1.06	$1.04
Basic and diluted earnings per share before extraordinary gain	.94	2.01	2.30	.96	1.04
Dividends per share	.56	.52	.44	.38	.32
Book value	20.27	19.56	17.71	15.77	15.44
Weighted average number of shares	5,342,470	5,489,861	5,548,300	5,550,477	5,556,251

Selected Ratios
Return on average assets	.55%	1.15%	1.41%	.82%	1.00%
Return on average equity	4.73%	10.77%	13.75%	6.79%	6.84%
Primary capital to average assets	12.81%	12.13%	11.91%	13.67%	15.87%
Risk-based capital ratios:
Tier 1	18.03%	18.38%	19.87%	20.26%	23.04%
Total	19.28%	19.63%	21.12%	21.51%	24.29%

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA) :
Peoples Financial Corporation and Subsidiaries

Quarter Ended, 2008	March 31	June 30	September 30	December 31

Interest income	$12,081	$10,901	$10,706	$9,885
Net interest income	7,201	7,084	7,217	7,108
Provision for loan losses	46	48	2,001	252
Income before income taxes	3,128	3,262	(1,658)	2,279
Net income	2,089	2,178	(1,053)	1,820
Basic and diluted earnings per share	.39	.41	(.20)	.35

Quarter Ended, 2007	March 31	June 30	September 30	December 31

Interest income	$13,795	$14,280	$14,336	$13,560
Net interest income	7,429	7,565	7,860	7,665
Provision for loan losses	49	51	(1,197)	52
Income before income taxes	4,003	3,196	4,975	3,894
Net income	2,715	1,986	3,395	2,930
Basic and diluted earnings per share	.49	.36	.62	.54
Market Information
The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter	High	Low	Dividend per share

2008	1st	$25.49	$19.89	$.27
	2nd	23.35	20.50
	3rd	23.57	18.00	.29
	4th	22.60	17.80

2007	1st	$27.05	$25.00	$.23
	2nd	26.36	24.15
	3rd	25.50	18.20	.25
	4th	22.78	19.99

Corporate Office
Mailing Address
P. O. Box 529
Biloxi, MS 39533-0529
Physical Address
152 Lameuse Street
Biloxi, MS 39530
(228)435-8205
Website
www.thepeoples.com
Corporate Stock
The common stock of Peoples Financial Corporation is traded on the NASDAQ Capital Market under the symbol: PFBX.
The current market makers are:
FIG Partners
FTN Midwest Research Secs.
Howe Barnes Hoefer & Arnett
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