Form 10-K, Exhibit 13
period 2008-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2009-03-13
CIK 770460

PEOPLES FINANCIAL CORPORATION

2008 SUMMARY REPORT

DEAR SHAREHOLDERS

THERE CAN BE NO QUESTION that 2008 will go down in history as one of the worst years in our economic history. There can also be no question that The Peoples Bank felt the effects on our bottom line, with our earnings for the full year reduced by more than half.

Our net income would have been higher for the year, but was reduced by two significant charges in the third quarter of 2008. One charge was to increase our loan loss provision by more than $2 million before taxes. This was our own decision, based on the same systematic process that has served us so well over the last five years.

The other charge, amounting to some $3 million before taxes, was imposed on us from outside. Federal regulators effectively wiped out nearly $3 million of our investment in Freddie Mac preferred shares, which they had encouraged us and hundreds of other community banks to purchase some 10 years ago.

A closer look at our performance last year may provide some perspective, because in the midst of the national economic chaos, your bank outperformed many of our peers.

Starting from our very foundation, our primary capital ratio actually increased — with no TARP assistance from the federal government — to a very healthy 12.81%. That level is higher than it was at the end of 2007 and more than twice as much as our regulators require. Our strong capital base is one of the primary reasons we have been — and will continue to be — able to weather the financial storms swirling around us better than many other, less capitalized institutions.

Our book value per share also increased to $20.27 per share at the end of 2008, almost 4% higher than where it stood a year earlier. Our stock is now trading at a slight discount to book value, and we have maintained our stock repurchase program, which was last extended by the Board of Directors in September just as the equity markets were crashing all around us.

Had we accepted money from the federal bailout program, we would have been forced to terminate the stock repurchase program. That is one of several reasons we refused to participate in the U.S. Treasury's Capital Repurchase Program.

$12,768
$11,026
$5,034
2006
2007
2008

NET INCOME
(IN THOUSANDS)

Early last year, the Federal Reserve’s abrupt reductions of interest rates threatened our ability to maintain net interest margins. This policy effectively reduced rates to zero later in the year.
In spite of these precipitous reductions, we were actually able to increase our net interest margin slightly for 2008, up to 3.62%, a modest increase of seven basis points over the year before. That was no easy accomplishment in a period punctuated by rapidly declining short term rates but increasing—and increasingly irrational—certificate of deposit rate pricing as the weaker banks scrambled to add deposits at any cost. We refused to participate in a competition without winners.
We let a number of higher cost certificates of deposit leave our bank rather than pay unprofitable rates to keep the money. As a result, our deposit base decreased about 10% to $510 million by the end of the year. This was not unanticipated. We have watched much of the post-Katrina deposit bubble gradually become deployed over the last two years, and the disruptions caused by the current economic conditions have only exacerbated that trend. As we move into 2009, we are seeing a gradual leveling off and eventual decline of deposit pricing.
Despite what you may have read in the headlines about the freeze in the credit markets, our loan volume actually increased by the end of 2008, although not at the rate we had hoped or expected at the beginning of the year. Our local economy is unquestionably feeling the effects of the national economic malaise. But we continue to aggressively seek quality loans. We enjoy a strong team of experienced lenders and credit analysts who are daily evaluating opportunities and deploying our funds in profitable loans.
The addition to our loan loss provision we took in the third quarter of 2008 leaves us in a solid conservative position going into 2009. Our program of carefully evaluating individual loans served us well following Katrina and continues to serve us well in the economic storm we endure today. As a result of our decisive action in the third quarter, our loan reserves remain high, giving us confidence that the worst is behind us.
What our global and national economy needs now to emerge from the current disaster is forceful but coherent leadership. The TARP program is a perfect example of the lack of consistent direction that has frozen capital markets in fear. At first the funds were approved by Congress to sop up the bad loans and complex investment concoctions festering on the books of so many major money center and regional banks. However, before the first funds were disbursed, the direction changed to simply provide handouts for capital cushions to those same banks who created the problem with no firm guidance on what to do with the money, thus rewarding bad behavior. Inevitably, banks did what common prudence would dictate — hoard the money in case the program changed again.
Our Board and senior management team wisely and politely said no thanks to the offer of federal bailout funds for two major reasons: 1) we did not need the money and 2) it came with some very significant restrictions.
First, the cost of issuing preferred shares at 5% is simply too high, when the prime loan rate is at 3.25%. No one can make money borrowing high and lending low.
Accepting federal funds requires participating banks to give up important aspects of their own governance. Participating banks must ask permission from the U.S. Treasury to raise dividends to shareholders. We raised our dividend twice in 2008, most recently in December. That decision to share our profits with our shareholders will remain securely with our Board of Directors as long as we retain our independence from federal intervention.
Additionally, had we accepted federal assistance, we would have been forced to suspend our stock repurchase program. When the equity markets price our stock lower than its tangible book value, we must retain the flexibility to buy our own shares and sustain a reasonable price for our shareholders. We would also have been required to offer the Treasury options to purchase our common stock, which would be harmfully dilutive to present shareholders.
There may be more consequences lurking in the future. Banks accepting the TARP funds were obligated to agree to other undisclosed requirements that federal regulators may impose at some undetermined time. We concluded quickly that is no way to run a bank.
Experience is a great teacher, especially the lesson that there really is nothing new. The TARP program is actually an updated version of a Great Depression era federal program to purchase preferred shares in banks. The only difference then was that banks were forced to participate. The Peoples Bank reluctantly complied in 1935 but not without a struggle—the FDIC later refused a pre-payment of the funds that our bank did not want to accept in the first place. We eventually repaid the money and recovered our independence as soon as we were allowed. History has a way of repeating itself.
One of our great strengths is the value of an experienced, dedicated team of directors, senior management and staff who have weathered economic storms before. Our bank benefits from their wisdom and courage forged in adversity. That represents an incalculable asset, one that will profit us immensely in the inevitable better days to come.
On behalf of the entire team at The Peoples Bank, we thank you for your trust and support in our efforts to earn a handsome return on your investment in this company in bad times and good.

Sincerely yours,

Chevis C. Swetman
Chairman of the Board
President & Chief Executive Officer

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

Year	Quarter	High	Low	Dividend per share

2008	1st	$25.49	$19.89	$.27
	2nd	23.35	20.50
	3rd	23.57	18.00	.29
	4th	22.60	17.80

2007	1st	$27.05	$25.00	$.23
	2nd	26.36	24.15
	3rd	25.50	18.20	.25
	4th	22.78	19.99

	2008	2007	2006	2005	2004

Balance Sheet Summary
Total assets	$896,408	$927,357	$964,023	$845,325	$577,441
Available for sale securities	340,642	386,029	396,907	178,394	173,030
Held to maturity securities	3,394	4,630	85,574	134,047	6,588
Loans, net of unearned discount	467,377	450,992	401,194	349,346	334,193
Deposits	510,476	569,130	613,170	592,217	389,192
Borrowings from FHLB	36,938	7,100	7,267	7,352	7,203
Shareholders’ equity	107,000	106,542	98,233	87,503	85,801

Summary of Operations
Interest income	$43,573	$55,971	$48,894	$32,343	$24,566
Interest expense	14,963	25,452	18,785	7,550	5,091

Net interest income	28,610	30,519	30,109	24,793	19,475
Provision for loan losses	2,347	(1,045)	141	3,614	448

Net interest income after
provision for loan losses	26,263	31,564	29,968	21,179	19,027
Non-interest income	7,268	9,767	12,309	7,237	9,563
Non-interest expense	(26,520)	(25,263)	(23,050)	(20,468)	(20,765)

Income before taxes and extraordinary gain	7,011	16,068	19,227	7,948	7,825
Applicable income taxes	1,977	5,042	6,459	2,604	2,031
Extraordinary gain				538

Net income	$5,034	$11,026	$12,768	$5,882	$5,794

Per Share Data
Basic and diluted earnings per share	$.94	$2.01	$2.30	$1.06	$1.04
Basic and diluted earnings per share before extraordinary gain	.94	2.01	2.30	.96	1.04
Dividends per share	.56	.52	.44	.38	.32
Book value	20.27	19.56	17.71	15.77	15.44
Weighted average number of shares	5,342,470	5,489,861	5,548,300	5,550,477	5,556,251

Selected Ratios
Return on average assets	.55%	1.15%	1.41%	.82%	1.00%
Return on average equity	4.73%	10.77%	13.75%	6.79%	6.84%
Primary capital to average assets	12.81%	12.13%	11.91%	13.67%	15.87%
Risk-based capital ratios:
Tier 1	18.03%	18.38%	19.87%	20.26%	23.04%
Total	19.28%	19.63%	21.12%	21.51%	24.29%

Main Office      152 Lameuse Street, Biloxi, Mississippi 39530      (228) 435-5511

Asset Management & Trust Services	Long Beach
758 Vieux Marché, Biloxi, MS 39530	298 Jeff Davis Avenue, Long Beach, Mississippi 39560
(228) 435-8208	(228) 897-8712

Bay St. Louis	Ocean Springs
408 Highway 90 East, Bay St. Louis, Mississippi 39520	2015 Bienville Boulevard, Ocean Springs, Mississippi 39564
(228) 467-9296	(228) 435-8204

Cedar Lake	Orange Grove
1740 Popps Ferry Road, Biloxi, Mississippi 39532	12020 Highway 49 North , Gulfport, Mississippi 39503
(228) 435-8688	(228) 897-8718

Diamondhead	Pass Christian
5429 West Aloha Drive, Diamondhead, Mississippi 39525	301 East Second Street, Pass Christian, Mississippi 39571
(228) 255-4450	(228) 897-8719

D’Iberville-St. Martin	Saucier
10491 Lemoyne Boulevard, D’Iberville, Mississippi 39540	17689 Second Street, Saucier, Mississippi 39574
(228) 435-8202	(228) 897-8716

Downtown Gulfport	Waveland
1105 30th Avenue, Gulfport, Mississippi 39501	470 Highway 90, Waveland, Mississippi 39576
(228) 897-8715	(228) 467-7257

Gautier	West Biloxi
2609 Highway 90, Gautier, Mississippi 39553	2560 Pass Road, Biloxi, Mississippi 39531
(228) 497-1766	(228) 435-8203

Handsboro	Wiggins
412 E. Pass Road, Gulfport, Mississippi 39507	1312 S. Magnolia Drive, Wiggins, Mississippi 39577
(228) 897-8717	(601) 928-1761 or (228) 897-8722

CORPORATE OFFICE	Shareholder Information
Mailing Address	For complete information concerning the common
P. O. Box 529	stock of Peoples Financial Corporation,
Biloxi, MS 39533-0529	including dividend reinvestment, or general
Physical Address 152 Lameuse Street Biloxi, MS 39530 (228) 435-8205 Website www.thepeoples.com	information about the Company, direct inquiries
to transfer agent/investor relations:
Asset Management & Trust Services Department
The Peoples Bank, Biloxi, Mississippi
P.O. Box 1416, Biloxi, Mississippi 39533-1416
(228) 435-8208
e-mail: investorrelations@thepeoples.com

Corporate Stock
The common stock of Peoples Financial
Corporation is traded on the NASDAQ Capital
Market under the symbol: PFBX.
The current market makers are:
   FIG Partners
   FTN Midwest Research Secs.
   Howe Barnes Hoefer & Arnett
   Knight Equity Markets, L.P.
   Morgan Keegan & Company, Inc.
   Sterne, Agee & Leach, Inc.
Stifel Nicolaus & Co.	Independent Auditors
Porter Keadle Moore, LLP
Atlanta, Georgia

S.E.C. Form 10 -K Requests
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
Robert M. Tucei, Vice -President
Lauri A. Wood, Chief Financial Officer and Controller
Ann F. Guice, Vice-President and Secretary
J. Patrick Wild, Vice-President
B O A R D  O F  D I R E C T O R S
The Peoples Bank, Biloxi, Mississippi
Chevis C. Swetman, Chairman of the Board
Tyrone J. Gollott, Vice-Chairman; President, G & W Enterprises, Inc.
Drew Allen, President, Allen Beverages, Inc.
Liz Corso Joachim, President, Frank P. Corso , Inc.
Rex E. Kelly, Business Executive (Retired)
Dan Magruder, President, Rex Distributing Co. , Inc.
Jeffrey H. O’Keefe, President, Bradford-O’Keefe Funeral Homes, Inc.
Lyle M. Page , Partner, Page, Mannino, Peresich & McDermott, PLLC
S E N I O R  M A N A G E M E N T
The Peoples Bank, Biloxi, Mississippi
Chevis C. Swetman, President and CEO
A. Wes Fulmer, Executive Vice-President
Thomas J. Sliman, Senior Vice-President
Jeannette E. Romero, Senior Vice-President
Robert M. Tucei, Senior Vice -President
Lauri A. Wood, Senior Vice-President and Cashier
Ann F. Guice, Senior Vice-President
J. Patrick Wild, Senior Vice-President

Seated from left: Lyle M. Page * , Liz Corso Joachim, Tyrone J. Gollott
Standing from left: Rex E. Kelly*, Jeffrey H. O’Keefe , Chevis C. Swetman*, Drew Allen*, Dan Magruder*

*	Member of both boards