Form 10-K, Exhibit 13
period 2009-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2010-03-11
CIK 770460

Exhibit 13.1
Exhibit 13.1: Annual Report to Shareholders

THIS PAGE LEFT BLANK
INTENTIONALLY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, MS. The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries for the years ended December 31, 2009, 2008 and 2007. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.
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
With the focus of our core business being on the Mississippi Gulf Coast, the local economy impacts the Company’s business. Additionally, the Company is impacted by national economic trends, as the actions taken by the Federal Reserve touch all financial institutions. The interest rate reductions in 2007 and 2008, the continuing decline in the value of real estate and general economic downturn have affected the Company’s results. Managing the net interest margin in the Company’s highly competitive market and in context of the larger national economic conditions has been very challenging and will continue to be so for the foreseeable future.
Net income for 2009 was $3,220,473 compared with $5,033,690 for 2008. The results for 2009 included increased provisions for loan losses of $2,878,000 and FDIC insurance assessments of $1,259,560 as compared with 2008. Net interest income for 2009 was $1,721,687 less than the prior year as a result of the decrease in net yield. Earnings in 2008 included an impairment loss of $2,964,000 on the Company’s investment in Federal Home Loan Mortgage Corporation preferred stock.
Monitoring asset quality and addressing potential losses in our loan portfolio continues to be emphasized during these tough economic times. During 2009, non-performing loans, particularly non-accrual loans, increased significantly. The Company charged-off $9,080,407 in loans during 2009 as compared with only $1,284,000 during 2008. Approximately 68% of the charge-offs in 2009 related to three credit relationships in the residential development industry. Nonaccrual loans increased to $22,005,748 at December 31, 2009 as compared with $15,553,447 at December 31, 2008. Nonaccrual loans at December 31, 2009 include one loan with a balance of $9,843,129, which is a performing loan, but was classified as nonaccrual by the banking regulators in their annual shared national credit review in the third quarter of 2009.
Total assets decreased to $869,006,899 at December 31, 2009 from $896,407,501 at December 31, 2008. This decrease was primarily attributable to the net decrease in available for sale securities of $29,027,635 during 2009. As a result of decreasing interest rates, approximately $140,000,000 of these securities were called in 2009. Proceeds from these calls, as well as from two sales of available for sale securities, funded liquidity needs and any remaining funds were re-invested in U.S. Agencies.

RESULTS OF OPERATIONS
Net Interest Income
Net interest income, the amount by which interest income on loans, investments and other interest- earning assets exceeds interest expense on deposits and other borrowed funds, is the single largest component of the Company’s income. Management’s objective is to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk. Changes in the volume and mix of interest earning assets and interest-bearing liabilities combined with changes in market rates of interest directly affect net interest income.
The Federal Open Market Committee (the “Committee”), a component of the Federal Reserve System, is charged under United States law with overseeing the nation’s open market operations by making key decisions about interest rates and the growth of the United States money supply. During 2007 and 2008, the Committee dropped the fed funds rate by a total of 500 basis points, which resulted in similar decreases in prime interest rates during this time. The fed funds rate did not change in 2009. The Committee’s actions were a part of the U.S. Government’s larger plan to stabilize the financial markets and stimulate the national economy and flow of capital. The impact of these rate reductions was significant to the Company’s financial condition and results of operations.
2009 as compared with 2008
The Company’s average interest-earning assets increased approximately $14,784,000, or 2%, from approximately $804,842,000 for 2008 to approximately $819,626,000 for 2009.
Also as a result of the Committee’s actions, the average yield on earning assets decreased 122 basis points, from 5.48% for 2008 to 4.26% for 2009. The Company’s loan portfolio generally has a 40%/60% blend of fixed/floating rate term. This results in the Company being more asset sensitive to market interest rates and generally is the cause of the decrease in interest income.
Average interest-bearing liabilities increased approximately $17,288,000, or 3%, from approximately $664,738,000 for 2008 to approximately $682,026,000 for 2009. The decrease in time deposits that began in 2008 as a result of rate competition was reversed by the acquisition of brokered deposits during 2009. The average rate paid on interest-bearing liabilities decreased 116 basis points, from 2.25% for 2008 to 1.09% for 2009.
The Company’s net interest margin on a tax-equivalent basis, which is net interest income as a percentage of average earning assets, was 3.36% at December 31, 2009, down 26 basis points from 3.62% at December 31, 2008.
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
The Company’s trade area generally experiences a very competitive interest rate environment for deposits. Beginning in 2007 and continuing into 2008, this competition ramped up significantly. In some cases, the Company chose to not match higher rates offered to our customers by competitors. As a result, retail time deposits of $100,000 or more decreased during 2008. This strategy resulted in a favorable improvement in the yield on interest-bearing liabilities as well as an overall reduction in total deposits in 2008 as compared with 2007.
The Company’s net interest margin on a tax-equivalent basis, which is net interest income as a percentage of average earning assets, was 3.62% at December 31, 2008, up 7 basis points from 3.55% at December 31, 2007.
The tables on the following page analyze the changes in tax-equivalent net interest income for the years ended December 31, 2009 and 2008 and the years ended December 31, 2008 and 2007.

ANALYSIS OF AVERAGE BALANCES, INTEREST EARNED/PAID AND YIELD (IN THOUSANDS)

	2009			2008
	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$467,992	$20,189	4.31	$463,505	$26,874	5.80
Federal Funds Sold	3,227	8	0.25	5,694	122	2.14
Held to maturity:
Non taxable (1)	3,265	172	5.27	3,691	230	6.23
Available for sale:
Taxable	307,332	12,840	4.18	304,536	15,331	5.03
Non taxable (1)	34,437	1,699	4.93	24,394	1,433	5.87
Other	3,373	17	.50	3,022	148	4.90

Total	$819,626	$34,925	4.26	$804,842	$44,138	5.48

Savings and demand, interest bearing	$232,916	$1,831	.79	$251,792	$3,856	1.53
Time deposits	192,893	3,135	1.63	191,904	6,094	3.18
Federal funds purchased and securities sold under agreements to repurchase	217,509	1,905	.88	210,049	4,521	2.15
Borrowings from FHLB	38,708	530	1.37	10,993	492	4.48

Total	$682,026	$7,401	1.09	$664,738	$14,963	2.25

Net tax-equivalent yield on earning assets			3.36			3.62

	2008			2007
	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$463,505	$26,874	5.80	$428,447	$33,642	7.85
Federal Funds Sold	5,694	122	2.14	5,763	295	5.12
Held to maturity:
Taxable				21,443	1,082	5.05
Non taxable (1)	3,691	230	6.23	4,780	302	6.32
Available for sale:
Taxable	304,536	15,331	5.03	388,577	19,822	5.10
Non taxable (1)	24,394	1,433	5.87	18,864	1,109	5.88
Other	3,022	148	4.90	5,264	199	3.78

Total	$804,842	$44,138	5.48	$873,138	$56,451	6.46

Savings and demand, interest bearing	$251,792	$3,856	1.53	$268,710	$5,358	1.99
Time deposits	191,904	6,094	3.18	213,167	9,356	4.39
Federal funds purchased and securities sold under agreements to repurchase	210,049	4,521	2.15	225,246	10,212	4.53
Borrowings from FHLB	10,993	492	4.48	8,794	526	5.98

Total	$664,738	$14,963	2.25	$715,917	$25,452	3.56

Net tax-equivalent yield on earning assets			3.62			3.55

(1)	All interest earned is reported on a taxable equivalent basis using a tax rate of 34% in 2009 and 2008 and 35% in 2007.

(2)	Loan fees of $476, $786 and $854 for 2009, 2008 and 2007, respectively, are included in these figures.

(3)	Includes nonaccrual loans.

Provision for Loan Losses
In the normal course of business, the Company assumes risk in extending credit to its customers. This credit risk is managed through compliance with the loan policy, which is approved by the Board of Directors. The policy establishes guidelines relating to underwriting standards, including but not limited to financial analysis, collateral valuation, lending limits, pricing considerations and loan grading. A loan review process further assists with evaluating credit quality and assessing potential performance issues. Loan delinquencies and deposit overdrafts are closely monitored in order to identify developing problems as early as possible. In addition, the Company continuously monitors its relationships with its loan customers in concentrated industries such as gaming and hotel/motel, as well as the exposure for out of area, land, development, construction and commercial real estate loans, and their direct and indirect impact on its operations. A watch list of credits which pose a potential loss to the Company is prepared based on the loan grading system. This list forms the foundation of the Company’s allowance for loan loss computation.
Management relies on its guidelines and existing methodology to monitor the performance of its loan portfolio and to identify and estimate potential losses based on the best available information. The recent economic downturn and its impact in the housing market during the last eighteen months resulted in increased scrutiny of the Company’s residential development loan portfolio. At December 31, 2009, three residential development credit relationships with a total balance of $6,542,612 represented $1,323,872 of total allowance of $7,827,806. During 2009, the Company’s on-going, systematic evaluation resulted in the Company recording a provision for loan losses of $5,225,000 and $2,347,000 in 2009 and 2008, respectively. In 2007, the Company recorded a negative provision of $1,405,000, effectively reversing part of the Katrina-related provision from 2005.
The allowance for loan losses is an estimate and, as such, events may occur in the future which may affect its accuracy. The Company anticipates that it is possible that additional information will be gathered in future quarters which may require an adjustment to the allowance for loan losses. Management will continue to closely monitor its portfolio and take such action as it deems appropriate to accurately report its financial condition and results of operations.
Non-interest income
During 2008, the Company recorded a charge to earnings for the other-than-temporary impairment of its investment in FHLMC preferred stock of $2,964,000. This resulted in an increase in non-interest income in 2009 as compared with 2008 and a decrease in non-interest income in 2008 as compared with 2007.
Total non-interest income increased $2,878,172 in 2009 as compared with 2008. In addition to the impact of the impairment loss, non-interest income in 2009 was affected by the change in trust department income and fees, gains on the liquidation, sale and calls of securities, gain (loss) on other investments and other income. The decrease in trust department income and fees of $274,258 was the result of the decrease in market value, on which fees are based, of personal trust accounts. In 2009, the Company realized a gain on the sale of securities of $869,123 as compared with only $397,852 in 2008. In 2009, the Company’s investment in a low-income housing partnership resulted in a gain of $146,979 as compared with a loss of $270,676 in 2008 as a result of the completion of renovations in 2009 which resulted in increased occupancy. Other income in 2008 included a gain of $150,000 from the sale of the bank subsidiary’s merchant card portfolio.
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
Non-interest expense
Total non-interest expense increased $1,114,702 for 2009 as compared with 2008. The largest component of this increase was from FDIC assessments, which were $1,259,560 larger in 2009 than in 2008. Salaries and employee benefits decreased $198,477 for 2009 as compared with 2008. This change included a decrease in salaries and related payroll tax expense of $480,503 as a result of a hiring freeze and loss of employees through attrition and elimination of Management bonuses in 2009. This decrease was partially offset by an increase in costs of $180,209 for the Company’s liability for a deferred compensation plan as the discount rate used to compute the liability was changed to bring the plan into alignment with other plans. Changes in other salaries and employee benefit components include the increase in health insurance costs of $317,490 and the increase of $196,400 for the retiree health plan. Net occupancy expense increased by $280,761 in 2009 as a result of the increase in property taxes of $102,132, the increase in insurance costs of $71,618 and the increase in telephone expense of $103,454. Property taxes increased as banking premises in Jackson County was reassessed and facilities in Pass Christian and Biloxi were added to the tax rolls. Like most other businesses on the Mississippi Gulf Coast, the Company’s insurance costs continue to rise. The cost of additional data line availability for technology upgrades in 2009 resulted in increased telephone expenses.
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

FINANCIAL CONDITION
Available for sale securities decreased $29,027,635 at December 31, 2009, compared with December 31, 2008. The Committee reduced the fed funds rate by 400 basis points during 2008, which resulted in more than $140,000,000 of the Company’s U.S. Agency securities being called during the year. While some of these proceeds were reinvested in U.S. Agency securities, the remaining funds were utilized in the Company’s daily management of its liquidity needs.
The Company’s held to maturity portfolio was invested solely in debt securities issued by state and political subdivisions at December 31, 2009 and December 31, 2008.
The Company increased its investment in Federal Home Loan Bank common stock by $2,945,200 in order to increase its borrowing ability from that agency.
Gross loans decreased $2,400,748 at December 31, 2009 as compared with December 31, 2008. During 2009, regularly schedule principal payments and maturities as well as charge-offs totaling $9,080,000 outpaced new loans.
Other real estate increased by $1,124,131 at December 31, 2009 as compared with December 31, 2008. As problem loans increased during 2009, the Company was forced to foreclose on the collateral securing its loans more often. Other real estate increased to more than $3,000,000 during the year; however, the Company has been able to sell two large parcels worth more than $1,700,000 at a gain of $172,739.
Accrued interest receivable decreased $798,015 at December 31, 2009 as compared with December 31, 2008 as a result of the decrease in yields earned on interest-earning assets.
FDIC assessments increased by $4,906,212 as assessments for 2010 — 2012 were prepaid on December 30, 2009.
Other assets decreased $985,902 at December 31, 2009 as compared with December 31, 2008. Prepaid expenses decreased by $694,938 at December 31, 2009 as compared with December 31, 2008 as multi-year payments amortized. At December 31, 2008, the Company recorded federal income taxes receivable of $704,146 as a result of overpayments during that year, while at December 31, 2009, the Company had a liability for federal income taxes of $118,000.
Total deposits decreased $39,774,107 at December 31, 2009, as compared with December 31, 2008. Fluctuations among the different types of deposits represent recurring activity for the Company. This significant decrease primarily resulted from the Company’s decision to not match higher rates offered to our customers by competitors. The Company anticipates that deposits will continue at or near their present level during 2010. Federal funds purchased and securities sold under agreements to repurchase decreased $52,178,354 at December 31, 2009 as compared with December 31, 2008 as the Company rested its correspondent lines of credit in favor of borrowing from the Federal Home Loan Bank at the end of 2009. The Company will continue to utilize federal funds purchased as an important source of liquidity.
Borrowings from the Federal Home Loan Bank increased $67,332,766 at December 31, 2009 as compared with December 31, 2008. During 2009, the Company increased its borrowing lines with the Federal Home Loan Bank in order to expand its liquidity options.
SHAREHOLDERS’ EQUITY AND CAPITAL ADEQUACY
Strength, security and stability have been hallmarks of the Company since its founding in 1985 and of its bank subsidiary since its founding in 1896. A strong capital foundation is fundamental to the continuing prosperity of the Company and the security of its customers and shareholders. The primary and risk-based capital ratios are important indicators of the strength of a Company’s capital. These figures are presented in the Five-Year Comparative Summary of Selected Financial Information.
The measure of capital adequacy which is currently used by Management to evaluate the strength of the Company’s capital is the primary capital ratio which was 12.49% at December 31, 2009, which is well above the regulatory minimum of 6.00%. Management continues to emphasize the importance of maintaining the appropriate capital levels of the Company and has established the goal of maintaining its primary capital ratio at 8.00%, which is the minimum requirement for classification as being “well-capitalized” by the banking regulatory authorities.
Significant transactions affecting shareholders’ equity during 2009 are described in Note K. The Statement of Shareholders’ Equity also presents all activity in the Company’s equity accounts.
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

Deposits, payments of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. The Company generally anticipates using these sources of funds, as well as purchases of federal funds and borrowings from the Federal Home Loan Bank for its liquidity needs in 2010.
During 2009, the Company received approval to participate in the Federal Reserve Bank’s Discount Window Primary Credit Program. The Company intends to use this program as a part of its liquidity contingency plans only.
REGULATORY MATTERS
During 2009, Management identified opportunities for improving risk management, addressing asset quality concerns, managing concentrations of credit risk and ensuring sufficient liquidity at the Bank as a result of its own investigation as well as examinations performed by certain bank regulatory agencies. In concert with the regulators, the Company has identified specific corrective steps and actions to enhance its risk management, asset quality and liquidity policies, controls and procedures. The Company and the Bank may not declare or pay any cash dividends without the prior written approval of their regulators.
OFF-BALANCE SHEET ARRANGEMENTS
The Company is a party to off-balance-sheet arrangements in the normal course of business to meet the financing needs of its customers. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet arrangements. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amount does not necessarily represent future cash requirements. As discussed previously, the Company carefully monitors its liquidity needs and considers its cash requirements, especially for loan commitments, in making decisions on investments and obtaining funds from its other sources. Further information relating to off-balance-sheet instruments can be found in Note M.
EMERGENCY ECONOMIC STABILIZATION ACT
The Emergency Economic Stabilization Act of 2008 (the “Act”) was enacted to restore liquidity and stability to the financial system. The Troubled Asset Relief Program (“TARP”) is one of the provisions of the Act. The Company did not participate in TARP. The Act also temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor and will be in effect through December 31, 2013. Additionally, the Federal Deposit Insurance Corporation (“FDIC”) announced on October 14, 2008, a new program, the Temporary Liquidity Guarantee Program (“TLGP”), which guarantees newly issued senior unsecured debt of banks, thrifts, and certain holding companies, and provides full coverage of non-interest bearing deposit transaction accounts, regardless of dollar amount. The Company is participating in TLGP.
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
The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (“ALCO Committee”), whose members include the chief executive officer and senior and middle management from the financial, lending, investing and deposit areas, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company’s tolerance for risk. Specifically, the key objectives of the Company’s asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO Committee utilizes a number of tools in its activities, including software to assist with interest rate risk management and balance sheet management. The ALCO Committee reports to the Board of Directors on a quarterly basis.
The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U. S. Treasury Bills and U. S. Agency securities with maturities of two years or less. Due to the low interest rate environment, the duration of investments has been extended to seven years or less with call provisions. The loan portfolio consists of a 40% /60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however the market is now dictating floating rate terms to be extended to fifteen years. During 2009, the Company began including floors on variable rate loans in the management of its interest margin. On the liability side, more than 68% of the deposits are demand and savings transaction accounts. Additionally, approximately 65% of the certificates of deposit mature within eighteen months. Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.
The interest rate sensitivity tables on the next page provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The negative gap in 2010 is mitigated by the nature of the Company’s deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for the reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

Interest rate sensitivity at December 31, 2009 was as follows (in thousands):

								12/31/09
								FAIR
	2010	2011	2012	2013	2014	BEYOND	TOTAL	VALUE
Loans, net	$310,429	$42,856	$41,335	$28,025	$19,958	$14,545	$457,148	$460,588
Average rate	4.33%	6.50%	5.58%	6.80%	6.00%	4.92%	5.05%
Securities	19,662	6,276	14,394	30,719	20,480	232,157	323,688	323,828
Average rate	3.19%	4.42%	3.80%	3.24%	3.23%	4.68%	4.28%
Total Financial Assets	330,091	49,132	55,729	58,744	40,438	246,702	780,836	784,426
Average rate	4.28%	6.31%	5.24%	5.58%	5.02%	4.69%	4.82%
Interest Bearing Deposits	359,363	7,756	4,168	1,723	1,149	1	374,160	375,052
Average rate	1.96%	2.80%	3.07%	2.68%	2.68%	2.52%	2.03%
Federal funds purchased and securities sold under agreements to repurchase	174,431						174,431	174,431
Average rate	0.75%						0.75%
Long-term funds	102,178	196	196	196	196	1,308	104,270	105,815
Average rate	4.86%	4.81%	4.81%	4.81%	4.81%	4.81%	4.86%
Total Financial Liabilities	635,972	7,952	4,364	1,919	1,345	1,309	652,861	655,298
Average rate	2.92%	2.88%	3.19%	3.04%	3.18%	4.81%	2.94%
Interest rate sensitivity at December 31, 2008 was as follows (in thousands):

								12/31/08
								FAIR
	2009	2010	2011	2012	2013	BEYOND	TOTAL	VALUE
Loans, net	$293,576	$33,159	$46,649	$37,308	$28,744	$16,827	$456,263	$461,113
Average rate	4.23%	6.27%	6.03%	6.21%	6.92%	5.17%	5.80%
Securities	45,717	45,286	35,065	24,812	30,053	168,883	349,816	349,860
Average rate	3.44%	2.67%	4.08%	4.40%	3.83%	5.40%	4.42%
Total Financial Assets	339,293	78,445	81,714	62,120	58,797	185,710	806,079	810,973
Average rate	4.14%	4.95%	5.37%	5.63%	5.79%	5.38%	5.29%
Interest Bearing Deposits	375,298	20,276	3,290	1,455	1,116	7	401,442	402,361
Average rate	1.80%	3.43%	3.69%	3.83%	3.15%	2.82%	2.01%
Federal funds purchased and securities sold under agreements to repurchase	226,609						226,609	226,609
Average rate	1.25%						1.25%
Long-term funds	30,178	5,177	177	177	177	1,052	36,938	37,547
Average rate	0.80%	6.46%	4.86%	4.86%	4.86%	4.86%	4.18%
Total Financial Liabilities	632,085	25,453	3,467	1,632	1,293	1,059	664,989	666,517
Average rate	1.62%	4.41%	3.77%	3.97%	3.50%	4.85%	2.11%

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

DECEMBER 31,	2009	2008	2007
Assets
Cash and due from banks	$29,155,294	$34,015,590	$34,665,370
Federal funds sold		4,000	270,000
Available for sale securities	311,434,437	340,462,072	386,028,925
Held to maturity securities, fair value of $3,340,974 - 2009; $3,438,108 - 2008; $4,676,471 - 2007	3,201,966	3,394,212	4,629,992
Other investments	4,036,304	3,889,324	1,000,000
Federal Home Loan Bank Stock, at cost	5,015,900	2,070,700	936,200
Loans	464,976,291	467,377,039	450,992,074
Less: Allowance for loan losses	7,827,806	11,113,575	9,378,137

Loans, net	457,148,485	456,263,464	441,613,937
Bank premises and equipment, net of accumulated depreciation	31,418,884	33,600,170	34,410,789
Other real estate	1,521,313	397,182	19,508
Accrued interest receivable	4,646,752	5,444,767	7,371,216
Cash surrender value of life insurance	15,329,394	14,688,160	13,578,536
Prepaid FDIC assessments	4,958,309	52,097	15,702
Other assets	1,139,861	2,125,763	2,816,398

Total assets	$869,006,899	$896,407,501	$927,356,573

Liabilities & Shareholders’ Equity
Liabilities:
Deposits:
Demand, non-interest bearing	$96,541,387	$109,033,184	$113,916,041
Savings and demand, interest bearing	206,167,484	239,990,238	231,435,685
Time, $100,000 or more	117,347,663	104,540,112	166,078,473
Other time deposits	50,644,895	56,912,002	57,700,280

Total deposits	470,701,429	510,475,536	569,130,479
Federal funds purchased and securities sold under agreements to repurchase	174,430,877	226,609,231	231,225,118
Borrowings from Federal Home Loan Bank	104,270,452	36,937,686	7,100,305
Other liabilities	16,016,204	15,384,934	13,359,047

Total liabilities	765,418,962	789,407,387	820,814,949
Shareholders’ Equity:
Common Stock, $1 par value, 15,000,000 shares authorized, 5,151,697, 5,279,268 and 5,420,204 shares issued and outstanding at December 31, 2009, 2008 and 2007, respectively	5,151,697	5,279,268	5,420,204
Surplus	65,780,254	65,780,254	65,780,254
Undivided profits	32,853,346	33,412,596	34,458,291
Accumulated other comprehensive income (loss), net of tax	(197,360)	2,527,996	882,875

Total shareholders’ equity	103,587,937	107,000,114	106,541,624

Total liabilities and shareholders’ equity	$869,006,899	$896,407,501	$927,356,573

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,	2009	2008	2007
Interest income:
Interest and fees on loans	$20,189,200	$26,874,057	$33,642,030
Interest and dividends on securities:
U.S. Treasury	1,229,237	2,972,851	4,320,309
U.S. Government agencies	10,043,869	10,625,314	15,519,419
Mortgage-backed securities	1,566,573	1,733,026	1,064,149
States and political subdivisions	1,234,917	1,097,790	931,292
Other securities	17,347	148,328	198,968
Interest on federal funds sold	8,159	122,066	294,812

Total interest income	34,289,302	43,573,432	55,970,979

Interest expense:
Deposits	4,965,439	9,950,478	14,713,824
Long-term borrowings	530,082	492,048	526,369
Federal funds purchased and securities sold under agreements to repurchase	1,905,383	4,520,821	10,212,201

Total interest expense	7,400,904	14,963,347	25,452,394

Net interest income	26,888,398	28,610,085	30,518,585
Provision for allowance for losses on loans	5,225,000	2,347,000	(1,045,000)

Net interest income after provision for allowance for losses on loans	21,663,398	26,263,085	31,563,585

Non-interest income:
Trust department income and fees	1,363,489	1,637,747	1,791,417
Service charges on deposit accounts	6,661,209	6,793,404	6,709,142
Gain (loss) on liquidation, sale and calls of securities	869,123	397,852	(605,813)
Writedown of investments to market value	(149,517)	(2,964,000)
Gain (loss) on other investments	146,979	(270,676)
Gain from sale of bank premises		142,607	635,271
Other income	1,255,348	1,531,525	1,237,485

Total non-interest income	10,146,631	7,268,459	9,767,502

Non-interest expense:
Salaries and employee benefits	14,250,002	14,051,655	14,284,532
Net occupancy	2,501,431	2,220,670	1,976,204
Equipment rentals, depreciation and maintenance	3,766,582	3,749,274	3,104,053
Other expense	7,117,541	6,499,255	5,898,169

Total non-interest expense	27,635,556	26,520,854	25,262,958

Income before income taxes	4,174,473	7,010,690	16,068,129
Income taxes	954,000	1,977,000	5,042,000

Net income	$3,220,473	$5,033,690	$11,026,129

Basic and diluted earnings per share	$.62	$.94	$2.01

See Notes to Consolidated Financial Statements.

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of
	Common	Common
	Shares	Stock	Surplus
Balance, January 1, 2007	5,548,199	$5,548,199	$65,780,254
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
Total comprehensive income
Cumulative effect adjustment from adoption of EITF 06-04
Effect of stock retirement on accrued dividends
Cash dividends ($.29 per share)
Dividend declared ($.30 per share)
Retirement of stock	(140,936)	(140,936)

Balance, December 31, 2008	5,279,268	5,279,268	65,780,254
Comprehensive Income:
Net income
Net unrealized loss on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Gain from unfunded post-retirement obligation, net of tax
Total comprehensive income
Effect of stock retirement on accrued dividends
Cash dividends ($.20 per share)
Dividend declared ($.10 per share)
Retirement of stock	(127,571)	(127,571)

Balance, December 31, 2009	5,151,697	$5,151,697	$65,780,254

See Notes to Consolidated Financial Statements.

	Accumulated
	Other
Undivided	Comprehensive	Comprehensive
Profits	Income	Income	Total
$29,253,825	$(2,349,583)		$98,232,695

11,026,129		$11,026,129	11,026,129
	2,308,621	2,308,621	2,308,621
	399,837	399,837	399,837

	524,000	524,000	524,000

		$14,258,587

(1,378,945)			(1,378,945)
(1,463,455)			(1,463,455)
(2,979,263)			(3,107,258)

34,458,291	882,875		106,541,624

5,033,690		$5,033,690	5,033,690
	745,909	745,909	745,909

	1,693,658	1,693,658	1,693,658
	(794,446)	(794,446)	(794,446)

		$6,678,811

(56,732)			(56,732)
8,816			8,816
(1,548,703)			(1,548,703)
(1,588,465)			(1,588,465)
(2,894,301)			(3,035,237)

33,412,596	2,527,996		107,000,114

3,220,473		$3,220,473	3,220,473
	(2,392,524)	(2,392,524)	(2,392,524)

	(474,940)	(474,940)	(474,940)
	142,108	142,108	142,108

		$495,117

4,774			4,774
(1,030,339)			(1,030,339)
(515,170)			(515,170)
(2,238,988)			(2,366,559)

$32,853,346	$(197,360)		$103,587,937

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,	2009	2008	2007

Cash flows from operating activities:
Net income	$3,220,473	$5,033,690	$11,026,129
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,390,912	2,451,966	1,712,000
Provision for allowance for loan losses	5,225,000	2,347,000	(1,045,000)
Impairment loss on investments	149,517	2,964,000
(Gain) loss on other investments	(146,979)	270,676
Gain on sales of other real estate	(150,058)	(214,210)	(10,470)
(Gain) loss on sales, calls and liquidation of securities	(869,123)	(397,852)	605,813
Gain on sale of bank premises		(142,607)	(635,271)
Change in accrued interest receivable	798,015	1,926,449	771,014
Change in other assets	(3,582,781)	314,965	(1,967,771)
Change in other liabilities	2,975,089	85,281	(3,167,174)

Net cash provided by operating activities	10,010,065	14,639,358	7,289,270

Cash flows from investing activities:
Proceeds from maturities, sales, liquidation and calls of available for sale securities	277,022,490	257,886,217	209,677,761
Investment in available for sale securities	(251,622,168)	(211,168,426)	(195,300,371)
Proceeds from maturities of held to maturity securities	195,000	1,240,000	86,460,000
Investment in held to maturity securities	(2,754)	(4,220)	(5,515,732)
Purchases of other investments		(3,160,000)	(700,000)
Investment in Federal Home Loan Bank stock	(2,945,200)	(1,134,500)
Redemption of Federal Home Loan Bank stock			192,300
Proceeds from sales of other real estate	3,108,801	236,261	55,000
Loans, net increase	(10,192,895)	(17,396,252)	(50,235,794)
Proceeds from sale and retirement of bank premises		266,812	1,020,247
Acquisition of premises and equipment	(209,626)	(1,765,552)	(16,849,180)
Other assets	(627,636)	(1,083,450)	(575,724)

Net cash provided by investing activities	14,726,012	23,916,890	28,228,507

Cash flows from financing activities:
Demand and savings deposits, net change	(46,314,551)	3,671,696	(74,435,300)
Time deposits, net change	6,540,444	(62,326,639)	30,395,985
Cash dividends	(2,614,119)	(3,003,342)	(2,655,031)
Retirement of common stock	(2,366,559)	(3,035,237)	(3,107,258)
Borrowings from Federal Home Loan Bank	377,346,745	111,513,000	47,900,375
Repayments to Federal Home Loan Bank	(310,013,979)	(81,675,619)	(48,067,419)
Federal funds purchased and securities sold under agreements to repurchase, net change	(52,178,354)	(4,615,887)	5,192,748

Net cash used in financing activities	(29,600,373)	(39,472,028)	(44,775,900)

Net decrease in cash and cash equivalents	(4,864,296)	(915,780)	(9,258,123)
Cash and cash equivalents, beginning of year	34,019,590	34,935,370	44,193,493

Cash and cash equivalents, end of year	$29,155,294	$34,019,590	$34,935,370

See Notes to Consolidated Financial Statements

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
New Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard which established the Accounting Standards Codification (“Codification” or “ASC”) to become the single source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the SEC and its staff. All guidance contained in the Codification carries an equal level of authority. The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics. The switch to the ASC affects the way companies refer to GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. The Company adopted this accounting standard in preparing the Consolidated Financial Statements for the period ended September 30, 2009. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105, “Generally Accepted Accounting Principles,” had no impact on the Company’s financial statements.
New authoritative accounting guidance under ASC Topic 815, “Derivatives and Hedging,” amends prior guidance to amend and enhance the disclosure requirements for derivatives and hedging to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under ASC Topic 815, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, ASC Topic 815 requires qualitative disclosures about objectives and strategies for using derivative instruments, quantitative disclosures about fair values of derivative instruments and their gains and losses and disclosures about credit-risk-related contingent features of the derivative instruments and their potential impact on an entity’s liquidity. ASC Topic 815 was effective on January 1, 2009, and did not have a significant impact on the Company’s financial statements.
New authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. ASC Topic 855 became effective for the Company’s financial statements for periods ending after June 15, 2009, and did not have a significant impact on the Company’s financial statements.
New authoritative accounting guidance under ASC Topic 820, “Fair Value Measurements and Disclosures,” affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted the new authoritative accounting guidance under ASC Topic 820 during the first quarter of 2009. Adoption of the new guidance did not have a significant impact on the Company’s financial statements.
Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The foregoing new authoritative accounting guidance under ASC Topic 820 became effective for the Company’s financial statements on October 1, 2009, and is not expected to have a significant impact on the Company’s financial statements.
New authoritative accounting guidance under ASC Topic 825, “Financial Instruments,” requires an entity to provide disclosures about the fair value of financial instruments in interim financial information and amends prior guidance to require those disclosures in summarized financial information at interim reporting periods. The Company adopted this accounting standard in preparing its financial statements for the period ended June 30, 2009. As ASC Topic 825 amended only the disclosure requirements about the fair value of financial instruments in interim periods, the adoption had no impact on the Company’s financial statements.

New authoritative accounting guidance under ASC Topic 320, “Investments — Debt and Equity Securities,” amended other-than-temporary impairment (“OTTI”) guidance in GAAP for debt securities by requiring a write-down when fair value is below amortized cost in circumstances where: (1) an entity has the intent to sell a security; (2) it is more likely than not that an entity will be required to sell the security before recovery of its amortized cost basis; or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not that the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income. This accounting standard does not amend existing recognition and measurement guidance related to OTTI write-downs of equity securities. This accounting standard also extends disclosure requirements related to debt and equity securities to interim reporting periods. ASC Topic 320 became effective for the Company’s financial statements for periods ending after June 15, 2009, and did not have a significant impact on the Company’s financial statements.
Cash and Due from Banks
The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $542,000, $696,000 and $19,964,000 for the years ending December 31, 2009, 2008 and 2007, respectively. The Company’s bank subsidiary maintained account balances in excess of amounts insured by the Federal Deposit Insurance Corporation. At December 31, 2009, the bank subsidiary had excess deposits of $8,635,587.
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
The amortized cost of available for sale securities and held to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary would be reflected in earnings, or other comprehensive income, as appropriate. In estimating other-than-temporary losses, Management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and nature of the issuer, the cause of the decline, especially if related to a change in interest rates, and the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as gain (loss) on liquidation, sale and calls of securities in non-interest income.
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
The Company considers a loan to be impaired when, based upon current information and events, Management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include non-performing material loans for which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.
Generally, loans which become 90 days delinquent are reviewed relative to collectability. Unless such loans are in the process of terms revision to bring them to a current status or foreclosure or in the process of collection, those loans deemed uncollectible are charged off against the allowance account.

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
The allowance consists of specific and general components. The specific component relates to loans that are classified. For such loans, a specific allowance is established when the collateral value is lower than the carrying value of the loan. The general component of the allowance relates to loans that are not classified and is based on historical loss experience and qualitative factors as determined by Management.
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
Earnings Per Share
Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,170,430, 5,342,470 and 5,489,861 in 2009, 2008 and 2007, respectively.
Statements of Cash Flows
The Company has defined cash and cash equivalents to include cash and due from banks and federal funds sold. The Company paid $7,576,159, $14,961,180 and $24,853,712 in 2009, 2008 and 2007, respectively, for interest on deposits and borrowings. Income tax payments totaled $520,000, $1,635,000 and $4,819,000 in 2009, 2008 and 2007, respectively. Loans transferred to other real estate amounted to $4,082,874, $399,725 and $19,500 in 2009, 2008 and 2007, respectively. The income tax effect from the unrealized gain (loss) on available for sale securities on accumulated other comprehensive income was $(1,477,178), $1,277,519 and $1,395,266, at December 31, 2009, 2008 and 2007, respectively. The income tax effect from the gain (loss) from unfunded post-retirement benefit obligation on accumulated other comprehensive income was $(92,434) , $204,124 and $(282,000) at December 31, 2009, 2008 and 2007, respectively.
Fair Value Measurement
The Company reports certain assets and liabilities at their estimated fair value. These assets and liabilities are classified and disclosed in one of three categories based on the inputs used to develop the measurements. The categories, which establish a hierarchy for ranking the quality and reliability of the information used to determine fair value, are: Level 1 — Quoted market prices in active markets for identical assets or liabilities, Level 2 — Observable market based inputs or unobservable inputs that are corroborated by market data, or Level 3 — Unobservable inputs that are not corroborated by market data.
Subsequent Events
The Company has performed an evaluation of subsequent events through March 11, 2010, which is the date the financial statements were issued.

Reclassifications
Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.
NOTE B — SECURITIES:
The amortized cost and estimated fair value of securities at December 31, 2009, 2008 and 2007, respectively, are as follows (in thousands):

		Gross	Gross		Estimated
December 31, 2009	Amortized Cost	Unrealized Gains	Unrealized Losses		Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$23,987	$753	$		$24,740
U.S. Government agencies	216,473	695		(2,590)	214,578
Mortgage-backed securities	30,035	1,278		(51)	31,262
States and political subdivisions	39,291	1,179		(266)	40,204

Total debt securities	309,786	3,905		(2,907)	310,784
Equity securities	650				650

Total available for sale securities	$310,436	$3,905		$(2,907)	$311,434

Held to maturity securities:
States and political subdivisions	$3,202	$139	$		$3,341

Total held to maturity securities	$3,202	$139	$		$3,341

		Gross	Gross	Estimated
December 31, 2008	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$64,963	$1,746	$	$66,709
U.S. Government agencies	208,918	3,552	(74)	212,396
Mortgage-backed securities	28,993	788		29,781
States and political subdivisions	31,594	317	(985)	30,926

Total debt securities	334,468	6,403	(1,059)	339,812
Equity securities	650			650

Total available for sale securities	$335,118	$6,403	$(1,059)	$340,462

Held to maturity securities:
States and political subdivisions	$3,394	$52	$(8)	$3,438

Total held to maturity securities	$3,394	$52	$(8)	$3,438

		Gross	Gross	Estimated
December 31, 2007	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale securities:
Debt securities:
U.S. Treasury	$71,952	$1,354	$	$73,306
U.S. Government agencies	252,130	1,729	(60)	253,799
Mortgage-backed securities	33,343	48	(7)	33,384
States and political subdivisions	22,698	152	(367)	22,483

Total debt securities	380,123	3,283	(434)	382,972
Equity securities	4,229	62	(1,234)	3,057

Total available for sale securities	$384,352	$3,345	$(1,668)	$386,029

Held to maturity securities:
States and political subdivisions	$4,630	$53	$(7)	$4,676

Total held to maturity securities	$4,630	$53	$(7)	$4,676

The Company’s available for sale securities are reported at their estimated fair value, which is determined utilizing several sources. The primary source is Interactive Data Corporation, which utilizes pricing models that vary based on asset class and include available trade, bid and other market information and whose methodology includes broker quotes, proprietary models and vast descriptive databases. The other source for determining fair value is matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.
The table below presents the balances of available for sale securities, which are the only assets measured at fair value on a recurring basis, by level within the fair value hierarchy as of December 31, 2009.

			Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3

December 31, 2009	$311,434,437		$311,434,437
Available for sale securities with an amortized cost of $310,436,523 were reported at a fair value, net of unrealized gains and losses, of $311,434,437 at December 31, 2009. The net change in unrealized gains and losses of $(2,867,464) was included in comprehensive income during 2009.
The amortized cost and estimated fair value of debt securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Amortized Cost	Estimated Fair Value

Available for sale securities:
Due in one year or less	$19,104	$19,357
Due after one year through five years	68,609	69,968
Due after five years through ten years	62,436	62,484
Due after ten years	129,602	127,713
Mortgage-backed securities	30,035	31,262

Totals	$309,786	$310,784

Held to maturity securities:
Due in one year or less	$305	$308
Due after one year through five years	1,901	2,001
Due after five years through ten years	996	1,032

Totals	$3,202	$3,341

Information pertaining to securities with gross unrealized losses at December 31, 2009, 2008 and 2007, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less than twelve months		Over twelve months				Total
December 31, 2009	Fair Value	Gross Unrealized Loss	Fair Value		Gross Unrealized Loss		Fair Value	Gross Unrealized Loss

U.S. Government Agencies	$138,914	$2,590	$		$		$138,914	$2,590
States and political subdivisions	9,501	148		2,521		118	12,022	266
Mortgage-backed securities	4,856	51					4,856	51

Total	$153,271	$2,789		$2,521		$118	$155,792	$2,907

	Less than twelve months		Over twelve months				Total
December 31, 2008	Fair Value	Gross Unrealized Loss	Fair Value		Gross Unrealized Loss		Fair Value	Gross Unrealized Loss

U.S. Government Agencies	$10,781	$74	$		$		$10,781	$74
States and political subdivisions	16,545	740		2,826		253	19,371	993

Total	$27,326	$814		$2,826		$253	$30,152	$1,067

	Less than twelve months		Over twelve months		Total
December 31, 2007	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss

U.S. Government Agencies	$10,974	$24	$17,464	$36	$28,438	$60
States and political subdivisions	5,998	249	7,047	125	13,045	374
Mortgage-backed securities	14,201	7			14,201	7
FHLMC preferred stock			1,841	1,234	1,841	1,234

Total	$31,173	$280	$26,352	$1,395	$57,525	$1,675

At December 31, 2009, 29 of the 45 securities issued by U.S. Government agencies, 32 of 147 securities issued by state and political subdivisions and 1 of the 10 mortgage-backed securities contained unrealized losses.
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
Proceeds from maturities and calls of held to maturity debt securities during 2009, 2008 and 2007 were $195,000, $1,240,000 and $86,460,000, respectively. There were no sales of held to maturity debt securities during 2009, 2008 and 2007. Proceeds from maturities, sales and calls of available for sale debt securities were $277,022,490, $257,886,217 and $209,677,761 during 2009, 2008 and 2007, respectively. Available for sale debt securities were sold in 2009 and 2007 for a realized gain (loss) of $869,123 and $(605,813). There were no sales of available for sale debt securities in 2008. The Company realized a gain of $249,000 from the liquidation of equity securities in 2008. During 2009, the Company recorded a loss of $149,517 from the other-than-temporary impairment of an equity investment. During 2008, the Company recorded a loss of $2,964,000 from the other-than-temporary impairment of its investment in Federal Home Loan Mortgage Corporation Preferred Stock.
Securities with an amortized cost of $296,176,580, $328,047,697 and $342,084,423 at December 31, 2009, 2008 and 2007, respectively, were pledged to secure public deposits, federal funds purchased and other balances as required by law.
The Company invests in Federal Home Loan Bank (FHLB) common stock as a prerequisite for participation in certain FHLB programs. The amount to be invested in FHLB stock is calculated according to FHLB guidelines as a percentage of certain mortgage loans. Based on this calculation, the FHLB may periodically automatically redeem its common stock. The investment is carried at cost. Dividends received are reinvested in FHLB stock.
NOTE C — LOANS:
The composition of the loan portfolio was as follows (in thousands):

December 31,	2009	2008	2007

Real estate, construction	$94,460	$118,455	$93,739
Real estate, mortgage	299,403	290,458	265,465
Loans to finance agricultural production	1,755	3,178	2,545
Commercial and industrial loans	52,250	43,312	76,267
Loans to individuals for household, family and other consumer expenditures	9,049	10,202	11,173
Obligations of states and political subdivisions	7,891	1,733	1,747
All other loans	168	39	56

Totals	$464,976	$467,377	$450,992

Transactions in the allowance for loan losses were as follows (in thousands):

	2009	2008	2007

Balance, January 1	$11,114	$9,378	$10,841
Recoveries	569	673	266
Loans charged off	(9,080)	(1,284)	(684)
Provision for allowance for loan losses	5,225	2,347	(1,045)

Balance, December 31	$7,828	$11,114	$9,378

As a part of its evaluation of the quality of the loan portfolio, Management monitors the Company’s credit concentrations on a monthly basis. Total outstanding concentrations were as follows (in thousands):

December 31,	2009	2008	2007

Gaming	$69,938	$79,510	$74,595
Hotel/motel	47,714	35,962	23,234
Out of area	46,697	44,458	31,325
During 2009, the Company began monitoring its exposure to land, development and construction loans. At December 31, 2009, this exposure totaled $95,060,478.
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

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

Years Ended December 31,	2009	2008	2007

Balance, January 1	$7,800	$7,318	$8,554
New loans and advances	1,128	2,743	3,548
Repayments	(2,037)	(2,261)	(4,784)

Balance, December 31	$6,891	$7,800	$7,318

Performing loans totaling $8,354,210, $8,151,194 and $11,655,577 had specific reserves of $2,531,291, $3,582,298 and $5,598,107 at December 31, 2009, 2008 and 2007, respectively.
Loans past due ninety days or more and still accruing were $4,217,835, $2,340,190 and $1,233,761 at December 31, 2009, 2008 and 2007, respectively.
Impaired loans include nonaccrual loans which amounted to $22,005,748, $15,553,447 and $44,612 at December 31, 2009, 2008 and 2007, respectively. The total average recorded investment in impaired loans amounted to $25,551,787, $15,595,942 and $46,612 at December 31, 2009, 2008 and 2007, respectively. The Company had $1,895,414, $3,725,593 and $44,612 of specific allowance related to impaired loans at December 31, 2009, 2008, and 2007, respectively. No material interest income was recognized on impaired loans for the years ended December 31, 2009, 2008 and 2007, respectively.
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
Impaired loans, which are measured at fair value on a non-recurring basis, by level within the hierarchy as of December 31, 2009 were as follows:

			Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3

December 31, 2009	$20,110,334		$20,110,334
At December, 31, 2009, impaired loans with a carrying amount of $22,005,748 were written down to their fair value of $20,110,334 through a $1,895,414 charge to the provision for loan losses in prior periods.
NOTE D — BANK PREMISES AND EQUIPMENT:
Bank premises and equipment are shown as follows (in thousands):

December 31,	Estimated Useful Lives	2009	2008	2007

Land		$5,986	$5,978	$6,102
Buildings	5 — 40 years	30,233	30,427	29,180
Furniture, fixtures and equipment	3 — 10 years	15,378	14,982	15,187

Totals, at cost		51,597	51,387	50,469
Less: Accumulated depreciation		20,178	17,787	16,058

Totals		$31,419	$33,600	$34,411

NOTE E — OTHER REAL ESTATE:
Other real estate acquired through foreclosure is carried at fair value, less estimated costs to sell. The fair value of the collateral is based on appraisals performed by third-party valuation specialists. Factors including the assumptions and techniques utilized by the appraiser are considered by Management. Accordingly, the Company’s other real estate is reported at its estimated fair value on a non-recurring basis. The balance of other real estate, which is measured at fair value on a non-recurring basis, by level within the hierarchy as of December 31, 2009 was as follows:

			Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3

December 31, 2009	$1,521,313		$1,521,313
NOTE F — DEPOSITS:
At December 31, 2009, the scheduled maturities of time deposits are as follows (in thousands):

2010	$153,196
2011	7,756
2012	4,168
2013	1,723
2014	1,149
Beyond	1

Total	$167,993

Time deposits of $100,000 or more at December 31, 2009 included brokered deposits of $30,030,000 which mature in 2010.
Deposits held for related parties amounted to $9,889,556, $8,659,875 and $8,903,098 at December 31, 2009, 2008 and 2007, respectively.
NOTE G — FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:
At December 31, 2009, the Company had facilities in place to purchase federal funds up to $57,000,000 under established credit arrangements. At December 31, 2009, 2008 and 2007, federal funds purchased and securities sold under agreements to repurchase included funds invested by customers in a non-deposit product of the bank subsidiary of $167,280,777, $176,909,231 and $172,925,118, respectively. These accounts are non-insured, non-deposit accounts which allow customers to earn interest on their account with no restrictions as to the number of transactions. They are set up as sweep accounts with no check-writing capabilities and require the customer to have at least one operating deposit account.

NOTE H — BORROWINGS:
During 2009, the Company received approval to participate in the Federal Reserve Bank Discount Window Primary Credit Program. The borrowing limit, which was $41,216,000 at December 31, 2009, is based on the amount of collateral pledged, with certain loans from the Bank’s portfolio serving as collateral. Borrowings bear interest at 25 basis points over the current fed funds rate and have a maturity of one day. There was no outstanding balance at December 31, 2009. At December 31, 2009, the Company had $104,270,452 outstanding in advances under a $133,693,944 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). One advance in the amount of $5,000,000 bears interest at a fixed rate of 6.50%. One advance in the amount of $30,000,000 bears interest at .15%. One advance in the amount of $12,000,000 bears interest at a fixed rate of .09%. One advance in the amount of $10,000,000 bears interest at a fixed rate of .12%. One advance in the amount of $45,000,000 bears interest at a fixed rate of .10%. All of these advances mature in 2010. The remaining balance consists of smaller advances bearing interest from 3.35% to 7.00% with maturity dates from 2015 — 2040. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans.
NOTE I — NOTES PAYABLE:
The Company had a $5,000,000 unsecured line of credit with Silverton Bank, N.A. The line bore interest at .50% under Wall Street Journal Prime and required interest only payments quarterly with all principal and accrued interest due at maturity, which was July 6, 2009. There was no outstanding balance on this line at December 31, 2008. At December 31, 2007, the outstanding balance on this line was $150,000, which was included in Other Liabilities. The Company has a $2,500,000 unsecured line of credit with Mississippi National Bankers Bank. The line bears interest at Wall Street Journal Prime with a floor of 4.00% and requires interest only payments quarterly with all principal and accrued interest due at maturity, which is March 11, 2010. There was no outstanding balance on this line at December 31, 2009.
NOTE J — INCOME TAXES:
Deferred taxes (or deferred charges) as of December 31, 2009, 2008 and 2007, included in other assets or other liabilities, were as follows (in thousands):

December 31,	2009	2008	2007

Deferred tax assets:
Allowance for loan losses	$2,661	$3,779	$3,282
Employee benefit plans’ liabilities	3,005	2,579	2,268
Earned retiree health benefits plan liability	1,225	1,011	891
Unearned retiree health benefits plan liability	299	419	123
Other	540	316	327

Deferred tax assets	7,730	8,104	6,891

Deferred tax liabilities:
Unrealized gain on available for sale securities, charged to equity	339	1,817	589
Bank premises and equipment	6,547	6,093	6,094
Other	489	35	36

Deferred tax liabilities	7,375	7,945	6,719

Net deferred taxes	$355	$159	$172

Income taxes consist of the following components (in thousands):

Years Ended December 31,	2009	2008	2007

Current	$(208)	$2,897	$2,435
Deferred	1,162	(920)	2,607

Totals	$954	$1,977	$5,042

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2009 and 2008 and 35.0% for 2007 to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,	2009 Amount	%	2008 Amount	%	2007 Amount	%

Taxes computed at statutory rate	$1,419	34.0	$2,384	34.0	$5,624	35.0
Increase (decrease) resulting from:
Tax-exempt interest income	(385)	(9.2)	(365)	(5.2)	(303)	(1.9)
Income from BOLI	(183)	(4.4)	(168)	(2.4)	(177)	(1.1)
Federal tax credits	(129)	(3.1)
Deferred expense adjustment	228	5.5
Other	4	0.1	126	1.8	(102)	(0.6)

Total income taxes	$954	22.9	$1,977	28.20	$5,042	31.40

The Company has reviewed its income tax positions and specifically considered the recognition and measurement requirements of the benefits recorded in its financial statements for tax positions taken or expected to be taken in its tax returns. Based on its evaluation of these tax positions for its open tax years, the Company has not recorded any tax liability for uncertain tax positions as of December 31, 2009, 2008 and 2007.

NOTE K — SHAREHOLDERS’ EQUITY:
Shareholders’ equity of the Company includes the undistributed earnings of the bank subsidiary. Dividends to the Company’s shareholders can generally be paid only from dividends paid to the Company by its bank subsidiary. Consequently, dividends are dependent upon the earnings, capital needs, regulatory policies and statutory limitations affecting the bank subsidiary. Dividends paid by the bank subsidiary are subject to the approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2009, approximately $23,194,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends. Dividends paid by the Company are subject to the approval of the Federal Reserve Bank.
On November 26, 2002 the Company’s Board of Directors (the “Board”) approved the repurchase of up to 2.50% of the Company’s common stock. On November 22, 2005, the Board approved a three year extension of the plan originally approved on November 26, 2002. As a result of this repurchase plan, which was completed during 2007, 139,475 shares were repurchased and retired. On July 25, 2007, the Board approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, which was completed during 2008, 135,987 shares were repurchased and retired. On September 24, 2008, the Board approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, which was completed during 2009, 132,588 shares were repurchased and retired. On February 25, 2009, the Board approved the repurchase of up to 3% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, 19,245 shares were repurchased and retired as of December 31, 2009. The Company must receive approval from the Federal Reserve Bank before repurchasing additional shares.
On December 4, 2009, the Company’s Board of Directors approved a semi-annual dividend of $.10 per share. This dividend has a record date of January 8, 2010 and a distribution date of January 15, 2010.
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
As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.
The Company’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2009, 2008 and 2007, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2009:
Total Capital (to Risk Weighted Assets)	$111,060	19.08%	$46,559	8.00%
Tier 1 Capital (to Risk Weighted Assets)	103,785	17.83%	23,280	4.00%
Tier 1 Capital (to Average Assets)	103,785	11.47%	36,194	4.00%

December 31, 2008:
Total Capital (to Risk Weighted Assets)	$111,714	19.28%	$46,348	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,472	18.03%	23,174	4.00%
Tier 1 Capital (to Average Assets)	104,472	11.61%	35,983	4.00%

December 31, 2007:
Total Capital (to Risk Weighted Assets)	$112,510	19.63%	$45,854	8.00%
Tier 1 Capital (to Risk Weighted Assets)	105,345	18.38%	22,927	4.00%
Tier 1 Capital (to Average Assets)	105,345	10.93%	38,555	4.00%
The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2009, 2008 and 2007, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2009:
Total Capital (to Risk Weighted Assets)	$105,728	18.31%	$46,184	8.00%
Tier 1 Capital (to Risk Weighted Assets)	98,512	17.06%	23,092	4.00%
Tier 1 Capital (to Average Assets)	98,512	10.94%	36,006	4.00%

December 31, 2008:
Total Capital (to Risk Weighted Assets)	$108,207	18.83%	$45,984	8.00%
Tier 1 Capital (to Risk Weighted Assets)	101,022	17.58%	22,992	4.00%
Tier 1 Capital (to Average Assets)	101,022	11.31%	35,743	4.00%

December 31, 2007:
Total Capital (to Risk Weighted Assets)	$111,413	19.51%	$45,676	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,276	18.26%	22,838	4.00%
Tier 1 Capital (to Average Assets)	104,276	10.84%	38,481	4.00%

NOTE L — OTHER INCOME AND EXPENSES:
Other income consisted of the following (in thousands):

Years Ended December 31,	2009	2008	2007
| | |
Other service charges, commissions and fees	$83	$117	$171
Rentals	484	538	345
Increase in cash surrender value of life insurance	535	494	505
Other	153	383	216

Totals	$1,255	$1,532	$1,237

Other expenses consisted of the following (in thousands):

Years Ended December 31,	2009	2008	2007

Advertising	$583	$636	$597
Data processing	380	344	457
Legal and accounting	518	680	452
ATM expense	2,038	2,024	1,814
Consulting fees	90	176	90
Trust expense	326	356	421
FDIC and state assessments	1,429	169	129
Other	1,754	2,114	1,938

Totals	$7,118	$6,499	$5,898

NOTE M — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:
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
At December 31, 2009, 2008 and 2007, the Company had outstanding irrevocable letters of credit aggregating $6,037,976, $7,201,053 and $7,128,972, respectively. At December 31, 2009, 2008 and 2007, the Company had outstanding unused loan commitments aggregating $97,882,869, $116,091,000 and $133,771,000, respectively. Approximately $63,298,000, $69,684,000 and $72,208,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2009, 2008 and 2007, respectively.
NOTE N — CONTINGENCIES:
In 2007, USF&G filed a civil action against the Company’s bank subsidiary and other non-related parties alleging fraud in connection with the outcome of a lawsuit between the bank subsidiary and USF&G. On December 29, 2008, the Company’s bank subsidiary and USF&G reached an out of court settlement, pursuant to which the bank subsidiary did not admit any wrongdoing. This settlement effectively concluded the matter between USF&G and the bank subsidiary only.
The bank is involved in various other legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters are expected, in the opinion of Management, to have a material adverse effect upon the financial position or results of operations of the Company.

NOTE O — CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION:
Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.
CONDENSED BALANCE SHEETS (IN THOUSANDS):

December 31,	2009	2008	2007

Assets
Investments in subsidiaries, at underlying equity:
Bank subsidiary	$98,467	$103,701	$105,592
Nonbank subsidiary	1	1	1
Cash in bank subsidiary	1,103	496	528
Other assets	4,694	4,552	2,226

Total assets	$104,265	$108,750	$108,347

Liabilities and Shareholders’ Equity
Other liabilities	$677	$1,750	$1,805

Total liabilities	677	1,750	1,805
Shareholders’ equity	103,588	107,000	106,542

Total liabilities and shareholders’ equity	$104,265	$108,750	$108,347

CONDENSED STATEMENTS OF INCOME (IN THOUSANDS)

Years Ended December 31,	2009	2008	2007

Income
Earnings of unconsolidated bank subsidiary:
Distributed earnings	$5,800	$8,550	$6,800
Undistributed earnings	(2,511)	(3,511)	4,250
Interest income		4	6
Other income	7	75	43

Total income	3,296	5,118	11,099

Expenses
Other	71	87	90

Total expenses	71	87	90

Income before income taxes	3,225	5,031	11,009
Income tax expense (benefit)	5	(3)	(17)

Net income	$3,220	$5,034	$11,026

CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS):

Years Ended December 31,	2009	2008	2007

Cash flows from operating activities:
Net income	$3,220	$5,034	$11,026
Adjustments to reconcile net income to
net cash provided by (used in) operating activities:
Gain on liquidation of investment		(249)
(Gain) loss on other investments	(147)	270
Impairment loss on equity investments	150
Net income of consolidated subsidiaries	(3,290)	(5,039)	(11,050)
Change in assets and liabilities:
Other assets	5	(3)	9

Net cash provided by (used in) operating activities	(62)	13	(15)

Cash flows from investing activities:
Investment in equity securities	(150)	(3,160)	(700)
Proceeds from liquidation of investment		753
Dividends from unconsolidated subsidiary	5,800	8,550	6,800

Net cash provided by investing activities	5,650	6,143	6,100

Advances on line of credit	1,500	300	950
Principal payments on line of credit	(1,500)	(450)	(800)
Retirement of stock	(2,367)	(3,035)	(3,107)
Dividends paid	(2,614)	(3,003)	(2,655)

Net cash used in financing activities	(4,981)	(6,188)	(5,612)

Net increase (decrease) in cash	607	(32)	473
Cash, beginning of year	496	528	55

Cash, end of year	$1,103	$496	$528

Peoples Financial Corporation paid income taxes of $520,000, $1,650,000 and $4,819,000 in 2009, 2008 and 2007, respectively. No interest was paid during the three years ended December 31, 2009.
NOTE P — EMPLOYEE BENEFIT PLANS:
The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (“ESOP”). Employees who are in a position requiring at least 1,000 hours of service during a plan year and who are 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Profit Sharing Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plans charged to operating expense were $400,000, $400,000 and $410,000 in 2009, 2008 and 2007, respectively.
Compensation expense of $9,091,240, $9,504,193 and $9,207,514 was the basis for determining the ESOP contribution allocation to participants for 2009, 2008 and 2007, respectively. The ESOP held 445,884, 445,741 and 445,038 allocated shares at December 31, 2009, 2008 and 2007, respectively.
The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. Benefits under the Executive Supplemental Income Plan are based upon the position and salary of the officer at retirement or death. Normal retirement benefits under the plan are equal to 67% of salary for the president and chief executive officer, 58% of salary for the executive vice president and 50% of salary for all other executive officers and are payable monthly over a period of fifteen years. Under the Directors’ Deferred Income Plan, the directors are given an opportunity to defer receipt of their annual directors’ fees until age sixty-five. For those who choose to participate, benefits are payable monthly for ten years beginning the first day of the month following the director’s normal retirement date. The normal retirement date is the later of the normal retirement age (65) or separation from service. Interest on deferred fees accrues at an annual rate of ten percent, compounded annually. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $14,167,091, $13,648,077 and $12,648,035 at December 31, 2009, 2008 and 2007, respectively. The present value of accumulated benefits under these plans, using an interest rate of 6.00% in 2009, 2008 and 2007 and the interest ramp-up method for 2009, 2008 and 2007, has been accrued. The accrual amounted to $7,768,888, $6,798,774 and $5,796,097 at December 31, 2009, 2008 and 2007, respectively, and is included in Other Liabilities.

The Company also has additional plans for post-retirement benefits for certain key executives. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $793,434, $687,407 and $593,946 at December 31, 2009, 2008 and 2007, respectively. The present value of accumulated benefits under these plans using an interest rate of 6.00% in 2009 and 7.50% in 2008 and 2007 and the projected unit cost method has been accrued. The accrual amounted to $835,249, $584,699 and $534,205 at December 31, 2009, 2008 and 2007, respectively, and is included in Other Liabilities.
Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $241,059, $233,903 and $226,417 at December 31, 2009, 2008 and 2007, respectively. Beginning in 2008, the Company was required to accrue the post-retirement benefit payable under these contacts and accordingly recorded a liability of $56,832 on January 1, 2008. The present value of accumulated benefits under these plans using an interest rate of 6.00% in 2009 and 2008 and the projected unit cost method has been accrued. The accrual amounted to $66,717 and $60,232 at December 31, 2009 and 2008, respectively, and is included in Other Liabilities.
The Company has additional plans for post-retirement benefits for directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, that it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, that amounted to $127,810, $118,773 and $110,138 at December 31, 2009, 2008 and 2007, respectively. The present value of accumulated benefits under these plans using an interest rate of 6.00% in 2009 and 2008 and 7.50% in 2007, and the projected unit cost method has been accrued. The accrual amounted to $163,173, $142,088 and $150,587 at December 31, 2009, 2008 and 2007, respectively, and is included in Other Liabilities.
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
The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2009	2008	2007

Service cost, including amortization of loss	$396,918	$179,330	$275,345
Interest cost	245,511	159,316	175,700
Amortization of net transition obligation	20,600	20,600	20,600

Net periodic post-retirement benefit cost	$663,029	$359,246	$471,645

The discount rate used in determining the accumulated post-retirement benefit obligation was 6.05% in 2009, 6.00% in 2008 and 6.50% in 2007. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.00% in 2003. The rate was assumed to decrease gradually to 5.00% for 2013 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2009, would be increased by 22.61%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 25.75%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2009, would be decreased by 17.59%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 19.59%.
The following table presents the estimated benefit payments for each of the next five years and in the aggregate for the next five years:

Year

2010	$64,000
2011	73,000
2012	74,000
2013	87,000
2014	4,000
2015 — 2019	1,092,000

The following is a reconciliation of the accumulated post-retirement benefit obligation, which is included in Other Liabilities:

Accumulated post-retirement benefit obligation as of December 31, 2008	$4,208,429
Service cost	313,509
Interest cost	245,511
Actuarial gain	(111,305)
Benefits paid	(57,257)

Accumulated post-retirement benefit obligation as of December 31, 2009	$4,598,887

The following is a summary of the change in plan assets:

	2009		2008		2007

Fair value of plan assets at beginning of year	$		$		$
Actual return of assets
Employer contribution		57,257		84,186		80,122
Benefits paid, net		(57,257)		(84,186)		(80,122)

Fair value of plan assets at end of year	$		$		$

Amounts recognized in Accumulated Other Comprehensive Income, net of tax, were:

December 31,	2009	2008	2007

Net loss	$86,201	$159,662	$134,749
Transition obligation	67,965	81,574	92,078
Prior service cost	724,998	780,036

Total accumulated other comprehensive income	$879,164	$1,021,272	$226,827

Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income were:
For the year ended December 31,

2009
Unrecognized actuarial gain	$(111,305)
Amortization of prior service cost	(83,409)
Amortization of transition obligation	(20,600)

Total accumulated other comprehensive income	$(215,314)

The estimated net loss and prior transition obligation for the other postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2010 is $83,409 and $20,600, respectively.
NOTE Q — FAIR VALUE OF FINANCIAL INSTRUMENTS:
All entities are required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of condition, for which it is practical to estimate its fair value. Certain financial instruments and all nonfinancial instruments are excluded from these disclosure requirements. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and bank premises and equipment.

Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In preparing these disclosures, Management made highly sensitive estimates and assumptions in developing the methodology to be utilized in the computation of fair value. These estimates and assumptions were formulated based on judgments regarding economic conditions and risk characteristics of the financial instruments that were present at the time the computations were made. Events may occur that alter these conditions and perhaps change the assumptions as well. A change in the assumptions might affect the fair value of the financial instruments disclosed in this footnote. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses have not been computed or disclosed herein. These fair value estimates, methods and assumptions are set forth below.
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

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2009, 2008 and 2007 (in thousands):

	2009		2008		2007
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

Financial Assets:
Cash and due from banks	$29,155	$29,155	$34,016	$34,016	$34,665	$34,665
Federal funds sold			4	4	270	270
Available for sale securities	311,434	311,434	340,462	340,462	386,029	386,029
Held to maturity securities	3,202	3,341	3,394	3,438	4,630	4,676
Other investments	4,036	4,036	3,889	3,889	1,000	1,000
Federal Home Loan Bank Stock	5,016	5,016	2,071	2,071	936	936
Loans, net	457,148	460,588	456,263	461,113	441,614	439,694
Cash surrender value of life insurance	15,329	15,329	14,688	14,688	13,579	13,579
Financial Liabilities:
Deposits:
Non-interest bearing	96,541	96,541	109,033	109,033	113,916	113,916
Interest bearing	374,160	375,052	401,442	402,361	455,214	456,490

Total deposits	470,701	471,593	510,475	511,394	569,130	570,406
Federal funds purchased and securities sold under agreements to repurchase	174,431	174,431	226,609	226,609	231,255	231,255
Borrowings from Federal Home Loan Bank	104,270	105,815	36,938	37,547	7,100	7,811

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited Peoples Financial Corporation and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Peoples Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3)provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliancy with the policies or procedures may deteriorate.
In our opinion, Peoples Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of Peoples Financial Corporation and subsidiaries as of December 31, 2009, 2008 and 2007, and the related statements of income, shareholders’ equity and cash flows for the years then ended, and our report dated February 24, 2010, expressed an unqualified opinion on those consolidated financial statements.
Atlanta, Georgia
February 24, 2010

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Peoples Financial Corporation
Biloxi, Mississippi
We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and subsidiaries (“the Company”) as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and subsidiaries as of December 31, 2009, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Peoples Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2010, expressed an unqualified opinion on the effectiveness of Peoples Financial Corporation’s internal control over financial reporting.
Atlanta, Georgia
February 24, 2010

FIVE-YEAR COMPARATIVE SUMMARY OF SELECTED FINANCIAL INFORMATION
(IN THOUSANDS EXCEPT PER SHARE DATA):
Peoples Financial Corporation and Subsidiaries

	2009	2008	2007	2006	2005

Balance Sheet Summary
Total assets	$869,007	$896,408	$927,357	$964,023	$845,325
Available for sale securities	311,434	340,642	386,029	396,907	178,394
Held to maturity securities	3,202	3,394	4,630	85,574	134,047
Loans, net of unearned discount	464,976	467,377	450,992	401,194	349,346
Deposits	470,701	510,476	569,130	613,170	592,217
Borrowings from FHLB	104,270	36,938	7,100	7,267	7,352
Shareholders’ equity	103,588	107,000	106,542	98,233	87,503

Summary of Operations
Interest income	$34,289	$43,573	$55,971	$48,894	$32,343
Interest expense	7,401	14,963	25,452	18,785	7,550

Net interest income	26,888	28,610	30,519	30,109	24,793
Provision for loan losses	5,225	2,347	(1,045)	141	3,614

Net interest income after provision for loan losses	21,663	26,263	31,564	29,968	21,179
Non-interest income	10,147	7,268	9,767	12,309	7,237
Non-interest expense	27,636	26,520	25,263	23,050	20,468

Income before taxes and extraordinary gain	4,174	7,011	16,068	19,227	7,948
Applicable income taxes	954	1,977	5,042	6,459	2,604
Extraordinary gain					538

Net income	$3,220	$5,034	$11,026	$12,768	$5,882

Per Share Data
Basic and diluted earnings per share	$.62	$.94	$2.01	$2.30	$1.06
Basic and diluted earnings per share before extraordinary gain	.62	.94	2.01	2.30	.96
Dividends per share	.50	.56	.52	.44	.38
Book value	20.11	20.27	19.56	17.71	15.77
Weighted average number of shares	5,170,430	5,342,470	5,489,861	5,548,300	5,550,477

Selected Ratios
Return on average assets	.36%	.55%	1.15%	1.41%	.82%
Return on average equity	3.06%	4.73%	10.77%	13.75%	6.79%
Primary capital to average assets	12.49%	12.81%	12.13%	11.91%	13.67%
Risk-based capital ratios:
Tier 1	17.83%	18.03%	18.38%	19.87%	20.26%
Total	19.08%	19.28%	19.63%	21.12%	21.51%

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA):
Peoples Financial Corporation and Subsidiaries

Quarter Ended, 2009	March 31	June 30	September 30	December 31

Interest income	$8,568	$8,595	$8,671	$8,455
Net interest income	6,274	6,569	7,019	7,026
Provision for loan losses	348	1,502	1,875	1,500
Income before income taxes	1,993	151	1,069	961
Net income	1,703	201	974	342
Basic and diluted earnings per share	.33	.04	.19	.06

Quarter Ended, 2008	March 31	June 30	September 30	December 31

Interest income	$12,081	$10,901	$10,706	$9,885
Net interest income	7,201	7,084	7,217	7,108
Provision for loan losses	46	48	2,001	252
Income before income taxes	3,128	3,262	(1,658)	2,279
Net income	2,089	2,178	(1,053)	1,820
Basic and diluted earnings per share	.39	.41	(.20)	.35
Market Information
The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter	High	Low	Dividend per share

2009	1st	$20.00	$15.76	$.30
	2nd	21.49	16.00
	3rd	21.49	17.30	.20
	4th	21.39	15.35

2008	1st	$25.49	$19.89	$.27
	2nd	23.35	20.50
	3rd	23.57	18.00	.29
	4th	22.60	17.80

PEOPLES FINANCIAL CORPORATION AND SUBSIDIARIES CORPORATE INFORMATION
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