Form 10-K, Exhibit 13
period 2009-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2010-03-11
CIK 770460

Exhibit 13.2
Exhibit 13.2: Summary Report to Stockholders

DEAR SHAREHOLDERS
     ECONOMISTS WILL TELL YOU that the recession may be technically over. I can tell you the hangover lingers. I previously mentioned that we may finally be seeing a turn in our local economy, as your bank started to show increased earnings from levels that had been severely depressed by large provisions for loan losses in previous quarters. Today, I am optimistic — though cautious — to report that the worst may be behind us.
Our earnings at Peoples Financial Corporation largely mirrored the progress of the broad American economy and capital markets. Our earnings held up through the first quarter, were slammed during the second quarter, showed life in the third quarter, then struggled through the fourth to set the stage for what we hope are better times ahead in 2010.
Throughout the year and into the fourth quarter of 2009, we continued adding to our loan loss provision, putting aside another $1,500,000 in the fourth quarter for an annual provision total of $5,225,000. Virtually all of our problem loans have been in the real estate development sector that has plagued banks and all other financial institutions across the nation. Most of the losses have been in South Mississippi, but some of our losses were a result of an attempt to diversify our loan portfolio after Hurricane Katrina. We can report that asset quality is stabilizing this year.
Despite all these challenges, we were able to show a profit every quarter of 2009. For the year, we earned in excess of $3.2 million, down 40% from 2008.
Those earnings did not come without pain. Prudence demanded that we take a number of difficult steps, make a number of tough decisions in order to preserve our capital base. We eliminated management bonuses and froze management salaries. Clearly, we have swallowed the bitter medicine our distant relatives on Wall Street have not.
The most difficult decision during the year was to reduce the size of our common stock dividend not once but twice. We have consistently maintained a policy of sharing about 35% of our earnings with our stockholders, and by mid-year, it was clear that the dividend would have to be reduced to match the payout ratio. By the end of the year, we had no choice but to adjust dividends downward again.
While our common dividend has been lowered, it has not been reduced to insignificance, as so many other regional and national banks have been forced to do.

Peoples Green
In the fourth quarter of 2009, we launched our innovative Peoples Green online banking campaign. Unlike conventional electronic banking offerings that force customers to choose stand-alone products, Peoples Green offers new and existing customers the choice of “greening” any demand deposit account, personal or business.
Customers simply sign up for free electronic statements to their new or existing accounts, and receive free Online Bill Pay, which saves time and money. In addition, Peoples Green offers customers a package of special online and electronic services at no additional cost.
Peoples Green program was promoted externally through advertising and a drawing for three Kindle® e-book readers. Internally, an employee incentive program offered prizes of Apple gift cards, iPods® and a grand prize of an Apple notebook computer.
The Peoples Green program achieved notable success in hitting its goals, signing up as many customers in the quarter as normally sign up for electronic banking in a full year.
The current administration now proposes to tax large banks basically for being large, whether or not they repaid TARP funds, even at a profit to the federal government. Perversely, this may represent a real competitive advantage for community banks like ours, because the large national banks will simply raise their fees to customers to pay for the additional punitive taxes.
Last year, because of our strong equity position, our bank declined the use of TARP funds to bolster our capital account. We declined to participate last year and now community banks around the country are being offered a similar program. Again, we say, “Thanks, but no thanks.”
Despite the unprecedented challenges of this recession and the inconsistent, sometimes contradictory response from Washington, D.C., our bank was able to turn a profit every quarter of 2009 and remains as fundamentally strong as ever.
Our primary capital ratio remains well above 12%, more than twice the regulatory minimum. Our loan volume remains stable, although not growing at the pace we would prefer. Our deposit base is reasonably priced, as we let high-interest accounts run off rather than pay unsustainable rates to retain them.
We are not simply waiting passively for the inevitable turn of the business cycle to happen. Our loan officers continue to aggressively seek business from quality customers. At the beginning of the fourth quarter of 2009, we launched our new Peoples Green accounts, which offer new and existing customers an attractive package of benefits at no cost simply by ordering online statements.
The Peoples Green campaign so far has proven to be quite a success. After the campaign started, more customers enrolled for online Bill Pay in the last quarter of the year than had signed up the entire year before. This is the future of financial transactions, and we intend to stay on the leading edge of the trend.
At the same time, we have maintained our level of support for the local community. Our employees continue to raise funds for their selected charities. This year’s non-profit beneficiaries are Home of Grace Recovery Program and Mississippi Gulf Coast Multiple Sclerosis Society, each of which also received a $5,000 corporate donation at the end of 2009.
On a higher level, The Peoples Bank has taken a leading role in the development of mixed income housing that is so desperately needed to support our local population and economic growth.
We formed a partnership with Mercy Housing and Human Development (MHHD) dedicated to assist low and moderate income residents qualify for work-force housing loans at our bank. It is important to note that these loans are not in any way the same as the old “subprime” mortgages that led to the bubble in housing prices and the ultimate near collapse of financial markets around the world. These are loans to city and county employees, teachers, bank employees and casino workers.
Mercy Housing and Human Development assists first time homebuyers by offering a broad spectrum of assistance and information, including homebuyer education, credit counseling, first time homebuyer grants and insurance information. Statistics from federal government agencies show that pre-purchase counseling and education reduce mortgage defaults by 34% and low income homeowners have a net worth 12 times that of renters at the same income level. (Sources: Freddie Mac and NeighborWorks America.)

Bethel Estates rendering by Gulf Coast Community Design Studio
Affordable Housing
The Peoples Bank has taken a leading role in the development of mixed income housing on the Mississippi Gulf Coast. We have worked primarily with two leading non-profit organizations dedicated to helping low and moderate income residents buy homes and contribute to the growth and stability of their neighborhoods.
We formed a partnership with Mercy Housing and Human Development (MHHD) to assist low and moderate income residents qualify for work-force housing loans at our bank. Most prospective home buyers are city and county employees, teachers, bank employees, casino workers and first responders.
Working with MHHD, we designed an affordable housing loan program for applicants up to 80% of the median income. The Peoples Bank works with Mercy Housing and others to provide education and technical assistance to help residents purchase their homes, pay their mortgages and contribute to the stability of their local neighborhoods.
In Pass Christian, we have committed to Back Bay Mission for nearly $3,000,000 in construction financing to build 32 new affordable homes in a development named Bethel Estates. These new homes will offer the latest modern amenities and energy efficiencies in a design that reflects the distinctive character of “The Pass.”
Bethel Estates will be the Gulf Coast’s first residential development under Smart Code, a new community planning system that promotes sustainability and protects small-town quality of life. Like Mercy Housing, Back Bay Mission will offer mortgage assistance to qualified low and moderate income homebuyers to make these homes affordable.

Working with MHHD, we designed an affordable housing loan program for applicants up to 80% of the median income. The Peoples Bank works with Mercy Housing and others to provide education and technical assistance to help residents purchase their homes, pay their mortgages and contribute to the stability of their local neighborhoods.
In Pass Christian, we have committed to Back Bay Mission for nearly $3,000,000 in construction financing to build 32 new affordable homes in a development named Bethel Estates. These new homes will offer the latest modern amenities and energy efficiencies in a design that reflects the distinctive character of “The Pass.”
Bethel Estates will be the Gulf Coast’s first residential development under Smart Code, a new community planning system that promotes sustainability and protects small-town quality of life. Like Mercy Housing, Back Bay Mission will offer mortgage assistance to qualified low and moderate income homebuyers to make these homes affordable.
These programs are good for our business in other areas, too. Those homebuyers through MHHD and Back Bay Mission require additional financial services like checking and savings accounts, building our retail base of customers.
As we close out the first decade of the 21st century, we can say we have survived the worst, even as we continue to keep faith in a better future. The first years following the worst natural storm in our history were characterized by rapid growth and recovery. The last two years have seen that growth slowed by a mammoth financial storm that formed on Wall Street and roared down to Beach Boulevard.
I remain confident that our terrific team of directors, senior managers and employees will guide this bank through whatever challenges lie ahead. We are built on a strong foundation of financial and human capital.
Before closing, I would like to single out one of our senior managers, executive vice president Wes Fulmer, who has been installed as chairman of the Mississippi Coast Chamber for 2010. His leadership and dedication have been a source of strength in our bank for some 20 years, and we are proud to share his talent over the next year helping our business community here on the Coast.
Once again, I thank you for your support in our efforts to protect and enhance the value of your investment in The Peoples Bank. We share the stress of difficult conditions, and I hope you join me in the expectation of enjoying better news in the year ahead.
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
(228) 467-9296

Cedar Lake
1740 Popps Ferry Road, Biloxi, Mississippi 39532
(228) 435-8688

Diamondhead
5429 West Aloha Drive, Diamondhead, Mississippi 39525
(228) 255-4450

D’Iberville-St. Martin
10491 Lemoyne Boulevard, D’Iberville, Mississippi 39540
(228) 435-8202

Downtown Gulfport
1105 30th Avenue, Gulfport, Mississippi 39501
(228) 897-8715

Gautier
2609 Highway 90, Gautier, Mississippi 39553
(228) 497-1766

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
Rex E. Kelly, Consultant, Strategic Communications/Corporate and Public Relations
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
Rex E. Kelly, Consultant, Strategic Communications/Corporate and Public Relations
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
Thomas J. Sliman, Senior Vice-President
Jeannette E. Romero, Senior Vice-President
Robert M. Tucei, Senior Vice-President
Lauri A. Wood, Senior Vice-President and Cashier
Ann F. Guice, Senior Vice-President
J. Patrick Wild, Senior Vice-President
Seated from left: Lyle M. Page*, Liz Corso Joachim, Tyrone J. Gollott
Standing from left: Rex E. Kelly*, Jeffrey H.O’Keefe, Chevis C. Swetman*, Drew Allen*, Dan Magruder*
*Member of both boards