Form 10-K, Exhibit 13
period 2010-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2011-03-16
CIK 770460

Exhibit 13.1
Exhibit 13.1: Annual Report to Shareholders
P E O P L E S   F I N A N C I A L   C O R P O R A T I O N
A N D   S U B S I D I A R I E S
2 0 1 0    A N N U A L    R E P O R T

T H I S   P A G E   L E F T   B L A N K
I N T E N T I O N A L L Y

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, MS. The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries for the years ended December 31, 2010, 2009 and 2008. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.
F O R W A R D - L O O K I N G   I N F O R M A T I O N
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
N E W   A C C O U N T I N G   P R O N O U N C E M E N T S
The Financial Accounting Standards Board (“FASB”) has issued a number of Accounting Standards Updates, which have been disclosed in Note A. The Company does not expect that any of these updates will have a material impact on its results of operations or financial position.
C R I T I C A L   A C C O U N T I N G   P O L I C I E S
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company evaluates these estimates and assumptions on an on-going basis using historical experience and other factors, including the current economic environment. We adjust such estimates and assumptions when facts and circumstances dictate. Certain critical accounting policies affect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.
Allowance for loan losses:
The Company’s most critical accounting policy relates to its allowance for loan losses (“ALL”), which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. The ALL is established and maintained at an amount sufficient to cover the estimated loss associated with the loan portfolio of the Company as of the date of determination. Credit losses arise not only from credit risk, but also from other risks inherent in the lending process including, but not limited to, collateral risk, operation risk, concentration risk and economic risk. As such, all related risks of lending are considered when assessing the adequacy of the ALL. On a quarterly basis, Management estimates the probable level of losses to determine when the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay and the estimated value of any underlying collateral and current economic conditions. Management believes that the ALL is adequate and appropriate for all periods presented in these financial statements. If there was a deterioration of any of the factors considered by Management in evaluating the ALL, the estimate of loss would be updated, and additional provisions for loan losses may be required. The analysis divides the portfolio into two segments: a pool analysis of loans based upon loss history which may be adjusted by qualitative factors by loan type and a specific reserve analysis for those loans considered impaired under generally accepted accounting principles. All credit relationships with an outstanding balance of $100,000 or greater that are included in Managment’s loan watch list are individually reviewed for impairment. All losses are charged to the ALL when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the ALL at the time of receipt.
Employee Benefit Plans:
Employee benefit plan liabilities and pension costs are determined utilizing actuarially determined present value calculations. The valuation of the benefit obligation and net periodic expense is considered critical, as it requires Management and its actuaries to make estimates regarding the amount and timing of expected cash outflows including assumptions about mortality, expected service periods and the rate of compensation increases.
O V E R V I E W
The Company is a community bank serving the financial and trust needs of its customers in Harrison, Hancock, Jackson and Stone Counties in Mississippi. Maintaining a strong core deposit base and providing commercial and real estate lending in our trade area are the traditional focus of the Company. Growth has largely been achieved through de novo branching activity, and it is expected that these strategies will continue to be emphasized in the future.
With the focus of our core business being on the Mississippi Gulf Coast, any significant local events have the potential to impact the Company’s business. Although the oil spill in the Gulf of Mexico, which occurred in 2010, has not had a significant direct impact on the Company, its effects on the seafood and tourism industries in our trade area and the local economy in general may not be known for years to come. Additionally, the current interest rate environment, the decline in the value of real estate and the general economic downturn on a local and national level has affected the Company’s results. Managing the net interest margin in the Company’s highly competitive market and in the context of larger national economic conditions has been very challenging and will continue to be so for the foreseeable future.

Net income for 2010 was $1,484,963 compared with $3,220,473 for 2009. Results for 2010 included the decrease in net interest income of $1,814,345 and the increase in the provision for allowances for losses on loans of $1,620,000 as compared with 2009. More than $256 million of the Company’s investment in U.S. Agency securities were called during 2010, with most of the proceeds reducing borrowings or being invested in similar securities but at a significantly lower rate. During the fourth quarter of 2010, Management modified its investment strategy to seek opportunities to improve the yield on its investment portfolio. Net income in 2010 also includes a tax benefit of $723,000 as compared with tax expense of $954,000 in 2009. The fluctuations are discussed in further detail below.
Monitoring asset quality and addressing potential losses in our loan portfolio continues to be emphasized during these difficult economic times. During 2009, the Company’s non-performing loans increased significantly, largely as a result of our exposure in the residential development industry. The Company charged-off $8,291,421 and $9,080,407 in loans during 2010 and 2009, respectively. Approximately 49% and 68% of these charge-offs in 2010 and 2009, respectively, related to three credit relationships in the residential development industry. Nonaccrual loans decreased to $14,537,098 at December 31, 2010 as compared with $22,005,748 at December 31, 2009, as a result of charge-offs and foreclosures. Nonaccrual loans at December 31, 2010 include one loan with a balance of $7,724,103, which is a performing loan that was classified as nonaccrual by the banking regulators in their annual shared national credit reviews in 2009 and 2010.
Total assets decreased to $786,545,484 at December 31, 2010 from $869,006,899 at December 31, 2009. Available for sale securities decreased $24,355,974 while loans decreased $55,077,534 as principal payments, maturities and charge-offs outpaced new loan volume. Proceeds from the call of securities, as well as from two sales of available for sale securities and proceeds from loan payments and maturities, reduced borrowings and any remaining funds were re-invested in U.S. Agencies. Deposits increased $13,438,086 at December 31, 2010, providing the liquidity for borrowings from the Federal Home Loan Bank to decrease $61,313,436 as compared with December 31, 2009.
R E S U L T S   O F   O P E R A T I O N S
Net Interest Income
Net interest income, the amount by which interest income on loans, investments and other interest- earning assets exceeds interest expense on deposits and other borrowed funds, is the single largest component of the Company’s income. Management’s objective is to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities combined with changes in market rates of interest directly affect net interest income. The Federal Open Market Committee (the “Committee”), a component of the Federal Reserve System, is charged under United States law with overseeing the nation’s open market operations by making key decisions about interest rates and the growth of the United States money supply. During 2008, the Committee dropped the discount rate by 325 basis points, which resulted in similar decreases in prime interest rates during this time. The Committee’s actions were a part of the U.S. Government’s larger plan to stabilize the financial markets and stimulate the national economy and flow of capital. The impact of these rate reductions was significant to the Company’s financial condition and results of operations in 2008 and succeeding years.
2010 as compared with 2009
The Company’s average interest-earning assets decreased approximately $65,566,000, or 8%, from approximately $819,626,000 for 2009 to approximately $754,060,000 for 2010. The Company’s average balance sheet shrunk as principal payments and maturities of loans have outpaced new loans and investments have been called or sold. Also as a result of the Committee’s actions, the average yield on earning assets decreased 23 basis points, from 4.26% for 2009 to 4.03% for 2010, with the biggest impact being to the yield on taxable available for sale securities. The Company’s investment and liquidity strategy has been to invest most of the proceeds from sales and calls of securities in similar securities with a maturity of two years or longer, the interest rates on which have decreased dramatically. As a result, the yield on taxable available for sale securities decreased from 4.18% for 2009 to 3.24% for 2010. Beginning in the fourth quarter of 2010, Management began acquiring such securities with a maturity of five years or longer in order to improve the yield. The Company’s loan portfolio generally has a 40%/60% blend of fixed/floating rate term. In addition to adjusting the duration of investment purchases, the Company is establishing floors on new and renewing loans in order to improve the net interest margin. Along with the impact of the calls of securities, this results in the Company being more asset sensitive to market interest rates and generally is the cause of the decrease in interest income.
Average interest-bearing liabilities decreased approximately $68,869,000, or 10%, from approximately $682,026,000 for 2009 to approximately $613,157,000 for 2010. The average rate paid on interest-bearing liabilities decreased 34 basis points, from 1.09% for 2009 to .75% for 2010. This dramatic decrease is the result of utilizing lower cost funding sources including brokered deposits and Federal Home Loan Bank advances in 2010 as compared with 2009. The Company believes that it is unlikely that its cost of funds can be materially reduced further.
The Company’s net interest margin on a tax-equivalent basis, which is net interest income as a percentage of average earning assets, was 3.42% at December 31, 2010, up 6 basis points from 3.36% at December 31, 2009.
2009 as compared with 2008
The Company’s average interest-earning assets increased approximately $14,784,000, or 2%, from approximately $804,842,000 for 2008 to approximately $819,626,000 for 2009. Also as a result of the Committee’s actions, the average yield on earning assets decreased 122 basis points, from 5.48% for 2008 to 4.26% for 2009, with the biggest impact being to the yield on taxable available for sale securities and loans. The Company’s investment and liquidity strategy has been to invest most of the proceeds from sales and calls of securities in similar securities with a maturity of two years or longer, the interest rates on which have decreased dramatically. As a result, the yield on taxable available for sale securities decreased from 5.03% for 2008 to 4.18% for 2009. The yield on loans has been impacted by the increase in nonaccruals as well as the decrease in prime interest rates. The yield on loans decreased from 5.80% for 2008 to 4.31% for 2009. The Company’s loan portfolio generally has a 40%/60% blend of fixed/floating rate term. The Company began establishing floors on new and renewing loans in 2009 in order to improve the net interest margin. Along with the impact of the calls of securities, this results in the Company being more asset sensitive to market interest rates and generally is the cause of the decrease in interest income.

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
The tables below analyze the changes in tax-equivalent net interest income for the years ended December 31, 2010 and 2009 and the years ended December 31, 2009 and 2008.
A N A L Y S I S   O F   A V E R A G E   B A L A N C E S,   I N T E R E S T   E A R N E D / P A I D   A N D   Y I E L D   ( I N  T H O U S A N D S )

	2010			2009
	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$436,393	$19,687	4.51	$467,992	$20,189	4.31
Federal Funds Sold	4,842	15	0.31	3,227	8	0.25

Held to maturity:
Non taxable (1)	2,938	154	5.24	3,265	172	5.27

Available for sale:
Taxable	264,927	8,589	3.24	307,332	12,840	4.18

Non taxable (1)	40,581	1,903	4.69	34,437	1,699	4.93
Other	4,379	26	0.59	3,373	17	.50

Total	$754,060	$30,374	4.03	$819,626	$34,925	4.26

Savings and demand, interest bearing	$217,531	$1,084	0.50	$232,916	$1,831	.79

Time deposits	190,718	2,173	1.14	192,893	3,135	1.63
Federal funds purchased and securities sold under agreements to repurchase	152,000	991	0.65	217,509	1,905	.88

Borrowings from FHLB	52,908	352	0.65	38,708	530	1.37

Total	$613,157	$4,600	0.75	$682,026	$7,401	1.09

Net tax-equivalent yield on earning assets			3.42			3.36

	2009			2008
	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$467,992	$20,189	4.31	$463,505	$26,874	5.80
Federal Funds Sold	3,227	8	0.25	5,694	122	2.14

Held to maturity:
Non taxable (1)	3,265	172	5.27	3,691	230	6.23

Available for sale:
Taxable	307,332	12,840	4.18	304,536	15,331	5.03

Non taxable (1)	34,437	1,699	4.93	24,394	1,433	5.87
Other	3,373	17	.50	3,022	148	4.90

Total	$819,626	$34,925	4.26	$804,842	$44,138	5.48

Savings and demand, interest bearing	$232,916	$1,831	.79	$251,792	$3,856	1.53

Time deposits	192,893	3,135	1.63	191,904	6,094	3.18
Federal funds purchased and securities sold under agreements to repurchase	217,509	1,905	.88	210,049	4,521	2.15

Borrowings from FHLB	38,708	530	1.37	10,993	492	4.48

Total	$682,026	$7,401	1.09	$664,738	$14,963	2.25

Net tax-equivalent yield on earning assets			3.36			3.62

(1) All interest earned is reported on a taxable equivalent basis using a tax rate of 34% in 2010, 2009 and 2008.
(2) Loan fees of $611, $476 and $786 for 2010, 2009 and 2008, respectively, are included in these figures.
(3) Includes nonaccrual loans.

Provision for Loan Losses
In the normal course of business, the Company assumes risk in extending credit to its customers. This credit risk is managed through compliance with the loan policy, which is approved by the Board of Directors. The policy establishes guidelines relating to underwriting standards, including but not limited to financial analysis, collateral valuation, lending limits, pricing considerations and loan grading. A loan review process further assists with evaluating credit quality and assessing potential performance issues. Loan delinquencies and deposit overdrafts are closely monitored in order to identify developing problems as early as possible. In addition, the Company continuously monitors its relationships with its loan customers in concentrated industries such as gaming and hotel/motel, as well as the exposure for out of area, land, development, construction and commercial real estate loans, and their direct and indirect impact on its operations. A monthly watch list of credits which pose a potential loss to the Company is prepared based on the loan grading system. This list forms the foundation of the Company’s allowance for loan loss computation. Management relies on its guidelines and existing methodology to monitor the performance of its loan portfolio and to identify and estimate potential losses based on the best available information. The potential effect of the economic downturn on a national and local level, the decline in real estate values and actual losses incurred by the Company were key factors in our analysis. The potential direct and/or indirect impact of the oil spill in the Gulf of Mexico on the Company and its customers was also considered and will continue to be monitored as there is sufficient uncertainty as to the ultimate impact. However, no potential losses as a result of the spill were identified as of December 31, 2010. Note A discloses a summary of the accounting policies applicable to impaired and nonaccrual loans as well as the allowance for loan losses. Note C presents additional analyses of the composition, aging and performance of the loan portfolio as well as the transactions in the allowance for loan losses.
The Company’s on-going, systematic evaluation resulted in the Company recording a provision for loan losses of $6,845,000, $5,225,000 and $2,347,000 in 2010, 2009 and 2008, respectively. The allowance for loan losses as a percentage of loans was 1.62%, 1.68% and 2.38% at December 31, 2010, 2009, and 2008, respectively. This decrease is related to the increase in net charge-offs which were $8,023,000, $8,511,000 and $611,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Most of the Company’s charge-offs were partial charge-offs, which represent that portion of a loan which is deemed to be uncollectible. The Company believes that its allowance for loan losses is appropriate as of December 31, 2010.
The allowance for loan losses is an estimate, and as such, events may occur in the future which may affect its accuracy. The Company anticipates that it is possible that additional information will be gathered in the future which may require an adjustment to the allowance for loan losses. Management will continue to closely monitor its portfolio and take such action as it deems appropriate to accurately report its financial condition and results of operations.
Non-interest income
Total non-interest income decreased slightly by $32,471 in 2010 as compared with 2009. Included in this decrease, however, was a decrease in service charges on deposit accounts of $558,076 in 2010 as compared with 2009 as these fees were impacted by the local economy and customers opting out of overdraft protection for debit card transactions. During 2010, securities were sold at a gain of $1,690,670 as compared with only $869,123 in 2009 as the Company executed sales when it could maximize proceeds. The Company’s other investments had a loss of $109,933 in 2010 as compared with a gain of $146,979 in 2009. In 2009, non- interest income included a loss of $149,517 from the writedown of equity investments.
Total non-interest income increased $2,878,172 in 2009 as compared with 2008. During 2008, the Company recorded a charge to earnings for the other-than-temporary impairment of its investment in FHLMC preferred stock of $2,964,000. In addition to the impact of the impairment loss, non-interest income in 2009 was affected by the change in trust department income and fees, gains on the liquidation, sales and calls of securities, gain (loss) on other investments and other income. The decrease in trust department income and fees of $274,258 was the result of the decrease in market value, on which fees are based, of personal trust accounts. In 2009, the Company realized a gain on the sale of securities of $869,123 as compared with only $397,852 in 2008. In 2009, the Company’s investment in a low-income housing partnership resulted in a gain of $146,979 as compared with a loss of $270,676 in 2008 as a result of the completion of renovations in 2009 which resulted in increased occupancy. Other income in 2008 included a gain of $150,000 from the sale of the bank subsidiary’s merchant card portfolio.
Non-interest expense
Total non-interest expense decreased slightly by $54,306 in 2010 as compared with 2009. Salaries and employee benefits decreased $668,274 in 2010 as compared with 2009 as a result of the decrease in the number of employees from attrition in 2009 and 2010. Net occupancy costs decreased $137,328 in 2010 as compared with 2009 as a result of decreased insurance and property tax costs. Insurance costs decreased $84,591 as the Company was able to reduce premiums on some of its liability coverage. Property tax expense decreased $44,635 due to the revaluation of some of the Company’s real property. Other expense increased $849,235 for 2010 as compared with 2009. This increase is the result of increased legal, data processing, franchise and other expenses as well as an increase in costs associated with managing our other real estate portfolio. Legal fees increased $236,862 in 2010 as compared with 2009 as the Company engaged legal counsel to assist with several non-performing loan issues. Data processing costs increased $186,683 as a result of the outsourcing of some of the bank’s I/T functions. Franchise tax expense increased $246,774 in 2010 as compared with 2009 as prior years’ refunds were received in 2009. Maintenance and repairs, property taxes, disposal costs and losses on sales of other real estate were $250,865 more in 2010 as compared with 2009 as a result of the increase in the number of foreclosures in the current year. While the Company had increased costs in these areas, it was able to reduce expenses as a part of a cost-cutting campaign in 2010 for a savings of more than approximately $385,000. Savings were realized in advertising, consulting, trust, dues, training and other expenditures.
Total non-interest expense increased $1,114,702 for 2009 as compared with 2008. The largest component of this increase was from FDIC assessments, which were $1,259,560 greater in 2009 than in 2008. Salaries and employee benefits increased $198,347 for 2009 as compared with 2008. This change included a decrease in salaries and related payroll tax expense of $480,503 as a result of a hiring freeze and loss of employees through attrition and elimination of Management bonuses in 2009. This decrease was partially offset by an increase in costs of $180,209 for the Company’s liability for a deferred compensation plan as the discount rate used to compute the liability was changed to bring the plan into alignment with other plans. Changes in other salaries and employee benefit components include the increase in health insurance costs of $317,490 and the increase of $196,400 for the retiree health plan. Net occupancy expense increased by $280,761 in 2009 as a result of the increase in property taxes of $102,132, the increase in insurance costs of $71,618 and the increase in telephone expense of $103,454. Property taxes increased as bank premises in Jackson County were reassessed and facilities in Pass Christian and Biloxi were added to the tax rolls. Like most other businesses on the Mississippi Gulf Coast, the Company’s insurance costs continue to rise. The cost of additional data line availability for technology upgrades in 2009 resulted in increased telephone expenses.
Income Taxes
Income taxes have been impacted by non-taxable income and federal tax credits during 2010, 2009 and 2008, respectively. Note I presents a reconciliation of income taxes for these three years.
F I N A N C I A L   C O N D I T I O N
Available for sale securities decreased $24,355,974 at December 31, 2010, compared with December 31, 2009. The Company sold its entire mortgage-backed portfolio and calls of the Company’s U.S. Agency securities totaled more than $256,000,000 in 2010. While some of these proceeds were reinvested in U.S. Agency securities, the remaining funds were utilized in the Company’s daily management of its liquidity needs, including funding the reduction in borrowings from the Federal Home Loan Bank.
The Company’s held to maturity portfolio was invested solely in debt securities issued by state and political subdivisions at December 31, 2010 and December 31, 2009.
The Company decreased its investment in Federal Home Loan Bank common stock by $2,734,700 as a result of decreased need for borrowing capacity from that agency during 2010.
Gross loans decreased $55,077,534 at December 31, 2010 as compared with December 31, 2009. During 2010, regularly scheduled principal payments and maturities as well as gross charge-offs totaling $8,291,000 outpaced new loan volume.
Other real estate increased by $4,222,837 at December 31, 2010 as compared with December 31, 2009. Loans transferred to other real estate were $5,715,037 in 2010. During 2010, proceeds from sales of some of these properties were $1,328,000, which resulted in a loss of $86,850. The Company intends to vigorously market this portfolio.
Interest-earning assets, particularly available for sale securities, have decreased at December 31, 2010 as compared with December 31, 2009 along with a decrease in interest rates earned on these assets. These trends directly impact accrued interest receivable, which decreased $1,354,322 during 2010.
Prepaid FDIC assessments decreased $1,305,337 at December 31, 2010 as compared with December 31, 2009 as a result of the amortization of these costs.
Other assets increased $4,412,364 at December 31, 2010 as compared with December 31, 2009. At December 31, 2010, the Company recorded federal income taxes receivable of $2,459,715 as a result of overpayments during the year. Also included in other assets was an increase in deferred tax assets of $1,782,653 at December 31, 2010 as compared with December 31, 2009 as result of unrealized losses on available for sale securities.
Total deposits increased $13,438,086 at December 31, 2010, as compared with December 31, 2009. Fluctuations among the different types of deposits represent recurring activity for the Company. The Company anticipates that deposits will continue at or slightly above their present level during 2011.
Federal funds purchased and securities sold under agreements to repurchase, which includes non-deposits accounts, decreased $34,328,858 at December 31, 2010 as compared with December 31, 2009, as customers periodically reallocated their funds.
Borrowings from the Federal Home Loan Bank decreased $61,313,436 at December 31, 2010 as compared with December 31, 2009 as the Company utilized funds available from calls of securities to reduce its borrowings.
S H A R E H O L D E R S ’   E Q U I T Y   A N D   C A P I T A L   A D E Q U A C Y
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
The measure of capital adequacy which is currently used by Management to evaluate the strength of the Company’s capital is the primary capital ratio which was 12.96% at December 31, 2010, which is well above the regulatory minimum of 6.00%. Management continues to emphasize the importance of maintaining the appropriate capital levels of the Company and has established the goal of maintaining its primary capital ratio at 8.00%, which is the minimum requirement for classification as being “well-capitalized” by the banking regulatory authorities.
Significant transactions affecting shareholders’ equity during 2010 are described in Note J. The Statement of Shareholders’ Equity also presents all activity in the Company’s equity accounts.
L I Q U I D I T Y
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

The Company monitors and manages its liquidity position diligently through a number of methods, including through the computation of liquidity risk targets and the preparation of various analyses of its funding sources and utilization of those sources on a monthly basis. The Company also uses proforma liquidity projections which are updated on a continuous basis in the management of its liquidity needs and also conducts contingency testing on its liquidity plan. The Company has also been approved to participate in the Federal Reserve’s Discount Window Primary Credit Program, which it intends to use only as a contingency. Management carefully monitors its liquidity needs, particularly relating to potentially volatile deposits, and the Company has encountered no problems with meeting its liquidity needs.
Deposits, payments of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. The Company also uses other sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on deposits, purchases of federal funds and advances from the Federal Home Loan Bank for its liquidity needs in 2011.
R E G U L A T O R Y   M A T T E R S
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
O F F - B A L A N C E   S H E E T   A R R A N G E M E N T S
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
R E C E N T   L E G I S L A T I O N
The Emergency Economic Stabilization Act of 2008 (the “Act”) was enacted to restore liquidity and stability to the financial system. The Troubled Asset Relief Program (“TARP”) is one of the provisions of the Act. The Company did not participate in TARP. The Act also temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor and subsequent legislation had made this change permanent. Additionally, the Federal Deposit Insurance Corporation (“FDIC”) announced on October 14, 2008, a new program, the Temporary Liquidity Guarantee Program (“TLGP”), which guarantees newly issued senior unsecured debt of banks, thrifts, and certain holding companies, and provides full coverage of non-interest bearing deposit transaction accounts, regardless of dollar amount. The Company is participating in TLGP to provide full coverage on non-interest bearing transaction accounts.
In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was passed by the Congress. Dodd-Frank increases the supervisory authority of the Federal Reserve Board, creates a new Financial Services Oversight Council, creates a new process to liquidate failed financial firms, creates an independent Bureau of Consumer Financial Protection, implements comprehensive regulation of over-the-counter derivatives, establishes a Federal Insurance Office and increases transparency and accountability for credit rating agencies. Dodd Frank requires more than 60 studies to be conducted and more than 200 regulations to be written over the next one to two years. The true impact of the legislation on the Company will be unknown until these are complete.
Q U A N T I T A T I V E   A N D   Q U A L I T A T I V E   D I S C L O S U R E   A B O U T   M A R K E T   R I S K
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
The Company has risk management policies in place to monitor and limit exposure to market risk. The Asset/Liability Committee (“ALCO Committee”), whose members include the chief executive officer, the executive vice president, the chief risk officer and other senior and middle management from the financial, lending, investing, and deposit areas of the bank subsidiary, is responsible for the day-to-day operating guidelines, approval of strategies affecting net interest income and coordination of activities within policy limits established by the Board of Directors based on the Company’s tolerance for risk. Specifically, the key objectives of the Company’s asset/liability management program are to manage the exposure of planned net interest margins to unexpected changes due to interest rate fluctuations. These efforts will also affect loan pricing policies, deposit interest rate policies, asset mix and volume guidelines and liquidity. The ALCO Committee utilizes a number of tools in its activities, including software to assist with interest rate risk management and balance sheet management. The ALCO Committee reports to the Board of Directors on a quarterly basis.
The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in short term U.S. Agency securities with maturities of two years or more. Due to the low interest rate environment, the duration of investments has been extended to fifteen years with call provisions. The loan portfolio consists of a 40% /60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however the market is now dictating floating rate terms to be extended to twenty years. On the liability side, more than 68% of the deposits are demand and savings transaction accounts. Additionally, more than 65% of the certificates of deposit mature within eighteen months.

Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.
The interest rate sensitivity tables below provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The negative gap in 2011 is mitigated by the nature of the Company’s deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.
Interest rate sensitivity at December 31, 2010 was as follows (in thousands):

	1 2 / 3 1 / 1 0
								F A I R
	2 0 1 1	2 0 1 2	2 0 1 3	2 0 1 4	2 0 1 5	B E Y O N D	T O T A L	V A L U E

Loans, net	$297,654	$17,242	$34,719	$23,746	$16,415	$13,472	$403,248	$407,363
Average rate	4.65%	6.12%	6.53%	6.21%	6.28%	6.09%	5.19%

Securities	11,646	1,927	22,498	24,928	47,202	187,000	295,201	295,295
Average rate	3.30%	4.39%	2.04%	2.39%	2.34%	3.37%	2.79%

Total Financial Assets	309,300	19,169	52,217	48,674	63,617	200,472	698,449	702,658
Average rate	4.61%	5.99%	4.77%	5.11%	4.04%	3.68%	4.56%

Interest Bearing Deposits	349,579	20,710	1,873	2,218	1,479	3	375,862	376,715
Average rate	1.01%	2.38%	2.46%	2.42%	2.42%	2.21%	1.34%

Federal funds purchased and securities sold under agreements to repurchase	140,102						140,102	140,102
Average rate	0.42%						0.42%

Long-term funds	40,207	223	223	223	223	1,858	42,957	43,990
Average rate	0.77%	4.70%	4.70%	4.70%	4.70%	4.70%	1.93%

Total Financial Liabilities	529,888	20,933	2,096	2,441	1,702	1,861	558,921	560,807
Average rate	0.91%	2.43%	2.88%	2.79%	2.94%	4.70%	1.17%
Interest rate sensitivity at December 31, 2009 was as follows (in thousands):

	1 2 / 3 1 / 0 9
								F A I R
	2 0 1 0	2 0 1 1	2 0 1 2	2 0 1 3	2 0 1 4	B E Y O N D	T O T A L	V A L U E

Loans, net	$310,429	$42,856	$41,335	$28,025	$19,958	$14,545	$457,148	$460,588
Average rate	4.33%	6.50%	5.58%	6.80%	6.00%	4.92%	5.05%

Securities	19,662	6,276	14,394	30,719	20,480	232,157	323,688	323,828
Average rate	3.19%	4.42%	3.80%	3.24%	3.23%	4.68%	4.28%

Total Financial Assets	330,091	49,132	55,729	58,744	40,438	246,702	780,836	784,416
Average rate	4.28%	6.31%	5.24%	5.58%	5.02%	4.69%	4.82%

Interest Bearing Deposits	359,363	7,756	4,168	1,723	1,149	1	374,160	375,052
Average rate	1.96%	2.80%	3.07%	2.68%	2.68%	2.52%	2.03%

Federal funds purchased and securities sold under agreements to repurchase	174,431						174,431	174,431
Average rate	0.75%						0.75%

Long-term funds	102,178	196	196	196	196	1,308	104,270	105,815
Average rate	4.86%	4.81%	4.81%	4.81%	4.81%	4.81%	4.86%

Total Financial Liabilities	635,972	7,952	4,364	1,919	1,345	1,309	652,861	655,298
Average rate	2.92%	2.88%	3.19%	3.04%	3.18%	4.81%	2.94%

D E C E M B E R 3 1 ,	2 0 1 0	2 0 0 9	2 0 0 8

Assets
Cash and due from banks	$24,146,939	$29,155,294	$34,015,590

Federal funds sold			4,000
Available for sale securities	287,078,463	311,434,437	340,462,072

Held to maturity securities, fair value of $2,010,430 - 2010; $3,340,974 - 2009; $3,438,108 - 2008	1,914,879	3,201,966	3,394,212
Other investments	3,926,371	4,036,304	3,889,324

Federal Home Loan Bank Stock, at cost	2,281,200	5,015,900	2,070,700
Loans	409,898,757	464,976,291	467,377,039

Less: Allowance for loan losses	6,650,258	7,827,806	11,113,575

Loans, net	403,248,499	457,148,485	456,263,464

Bank premises and equipment, net of accumulated depreciation	29,756,239	31,418,884	33,600,170
Other real estate	5,744,150	1,521,313	397,182

Accrued interest receivable	3,292,430	4,646,752	5,444,767
Cash surrender value of life insurance	15,951,117	15,329,394	14,688,160

Prepaid FDIC assessments	3,652,972	4,958,309	52,097
Other assets	5,552,225	1,139,861	2,125,763

Total assets	$786,545,484	$869,006,899	$896,407,501

Liabilities & Shareholders’ Equity

Liabilities:
Deposits:

Demand, non-interest bearing	$108,277,985	$96,541,387	$109,033,184
Savings and demand, interest bearing	193,631,209	206,167,484	239,990,238

Time, $100,000 or more	134,667,660	117,347,663	104,540,112
Other time deposits	47,562,661	50,644,895	56,912,002

Total deposits	484,139,515	470,701,429	510,475,536
Federal funds purchased and securities sold under agreements to repurchase	140,102,019	174,430,877	226,609,231

Borrowings from Federal Home Loan Bank	42,957,016	104,270,452	36,937,686
Other liabilities	17,990,072	16,016,204	15,384,934

Total liabilities	685,188,622	765,418,962	789,407,387
Shareholders’ Equity:

Common Stock, $1 par value, 15,000,000 shares authorized, 5,151,139, 5,151,697 and 5,279,268 shares issued and outstanding at December 31, 2010, 2009 and 2008, respectively	5,151,139	5,151,697	5,279,268
Surplus	65,780,254	65,780,254	65,780,254

Undivided profits	33,302,381	32,853,346	33,412,596
Accumulated other comprehensive income (loss), net of tax	(2,876,912)	(197,360)	2,527,996

Total shareholders’ equity	101,356,862	103,587,937	107,000,114

Total liabilities and shareholders’ equity	$786,545,484	$869,006,899	$896,407,501

See Notes to Consolidated Financial Statements.

Y E A R S E N D E D D E C E M B E R 3 1 ,	2 0 1 0	2 0 0 9	2 0 0 8

Interest income:

Interest and fees on loans	$19,687,441	$20,189,200	$26,874,057

Interest and dividends on securities:

U.S. Treasury	471,051	1,229,237	2,972,851

U.S. Government agencies	7,598,366	10,043,869	10,625,314

Mortgage-backed securities	518,924	1,566,573	1,733,026

States and political subdivisions	1,357,642	1,234,917	1,097,790

Other investments	26,078	17,347	148,328

Interest on federal funds sold	15,263	8,159	122,066

Total interest income	29,674,765	34,289,302	43,573,432

Interest expense:

Deposits	3,257,391	4,965,439	9,950,478

Long-term borrowings	351,883	530,082	492,048

Federal funds purchased and securities sold under agreements to repurchase	991,438	1,905,383	4,520,821

Total interest expense	4,600,712	7,400,904	14,963,347

Net interest income	25,074,053	26,888,398	28,610,085

Provision for allowance for losses on loans	6,845,000	5,225,000	2,347,000

Net interest income after provision for allowance for losses on loans	18,229,053	21,663,398	26,263,085

Non-interest income:

Trust department income and fees	1,354,338	1,363,489	1,637,747

Service charges on deposit accounts	6,103,133	6,661,209	6,793,404

Gain on liquidation, sales and calls of securities	1,690,670	869,123	397,852

Writedown of investments to market value		(149,517)	(2,964,000)

Gain (loss) on other investments	(109,933)	146,979	(270,676)

Gain from sale of bank premises			142,607

Other income	1,075,952	1,255,348	1,531,525

Total non-interest income	10,114,160	10,146,631	7,268,459

Non-interest expense:

Salaries and employee benefits	13,581,728	14,250,002	14,051,655

Net occupancy	2,364,103	2,501,431	2,220,670

Equipment rentals, depreciation and maintenance	3,668,643	3,766,582	3,749,274

Other expense	7,966,776	7,117,541	6,499,255

Total non-interest expense	27,581,250	27,635,556	26,520,854

Income before income taxes	761,963	4,174,473	7,010,690

Income taxes	(723,000)	954,000	1,977,000

Net income	$1,484,963	$3,220,473	$5,033,690

Basic and diluted earnings per share	$.29	$.62	$.94

See Notes to Consolidated Financial Statements.

	N u m b e r o f
	C o m m o n	C o m m o n
	S h a r e s	S t o c k	S u r p l u s

Balance, January 1, 2008	5,420,204	$5,420,204	$65,780,254

Comprehensive Income:

Net income

Net unrealized gain on available for sale securities, net of tax

Reclassification adjustment for available for sale securities called or sold in current year, net of tax

Loss from unfunded post-retirement benefit obligation, net of tax

Total comprehensive income

Cumulative effect adjustment from adoption of ETIF 06-04

Effect of stock retirements on accrued dividends

Cash dividends ($ .29 per share)

Dividend declared ($ .30 per share)

Retirement of stock	(140,936)	(140,936)

Balance, December 31, 2008	5,279,268	5,279,268	65,780,254

Comprehensive Income:

Net income

Net unrealized loss on available for sale securities, net of tax

Reclassification adjustment for available for sale securities called or sold in current year, net of tax

Gain from unfunded post-retirement benefit obligation, net of tax

Total comprehensive income

Effect of stock retirement on accrued dividends

Cash dividends ($ .20 per share)

Dividend declared ($ .10 per share)

Retirement of stock	(127,571)	(127,571)

Balance, December 31, 2009	5,151,697	5,151,697	65,780,254

Comprehensive Income:

Net income

Net unrealized loss on available for sale securities, net of tax

Reclassification adjustment for available for sale securities called or sold in current year, net of tax

Loss from unfunded post-retirement obligation, net of tax

Total comprehensive loss

Cash dividends ($ .11 per share)

Dividend declared ($ .09 per share)

Retirement of stock	(558)	(558)

Balance, December 31, 2010	5,151,139	$5,151,139	$65,780,254

See Notes to Consolidated Financial Statements.

	A c c u m u l a t e d
	O t h e r
U n d i v i d e d	C o m p r e h e n s i v e	C o m p r e h e n s i v e
P r o f i t s	I n c o m e	I n c o m e	T o t a l

$34,458,291	$882,875		$106,541,624

5,033,690		$5,033,690	5,033,690

	745,909	745,909	745,909

	1,693,658	1,693,658	1,693,658

	(794,446)	(794,446)	(794,446)

		$6,678,811

(56,732)			(56,732)

8,816			8,816

(1,548,703)			(1,548,703)

(1,588,465)			(1,588,465)

(2,894,301)			(3,035,237)

33,412,596	2,527,996		107,000,114

3,220,473		$3,220,473	3,220,473

	(2,392,524)	(2,392,524)	(2,392,524)

	(474,940)	(474,940)	(474,940)

	142,108	142,108	142,108

		$495,117

4,774			4,774

(1,030,339)			(1,030,339)

(515,170)			(515,170)

(2,238,988)			(2,366,559)

32,853,346	(197,360)		103,587,937

1,484,963		$1,484,963	1,484,963

	(1,370,429)	(1,370,429)	(1,370,429)

	(1,115,842)	(1,115,842)	(1,115,842)

	(193,281)	(193,281)	(193,281)

		$(1,194,589)

(566,687)			(566,687)

(462,323)			(462,323)

(6,918)			(7,476)

$33,302,381	$(2,876,912)		$101,356,862

Y E A R S E N D E D D E C E M B E R 3 1 ,	2 0 1 0	2 0 0 9	2 0 0 8

Cash flows from operating activities:

Net income	$1,484,963	$3,220,473	$5,033,690

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	2,351,000	2,390,912	2,451,966

Provision for allowance for loan losses	6,845,000	5,225,000	2,347,000

Provision for losses on other real estate	77,350

Impairment loss on investments		149,517	2,964,000

(Gain) loss on other investments	109,933	(146,979)	270,676

(Gain) loss on sales of other real estate	86,850	(150,058)	(214,210)

Gain on liquidation, sales and calls of securities	(1,690,670)	(869,123)	(397,852)

Gain on sale of bank premises			(142,607)

Change in accrued interest receivable	1,354,322	798,015	1,926,449

Change in other assets	(1,322,873)	(3,582,781)	314,965

Change in other liabilities	1,084,581	2,975,089	85,281

Net cash provided by operating activities	10,380,456	10,010,065	14,639,358

Cash flows from investing activities:

Proceeds from maturities, liquidation, sales and calls of available for sale securities	403,092,553	277,022,490	257,886,217

Investment in available for sale securities	(380,565,980)	(251,622,168)	(211,168,426)

Proceeds from maturities and calls of held to maturity securities	1,289,920	195,000	1,240,000

Investment in held to maturity securities	(2,833)	(2,754)	(4,220)

Purchases of other investments			(3,160,000)

Investment in Federal Home Loan Bank stock		(2,945,200)	(1,134,500)

Redemption of Federal Home Loan Bank stock	2,734,700

Proceeds from sales of other real estate	1,328,000	3,108,801	236,261

Loans, net change	41,339,949	(10,192,895)	(17,396,252)

Proceeds from sale and retirement of bank premises			266,812

Acquisition of premises and equipment	(688,355)	(209,626)	(1,765,552)

Other assets	(623,224)	(627,636)	(1,083,450)

Net cash provided by investing activities	67,904,730	14,726,012	23,916,890

Cash flows from financing activities:

Demand and savings deposits, net change	(799,677)	(46,314,551)	3,671,696

Time deposits, net change	14,237,763	6,540,444	(62,326,639)

Cash dividends	(1,081,857)	(2,614,119)	(3,003,342)

Retirement of common stock	(7,476)	(2,366,559)	(3,035,237)

Borrowings from Federal Home Loan Bank	775,907,492	377,346,745	111,513,000

Repayments to Federal Home Loan Bank	(837,220,928)	(310,013,979)	(81,675,619)

Federal funds purchased and securities sold under agreements to repurchase, net change	(34,328,858)	(52,178,354)	(4,615,887)

Net cash used in financing activities	(83,293,541)	(29,600,373)	(39,472,028)

Net decrease in cash and cash equivalents	(5,008,355)	(4,864,296)	(915,780)

Cash and cash equivalents, beginning of year	29,155,294	34,019,590	34,935,370

Cash and cash equivalents, end of year	$24,146,939	$29,155,294	$34,019,590

See Notes to Consolidated Financial Statements.

N O T E   A   -   B U S I N E S S   A N D   S U M M A R Y   O F   S I G N I F I C A N T   A C C O U N T I N G   P O L I C I E S :
Business of The Company
Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi (the “Bank”), and PFC Service Corp. Its principal subsidiary is the Bank, which provides a full range of banking, financial and trust services to state, county and local government entities and individuals and small and commercial businesses operating in Harrison, Hancock, Stone and Jackson counties.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Basis of Accounting
The Company and its subsidiaries recognize assets and liabilities, and income and expense, on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
New Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”). ASU No. 2010-06 amends FASB ASC Topic 820-10-50, Fair Value Measurements and Disclosures, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to and from Level 1 and 2. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements. This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances, and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years). ASU No. 2010-06 is not expected to have a material impact on the Company’s results of operations or financial position, and will have a minimal impact on its disclosures.
In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements (“ASU No. 2010-09”). ASU No. 2010-09 removes some contradictions between the requirements of U.S. GAAP and the filing rules of the Securities and Exchange Commission (“SEC”). SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and it is not expected to have a material impact on Company’s results of operations or financial position.
In February 2010, the FASB issued Accounting Standards Update No. 2010-10, Consolidation: Amendments for Certain Investment Funds (“ASU No. 2010-10”). ASU No. 2010-10 indefinitely defers the effective date for certain investment funds, the amendments made to FASB ASC 810-10 related to variable interest entities by Statement of Financial Accounting Standard (“SFAS”) No. 167, however this deferral does not apply to the disclosure requirements of SFAS No. 167. ASU No. 2010-10 also clarifies that (1) interests of related parties must be considered in determining whether fees paid to decision makers or service providers constitute a variable interest, and (2) a quantitative calculation should not be the only basis on which such determination is made. This guidance is effective as of the beginning of the first annual period beginning after November 15, 2009, and for interim periods within that first annual reporting period. It is not expected to have a material impact on Company’s results of operations, financial position or disclosures.
In March 2010, the FASB issued Accounting Standards Update No. 2010-11, Derivatives and Hedging: Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). ASU No. 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements, by resolving a potential ambiguity about the breadth of the embedded credit derivative scope exception with regard to some types of contracts, such as collateralized debt obligations (“CDO’s”) and synthetic CDO’s. The scope exception will no longer apply to some contracts that contain an embedded credit derivative feature that transfers credit risk. The ASU is effective for fiscal quarters beginning after June 15, 2010, and is not expected to have a material impact on Company’s results of operations, financial position or disclosures.
In April 2010, the FASB issued Accounting Standards Update No. 2010-18, Effect of a Loan Modification When the Loan is Part of a Pool That Is Accounted for as a Single Asset (“ASU No. 2010-18”). ASU No. 2010-18 allows for the one-time election to terminate accounting for loans as a pool under ASU Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. ASU No. 2010-18 is effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. It is not expected to have a material impact on Company’s results of operations, financial position or disclosures.
In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 requires enhanced disclosures, including a greater level of disaggregated information, about the credit quality of financial receivables and the allowance for credit losses. Additionally, this standards update also requires an entity to disclose credit quality indicators, past due information, modifications to financing receivables and significant purchases and sales of financing receivables. The disclosures as of the end of a reporting period under ASU No. 2010-20 are effective for the Company for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for the Company for interim and annual reporting periods beginning on or after December 15, 2010. It is not expected to have a material impact on Company’s results of operations or financial position, but will require additional disclosures.
Cash and Due from Banks
The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $587,000, $542,000 and $696,000 for the years ending December 31, 2010, 2009 and 2008, respectively.
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

The amortized cost of available for sale securities and held to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income. In estimating other-than-temporary losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and nature of the issuer, the cause of the decline, especially if related to a change in interest rates, and the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as gain (loss) on liquidation, sales and calls of securities in non-interest income.
Other Investments
Other investments include a low income housing partnership in which the Company is a 99% limited partner. The partnership has qualified to receive annual low income housing federal tax credits that are recognized as a reduction of the current tax expense. The investment is accounted for using the equity method.
Federal Home Loan Bank Stock
The Company is a member of the Federal Home Loan Bank of Dallas (“FHLB”) and as such is required to maintain a minimum investment in its stock that varies with the level of FHLB advances outstanding. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment in accordance with GAAP.
Loans
The loan portfolio consists of commercial and industrial and real estate loans within the Company’s trade area in South Mississippi that we have the intent and ability to hold for the foreseeable future or until maturity. The loan policy establishes guidelines relating to pricing, repayment terms, collateral standards including loan to value limits, appraisal and environmental standards, lending authority, lending limits and documentation requirements.
Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Interest on loans is recognized on a daily basis over the terms of each loan based on the unpaid principal balance. Loan origination fees are recognized as income when received. Revenue from these fees is not material to the financial statements.
The Company continuously monitors its relationships with its loan customers in concentrated industries such as gaming and hotel/motel, as well as the exposure for out of area, land, development, construction and commercial real estate loans, and their direct and indirect impact on its operations. Loan delinquencies and deposit overdrafts are monitored on a monthly basis in order to identify developing problems as early as possible. Also on a monthly basis, the loan review department prepares a watch list of credits based on our loan grading system. Grades of A – F are applied to individual loans based on factors including repayment ability, financial condition of the borrower and payment performance. Loans with a grade of D – F, as well as some with a grade of C, are placed on the watch list of credits. The watch list is the primary tool for monitoring the credit quality of our loan portfolio. Once loans are determined to be past due, the loan officer and collection department work vigorously to bring the loans back to current status.
The Company places loans on a nonaccrual status when, in the opinion of Management, they possess sufficient uncertainty as to timely collection of interest or principal so as to preclude the recognition in reported earnings of some or all of the contractual interest. Accrued interest on loans classified as nonaccrual is reversed at the time the loans are placed on nonaccrual. Interest received on nonaccrual loans is applied against principal. Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. The placement of loans on and removal of loans from nonaccrual status must be approved by Management.
Generally, loans which become 90 days delinquent are reviewed relative to collectability. Unless such loans are in the process of terms revision to bring them to a current status or foreclosure or in the process of collection, those loans deemed uncollectible are charged off against the allowance account. That portion of a loan which is deemed uncollectible will be charged off against the allowance as a partial charge off. All charge offs must be approved by Management and are reported to the Board of Directors.
Allowance for Loan Losses
The allowance for loan losses (“ALL”) is a valuation account available to absorb losses on loans. The ALL is established through provisions for loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is based on Management’s evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. On a quarterly basis, the Company’s problem asset committee meets to review the watch list of credits, which is formulated from the loan grading system. Members of this committee include loan officers, loan review officers, collection officers, the chief lending officer, the chief credit officer, the chief risk officer, the chief financial officer and the chief executive officer. The evaluation includes Management’s assessment of several factors: review and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, a study of loss experience, a review of classified, nonperforming and delinquent loans, the estimated value of any underlying collateral, an estimate of the possibility of loss based on the risk characteristics of the portfolio, adverse situations that may affect the borrower’s ability to repay and the results of regulatory examinations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
The ALL consists of specific and general components. The specific component relates to loans that are classified as impaired. The general component of the allowance relates to loans that are not impaired. Changes to the components of the ALL are recorded as a component of the provision for loan losses. Management must approve changes to the ALL and must report its actions to the Board of Directors. The Company believes that its allowance for loan losses is appropriate at December 31, 2010.
The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructurings and performing and non-performing major loans for which full payment of principal or interest is not expected. A loan may be impaired but not on nonaccrual status when available information suggests that it is probable the Bank may not receive all contractual principal and interest, however, the loan is still current and payments are received in accordance with the terms of the loan. Payments received for impaired loans not on nonaccrual status are applied to principal and interest.
All impaired loans are reviewed, at a minimum, on a quarterly basis. The Company calculates the specific allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral. Most of the Company’s impaired loans are collateral-dependent.
The fair value of the collateral for collateral-dependent loans is based on appraisals performed by third-party valuation specialists, comparable sales and other estimates of fair value obtained principally from independent sources such as the Multiple Listing Service or county tax assessment valuations, adjusted for estimated selling costs. The Company has a Real Estate Appraisal Policy (the “Policy”) which is in compliance with the guidelines set forth in the “Interagency Appraisal and Evaluation Guidelines” which implement Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”). The Policy further requires that appraisals be in writing and conform to the Uniform Standards of Professional Appraisal Practice (“USPAP”). An appraisal prepared by a state-licensed or state-certified appraiser is required on all new loans secured by real estate in excess of $250,000. Loans secured by real estate in an amount of $250,000 or less, or that qualify for an exemption under FIRREA, must have a summary appraisal report or in-house evaluation, depending on the facts and circumstances. Factors including the assumptions and techniques utilized by the appraiser, which could result in a downward adjustment to the collateral value estimates indicated in the appraisal, are considered by the Company. In December 2010, revised “Interagency Appraisal and Evaluation Guidelines” were issued by the federal financial regulatory agencies to update and replace existing supervisory guidance. The Company has reviewed this guidance and does not anticipate that it will impact its policies and procedures with respect to appraisals.
When Management determines that a loan is impaired and the loan is collateral-dependent, an evaluation of the fair value of the collateral is performed. The Company maintains established criteria for assessing whether an existing appraisal continues to reflect the fair value of the property for collateral-dependent loans. Appraisals are generally considered to be valid for a period of at least twelve months. However, appraisals that are less than 12 months old may need to be adjusted. Management considers such factors as the property type, property condition, current use of the property, current market conditions and the passage of time when determining the relevance and validity of the most recent appraisal of the property. If Management determines that the most recent appraisal is no longer valid, a new appraisal is ordered from an independent and qualified appraiser.
During the interim period between ordering and receipt of the new appraisal, Management considers if the existing appraisal should be discounted to determine the estimated fair value of collateral. Discounts are applied to the existing appraisal and take into consideration the property type, condition of the property, external market data, internal data, reviews of recently obtained appraisals and evaluations of similar properties, comparable sales of similar properties and tax assessment valuations. When the new appraisal is received and approved by Management, the valuation stated in the appraisal is used as the fair value of the collateral in determining impairment, if any. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a specific component of the allowance for loan losses. Any specific reserves recorded in the interim are adjusted accordingly.
The general component of the ALL is the loss estimated by applying loss percentages to non-classified loans which have been dividend into segments. These segments include gaming; residential development; real estate, construction; real estate, mortgage; commercial and industrial and all other. The loss percentages are based on each segment’s historical five year average loss experience which may be adjusted by qualitative factors such as changes in the general economy, or economy or real estate market in a particular geographic area or industry.
Bank Premises and Equipment
Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line method based on the estimated useful lives of the related assets.
Other Real Estate
Other real estate (“ORE”) includes real estate acquired through foreclosure. Each other real estate property is carried at its fair value less estimated costs to sell. Fair value is principally based on appraisals performed by third-party valuation specialists. Any excess of the carrying value of the related loan over the fair value of the real estate at the date of foreclosure is charged against the allowance for loan losses. Any expense incurred in connection with holding such real estate or resulting from any writedowns in value subsequent to foreclosure is included in noninterest expense. When the other real estate property is sold, a gain or loss is recognized on the sale for the difference, if any, between the sales proceeds and the carrying amount of the property. If the fair value of the ORE, less estimated costs to sell at the time of foreclosure, decreases during the holding period, the ORE is written down with a charge to noninterest expense. All ORE properties are being actively marketed for sale and Management is continuously monitoring these properties in order to minimize any losses.
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
Earnings Per Share
Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,151,661, 5,170,430 and 5,342,470 in 2010, 2009 and 2008, respectively.
Statements of Cash Flows
The Company has defined cash and cash equivalents to include cash and due from banks and federal funds sold. The Company paid $4,621,778, $7,576,159 and $14,961,180 in 2010, 2009 and 2008, respectively, for interest on deposits and borrowings. Income tax payments totaled $2,232,000, $520,000 and $1,635,000 in 2010, 2009 and 2008, respectively. Loans transferred to other real estate amounted to $5,715,037, $4,082,874 and $399,725 in 2010, 2009 and 2008, respectively. The income tax effect from the unrealized gain (loss) on available for sale securities on accumulated other comprehensive income was $(1,280,806), $(1,477,178) and $1,277,519, at December 31, 2010, 2009 and 2008, respectively. The income tax effect from the gain (loss) from unfunded post-retirement benefit obligation on accumulated other comprehensive income was $(99,568), $(92,434) and $204,124 at December 31, 2010, 2009 and 2008, respectively.
Fair Value Measurement
The Company reports certain assets and liabilities at their estimated fair value. These assets and liabilities are classified and disclosed in one of three categories based on the inputs used to develop the measurements. The categories, which establish a hierarchy for ranking the quality and reliability of the information used to determine fair value, are: Level 1 – Quoted market prices in active markets for identical assets or liabilities, Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data, or Level 3 – Unobservable inputs that are not corroborated by market data.
Reclassifications
Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

N O T E   B   -   S E C U R I T I E S :
The amortized cost and fair value of securities at December 31, 2010, 2009, and 2008, respectively, are as follows (in thousands):

		Gross	Gross
December 31, 2010	Amortized Cost	Unrealized Gains	Unrealized Losses		Fair Value

Available for sale securities:

Debt securities:

U.S. Treasury	$26,957	$52		$(500)	$26,509

U.S. Government agencies	221,639	1,056		(4,099)	218,596

States and political subdivisions	40,579	1,114		(370)	41,323

Total debt securities	289,175	2,222		(4,969)	286,428

Equity securities	650				650

Total available for sale securities	$289,825	$2,222		$(4,969)	$287,078

Held to maturity securities:

States and political subdivisions	$1,915	$95	$		$2,010

Total held to maturity securities	$1,915	$95	$		$2,010

		Gross	Gross
December 31, 2009	Amortized Cost	Unrealized Gains	Unrealized Losses		Fair Value

Available for sale securities:

Debt securities:

U.S. Treasury	$23,987	$753	$		$24,740

U.S. Government agencies	216,473	695		(2,590)	214,578

Mortgage-backed securities	30,035	1,278		(51)	31,262

States and political subdivisions	39,291	1,179		(266)	40,204

Total debt securities	309,786	3,905		(2,907)	310,784

Equity securities	650				650

Total available for sale securities	$310,436	$3,905		$(2,907)	$311,434

Held to maturity securities:

States and political subdivisions	$3,202	$139	$		$3,341

Total held to maturity securities	$3,202	$139	$		$3,341

		Gross	Gross
December 31, 2008	Amortized Cost	Unrealized Gains	Unrealized Losses		Fair Value

Available for sale securities:

Debt securities:

U.S. Treasury	$64,963	$1,746	$		$66,709

U.S. Government agencies	208,918	3,552		(74)	212,396

Mortgage-backed securities	28,993	788			29,781

States and political subdivisions	31,594	317		(985)	30,926

Total debt securities	334,468	6,403		(1,059)	339,812

Equity securities	650				650

Total available for sale securities	$335,118	$6,403		$(1,059)	$340,462

Held to maturity securities:

States and political subdivisions	$3,394	$52		$(8)	$3,438

Total held to maturity securities	$3,394	$52		$(8)	$3,438

The amortized cost and fair value of debt securities at December 31, 2010, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Available for sale securities:

Due in one year or less	$11,627	$11,646

Due after one year through five years	94,903	95,104

Due after five years through ten years	109,309	107,971

Due after ten years	73,336	71,707

Totals	$289,175	$286,428

Held to maturity securities:

Due after one year through five years	$1,451	$1,531

Due after five years through ten years	464	479

Totals	$1,915	$2,010

Information pertaining to securities with gross unrealized losses at December 31, 2010, 2009 and 2008, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less than twelve months		Over twelve months				Total
December 31, 2010	Fair Value	Gross Unrealized Losses	Fair Value		Gross Unrealized Losses		Fair Value	Gross Unrealized Losses

U.S. Treasury	$15,458	$500	$		$		$15,458	$500

U.S. Government Agencies	138,076	4,099					138,076	4,099

States and political subdivisions	5,295	173		2,029		197	7,324	370

Total	$158,829	$4,772		$2,029		$197	$160,858	$4,969

	Less than twelve months		Over twelve months				Total
December 31, 2009	Fair Value	Gross Unrealized Losses	Fair Value		Gross Unrealized Losses		Fair Value	Gross Unrealized Losses

U.S. Government Agencies	$138,914	$2,590	$		$		$138,914	$2,590

States and political subdivisions	9,501	148		2,521		118	12,022	266

Mortgage-backed securities	4,856	51					4,856	51

Total	$153,271	$2,789		$2,521		$118	$155,792	$2,907

	Less than twelve months		Over twelve months				Total
December 31, 2008	Fair Value	Gross Unrealized Losses	Fair Value		Gross Unrealized Losses		Fair Value	Gross Unrealized Losses

U.S. Government Agencies	$10,781	$74	$		$		$10,781	$74

States and political subdivisions	16,545	740		2,826		253	19,371	993

Total	$27,326	$814		$2,826		$253	$30,152	$1,067

At December 31, 2010, 4 of 7 securities issued by the U.S. Treasury, 30 of the 47 securities issued by U.S. Government agencies and 24 of the 132 securities issued by state and political subdivisions contained unrealized losses.
Management evaluates securities for other-than-temporary impairment on a monthly basis. In performing this evaluation, the length of time and the extent to which the fair value has been less than cost, the fact that the Company’s securities are primarily issued by U.S. Treasury and U.S. Government Agencies and the cause of the decline in value are considered. In addition, the Company does not intend to sell and it is not more likely than not that we will be required to sell these securities before maturity. While some available for sale securities have been sold for liquidity purposes or for gains, the Company has traditionally held its securities, including those classified as available for sale, until maturity. As a result of this evaluation, the Company has determined that the declines summarized in the tables above are not deemed to be other-than-temporary.
Proceeds from maturities and calls of held to maturity debt securities during 2010, 2009 and 2008 were $1,289,920, $195,000 and $1,240,000, respectively. There were no sales of held to maturity debt securities during 2010, 2009 and 2008. Proceeds from maturities, sales and calls of available for sale debt securities were $403,092,553, $277,022,490 and $257,886,217 during 2010, 2009 and 2008, respectively. Available for sale debt securities were sold and called in 2010 and 2009 for realized gains of $1,690,670 and $869,123, respectively. There were no sales of available for sale debt securities during 2008. The Company realized a gain of $249,000 from the liquidation of equity securities in 2008. During 2009, the Company recorded a loss of $149,517 from the other-than-temporary impairment of an equity investment. During 2008, the Company recorded a loss of $2,964,000 from the other-than-temporary impairment of its investment in Federal Home Loan Mortgage Corporation Preferred Stock. Securities with an amortized cost of $285,925,360, $296,176,580 and $328,047,697 at December 31, 2010, 2009 and 2008, respectively, were pledged to secure public deposits, federal funds purchased and other balances required by law.
The value of the Company’s investment in FHLB common stock is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) The significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) Commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) The impact of legislative and regulatory changes on the customer base of the FHLB and (d) The liquidity position of the FHLB. While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the FHLB of Dallas has reported profits for the third quarter of 2010, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and make redemptions at the par value. With consideration given to these factors, Management concluded that the stock was not impaired at December 31, 2010.

N O T E  C   -   L O A N S :
The composition of the loan portfolio was as follows (in thousands):

December 31,	2010	2009	2008

Gaming	$44,343	$69,938	$76,510
Residential development	30,064	35,329	36,571
Real estate, construction	60,983	59,132	81,884
Real estate, mortgage	222,577	241,601	223,325
Commercial and industrial	36,464	40,114	30,935
Other	15,468	18,862	15,152

Totals	$409,899	$464,976	$467,377

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

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):
Years Ended December 31,	2010	2009	2008

Balance, January 1	$6,891	$7,800	$7,318
New loans and advances	2,308	1,128	2,743
Repayments	(2,506)	(2,037)	(2,261)

Balance, December 31	$6,693	$6,891	$7,800

As a part of its evaluation of the quality of the loan portfolio, Management continuously monitors the Company’s credit concentrations on a monthly basis. Total outstanding concentrations were as follows (in thousands):
December 31,	2010	2009	2008

Gaming	$44,343	$69,938	$79,510
Hotel/motel	47,908	47,714	35,962
Out of area	42,790	46,697	44,458
The age analysis of the loan portfolio, segregated by class of loans, as of December 31, 2010, 2009 and 2008, respectively, was as follows (in thousands):

											Loans Past Due
											Greater Than 90
	Number of Days Past Due										Days and Still
	30-59		60-89		Greater Than 90		Total Past Due		Current	Total Loans	Accruing

December 31, 2010:

Gaming	$		$			$2,808		$2,808	$41,535	$44,343	$
Residential development		2,282				2,317		4,599	25,465	30,064
Real estate, construction		8,042		4,433		10,431		22,906	38,077	60,983	1,991
Real estate, mortgage		18,480		4,640		5,140		28,260	194,317	222,577	955
Commercial and industrial		1,558		98		41		1,697	34,767	36,464	14
Other		274		34		1		309	15,159	15,468	1

Total		$30,636		$9,205		$20,738		$60,579	$349,320	$409,899	$2,961

December 31, 2009:
Gaming	$		$		$		$		$69,938	$69,938	$
Residential development		17,171				5,986		23,157	12,172	35,329
Real estate, construction		2,004		102		130		2,236	56,896	59,132
Real estate, mortgage		15,090		2,611		9,325		27,026	214,575	241,601	3,560
Commercial and industrial		231		27		610		868	39,246	40,114	610
Other		184		55		48		287	18,575	18,862	48

Total		$34,680		$2,795		$16,099		$53,574	$411,402	$464,976	$4,218

December 31, 2008:
Gaming	$		$		$		$		$79,510	$79,510	$
Residential development		22,685				3,835		26,520	10,051	36,571
Real estate, construction		1,292		1,084		1,946		4,322	77,562	81,884	377
Real estate, mortgage		8,163		6,728		4,178		19,069	204,256	223,325	1,269
Commercial and industrial		2,232		211		700		3,143	27,792	30,935	654
Other		219		17		40		276	14,876	15,152	40

Total		$34,591		$8,040		$10,699		$53,330	$414,047	$467,377	$2,340

The Company monitors the credit quality of its loan portfolio through the use of a loan grading system. A score of 1 – 5 is assigned to the loan based on factors including repayment ability, trends in net worth and/or financial condition of the borrower and guarantors, employment stability, management ability, loan to value fluctuations, the type and structure of the loan, conformity of the loan to bank policy and payment performance. Based on the total score, a loan grade of A - F is applied. A grade of A will generally be applied to loans for customers that are well known to the Company and that have excellent sources of repayment. A grade of B will generally be applied to loans for customers that have excellent sources of repayment which have no identifiable risk of collection. A grade of C will generally be applied to loans for customers that have adequate sources of repayment which have little identifiable risk of collection. Loans with a grade of C may be placed on the watch list if weaknesses are not resolved which could result in potential loss or for other circircumstances that require monitoring. A grade of D will generally be applied to loans for customers that are inadequately protected by current sound net worth, paying capacity of the borrower, or pledged collateral. Loans with a grade of D have unsatisfactory characteristics such as cash flow deficiencies, bankruptcy filing by the borrower or dependence on the sale of collateral for the primary source of repayment, causing more than acceptable levels of risk. Loans 60 to 89 days past due receive a grade of D. A grade of E will generally be applied to loans for customers with weaknesses inherent in the D classification and in which collection or liquidation in full is questionable. All loans 90 days or more past due are rated E. A grade of F is applied to loans which are considered uncollectible and of such little value that their continuance in an active bank is not warranted. Loans with this grade are charged off, even though partial or full recovery may be possible in the future. All loans 180 days or more past due are rated F and charged off unless the Bank is in the process of collection.
An analysis of the loan portfolio by loan grade, segregated by class of loans, as of December 31, 2010, 2009 and 2008, respectively is as follows (in thousands):

	Loans With A Grade Of:
December 31, 2010:	A or B	C		D	E	F	Total

Gaming	$27,397	$		$6,413	$10,533	$	$44,343
Residential development	25,666		864	3,102	432		30,064
Real estate, construction	52,417		315	7,716	535		60,983
Real estate, mortgage	184,963		8,248	25,669	3,697		222,577
Commercial and industrial	33,703		289	2,323	149		36,464
Other	15,232		40	196			15,468

Total	$339,378		$9,756	$45,419	$15,346	$	$409,899

	Loans With A Grade Of:
December 31, 2009:	A or B	C		D	E	F		Total

Gaming	$53,797	$		$6,298	$9,843	$		$69,938
Residential development	27,622			1,721	5,986			35,329
Real estate, construction	53,875		732	3,515	1,010			59,132
Real estate, mortgage	196,408		12,693	26,243	6,257			241,601
Commercial and industrial	36,804		414	2,896				40,114
Other	18,575		56	174	26		31	18,862

Total	$387,081		$13,895	$40,847	$23,122		$31	$464,976

	Loans With A Grade Of:
December 31, 2008:	A or B	C		D		E		F		Total

Gaming	$76,510	$		$		$		$		$76,510
Residential development	25,542						11,029			36,571
Real estate, construction	72,527		78		7,334		360		1,585	81,884
Real estate, mortgage	194,711		10,573		14,119		1,023		2,899	223,325
Commercial and industrial	27,326		1,279		2,279		4		47	30,935
Other	14,780		73		275		24			15,152

Total	$411,396		$12,003		$24,007		$12,440		$4,531	$464,377

Total loans on non accrual as of December 31, 2010, 2009 and 2008, respectively, were as follows (in thousands):

December 31,	2010	2009	2008

Gaming	$10,222	$9,843	$
Residential development	632	5,386		11,028
Real estate, construction	387	1,010		1,569
Real estate, mortgage	3,268	5,764		2,909
Commercial and Industrial	27			47
Other	1	2

Total	$14,537	$22,005		$15,553

On September 1, 2010, the Company modified two loans by granting interest rate concessions to the borrowers. These loans, which had a balance of $702,494 at December 31, 2010, are in compliance with these modified terms and are currently accruing and the Company has classified them as troubled debt restructurings.
Impaired loans, segregated by class of loans, as of December 31, 2010, 2009 and 2008, respectively, were as follows (in thousands):

	Unpaid	Recorded	Related	Average
December 31, 2010	Principal Balance	Investment	Allowance	Investment

Gaming	$10,533	$10,222	$107	$9,363
Residential development	4,313	632	8	2,693
Real estate, construction	573	573	179	199
Real estate, mortgage	4,762	3,784	649	2,367
Commercial and industrial	27	27	1	8
Other	1	1	1	1

Total	$20,209	$15,239	$945	$14,631

	Unpaid	Recorded	Related	Average
December 31, 2009	Principal Balance	Investment	Allowance	Investment

Gaming	$9,843	$9,843	$98	$9,512
Residential development	11,085	5,386	844	8,976
Real estate, construction	1,010	1,010	10	1,010
Real estate, mortgage	6,262	5,764	942	6,052
Other	2	2	1	2

Total	$28,202	$22,005	$1,895	$25,552

	Unpaid	Recorded	Related	Average
December 31, 2008	Principal Balance	Investment	Allowance	Investment

Residential development	$11,028	$11,028	$2,535	$11,076
Real estate, construction	1,569	1,569	784	1,563
Real estate, mortgage	2,909	2,909	360	2,908
Commercial and industrial	47	47	47	49

Total	$15,553	$15,553	$3,726	$15,596

No material interest income was recognized on impaired loans for the years ended December 31, 2010, 2009 and 2008, respectively.

Transactions in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008, and the balances of loans individually and collectively evaluated for impairment at December 31, 2010, 2009 and 2008, were as follows (in thousands):

			Residential	Real Estate,	Real Estate,	Commercial
	Gaming		Development	Construction	Mortgage	Industrial	Other	Total

December 31, 2010:
Allowance for Loan Losses:
Beginning Balance		$699	$1,198	$1,019	$3,549	$1,245	$118	$7,828
Charge-offs		(311)	(4,040)	(744)	(2,622)	(348)	(226)	(8,291)
Recoveries				61	84	14	109	268
Provision		77	3,912	684	2,402	(431)	201	6,845

Ending Balance		$465	$1,070	$1,020	$3,413	$480	$202	$6,650

Ending Balance Individually evaluated for impairment	$		$	$301	$1,332	$201	$9	$1,843

Ending Balance Collectively evaluated for impairment		$465	$1,070	$719	$2,081	$279	$193	$4,807

Total Loans:
Ending Balance Individually evaluated for impairment		$10,222	$632	$1,140	$7,337	$404	$12	$19,747

Ending Balance Collectively evaluated for impairment		$34,121	$29,432	$59,843	$215,240	$36,060	$15,456	$390,152

December 31, 2009:
Allowance for Loan Losses:
Beginning Balance		$711	$2,763	$2,438	$3,385	$1,479	$338	$11,114
Charge-offs			(6,578)	(417)	(1,576)	(104)	(405)	(9,080)
Recoveries					77	85	407	569
Provision		(12)	5,013	(1,002)	1,663	(215)	(222)	5,225

Ending Balance		$699	$1,198	$1,019	$3,549	$1,245	$118	$7,828

Ending Balance Individually evaluated for impairment	$		$809	$500	$1,919	$1,015	$28	$4,271

Ending Balance Collectively evaluated for impairment		$699	$389	$519	$1,630	$230	$90	$3,557

Total Loans:
Ending Balance Individually evaluated for impairment		$9,843	$5,386	$3,338	$10,732	$1,128	$55	$30,482

Ending Balance Collectively evaluated for impairment		$60,095	$29,943	$55,794	$230,869	$38,986	$18,807	$434,494

December 31, 2008:
Allowance for Loan Losses:
Beginning Balance		$562	$213	$2,313	$3,811	$2,377	$102	$9,378
Charge-offs				(111)	(115)	(334)	(724)	(1,284)
Recoveries					135	18	520	673
Provision		149	2,550	236	(446)	(582)	440	2,347

Ending Balance		$711	$2,763	$2,438	$3,385	$1,479	$338	$11,114

Ending Balance Individually evaluated for impairment	$		$2,535	$1,879	$1,614	$1,233	$230	$7,491

Ending Balance Collectively evaluated for impairment		$711	$228	$559	$1,771	$246	$108	$3,623

Total Loans:
Ending Balance Individually evaluated for impairment	$		$11,029	$8,358	$25,334	$3,423	$1,527	$49,671

Ending Balance Collectively evaluated for impairment		$79,510	$25,542	$73,526	$197,991	$27,512	$13,625	$417,706

N O T E   D   -   B A N K   P R E M I S E S   A N D   E Q U I P M E N T :
Bank premises and equipment are shown as follows (in thousands):

December 31,	Estimated Useful Lives	2010	2009	2008

Land		$5,985	$5,986	$5,978
Buildings	5 – 40 years	30,359	30,233	30,427
Furniture, fixtures and equipment	3 – 10 years	14,037	15,378	14,982

Totals, at cost		50,381	51,597	51,387
Less: Accumulated depreciation		20,625	20,178	17,787

Totals		$29,756	$31,419	$33,600

N O T E   E   –   O T H E R    R E A L   E S T A T E :
The Company’s other real estate consisted of the following as of December 31, 2010, 2009 and 2008, respectively (in thousands):

December 31,	2010		2009		2008
	Number of		Number of		Number of
	Properties	Balance	Properties	Balance	Properties	Balance

Construction, land development and other land	11	$1,744	8	$694	2	$68
1-4 family residential properties	9	778	8	827	2	329
Non farm non residential	4	3,222

Total	24	$5,744	16	$1,521	4	$397

N O T E   F   –   D E P O S I T S :
At December 31, 2010, the scheduled maturities of time deposits (in thousands) are as follows:

2011	$155,948
2012	20,710
2013	1,873
2014	2,218
2015	1,479
Beyond	2

Total	$182,230

Time deposits of $100,000 or more at December 31, 2010 included brokered deposits of $29,399,000, of which $19,399,000 matures in 2011 and the remaining balance matures in 2012.
Deposits held for related parties amounted to $9,448,582, $9,889,556 and $8,659,875 at December 31, 2010, 2009 and 2008, respectively.
Overdrafts totaling $3,027,718, $740,320 and $1,191,788 were reclassified as loans at December 31, 2010, 2009 and 2008, respectively.
N O T E   G   –   F E D E R A L   F U N D S   P U R C H A S E D   A N D   S E C U R I T I E S   S O L D   U N  D E R
A G R E E M E N T S   T  O   R E P U R C H A S E :
At December 31, 2010, the Company had facilities in place to purchase federal funds up to $71,600,000 under established credit arrangements. At December 31, 2010, 2009 and 2008, federal funds purchased and securities sold under agreements to repurchase included funds invested by customers in a non-deposit product of the bank subsidiary of $124,802,000, $167,280,777 and $176,909,231, respectively. These accounts are non-insured, non-deposit accounts which allow customers to earn interest on their account with no restrictions as to the number of transactions. They are set up as sweep accounts with no check-writing capabilities and require the customer to have at least one operating deposit account.
N O T E   H   –   B O R R O W I N G S :
At December 31, 2010, the Company was able to borrow up to $33,256,954 from the Federal Reserve Bank Discount Window Primary Credit Program. The borrowing limit is based on the amount of collateral pledged, with certain loans from the Bank’s portfolio serving as collateral. Borrowings bear interest at 25 basis points over the current fed funds rate and have a maturity of one day. There was no outstanding balance at December 31, 2010.
At December 31, 2010, the Company had $42,957,016 outstanding in advances under a $126,588,341 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). One advance in the amount of $25,000,000 bears interest at a fixed rate of .09%. One advance in the amount of $10,000,000 bears interest at a fixed rate of .11%. One advance in the amount of $5,000,000 bears interest at .10%. All of these advances mature in January 2011. The remaining balance consists of smaller advances bearing interest from 3.35% to 7.00% with maturity dates from 2015 – 2040. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans.
N O T E   I   –   N O T E S   P A Y A B L E :
The Company had a $5,000,000 unsecured line of credit with Silverton Bank, N.A. The line bore interest at .50% under Wall Street Journal Prime and required interest only payments quarterly with all principal and accrued interest due at maturity, which was July 6, 2009. The Company had a $2,500,000 unsecured line of credit with Mississippi National Bankers Bank. The line bore interest at Wall Street Journal Prime with a floor of 4.00% and required interest only payments quarterly with all principal and accrued interest due at maturity, which was March 11, 2010.

N O T E   J   -   I N C O M E   T A X E S :
Deferred taxes (or deferred charges) as of December 31, 2010, 2009 and 2008, included in other assets or other liabilities, were as follows (in thousands):

December 31,	2010	2009	2008

Deferred tax assets:

Allowance for loan losses	$2,261	$2,661	$3,779

Employee benefit plans’ liabilities	3,368	3,005	2,579

Unrealized loss on available for sale securities charged from equity	934

Earned retiree health benefits plan liability	1,454	1,225	1,011

Unearned retiree health benefits plan liability	364	299	419

Other	423	540	316

Deferred tax assets	8,804	7,730	8,104

Deferred tax liabilities:

Unrealized gain on available for sale securities, charged to equity		339	1,817

Bank premises and equipment	6,071	6,547	6,093

Other	370	489	35

Deferred tax liabilities	6,441	7,375	7,945

Net deferred taxes	$2,363	$355	$159

Income taxes consist of the following components (in thousands):

Years Ended December 31,	2010	2009	2008

Current	$(119)	$(208)	$2,897

Deferred	(604)	1,162	(920)

Totals	$(723)	$954	$1,977

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2010, 2009 and 2008 to earnings before income taxes. The reason for these differences is shown below (in thousands):

Years Ended December 31,	2010 Amount	%	2009 Amount	%	2008 Amount	%

Taxes computed at statutory rate	$259	34.0	$1,419	34.0	$2,384	34.0

Increase (decrease) resulting from:

Tax-exempt interest income	(428)	(56.2)	(385)	(9.2)	(365)	(5.2)

Income from BOLI	(181)	(23.8)	(183)	(4.4)	(168)	(2.4)

Federal tax credits	(366)	(48.1)	(129)	(3.1)

Deferred expense adjustment			228	5.5

Other	(7)	(0.9)	4	0.1	126	1.8

Total income taxes	$(723)	(95.0)	$954	22.9	$1,977	28.20

The Company has reviewed its income tax positions and specifically considered the recognition and measurement requirements of the benefits recorded in its financial statements for tax positions taken or expected to be taken in its tax returns. Based on its evaluation of these tax positions for its open tax years, the Company believes that it is more likely than not we will realize the net deferred tax asset and it has not recorded any tax liability for uncertain tax positions as of December 31, 2010, 2009 and 2008.
N O T E   K   -   S H A R E H O L D E R S ’   E Q U I T Y :
Shareholders’ equity of the Company includes the undistributed earnings of the bank subsidiary. Dividends to the Company’s shareholders can generally be paid only from dividends paid to the Company by its bank subsidiary. Consequently, dividends are dependent upon the earnings, capital needs, regulatory policies and statutory limitations affecting the bank subsidiary. Dividends paid by the bank subsidiary are subject to the approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi. At December 31, 2010, approximately $23,793,000 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends. Dividends paid by the Company are subject to the approval of the Federal Reserve Bank (“FRB”).
On December 29, 2010, the Company’s Board of Directors approved a semi-annual dividend of $.09 per share. After receiving approval from the FRB on January 19, 2011, the board declared this dividend, which has a record date of February 2, 2011 and a distribution date of February 9, 2011.
On July 25, 2007, the Board approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, which was completed during 2008, 135,987 shares were repurchased and retired. On September 24, 2008, the Board approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, which was completed during 2009, 132,588 shares were repurchased and retired. On February 25, 2009, the Board approved the repurchase of up to 3% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, 34,024 shares were repurchased and retired as of December 31, 2010.

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
As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.
The Company’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2010, 2009 and 2008, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2010:
Total Capital (to Risk Weighted Assets)	$110,435	22.26%	$39,691	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,233	21.01%	19,846	4.00%
Tier 1 Capital (to Average Assets)	104,233	12.40%	33,616	4.00%

December 31, 2009:
Total Capital (to Risk Weighted Assets)	$111,060	19.08%	$46,559	8.00%
Tier 1 Capital (to Risk Weighted Assets)	103,785	17.83%	23,280	4.00%
Tier 1 Capital (to Average Assets)	103,785	11.47%	36,194	4.00%

December 31, 2008:
Total Capital (to Risk Weighted Assets)	$111,714	19.28%	$46,348	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,472	18.03%	23,174	4.00%
Tier 1 Capital (to Average Assets)	104,472	11.61%	35,983	4.00%

The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2010, 2009 and 2008, are as follows (in thousands):

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio

December 31, 2010:
Total Capital (to Risk Weighted Assets)	$105,255	21.41%	$39,320	8.00%
Tier 1 Capital (to Risk Weighted Assets)	99,111	20.16%	19,660	4.00%
Tier 1 Capital (to Average Assets)	99,111	11.86%	33,431	4.00%

December 31, 2009:
Total Capital (to Risk Weighted Assets)	$105,728	18.31%	$46,184	8.00%
Tier 1 Capital (to Risk Weighted Assets)	98,512	17.06%	23,092	4.00%
Tier 1 Capital (to Average Assets)	98,512	10.94%	36,006	4.00%

December 31, 2008:
Total Capital (to Risk Weighted Assets)	$108,207	18.83%	$45,984	8.00%
Tier 1 Capital (to Risk Weighted Assets)	101,022	17.58%	22,992	4.00%
Tier 1 Capital (to Average Assets)	101,022	11.31%	35,743	4.00%

N O T E   L   -   O T H E R   I N C O M E   A N D   E X P E N S E S :
Other income consisted of the following (in thousands):

Years Ended December 31,	2010	2009	2008

Other service charges, commissions and fees	$84	$83	$117

Rentals	400	484	538

Increase in cash surrender value of life insurance	531	535	494

Other	61	153	383

Totals	$1,076	$1,255	$1,532

Other expenses consisted of the following (in thousands):

Years Ended December 31,	2010	2009	2008

Advertising	$580	$583	$636

Data processing	567	380	344

FDIC and state banking assessments	1,510	1,429	169

Legal and accounting	839	518	680

Other real estate	411	161	(166)

ATM expense	2,024	2,038	2,024

Consulting fees	26	90	176

Trust expense	298	326	356

Other	1,712	1,593	2,280

Totals	$7,967	$7,118	$6,499

N O T E   M   -   F I N A N C I A L   I N S T R U M E N T S   W I T H   O F F   -   B A L A N C E   -   S H E E T   R I S K :
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
At December 31, 2010, 2009 and 2008, the Company had outstanding irrevocable letters of credit aggregating $4,564,004, $6,037,976 and $7,201,053, respectively. At December 31, 2010, 2009 and 2008, the Company had outstanding unused loan commitments aggregating $110,677,857, $97,882,869 and $116,091,000, respectively. Approximately $71,244,000, $63,298,000 and $69,684,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2010, 2009 and 2008, respectively.
N O T E   N   -   C O N T I N G E N C I E S :
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

N O T E   O   -   C O N D E N S E D   P A R E N T   C O M P A N Y   O N L Y   F I N A N C I A L   I N F O R M A T I O N :
Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.
C O N D E N S E D   B A L A N C E   S H E E T S   ( I N   T H O U S A N D S ) :

December 31,	2010	2009	2008

Assets

Investments in subsidiaries, at underlying equity:

Bank subsidiary	$96,386	$98,467	$103,701

Nonbank subsidiary	1	1	1

Cash in bank subsidiary	957	1,103	496

Other assets	4,637	4,694	4,552

Total assets	$101,981	$104,265	$108,750

Liabilities and Shareholders’ Equity

Other liabilities	$624	$677	$1,750

Total liabilities	624	677	1,750

Shareholders’ equity	101,357	103,588	107,000

Total liabilities and shareholders’ equity	$101,981	$104,265	$108,750

C O N D E N S E D S T A T E M E N T S O F I N C O M E ( I N T H O U S A N D S ) :

Years Ended December 31,	2010	2009	2008

Income

Earnings of unconsolidated bank subsidiary:

Distributed earnings	$1,000	$5,800	$8,550

Undistributed earnings	599	(2,511)	(3,511)

Interest income			4

Other income	(96)	7	75

Total income	1,503	3,296	5,118

Expenses

Other	71	71	87

Total expenses	71	71	87

Income before income taxes	1,432	3,225	5,031

Income taxes	(53)	5	(3)

Net income	$1,485	$3,220	$5,034

C O N D E N S E D   S T A T E M E N T S   O F   C A S H   F L O W S   ( I N   T H O U S A N D S ) :

Years Ended December 31,	2010	2009	2008

Cash flows from operating activities:

Net income	$1,485	$3,220	$5,034

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Gain on liquidation of investment			(249)

(Gain) loss on other investments	110	(147)	270

Impairment loss on equity investments		150

Net income of consolidated subsidiaries	(1,599)	(3,290)	(5,039)

Change in assets and liabilities:

Other assets	(53)	5	(3)

Net cash provided by (used in) operating activities	(57)	(62)	13

Cash flows from investing activities:

Investment in equity securities		(150)	(3,160)

Proceeds from liquidation of investment			753

Dividends from unconsolidated subsidiary	1,000	5,800	8,550

Net cash provided by investing activities	1,000	5,650	6,143

Advances on line of credit		1,500	300

Principal payments on line of credit		(1,500)	(450)

Retirement of stock	(7)	(2,367)	(3,035)

Dividends paid	(1,082)	(2,614)	(3,003)

Net cash used in financing activities	(1,089)	(4,981)	(6,188)

Net increase (decrease) in cash	(146)	607	(32)

Cash, beginning of year	1,103	496	528

	$957	$1,103	$496

Peoples Financial Corporation paid income taxes of $2,232,000, $520,000 and $1,650,000 in 2010, 2009 and 2008, respectively. No interest was paid during the three years ended December 31, 2010.
N O T E   P   -   E M P L O Y E E   B E N E F I T   P L A N S :
The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (“ESOP”). Employees who are in a position requiring at least 1,000 hours of service during a plan year and who are 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Profit Sharing Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plans charged to operating expense were $380,000, $400,000 and $400,000 in 2010, 2009 and 2008, respectively.
Compensation expense of $8,548,297, $9,091,240 and $9,504,193 was the basis for determining the ESOP contribution allocation to participants for 2010, 2009 and 2008, respectively. The ESOP held 441,316, 445,884 and 445,741 allocated shares at December 31, 2010, 2009 and 2008, respectively.
The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. Benefits under the Executive Supplemental Income Plan are based upon the position and salary of the officer at retirement or death. Normal retirement benefits under the plan are equal to 67% of salary for the president and chief executive officer, 58% of salary for the executive vice president and 50% of salary for all other executive officers and are payable monthly over a period of fifteen years. Under the Directors’ Deferred Income Plan, the directors are given an opportunity to defer receipt of their annual directors’ fees until age sixty-five. For those who choose to participate, benefits are payable monthly for ten years beginning the first day of the month following the director’s normal retirement date. The normal retirement date is the later of the normal retirement age (65) or separation of service. Interest on deferred fees accrues at an annual rate of ten percent, compounded annually. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $14,667,545, $14,167,091 and $13,648,077 at December 31, 2010, 2009 and 2008, respectively. The present value of accumulated benefits under these plans, using an interest rate of 6.00% and the interest ramp-up method in 2010, 2009 and 2008, has been accrued. The accrual amounted to $8,723,365, $7,768,888 and $6,798,774 at December 31, 2010, 2009 and 2008, respectively, and is included in Other Liabilities.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $890,086, $793,434 and $687,407 at December 31, 2010, 2009 and 2008, respectively. The present value of accumulated benefits under these plans using an interest rate of 6.00% in 2010 and 2009 and 7.50% in 2008, and the projected unit cost method has been accrued. The accrual amounted to $936,566, $835,249 and $584,699 at December 31, 2010, 2009 and 2008, respectively, and is included in Other Liabilities.
Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $248,087, $241,059 and $233,903 at December 31, 2010, 2009 and 2008, respectively. The present value of accumulated benefits under these plans using an interest rate of 6.00% and the projected unit cost method has been accrued. The accrual amounted to $73,602, $66,717 and $60,232 at December 31, 2010, 2009 and 2008, respectively, and is included in Other Liabilities.
The Company has additional plans for non-vested post-retirement benefits for directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $139,703, $127,810 and $118,773 at December 31, 2010, 2009 and 2008, respectively. The present value of accumulated benefits under these plans using an interest rate of 6.00% and the projected unit cost method has been accrued. The accrual amounted to $172,199, $163,173 and $142,088 at December 31, 2010, 2009 and 2008, respectively, and is included in Other Liabilities.
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
The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2010	2009	2008

Service cost, including amortization of loss	$411,915	$396,918	$179,330

Interest cost	276,293	245,511	159,316

Amortization of net transition obligation	20,600	20,600	20,600

Net periodic post-retirement benefit cost	$708,808	$663,029	$359,246

The discount rate used in determining the accumulated post-retirement benefit obligation was 5.60% in 2010, 6.05% in 2009 and 6.00% in 2008. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.00% in 2003. The rate was assumed to decrease gradually to 5.00% for 2015 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2010, would be increased by 22.10%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 22.69%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2010, would be decreased by 17.20%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 17.27%.
The following table presents the estimated benefit payments for each of the next five years and in the aggregate for the next five years:

Year

2011	$ 73,000

2012	74,000

2013	87,000

2014	104,000

2015	130,000

2016 – 2020	1,348,000
The following is a reconciliation of the accumulated post-retirement benefit obligation, which is included in Other Liabilities:

Accumulated post-retirement benefit obligation as of December 31, 2009	$4,598,887

Service cost	328,506

Interest cost	276,293

Actuarial gain	396,858

Benefits paid	(67,486)

Accumulated post-retirement benefit obligation as of December 31, 2010	$5,533,058

The following is a summary of the change in plan assets:

	2010		2009		2008

Fair value of plan assets at beginning of year	$		$		$

Actual return on assets

Employer contribution		67,486		57,257		84,186

Benefits paid, net		(67,486)		(57,257)		(84,186)

Fair value of plan assets at end of year	$		$		$

Amounts recognized in Accumulated Other Comprehensive Income, net of tax, were:

December 31,	2010	2009	2008

Net loss	$348,127	$86,201	$159,662

Transition obligation	54,382	67,965	81,574

Prior service cost	669,936	724,998	780,036

Total accumulated other comprehensive income	$1,072,445	$879,164	$1,021,272

Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income were:

For the year ended December 31,	2010

Unrecognized actuarial loss	$396,858

Amortization of prior service cost	(83,409)

Amortization of transition obligation	(20,600)

Total accumulated other comprehensive income	$292,849

The estimated net loss and prior transition obligation for the other postretirement plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2011 is $83,409 and $20,600, respectively.
N O T E   Q   -   F A I R   V A L U E   O F   F I N A N C I A L   I N S T R U M E N T S :
All entities are required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of condition, for which it is practical to estimate its fair value. Certain financial instruments and all nonfinancial instruments are excluded from these disclosure requirements. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and bank premises and equipment. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. In preparing these disclosures, Management made highly sensitive estimates and assumptions in developing the methodology to be utilized in the computation of fair value. These estimates and assumptions were formulated based on judgments regarding economic conditions and risk characteristics of the financial instruments that were present at the time the computations were made. Events may occur that alter these conditions and may change the assumptions as well. A change in the assumptions might affect the fair value of the financial instruments disclosed in this footnote. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax consequences related to the realization of the unrealized gains and losses have not been computed or disclosed herein. These methods and assumptions are set forth below.
Cash and Due from Banks
The carrying amount shown as cash and due from banks approximates fair value.
Federal Funds Sold
The carrying amount shown as federal funds sold approximates fair value.
Available for Sale Securities
The fair value of available for sale securities is based on quoted market prices. The Company’s available for sale securities are reported at their estimated fair value, which is determined utilizing several sources. The primary source is Interactive Data Corporation, which utilizes pricing models that vary based on asset class and include available trade, bid and other market information and whose methodology includes broker quotes, proprietary models and vast descriptive databases. The other source for determining fair value is matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark securities. All of the Company’s available for sale securities are Level 2 assets.
Held to Maturity Securities
The fair value of held to maturity securities is based on quoted market prices.
Other Investments
The carrying amount shown as Other Investments approximates fair value.
Federal Home Loan Bank Stock
The carrying amount shown as Federal Home Loan Bank Stock approximates fair value.
Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the remaining maturities. The cash flows considered in computing the fair value of such loans are segmented into categories relating to the nature of the contract and collateral based on contractual principal maturities. Appropriate adjustments are made to reflect probable credit losses. Cash flows have not been adjusted for such factors as prepayment risk or the effect of the maturity of balloon notes. The fair value of floating rate loans is estimated to be its carrying value. At each reporting period, the Company determines which loans are impaired. Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis. An allowance for each impaired loan, which are generally collateral-dependent, is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals performed by third-party valuation specialists. Factors including the assumptions and techniques utilized by the appraiser are considered by Management. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as a nonrecurring Level 2 asset. When an appraised value is not available or Management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as a nonrecurring Level 3 asset.
Other real estate
When Management determines that it has sustained a loss on a loan, it may be necessary to foreclose on the related collateral. Other real estate acquired through foreclosure is carried at fair value, less estimated costs to sell. The fair value of the collateral is based on appraisals performed by third-party valuation specialists. Factors including the assumptions and techniques utilized by the appraiser are considered by Management. If the current appraisal is more than one year old and/or the loan balance is more than $200,000, a new appraisal is obtained. Otherwise, the Bank’s in-house property evaluator and Management will determine the fair value of the collateral, based on comparable sales, market conditions, Management’s plans for disposition and other estimates of fair value obtained from principally independent sources, adjusted for estimated selling costs. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the other real estate as a nonrecurring Level 2 asset. When an appraised value is not available or Management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the other real estate asset as a nonrecurring Level 3 asset.
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
The balances of available for sale securities, which are the only assets measured at fair value on a recurring basis, by level within the fair value hierarchy and by investment type as of December 31, 2010 were as follows (in thousands):

		Fair Value Measurements Using

December 31, 2010	Total	Level 1	Level 2	Level 3

U.S. Treasury	$26,509	$	$26,509	$

U.S. Government agencies	218,596		218,596

States and political subdivisions	41,323		41,323

Equity securities	650		650

Total	$287,078	$	$287,078	$

The balances of available for sale securities, which are the only assets measured at fair value on a recurring basis, by level within the fair value hierarchy as of December 31, 2009 and 2008 were as follows (in thousands):

		Fair Value Measurements Using

December 31:	Total	Level 1	Level 2	Level 3

2009	$311,434	$	$311,434	$

2008	340,462		340,462

The balances of impaired loans, which are measured at fair value on a non-recurring basis, by level within the hierarchy as of December 31, 2010, 2009 and 2008 were as follows (in thousands):

		Fair Value Measurements Using

December 31:	Total	Level 1	Level 2	Level 3

2010	$14,295	$	$	$14,295

2009	20,110			20,110

2008	11,828			11,828
The following table sets forth a summary of changes in the fair value of impaired loans which are measured using level 3 inputs (in thousands):

	2010	2009	2008

Fair value, January 1,	$20,110	$11,828	$

Net gains (losses)	(5,815)	8,282		11,828

Fair value, December 31,	$14,295	$20,110		$11,828

The balances of other real estate, which are measured at fair value on a non-recurring basis, by level within the hierarchy as of December 31, 2010, 2009 and 2008 were as follows (in thousands):

		Fair Value Measurements Using

December 31:	Total	Level 1	Level 2	Level 3

2010	$5,744	$	$1,249	$4,495

2009	1,521			1,521

2008	397			397
The following table sets forth a summary of changes in the fair value of other real estate which are measured using level 3 inputs (in thousands):

	2010	2009	2008

Fair value, January 1,	$1,521	$397	$

Net gains	2,974	1,124		397

Fair value, December 31,	$4,495	$1,521		$397

The following table presents carrying amounts and estimated fair values for financial assets and financial liabilities at December 31, 2010, 2009 and 2008 (in thousands):

	2010		2009		2008

	Carrying	Fair	Carrying	Fair	Carrying	Fair

	Amount	Value	Amount	Value	Amount	Value

Financial Assets:

Cash and due from banks	$24,147	$24,147	$29,155	$29,155	$34,016	$34,016

Federal funds sold					4	4

Available for sale securities	287,078	287,078	311,434	311,434	340,462	340,462

Held to maturity securities	1,915	2,010	3,202	3,341	3,394	3,438

Other Investments	3,926	3,926	4,036	4,036	3,889	3,889

Federal Home Loan Bank Stock	2,281	2,281	5,016	5,016	2,071	2,071

Loans, net	403,248	407,363	457,148	460,588	456,263	461,113

Other real estate	5,744	5,744	1,521	1,521	397	397

Cash surrender value of life insurance	15,951	15,951	15,329	15,329	14,688	14,688

Financial Liabilities:

Deposits:

Non-interest bearing	108,278	108,278	96,541	96,541	109,033	109,033

Interest bearing	375,862	376,715	374,160	375,052	401,442	402,361

Total deposits	484,140	484,993	470,701	471,593	510,475	511,394

Federal funds purchased and securities sold under agreements to repurchase	140,102	140,102	174,431	174,431	226,609	226,609

Borrowings from Federal Home Loan Bank	42,957	43,990	104,270	105,815	36,938	37,547

To the Board of Directors
Peoples Financial Corporation Biloxi,
Mississippi
We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and subsidiaries (the “Company”) as of December 31, 2010, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and subsidiaries as of December 31, 2010, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia
March 4, 2011

F I V E - Y E A R   C O M P A R A T I V E   S U M M A R Y   O F   S E L E C T E D   F I N A N C I A L   I N F O R M A T I O N
( I N   T H O U S A N D S   E X C E P T   P E R   S H A R E   D A T A ) :
Peoples Financial Corporation and Subsidiaries

	2010	2009	2008	2007	2006

Balance Sheet Summary

Total assets	$786,545	$869,007	$896,408	$927,357	$964,023

Available for sale securities	287,078	311,434	340,642	386,029	396,907

Held to maturity securities	1,915	3,202	3,394	4,630	85,574

Loans, net of unearned discount	409,899	464,976	467,377	450,992	401,194

Deposits	484,140	470,701	510,476	569,130	613,170

Borrowings from FHLB	42,957	104,270	36,938	7,100	7,267

Shareholders’ equity	101,357	103,588	107,000	106,542	98,233

Summary of Operations

Interest income	$29,675	$34,289	$43,573	$55,971	$48,894

Interest expense	4,601	7,401	14,963	25,452	18,785

Net interest income	25,074	26,888	28,610	30,519	30,109

Provision for loan losses	6,845	5,225	2,347	(1,045)	141

Net interest income after provision for loan losses	18,229	21,663	26,263	31,564	29,968

Non-interest income	10,114	10,147	7,268	9,767	12,309

Non-interest expense	27,581	27,636	26,520	25,263	23,050

Income before taxes	762	4,174	7,011	16,068	19,227

Applicable income taxes	(723)	954	1,977	5,042	6,459

Net income	$1,485	$3,220	$5,034	$11,026	$12,768

Per Share Data

Basic and diluted earnings per share	$.29	$.62	$.94	$2.01	$2.30

Dividends per share	.20	.50	.56	.52	.44

Book value	19.68	20.11	20.27	19.56	17.71

Weighted average number of shares	5,151,661	5,170,430	5,342,470	5,489,861	5,548,300

Selected Ratios

Return on average assets	.18%	.36%	.55%	1.15%	1.41%

Return on average equity	1.45%	3.06%	4.73%	10.77%	13.75%

Primary capital to average assets	12.96%	12.49%	12.81%	12.13%	11.91%

Risk-based capital ratios:

Tier 1	21.01%	17.83%	18.03%	18.38%	19.87%

Total	22.26%	19.08%	19.28%	19.63%	21.12%

P E O P L E S   F I N A N C I A L   C O R P O R A T I O N   A N D   S U B S I D I A R I E S
Summary of Quarterly Results of Operations (In Thousands Except per Share Data):

Quarter Ended, 2010	March 31	June 30	September 30	December 31

Interest income	$8,233	$7,791	$ 6,864	$ 6,787
Net interest income	6,993	6,555	5,731	5,795
Provision for loan losses	1,150	1,585	1,045	3,065
Income (loss) before income taxes	1,046	1,968	(33)	(2,219)
Net income (loss)	871	1,446	364	(1,196)
Basic and diluted earnings per share	.17	.28	.07	(.23)

Quarter Ended, 2009	March 31	June 30	September 30	December 31

Interest income	$8,568	$8,595	$ 8,671	$ 8,455
Net interest income	6,274	6,569	7,019	7,026
Provision for loan losses	348	1,502	1,875	1,500
Income before income taxes	1,993	151	1,069	961
Net income	1,703	201	974	342
Basic and diluted earnings per share	.33	.04	.19	.06
Market Information

The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter	High	Low	Dividend per share

2010	1st	$23.12	$14.97	$ .10
	2nd	16.47	10.50
	3rd	14.83	10.63	.11
	4th	15.62	12.42

2009	1st	$20.00	$15.76	$ .30
	2nd	21.49	16.00
	3rd	21.49	17.30	.20
	4th	21.39	15.35
Performance Graph
The graph below compares the Company’s annual percentage change in cumulative total shareholder return on common shares over the last five years with the cumulative total return of a broad equity market index of companies, the NASDAQ Market Index, and a peer group consisting of the Morningstar Industry Group, Regional – Southeast Banks (“Morningstar”). This presentation assumes $100 was invested in shares of the relevant issuers on January 1, 2006, and that dividends received were immediately invested in additional shares. The graph plots the value of the initial $100 investment at one year intervals. For purposes of constructing this data, the returns of each component issuer have been weighted according to that issuer’s market capitalization.
COMPARISON OF CUMULATIVE TOTAL RETURN

Corporate Office	Shareholder Information

Mailing Address	For complete information concerning the common stock of

P. O. Box 529	Peoples Financial Corporation, including dividend reinvestment,

Biloxi, MS 39533-0529	or general information about the Company, direct inquiries to transfer agent/investor relations:

Physical Address

152 Lameuse Street	Asset Management & Trust Services Department

Biloxi, MS 39530	The Peoples Bank, Biloxi, Mississippi

(228) 435-8205	P. O. Box 1416, Biloxi, Mississippi 39533-1416

(228) 435-8208, e-mail: investorrelations@thepeoples.com

Website

www.thepeoples.com	Independent Registered Public Accounting Firm

Porter Keadle Moore, LLP

Corporate Stock	Atlanta, Georgia

The common stock of Peoples Financial Corporation is traded

on the NASDAQ Capital Market under the symbol: PFBX.	S.E.C. Form 10-K Requests

The current market makers are: FIG Partners	A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

FTN Midwest Research Secs.

Howe Barnes Hoefer & Arnett	Lauri A. Wood, Chief Financial Officer and Controller

Knight Equity Markets, L.P.	Peoples Financial Corporation

Morgan Keegan & Company, Inc.	P. O. Drawer 529, Biloxi, Mississippi 39533-0529

Sterne, Agee & Leach, Inc.	(228) 435-8412, e-mail: lwood@thepeoples.com

Stifel Nicolaus & Co.