Form 10-K, Exhibit 13
period 2010-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2011-03-16
CIK 770460

Exhibit 13.2
Exhibit 13.2: Summary Report to Shareholder

STILL STRONG

STILL HERE

STILL COMMITTED

SINCE 1896

OH GEE
OH GEE

THE PEOPLES BANK
18 96
PEOPLES BANK

PEOPLES FINANCIAL CORPORATION
2010 SUMMARY REPORT

DEAR SHAREHOLDERS,
In many ways, 2010 was a tale of two years.
The first half seemed promising, hopeful that the worst of the nation’s and our region’s economic woes were behind us. Our Company’s earnings began to recover and in fact increased over the first half of the prior year. Our Board of Directors felt confident enough that business conditions were beginning to normalize that they increased the semi-annual dividend on common stock 22% to $.11 per share.
However, the second half of 2010 provided a harsh reminder that the Great Recession was not over, regardless of what the statisticians claim. Fears of a “double dip” recession, a new financial regulatory scheme, the potential for tax increases in 2011, the BP oil disaster, the lack of strong direction from the Federal Reserve and the specter of deflation all combined to create an outlook of fear that created a summer of great discontent.
This combination punished our earnings in the second half of 2010. Third quarter earnings dropped to only $364,000. Fourth quarter earnings were worse, as we recorded a loss of $1,197,000 due mainly to a $3,065,000 provision for loan losses, the largest we have taken in a single quarter since Hurricane Katrina.
Our Board of Directors realized the need to reduce the second half dividend on common stock to $.09 per share, a painful decision but one that properly conserves capital. The latest reduction does not in any way change our commitment to sharing our earnings with our stockholders. I can assure you that when earnings increase, we will share those earnings with our stockholders as we have in the past.
The primary underlying cause of this recession is the collapse of the residential housing market. That recovery still lies ahead. As recently as late January, 2011, the Wall Street Journal’s latest report of housing market conditions showed price declines in all 28 metropolitan areas tracked during the fourth quarter 2010. In addition, the size of the year-to-year price declines was greater than the previous quarter in 25 of the 28 markets surveyed.
It would be comforting to think that our smaller Mississippi markets are immune from this contagion. In fact, our area is sharing the pain, although not to the extent of some of the former boom markets that are now busting spectacularly.

Since 2004, The Peoples Bank has acted as presenting sponsor of Cruisin’ The Coast, the largest single tourism event on the Mississippi Gulf Coast. In 2010, some 5,000 cars registered for the event, lifting Cruisin’ to pre-Katrina levels of participation. Each Wednesday of the week-long event features the Biloxi Block party, where the focus and music stages are set up in front of the bank’s Main Branch.
During 2010, our bank subsidiary charged off $8,291,000 in loans, half of which related to three relationships in residential development. Meanwhile, we added $6,845,000 to our loan loss reserves, directly reducing our net income.
Adding further pressure to our earnings is the lowest interest rate environment in history. When higher-paying securities in our portfolio come due or are called, they are replaced with similar issues that bear unnaturally low interest rates. We hear complaints from our own customers every day about how little they earn on their savings, and I can personally assure you that your bank feels that same pain.
Meanwhile, the uncertain economic outlook has caused businesses in our area to pull back from expansion. Facing high unemployment rates and declining home values, it is no surprise that consumers are reluctant to borrow. As a result, our loan volume, which had remained relatively stable through the recession, declined 11.85% in 2010 from the balance at the end of 2009.
Fortunately, our historically conservative philosophy of maintaining a strong foundation of capital has served us well and continues to do so. At the end of 2010, our primary capital reserve ratio stood at 12.96%, well in excess of what regulators demand today and nearly a half percent higher than the year before.
This recession has claimed a number of banks. Beyond the regularly reported failures of the week are the collateral casualties of great banking franchises that are disappearing because they could no longer stand on their own. We have seen that sad tale across the country, and we are now seeing it right here on the Mississippi Gulf Coast.
The Peoples Bank will not be one of the financial institutions to evaporate into banking history. As my father said many times, banks do not get strong because they are old;

they get old because they are strong. The Peoples Bank is built to survive times like these. We will succeed when the tide changes. And the tide will change. One thing we know for sure about recessions is that they eventually end.
We have maintained a focus for some time on reducing operating expenses. Our non-interest expenses, which essentially represent our operating expenses, decreased slightly in 2010 compared to 2009, largely by realizing savings in several areas such as compensation and benefits, advertising, dues and training.
Our commitment to our stockholders, to our brand and to our community remains unshaken. Although the economic environment is as difficult as any of us has seen, we have maintained our support to our local business and consumer community.
For instance, we have continued our role as presenting sponsor of Cruisin’ the Coast, the largest single tourism event of the year that in 2010 climbed back to the participation levels enjoyed before Katrina.
During the spring, we also hosted our annual Shred Day, a unique event on the Coast that invites residents to bring sensitive financial documents to be professionally shredded to help prevent fraud and identity theft. The program has been met with such enthusiasm that we expanded it to a second location in 2010.
As we have for several years, our branches served as drop-off locations for the annual Coats for Kids campaign to benefit less fortunate youth in our community during the holiday season. Earlier in the year, we offered our branches as drop-off locations to supplement the efforts of local Goodwill Industries.
Our employees remain equally committed to supporting our community. They have maintained their program of raising funds for local charities which they select each
For many years, employees of The Peoples Bank have selected local charities to receive funds that the employees generate themselves through a variety of events. In addition, the bank makes a corporate donation to each of the selected charities. The current economic downturn has not diminished the commitment by The Peoples Bank or its employees. In late 2010, bank CEO Chevis Swetman and Gertrude Newman, right, chair of the employee Charity Committee, presented a $5,000 check to Cindy Hanson, president of the Gulf Coast Down Syndrome Society and member Boe Collins.

Several employees of The Peoples Bank regularly volunteer at Biloxi’s Loaves and Fishes program. From left, Toni Ganucheau, Cassandra Nelson, Jackie Henson and Lauri Wood prepare meals to be distributed to disadvantaged residents and senior citizens in the area.
year. And the bank has maintained our support of that program with corporate gifts to those charities to launch our employee campaign.
Meanwhile, our managers have continued to donate their time and talents to the local business community. Executive vice president Wes Fulmer served as chairman of the Coast Chamber of Commerce during 2010, and Waveland branch manager/vice president Basil Kennedy was named Citizen of the Year by the Hancock Chamber of Commerce. In addition, senior vice president Ann Guice was recognized by the Biloxi Sun Herald in its annual selection of Outstanding Community Leaders.
These and so many other activities to benefit our community represent the soul of our brand. As we move into 2011, we celebrate 115 years of service to the Gulf Coast. Our roots are here. Our leaders are here. And we are here.
Our existence and ultimate success would not be possible without a dedicated, committed group of directors, managers and employees. They have endured the pain of frozen compensation, tighter expense control, increased regulatory burden. Yet throughout, they maintain a positive attitude that together we will all come though this long and difficult period stronger than before.
I thank them all, as I thank you for your trust in our efforts to protect and increase the value of your investment in this old and strong institution.
Sincerely yours,
Chevis C. Swetman
Chairman of the board
President & Chief Executive Officer
Source: Wall Street Journal, January 31, 2011

Quarter Ended, 2010	March 31	June 30	September 30	December 31

Interest income	$8,233	$7,791	$6,864	$6,787

Net interest income	6,993	6,555	5,731	5,795

Provision for loan losses	1,150	1,585	1,045	3,065

Income (loss) before income taxes	1,046	1,968	(33)	(2,219)

Net income (loss)	871	1,446	364	(1,196)

Basic and diluted earnings per share	.17	.28	.07	(.23)

Quarter Ended, 2009	March 31	June 30	September 30	December 31

Interest income	$8,568	$8,595	$8,671	$8,455

Net interest income	6,274	6,569	7,019	7,026

Provision for loan losses	348	1,502	1,875	1,500

Income before income taxes	1,993	151	1,069	961

Net income	1,703	201	974	342

Basic and diluted earnings per share	.33	.04	.19	.06
Market Information
The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter	High	Low	Dividend per share

2010	1st	$23.12	$14.97	$.12

	2nd	16.47	10.50

	3rd	14.83	10.63	.11

	4th	15.62	12.42

2009	1st	$20.00	$15.76	$.30

	2nd	21.49	16.00

	3rd	21.49	17.30	.20

	4th	21.39	15.35

	2010	2009	2008	2007	2006

Balance Sheet Summary

Total assets	$786,545	$869,007	$896,408	$927,357	$964,023

Available for sale securities	287,078	311,434	340,642	386,029	396,907

Held to maturity securities	1,915	3,202	3,394	4,630	85,574

Loans, net of unearned discount	409,899	464,976	467,377	450,992	401,194

Deposits	484,140	470,701	510,476	569,130	613,170

Borrowings from FHLB	42,957	104,270	36,938	7,100	7,267

Shareholders’ equity	101,357	103,588	107,000	106,542	98,233

Summary of Operations

Interest income	$29,675	$34,289	$43,573	$55,971	$48,894

Interest expense	4,601	7,401	14,963	25,452	18,785

Net interest income	25,074	26,888	28,610	30,519	30,109

Provision for loan losses	6,845	5,225	2,347	(1,045)	141

Net interest income after provision for loan losses	18,229	21,663	26,263	31,564	29,968

Non-interest income	10,114	10,147	7,268	9,767	12,309

Non-interest expense	27,581	27,636	26,520	25,263	23,050

Income before taxes	762	4,174	7,011	16,068	19,227

Applicable income taxes	(723)	954	1,977	5,042	6,459

Net income	$1,485	$3,220	$5,034	$11,026	$12,768

Per Share Data

Basic and diluted earnings per share	$.29	$.62	$.94	$2.01	$2.30

Dividends per share	.20	.50	.56	.52	.44

Book value	19.68	20.11	20.27	19.56	17.71

Weighted average number of shares	5,151,661	5,170,430	5,342,470	5,489,861	5,548,300

Selected Ratios

Return on average assets	.18%	.36%	.55%	1.15%	1.41%

Return on average equity	1.45%	3.06%	4.73%	10.77%	13.75%

Primary capital to average assets	12.96%	12.49%	12.81%	12.13%	11.91%

Risk-based capital ratios:

Tier 1	21.01%	17.83%	18.03%	18.38%	19.87%

Total	22.26%	19.08%	19.28%	19.63%	21.12%

Main Office     152 Lameuse Street, Biloxi, Mississippi 39530     (228) 435-5511

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
   Asset Management & Trust Services Department
   The Peoples Bank, Biloxi, Mississippi
   P. O. Box 1416, Biloxi, Mississippi 39533-1416
   (228) 435-8208, e-mail: investorrelations@thepeoples.com
Independent Registered Public Accounting Firm
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
Rex E. Kelly, Principal, Strategic Communications
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
Rex E. Kelly, Principal, Strategic Communications
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

Weathering Another Storm
Peoples Financial Corporation
2009 SUMMARY REPORT

THE PEOPLES