Form 10-K, Exhibit 13
period 2011-12-31
PEOPLES FINANCIAL CORP /MS/
filed 2012-03-21
CIK 770460

Exhibit 13.1

P  E  O  P  L  E  S      F  I   N  A  N  C  I  A  L      C  O  R  P  O  R  A  T  I  O   N

A  N  D      S  U  B  S  I  D   I  A  R  I  E  S

2  0  1  1      A  N  N  U  A   L      R  E  P  O  R  T

Dear shareholders,

As we look at 2011 in the rear view mirror, we see a year that showed some measured success, a lot of painful decisions and perhaps a significant turn in the economic environment that has plagued our country and our region for nearly four years.

The year produced a number of positive results:

•	Loan volume increased 5.5% over 2010, which exceeded our original 2011 projection of a net decrease for the year.
•	The semi-annual dividend for the second half of 2011 was increased from $.09 to $.10, indicating the confidence your Board of Directors and senior management team have in our future earnings.
•	Our book value per share rose nearly 8% to $21.31 per share.
•	Our primary capital ratio rose to 14.65%, the highest since 2004.
•

Loan loss provision for 2011 dropped by about 60%, even though the total allowance for loan losses at the end of 2011 is larger than the previous year, reflecting our conservative approach to our loan portfolio.

However, the good news was accompanied by a large measure of pain, as your senior management team spent much of the year cleaning up our balance sheet to prepare us for greater growth and profitability as the economy turns up in the future.

The result of this process is that for the year, your bank earned $1,203,000, some 19% less than 2010. Results in 2011 included charged-off interest on nonaccrual loans of $783,000, net of taxes.

Foreclosures in 2011 totaled $3,222,000, which is another part of the process of managing non-performing loans. Your bank is working diligently to liquidate these assets, and during 2011 sold other real estate with a carrying value of $2,101,000. Losses on other real estate for the year totaled $588,000, net of taxes, including losses on sales and writedowns of property to market value.

The year started with promise, as we posted improved earnings for the first two quarters. However, similar to our experience in 2010, the second half of the year was far more challenging, even though we began to see some positive signs in our economy as evidenced by a small increase in loan volume.

Fourth quarter 2011 income showed a loss of $622,000, due mostly to expenses of $523,000, net of taxes, related to an early retirement program. In addition, the bank charged off $394,000, net of taxes, in interest from loans placed on nonaccrual status and provided $795,000, net of taxes, for loan losses during the quarter.

The net result of these difficult decisions is that your bank is emerging from this recessionary cycle with a cleaner balance sheet and a stronger capital foundation.

Federal policy makers have made it abundantly clear that they intend to keep interest rates unnaturally low for an extended period that may stretch to years. While that may benefit a few big business entities with large capital requirements, it does little to help individual savers, small business job creators, pensioners and community banks.

The ability to earn a reasonable return on invested capital is fundamental to the financial industry. When that ability is severely restricted, we cannot pay our depositors more than we can earn on funds, which squeezes everyone. Until the business cycle accelerates to the point that increased activity will nudge interest rates off the floor, the overall economy will continue to bounce along a fairly rough bottom. Few may fail, but fewer will prosper under these conditions.

We can only play by the rules handed to us. We do not set the rules. Congress and the Federal Reserve do that. Your team of directors, senior management and bankers remain focused on the profitability of this bank under these circumstances. We will accomplish this with strict cost controls, attention to customer service and aggressive pursuit of what business there is. On behalf of everyone on the team, thank you for your continued support.

Sincerely yours,

Chevis C. Swetman

Chairman of the Board

President & Chief Executive Officer

M A N A G E M E N T’ S    D I S C U  S S I O N    A N D    A N A L Y S I S  O F    F I N A N C I A L     C O N D I T I O N

A N D    R E S U L T S    O F     O P E R A T I O N S

Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, Mississippi. The following presents Management’s discussion and analysis of the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries for the years ended December 31, 2011, 2010 and 2009. These comments highlight the significant events for these years and should be considered in combination with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in this annual report.

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

N E W    A C C O U N T I N G    P R O N O U N C E M E N T S

The Financial Accounting Standards Board (“FASB”) has issued new accounting standards updates, which have been disclosed in Note A to the Consolidated Financial Statements. The Company does not expect that these updates will have a material impact on its results of operations or financial position. As the Company currently presents changes in comprehensive income in the Consolidated Statement of Changes in Shareholders’ Equity and Comprehensive Income, the adoption of Accounting Standards Update No. 2011-05 will result in a change in how comprehensive income is presented.

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

Allowance for loan losses:

The Company’s most critical accounting policy relates to its allowance for loan losses (“ALL”), which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. The ALL is established and maintained at an amount sufficient to cover the estimated loss associated with the loan portfolio of the Company as of the date of determination. Credit losses arise not only from credit risk, but also from other risks inherent in the lending process including, but not limited to, collateral risk, operation risk, concentration risk and economic risk. As such, all related risks of lending are considered when assessing the adequacy of the ALL. On a quarterly basis, Management estimates the probable level of losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on our past loan loss experience, known and inherent risk in the portfolio, adverse situations that may affect the borrowers’ ability to repay and the estimated value of any underlying collateral and current economic conditions. Management believes that the ALL is adequate and appropriate for all periods presented in these financial statements. If there was a deterioration of any of the factors considered by Management in evaluating the ALL, the estimate of loss would be updated, and additional provisions for loan losses may be required. The analysis divides the portfolio into two segments: a pool analysis of loans based upon loss history which may be adjusted by qualitative factors by loan type and a specific reserve analysis for those loans considered impaired under generally accepted accounting principles. All credit relationships with an outstanding balance of $100,000 or greater that are included in Management’s loan watch list are individually reviewed for impairment. All losses are charged to the ALL when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the ALL at the time of receipt.

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

Income Taxes:

GAAP requires the asset and liability approach for financial accounting and reporting for deferred income taxes. We use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences. See Note J to the Consolidated Financial Statements for additional details. As part of the process of preparing our consolidated financial statements, the Company is required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as the provision for loan losses, for tax and financial reporting purposes. These differences result in deferred tax assets and liabilities that are included in our consolidated statement of condition. We must also assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. To the extent the Company establishes a valuation allowance or adjusts this allowance in a period, we must include an expense within the tax provisions in the statement of income.

O V E R V I E W

The Company is a community bank serving the financial and trust needs of its customers in our trade area, which is defined as those portions of Mississippi, Louisiana and Alabama which are within a fifty mile radius of the Waveland, Wiggins and Gautier branches, the bank subsidiary’s three most outlying locations. Maintaining a strong core deposit base and providing commercial and real estate lending in our trade area are the traditional focuses of the Company. Growth has largely been achieved through de novo branching activity, and it is expected that these strategies will continue to be emphasized in the future.

Net income for 2011 was $1,202,834 compared with $1,484,963 for 2010. This decrease resulted from the charge-off of interest income on loans placed on nonaccrual, the decreased yield on investment securities and write downs of other real estate (“ORE”). Results for 2011 also included a decrease in the provision for loan losses as compared with 2010, gains on death benefits from life insurance policies, and costs associated with a voluntary early retirement program offered during 2011.

Monitoring and managing asset quality and non-performing assets continue to be emphasized during these difficult economic times, as the local and national economy continues to negatively impact collateral values and borrowers’ ability to repay their loans. During 2011, past due loans increased significantly and resulted in a large increase in loans being placed on nonaccrual and $1,187,037 in accrued interest being charged-off. Nonaccrual loans increased significantly to $57,592,715 at December 31, 2011 as compared with $14,537,098 at December 31, 2010. Commercial real estate loans totaling $8,331,309 were placed on nonaccrual during 2011 as a result of the borrowers filing for bankruptcy. Residential and land development loans totaling $23,478,058 and commercial construction loans totaling $6,041,822 were placed on nonaccrual during 2011. The Company has allocated a total specific reserve of $2,106,729 to loans on nonaccrual as of December 31, 2011.

Managing the net interest margin in the Company’s highly competitive market and in context of larger national economic conditions has been very challenging and will continue to be so for the foreseeable future. While interest income on loans was impacted by charged-off interest, net interest income was also affected by decreasing yields on investment securities. Specifically, interest income on U.S. Agencies decreased $2,277,914, largely due to a decrease in yield from 3.24% to 2.10%.

Declining real estate values resulted in write downs of the ORE portfolio of $711,006 during 2011. While past due and non accrual loans are much higher than desirable, there are positive trends as net charge-offs decreased from $8,023,085 in 2010 to $1,449,636 in 2011 and the provision of loan losses decreased $3,910,000 in 2011 as compared with 2010.

As a result of the death of participants in deferred compensation plans during 2011, the Company realized gains on death benefits from life insurance policies of $469,740. During 2011, an early retirement program was offered to certain employees. While 2011 results included additional costs of $851,406 from the program, the Company expects to reduce salaries and employee benefit expense in future years as a result of these retirements.

Total assets at December 31, 2011 increased $17,606,606, as compared with December 31, 2010. Loan demand exceeded expectations in 2011, as loans increased $22,508,529. Federal funds purchased and securities sold under agreements to repurchase increased $17,498,948 and borrowings from the Federal Home Loan Bank (“FHLB”) increased $10,366,552 at December 31, 2011 as compared with December 31, 2010, which funded the increase in loans and the decrease in total deposits of $15,700,433 for the same period.

R E S U L T S    O F    O P E R A T I O N S

Net Interest Income

Net interest income, the amount by which interest income on loans, investments and other interest- earning assets exceeds interest expense on deposits and other borrowed funds, is the single largest component of the Company’s income. Management’s objective is to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities combined with changes in market rates of interest directly affect net interest income. The Federal Open Market Committee (the “Committee”), a component of the Federal Reserve System, is charged under United States law with overseeing the nation’s open market operations by making key decisions about interest rates and the growth of the U.S. money supply. The Committee dropped the discount rate significantly in 2008 and has not adjusted the rate since that time, which impacted interest rates then and in succeeding years. The Committee has indicated that the discount rate will not be adjusted until 2014 at the earliest.

2011 as compared with 2010

The Company’s average interest-earning assets decreased approximately $31,744,000, or 4%, from approximately $754,060,000 for 2010 to approximately $722,316,000 for 2011. The Company’s average balance sheet shrunk primarily as principal payments, maturities, charge-offs and foreclosures relating to existing loans have outpaced new loans during the first part of 2011. While the average balance sheet decreased for the year, loan demand increased during the last two quarters of 2011 which resulted in an increase in loans at December 31, 2011.

The average yield on earning assets decreased 46 basis points, from 4.03% for 2010 to 3.57% for 2011, with the biggest impact being to the yield on taxable available for sale securities. The Company’s investment and liquidity strategy has been to invest most of the proceeds from sales, calls and maturities of securities in similar securities with a maturity of two years or longer, the interest rates on which have decreased dramatically. As a result, the yield on taxable available for sale securities decreased from 3.24% for 2010 to 2.10% for 2011. Beginning in the fourth quarter of 2010, Management began acquiring such securities with a maturity of five years or longer in order to improve the yield. The charge off of interest income on loans of $1,187,037 during 2011 reduced the average yield on earning assets by 16 basis points.

Average interest-bearing liabilities decreased approximately $25,195,000, or 4%, from approximately $613,157,000 for 2010 to approximately $587,962,000 for 2011. The average rate paid on interest-bearing liabilities decreased 21 basis points, from .75% for 2010 to .54% for 2011. The Company believes that it is unlikely that its cost of funds can be materially reduced further.

The Company’s net interest margin on a tax-equivalent basis, which is net interest income as a percentage of average earning assets, was 3.13% at December 31, 2011, down 29 basis points from 3.42% at December 31, 2010, primarily due to the charge-off of interest income on loans and the decrease in yield on taxable available for sale securities.

2010 as compared with 2009

The Company’s average interest-earning assets decreased approximately $65,566,000, or 8%, from approximately $819,626,000 for 2009 to approximately $754,060,000 for 2010. The Company’s average balance sheet shrunk as principal payments and maturities of loans have outpaced new loans and investments have been called or sold. As a result of the Committee’s actions, the average yield on earning assets decreased 23 basis points, from 4.26% for 2009 to 4.03% for 2010, with the biggest impact being to the yield on taxable available for sale securities. The Company’s investment and liquidity strategy was to invest most of the proceeds from sales and calls of securities in similar securities with a maturity of two years or longer, the interest rates on which have decreased dramatically. As a result, the yield on taxable available for sale securities decreased from 4.18% for 2009 to 3.24% for 2010. Beginning in the fourth quarter of 2010, Management began acquiring such securities with a maturity of five years or longer in order to improve the yield. The Company’s loan portfolio generally has a 40%/60% blend of fixed/floating rate term. In addition to adjusting the duration of investment purchases, the Company established floors on new and renewing loans in order to improve the net interest margin. Along with the impact of the calls of securities, this results in the Company being more asset sensitive to market interest rates and generally is the cause of the decrease in interest income.

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

The tables below analyze the changes in tax-equivalent net interest income for the years ended December 31, 2011 and 2010 and the years ended December 31, 2010 and 2009.

A N A L Y S I S    O F    A V E R A G E    B A L A N C E S ,    I N T E R E S T    E A R N E D / P A I D    A N D    Y I E L D    ( I N

T H O U S A N D S )

		2011			2010

	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$405,367	$17,923	4.42	$436,393	$19,687	4.51
Federal Funds Sold	2,857	7	0.25	4,842	15	0.31
Held to maturity:
Non taxable (1)	1,882	107	5.69	2,938	154	5.24
Available for sale:
Taxable	269,401	5,662	2.10	264,927	8,589	3.24
Non taxable (1)	39,941	2,041	5.11	40,581	1,903	4.69
Other	2,868	23	0.80	4,379	26	0.59

Total	$722,316	$25,763	3.57	$754,060	$30,374	4.03

Savings and demand, interest bearing	$226,097	$819	0.36	$217,531	$1,084	0.50
Time deposits	169,617	1,535	0.90	190,718	2,173	1.14
Federal funds purchased and securities sold under agreements to repurchase	154,423	638	0.41	152,000	991	0.65
Borrowings from FHLB	37,825	186	0.49	52,908	352	0.65

Total	$587,962	$3,178	0.54	$613,157	$4,600	0.75

Net tax-equivalent yield on earning assets			3.13			3.42

		2010			2009

	Average Balance	Interest Earned/Paid	Rate	Average Balance	Interest Earned/Paid	Rate

Loans (2) (3)	$436,393	$19,687	4.51	$467,992	$20,189	4.31
Federal Funds Sold	4,842	15	0.31	3,227	8	0.25
Held to maturity:
Non taxable (1)	2,938	154	5.24	3,265	172	5.27
Available for sale:
Taxable	264,927	8,589	3.24	307,332	12,840	4.18
Non taxable (1)	40,581	1,903	4.69	34,437	1,699	4.93
Other	4,379	26	0.59	3,373	17	0.50

Total	$754,060	$30,374	4.03	$819,626	$34,925	4.26

Savings and demand, interest bearing	$217,531	$1,084	0.50	$232,916	$1,831	0.79
Time deposits	190,718	2,173	1.14	192,893	3,135	1.63
Federal funds purchased and securities sold under agreements to repurchase	152,000	991	0.65	217,509	1,905	0.88
Borrowings from FHLB	52,908	352	0.65	38,708	530	1.37

Total	$613,157	$4,600	0.75	$682,026	$7,401	1.09

Net tax-equivalent yield on earning assets			3.42			3.36

(1)	All interest earned is reported on a taxable equivalent basis using a tax rate of 34% in 2011, 2010 and 2009.
(2)	Loan fees of $647, $611 and $476 for 2011, 2010 and 2009, respectively, are included in these figures.
(3)	Includes nonaccrual loans.

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

Management relies on its guidelines and existing methodology to monitor the performance of its loan portfolio and to identify and estimate potential losses based on the best available information. The potential effect of the economic downturn on a national and local level, the decline in real estate values and actual losses incurred by the Company were key factors in our analysis. Note A to the Consolidated Financial Statements discloses a summary of the accounting principles applicable to impaired and nonaccrual loans as well as the allowance for loan losses. Note C to the Consolidated Financial Statements presents additional analyses of the composition, aging and performance of the loan portfolio as well as the transactions in the allowance for loan losses.

The decline in the value of real estate has negatively impacted the collateral relating to the Company’s residential and land development and real estate – mortgage portfolios. The Company’s evaluation of these portfolios and related collateral resulted in a significant increase in provisions for the development portfolio in 2009 and 2010 and for the real estate-mortgage portfolio in 2011. The Company’s on-going, systematic evaluation resulted in the Company recording a total provision for loan losses of $2,935,000, $6,845,000 and $5,225,000 in 2011, 2010 and 2009, respectively. Net charge-offs decreased dramatically in 2011 to $1,449,636 from $8,023,085 and $8,511,174 in 2010 and 2009, respectively, as the Company has worked diligently to address non-performing loans.

The allowance for loan losses as a percentage of loans was 1.88%, 1.62% and 1.68% at December 31, 2011, 2010 and 2009, respectively. Even though nonaccrual loans grew to $57,592,715 at December 31, 2011, only $2,106,729 in specific reserves has been allocated to these loans as collateral value appear sufficient to cover loan losses. The Company believes that its allowance for loan losses is appropriate as of December 31, 2011.

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

Non-interest income

Total non-interest income decreased by $253,954 in 2011 as compared with 2010. Included in this decrease was a decrease in service charges on deposit accounts of $319,817 in 2011 as compared with 2010 as these fees were impacted by the local economy and customers opting out of overdraft protection for debit card transactions. During 2010, securities were sold at a gain of $1,690,670 as compared with only $1,126,055 in 2011 as the Company executed sales when it could maximize proceeds. As a result of the death of participants in the Company’s deferred compensation plans, bank owned life insurance was redeemed in 2011, resulting in a gain of $469,740. The Company’s other investments had a gain of $96,969 in 2011 as compared with a loss of $109,933 in 2010.

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

Non-interest expense

Total non-interest expense increased by $1,199,608 in 2011 as compared with 2010. Salaries and employee benefits increased $501,777 in 2011 as compared with 2010. While the Company had been able to reduce salaries and employee benefits through attrition in 2011 and 2010, current year expenses included additional costs of $851,406 relating to the early retirement program. Equipment rentals, depreciation and maintenance decreased $336,297 in 2011 as compared with 2010. Rental expense decreased $135,531 in 2011 as the Company discontinued use of leased equipment. Depreciation on furniture and equipment decreased $133,000 as equipment replaced after Hurricane Katrina is now fully depreciated. Maintenance costs decreased $59,766 as a result of a number of cost saving measures. Other expense increased $1,048,202 for 2011 as compared with 2010. Included in other expense are data processing expense, which increased $291,359 as a result of the outsourcing of most of the bank’s I/T functions, and ORE expenses, which were $938,486 more in 2011 as compared with 2010 primarily as a result of write downs of $711,006. Other expense also includes FDIC and state banking assessments. Based on formulas determined by those agencies, the bank subsidary was assessed $177,940 more in 2011 than in the previous year. These increases in other expenses were partially reduced by the decrease in advertising and legal costs. Advertising expenses decreased $74,018 in 2011 as a result of cost savings measures. Legal fees decreased $176,756 in 2011 as compared with 2010 due to the resolution of a number of non-performing loan issues.

Total non-interest expense decreased by $54,306 in 2010 as compared with 2009. Salaries and employee benefits decreased $668,274 in 2010 as compared with 2009 as a result of the decrease in the number of employees from attrition in 2009 and 2010. Net occupancy costs decreased $137,328 in 2010 as compared with 2009 as a result of decreased insurance and property tax costs. Insurance costs decreased $84,591 as the Company was able to reduce premiums on some of its liability coverage. Property tax expense decreased $44,635 due to the revaluation of some of the Company’s real property. Other expense increased $849,235 for 2010 as compared with 2009. This increase is the result of increased legal, data processing, franchise and other expenses as well as an increase in costs associated with managing our other real estate portfolio. Legal fees increased $236,862 in 2010 as compared with 2009 as the Company engaged legal counsel to assist with several non-performing loan issues. Data processing costs increased $186,683 as a result of the out-

sourcing of some of the bank’s I/T functions. Franchise tax expense increased $246,774 in 2010 as compared with 2009 as prior years’ refunds were received in 2009. Maintenance and repairs, property taxes, disposal costs and losses on sales of other real estate were $250,865 more in 2010 as compared with 2009 as a result of the increase in the number of foreclosures in 2010. While the Company had increased costs in these areas, it was able to reduce expenses as a part of a cost-cutting campaign in 2010 for a savings of more than approximately $385,000. Savings were realized in advertising, consulting, trust, dues, training and other expenditures.

Income Taxes

Income taxes have been impacted by non-taxable income and federal tax credits during 2011, 2010 and 2009, respectively. Note J to the Consolidated Financial Statements presents a reconciliation of income taxes for these three years.

F I N A N C I A L    C O N D I T I O N

Available for sale securities decreased $8,159,982 at December 31, 2011, compared with December 31, 2010. Proceeds from the sales, calls and maturities of these securities and the increase in other borrowings fund the increase in loans and decrease of deposits.

The Company’s held to maturity portfolio was invested solely in debt securities issued by state and political subdivisions at December 31, 2011 and December 31, 2010. Proceeds from maturities of these securities are reinvested in available for sale securities or loans.

The Company increased its investment in Federal Home Loan Bank common stock by $299,500 as a result of increased need for borrowing capacity from that agency during 2011.

Gross loans increased $22,508,529 at December 31, 2011 as compared with December 31, 2010 as new loans outpaced payments, maturities, foreclosures and charge-offs. The Company anticipates that moderate growth will continue in 2012.

Other real estate increased by $409,088 at December 31, 2011 as compared with December 31, 2010. During 2011, loans totaling $3,221,510 were transferred into ORE, write downs of $711,006 were charged to earnings and ORE totaling $2,101,416 was sold. The Company is working diligently and prudently to reduce this portfolio.

Interest rates on interest-earning assets, particularly available for sale securities, have decreased at December 31, 2011 as compared with December 31, 2010. This trend directly impacted accrued interest receivable, which decreased $594,189 during 2011.

Prepaid FDIC assessments decreased $1,556,652 at December 31, 2011 as compared with December 31, 2010 as a result of the amortization of these costs.

Other assets decreased $4,638,299 at December 31, 2011 as compared with December 31, 2010. At December 31, 2010, the Company recorded federal income taxes receivable of $2,459,715 as a result of overpayments as compared with $345,000 at December 31, 2011. Also included in other assets was a decrease in deferred tax assets of $2,133,781 as the increase in the fair value of available for sale securities changed from an unrealized loss to an unrealized gain. Prepaid expenses included in other assets decreased $285,776 as a result of the amortization of these costs.

Total deposits decreased $15,700,433 at December 31, 2011, as compared with December 31, 2010. Fluctuations among the different types of deposits represent recurring activity for the Company. The Company anticipates that deposits will continue at or slightly above their present level during 2012.

Federal funds purchased and securities sold under agreements to repurchase, which includes non-deposit accounts, increased $17,498,948 at December 31, 2011 as compared with December 31, 2010, as customers periodically reallocate their funds.

Borrowings from the Federal Home Loan Bank increased $10,366,552 at December 31, 2011 as compared with December 31, 2010 based on the liquidity needs of the bank subsidiary.

Other liabilities decreased $2,653,900 at December 31, 2011 as compared with December 31, 2010 as a result of net decrease in the liabilities relating to the Company’s deferred compensation plans. The liability increased $2,384,875 for these plans, which included additional accruals as a result of the early retirement program. At December 31, 2011, the retiree health plan was amended, which reduced the accumulated post-retirement benefit obligation by $4,818,468. Note P to the Consolidated Financial Statements describes the Company’s deferred compensation plans and the amendment to the retiree health plan.

S H A R E H O L D E R S’    E Q U I T Y    A N D    C A P I T A L     A D E Q U A C Y

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

The measure of capital adequacy which is currently used by Management to evaluate the strength of the Company’s capital is the primary capital ratio which was 14.65 % at December 31, 2011, which is well above the regulatory minimum of 6.00%. Management continues to emphasize the importance of maintaining the appropriate capital levels of the Company and has established the goal of maintaining its primary capital ratio at 8.00%, which is the minimum requirement for classification as being “well-capitalized” by the banking regulatory authorities.

Significant transactions affecting shareholders’ equity during 2011 are described in Note K to the Consolidated Financial Statements. The Statement of Changes in Shareholders’ Equity and Comprehensive Income also presents all activity in the Company’s equity accounts.

L I Q U I D I T Y

Liquidity represents the Company’s ability to adequately provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. Note M to the Consolidated Financial Statements discloses information relating to financial instruments with off-balance-sheet risk, including letters of credit and outstanding unused loan commitments. The Company closely monitors the potential effects of funding these commitments on its liquidity position. Management monitors these funding requirements in such a manner as to satisfy these demands and to provide the maximum return on its earning assets.

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

Deposits, payments of principal and interest on loans, proceeds from maturities of investment securities and earnings on investment securities are the principal sources of funds for the Company. The Company also uses other sources of funds, including borrowings from the Federal Home Loan Bank. The Company generally anticipates relying on deposits, purchases of federal funds and advances from the Federal Home Loan Bank for its liquidity needs in 2012.

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

O F F – B A L A N C E     S H E E T     A R R A N G E M E N T S

The Company is a party to off-balance-sheet arrangements in the normal course of business to meet the financing needs of its customers. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet arrangements. Since some of the commitments and irrevocable letters of credit may expire without being drawn upon, the total amount does not necessarily represent future cash requirements. As discussed previously, the Company carefully monitors its liquidity needs and considers its cash requirements, especially for loan commitments, in making decisions on investments and obtaining funds from its other sources. Further information relating to off-balance-sheet instruments can be found in Note M to the Consolidated Financial Statements .

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

The Company has implemented a conservative approach to its asset/liability management. The net interest margin is managed on a daily basis largely as a result of the management of the liquidity needs of the bank subsidiary. The Company generally follows a policy of investing in U.S. Agency securities with maturities of two years or more. Due to the low interest rate environment, the duration of investments has been extended to fifteen years with call provisions. The loan portfolio consists of a 40% /60% blend of fixed and floating rate loans. It is the general loan policy to offer loans with maturities of five years or less; however, the market is now dictating floating rate terms to be extended to fifteen years. On the liability side, more than 65% of the deposits are demand and savings transaction accounts. Additionally, 89% of the certificates of deposit mature within eighteen months. Since the Company’s deposits are generally not rate-sensitive, they are considered to be core deposits. The short term nature of the financial assets and liabilities allows the Company to meet the dual requirements of liquidity and interest rate risk management.

The interest rate sensitivity tables below provide additional information about the Company’s financial instruments that are sensitive to changes in interest rates. The negative gap in 2012 is mitigated by the nature of the Company’s deposits, whose characteristics have been previously described. The tabular disclosure reflects contractual interest rate repricing dates and contractual maturity dates. Loan maturities have been adjusted for reserve for loan losses. There have been no adjustments for such factors as prepayment risk, early calls of investments, the effect of the maturity of balloon notes or the early withdrawal of deposits. The Company does not believe that the aforementioned factors have a significant impact on expected maturity.

Interest rate sensitivity at December 31, 2011 was as follows (in thousands):

	00000000	00000000	00000000	00000000	00000000	00000000	00000000	00000000
	2 0 1 2	2 0 1 3	2 0 1 4	2 0 1 5	2 0 1 6	B E Y O N D	T O T A L	1 2 /3 1 /1 1 F A I R V A L U E
Loans, net	$279,302	$27,756	$35,559	$18,707	$22,032	$40,991	$424,347	$427,881
Average rate	4.81%	6.58%	6.19%	6.14%	4.96%	5.28%	5.22%
Securities	41,762	7,203	21,725	36,278	42,959	136,931	286,858	286,932
Average rate	1.55%	3.35%	1.90%	1.90%	1.69%	3.00%	2.72%
Total Financial Assets	321,064	34,959	57,284	54,985	64,991	177,922	711,205	714,813
Average rate	4.66%	6.20%	5.13%	4.55%	3.65%	3.79%	4.57%
Deposits	352,601	11,153	3,012	1,915	2,177		370,858	372,019
Average rate	1.54%	1.40%	2.18%	1.98%	1.98%		1.55%
Federal funds purchased and securities sold under agreements to repurchase	157,601						157,601	157,601
Average rate	0.16%						0.16%
Long-term funds	50,421	235	235	235	235	1,963	53,324	55,014
Average rate	0.62%	4.61%	4.61%	4.61%	4.61%	4.61%	1.82%
Total Financial Liabilities	560,623	11,388	3,247	2,150	2,412	1,963	581,783	581,634
Average rate	1.43%	1.61%	2.52%	2.56%	2.51%	4.61%	1.54%

Interest rate sensitivity at December 31, 2010 was as follows (in thousands):

	2 0 1 1	2 0 1 2	2 0 1 3	2 0 1 4	2 0 1 5	B E Y O N D	T O T A L	1 2 / 3 1 / 1 0 F A I R V A L U E
Loans, net	$297,654	$17,242	$34,719	$23,746	$16,415	$13,472	$403,248	$407,363
Average rate	4.65%	6.12%	6.53%	6.21%	6.28%	6.09%	5.19%
Securities	11,646	1,927	22,498	24,928	47,202	187,000	295,201	295,295
Average rate	3.30%	4.39%	2.04%	2.39%	2.34%	3.37%	2.79%
Total Financial Assets	309,300	19,169	57,217	48,674	63,617	200,472	698,449	702,658
Average rate	4.61%	5.99%	4.77%	5.11%	4.04%	3.68%	4.56%
Deposits	349,579	20,710	1,873	2,218	1,479	3	375,862	376,715
Average rate	1.01%	2.38%	2.46%	2.42%	2.42%	2.21%	1.34%
Federal funds purchased and securities sold under agreements to repurchase	140,102						140,102	140,102
Average rate	0.42%						0.42%
Long-term funds	40,207	223	223	223	223	1,858	42,957	43,990
Average rate	0.77%	4.70%	4.70%	4.70%	4.70%	4.70%	1.93%
Total Financial Liabilities	529,888	20,933	2,096	2,441	1,702	1,861	558,921	560,807
Average rate	0.91%	2.43%	2.88%	2.79%	2.94%	4.70%	1.17%

D E C E M B E R 3 1 ,	2 0 1 1	2 0 1 0	2 0 0 9
Assets
Cash and due from banks	$36,928,657	$24,146,939	$29,155,294
Available for sale securities	278,918,481	287,078,463	311,434,437
Held to maturity securities, fair value of $1,492,374 - 2011; $2,010,430 - 2010; $3,340,974 - 2009	1,428,887	1,914,879	3,201,966
Other investments	3,930,300	3,926,371	4,036,304
Federal Home Loan Bank Stock, at cost	2,580,700	2,281,200	5,015,900
Loans	432,407,286	409,898,757	464,976,291
Less: Allowance for loan losses	8,135,622	6,650,258	7,827,806

Loans, net	424,271,664	403,248,499	457,148,485
Bank premises and equipment, net of accumulated depreciation	28,035,308	29,756,239	31,418,884
Other real estate	6,153,238	5,744,150	1,521,313
Accrued interest receivable	2,698,241	3,292,430	4,646,752
Cash surrender value of life insurance	16,196,368	15,951,117	15,329,394
Prepaid FDIC assessments	2,096,320	3,652,972	4,958,309
Other assets	913,926	5,552,225	1,139,861

Total assets	$804,152,090	$786,545,484	$869,006,899

Liabilities & Shareholders’ Equity
Liabilities:
Deposits:
Demand, non-interest bearing	$97,581,073	$108,277,985	$96,541,387
Savings and demand, interest bearing	205,318,859	193,631,209	206,167,484
Time, $100,000 or more	115,014,220	134,667,660	117,347,663
Other time deposits	50,524,930	47,562,661	50,644,895

Total deposits	468,439,082	484,139,515	470,701,429
Federal funds purchased and securities sold under agreements to repurchase	157,600,967	140,102,019	174,430,877
Borrowings from Federal Home Loan Bank	53,323,568	42,957,016	104,270,452
Other liabilities	15,336,172	17,990,072	16,016,204

Total liabilities	694,699,789	685,188,622	765,418,962
Shareholders’ Equity:
Common Stock, $1 par value, 15,000,000 shares authorized, 5,136,918, 5,151,139, and 5,151,697 shares issued and outstanding at December 31, 2011, 2010 and 2009, respectively	5,136,918	5,151,139	5,151,697
Surplus	65,780,254	65,780,254	65,780,254
Undivided profits	33,350,861	33,302,381	32,853,346
Accumulated other comprehensive income (loss), net of tax	5,184,268	(2,876,912)	(197,360)

Total shareholders’ equity	109,452,301	101,356,862	103,587,937

Total liabilities and shareholders’ equity	$804,152,090	$786,545,484	$869,006,899

See Notes to Consolidated Financial Statements.

Y E A R S E N D E D D E C E M B E R 3 1,	2 0 1 1	2 0 1 0	2 0 0 9
Interest income:
Interest and fees on loans	$17,923,213	$19,687,441	$20,189,200
Interest and dividends on securities:
U.S. Treasuries	235,494	471,051	1,229,237
U.S. Government agencies	5,320,452	7,598,366	10,043,869
Mortgage-backed securities	105,905	518,924	1,566,573
States and political subdivisions	1,417,445	1,357,642	1,234,917
Other investments	23,130	26,078	17,347
Interest on federal funds sold	6,936	15,263	8,159

Total interest income	25,032,575	29,674,765	34,289,302

Interest expense:
Deposits	2,353,878	3,257,391	4,965,439
Borrowings from Federal Home Loan Bank	185,925	351,883	530,082
Federal funds purchased and securities sold under agreements to repurchase	638,286	991,438	1,905,383

Total interest expense	3,178,089	4,600,712	7,400,904

Net interest income	21,854,486	25,074,053	26,888,398
Provision for allowance for losses on loans	2,935,000	6,845,000	5,225,000

Net interest income after provision for allowance for losses on loans	18,919,486	18,229,053	21,663,398

Non-interest income:
Trust department income and fees	1,368,318	1,354,338	1,363,489
Service charges on deposit accounts	5,783,316	6,103,133	6,661,209
Gain on sales and calls of securities	1,126,055	1,690,670	869,123
Writedown of investments to market value			(149,517)
Gain (loss) on other investments	96,969	(109,933)	146,979
Increase in cash surrender value of life insurance	501,268	531,283	535,342
Gain on death benefits from life insurance	469,740
Other income	514,540	544,669	720,006

Total non-interest income	9,860,206	10,114,160	10,146,631

Non-interest expense:
Salaries and employee benefits	14,083,505	13,581,728	14,250,002
Net occupancy	2,350,029	2,364,103	2,501,431
Equipment rentals, depreciation and maintenance	3,332,346	3,668,643	3,766,582
Other expense	9,014,978	7,966,776	7,117,541

Total non-interest expense	28,780,858	27,581,250	27,635,556

Income (loss) before income taxes	(1,166)	761,963	4,174,473
Income tax expense (benefit)	(1,204,000)	(723,000)	954,000

Net income	$1,202,834	$1,484,963	$3,220,473

Basic and diluted earnings per share	$.23	$.29	$.62

Dividends declared per share	$.19	$.20	$.30

See Notes to Consolidated Financial Statements.

	N u m b e r o f C o m m o n S h a r e s	C o m m o n S t o c k	S u r p l u s
Balance, January 1, 2009	5,279,268	$5,279,268	$65,780,254
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

Total comprehensive loss

Cash dividends ($ .11 per share)
Dividend declared ($ .09 per share)
Retirement of stock	(558)	(558)

Balance, December 31, 2010	5,151,139	5,151,139	65,780,254
Comprehensive Income:
Net income
Net unrealized gain on available for sale securities, net of tax
Reclassification adjustment for available for sale securities called or sold in current year, net of tax
Gain from unfunded post-retirement obligation, net of tax
Total comprehensive income
Cash dividends ($ .09 per share)
Dividend declared ($ .10 per share)
Retirement of stock	(14,221)	(14,221)

Balance, December 31, 2011	5,136,918	$5,136,918	$65,780,254

See Notes to Consolidated Financial Statements.

U n d i v i d e d P r of i t s	A c c u m u l a t e d O t h e r C o m p r e h e n s i v e I n c o m e	C o m p r e h e n s i v e I n c o m e	T o t a l
$ 33,412,596	$ 2,527,996		$ 107,000,114

3,220,473		$ 3,220,473	3,220,473
	(2,392,524)	(2,392,524)	(2,392,524)
	(474,940)	(474,940)	(474,940)
	142,108	142,108	142,108

		$ 495,117

4,774			4,774
(1,030,339)			(1,030,339)
(515,170)			(515,170)
(2,238,988)			(2,366,559)

32,853,346	(197,360)		103,587,937

1,484,963		$ 1,484,963	1,484,963
	(1,370,429)	(1,370,429)	(1,370,429)

	(1,115,842)	(1,115,842)	(1,115,842)
	(193,281)	(193,281)	(193,281)

		$ (1,194,589)

(566,687)			(566,687)
(462,323)			(462,323)
(6,918)			(7,476)

33,302,381	(2,876,912)		101,356,862

1,202,834		$ 1,202,834	1,202,834
	5,623,908	5,623,908	5,623,908

	(743,196)	(743,196)	(743,196)
	3,180,468	3,180,468	3,180,468

		$ 9,264,014

(462,323)			(462,323)
(513,692)			(513,692)
(178,339)			(192,560)

$ 33,350,861	$ 5,184,268		$ 109,452,301

Y E A R S E N D E D D E C E M B E R 3 1,	2 0 1 1	2 0 1 0	2 0 0 9
Cash flows from operating activities:
Net income	$1,202,834	$1,484,963	$3,220,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,210,000	2,351,000	2,390,912
Provision for allowance for losses on loans	2,935,000	6,845,000	5,225,000
Write down of other real estate	711,006	77,350
Impairment loss on investments			149,517
(Gain) loss on other investments	(96,969)	109,933	(146,979)
Accretion of held to maturity securities	(2,736)	(2,833)	(2,754)
Gain on liquidation, sales and calls of securities	(1,126,055)	(1,690,670)	(869,123)
(Gain) loss on sales of other real estate	180,390	86,850	(150,058)
Gain on death benefits from life insurance	(469,740)
Increase in cash surrender value of life insurance	(501,268)	(531,283)	(535,342)
Change in accrued interest receivable	594,189	1,354,322	798,015
Change in other assets	4,061,169	(1,322,873)	(3,582,781)
Change in other liabilities	95,700	1,084,581	2,975,089

Net cash provided by operating activities	9,793,520	9,846,340	9,471,969

Cash flows from investing activities:
Proceeds from maturities, sales and calls of available for sale securities	358,537,612	403,092,553	277,022,490
Investment in available for sale securities	(341,857,583)	(380,565,980)	(251,622,168)
Proceeds from maturities of held to maturity securities	488,728	1,289,920	195,000
Investment in Federal Home Loan Bank stock	(299,500)		(2,945,200)
Redemption of other investments	93,040
Redemption of Federal Home Loan Bank stock		2,734,700
Proceeds from sales of other real estate	1,921,026	1,328,000	3,108,801
Loans, net change	(27,179,675)	41,339,949	(10,192,895)
Acquisition of premises and equipment	(489,069)	(688,355)	(209,626)
Proceeds from death benefits from life insurance	804,883
Investment cash surrender value of life insurance	(79,125)	(91,941)	(92,294)

Net cash provided by (used in) investing activities	(8,059,663)	68,438,846	15,264,108

Cash flows from financing activities:
Demand and savings deposits, net change	990,738	(799,677)	(46,314,551)
Time deposits made, net change	(16,691,171)	14,237,763	6,540,444
Cash dividends	(924,646)	(1,081,857)	(2,614,119)
Retirement of common stock	(192,560)	(7,476)	(2,366,559)
Borrowings from Federal Home Loan Bank	500,974,555	775,907,492	377,346,745
Repayments to Federal Home Loan Bank	(490,608,003)	(837,220,928)	(310,013,979)
Federal funds purchased and securities sold under agreements to repurchase, net change	17,498,948	(34,328,858)	(52,178,354)

Net cash provided by (used in) financing activities	11,047,861	(83,293,541)	(29,600,373)

Net increase (decrease) in cash and cash equivalents	12,781,718	(5,008,355)	(4,864,296)
Cash and cash equivalents, beginning of year	24,146,939	29,155,294	34,019,590

Cash and cash equivalents, end of year	$36,928,657	$24,146,939	$29,155,294

See Notes to Consolidated Financial Statements.

N O T E    A  -  B U S I N E S S    A N D    S U M M A R Y    O F    S I G N I F I C A N T    A C C O U N T I N G    P O L I C I E S :

Business of The Company

Peoples Financial Corporation (the “Company”) is a one-bank holding company headquartered in Biloxi, Mississippi. Its two operating subsidiaries are The Peoples Bank, Biloxi, Mississippi (the “Bank”), and PFC Service Corp. Its principal subsidiary is the Bank, which provides a full range of banking, financial and trust services to state, county and local government entities and individuals and small and commercial businesses operating in those portions of Mississippi, Louisiana and Alabama which are within a fifty mile radius of the Waveland, Wiggins and Gautier branches, the Bank’s three most outlying locations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting

The Company and its subsidiaries recognize assets and liabilities, and income and expense, on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of other real estate acquired in connection with foreclosure or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

New Accounting Pronouncements

ASU 2011-01 – Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU 2011-01”). ASU 2011-01 temporarily delayed the effective date of the disclosures surrounding troubled debt restructurings in Update 2010-20 for public companies. The Financial Accounting Standards Board (“FASB”) deliberated on what constitutes a troubled debt restructuring and coordinated that guidance with the effective date of the new disclosures, which are effective for interim and annual periods ending after June 15, 2011. It did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU 2011-02 – A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“ASU 2011-02”). ASU 2011-02 provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011, and is to be applied retrospectively to the beginning of the annual period of adoption. As a result of applying ASU 2011-02, an entity may identify receivables that are newly considered impaired. It did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU 2011-04 – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 generally represents clarifications of Topic 820, but also includes some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. ASU 2011-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is to be applied prospectively and is effective during interim and annual periods beginning after December 15, 2011 for public companies. It is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

ASU 2011-05 – Amendments to Topic 220, Comprehensive Income (“ASU 2011-05”). ASU 2011-05 grants an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and is to be adopted retrospectively. It is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

ASU 2011-08 – Intangibles – Goodwill and Other (Topic 350) Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 grants an entity the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This conclusion can be used as a basis for determining whether it is necessary to perform the two-step goodwill impairment test required in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. It is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Cash and Due from Banks

The Company is required to maintain average reserve balances in its vault or on deposit with the Federal Reserve Bank. The average amount of these reserve requirements was approximately $701,000, $587,000 and $542,000 for the years ending December 31, 2011, 2010 and 2009, respectively.

Securities

The classification of securities is determined by Management at the time of purchase. Securities are classified as held to maturity when the Company has the positive intent and ability to hold the security until maturity. Securities held to maturity are stated at amortized cost. Securities not classified as held to maturity are classified as available for sale and are stated at fair value. Unrealized gains and losses, net of tax, on these securities are recorded in shareholders’ equity as accumulated other comprehensive income. The amortized cost of available for sale securities and held to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. A decline in the market value of any investment below cost that is deemed to be other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income. In estimating other-than-temporary losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and nature of the issuer, the cause of the decline, especially if related to a change in interest rates, and the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as gain (loss) on sale and calls of securities in non-interest income.

Other Investments

Other investments include a low income housing partnership in which the Company is a 99% limited partner. The partnership has qualified to receive annual low income housing federal tax credits that are recognized as a reduction of the current tax expense. The investment is accounted for using the equity method.

Federal Home Loan Bank Stock

The Company is a member of the Federal Home Loan Bank of Dallas (“FHLB”) and as such is required to maintain a minimum investment in its stock that varies with the level of FHLB advances outstanding. The stock is bought from and sold to the FHLB based on its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment in accordance with GAAP.

Loans

The loan portfolio consists of commercial and industrial and real estate loans within the Company’s trade area in South Mississippi, Louisiana and Alabama that we have the intent and ability to hold for the foreseeable future or until maturity. The loan policy establishes guidelines relating to pricing, repayment terms, collateral standards including loan to value limits, appraisal and environmental standards, lending authority, lending limits and documentation requirements.

Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Interest on loans is recognized on a daily basis over the terms of each loan based on the unpaid principal balance. Loan origination fees are recognized as income when received. Revenue from these fees is not material to the financial statements.

The Company continuously monitors its relationships with its loan customers in concentrated industries such as gaming and hotel/motel, as well as the exposure for out of area, land, development, construction and commercial real estate loans, and their direct and indirect impact on its operations. Loan delinquencies and deposit overdrafts are monitored on a monthly basis in order to identify developing problems as early as possible. Also on a monthly basis, a watch list of credits based on our loan grading system is prepared. Grades of A – F are applied to individual loans based on factors including repayment ability, financial condition of the borrower and payment performance. Loans with a grade of D – F, as well as some with a grade of C, are placed on the watch list of credits. The watch list is the primary tool for monitoring the credit quality of the loan portfolio. Once loans are determined to be past due, the loan officer and the loan collection department work vigorously to return the loans to a current status.

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

Allowance for Loan Losses

The allowance for loan losses (“ALL”) is a valuation account available to absorb losses on loans. The ALL is established through provisions for loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is based on Management’s evaluation of the loan portfolio under current economic conditions and is an amount that Management believes will be adequate to absorb probable losses on loans existing at the reporting date. On a quarterly basis, the Company’s problem asset committee meets to review the watch list of credits, which is formulated from the loan grading system. Members of this committee include loan officers, collection officers, the chief lending officer, the chief credit officer, the credit administration officer, the chief financial officer and the chief executive officer. The evaluation includes Management’s assessment of several factors: review and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, a study of loss experience, a review of classified, nonperforming and delinquent loans, the estimated value of any underlying collateral, an estimate of the possibility of loss based on the risk characteristics of the portfolio, adverse situations that may affect the borrower’s ability to repay and the results of regulatory examinations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The ALL consists of specific and general components. The specific component relates to loans that are classified as impaired. The general component of the allowance relates to loans that are not impaired. Changes to the components of the ALL are recorded as a component of the provision for loan losses. Management must approve changes to the ALL and must report its actions to the Board of Directors. The Company believes that its allowance for loan losses is appropriate at December 31, 2011.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructurings and performing and non-performing major loans for which full payment of principal or interest is not expected. A loan may be impaired but not on nonaccrual status when available information suggests that it is probable that the Bank may not receive all contractual principal and interest, however, the loan is still current and payments are received in accordance with the terms of the loan. Payments received for impaired loans not on nonaccrual status are applied to principal and interest.

All impaired loans are reviewed, at a minimum, on a quarterly basis. The Company calculates the specific allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral. Most of the Company’s impaired loans are collateral-dependent.

The fair value of the collateral for collateral-dependent loans is based on appraisals performed by third-party valuation specialists, comparable sales and other estimates of fair value obtained principally from independent sources such as the Multiple Listing Service or county tax assessment valuations, adjusted for estimated selling costs. The Company has a Real Estate Appraisal Policy (the “Policy”) which is in compliance with the guidelines set forth in the “Interagency Appraisal and Evaluation Guidelines” which implement Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and the revised “Interagency Appraisal and Evaluation Guidelines” issued in 2010. The Policy further requires that appraisals be in writing and conform to the Uniform Standards of Professional Appraisal Practice (“USPAP”). An appraisal prepared by a state-licensed or state-certified appraiser is required on all new loans secured by real estate in excess of $250,000. Loans secured by real estate in an amount of $250,000 or less, or that qualify for an exemption under FIRREA, must have a summary appraisal report or in-house evaluation, depending on the facts and circumstances. Factors including the assumptions and techniques utilized by the appraiser, which could result in a downward adjustment to the collateral value estimates indicated in the appraisal, are considered by the Company.

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

The general component of the ALL is the loss estimated by applying historical loss percentages to non-classified loans which have been divided into segments. These segments include gaming; residential and land development; real estate, construction; real estate, mortgage; commercial and industrial and all other. The loss percentages are based on each segment’s historical five year average loss experience which may be adjusted by qualitative factors such as changes in the general economy, or economy or real estate market in a particular geographic area or industry.

Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line method based on the estimated useful lives of the related assets.

Other Real Estate

Other real estate (“ORE”) includes real estate acquired through foreclosure. Each other real estate property is carried at fair value, less estimated costs to sell. Fair value is principally based on appraisals performed by third-party valuation specialists. Any excess of the carrying value of the related loan over the fair value of the real estate at the date of foreclosure is charged against the allowance for loan losses. Any expense incurred in connection with holding such real estate or resulting from any writedowns in value subsequent to foreclosure is included in noninterest expense. When the other real estate property is sold, a gain or loss is recognized on the sale for the difference, if any, between the sales proceeds and the carrying amount of the property. If the fair value of the ORE, less estimated costs to sell at the time of foreclosure, decreases during the holding period, the ORE is written down with a charge to noninterest expense. All ORE properties are being actively marketed for sale and Management is continuously monitoring these properties in order to minimize any losses.

Trust Department Income and Fees

Corporate trust fees are accounted for on an accrual basis and personal trust fees are recorded when received.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. The Company currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

Post-Retirement Benefit Plan

The Company accounts for its post-retirement benefit plan under Accounting Standards Codification (“Codification” or “ASC”) Topic 715, Retirement Benefits, (“ASC 715”). The under or over funded status of the Company’s post-retirement benefit plan is recognized as a liability or asset in the statement of condition. Changes in the plan’s funded status are reflected in other comprehensive income. Net actuarial gains and losses and adjustments to prior service costs that are not recorded as components of the net periodic benefit cost are charged to other comprehensive income.

Leases

All leases are accounted for as operating leases in accordance with the terms of the leases.

Earnings Per Share

Basic and diluted earnings per share are computed on the basis of the weighted average number of common shares outstanding, 5,136,918, 5,151,661 and 5,170,430 in 2011, 2010 and 2009, respectively.

Accumulated Other Comprehensive Income

At December 31, 2011, 2010 and 2009, accumulated other comprehensive income (loss) consisted of net unrealized gains (losses) on available for sale securities and over (under) funded liabilities related to the Company’s post-retirement benefit plan.

Statements of Cash Flows

The Company has defined cash and cash equivalents to include cash and due from banks and federal funds sold. The Company paid $3,222,385, $4,621,778 and $7,576,159 in 2011, 2010 and 2009, respectively, for interest on deposits and borrowings. Income tax payments totaled $755,000, $2,232,000 and $520,000 in 2011, 2010 and 2009, respectively. Loans transferred to other real estate amounted to $3,221,510, $5,715,037 and $4,082,874 in 2011, 2010 and 2009, respectively. Unrealized gains (losses) on available for sale securities of $7,395,018, $(3,767,077) and $(4,344,642), net of taxes of $2,514,306, $(1,280,806) and $(1,477,178), were included in accumulated other comprehensive income (loss) at December 31, 2011, 2010 and 2009, respectively. Gains (losses) from the unfunded post-retirement benefit obligation of $4,818,890, $(292,849) and $234,542, net of taxes of $1,638,422, $(99,568) and $92,434, were included in accumulated other comprehensive income (loss) at December 31, 2011, 2010 and 2009, respectively.

Fair Value Measurement

The Company reports certain assets and liabilities at their estimated fair value. These assets and liabilities are classified and disclosed in one of three categories based on the inputs used to develop the measurements. The categories, establish a hierarchy for ranking the quality and reliability of the information used to determine fair value.

Reclassifications

Certain reclassifications have been made to the prior year statements to conform to current year presentation. The reclassifications had no effect on prior year net income.

N O T E    B  -  S E C U R I T I E S :

The amortized cost and fair value of securities at December 31, 2011, 2010, and 2009, respectively, are as follows (in thousands):

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
Available for sale securities:
Debt securities:
U.S. Treasuries	$53,995	$33		$(18)	$54,010
U.S. Government agencies	176,986	2,220		(26)	179,180
Morgage-backed securities	4,727	274			5,001
States and political subdivisions	37,914	2,163			40,077

Total debt securities	273,622	4,690		(44)	278,268
Equity securities	650				650

Total available for sale securities	$274,272	$4,690		$(44)	$278,918

Held to maturity securities:
States and political subdivisions	$1,429	$63	$		$1,492

Total held to maturity securities	$1,429	$63	$		$1,492

December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
Available for sale securities:
Debt securities:
U.S. Treasuries	$26,957	$52		$(500)	$26,509
U.S. Government agencies	221,639	1,056		(4,099)	218,596
States and political subdivisions	40,579	1,114		(370)	41,323

Total debt securities	289,175	2,222		(4,969)	286,428
Equity securities	650				650

Total available for sale securities	$289,825	$2,222		$(4,969)	$287,078

Held to maturity securities:
States and political subdivisions	$1,915	$95	$		$2,010

Total held to maturity securities	$1,915	$95	$		$2,010

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
Available for sale securities:
Debt securities:
U.S. Treasuries	$23,987	$753	$		$24,740
U.S. Government agencies	216,473	695		(2,590)	214,578
Mortgage-backed securities	30,035	1,278		(51)	31,262
States and political subdivisions	39,291	1,179		(266)	40,204

Total debt securities	309,786	3,905		(2,907)	310,784
Equity securities	650				650

Total available for sale securities	$310,436	$3,905		$(2,907)	$311,434

Held to maturity securities:
States and political subdivisions	$3,202	$139	$		$3,341

Total held to maturity securities	$3,202	$139	$		$3,341

The amortized cost and fair value of debt securities at December 31, 2011, (in thousands) by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Available for sale securities:
Due in one year or less	$41,744	$41,762
Due after one year through five years	106,341	106,966
Due after five years through ten years	92,317	95,108
Due after ten years	28,493	29,431
Mortgage-backed securities	4,727	5,001

Totals	$273,622	$278,268

Held to maturity securities:
Due after one year through five years	$1,199	$1,262
Due after five years through ten years	230	230

Totals	$1,429	$1,492

Information pertaining to securities with gross unrealized losses at December 31, 2011, 2010 and 2009, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less than twelve months		Over twelve months			Total

December 31, 2011	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. Treasuries	$ 16,976	$ 18	$	$	$ 16,976	$ 18
U.S. Government agencies	15,075	26			15,075	26

Total	$ 32,051	$ 44	$	$	$ 32,051	$ 44

	Less than twelve months		Over twelve months			Total

December 31, 2010	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. Treasuries	$ 15,458	$ 500	$	$	$ 15,458	$ 500
U.S. Government agencies	138,076	4,099			138,076	4,099
States and political subdivisions	5,295	173	2,029	197	7,324	370

Total	$ 158,829	$ 4,772	$ 2,029	$ 197	$ 160,858	$ 4,969

	Less than twelve months		Over twelve months			Total

December 31, 2009	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. Government agencies	$ 138,914	$ 2,590	$	$	$ 138,914	$ 2,590
States and political subdivisions	9,501	148	2,521	118	12,022	266
Mortgage-backed securities	4,856	51			4,856	51

Total	$ 153,271	$ 2,789	$ 2,521	$ 118	$ 155,792	$ 2,907

At December 31, 2011, 3 of 12 securities issued by the U.S. Treasury and 3 of the 38 securities issued by U.S. Government agencies contained unrealized losses.

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

Proceeds from sales of available for sale debt securities were $60,714,150, $33,993,865 and $89,175,320 during 2011, 2010 and 2009, respectively. Available for sale debt securities were sold and called in 2011, 2010 and 2009 for realized gains of $1,126,055, $1,690,670 and $869,123, respectively. During 2009, the Company recorded a loss of $149,517 from the other-than-temporary impairment of an equity investment.

Securities with a fair value of $278,540,119, $283,462,810 and $297,410,477 at December 31, 2011, 2010 and 2009, respectively were pledged to secure public deposits, federal funds purchases and other balances required by law.

The value of the Company’s investment in FHLB common stock is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the FHLB of Dallas has reported profits, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on its stock and make redemptions at par value. With consideration given to these factors, Management concluded that the stock was not impaired at December 31, 2011.

N O T E   C  -  L O A N S :

The composition of the loan portfolio was as follows (in thousands):

	$000,000	$000,000	$000,000
December 31,	2011	2010	2009

Gaming	$57,219	$44,343	$69,938
Residential and land development	29,026	30,064	35,329
Real estate, construction	61,042	60,983	59,132
Real estate, mortgage	238,411	222,577	241,601
Commercial and industrial	33,950	36,464	40,114
Other	12,759	15,468	18,862

Totals	$432,407	$409,899	$464,976

In the ordinary course of business, the Company’s bank subsidiary extends loans to certain officers and directors and their personal business interests at, in the opinion of Management, the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of similar credit risk with persons not related to the Company or its subsidiaries. These loans do not involve more than normal risk of collectability and do not include other unfavorable features.

An analysis of the activity with respect to such loans to related parties is as follows (in thousands):

	$000,000	$000,000	$000,000
Years Ended December 31,	2011	2010	2009

Balance, January 1	$5,836	$5,815	$6,807
January 1 balance, loans of officers and directors appointed during the year	123
New loans and advances	2,427	2,365	978
Repayments	(2,428)	(2,344)	(1,970)

Balance, December 31	$5,958	$5,836	$5,815

As part of its evaluation of the quality of the loan portfolio, Management monitors the Company’s credit concentrations on a monthly basis. Total outstanding concentrations were as follows (in thousands):

	$000,000	$000,000	$000,000
December 31,	2011	2010	2009

Gaming	$57,219	$44,343	$69,938
Hotel/motel	46,956	47,908	47,714
Out of area	26,171	42,790	46,697

The age analysis of the loan portfolio, segregated by class of loans, as of December 31, 2011, 2010 and 2009, respectively, was as follows (in thousands):

											Loans Past Due
	Number of Days Past Due										Greater Than 90 Days and Still

	30-59		60-89		Greater Than 90		Total Past Due		Current	Total Loans	Accruing

December 31, 2011:
Gaming	$		$		$		$		$57,219	$57,219	$
Residential and land development						24,161		24,161	4,865	29,026
Real estate, construction		2,084		1,395		6,364		9,843	51,199	61,042		376
Real estate, mortgage		13,569		2,341		12,963		28,873	209,538	238,411		1,314
Commercial and industrial		1,536		166		388		2,090	31,860	33,950		142
Other		184		23		131		338	12,421	12,759

Total		$17,373		$3,925		$44,007		$65,305	$367,102	$432,407		$1,832

December 31, 2010:
Gaming	$		$			$2,808		$2,808	$41,535	$44,343	$
Residential and land development		2,282				2,317		4,599	25,465	30,064
Real estate, construction		8,042		4,433		10,431		22,906	38,077	60,983		1,991
Real estate, mortgage		18,480		4,640		5,140		28,260	194,317	222,577		955
Commercial and industrial		1,558		98		41		1,697	34,767	36,464		14
Other		274		34		1		309	15,159	15,468		1

Total		$30,636		$9,205		$20,738		$60,579	$349,320	$409,899		$2,961

December 31, 2009:
Gaming	$		$		$		$		$69,938	$69,938	$
Residential and land development		17,171				5,986		23,157	12,172	35,329
Real estate, construction		2,004		102		130		2,236	56,896	59,132
Real estate, mortgage		15,090		2,611		9,325		27,026	214,575	241,601		3,560
Commercial and industrial		231		27		610		868	39,246	40,114		610
Other		184		55		48		287	18,575	18,862		48

Total		$34,680		$2,795		$16,099		$53,574	$411,402	$464,976		$4,218

The Company monitors the credit quality of its loan portfolio through the use of a loan grading system. A score of 1 – 5 is assigned to the loan based on factors including repayment ability, trends in net worth and/or financial condition of the borrower and guarantors, employment stability, management ability, loan to value fluctuations, the type and structure of the loan, conformity of the loan to bank policy and payment performance. Based on the total score, a loan grade of A – F is applied. A grade of A will generally be applied to loans for customers that are well known to the Company and that have excellent sources of repayment. A grade of B will generally be applied to loans for customers that have excellent sources of repayment which have no identifiable risk of collection. A grade of C will generally be applied to loans for customers that have adequate sources of repayment which have little identifiable risk of collection. Loans with a grade of C may be placed on the watch list if weaknesses are not resolved which could result in potential loss or for other circumstances that require monitoring. A grade of D will generally be applied to loans for customers that are inadequately protected by current sound net worth, paying capacity of the borrower, or pledged collateral. Loans with a grade of D have unsatisfactory characteristics such as cash flow deficiencies, bankruptcy filing by the borrower or dependence on the sale of collateral for the primary source of repayment, causing more than acceptable levels of risk. Loans 60 to 89 days past due receive a grade of D. A grade of E will generally be applied to loans for customers with weaknesses inherent in the D classification and in which collection or liquidation in full is questionable. All loans 90 days or more past due are rated E. A grade of F is applied to loans which are considered uncollectible and of such little value that their continuance in an active bank is not warranted. Loans with this grade are charged off, even though partial or full recovery may be possible in the future. All loans 180 days or more past due are rated F and charged off unless the Bank is in the process of collection.

An analysis of the loan portfolio by loan grade, segregated by class of loans, as of December 31, 2011, 2010 and 2009, respectively, is as follows (in thousands):

	0000		0000	0000	0000		0000	0000
	Loans With A Grade Of:

December 31, 2011:	A or B	C		D	E	F		Total

Gaming	$41,817	$		$	$15,402	$		$57,219
Residential and land development	4,865			51	24,110			29,026
Real estate, construction	50,798		357	3,695	6,192			61,042
Real estate, mortgage	197,509		2,862	25,870	12,170			238,411
Commercial and industrial	23,972		6,551	3,077	350			33,950
Other	12,268		40	384	67			12,759

Total	$331,229		$9,810	$33,077	$58,291	$		$432,407

	Loans With A Grade Of:

December 31, 2010:	A or B	C		D	E	F		Total

Gaming	$27,397	$		$6,413	$10,533	$		$44,343
Residential and land development	25,666		864	3,102	432			30,064
Real estate, construction	52,417		315	7,716	535			60,983
Real estate, mortgage	184,963		8,248	25,669	3,697			222,577
Commercial and industrial	33,703		289	2,323	149			36,464
Other	15,232		40	196				15,468

Total	$339,378		$9,756	$45,419	$15,346	$		$409,899

	Loans With A Grade Of:

December 31, 2009:	A or B	C		D	E	F		Total

Gaming	$53,797	$		$6,298	$9,843	$		$69,938
Residential and land development	27,622			1,721	5,986			35,329
Real estate, construction	53,875		732	3,515	1,010			59,132
Real estate, mortgage	196,408		12,693	26,243	6,257			241,601
Commercial and industrial	36,804		414	2,896				40,114
Other	18,575		56	174	26		31	18,862

Total	$387,081		$13,895	$40,847	$23,122		$31	$464,976

Total loans on nonaccrual as of December 31, 2011, 2010 and 2009, respectively, was as follows (in thousands):

	000000000000	000000000000	000000000000
December 31,	2011	2010	2009

Gaming	$15,402	$10,222	$9,843
Residential and land development	24,110	632	5,386
Real estate, construction	6,042	387	1,010
Real estate, mortgage	11,662	3,268	5,764
Commercial and Industrial	246	27
Other	131	1	2

Total	$57,593	$14,537	$22,005

During 2011 and 2010, the Company modified certain loans by granting interest rate concessions to these customers. These loans are classified as troubled debt restructurings. These loans are all in compliance with their modified terms and are currently accruing. Troubled debt restructurings as of December 31, 2011 and 2010 were as follows (in thousands except for number of contracts):

	Numbers of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Related Allowance

December 31, 2011:
Real estate, construction	3	$1,075	$1,075	$112
Real estate, mortgage	5	9,916	9,916	809
Commercial and industrial	1	706	706

Total	9	$11,697	$11,697	$921

December 31, 2010:
Real estate, construction	1	$186	$186	$116
Real estate, mortgage	1	516	516	110

Total	2	$702	$702	$226

Impaired loans, segregated by class of loans, as of December 31, 2011, 2010 and 2009, respectively, were as follows (in thousands):

	000000000000000000	000000000000000000	000000000000000000	000000000000000000
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Investment

December 31, 2011:
With no related allowance recorded:
Gaming	$15,402	$15,402	$	$12,488
Residential and land development	24,941	21,746		7,382
Real estate, construction	4,743	4,711		297
Real estate, mortgage	9,965	9,957		1,111
Commercial and industrial	864	864		413
Other	5	5

	55,920	52,685		21,691
With an allowance recorded:
Residential and land development	2,364	2,364	900
Real estate, construction	2,406	2,406	720	185
Real estate, mortgage	12,552	11,621	1,314	5,971
Commercial and industrial	88	88	77
Other	126	126	17	31

	17,536	16,605	3,028	6,187
Total by class of loans:
Gaming	15,402	15,402		12,488
Residential and land development	27,305	24,110	900	7,382
Real estate, construction	7,149	7,117	720	482
Real estate, mortgage	22,517	21,578	1,314	7,082
Commercial and industrial	952	952	77	413
Other	131	131	17	31

Total	$73,456	$69,290	$ 3,028	$27,878

December 31, 2010:
With no related allowance recorded:
Real estate, mortgage	$1,891	$1,843	$	$1,116

	1,891	1,843		1,116
With an allowance recorded:
Gaming	10,533	10,222	107	9,363
Residential and land development	4,313	632	8	2,693

Real estate, construction	573	573	179	199

Real estate, mortgage	2,871	1,941	649	1,251
Commercial and industrial	27	27	1	8
Other	1	1	1	1

	18,318	13,396	945	13,515
Total by class of loans:
Gaming	10,533	10,222	107	9,363
Residential and land development	4,313	632	8	2,693
Real estate, construction	573	573	179	199
Real estate, mortgage	4,762	3,784	649	2,367
Commercial and industrial	27	27	1	8
Other	1	1	1	1

Total	$20,209	$15,239	$945	$14,631

December 31, 2009:
With an allowance recorded:
Gaming	$9,843	$9,843	$98	$9,512
Residential and land development	11,085	5,386	844	8,976
Real estate, construction	1,010	1,010	10	1,010
Real estate, mortgage	6,262	5,764	942	6,052
Other	2	2	1	2

Total	$28,202	$22,005	$ 1,895	$25,552

No material interest income was recognized on impaired loans for the years ended December 31, 2011, 2010 and 2009, respectively.

Transactions in the allowance for loan losses for the years ended December 31, 2011, 2010 and 2009, respectively, and the balances of loans individually and collectively evaluated for impairment at December 31, 2011, 2010 and 2009, respectively, were as follows (in thousands):

	Gaming		Residential and Land Development		Real Estate, Construction	Real Estate, Mortgage	Commercial and Industrial	Other	Total

December 31, 2011:
Allowance for Loan Losses:
Beginning Balance		$465		$1,070	$1,020	$3,413	$480	$202	$6,650
Charge-offs					(276)	(1,126)	(95)	(175)	(1,672)
Recoveries		35			32	48	24	84	223
Provision		(43)		11	161	2,465	148	193	2,935

Ending Balance		$457		$1,081	$937	$4,800	$557	$304	$8,136

Allowance for Loan Losses:
Ending balance: individually evaluated for impairment	$			$900	$853	$1,953	$349	$57	$4,112

Ending balance: collectively evaluated for impairment		$457		$181	$84	$2,847	$208	$247	$4,024

Total Loans:
Ending balance: individually evaluated for impairment		$15,677		$24,110	$9,660	$37,988	$9,493	$3,013	$99,941

Ending balance: collectively evaluated for impairment		$41,542		$4,916	$51,382	$200,423	$24,457	$9,746	$332,466

December 31, 2010:
Allowance for Loan Losses:
Beginning Balance		$699		$1,198	$1,019	$3,549	$1,245	$118	$7,828
Charge-offs		(311)		(4,040)	(744)	(2,622)	(348)	(226)	(8,291)
Recoveries					61	84	14	109	268
Provision		77		3,912	684	2,402	(431)	201	6,845

Ending Balance		$465		$1,070	$1,020	$3,413	$480	$202	$6,650

Allowance for Loan Losses:
Ending balance: individually evaluated for impairment	$		$		$301	$1,332	$201	$9	$1,843

Ending balance: collectively evaluated for impairment		$465		$1,070	$719	$2,081	$279	$193	$4,807

Total Loans:
Ending balance: individually evaluated for impairment		$10,222		$632	$1,140	$7,337	$404	$12	$19,747

Ending balance: collectively evaluated for impairment		$34,121		$29,432	$59,843	$215,240	$36,060	$15,456	$390,152

December 31, 2009:
Allowance for Loan Losses:
Beginning Balance		$711		$2,763	$2,438	$3,385	$1,479	$338	$11,114
Charge-offs				(6,578)	(417)	(1,576)	(104)	(405)	(9,080)
Recoveries						77	85	407	569
Provision		(12)		5,013	(1,002)	1,663	(215)	(222)	5,225

Ending Balance		$699		$1,198	$1,019	$3,549	$1,245	$118	$7,828

Allowance for Loan Losses:
Ending balance: individually evaluated for impairment	$			$809	$500	$1,919	$1,015	$28	$4,271

Ending balance: collectively evaluated for impairment		$699		$389	$519	$1,630	$230	$90	$3,557

Total Loans:
Ending balance: individually evaluated for impairment		$9,843		$5,386	$3,338	$10,732	$1,128	$55	$30,482

Ending balance: collectively evaluated for impairment		$60,095		$29,943	$55,794	$230,869	$38,986	$18,807	$434,494

N O T E  D - B A N K   P R E M I S E S   A N D   E Q U I P M E N T :

Bank premises and equipment are shown as follows (in thousands):

	000000000000	000000000000	000000000000	000000000000

December 31,	Estimated Useful Lives	2011	2010	2009
Land		$5,985	$5,985	$5,986
Buildings	5 –40 years	30,494	30,359	30,233
Furniture, fixtures and equipment	3 –10 years	14,377	14,037	15,378

Totals, at cost		50,856	50,381	51,597
Less: Accumulated depreciation		22,821	20,625	20,178

Totals		$28,035	$29,756	$31,419

N O T E   E - O T H E R   R E A L   E S T A T E :

The Company’s other real estate consisted of the following as of December 31, 2011, 2010 and 2009, respectively (in thousands):

December 31,		2011			2010			2009

	Number of			Number of			Number of
	Properties		Balance	Properties		Balance	Properties		Balance

Construction, land development and other land	8		$1,544	11		$1,744	8		$694
1-4 family residential properties	8		821	9		778	8		827
Non farm non residential	16		3,788	4		3,222

Total	32		$6,153	24		$5,744	16		$1,521

N O T E   F - D E P O S I T S :

At December 31, 2011, the scheduled maturities of time deposits (in thousands) are as follows:

2012	$147,282
2013	11,153
2014	3,012
2015	1,915
2016	2,177

Total	$165,539

Time deposits of $100,000 or more at December 31, 2011 included brokered deposits of $24,262,000, of which $22,696,000 matures in 2012 and the remaining balance matures in 2013.

Deposits held for related parties amounted to $7,499,805, $9,448,582 and $9,889,556 at December 31, 2011, 2010 and 2009, respectively.

Overdrafts totaling $679,220, $3,027,718 and $740,320 were reclassified as loans at December 31, 2011, 2010 and 2009, respectively.

N O T E   G - F E D E R A L   F U N D S   P U R C H A S E D   A N D   S E C U R I T I E S   S O L D   U N D E R   A G R E E M E N T S   T O   R E P U R C H A S E :

At December 31, 2011, the Company had facilities in place to purchase federal funds up to $72,900,000 under established credit arrangements. At December 31, 2011, 2010 and 2009, federal funds purchased and securities sold under agreements to repurchase included funds invested by customers in a non-deposit product of the bank subsidiary of $157,600,967, $124,802,000 and $167,280,777, respectively. These accounts are non-insured, non-deposit accounts which allow customers to earn interest on their account with no restrictions as to the number of transactions. They are set up as sweep accounts with no check-writing capabilities and require the customer to have at least one operating deposit account.

N O T E   H - B O R R O W I N G S :

At December 31, 2011, the Company was able to borrow up to $37,399,199 from the Federal Reserve Bank Discount Window Primary Credit Program. The borrowing limit is based on the amount of collateral pledged, with certain loans from the Bank’s portfolio serving as collateral. Borrowings bear interest at 25 basis points over the current fed funds rate and have a maturity of one day. There was no outstanding balance at December 31, 2011.

At December 31, 2011, the Company had $53,323,568 outstanding in advances under a $118,212,202 line of credit with the Federal Home Loan Bank of Dallas (“FHLB”). One advance in the amount of $19,000,000 bears interest at a fixed rate of .12%. One advance in the amount of $10,000,000 bears interest at a fixed rate of .14%. Two advances totaling $20,000,000 bear interest at .12%. One advance in the amount of $1,200,000 bears interest at a fixed rate of .20%. All of these advances mature in 2012. The remaining balance consists of smaller advances bearing interest from 3.04% to 7.00% with maturity dates from 2015 – 2042. The advances are collateralized by a blanket floating lien on the Company’s residential first mortgage loans which totaled $58,903,986 at December 31,2011.

N O T E   I - N O T E S    P A Y A B L E :

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

N O T E   J   -   I N C O M E   T A X E S :

Deferred taxes (or deferred charges) as of December 31, 2011, 2010 and 2009, included in other assets or other liabilities, were as follows (in thousands):

	$00000000,	$00000000,	$00000000,

December 31,	2011	2010	2009
Deferred tax assets:
Allowance for loan losses	$2,777	$2,261	$2,661
Employee benefit plans’ liabilities	3,846	3,368	3,005
Unrealized loss on available for sale securities charged from equity		934
Earned retiree health benefits plan liability	1,673	1,454	1,225
Unearned retiree health benefits plan liability		364	299
Other	781	423	540

Deferred tax assets	9,077	8,804	7,730

Deferred tax liabilities:
Unrealized gain on available for sale securities, charged to equity	1,580		339
Unearned retiree health benefit plan asset	1,086
Bank premises and equipment	5,720	6,071	6,547
Other	343	370	489

Deferred tax liabilities	8,729	6,441	7,375

Net deferred taxes	$348	$2,363	$355

Income taxes consist of the following components (in thousands):

	$000000000	$000000000	$000000000
Years Ended December 31,	2011	2010	2009
Current	$721	$(119)	$(208)
Deferred	(1,925)	(604)	1,162

Totals	$(1,204)	$(723)	$954

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 34.0% for 2011, 2010 and 2009 to earnings before income taxes. The reason for these differences is shown below (in thousands):

	$00000000000	$00000000000	$00000000000	$00000000000	$00000000000	$00000000000
Years Ended December 31,	2011 Amount	%	2010 Amount	%	2009 Amount	%
Taxes computed at statutory rate	$(1)	34.0	$259	34.0	$1,419	34.0
Increase (decrease) resulting from:
Tax-exempt interest income	(557)		(428)	(56.2)	(385)	(9.2)
Increase in cash surrender value	(170)		(181)	(23.8)	(183)	(4.4)
Federal tax credits	(366)		(366)	(48.1)	(129)	(3.1)
Deferred expense adjustment					228	5.5
Death benefits on life insurance	(159)
Other	49		(7)	(0.9)	4	0.1

Total income tax expense (benefit)	$(1,204)		$(723)	(95.0)	$954	22.9

The Company has reviewed its income tax positions and specifically considered the recognition and measurement requirements of the benefits recorded in its financial statements for tax positions taken or expected to be taken in its tax returns. Based on its evaluation of these tax positions for its open tax years, the Company believes that it is more likely than not we will realize the net deferred tax asset and it has not recorded any tax liability for uncertain tax positions as of December 31, 2011, 2010 and 2009.

N O T E   K - S H A R E H O L D E R S ’   E Q U I T Y :

Shareholders’ equity of the Company includes the undistributed earnings of the bank subsidiary. Dividends to the Company’s shareholders can generally be paid only from dividends paid to the Company by its bank subsidiary. Consequently, dividends are dependent upon the earnings, capital needs, regulatory policies and statutory limitations affecting the bank subsidiary. Dividends paid by the bank subsidiary are subject to the approval of the Commissioner of Banking and Consumer Finance of the State of Mississippi and the Federal Deposit Insurance Corporation. At December 31, 2011, approximately $24,162,449 of undistributed earnings of the bank subsidiary included in consolidated surplus and retained earnings was available for future distribution to the Company as dividends. Dividends paid by the Company are subject to the approval of the Federal Reserve Bank (“FRB”).

On September 24, 2008, the Board approved the repurchase of up to 2.50% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, which was completed during 2009, 132,588 shares were repurchased and retired. On February 25, 2009, the Board approved the repurchase of up to 3% of the outstanding shares of the Company’s common stock. As a result of this repurchase plan, 34,024 shares were repurchased and retired as of December 31, 2011.

On December 28, 2011, the Company’s Board of Directors approved a semi-annual dividend of $.10 per share. This dividend has a record date of January 10, 2012 and a distribution date of January 17, 2012.

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

As of December 31, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank subsidiary must have a Total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a Leverage capital ratio of 5.00% or greater. There are no conditions or events since that notification that Management believes have changed the bank subsidiary’s category.

The Company’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2011, 2010 and 2009, are as follows (in thousands):

		Actual		For Capital Adequacy Purposes
	Amount		Ratio	Amount	Ratio
December 31, 2011:
Total Capital (to Risk Weighted Assets)	$110,762		20.86%	$42,475	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,116		19.61%	21,238	4.00%
Tier 1 Capital (to Average Assets)	104,116		12.84%	32,436	4.00%

December 31, 2010:
Total Capital (to Risk Weighted Assets)	$110,435		22.26%	$39,691	8.00%
Tier 1 Capital (to Risk Weighted Assets)	104,233		21.01%	19,846	4.00%
Tier 1 Capital (to Average Assets)	104,233		12.40%	33,616	4.00%

December 31, 2009:
Total Capital (to Risk Weighted Assets)	$111,060		19.08%	$46,559	8.00%
Tier 1 Capital (to Risk Weighted Assets)	103,785		17.83%	23,280	4.00%
Tier 1 Capital (to Average Assets)	103,785		11.47%	36,194	4.00%

The bank subsidiary’s actual capital amounts and ratios and required minimum capital amounts and ratios for 2011, 2010 and 2009, are as follows (in thousands):

	000000000000	000000000000	000000000000	000000000000	000000000000	000000000000
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2011:
Total Capital (to Risk Weighted Assets)	$ 108,149	20.40%	$42,413	8.00%	$53,014	10.00%
Tier 1 Capital (to Risk Weighted Assets)	101,503	19.15%	21,207	4.00%	31,809	6.00%
Tier 1 Capital (to Average Assets)	101,503	12.56%	32,332	4.00%	40,407	5.00%

December 31, 2010:
Total Capital (to Risk Weighted Assets)	$ 105,255	21.41%	$39,320	8.00%	$49,162	10.00%
Tier 1 Capital (to Risk Weighted Assets)	99,111	20.16%	19,660	4.00%	29,497	6.00%
Tier 1 Capital (to Average Assets)	99,111	11.86%	33,431	4.00%	41,784	5.00%

December 31, 2009:
Total Capital (to Risk Weighted Assets)	$ 105,728	18.31%	$46,184	8.00%	$57,743	10.00%
Tier 1 Capital (to Risk Weighted Assets)	98,512	17.06%	23,092	4.00%	34,646	6.00%
Tier 1 Capital (to Average Assets)	98,512	10.94%	36,006	4.00%	45,024	5.00%

N O T E     L  –  O T H E R     I N C O M E     A N D     E X P E N S E S :

Other income consisted of the following (in thousands):

	$00000	$00000	$00000
Years Ended December 31,	2011	2010	2009
Other service charges, commissions and fees	$78	$84	$83
Rentals	392	400	484
Other	45	61	153

Totals	$515	$545	$720

Other expenses consisted of the following (in thousands):

Years Ended December 31,	2011	2010	2009
Advertising	$506	$580	$583
Data processing	858	567	380
FDIC and state banking assessments	1,688	1,510	1,429
Legal and accounting	600	839	518
Other real estate	1,350	411	161
ATM expense	1,973	2,024	2,038
Trust expense	331	298	326
Other	1,709	1,738	1,683

Totals	$9,015	$7,967	$7,118

N O T E     M  –  F I N A N C I A L    I N S T R U M E N T S    W I T H    O F F – B A L A N C E – S H E E T     R I S K :

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

At December 31, 2011, 2010 and 2009, the Company had outstanding irrevocable letters of credit aggregating $3,094,258, $4,564,004 and $6,037,976, respectively. At December 31, 2011, 2010 and 2009, the Company had outstanding unused loan commitments aggregating $76,421,050, $110,667,857 and $97,882,869, respectively. Approximately $42,051,000, $71,244,000 and $63,298,000 of outstanding commitments were at fixed rates and the remainder were at variable rates at December 31, 2011, 2010 and 2009, respectively.

N O T E     N  –  C O N T I N G E N C I E S :

The bank is involved in various legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters is expected, in the opinion of Management, to have a material adverse effect upon the financial position or results of operations of the Company.

N O T E     O  –  C O N D E N S E D    P A R E N T    C O M P A N Y    O N L Y    F I N A N C I A L    I N F O R M A T I O N :

Peoples Financial Corporation began its operations September 30, 1985, when it acquired all the outstanding stock of The Peoples Bank, Biloxi, Mississippi. A condensed summary of its financial information is shown below.

C O N D E N S E D     B A L A N C E     S H E E T S     ( I N     T H O U S A N D S ) :

	$,0000000	$,0000000	$,0000000
December 31,	2011	2010	2009
Assets
Investments in subsidiaries, at underlying equity:
Bank subsidiary	$104,731	$96,386	$98,467
Nonbank subsidiary	1	1	1
Cash in bank subsidiary	808	957	1,103
Other assets	4,588	4,637	4,694

Total assets	$110,128	$101,981	$104,265

Liabilities and Shareholders’ Equity
Other liabilities	$676	$624	$677

Total liabilities	676	624	677
Shareholders’ equity	109,452	101,357	103,588

Total liabilities and shareholders’ equity	$110,128	$101,981	$104,265

C O N D E N S E D     S T A T E M E N T S    O F    I N C O M E    ( I N    T H O U S A N D S ) :

	$,0000000	$,0000000	$,0000000
Years Ended December 31,	2011	2010	2009
Income
Earnings of bank subsidiary:
Distributed earnings	$898	$1,000	$5,800
Undistributed earnings	285	599	(2,511)
Other income	110	(96)	7

Total income	1,293	1,503	3,296

Expenses
Other	95	71	71

Total expenses	95	71	71

Income before income taxes	1,198	1,432	3,225
Income tax (benefit)	(5)	(53)	5

Net income	$1,203	$1,485	$3,220

C O N D E N S E D    S T A T E M E N T S    O F    C A S H    F L O W S    ( I N    T H O U S A N D S ) :

	$,00000000	$,00000000	$,00000000	$,00000000	$,00000000
Years Ended December 31,	2011		2010		2009
Cash flows from operating activities:
Net income	$1,203		$1,485		$3,220
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on other investments	(97)		110		(147)
Impairment loss on equity investments					150
Undistributed income of consolidated subsidiaries	(285)		(599)		2,510
Change in assets and liabilities:
Other assets	54		(53)		5

Net cash provided by operating activities	875		943		5,738

Cash flows from investing activities:
Investment in equity securities					(150)
Redemption of equity securities	93

Net cash provided (used in) by investing activities	93				(150)

Advances on line of credit					1,500
Principal payments on line of credit					(1,500)
Retirement of stock	(193)		(7)		(2,367)
Dividends paid	(924)		(1,082)		(2,614)

Net cash used in financing activities	$(1,117)		$(1,089)		$(4,981)

Net increase (decrease) in cash	(149)		(146)		607
Cash, beginning of year	957		1,103		496

Cash, end of year	$808		$957		$1,103

Peoples Financial Corporation paid income taxes of $755,000, $2,232,000 and $520,000 in 2011, 2010 and 2009, respectively. No interest was paid during the three years ended December 31, 2011.

N O T E     P  –  E M P L O Y E E    B E N E F I T    P L A N S :

The Company sponsors the Peoples Financial Corporation Employee Stock Ownership Plan (“ESOP”). Employees who are in a position requiring at least 1,000 hours of service during a plan year and who are 21 years of age are eligible to participate in the ESOP. The Plan included 401(k) provisions and the former Gulf National Bank Profit Sharing Plan. Effective January 1, 2001, the ESOP was amended to separate the 401(k) funds into the Peoples Financial Corporation 401(k) Profit Sharing Plan. The separation had no impact on the eligibility or benefits provided to participants of either plan. The 401(k) provides for a matching contribution of 75% of the amounts contributed by the employee (up to 6% of compensation). Contributions are determined by the Board of Directors and may be paid either in cash or Peoples Financial Corporation capital stock. Total contributions to the plans charged to operating expense were $270,000, $380,000 and $400,000 in 2011, 2010 and 2009, respectively.

Compensation expense of $8,426,829, $8,548,297 and $9,091,240 was the basis for determining the ESOP contribution allocation to participants for 2011, 2010 and 2009, respectively. The ESOP held 429,158, 441,316 and 445,884 allocated shares at December 31, 2011, 2010 and 2009, respectively.

The Company established an Executive Supplemental Income Plan and a Directors’ Deferred Income Plan, which provide for pre-retirement and post-retirement benefits to certain key executives and directors. Benefits under the Executive Supplemental Income Plan are based upon the position and salary of the officer at retirement or death. Normal retirement benefits under the plan are equal to 67% of salary for the president and chief executive officer, 58% of salary for the executive vice president and 50% of salary for all other executive officers and are payable monthly over a period of fifteen years. Under the Directors’ Deferred Income Plan, the directors are given an opportunity to defer receipt of their annual directors’ fees until age sixty-five. For those who choose to participate, benefits are payable monthly for ten years beginning the first day of the month following the director’s normal retirement date. The normal retirement date is the later of the normal retirement age (65) or separation of service. Interest on deferred fees accrues at an annual rate of ten percent, compounded annually. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $14,833,939, $14,667,545 and $14,167,091 at December 31, 2011, 2010 and 2009, respectively. The present value of accumulated benefits under these plans, using an interest rate of 5.25% in 2011 and 6.00% in 2010 and 2009 and the interest ramp-up method in 2011, 2010 and 2009, has been accrued. The accrual amounted to $9,764,957, $8,723,365 and $7,768,888 at December 31, 2011, 2010 and 2009, respectively, and is included in Other Liabilities.

The Company also has additional plans for non-vested post-retirement benefits for certain key executives. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $997,133, $890,086 and $793,434 at December 31, 2011, 2010 and 2009, respectively. The present value of accumulated benefits under these plans using an interest rate of 5.25% in 2011 and 6.00% in 2010 and 2009, and the projected unit cost method has been accrued. The accrual amounted to $1,314,727, $936,566 and $835,249 at December 31, 2011, 2010 and 2009, respectively, and is included in Other Liabilities.

Additionally, there are two endorsement split dollar policies, with the bank subsidiary as owner and beneficiary, which provide a guaranteed death benefit to the participants’ beneficiaries. These contracts are carried at their cash surrender value, which amounted to $255,166, $248,087 and $241,059 at December 31, 2011, 2010 and 2009, respectively. The present value of accumulated benefits under these plans using an interest rate of 6.00% in 2011, 2010 and 2009 and the projected unit cost method has been accrued. The accrual amounted to $78,142, $73,602 and $66,717 at December 31, 2011, 2010 and 2009, respectively, and is included in Other Liabilities.

The Company has additional plans for non-vested post-retirement benefits for directors. The Company has acquired insurance policies, with the bank subsidiary as owner and beneficiary, which it may use as a source to pay potential benefits to the plan participants. These contracts are carried at their cash surrender value, which amounted to $118,787, $139,703 and $127,810 at December 31, 2011, 2010 and 2009, respectively. The present value of accumulated benefits under these plans using an interest rate of 5.25% in 2011 and 6.00% in 2010 and 2009, and the projected unit cost method has been accrued. The accrual amounted to $152,781, $172,199 and $163,173 at December 31, 2011, 2010 and 2009, respectively, and is included in Other Liabilities.

The Company provides post-retirement health insurance to certain of its retired employees. Employees are eligible to participate in the retiree health plan if they retire from active service no earlier than their Social Security normal retirement age, which varies from 65 to 67 based on the year of birth. In addition, the employee must have at least 25 continuous years of service with the Company immediately preceding retirement. However, any active employee who was at least age 65 as of January 1, 1995, does not have to meet the 25 years of service requirement. The accumulated post-retirement benefit obligation at January 1, 1995, was $517,599, which the Company elected to amortize over 20 years. The Company reserves the right to modify, reduce or eliminate these health benefits. The Company has chosen to not offer this post-retirement benefit to individuals entering the employ of the Company after December 31, 2006. In 2011, the Company offered a voluntary early retirement program to employees who, as of December 31, 2011, were between the ages of 55 and 64 and had at least 25 continuous years of service. Eight employees accepted the package, which resulted in special termination benefits for the retiree health plan of $459,064 for 2011. Effective January 1, 2012, the Company amended the retiree health plan. The amendment requires that employees who are eligible and enroll in the bank subsidiary’s group medical and dental health care plans upon their retirement must enroll in Medicare Parts A, B and D upon their retirement from the bank subsidiary. This results in the bank subsidiary’s programs being secondary insurance coverage for retired employees and any dependent(s), if applicable, while Medicare Parts A and B will be their primary coverage, and Medicare Part D will be the sole and exclusive prescription drug benefit plan for retired employees. This amendment reduced the accumulated post-retirement benefit obligation by $3,799,308 as of December 31, 2011.

The following is a summary of the components of the net periodic post-retirement benefit cost:

Years Ended December 31,	2011	2010	2009
Service cost, including amortization of loss	$330,184	$411,915	$396,918
Interest cost	222,440	276,293	245,511
Amortization of net transition obligation	20,600	20,600	20,600
Special termination benefit	459,064

Net periodic post-retirement benefit cost	$1,032,288	$708,808	$663,029

The discount rate used in determining the accumulated post-retirement benefit obligation was 4.50% in 2011, 5.60% in 2010 and 6.05% in 2009. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 8.00% in 2010. The rate was assumed to decrease gradually to 5.00% for 2016 and remain at that level thereafter. If the health care cost trend rate assumptions were increased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2011, would be increased by 13.34%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have increased by 22.51%. If the health care cost trend rate assumptions were decreased 1.00%, the accumulated post-retirement benefit obligation as of December 31, 2011, would be decreased by 10.75%, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended would have decreased by 16.97%.

The following table presents the estimated benefit payments for each of the next five years and in the aggregate for the next five years:

Year
2012	$135,000
2013	142,000
2014	148,000
2015	145,000
2016	121,000
2017 – 2021	349,000

The following is a reconciliation of the accumulated post-retirement benefit obligation, which is included in Other Liabilities:

Accumulated post-retirement benefit obligation as of December 31, 2010	$5,533,058
Service cost	292,942
Interest cost	222,440
Actuarial gain	(961,319)
Special termination benefit	459,064
Plan changes	(3,799,308)
Benefits paid	(75,666)

Accumulated post-retirement benefit obligation as of December 31, 2011	$1,671,211

The following is a summary of the change in plan assets:

	2011	2010	2009
Fair value of plan assets at beginning of year	$	$	$
Actual return on assets
Employer contribution	75,666	67,486		57,257
Benefits paid, net	(75,666)	(67,486)		(57,257)

Fair value of plan assets at end of year	$	$	$

Amounts recognized in the Accumulated Other Comprehensive Income (Loss), net of tax, were: For the year ended December 31,
	2011	2010	2009
Net gain (loss)	$255,873	$(348,127)		$(86,201)
Transition obligation		(54,382)		(67,965)
Prior service charge (cost)	1,851,871	(669,936)		(724,998)

Total accumulated other comprehensive income	$2,107,744	$(1,072,445)		$(879,164)

Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income were:

For the year ended December 31,

2011
Unrecognized actuarial gain	$915,152
Amortization of prior service cost	3,820,919
Amortization of transition obligation	82,397

Total accumulated other comprehensive income	$4,818,468

The estimated net gain and prior service credit for the other postretirement plan that will be recognized in accumulated other comprehensive income during 2012 is $16,006 and $203,619, respectively.

N O T E     Q     -     F A I R    V A L U E     M E A S U R E M E N T S     A N D     D I S C L O S U R E S :

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available for sale securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a non-recurring basis, such as impaired loans and ORE. These non-recurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 –Valuation is based upon quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets recorded at fair value. The Company does not record any liabilities at fair value.

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

Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the remaining maturities. The cash flows considered in computing the fair value of such loans are segmented into categories relating to the nature of the contract and collateral based on contractual principal maturities. Appropriate adjustments are made to reflect probable credit losses. Cash flows have not been adjusted for such factors as prepayment risk or the effect of the maturity of balloon notes. The fair value of floating rate loans is estimated to be its carrying value. At each reporting period, the Company determines which loans are impaired. Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis. An allowance for each impaired loan, which are generally collateral-dependent, is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals performed by third-party valuation specialists. Factors including the assumptions and techniques utilized by the appraiser are considered by Management. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as a non-recurring Level 2 asset. When an appraised value is not available or Management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as a non-recurring Level 3 asset.

Other Real Estate

In the course of lending operations, Management may determine that it is necessary to foreclose on the related collateral. Other real estate acquired through foreclosure is carried at fair value, less estimated costs to sell. The fair value of the collateral is based on appraisals performed by third-party valuation specialists. Factors including the assumptions and techniques utilized by the appraiser are considered by Management. If the current appraisal is more than one year old and/or the loan balance is more than $200,000, a new appraisal is obtained. Otherwise, the Bank’s in-house property evaluator and management will determine the fair value of the collateral, based on comparable sales, market conditions, Management’s plans for disposition and other estimates of fair value obtained from principally independent sources, adjusted for estimated selling costs. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the other real estate as a non-recurring Level 2 asset. When an appraised value is not available or Management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the other real estate as a non-recurring Level 3 asset.

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

The balances of available for sale securities, which are the only assets measured at fair value on a recurring basis, by level within the fair value hierarchy and by investment type, as of December 31, 2011, 2010 and 2009 were as follows (in thousands):

		Fair Value Measurements Using
December 31, 2011	Total	Level 1	Level 2	Level 3
U.S. Treasuries	$54,010	$	$54,010	$
U.S. Government agencies	179,180		179,180
Mortgage-backed securities	5,001		5,001
States and political subdivisions	40,077		40,077
Equity securities	650		650
Total	$278,918	$	$278,918	$

		Fair Value Measurements Using
December 31, 2010	Total	Level 1	Level 2	Level 3
U.S. Treasuries	$26,509	$	$26,509	$
U.S. Government agencies	218,596		218,596
States and political subdivisions	41,323		41,323
Equity securities	650		650

Total	$287,078	$	$287,078	$

		Fair Value Measurements Using
December 31, 2009	Total	Level 1	Level 2	Level 3
U.S. Treasuries	$24,740	$	$24,740	$
U.S. Government agencies	214,578		214,578
Mortgage-backed securities	31,262		31,262
States and political subdivisions	40,204		40,204
Equity securities	650		650

Total	$311,434	$	$311,434	$

Impaired loans, which are measured at fair value on a non-recurring basis, by level within the hierarchy as of December 31, 2011, 2010 and 2009 were as follows (in thousands):

		Fair Value Measurements Using
December 31:	Total	Level 1	Level 2	Level 3
2011	$66,262	$	$	$66,262
2010	14,295			14,295
2009	20,110			20,110

The following table sets forth a summary of changes in the fair value of impaired loans which are measured using level 3 inputs (in thousands):

For the year ended December 31,	2011	2010
Balance, beginning of year	$14,295	$20,110
Additions to impaired loans and troubled debt restructurings	61,165	5,519
Principal payments, charge-offs and transfers to other real estate	(7,115)	(12,286)
Change in allowance for loan losses on impaired loans	(2,083)	952

Balance, end of year	$66,262	$14,295

Other real estate, which is measured at fair value on a non-recurring basis, by level within the hierarchy as of December 31, 2011, 2010 and 2009 were as follows (in thousands):

		Fair Value Measurements Using
December 31:	Total	Level 1	Level 2	Level 3
2011	$6,153	$	$3,360	$2,793
2010	5,744		1,249	4,495
2009	1,521			1,521

The following table presents a summary of changes in the fair value of other real estate which is measured using Level 3 inputs:

For the year ended December 31,	2011	2010
Balance, beginning of year	$4,495	$1,521
Loans transferred to ORE	3,063	4,466
Sales and transfers to Level 2	(4,129)	(1,415)
Writedowns	(636)	(77)

Balance, end of year	$2,793	$4,495

The carrying value and fair values of financial assets and financial liabilities at December 31, 2011, 2010 and 2009 are as follows (in thousands):

		2011			2010			2009
	Carrying Amount		Fair Value	Carrying Amount		Fair Value	Carrying Amount		Fair Value
Financial Assets:
Cash and due from banks	$36,929		$36,929	$24,147		$24,147	$29,155		$29,155
Available for sale securities	278,918		278,918	287,078		287,078	311,434		311,434
Held to maturity securities	1,429		1,492	1,915		2,010	3,202		3,341
Other Investments	3,930		3,930	3,926		3,926	4,036		4,036
Federal Home Loan Bank Stock	2,581		2,581	2,281		2,281	5,016		5,016
Loans, net	424,272		427,881	403,248		407,363	457,148		460,588
Other real estate	6,153		6,153	5,744		5,744	1,521		1,521
Cash surrender value of life insurance	16,196		16,196	15,951		15,951	15,329		15,329
Financial Liabilities:
Deposits:
Non-interest bearing	97,581		97,581	108,278		108,278	96,541		96,541
Interest bearing	370,858		372,019	375,862		376,715	374,160		375,052

Total deposits	468,439		469,600	484,140		484,993	470,701		471,593
Federal funds purchased and securities sold under agreements to repurchase	157,601		157,601	140,102		140,102	174,431		174,431
Borrowings from
Federal Home Loan Bank	53,324		55,014	42,957		43,990	104,270		105,815

To the Board of Directors and Shareholders

Peoples Financial Corporation

Biloxi, Mississippi

We have audited the accompanying consolidated statements of condition of Peoples Financial Corporation and subsidiaries (the “Company”) as of December 31, 2011, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corporation and subsidiaries as of December 31, 2011, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 21, 2012

F I V E - Y E A R     C O M P A R A T I V E     S U M M A R Y     O F     S E L E C T E D     F I N A N C I A L     I N F O R M A T I O N

( I N T H O U S A N D S     E X C E P T     P E R     S H A R E     D A T A ) :

Peoples Financial Corporation and Subsidiaries

	2011	2010	2009	2008	2007
Balance Sheet Summary
Total assets	$804,152	$786,545	$869,007	$896,408	$927,357
Available for sale securities	278,918	287,078	311,434	340,642	386,029
Held to maturity securities	1,428	1,915	3,202	3,394	4,630
Loans, net of unearned discount	432,407	409,899	464,976	467,377	450,992
Deposits	468,439	484,140	470,701	510,476	569,130
Borrowings from FHLB	53,324	42,957	104,270	36,938	7,100
Shareholders’ equity	109,452	101,357	103,588	107,000	106,542

Summary of Operations
Interest income	$25,033	$29,675	$34,289	$43,573	$55,971
Interest expense	3,178	4,601	7,401	14,963	25,452

Net interest income	21,855	25,074	26,888	28,610	30,519
Provision for loan losses	2,935	6,845	5,225	2,347	(1,045)

Net interest income after provision for loan losses	18,920	18,229	21,663	26,263	31,564
Non-interest income	9,860	10,114	10,147	7,268	9,767
Non-interest expense	28,781	27,581	27,636	26,520	25,263

Income (loss) before taxes	(1)	762	4,174	7,011	16,068
Applicable income taxes	(1,204)	(723)	954	1,977	5,042

Net income	$1,203	$1,485	$3,220	$5,034	$11,026

Per Share Data
Basic and diluted earnings per share	$.23	$.29	$.62	$.94	$2.01
Dividends per share	.19	.20	.50	.56	.52
Book value	21.31	19.68	20.11	20.27	19.56
Weighted average number of shares	5,136,918	5,151,661	5,170,430	5,342,470	5,489,861

Selected Ratios
Return on average assets	.15%	.18%	.36%	.55%	1.15%
Return on average equity	1.14%	1.45%	3.06%	4.73%	10.77%
Primary capital to average assets	14.65%	12.96%	12.49%	12.81%	12.13%
Risk-based capital ratios:
Tier 1	19.61%	21.01%	17.83%	18.03%	18.38%
Total	20.86%	22.26%	19.08%	19.28%	19.63%

P E O P L E S     F I N A N C I A L     C O R P O R A T I O N     A N D     S U B S I D I A R I E S

Summary of Quarterly Results of Operations (In Thousands Except per Share Data):

Quarter Ended, 2011	March 31	June 30	September 30	December 31
Interest income	$6,787	$6,553	$6,156	$5,537
Net interest income	5,862	5,687	5,432	4,873
Provision for loan losses	641	546	544	1,204
Income (loss) before income taxes	288	617	430	(1,336)
Net income (loss)	438	810	578	(622)
Basic and diluted earnings per share	.09	.16	.11	(.13)

Quarter Ended, 2010	March 31	June 30	September 30	December 31
Interest income	$8,233	$7,791	$6,864	$6,787
Net interest income	6,993	6,555	5,731	5,795
Provision for loan losses	1,150	1,585	1,045	3,065
Income (loss) before income taxes	1,046	1,968	(33)	(2,219)
Net income (loss)	871	1,446	364	(1,196)
Basic and diluted earnings per share	.17	.28	.07	(.23)

Market Information

The Company’s stock is traded under the symbol PFBX and is quoted in publications under “PplFnMS”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the NASDAQ Stock Market.

Year	Quarter		High	Low	Dividend per share
2011	1	st	$16.99	$13.50	$.09
	2	nd	16.50	12.74
	3	rd	14.10	10.20	.09
	4	th	10.51	9.50

2010	1	st	$23.12	$14.97	$.10
	2	nd	16.47	10.50
	3	rd	14.83	10.63	.11
	4	th	15.62	12.42

Performance Graph

The graph below compares the Company’s annual percentage change in cumulative total shareholder return on common shares over the last five years with the cumulative total return of a broad equity market index of companies, the NASDAQ Market Index, and a peer group consisting of the Morningstar Industry Group, Regional - Southeast Banks (“Morningstar”). This presentation assumes $100 was invested in shares of the relevant issuers on January 1, 2007, and that dividends received were immediately invested in additional shares. The graph plots the value of the initial $100 investment at one year intervals. For purposes of constructing this data, the returns of each component issuer have been weighted according to that issuer’s market capitalization.

ASSUMES $100 INVESTED ON JAN. 01, 2007

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR END DEC. 31, 2011

Corporate Office	Shareholder Information

Mailing Address P. O. Box 529 Biloxi, MS 39533-0529	For complete information concerning the common stock of Peoples Financial Corporation, including dividend reinvestment, or general information about the Company, direct inquiries to transfer agent/investor relations:

Physical Address

152 Lameuse Street	Asset Management & Trust Services Department

Biloxi, MS 39530	The Peoples Bank, Biloxi, Mississippi

(228) 435-8205	P. O. Box 1416, Biloxi, Mississippi 39533-1416

(228) 435-8208, e-mail: investorrelations@thepeoples.com

Website

www.thepeoples.com	Independent Registered Public Accounting Firm

Porter Keadle Moore, LLC

Corporate Stock	Atlanta, Georgia

The common stock of Peoples Financial Corporation is traded on the NASDAQ Capital Market under the symbol: PFBX.	S.E.C. Form 10-K Requests

The current market makers are:	A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

FIG Partners

FTN Midwest Research Secs.

Howe Barnes Hoefer & Arnett	Lauri A. Wood, Chief Financial Officer and Controller Peoples Financial Corporation

Knight Equity Markets, L.P.	P. O. Drawer 529, Biloxi, Mississippi 39533-0529

Morgan Keegan & Company, Inc.	(228) 435-8412, e-mail: lwood@thepeoples.com

Sterne, Agee & Leach, Inc.

Stifel Nicolaus & Co.

The Peoples Bank, Biloxi, Mississippi	Other Branches

Bay St. Louis Office

Biloxi Branches	408 Highway 90 East, Bay St. Louis, Mississippi 39520

Main Office	(228) 897-8710

152 Lameuse Street, Biloxi, Mississippi 39530

(228) 435-5511	Diamondhead Office

5429 West Aloha Drive, Diamondhead, Mississippi 39525
Asset Management and Trust Services Department Personal and Corporate Trust Services	(228) 897-8714
758 Vieux Marche, Biloxi, Mississippi 39530	D’Iberville-St. Martin Office

(228) 435-8208	10491 Lemoyne Boulevard, D’Iberville, Mississippi 39532

(228) 435-8202

Cedar Lake Office

1740 Popps Ferry Road, Biloxi, Mississippi 39532	Gautier Office

(228) 435-8688	2609 Highway 90, Gautier, Mississippi 39553

(228) 497-1766

West Biloxi Office
2560 Pass Road, Biloxi, Mississippi 39531	Long Beach Office

(228) 435-8203	298 Jeff Davis Avenue, Long Beach, Mississippi 39560

(228) 897-8712

Gulfport Branches

Downtown Gulfport Office	Ocean Springs Office

1105 30th Avenue, Gulfport, Mississippi 39501	2015 Bienville Boulevard, Ocean Springs, Mississippi 39564

(228) 897-8715	(228) 435-8204

Handsboro Office	Pass Christian Office

0412 E. Pass Road, Gulfport, Mississippi 39507	301 East Second Street, Pass Christian, Mississippi 39571

(228) 897-8717	(228) 897-8719

Orange Grove Office	Saucier Office

12020 Highway 49 North, Gulfport, Mississippi 39503	17689 Second Street, Saucier, Mississippi 39574

(228) 897-8718	(228) 897-8716

Waveland Office

470 Highway 90, Waveland, Mississippi 39576

(228) 467-7257

Wiggins Office

1312 S. Magnolia Drive, Wiggins, Mississippi 39577

(228) 897-8722

BOARD OF DIRECTORS	BOARD OF DIRECTORS

Peoples Financial Corporation	The Peoples Bank, Biloxi, Mississippi

Chevis C. Swetman, Chairman of the Board	Chevis C. Swetman, Chairman

Dan Magruder, Vice Chairman; President, Rex Distributing Co., Inc.	Tyrone J. Gollott, Vice-Chairman; President, G & W Enterprises, Inc.

Drew Allen, President, Allen Beverages, Inc.	A. Wynn Alexander, President, Desoto Land and Timber and Desoto Treated Materials, Inc.
Rex E. Kelly, Principal, Strategic Communications
Drew Allen, President, Allen Beverages, Inc.
Jeffrey H. O’Keefe, President, Bradford-O’Keefe Funeral Homes, Inc.

A. Wes Fulmer, Executive Vice-President
Liz Corso Joachim, President, Frank P. Corso, Inc.

OFFICERS	Rex E. Kelly, Principal, Strategic Communications
Dan Magruder, President, Rex Distributing Co., Inc.

Peoples Financial Corporation	Jeffrey H. O’Keefe, President, Bradford-O’Keefe Funeral Homes, Inc.

Chevis C. Swetman, President and CEO

A. Wes Fulmer, Executive Vice-President	SENIOR MANAGEMENT

Thomas J. Sliman, First Vice-President	The Peoples Bank, Biloxi, Mississippi

Jeannette E. Romero, Second Vice-President	Chevis C. Swetman, President and CEO

Robert M. Tucei, Vice-President	A. Wes Fulmer, Executive Vice-President

Lauri A. Wood, Chief Financial Officer and Controller	Jeannette E. Romero, Senior Vice-President

Ann F. Guice, Vice-President and Secretary	Thomas J. Sliman, Senior Vice-President

J. Patrick Wild, Vice-President	Robert M. Tucei, Senior Vice-President

Evelyn R. Herrington, Vice-President	Lauri A. Wood, Senior Vice-President and Cashier

Ann F. Guice, Senior Vice-President

J. Patrick Wild, Senior Vice-President

Evelyn R. Herrington, Senior Vice-President